MASTER TRANSACTION AGREEMENT

among

ION Media Networks, Inc.,

NBC Universal, Inc.,

NBC Palm Beach Investment I, Inc.,

NBC Palm Beach Investment II, Inc.,

and

CIG Media LLC

Dated as of May 3, 2007

i

ii

iii

ANNEXES

Annex A	Conditions to the Tender Offer
Annex B	Conditions to the Exchange Offer

SCHEDULES

Schedule 5.04	Contingent Exchange Methodology
Schedule 10.12	Transfer of Series B Convertible Subordinated Debt

EXHIBITS

Exhibit A	Series A Convertible Subordinated Debt Indenture
Exhibit B	Series B Convertible Subordinated Debt Indenture
Exhibit C	NBCU Option I
Exhibit D	NBCU Option II
Exhibit E	Registration Rights Agreement for New Securities
Exhibit F	Series A-1 Convertible Preferred Certificate of Designation
Exhibit G	Series A-2 Preferred Stock Certificate of Designation
Exhibit H	Series A-3 Convertible Preferred Certificate of Designation
Exhibit I	Series B Convertible Preferred Certificate of Designation
Exhibit J-1	Series C Convertible Preferred Certificate of Designation
Exhibit J-2	Series C Convertible Preferred Certificate of Designation
Exhibit K	Series C Preferred Stock Certificate of Designation
Exhibit L	Series D Convertible Preferred Certificate of Designation
Exhibit M	Series E-1 Convertible Preferred Certificate of Designation
Exhibit N	Series E-2 Convertible Preferred Certificate of Designation
Exhibit O	Series F Non-Convertible Preferred Certificate of Designation
Exhibit P	New Stockholders’ Agreement
Exhibit Q	Assignment Agreement
Exhibit R	Call Right Exercise Notice
Exhibit S	Restated Certificate of Incorporation
Exhibit T	Proposed Amendments
Exhibit U	Warrant
Exhibit V	Put/Call Agreement
Exhibit W	Certificate Amendment
Exhibit X	Registration Rights Agreement for Series B Convertible Subordinated Debt

iv

THIS MASTER TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of May 3, 2007, by and among ION Media Networks, Inc., a Delaware corporation (the “Company”), NBC Universal, Inc., a Delaware corporation (“NBCU”), NBC Palm Beach Investment I, Inc., a California corporation (“NBC Palm Beach I”), NBC Palm Beach Investment II, Inc., a California corporation (“NBC Palm Beach II,” and together with NBCU and NBC Palm Beach I, the “NBCU Entities”), and CIG Media LLC, a Delaware limited liability company (“CIG”).

WHEREAS, on November 7, 2005, the NBCU Entities entered into a series of agreements (the “2005 Agreements”) with one or more of the following parties: Mr. Paxson (as defined below), Second Crystal Diamond Limited Partnership, a Nevada limited partnership, Paxson Enterprises, Inc., a Nevada corporation (collectively, the “Paxson Stockholders”), the Company and Paxson Management Corporation, a Nevada corporation (“PMC”), to, among other things, restructure the original investment of the NBCU Entities in the Company made on September 15, 1999 and to resolve certain disputes arising therefrom;

WHEREAS, the Company, CIG and the NBCU Entities have agreed to further restructure the Company’s ownership and capital structure (the “Transaction”), subject to the terms and conditions set forth in the Transaction Agreements (as defined below);

WHEREAS, in furtherance of the Transaction, NBC Palm Beach II wishes to assign to CIG $210,000,000 aggregate stated liquidation preference of Series F Non-Convertible Preferred (as defined below), and its rights and obligations under the Call Agreement (as defined below), and any other consideration contemplated herein, in each case subject to the terms and conditions of this Agreement, and in consideration therefor CIG intends to exercise the Call Right (as defined below) immediately following such assignment and assumption and perform the obligations set forth more fully in Section 2.02 hereof, and grant NBC Palm Beach II the NBCU Option I (as defined below);

WHEREAS, PMC and the Paxson Stockholders have filed or intend to file promptly following the execution of this Agreement one or more applications with the FCC requesting that the FCC consent to the acquisition of the Call Shares (as defined below) by CIG from the Paxson Stockholders pursuant to the Call Agreement (the “FCC Application”);

WHEREAS, CIG has made, and the Company and Mr. Paxson intend to make promptly following the execution of this Agreement, all governmental filings required to be made to consummate the Transaction under the HSR Act (as defined below);

WHEREAS, concurrently with the assignment and exercise of the Call Right, CIG shall make a cash tender offer (the “Tender Offer”) to acquire any and all of the issued and outstanding shares of Class A Common Stock, par value $0.001 per share, of the Company (“Class A Common Stock”) at the Offer Price (as defined below), net to the seller in cash, subject to the terms and conditions of this Agreement and the Tender Offer, and shall invest $100,000,000 in a new series of convertible subordinated debt of the Company, and in consideration thereof, among other consideration, the Company shall issue to CIG a warrant to purchase up to 100,000,000 shares of Class A Common Stock at a price of $0.75 per share, in each case on the terms and subject to the conditions set forth in this Agreement and the other Transaction Agreement;

WHEREAS, as soon as reasonably practicable following the commencement of the Tender Offer, the Company intends to make an offer (the “Exchange Offer”) to exchange any and all outstanding shares of Senior Preferred Stock (as defined below) for an aggregate principal amount of up to $465,304,353 of Series A Convertible Subordinated Debt (as defined below) and an aggregate stated liquidation preference of up to $73,627,470 of Series A-1 Convertible Preferred (as defined below) or up to an aggregate principal amount of $20,819,068 of Series B Convertible Preferred (as defined below), subject to the terms and conditions of the Exchange Offer set forth in this Agreement;

WHEREAS, the Board (as defined below) has approved the making of the Tender Offer by CIG and the making of the Exchange Offer by the Company and resolved to recommend that holders of shares of Class A Common Stock tender their shares pursuant to the Tender Offer; and

WHEREAS, also in furtherance of the Transaction, the Board, the manager of CIG, and the boards of directors of the NBCU Entities have each approved the Transaction, this Agreement and the other Transaction Agreements to which it is a party and the Board has approved the Reverse Stock Split (as defined below) in accordance with the DGCL and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01 Definitions (a) For purposes of this Agreement:

“9¾% Preferred” means the 9¾% Series A Convertible Preferred Stock, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, as it may be modified or amended from time to time.

“14¼% Preferred” means the 13¼% Cumulative Junior Exchangeable Preferred Stock, par value $0.001 per share (currently accruing dividends at the rate of 14¼%), of the Company, with a liquidation preference of $10,000 per share, as it may be modified or amended from time to time.

“Action” means any claim, demand, action, suit, arbitration, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”)

2

means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Board” means the Board of Directors of the Company as constituted from time to time.

“Business Day” means any day, other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or obligated by Law to close.

“Call Agreement” means the Call Agreement, dated as of November 7, 2005, between the Paxson Stockholders and NBC Palm Beach II, as such agreement may be amended from time to time.

“Call Closing” has the meaning set forth in Section 2.3 of the Call Agreement.

“Call Right” has the meaning set forth in Section 2.1 of the Call Agreement.

“Call Right Transfer Agreement” means the Call Right Transfer Agreement, dated as of February 22, 2007, among CIG, NBCU and NBC Palm Beach II, as such agreement may be amended from time to time.

“Call Shares” means the 8,311,639 shares of Class B Common Stock and 15,455,062 shares of Class A Common Stock owned by the Paxson Stockholders, and any shares of common stock of the Company or other securities that may be received by the Paxson Stockholders with respect to such Call Shares (x) as a result of a stock dividend or distribution on, stock split or reverse stock split of, or similar event with respect to Call Shares or (y) in a merger, consolidation, combination, reclassification, recapitalization or similar transaction involving the Company.

“Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company.

“Class C Common Stock” means the Class C Non-Voting Common Stock, par value $0.001 per share, of the Company.

“Class D Common Stock” means the Class D Non-Voting Common Stock, par value $0.001 per share, of the Company.

“CLP” means Citadel Limited Partnership, a Delaware limited partnership.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commencement Date” means May 4, 2007.

“Common Stock” means, collectively, Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock.

3

“Communications Act” means the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996) and all rules and regulations of the FCC, in each case as from time to time in effect.

“Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, other than Multiemployer Plans, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits.

“Company Disclosure Letter” means the disclosure letter delivered to CIG and the NBCU Entities by the Company on the date hereof.

“Company Intellectual Property” means all Intellectual Property owned, used, or held for use by the Company.

“Company Material Contracts” means Contracts that (A) would be required to be filed by the Company with the SEC pursuant to Item 601(b) (1), (2), (4) or (10) of Regulation S-K or described under Item 1.01 of Form 8-K under the Exchange Act, or filed with the FCC pursuant to section 76.3613 of the rules and regulations of the FCC; (B) provide for the rights of the partners under material partnerships or joint ventures, or that provide for material acquisitions or dispositions; (C) contain covenants of the Company or any of its Subsidiaries purporting to limit any line of business, industry or geographical area in which the Company or its Subsidiaries may operate or granting material exclusive rights to the counterparty thereto; (D) individually or in the aggregate with other Contracts, would or would reasonably be expected to prevent, materially delay or materially impede the Company’s ability to timely consummate the Transaction; or (E) are indentures, mortgages, loans, guarantees or credit agreements of any kind under which the Company or any of its Subsidiaries has outstanding indebtedness or an outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or any guaranteed indebtedness for money borrowed by others, in each case, for or guaranteeing an amount in excess of $5,000,000, other than any such indebtedness between the Company (whether as creditor or debtor) and any of its wholly-owned Subsidiaries, or between any of the Company’s wholly-owned Subsidiaries.

“Company Stations” means, collectively, each full power television station owned and operated by the Company or any Subsidiary.

“Company Stock Option” means each outstanding option to purchase shares of Class A Common Stock granted under the Company Stock Plans.

4

“Company Stock Plan” means the Company’s Stock Incentive Plan, 1996 Stock Incentive Plan, 1998 Stock Incentive Plan, 2006 Stock Incentive Plan and other stock-based compensation plans approved by the Board, each as amended through the date hereof.

“Competing Transaction” means any of the following (other than the Transaction): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of the Company or any Subsidiary; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company or of any Subsidiary; (iv) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning (as defined in subsection 13(d)(3) of the Exchange Act) 15% or more of any class of equity securities of the Company or of any Subsidiary; (v) any solicitation in opposition to approval and adoption of the Transaction Agreements to which the Company is a party and the transactions contemplated thereby by the Company’s stockholders; or (vi) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Transaction.

“Contract” means, with respect to any Person, any agreement, undertaking, contract, understanding, obligation, indenture, instrument, lease, arrangement or commitment to which such Person is subject or by which any of its assets or properties is bound that is legally binding.

“Convertible Securities” means, collectively, Series A-1 Convertible Preferred, Series A-3 Convertible Preferred, Series B Convertible Preferred, Series C Convertible Preferred, Series D Convertible Preferred, Series E Convertible Preferred and the Convertible Subordinated Debt and, to the extent outstanding following the Exchange Offer Closing or the closing of the Contingent Exchange, NBCU Series B Preferred and 9¾% Preferred.

“Convertible Subordinated Debt” means, collectively, Series A Convertible Subordinated Debt and Series B Convertible Subordinated Debt.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“DMA” means a designated market area as determined by Nielsen Media Research or such successor designation of television markets that may in the future be recognized by the FCC for determining television markets.

“D&O Insurance Policies” means a policy or policies of officers’ and directors’ liability insurance currently maintained by the Company for acts and omissions of the Company’s present or prior directors or officers occurring prior to the Call Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974 (and any sections of the Code), as amended, and all rules and regulations promulgated and rulings issued thereunder.

“Escrow Agent” means The Bank of New York.

5

“Escrow Agreement” means the Escrow Agreement, dated as of November 7, 2005, among the Paxson Stockholders, NBCU and the Escrow Agent, as such agreement may be amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Offer Closing” means the closing of the Exchange Offer by the Company in accordance with Section 5.01(b) whereby the Company accepts for exchange shares of Senior Preferred Stock validly tendered pursuant to the Exchange Offer and not validly withdrawn.

“Exchange Offer Expiration” means the termination of the Exchange Offer whereby no shares of Senior Preferred Stock validly tendered pursuant to the Exchange Offer and not validly withdrawn are accepted for exchange by the Company.

“Existing Preferred Stock” means, collectively, 14¼% Preferred, 9¾% Preferred and NBCU Series B Preferred.

“FCC” means the Federal Communications Commission or any successor governmental authority performing functions similar to those performed by the Federal Communications Commission on the date hereof.

“FCC Approval” means the grant of the FCC Application by the FCC in a Final Order approving the acquisition of the Call Shares by CIG from the Paxson Stockholders.

“FCC Licenses” means the principal licenses issued by the FCC for each of the Company Stations.

“Final Order” means an action or actions by the FCC that have not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Goodman Noncompete Agreement” means the Goodman Noncompetition Agreement, dated November 7, 2005, between NBCU and Mr. Goodman, as such agreement may be amended from time to time.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award issued or entered by or with any Governmental Authority.

6

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Ineligible Shares” means, collectively, (i) shares of the Class A Common Stock owned by the Paxson Stockholders and (ii) shares of Class A Common Stock issued after November 7, 2005 upon the exercise, grant or vesting of any Stock-Based Compensation Awards (as defined in the Stockholder Agreement) or upon conversion or exchange of convertible or exchangeable securities of the Company, unless such shares are issued pursuant to any contractual obligations of the Company as existing immediately prior to November 7, 2005.

“Intellectual Property” means trademarks, service marks, trade dress, trade names, and domain names, including all goodwill associated therewith; copyrights; trade secrets and confidential business information; patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof; computer software (including data and related documentation); rights of privacy and publicity; and licenses, sublicenses, agreements, or permissions related to any of the foregoing.

“Investment Agreement” means the Amended and Restated Investment Agreement, dated as of November 7, 2005, between the Company and NBCU, as such agreement may be amended from time to time.

“Knowledge of the Company” means the actual current knowledge of the Persons identified on Section 1.01 of the Company Disclosure Letter.

“Law” means any provision of any (i) federal, state, provincial, local, foreign or similar statute, law, ordinance, regulation, rule, code, administrative interpretation, regulation or other requirement of any Governmental Authority or (ii) Governmental Order.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same effect as any of the foregoing).

“Losses” means any and all losses, damages, liabilities, obligations, costs, demands, claims, actions, causes of action or expenses (including reasonable attorneys’ fees and disbursements and whether or not arising out of a third party claim).

“Material Adverse Effect” means any event, change, circumstance or effect that, individually or when taken together with all other such events, changes, circumstances or effects, is or is reasonably expected to be materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be considered in determining whether there has been a Material Adverse Effect: (i) any change in conditions in the United States, foreign or global economy or capital or financial markets generally, or any change resulting from acts of war, terrorism or natural disasters, except to the extent the Company and its Subsidiaries, taken as a whole, are adversely affected in a disproportionate manner as compared to other companies in the

7

television broadcast industry, (ii) any event, change, circumstance or effect affecting the television broadcasting industry generally, except to the extent the Company and its Subsidiaries, taken as a whole, are adversely affected in a substantially disproportionate manner as compared to other companies in the television broadcast industry, (iii) the impact related to the announcement or pendency of the Transaction contemplated by the Transaction Agreements, including such matters as are set forth in Section 9.01 of the Company Disclosure Schedule, (iv) the effect of any action taken by the Company as required by the Transaction Agreements to which the Company is a party, (v) the effect of changes in any applicable accounting regulations or principles or the interpretations thereof, or (vi) the effect of any action taken or omitted to be taken by the Company at the request or with the prior consent of CIG and the NBCU Entities.

“Mr. Burgess” means Roy Brandon Burgess.

“Mr. Paxson” means Lowell W. Paxson.

“Mr. Goodman” means Dean M. Goodman.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“National Coverage” means, with respect to any television network, the percentage of national television households that receive such network’s broadcast as listed in the Nielsen Television Index or such successor measure of coverage equivalent thereto generally adopted by the television industry.

“NBCU Option I” means the Call Agreement between CIG and NBC Palm Beach II, in the form attached hereto as Exhibit C, pursuant to which CIG grants NBC Palm Beach II an irrevocable right to purchase the Call Shares upon the terms and conditions set forth therein.

“NBCU Option II” means the Call Agreement between the Company and NBC Palm Beach I, in the form attached hereto as Exhibit D, pursuant to which the Company grants NBC Palm Beach I an irrevocable right to purchase 26,688,361 shares of Class B Common Stock upon the terms and conditions set forth therein.

“NBCU Series B Preferred” means the 11% Series B Convertible Exchangeable Preferred Stock, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, as it may be modified or amended from time to time.

“New Preferred Stock” means, collectively, Series A-1 Convertible Preferred, Series A-2 Preferred Stock, Series A-3 Convertible Preferred, Series B Convertible Preferred, Series C Preferred Stock, Series C Convertible Preferred, Series D Convertible Preferred, Series E Convertible Preferred and Series F Non-Convertible Preferred.

“New Preferred Stock Certificates of Designation” means, collectively, the Series A-1 Convertible Preferred Certificate of Designation, the Series A-2 Preferred Stock Certificate of Designation, the Series A-3 Convertible Preferred Certificate of Designation, the Series B

8

Convertible Preferred Certificate of Designation, the Series C Preferred Stock Certificates of Designation, the Series C Convertible Preferred Certificate of Designation, the Series D Convertible Preferred Certificates of Designation, the Series E Convertible Preferred Certificates of Designation and the Series F Non-Convertible Preferred Certificate of Designation.

“New Stockholders’ Agreement” means the Stockholders’ Agreement, in the form attached hereto as Exhibit P, among the Company, NBCU and CIG.

“Noncompete Agreements” means, collectively, the Paxson Noncompete Agreement and the Goodman Noncompete Agreement.

“Offer Price” means $1.46 per share of Class A Common Stock to be offered in the Tender Offer, which is $1.25 per share of Class A Common Stock, increasing at a rate per annum equal to 10% from October 1, 2005 through the date of the commencement of the Tender Offer, as such price may be equitably adjusted to reflect (i) any stock dividend or distribution on, stock split or reverse stock split of, or similar event with respect to Common Stock, (ii) any merger, consolidation, combination, reclassification, recapitalization or similar transaction involving Common Stock and (iii) any issuance of Common Stock for consideration less than fair market value on the date of issue (other than shares issued pursuant to Stock-Based Compensation Awards (as defined in the Stockholder Agreement) or upon conversion or exchange of convertible or exchangeable securities the conversion or exchange price of which was not less than the fair market value on the date of issue) or, except as set forth in the 2005 Agreements, any repurchase or redemption of Common Stock by the Company at a price greater than fair market value on the date of repurchase or redemption.

“Paxson Noncompete Agreement” means the Paxson Consulting and Noncompetition Agreement, dated November 7, 2005, among the Company, NBCU and Mr. Paxson, as such agreement may be amended from time to time.

“Permitted Liens” means (i) mechanics’, carriers’, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (ii) Liens arising under original purchase price conditioned sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) statutory Liens for Taxes not yet due and payable, (iv) Liens securing the indebtedness included as “long-term debt” on the financial statements of the Company or securing any indebtedness that replaces or refinances any of such indebtedness and (v) other encumbrances or restrictions or imperfections of title which do not materially impair the continued use and operation of the assets to which they relate.

“Person” means an individual, corporation, unincorporated association, partnership, group (as defined in subsection 13(d)(3) of the Exchange Act), trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company, Governmental Authority or any other entity of whatever nature.

“Put/Call Agreement” means the Put/Call Agreement between NBCU and CIG, in the form attached hereto as Exhibit V.

9

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of September 15, 1999, between the Company and NBCU, as amended from time to time.

“Registration Rights Agreement for New Securities” means the Registration Rights Agreement among the Company, NBCU and CIG, in the form attached hereto as Exhibit E, pursuant to which the registration rights of holders of Series B Convertible Subordinated Debt, Series A-3 Convertible Preferred, Series C Convertible Preferred, Series D Convertible Preferred and Series E Convertible Preferred are set forth.

“Registration Rights Agreement for Series B Convertible Subordinated Debt” means the Registration Rights Agreement among the Company, NBCU and CIG, in the form attached hereto as Exhibit X, pursuant to which certain registration rights of holders of Series B Convertible Subordinated Debt are set forth.

“Same Market Station” means any Company Station (i) in which any Person that holds not less than 10% of the outstanding voting power of the Company, on a fully-diluted basis, would be permitted to have an attributable interest under the ownership rules adopted by the FCC, as such rules may be amended from time to time, and (ii) which, even if such Person were deemed to have an attributable interest therein, would not increase such Person’s national broadcast coverage as calculated under the FCC’s national ownership rules because such Person has an attributable interest in a television station in the same DMA.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Debt” means, collectively, the Company’s (i) $325,000,000 aggregate principal amount of First Priority Term Loan due 2012, (ii) $400,000,000 aggregate principal amount of Floating Rate First Priority Senior Secured Notes due 2012 and (iii) $405,000,000 aggregate principal amount of Floating Rate Second Priority Senior Secured Notes due 2013.

“Senior Preferred Stock” means, collectively, 14¼% Preferred and 9¾% Preferred.

“Series A Convertible Subordinated Debt” means 11% mandatorily convertible subordinated debt due 2013 to be issued by the Company to holders of 14¼% Preferred and 9¾% Preferred in the Exchange Offer under the Series A Convertible Subordinated Debt Indenture pursuant to Section 5.01.

“Series A Convertible Subordinated Debt Indenture” means the indenture, in the form of Exhibit A attached hereto, among the Company, a trustee selected by the Company and reasonably satisfactory to CIG and the NBCU Entities, as trustee, and subsidiary guarantors party thereto which govern Series A Convertible Subordinated Debt.

“Series A-1 Convertible Preferred” means 12% Series A Mandatorily Convertible Preferred Stock due 2013, par value $0.001 per share, of the Company, with a liquidation

10

preference of $10,000 per share, to be issued by the Company under the Series A-1 Convertible Preferred Certificate of Designation pursuant to this Agreement.

“Series A-1 Convertible Preferred Certificate of Designation” means the Certificate of Designation of Series A-1 Convertible Preferred to be executed and filed with the Secretary of State of the State of Delaware on the Commencement Date, in the form of Exhibit F attached hereto.

“Series A-2 Preferred Stock” means 8% Series A-2 Preferred Stock due 2013, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, to be issued by the Company under the Series A-2 Preferred Stock Certificate of Designation pursuant to this Agreement.

“Series A-2 Preferred Stock Certificate of Designation” means the Certificate of Designation of Series A-2 Preferred Stock to be executed and filed with the Secretary of State of the State of Delaware on the Commencement Date, in the form of Exhibit G attached hereto.

“Series A-3 Convertible Preferred” means 12% Series A-3 Mandatorily Convertible Preferred Stock due 2013, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, to be issued by the Company under the Series A-3 Convertible Preferred Certificate of Designation pursuant to this Agreement.

“Series A-3 Convertible Preferred Certificate of Designation” means the Certificate of Designation of Series A-3 Convertible Preferred to be executed and filed with the Secretary of State of the State of Delaware on the Commencement Date, in the form of Exhibit H attached hereto.

“Series B Convertible Preferred” means 12% Series B Mandatorily Convertible Preferred Stock due 2013, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, to be issued by the Company under the Series B Convertible Preferred Certificate of Designation pursuant to this Agreement.

“Series B Convertible Preferred Certificate of Designation” means the Certificate of Designation of Series B Convertible Preferred to be executed and filed with the Secretary of State of the State of Delaware on the Commencement Date, in the form of Exhibit I attached hereto.

“Series B Convertible Subordinated Debt” means 11% mandatorily convertible subordinated debt due 2013 to be issued by the Company to (i) CIG and NBC Palm Beach I in the Contingent Exchange under the Series B Convertible Subordinated Debt Indenture pursuant to Section 5.04 and (ii) to CIG pursuant to Section 2.06.

“Series B Convertible Subordinated Debt Indenture” means the indenture, in the form of Exhibit B attached hereto, among the Company, The Bank of New York Trust Company, N.A., as trustee, and subsidiary guarantors party thereto which govern Series B Convertible Subordinated Debt.

11

“Series C Convertible Preferred” means 8% Series C Mandatorily Convertible Preferred Stock due 2013, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, to be issued by the Company under the Series C Convertible Preferred Certificate of Designation pursuant to this Agreement.

“Series C Convertible Preferred Certificate of Designation” means the Certificate of Designation of Series C Convertible Preferred to be executed and filed with the Secretary of State of the State of Delaware on the Commencement Date which shall have become effective and shall be in full force and effect upon filing with the Secretary of State of the State of Delaware, in the form of Exhibit J-1 attached hereto, in the event the Exchange Offer is more than 50% successful, and in the form of Exhibit J-2 attached hereto, in the event the Exchange Offer is 50% or less successful.

“Series C Preferred Stock” means 8% Series C Preferred Stock due 2013, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, to be issued by the Company under the Series C Preferred Stock Certificate of Designation pursuant to this Agreement.

“Series C Preferred Stock Certificate of Designation” means the Certificate of Designation of Series C Preferred Stock to be executed and filed with the Secretary of State of the State of Delaware on the Commencement Date, in the form of Exhibit K attached hereto.

“Series D Convertible Preferred” means 8% Series D Mandatorily Convertible Preferred Stock due 2013, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, to be issued by the Company under the Series D Convertible Preferred Certificate of Designation pursuant to this Agreement.

“Series D Convertible Preferred Certificate of Designation” means the Certificate of Designation of Series D Convertible Preferred to be executed and filed with the Secretary of State of the State of Delaware on the Commencement Date, in the form of Exhibit L attached hereto.

“Series E Convertible Preferred” means Series E-1 Convertible Preferred and Series E-2 Convertible Preferred.

“Series E Convertible Preferred Certificates of Designation” means the Series E-1 Convertible Preferred Certificate of Designation and the Series E-2 Convertible Preferred Certificate of Designation.

“Series E-1 Convertible Preferred” means Series E-1 Mandatorily Convertible Preferred Stock due 2013, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, to be issued by the Company under the Series E-1 Convertible Preferred Certificate of Designation pursuant to this Agreement.

“Series E-1 Convertible Preferred Certificate of Designation” means the Certificate of Designation of Series E-1 Convertible Preferred to be executed and filed with the Secretary of

12

State of the State of Delaware on the Commencement Date, in the form of Exhibit M attached hereto.

“Series E-2 Convertible Preferred,” means Series E-2 Mandatorily Convertible Preferred Stock due 2013, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, to be issued by the Company under the Series E-2 Convertible Preferred Certificate of Designation pursuant to this Agreement.

“Series E-2 Convertible Preferred Certificate of Designation” means the Certificate of Designation of Series E-2 Convertible Preferred to be executed and filed with the Secretary of State of the State of Delaware on the Commencement Date, in the form of Exhibit N attached hereto.

“Series F Non-Convertible Preferred” means 8% Series F Non-Convertible Preferred Stock due 2013, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, to be issued by the Company under the Series F Non-Convertible Preferred Certificate of Designation pursuant to this Agreement.

“Series F Non-Convertible Preferred Certificate of Designation” means the Certificate of Designation of Series F Non-Convertible Preferred to be executed and filed with the Secretary of State of the State of Delaware on the Commencement Date, in the form of Exhibit O attached hereto.

“stated liquidation preference” means, with respect to any equity security, the stated liquidation preference of such security on a per share basis without including any accrued and unpaid dividends.

“Stockholder Agreement” means the Amended and Restated Stockholder Agreement, dated as of November 7, 2005, among the Company, the Paxson Stockholders and NBCU, as such agreement may be amended from time to time.

“Subsequent Expiration Date” means, in the event there is a Subsequent Period, the expiration date of such Subsequent Period.

“Subsidiary” means, with respect to the Company, a corporation, partnership, limited liability company, joint venture or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, through one or more intermediaries (including, without limitation, other Subsidiaries), or both, by the Company.

“Superior Proposal” means an unsolicited written bona fide offer made by a third party with respect to a Competing Transaction (with all percentages contained in the definition of “Competing Transaction” increased to 50% for purposes of this definition), in each case on terms (including conditions to consummation of the contemplated transaction) that the Board determines,

13

in its good faith judgment (after consultation with its financial advisor), to be more favorable to the Company than the Transaction; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if (i) any financing required to consummate the transaction contemplated by such offer is not committed and is not likely, in the good faith judgment of the Board (after consultation with its financial advisor), to be obtained by such third party on a basis the Board deems timely, (ii) the transaction contemplated by such offer is not likely, in the good faith judgment of the Board (after consultation with its financial and legal advisors), to be consummated in a timely manner or (iii) such offer is received by the Board after the Commencement Date and contains a condition precedent that the Call Right shall not have been exercised.

“Tax” means, with respect to any Person, all taxes, assessments and other governmental charges, duties, impositions and liabilities (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, gross receipts tax, license, employment related tax, real or personal property tax or ad valorem tax, sales, social service, goods and services or use tax, customs, excise tax, stamp tax, land transfer tax, any withholding or backup withholding tax, value added tax, customs duties, capital stock, severance tax, prohibited transaction tax, premiums tax, environmental, windfall profits, occupation tax, capital tax, together with any interest and any penalty, additions to tax or additional amount imposed by any Governmental Authority on such person and any obligations under any legally binding agreements or arrangements with any other person with respect to such amounts and including any liability for the aforementioned taxes of a predecessor entity.

“Tax Return” means any federal, state, local, foreign and other return, declaration, report or similar statement required to be filed with a Governmental Authority with respect to any Taxes (and any attached schedules), including any information return, claim for refund, declaration of estimated Tax, and any amendment to any of the foregoing.

“Transaction Agreements” means, collectively, this Agreement, the Registration Rights Agreement for New Securities, the Registration Rights Agreement for Series B Convertible Subordinated Debt, the Series A Convertible Subordinated Debt Indenture, the Series B Convertible Subordinated Debt Indenture, NBCU Option I, NBCU Option II, the New Preferred Stock Certificates of Designation, the New Stockholders’ Agreement, the Put/Call Agreement and the Warrant.

“Voting Stock” means shares of the capital stock and any other securities of the Company having the ordinary power to vote in the election of directors of the Company.

“Warrant” means the Class A Common Stock Purchase Warrant, in the form attached hereto as Exhibit U, to be issued by the Company to CIG providing for the purchase of up to 100,000,000 shares of Class A Common Stock at an initial exercise price of $0.75 per share.

SECTION 1.02 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

14

Definition	Section
“2005 Agreements”	Recitals
“2005 SEC Filings”	8.02
“2006 Balance Sheet”	6.06(c)
“Adjusted Company Restricted Stock”	4.02(c)
“Adjusted Company Stock Option”	4.02(b)
“Agreement”	Preamble
“Assignment Agreement”	2.02(a)
“Blue Sky Laws”	6.04(b)
“Certificate Amendment”	6.02(e)
“Certificates”	4.01(b)
“CIG”	Preamble
“Class A Common Stock”	Recitals
“Company”	Preamble
“Company Joint Venture”	6.02(b)
“Company Stock Awards”	6.02(a)
“Compensation Actions”	6.07(b)
“Confidentiality Agreements”	10.04(b)
“Contingent Exchange”	5.04(b)
“Conversion Shares”	6.02(e)
“DTV”	6.05(e)
“Effective Time”	4.01(a)
“Equity Commitment Letter”	7.06
“Exchange Offer”	Recitals
“Exchange Offer Conditions”	5.01(b)
“Exchange Offer Documents”	5.01(d)
“Exchange Offer Initial Expiration Date”	5.01(b)
“Exchange Offer Schedule TO”	5.01(d)
“FCC Application”	Recitals
“Indemnified D&Os”	10.06(a)
“Initial Stockholders’ Meeting”	10.01(a)
“IRS”	6.09(b)
“Minority Exchange”	5.01(a)
“NBC Palm Beach I”	Preamble
“NBC Palm Beach II”	Preamble
“NBCU”	Preamble
“NBCU Entities”	Preamble
“Paxson Stockholders”	Recitals
“Paying Agent”	4.03(a)
“Permits”	6.05(a)
“PBGC”	6.09(d)
“PMC”	Recitals
“Principal Amount”	2.06(b)
“Proposed Amendments”	5.02

15

Definition	Section
“Proxy Statement”	10.02
“Restated Certificate of Incorporation”	4.01(a)
“Reverse Stock Split”	4.01(a)
“Reverse Stock Split Ratio”	4.01(a)
“Schedule 14D-9”	3.01(b)
“SEC Reports”	6.06(a)
“Stockholders’ Meeting”	10.01(b)
“Subsequent Period”	3.01(a)
“Tender Offer”	Recitals
“Tender Offer Conditions”	3.01(a)
“Tender Offer Documents”	3.01(b)
“Tender Offer Expiration Date”	3.01(a)
“Tender Offer Initial Expiration Date”	3.01(a)
“Tender Offer Schedule TO”	3.01(b)
“Termination Date”	12.02
“Transaction”	Recitals
“WARN”	6.10(b)

SECTION 1.03 Interpretation. In each Transaction Agreement, unless otherwise specified or where the context otherwise requires:

(a) the Section and paragraph headings contained in such Transaction Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of such Transaction Agreement;

(b) a reference to a Preamble is to the relevant Preamble to such Transaction Agreement, to a Recital is to the relevant Recital to such Transaction Agreement, to a Section is to the relevant Section of such Transaction Agreement, to an Exhibit is to the relevant Exhibit to such Transaction Agreement, a reference to a Schedule is to the relevant Schedule of such Transaction Agreement and to an Annex is to the relevant Annex to such Transaction Agreement;

(c) words importing any gender shall include other genders;

(d) words importing the singular only shall include the plural and vice versa;

(e) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(f) the words “hereof”, “herein”, “hereunder” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to such Transaction Agreement as a whole and not to any particular provision of such Transaction Agreement;

16

(g) references to any Person shall include such Person’s successors and permitted assigns;

(h) references to currency, monetary values, dollars or “$” set forth herein shall mean United States (U.S.) dollars; and

(i) unless otherwise expressly provided therein, any Contract or Law defined or referred to therein or in any Contract that is referred to therein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of a Contract) by waiver or consent and (in the case of a Law) by succession of comparable successor Laws and any reference to a Contract shall be deemed to include all attachments thereto and instruments incorporated therein, and any reference in such Transaction Agreement to a Law shall be deemed to include any rules and regulations promulgated thereunder.

ARTICLE II
THE PRELIMINARY TRANSACTIONS

SECTION 2.01 Confirmation from Senior Lenders, CIG and NBCU. (a) If, within ten days after the Commencement Date, the Company has not entered into arrangements reasonably satisfactory to CIG providing for a third party to purchase any and all of the Company’s outstanding Senior Debt as to which the holders thereof elect to exercise any right they may have to require the Company to repurchase such Senior Debt as a result of the Transaction (it being agreed and understood that the Company shall continue to use its reasonable best efforts to enter into such arrangements notwithstanding the expiration of such 10 day period), the Company shall use its reasonable best efforts to obtain a waiver, in form and substance satisfactory to the parties hereto, from the holders of at least a majority in aggregate principal amount of each class of the Senior Debt outstanding at the time of waiver, of any such right. CIG hereby irrevocably waives any right it or any controlled Affiliate might have to require the Company to prepay all or any part of the Senior Debt it owns, as set forth in Section 7.04, as a result of the Transaction.

(b) In the event neither the third party purchase arrangements nor the waiver described in Section 2.01(a) is obtained prior to the Exchange Offer Closing or the closing of the Contingent Exchange, the parties hereto shall, prior to the Call Closing, amend and restructure the Transaction such that the NBCU Entities shall retain not less than $250,000,000 in aggregate liquidation preference of NBCU Series B Preferred at all times until such waiver has been obtained by the Company or is no longer required (it being agreed and understood that the Company shall continue to use its reasonable best efforts to enter into the arrangements described in Section 2.01(a) subsequent to the Exchange Offer Closing or the closing of the Contingent Exchange), and the Company shall cooperate fully with CIG and the NBCU Entities and use its reasonable best efforts to effect any changes to the terms of securities of the Company to be held and received by CIG and the NBCU Entities as a result of any such amendments to the Transaction to the extent permitted by Law.

(c) Each of the NBCU Entities and CIG (on its own behalf and on behalf of its controlled Affiliates) hereby irrevocably waives any right it might have, as a result of

17

the Transaction, to require the Company to purchase for cash all or any shares of NBCU Series B Preferred or Senior Preferred Stock, as the case may be, it owns.

SECTION 2.02 Call Right Assignment. (a) On the Commencement Date, (i) NBC Palm Beach II shall assign all of its rights and obligations under the Call Agreement, and (ii) NBCU shall assign all of its rights and obligations arising under the Escrow Agreement and the Noncompete Agreements, in each case, to CIG by executing and delivering to CIG an assignment and assumption agreement (the “Assignment Agreement”) in the form attached hereto as Exhibit Q.

(b) On the Commencement Date, CIG shall assume and accept the assignment of (i) all of the rights and obligations of NBC Palm Beach II under the Call Agreement, and (ii) all of the rights and obligations of NBCU under the Escrow Agreement and the Noncompete Agreements, in each case, by executing and delivering to NBC Palm Beach II and NBCU the Assignment Agreement. CIG shall be bound by all of the terms and conditions thereof in the same way as such terms obligate NBC Palm Beach II and NBCU, as the case may be. CIG hereby agrees that, following the Commencement Date, the NBCU Entities shall not have any obligations under the Call Agreement, the Escrow Agreement and the Noncompete Agreements, other than the indemnity obligations set forth in Section 10.21. In addition, CIG shall grant to NBC Palm Beach II the NBCU Option I.

(c) On the Commencement Date, concurrently with the assignment and assumption described in Sections 2.02(a) and (b), CIG shall (i) exercise the Call Right by delivering a notice in the form attached hereto as Exhibit R to the Paxson Stockholders pursuant to the terms and conditions of the Call Agreement and (ii) commence the Tender Offer upon the terms and conditions set forth in Article III. Upon exercise of the Call Right, CIG shall (x) together with the Paxson Stockholders, deliver a joint written notice to the Escrow Agent pursuant to Section 4(a) of the Escrow Agreement authorizing the Escrow Agent to disburse the amount of $3,863,765.50 to the Paxson Stockholders or their designees in the manner indicated in such joint notice and (y) pay Mr. Goodman $2,250,000 by wire transfer of immediately available funds to such account or accounts specified in writing by him prior to the Commencement Date.

(d) Effective as of the date hereof, the Call Right Transfer Agreement is hereby terminated and shall have no further force or effect.

SECTION 2.03 Delivery of the Documents. On the Commencement Date, each party hereto shall deliver to the other parties hereto, the following duly executed Transaction Agreements to which it is a party:

(i)	Series B Convertible Subordinated Debt Indenture,

(ii)	NBCU Option I,

(iii)	NBCU Option II,

(iv)	Registration Rights Agreement for New Securities,

18

(v)	New Stockholders’ Agreement,

(vi)	Assignment Agreement,

(vii)	Put/Call Agreement,

(viii)	the Warrant, and

(ix)	Registration Rights Agreement for Series B Convertible Subordinated Debt.

SECTION 2.04 Filing of New Preferred Stock. On or prior to the Commencement Date, the Company shall file with the Secretary of State of the State of Delaware the New Preferred Stock Certificates of Designation (other than the Series C Convertible Preferred Certificate of Designation which will be filed prior to the Call Closing), which shall become effective and be in full force and effect as of the Commencement Date.

SECTION 2.05 Exchange of NBCU Series B Preferred and Transfer of Series F Non-Convertible Preferred. (a) On the Commencement Date, NBC Palm Beach I shall surrender and deliver to the Company one or more certificates representing $210,000,000 aggregate stated liquidation preference of NBCU Series B Preferred in exchange for $210,000,000 aggregate stated liquidation preference of Series F Non-Convertible Preferred. Immediately following receipt of the certificate or certificates representing $210,000,000 aggregate stated liquidation preference of NBCU Series B Preferred surrendered by NBC Palm Beach I, the Company shall cancel such certificate or certificates and issue to NBC Palm Beach I a certificate representing $210,000,000 aggregate stated liquidation preference of Series F Non-Convertible Preferred.

(b) On the Commencement Date, immediately following the receipt of the certificate representing $210,000,000 aggregate stated liquidation preference of Series F Non-Convertible Preferred as described in Section 2.05(a), NBC Palm Beach I shall deliver to CIG such certificate duly endorsed in blank or accompanied by a stock power duly executed in blank, with all required stock transfer tax stamps affixed.

SECTION 2.06 Additional Investment by CIG. (a) On the Commencement Date, the Company shall issue and sell to CIG, and CIG shall purchase from the Company, (subject to receipt by CIG of an opinion of counsel to the Company in form and substance reasonably acceptable to the Company), a note or notes representing an aggregate principal amount of $100,000,000 of the Series B Convertible Subordinated Debt for an aggregate purchase price of $100,000,000, which amount shall be paid by CIG to the Company in cash by wire transfer of immediately available funds to an account or accounts specified in writing by the Company.

(b) On the date of the Exchange Offer Closing or the Exchange Offer Expiration, the Company shall issue and sell to CIG, and CIG shall purchase from the Company, (subject to receipt by CIG of an opinion of counsel to the Company in form and substance reasonably acceptable to the Company), a note or notes representing an aggregate principal amount of up to $15,000,000, or such lesser amount as may be permitted under the Company’s

19

Senior Debt of the Series B Convertible Subordinated Debt (the “Principal Amount”) for an aggregate purchase price equal to the Principal Amount which amount shall be paid by CIG to the Company in cash by wire transfer of immediately available funds to an account or accounts specified in writing by the Company; provided, that the Principal Amount shall not exceed the amount of expenses incurred by the Company in connection with the Transaction as evidenced by invoices provided by the Company to CIG.

SECTION 2.07 Selection of Investment Banks. The Company shall, within 10 days after the Commencement Date, provide CIG and NBCU with a list of three internationally recognized investment banks, other than the banks set forth in Sections 6.16 and 8.05.

ARTICLE III
THE TENDER OFFER

SECTION 3.01 The Tender Offer. (a) CIG shall (i) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Tender Offer on the Commencement Date and (ii) cause the Tender Offer to remain open until the twentieth Business Day after such commencement of the Tender Offer or, as set forth in this Section 3.01(a), such other later date as CIG, the NBCU Entities and the Company may agree (the “Tender Offer Initial Expiration Date” and together with any extension permitted hereunder, the “Tender Offer Expiration Date”). CIG shall be obligated to accept for payment and pay for shares of Class A Common Stock validly tendered pursuant to the Tender Offer, subject only to the satisfaction or waiver of each of the conditions set forth in Annex A (the “Tender Offer Conditions”). CIG shall have the right to amend or make changes to the terms of the Tender Offer; provided, however, that, without the prior written consent of the Company, the NBCU Entities and the Paxson Stockholders, CIG shall not do any of the following: (A) decrease the Offer Price or change the form of consideration to be paid in the Tender Offer, (B) impose any conditions to the Tender Offer other than the Tender Offer Conditions or (C) otherwise amend the Tender Offer in a manner that would materially and adversely affect the holders of shares of Class A Common Stock. Notwithstanding anything in this Agreement to the contrary, CIG shall have the right to extend the Tender Offer beyond the Tender Offer Initial Expiration Date for: (1) any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Tender Offer or (2) any period required by applicable Law, and upon the Company’s request, CIG shall extend the Tender Offer beyond the Tender Offer Initial Expiration Date for one period of up to 30 days for the purpose of satisfying (x) the requirements under any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Tender Offer or (y) the waiting period requirements applicable to the Tender Offer under the HSR Act. CIG may extend the Tender Offer beyond the date on which shares of Class A Common Stock are first accepted for payment as a “subsequent offering period” (as such term is defined in Rule 14d-1(g)(8) under the Exchange Act in accordance with Rule 14d-11 of the Exchange Act (a “Subsequent Period”); provided, that upon the request of the Company, CIG shall extend the Tender Offer for one such Subsequent Period; provided, further, that no Subsequent Period shall be less than three Business Days nor more than 20 Business Days and that the total number of Subsequent Periods shall not exceed one. To the extent CIG amends or makes changes to the terms and conditions of the Tender Offer pursuant to this Section 3.01(a), the Company and the NBCU Entities shall cooperate with CIG in making any filings or

20

amendments required by the DGCL, the Exchange Act, the Securities Act or any other applicable Law, or as otherwise may be necessary to effect such amendment or change.

(b) As promptly as reasonably practicable on the date the Tender Offer is commenced, (A) CIG shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments thereto, the “Tender Offer Schedule TO”) and (B) the Company shall file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with respect to the Tender Offer, each of which will comply in all material respects with the provisions of all applicable federal and state securities laws, and will contain (including as an exhibit) or incorporate by reference an offer to purchase relating to the Tender Offer and forms of the related letter of transmittal (which documents, together with the Tender Offer Schedule TO and any supplements or amendments thereto, are referred to collectively as the “Tender Offer Documents”). The related letter of transmittal shall provide that, among other matters, in order for shares of Class A Common Stock to be validly tendered, each holder of shares of Class A Common Stock who tenders in the Tender Offer shall represent and warrant to CIG that (x) such holder has full power and authority to tender, sell, assign and transfer shares of Class A Common Stock in the Tender Offer, (y) such holder is not prohibited or restricted from tendering shares of Class A Common Stock in the Tender Offer by the terms of such shares or any Contract and (z) when such shares are accepted for payment by CIG, CIG shall acquire good, marketable and unencumbered title thereto, free and clear of all Liens.

(c) The Schedule 14D-9 shall contain the recommendation of the Board described in Section 3.02(a) which recommendation shall not be withdrawn or amended without the prior written consent of CIG and NBCU; provided, however, that the Company’s recommendation may be withdrawn or modified by the Board without the prior written consent of CIG and NBCU to the extent that the Board determines in the good faith exercise of its reasonable business judgment, after receiving the advice of outside counsel, that such recommendation would no longer be consistent with its fiduciary duties to the Company’s stockholders under applicable Law. On the date filed with the SEC and on the date first disseminated to the Company’s stockholders, the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to written information supplied by CIG or the NBCU Entities specifically for inclusion in the Schedule 14D-9. On the date filed with the SEC and on the date first disseminated to the Company’s stockholders, the Tender Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation shall be made by CIG with respect to written information supplied by the Company or the NBCU Entities specifically for inclusion in the Tender Offer Documents, and no representation shall be made by the Company with respect to written information supplied by CIG or the NBCU Entities specifically for inclusion in the Tender Offer Documents. CIG and the Company shall take all steps necessary to cause the Tender Offer Documents to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. Each of CIG, the NBCU Entities and the Company shall

21

promptly correct or supplement any information provided by it for use in the Tender Offer Documents if and to the extent that it shall have become false and misleading in any material respect, and CIG and the Company shall take all steps necessary to cause the Tender Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. The Company, the NBCU Entities and their respective counsel shall be given a reasonable opportunity to review the initial Tender Offer Documents before they are filed with the SEC. CIG, the NBCU Entities and their respective counsel shall be given a reasonable opportunity to review the initial Schedule 14D-9 before it is filed with the SEC. In addition, CIG, on the one hand, and the Company, on the other hand, agree to provide the other, the NBCU Entities and their respective counsel with any comments or other communications that either party or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 or the Tender Offer Documents promptly after the receipt of such comments or other communications. The Company, the NBCU Entities and their respective counsel shall be given a reasonable opportunity to review and comment on any response of CIG to comments or other communications from the SEC or any amended or revised Tender Offer Documents before it is filed with the SEC. CIG, the NBCU Entities and their respective counsel shall be given a reasonable opportunity to review any response of the Company to comments or other communications from the SEC or any amended or revised Schedule 14D-9 before it is filed with the SEC.

(d) Subject to the terms of this Agreement, promptly after the expiration of the “initial offering period” (as such term is defined in Rule 14d-1(g)(4) under the Exchange Act) and, if applicable, promptly in accordance with Rule 14d-11 under the Exchange Act, during the Subsequent Period, CIG shall accept for payment and pay for, in accordance with the terms of the Tender Offer, all of the shares of Class A Common Stock validly tendered pursuant to the Tender Offer and not validly withdrawn.

(e) If the payment of the Offer Price is to be made to a Person other than the Person in whose name the surrendered certificate formerly evidencing shares of Class A Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Offer Price to a Person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of CIG that such taxes either have been paid or are not applicable.

SECTION 3.02 Company Action. (a) The Company represents that the Board has (i) determined that the Tender Offer is fair to, and in the best interests of, the holders of shares of Class A Common Stock, (ii) authorized and approved this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby (such authorization and approval having been made in accordance with the DGCL, including, without limitation, Section 203 thereof) and (iii) resolved to recommend, subject to Section 3.01(c), that the holders of shares of Class A Common Stock accept the Tender Offer and tender their shares pursuant to the Tender Offer. The Company hereby consents to the inclusion in the Tender Offer Documents of the recommendation of the Board described in this Section 3.02(a), and the Company shall not

22

withdraw or modify such recommendation in any manner adverse to CIG, except as provided in Section 3.01(c).

(b) In connection with the Tender Offer, no later than three (3) Business Days prior to the anticipated commencement of the Tender Offer, the Company shall furnish CIG with (A) mailing labels, security position listings of shares of Class A Common Stock held in stock depositories and any available listing or computer file containing the names and addresses of the record holders of shares of Class A Common Stock, each as of the most recent practicable date, and (B) such additional information, including updated lists of stockholders, mailing labels and lists of securities positions and such other information and assistance as CIG or its agents may reasonably request in connection with communicating to the record and beneficial holders of shares of Class A Common Stock with respect to the Tender Offer. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Tender Offer Documents and any other documents necessary to consummate the Tender Offer, CIG shall, and shall cause its agents to, hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Tender Offer and, if the Tender Offer shall be terminated, shall, upon request, promptly deliver to the Company all copies of such information then in its possession or under its control.

ARTICLE IV
THE REVERSE STOCK SPLIT

SECTION 4.01 The Reverse Stock Split. (a) Subject to the conditions set forth in Section 11.01, promptly following the Call Closing, and subject to receipt of the requisite stockholder approval, the Company shall combine its outstanding shares of Common Stock into a lesser number of shares (the “Reverse Stock Split”) and shall file with the Secretary of State of the State of Delaware (the time of such filing, the “Effective Time”) an amended and restated Certificate of Incorporation of the Company (the “Restated Certificate of Incorporation”), in the form attached hereto as Exhibit S, whereby, without any further action on the part of the Company, CIG or any stockholder of the Company:

(i) each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become such fraction (the “Reverse Stock Split Ratio”) of a fully paid and nonassessable share of Class A Common Stock as shall be determined by the Company, CIG and the NBCU Entities, such that all holders of Class A Common Stock other than CIG would be eligible to receive, in respect of all shares held by each such holder, less than a whole share of Class A Common Stock upon effectuation of the Reverse Stock Split; provided, that if CIG does not own the greatest number of shares of Class A Common Stock immediately prior to the Reverse Stock Split, the Reverse Stock Split Ratio shall be such that all holders of Class A Common Stock would be entitled to receive, in respect of all shares held by each such holder, less than a whole share of Class A Common Stock upon effectuation of the Reverse Stock Split;

(ii) each share of Class A Common Stock held as treasury stock or held or owned by the Company or any Subsidiary immediately prior to the Effective Time shall be cancelled; and

23

(iii) each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become a fractional number of fully paid and nonassessable shares of Class B Common Stock at the Reverse Stock Split Ratio.

(b) No fractional shares of Class A Common Stock shall be issued in connection with the Reverse Stock Split, and no certificates or scrip for any such fractional shares shall be issued. Any holder of record of Class A Common Stock who would otherwise be entitled to receive less than a whole share of Class A Common Stock (after aggregating all fractional shares of Class A Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing such fractional shares of Class A Common Stock (the “Certificate”) as set forth in Section 4.03, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying the number of shares represented by such Certificate prior to the Reverse Stock Split by the Offer Price. Immediately prior to the Reverse Stock Split, CIG shall make a capital contribution to the Company in the amount necessary to make any payments required to be made to security holders of the Company pursuant to this Article IV.

(c) Fractional shares of Class B Common Stock as a result of the Reverse Stock Split shall remain outstanding, and certificates or scrip for such fractional shares of Class B Common Stock shall be issued.

SECTION 4.02 Company Stock Options. (a) Effective as of immediately following the Effective Time, the Company shall take all necessary actions to adjust the Company Stock Awards outstanding as of the Effective Time in accordance with the terms of the Company Stock Plans so as to give effect to the Reverse Stock Split.

(b) In the event that, following the adjustment to the Company Stock Options (each such Company Stock Option, as so adjusted, an “Adjusted Company Stock Option”) made pursuant to Section 4.02(a), the number of shares of Common Stock subject to any Adjusted Company Stock Option is less than one, then, except as otherwise agreed by the Company and any holder of any Adjusted Company Stock Option, the Company shall cause such Adjusted Company Stock Option to be cancelled immediately following the Reverse Stock Split, and, in consideration of such cancellation, the holder of such Adjusted Company Stock Option shall be entitled to receive a cash payment (less applicable tax withholdings) equal to, for each share of Common Stock subject to such Company Stock Option immediately prior to the Reverse Stock Split, the Offer Price minus the per share exercise price of such Company Stock Option immediately prior to the Reverse Stock Split; provided, that in the case of any Company Stock Options issued on or following November 7, 2005 to any person who is a full-time employee of the Company as of the date hereof, any Adjusted Company Stock Options with respect to such Company Stock Options shall remain outstanding and holders of such Adjusted Company Stock Options shall not be entitled to receive any cash payments. The Company shall take all steps necessary and appropriate to give effect to this Section 4.02(b), including using reasonable best efforts to obtain any necessary consents to the cancellation of the Adjusted Company Stock Options.

(c) In the event that, following the adjustment to outstanding restricted stock or restricted stock units (each, as so adjusted, an “Adjusted Company Restricted Stock”) made

24

pursuant to Section 4.02(a), the number of shares of Common Stock subject to any Adjusted Company Restricted Stock is less than one, then, except as otherwise agreed by the Company and any holder of any Adjusted Company Restricted Stock, the Company shall cause such Adjusted Company Restricted Stock to be cancelled immediately following the Reverse Stock Split, and, in consideration of such cancellation, the holder of such Adjusted Company Restricted Stock shall be entitled to receive a cash payment (less applicable tax withholdings) equal to, for each share of Common Stock subject to such restricted stock or restricted stock units immediately prior to the Reverse Stock Split, the Offer Price less any applicable exercise or purchase price; provided, that in the case of any restricted stock or restricted stock units issued on or following November 7, 2005 to any person who is a full-time employee of the Company as of the date hereof, any Adjusted Company Restricted Stock with respect to such restricted stock or restricted stock units shall remain outstanding and holders of such Adjusted Company Restricted Stock shall not be entitled to receive any cash payments. The Company shall take all steps necessary and appropriate to give effect to this Section 4.02(c), including by obtaining any necessary consents to the cancellation of the Adjusted Company Restricted Stock.

SECTION 4.03 Surrender of Shares. (a) Prior to the Effective Time, the Company shall designate a bank or trust company to act as agent (the “Paying Agent”) for the holders of fractional shares of Class A Common Stock to receive funds pursuant to Section 4.01(b). Such funds shall be invested by the Paying Agent as directed by the Company.

(b) Promptly after the Effective Time, the Company shall cause to be mailed to each Person who following the Effective Time shall be entitled to receive funds pursuant to Section 4.01(b) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates evidencing shares that were converted into fractional shares in the Reverse Stock Split shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Offer Price for each share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Offer Price payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Offer Price is to be made to a Person other than the Person in whose name the surrendered Certificate formerly evidencing shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Offer Price to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Company that such taxes either have been paid or are not applicable. If any holder of shares of Class A Common Stock that were converted into fractional shares in the Reverse Stock Split is unable to surrender such holder’s Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Company. Each of the Company and the Paying Agent shall

25

be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of fractional shares of Class A Common Stock such amount as it is required to deduct and withhold with respect to the making of such payment under any Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of such fractional shares of Class A Common Stock in respect of which such deduction and withholding was made.

(c) At any time following the twelfth month after the Effective Time, the Company shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of fractional shares of Class A Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Company (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Offer Price that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Company nor the Paying Agent shall be liable to any holder of a fractional share of Class A Common Stock for any Offer Price delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law.

(d) From and after the Effective Time, holders of shares of Class A Common Stock that were converted into fractional shares in the Reverse Stock Split shall cease to have any rights with respect to such fractional shares except the right to receive an amount equal to the Offer Price multiplied by the number of shares of Class A Common Stock held by such holder prior to the Effective Time or as provided by applicable Law.

ARTICLE V
THE EXCHANGE OFFER

SECTION 5.01 The Exchange Offer. (a) As soon as reasonably practicable following the Commencement Date, the Company shall commence (within the meaning of Rule 13e-4(a)(4) under the Exchange Act) the Exchange Offer to exchange, out of funds legally available therefor, (i) for each outstanding share of 14¼% Preferred validly tendered in the Exchange Offer and not validly withdrawn (x) $7,000 principal amount of Series A Convertible Subordinated Debt and (y) $1,000 initial liquidation preference of Series A-1 Convertible Preferred, and (ii) for each outstanding share of 9¾% Preferred validly tendered in the Exchange Offer and not validly withdrawn (A) $4,000 principal amount of Series A Convertible Subordinated Debt and (B) $1,000 initial liquidation preference of Series A-1 Convertible Preferred; provided, that if, at the Exchange Offer Closing, the number of shares of 14¼% Preferred or 9¾% Preferred validly tendered in the Exchange Offer and not validly withdrawn represent 50% or less of the total outstanding shares of such class (a “Minority Exchange”), the Company shall exchange, out of funds legally available therefor, (i) for each outstanding share of 14¼% Preferred that has been accepted for exchange (x) $7,500 principal amount of Series A Convertible Subordinated Debt and (y) $500 initial liquidation preference of Series B Convertible Preferred, and (ii) for each outstanding share of 9¾% Preferred that has been accepted for exchange (A) $4,500 principal amount of Series A Convertible Subordinated Debt and (B) $500 initial liquidation preference of Series B Convertible Preferred. In order for shares of Senior

26

Preferred Stock to be validly tendered, each holder of Senior Preferred Stock who tenders in the Exchange Offer shall tender all but not less than all of the Senior Preferred Stock such holder owns on the Commencement Date.

(b) The Company shall cause the Exchange Offer to remain open until the twentieth Business Day after such commencement of the Exchange Offer or, as set forth in this Section 5.01(b), such other later date as CIG and NBCU may mutually agree (the “Exchange Offer Initial Expiration Date”). The Company shall be obligated to accept for exchange shares of Senior Preferred Stock validly tendered pursuant to the Exchange Offer, subject only to the non-occurrence or waiver of each of the conditions set forth in Annex B (the “Exchange Offer Conditions”). The Company shall not amend or make changes to the terms of the Exchange Offer, including the Exchange Offer Conditions, without the prior written consent of both CIG and NBCU. Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to extend the Exchange Offer Initial Expiration Date for (i) any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Exchange Offer, (ii) any period required to obtain required stockholder approval of the Proposed Amendments, or (iii) any period required by applicable Law. On the Exchange Offer Initial Expiration Date, CIG and the Company shall, in their reasonable judgment, jointly determine whether the Exchange Offer Conditions exist and whether any such Exchange Offer Conditions shall be waived. Notwithstanding the foregoing, (A) in the event the Company, in its reasonable judgment, determines that one or more Exchange Offer Conditions exist and the Company reasonably determines not to waive any such Exchange Offer Condition and CIG, in its reasonable judgment, determines that each such Exchange Offer Condition does not exist or reasonably determines to waive any such Exchange Offer Condition, the Contingent Exchange pursuant to Section 5.04(b) shall occur, (B) in the event CIG, in its reasonable judgment, determines that one or more Exchange Offer Conditions exist and CIG reasonably determines not to waive any such Exchange Offer Condition and the Company, in its reasonable judgment, determines that each such Exchange Offer Condition does not exist or reasonably determines to waive any such Exchange Offer Condition, the Exchange Offer shall expire and no shares of Senior Preferred Stock shall be accepted for exchange and the Contingent Exchange pursuant to Section 5.04(b) shall not occur and (C) in the event an Exchange Offer Condition set forth in clauses (b) or (c) of Annex B exists that cannot be waived and that prevents the Exchange Offer Closing from occurring, the Exchange Offer shall expire and no shares of Senior Preferred Stock shall be accepted for exchange and the Contingent Exchange pursuant to Section 5.04(b) shall not occur.

(c) To the extent the Company amends or makes changes to the terms and conditions of the Exchange Offer pursuant to Section 5.01(b), CIG and the NBCU Entities shall cooperate with the Company in making any filings or amendments required by the DGCL, the Exchange Act, the Securities Act or any other applicable Law, or as otherwise may be necessary to effect such amendment or change.

(d) As promptly as reasonably practicable on the date the Exchange Offer is commenced, the Company shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments thereto, the “Exchange Offer Schedule TO”) with respect to the Exchange Offer, which will comply in all material respects with the provisions of all applicable

27

federal and state securities laws, and will contain (including as an exhibit) or incorporate by reference an offer to exchange relating to the Exchange Offer, the consent solicitation statement described in Section 5.02 and forms of the related letter of transmittal (which documents, together with the Exchange Offer Schedule TO and any supplements or amendments thereto, are referred to collectively as the “Exchange Offer Documents”). The related letter of transmittal shall provide that, among other matters, in order for shares of Senior Preferred Stock to be validly tendered, each holder of Senior Preferred Stock who tenders in the Exchange Offer shall represent and warrant to the Company that (x) such holder has full power and authority to tender, sell, assign and transfer shares of Senior Preferred Stock in the Exchange Offer, (y) such holder has tendered all but not less than all of the shares of Senior Preferred Stock held by such holder on the Commencement Date and (z) when such shares are accepted for exchange by the Company, the Company shall acquire good, marketable and unencumbered title thereto, free and clear of all Liens. The Exchange Offer Documents, on the date filed with the SEC and on the date first disseminated to the holders of Senior Preferred Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall take all steps necessary to cause the Exchange Offer Documents to be filed with the SEC and to be disseminated to the holders of Senior Preferred Stock, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly correct or supplement any information in the Exchange Offer Documents if and to the extent that it shall have become false and misleading in any material respect, and the Company shall take all steps necessary to cause the Exchange Offer Documents as so corrected to be filed with the SEC and to be disseminated to the holders of Senior Preferred Stock, in each case as and to the extent required by applicable federal securities laws. CIG, the NBCU Entities and their respective counsel shall be given a reasonable opportunity to review and comment on the initial Exchange Offer Documents before they are filed with the SEC. In addition, the Company shall provide CIG, the NBCU Entities and their respective counsel with any comments or other communications that it or its counsel may receive from time to time from the SEC or its staff with respect to the Exchange Offer Documents promptly after the receipt of such comments or other communications. CIG, the NBCU Entities and their respective counsel shall be given a reasonable opportunity to review and comment on any response of the Company to comments or other communications from the SEC or any amended or revised Exchange Offer Documents before it is filed with the SEC.

(e) Subject to the terms of this Agreement, promptly after the expiration of the Exchange Offer, the Company shall accept for exchange, in accordance with the terms of the Exchange Offer, all of the shares of Senior Preferred Stock validly tendered pursuant to the Exchange Offer and not validly withdrawn.

(f) If the exchange is to be made to a Person other than the Person in whose name the surrendered certificate formerly evidencing shares of Senior Preferred Stock is registered on the stock transfer books of the Company, it shall be a condition of exchange that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such exchange shall have paid all transfer and other taxes required by reason of the exchange to a Person other than the registered holder of the certificate surrendered, or shall

28

have established to the satisfaction of the Company that such taxes either have been paid or are not applicable.

SECTION 5.02 Consent Solicitation. The Exchange Offer Documents shall provide that (A) holders of Senior Preferred Stock who validly tender in the Exchange Offer shall also execute a written consent to an amendment to the Company’s Certificate of Incorporation in the form attached hereto as Exhibit T (the “Proposed Amendments”) and (B) the Proposed Amendments with respect to each series of Senior Preferred Stock shall become effective upon the filing with the Secretary of State of the State of Delaware of a certificate of amendment of the Company’s Certificate of Incorporation which shall be filed promptly following (i) acceptance by the Company for exchange of shares of Senior Preferred Stock tendered pursuant to the Exchange Offer that represent a majority of the shares of such series of Senior Preferred Stock outstanding on the Commencement Date and (ii) receipt by the Company of the approval by the requisite vote of holders of Common Stock of the Proposed Amendments.

SECTION 5.03 Exchange by CIG. CIG shall, and shall cause its controlled Affiliate to, (i) validly tender in the Exchange Offer and not withdraw all of the shares of 14¼% Preferred and 9¾% Preferred it holds and (ii) consent to the Proposed Amendments in the manner provided in the Exchange Offer Documents. Subject to Section 5.01(b), the Company shall accept for exchange all such shares of Senior Preferred Stock tendered by CIG in the Exchange Offer.

SECTION 5.04 Contingent Exchange. (a) If, at the Exchange Offer Closing, (i) the Company has accepted for exchange less than 90% of the outstanding shares of each series of Senior Preferred Stock owned by holders other than CIG, (A) NBC Palm Beach I shall be entitled to surrender and deliver to the Company, promptly following the Exchange Offer Closing, one or more certificates representing up to $375,000,000 aggregate stated liquidation preference of NBCU Series B Preferred in exchange for an equal principal amount of Series B Convertible Subordinated Debt, and (ii) CIG shall be entitled to surrender and deliver to the Company, promptly following the Exchange Offer Closing, one or more certificates representing up to $95,584,689 aggregate stated liquidation preference of Series C Preferred Stock or Series A-2 Preferred Stock, as applicable, received pursuant to Section 10.11 in exchange for an equal principal amount of Series B Convertible Subordinated Debt, with such amounts, in each case, determined in accordance with the methodology described on Schedule 5.04.

(b) Notwithstanding Section 5.04(a) but subject to Section 5.01(b), in the event the Exchange Offer Expiration occurs, promptly following the Exchange Offer Expiration, (i) CIG shall be entitled to surrender and deliver to the Company 9,386.46875 shares of 14¼% Preferred and 262.33603 shares of 9¾% Preferred in exchange for $76,403,430 aggregate principal amount of Series B Convertible Subordinated Debt, (ii) NBC Palm Beach I shall be entitled to surrender and deliver to the Company one or more certificates representing $375,000,000 aggregate stated liquidation preference of NBCU Series B Preferred in exchange for $375,000,000 aggregate principal amount of Series B Convertible Subordinated Debt and (iii) CIG shall be entitled to surrender and deliver to the Company one or more certificates representing $95,584,689 aggregate stated liquidation preference of Series C Preferred Stock or Series A-2 Preferred Stock, as applicable, received pursuant to Section 10.11 in exchange for an equal principal amount of Series

29

B Convertible Subordinated Debt (the actions as described in Section 5.04(a) and this Section 5.04(b), as the case may be, the “Contingent Exchange”).

(c) (i) Immediately following receipt of the certificate or certificates, if any, representing the aggregate stated liquidation preference of NBCU Series B Preferred surrendered by NBC Palm Beach I in the Contingent Exchange, the Company shall cancel such certificate and issue to NBC Palm Beach I, out of funds legally available therefor, a note or notes representing an aggregate principal amount of Series B Convertible Subordinated Debt determined in accordance with Sections 5.04(a) or (b), as applicable, (ii) if applicable, immediately following receipt of the certificate or certificates representing the aggregate stated liquidation preference of Series C Preferred Stock or Series A-2 Preferred Stock as applicable, surrendered by CIG in the Contingent Exchange pursuant to Section 5.04(a), the Company shall cancel such certificate and issue to CIG, out of funds legally available therefor, a note or notes representing an aggregate principal amount of Series B Convertible Subordinated Debt determined in accordance with Section 5.04(a), and (iii) if applicable, immediately following receipt of the certificate or certificates representing 9,386.46875 shares of 14¼% Preferred, 262.33603 shares of 9¾% Preferred and $95,584,689 in aggregate stated liquidation preference of Series C Preferred Stock or Series A-2 Preferred Stock, as applicable, surrendered by CIG in the Contingent Exchange pursuant to Section 5.04(b), the Company shall cancel such certificate and issue to CIG, out of funds legally available therefor, a note or notes representing $171,988,119 aggregate principal amount of Series B Convertible Subordinated Debt in accordance with Section 5.04(b).

SECTION 5.05 Company Approval. The Company hereby represents that the Board has determined that it is in the best interests of the Company to authorize and approve the Exchange Offer, the Contingent Exchange and the Proposed Amendments.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to CIG and the NBCU Entities to enter into this Agreement, except as set forth in the Company Disclosure Letter or as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement, the Company hereby represents and warrants to CIG and the NBCU Entities as of the date hereof that:

SECTION 6.01 Organization and Qualification. (a) Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to own, lease, use and operate its properties and assets and to carry on its business as presently conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its assets or properties or conduct of its business makes such licensing or qualification necessary, except to the extent that the failure to be so organized, licensed, qualified or in good standing, or to have such power or authority, would not adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, each of the Transaction Agreements to which it is a party. The Company has made available to CIG and NBCU complete and correct copies of the Company’s

30

and its Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date hereof, and each as so made available is in effect on the date hereof.

SECTION 6.02 Capitalization. (a) The authorized capital stock of the Company consists of (A)(1) 505,000,000 shares of Class A Common Stock, of which, as of May 1, 2007, 65,377,185 shares were issued and outstanding, (2) 35,000,000 shares of Class B Common Stock, of which 8,311,639 shares are issued and outstanding and (3) 317,000,000 shares of Class C Common Stock, of which no shares are issued and outstanding, and (B) 1,000,000 shares of preferred stock, of which (1) 72,000 shares have been designated as 14¼% Preferred, of which 56,931.4905 shares are issued and outstanding, (2) 17,500 shares have been designated as 9¾% Preferred, of which 16,695.9798 shares are issued and outstanding and (3) 60,607 shares have been designated as NBCU Series B Preferred, all of which are issued and outstanding. As of May 1, 2007, no shares of capital stock were held in treasury, and no shares of capital stock were reserved for issuance except for (i) 27,237,042 shares of Class A Common Stock reserved in respect of Company Stock Options and other rights (including restricted stock and restricted stock units) (the “Company Stock Awards”) outstanding as of such date granted pursuant to the Company Stock Plans, (ii) 10,434,988 shares of Class A Common Stock reserved in respect of the conversion of 9¾% Preferred, (iii) 8,311,639 shares of Class A Common Stock reserved in respect of the conversion of Class B Common Stock and (iv) 303,035,000 shares of Class A and Class C Common Stock reserved in respect of the conversion of NBCU Series B Preferred. All of the issued and outstanding shares of the Company’s capital stock have been duly and validly authorized and issued and are fully paid and nonassessable and not subject to preemptive or other outstanding rights. The Company has made available to CIG and the NBCU Entities accurate and complete copies of all Company Stock Option Plans pursuant to which the Company has granted the Company Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Stock Awards. Since January 1, 2007, the Company has not issued any shares of capital stock of the Company or granted or entered into any calls, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company or any of its Subsidiaries to issue or sell any capital stock of the Company, or any other interest in, the Company or any of its Subsidiaries, other than pursuant to one or more of the Transaction Agreements or pursuant to the exercise of options to acquire shares of Class A Common Stock outstanding on January 1, 2007 in an amount not in excess of the amount set forth in this Section 6.02(a).

(b) None of the Subsidiaries of the Company owns any shares of Common Stock or Existing Preferred Stock. Section 6.02(b) of the Company Disclosure Letter sets forth a list, as of the date hereof, of the Subsidiaries and Persons (other than the Subsidiaries) in which the Company or a Subsidiary owns a 5% or greater, but less than 100%, equity interest (each, a “Company Joint Venture”). Each of the outstanding shares of capital stock or other equity securities of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors’ qualifying shares and where such failure to have such ownership would not reasonably be expected to have a Material Adverse Effect, owned by the Company or by a direct or indirect wholly-owned Subsidiary, free and clear of any Lien, other than Permitted Liens. The ownership interest in each Subsidiary and in each Company Joint Venture is

31

owned by the Company or by a direct or indirect wholly-owned Subsidiary, free and clear of any Lien, other than any Permitted Liens. Neither the Company nor any of its Subsidiaries has entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds to or make additional investments in any other Person.

(c) Upon any issuance of any shares of Common Stock in accordance with the terms of the Company Benefit Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) Except for the Stockholder Agreement and the Registration Rights Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company is bound relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries.

(e) The Board, at a meeting duly called and held, and following the unanimous recommendation of a special committee of the Board, has (A) with all directors voting, adopted resolutions approving the Transaction as a strategic plan or financing plan for purposes of Section 3.3(a) of the Stockholder Agreement, approving and declaring advisable and recommending that the stockholders of the Company approve the Proposed Amendments, the Restated Certificate of Incorporation, and the Reverse Stock Split and approving, declaring the advisability of and recommending that the stockholders of the Company approve an amendment to the Certificate of Incorporation (the “Certificate Amendment”), in the form attached hereto as Exhibit W, to create Class D Common Stock and provide for 1,000,000,000 authorized shares of Class D Common Stock, and (ii) increase the number of authorized shares of Common Stock, Class A Common Stock and Class C Common Stock to 3,035,000,000, 1,000,000,000 and 1,000,000,000, respectively, of which the Board has determined to reserve for issuance, subject to the approval of the Certificate Amendment by the stockholders of the Company entitled to vote and the filing of the Certificate Amendment with the Secretary of State of the State of Delaware, 600,000,000 shares of Class A Common Stock, 600,000,000 shares Class C Common Stock and 700,000,000 shares Class D Common Stock upon conversion of the Convertible Securities (the “Conversion Shares”), and 100,000,000 shares of Class A Common Stock upon exercise of the Warrant, and (B) received the opinion of its financial advisor to the effect that, as of the date of such opinion, the Offer Price to be received by the holders of the shares of Class A Common Stock in the Tender Offer is fair from a financial point of view to such holders. When issued, all shares of the New Preferred Stock, all Conversion Shares issued upon the conversion of the Convertible Securities in accordance with the terms thereof, and all shares of Common Stock issued in accordance with the terms of the NBCU Option II and the Warrant will be duly and validly authorized and issued, fully paid and nonassessable and not subject to preemptive rights, and the owner of such shares will have good title thereto, free and clear of all Liens (other than any Lien created by or on behalf of such owner).

(f) Other than (A) the shares referred to in Section 6.02(a), (B) the requirement to issue the Conversion Shares pursuant to the documents governing the terms of the Convertible

32

Securities and (C) the issuance of the New Preferred Stock, the Convertible Subordinated Debt, the NBCU Option II and the Warrant as contemplated by the Transaction Agreements, (1) no equity securities of the Company or any of its Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe for, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, calls, preemptive rights, commitments or other rights of any character whatsoever, (2) there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of the Company or any of its Subsidiaries and (3) there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or will be bound to issue or sell additional shares of its capital stock or any securities or rights convertible into or exchangeable or exercisable for shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Except as required by the terms of the Existing Preferred Stock and the 2005 Agreements, the Company is not subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any of its capital stock.

(g) The consummation of the transactions contemplated by the Transaction Agreements will not trigger the anti-dilution provisions or other price adjustment mechanisms of any outstanding subscriptions, options, warrants, calls, contracts, preemptive rights, demands, commitments, conversion rights or other agreements or arrangements of any character or nature whatsoever under which the Company is or may be obligated to issue or acquire its capital stock.

(h) None of the Senior Preferred Stock or the NBCU Series B Preferred are required to be registered pursuant to Section 12 of the Securities Act.

SECTION 6.03 Authority Relative to the Transaction Agreements. (a) The Company has all necessary corporate power and authority to execute and deliver each of the Transaction Agreements to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. Except as set forth on Section 6.03(a) of the Company Disclosure Letter, the execution and delivery by the Company of each of the Transaction Agreements to which it is a party, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all requisite action on the part of the Company and approved by the Board, and other than required stockholder approval, no other corporate proceedings on the part of the Company are necessary to authorize any of the Transaction Agreements to which it is a party or to consummate the transactions contemplated thereby. Each of the Transaction Agreements to which the Company is a party has been or, upon execution, shall have been duly executed and delivered by it, and (assuming due authorization, execution and delivery by the other parties) each of the Transaction Agreements to which it is a party constitutes or, upon execution, shall constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms. The Board has approved each of the Transaction Agreements to which the Company is a party and the transactions contemplated thereby and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(b) of the DGCL shall not apply to the Reverse Stock Split or the Tender Offer. To the Knowledge of the Company, no other state takeover Law is applicable to any of the transactions contemplated by any of the Transaction Agreements.

33

(b) Pursuant to the DGCL and the Company’s Certificate of Incorporation, the approval of the Certificate Amendment, the Restated Certificate of Incorporation and the Reverse Stock Split requires the affirmative votes of the holders of a majority of the then outstanding shares of Common Stock and to the extent shares of 9¾% Preferred are then entitled to vote, 9¾% Preferred (on an as converted basis), voting together as a single class.

SECTION 6.04 No Conflict; Required Filings and Consents. (a) The execution and delivery by the Company of each of the Transaction Agreements to which it is a party, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby do not and will not (i) assuming that the required stockholder approval of any amendment to the Certificate of Incorporation of the Company as contemplated by the Transaction, including the Certificate Amendment, has been obtained, conflict with or violate the Certificate of Incorporation or By-laws of the Company or the comparable governing documents of any of its Subsidiaries, (ii) assuming that all consents, approvals and other authorizations described in Section 6.04(b) have been obtained and that all filings and other actions described in Section 6.04(b) have been made or taken, conflict with or violate any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except as described in Section 2.01(a), result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to any Contract to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, (x) with respect to clause (iii), as would not materially and adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, each of the Transaction Agreements to which the Company is a party and would not, and (y) with respect to clauses (ii) and (iii), individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery by the Company of each of the Transaction Agreements to which it is a party, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby do not and will not require any consent, approval, authorization or other order of, action by, filing with, registration or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, Securities Act, or state securities or “blue sky” laws (“Blue Sky Laws”), (ii) the pre-merger notification and waiting period requirements of the HSR Act, (iii) the FCC Application, (iv) the FCC Approval, (v) the filing and recordation of the Proposed Amendments, any amendment to the Certificate of Incorporation of the Company as contemplated by the Transaction, including the Certificate Amendment, and each of the New Preferred Stock Certificates of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL, (vi) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Company of the transactions contemplated by each of the Transaction Agreements to which it is a party and (vii) as may be necessary as a result of any facts or circumstances relating solely to CIG or the NBCU Entities or any of their respective Affiliates.

34

SECTION 6.05 Permits; Compliance. (a) Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority, in each case applicable to the Company and its Subsidiaries, including all authorizations under the Communications Act, necessary for each of the Company or the Subsidiaries to own, lease and operate its properties, including the Company Stations, or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by the Transaction Agreements or otherwise prevent or materially delay the Company from performing its obligations under the Transaction Agreements to which it is a party and would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, no suspension or cancellation of any of the Permits is pending or threatened that would reasonably be expected to have a Material Adverse Effect.

(b) Each of the Company and the Subsidiaries is in compliance with (i) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any Contract or Permit to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by the Transaction Agreements or otherwise prevent or materially delay the Company from performing its obligations under the Transaction Agreements to which it is a party and would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Company Station, including physical facilities, electrical and mechanical systems, and transmitting and studio equipment, is operated in compliance with the Communications Act and the specifications of the FCC Licenses; (ii) the antenna structures owned or used by each Company Station are in compliance with the Communications Act and the requirements of the Federal Aviation Administration; (iii) the location and staffing of each Company Station’s main studio comply with the Communications Act; (iv) all reports and other filings required by the FCC with respect to the FCC Licenses and each Company Station (including, without limitation, all required children’s television and equal employment opportunity reports) have been filed in material compliance with the FCC rules and regulations; and (v) all FCC regulatory fees have been timely paid.

(d) Section 6.05(d) of the Company Disclosure Letter sets forth a complete and accurate list of the FCC Licenses and the authorized holder and the expiration date of the term (including any renewals, extensions or modifications thereof) of each of the FCC Licenses. The FCC Licenses are, except as described in Section 6.05(d) of the Company Disclosure Letter, in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and their respective terms are not subject to any conditions other than those applicable to broadcast licenses generally or as otherwise disclosed on the face of the FCC Licenses. Except as described in

35

Section 6.05(d) of the Company Disclosure Letter, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or affecting the FCC Licenses or requesting revocation, suspension, cancellation or non-renewal of any of the FCC Licenses by or before the FCC, except for the FCC rulemaking proceedings generally affecting the television broadcast industry. Except as set forth in Section 6.05(d) of the Company Disclosure Letter, there are no unsatisfied, outstanding or pending, or to the Knowledge of the Company, threatened, by or before the FCC, orders to show cause, notices of violation, notices of apparent liability, notices of forfeiture or complaints issued against the Company or any of the Company Stations. To the Knowledge of the Company, there is no reason to believe that the FCC Licenses will not be renewed in the ordinary course. The FCC Licenses listed on Section 6.05(d) of the Company Disclosure Letter include all of the principal station licenses issued by the FCC that are used in or required for the operation of the Company Stations under the Communications Act. Except for pending applications for renewal of licenses for certain of the Company Stations, as of the date of this Agreement there are no proceedings, complaints, notices of forfeiture, claims or investigations pending, or to the Knowledge of the Company, threatened, that would materially impair the ability of Mr. Paxson or PMC to transfer control of the Call Shares to CIG or which would materially impede Mr. Paxson’s or PMC’s ability to prosecute the FCC Application.

(e) The Company Stations have been assigned channels by the FCC for the provision of digital television (“DTV”) service. The channel assignments have not been vacated, reversed, stayed, set aside, annulled or suspended, nor are they subject to any pending appeal, request for stay, or petition for rehearing, reconsideration or review by any person or by the FCC on its own motion, and the time for filing any such appeal, request, petition or similar document for the reconsideration or review by the FCC on its own motion has expired. To the Knowledge of the Company, there are no pending or anticipated petitions for rulemaking or notices of proposed rulemaking to reallocate the DTV allotment of any of the Company Stations, or to reallocate the DTV allotment of any other station in a manner that could affect the DTV operations of any of the Company Stations, nor were any requests to such effect filed with the FCC in its consideration of a final DTV table of allotments. All of the Company Stations are operating DTV facilities at full licensed power, or as set forth on Section 6.05 of the Company Disclosure Letter, have been authorized by the FCC, or have applied for authorization from the FCC, to defer full power DTV operation.

SECTION 6.06  SEC Filings; Financial Statements. (a) The Company has filed or furnished, as the case may be, on a timely basis, all forms, reports and documents required to be filed by it with the SEC since January 1, 2005, including (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2005 and 2006, respectively, (ii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since January 1, 2005 and (iii) all other forms, certifications, reports and registration statements filed by the Company with the SEC since January 1, 2005 (the forms, certifications, reports, statements and other documents referred to in clauses (i), (ii) and (iii) above, and those filed with the SEC subsequent to the date of this Agreement, and as amended, being, collectively, the “SEC Reports”). The SEC Reports, including any financial statements or schedules included therein, (i) were prepared in accordance with the requirements of either the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment,

36

contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, or, in the case of the SEC Reports filed after the date of this Agreement, will fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to notes and normal year-end adjustments that will not be material in amount or effect), except as otherwise noted therein.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as of December 31, 2006, including the notes thereto (the “2006 Balance Sheet”), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since January 1, 2007, liabilities or obligations incurred in connection with the Transaction and described in Section 6.06(c) of the Company Disclosure Letter, or liabilities or obligations which would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by the Transaction Agreements or otherwise prevent or materially delay the Company from performing its obligations under the Transaction Agreements to which it is a party and would not, individually or in the aggregate, have a Material Adverse Effect.

(d) The Company has heretofore furnished to CIG and the NBCU Entities complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(e) The Company has made available to CIG and the NBCU Entities all comment letters received by the Company from the SEC or the staff thereof since January 1, 2005 and all responses to such comment letters filed by or on behalf of the Company. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Reports.

(f) To the Company’s knowledge, except as disclosed in the SEC Reports, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since January 1, 2005.

(g) The Company maintains disclosure controls and procedures as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act and such controls and procedures are

37

effective to ensure that all material information concerning the Company and the Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. The Company has made available to CIG and the NBCU Entities complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 6.06, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Documents filed with the SEC by the Company and publicly available via the SEC’s EDGAR system shall be considered to have been made available by the Company to CIG and the NBCU Entities. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(h) The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to CIG and the NBCU Entities complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(i) Since January 1, 2005, neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices. Since January 1, 2005, there have been no internal investigations regarding internal accounting controls, accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Board or any committee thereof.

(j) To the Knowledge of the Company, no employee of the Company or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any

38

applicable Law. Neither the Company nor any Subsidiary nor to the Knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. §1514A(a).

(k) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the American Stock Exchange.

SECTION 6.07 Absence of Certain Changes or Events. (a) Since December 31, 2006, except as expressly contemplated by the Transaction Agreements to which the Company is a party, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice, (ii) there has not been any change in the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect, and (iii) none of the Company or any Subsidiary has taken any action not in the ordinary course of business that, if taken after the date hereof, would constitute a breach of any of the covenants set forth in Section 9.01.

(b) Since January 1, 2006 the Company has not taken any of the following actions with respect to any of its present or former directors or officers, except as has been approved by the compensation committee of the Board as an employment compensation, severance or other employee benefit arrangement in accordance with the safe harbor contained in Rule 14d-10 of the Exchange Act: (i) an increase in compensation or benefits in any form, (ii) any grant of the right to receive any severance or termination compensation or benefit, (iii) any entry into an employment, consulting, indemnification, termination, change of control, non-competition or severance agreement or (iv) an amendment to or adoption of a Company Stock Plan (the matters described in foregoing clauses (i), (ii), (iii) and (iv), collectively, “Compensation Actions”). To the extent that any Compensation Action was approved after the date of the first discussion of a potential tender offer between the Company or the Board, on the one hand, and CIG, CLP or the NBCU Entities, on the other hand, the compensation committee of the Board was, at the time of each such approval, aware of such potential tender offer.

SECTION 6.08 Absence of Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary before any Governmental Authority that (a) individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of the transactions contemplated by the Transaction Agreements to which the Company is a party or otherwise prevent or materially delay the Company from performing its obligations thereunder. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any Governmental Order that, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect or to prevent or materially delay consummation of any of the transactions contemplated by the

39

Transaction Agreements to which the Company is a party or otherwise prevent or materially delay the Company from performing its obligations thereunder.

SECTION 6.09 Compensation and Benefit Plans; ERISA. (a) The Company has made available to CIG and NBCU correct and complete copies of each Company Benefit Plan and amendments thereto. No entity is treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code, other than the Company and its Subsidiaries.

(b) With respect to each Company Benefit Plan, if applicable, the Company has made available to CIG and NBCU correct and complete copies of (i) all plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions and material employee communications concerning the extent of the benefits provided under a Company Benefit Plan; (iii) the most recent annual report (including all schedules); (iv) the most recent annual audited financial statements and opinions; (v) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”); and (vi) all material communications with any domestic Governmental Authority given or received since January 1, 2005. There is no present intention that any Company Benefit Plan be materially amended, suspended or terminated at any time within the twelve months immediately following the date of this Agreement.

(c) [Intentionally omitted].

(d) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries; and (iv) the PBGC has not instituted proceedings to terminate any such plan or made any inquiry which would reasonably be expected to lead to termination of any such plan, and, to the Knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan. Neither the Company nor any of its Subsidiaries has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan other than a plan listed on Section 6.09(a) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries would be reasonably expected to have any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) that has not been satisfied in full.

(e) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and no event has occurred since the date of such qualification or exemption that would

40

reasonably be expected to result in the loss of such qualification or exemption. Each Company Benefit Plan has been established and administered in material compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws. With respect to the Company Benefit Plans, no event has occurred and no condition exists that would subject the Company by reason of its being treated as a single employer with any entity under Sections 414(b), (c), (m) or (o) of the Code to any material (i) Tax, penalty, fine, (ii) Lien (other than a Permitted Lien) or (iii) other liability imposed by ERISA, the Code or other applicable Laws.

(f) There are no Company Benefit Plans under which welfare benefits are provided to past or present employees of the Company and its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws.

(g) Except as contemplated by the 2005 Agreements, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, from the Company or any Subsidiary to any current or former employee of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code; (v) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans; or (vi) result in the payment by the Company or any Subsidiary of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code in excess of $5,000,000.

(h) With respect to any Company Benefit Plan or any current or former employee of any of the Company or any of its Subsidiaries, (i) no Actions (including any administrative investigation, audit or other proceeding by the Department of Labor or the IRS but other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (ii) to the Knowledge of the Company, no events or conditions have occurred or exist that would reasonably be expected to give rise to any such Actions.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. Each Company Benefit Plan that requires registration with a Governmental Authority has been properly registered, except where any failure to register, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

41

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company (including Company Benefit Plans pursuant to which “stock rights” (as defined in Treas. Reg. §1409A-1(e)) have been granted) has been operated since January 1, 2005 either pursuant to a grandfathering exemption from Section 409A of the Code or in good faith compliance with Section 409A of the Code, the proposed regulations, the final regulations and other guidance issued thereunder.

SECTION 6.10 Labor Matters. (a) (i) As of the date of this Agreement, except as set forth in Section 6.10 of the Company Disclosure Letter, and (ii) as of any date subsequent to the date of this Agreement except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (x) none of the employees of the Company or its Subsidiaries is represented by a union and, to the knowledge of the Company, no union organizing efforts have been conducted or threatened since January 1, 2005 or are being conducted or threatened, (y) neither the Company nor any of its Subsidiaries is a party to or is negotiating any collective bargaining agreement or other labor Contract, and (z) there is no pending and, to the Knowledge of the Company, there is no threatened material strike, picket, work stoppage, work slowdown or other organized labor dispute affecting the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding or social security Taxes. No material unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law which remains unsatisfied, and neither the Company nor any of its Subsidiaries has planned or announced any “plant closing” or “mass layoff” as contemplated by WARN affecting any site of employment or facility of the Company or any of its Subsidiaries.

SECTION 6.11 Taxes. (a) All Tax Returns that are filed or required to be filed by or with respect to the Company have been duly and timely filed and all such Tax Returns are complete and correct in all material respects. All Taxes of the Company that are due and payable have been paid in full, whether or not shown to be due on a Tax Return. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(b) There is no litigation outstanding concerning any Tax liability of the Company pending or threatened in writing with respect to any Taxes due from or with respect to the Company. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay Taxes other than any Liens for Taxes that are not yet due and payable. There are no currently outstanding or pending waivers or agreed or pending extensions of any statute of limitations in respect of Taxes of the Company. No claim has ever been made in writing by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

42

(c) The Company does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. national law) as a transferee or successor, by contract or otherwise. The Company is not a party to or bound by any Tax allocation, sharing or similar agreement. The Company has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of state, local, or non-U.S. national law which provides for consolidation, group relief, or other surrender of Tax items between affiliated entities in the preparation and filing of their respective Tax Returns).

(d) The Company is not nor has it been subject to (i) a disclosure obligation with respect to any Person under Section 6111 of the Code and the regulations promulgated thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code and the Treasury Regulations promulgated thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

SECTION 6.12 Insurance. The Company and its Subsidiaries have made available to CIG and NBCU correct and complete copies of their respective D&O Insurance Policies. Such D&O Insurance Policies are in full force and effect and, to the Knowledge of the Company, neither the Company nor any Subsidiary is in material default with respect to any of its obligations under any such D&O Insurance Policy. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any such D&O Insurance Policy.

SECTION 6.13 Company Material Contracts. The Company has filed or furnished to the SEC, or provided to CIG and NBCU prior to the date hereof, true and complete copies of all Company Material Contracts. All Company Material Contracts are valid and in full force and effect and enforceable in accordance with their respective terms, with respect to the Company or its Subsidiaries, as applicable, and, to the knowledge of the Company, with respect to the other parties thereto, except to the extent that (i) they have previously expired or otherwise terminated in accordance with their terms or (ii) the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any counterparty to any Company Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations or defaults which are not continuing or, individually or in the aggregate, would not have a Material Adverse Effect. No Company Material Contract has been amended or modified prior to the date of this Agreement (other than immaterial amendments or modifications), except for amendments or modifications which have been filed or furnished as an exhibit to a subsequently filed or furnished SEC Report, or provided to CIG and NBCU prior to the date hereof. The consummation of the Transaction will not result in any Company Material Contract failing to continue in full force and effect or result in any material penalty or other material adverse consequence under a Company Material Contract.

SECTION 6.14 Property. All properties and assets of the Company and its Subsidiaries, real and personal, that are material to the conduct of their businesses, taken as a

43

whole, as of the date of this Agreement are, except for changes in the ordinary course of business since the date of the most recent consolidated balance sheet included in the SEC Reports as filed with the SEC prior to the date hereof, reflected, in all material respects in accordance with GAAP, and to the extent required thereby, on the most recent consolidated balance sheet of the Company included in the SEC Reports as filed with the SEC. Each of the Company and its Subsidiaries has legal title to, or a leasehold interest, license or easement in, its real and personal property reflected on such balance sheet or acquired by it since the date of such balance sheet, free and clear of all Liens, other than Permitted Liens or Liens which have not had and would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 6.15 Intellectual Property. (a) Section 6.15(a) of the Company Disclosure Letter sets forth (i) a list of all copyrights and trademarks owned by the Company which have been registered, or for which applications for registration have been filed and are pending anywhere in the world; and (ii) each material programming license under which the Company licenses program rights from any third party.

(b) Section 6.15(b) of the Company Disclosure Letter contains a true and complete list of material licenses or other agreements with third parties pursuant to which the Company has obtained rights to use computer software, except for licenses or other agreements with respect to commercially available, off the shelf software. All such Company Intellectual Property is used by the Company in all material respects in accordance with the terms of such licenses or other agreements, and the Company is not in breach of or default under any such agreement in any material respect and, to the knowledge of the Company, no other party to such agreement is in breach of or default under such agreement in any material respect.

(c) The Company owns all right, title, and interest in and to, the Company Intellectual Property that is owned by the Company, free and clear of all Liens (other than Permitted Liens), and is the owner of record of any registered or applied for Company Intellectual Property that is owned by the Company.

(d) The Company owns or has a valid right to use all material Company Intellectual Property used in the business as presently conducted and as presently contemplated to be conducted.

(e) The operation of the business as presently conducted, and as presently contemplated to be conducted, does not infringe, misappropriate, or otherwise violate or conflict with the intellectual property of any third party in any material respect, and the Company has not received notice of any claims or threatened claims alleging any of the foregoing, including any offer to license or any claim that Company must license or refrain from using Company Intellectual Property of a third party, and is not aware of any facts that would support such a claim.

(f) To the Knowledge of the Company, no third party has infringed, misappropriated or otherwise violated or come into conflict with the Company’s rights in any Company Intellectual Property owned by the Company. No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand has been made, is pending, or, to the

44

Knowledge of Company, is threatened which challenges the legality, validity, enforceability, use or ownership of any Company Intellectual Property owned by Company.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall impair or alter any of the Company’s rights in any Company Intellectual Property in any material respect.

SECTION 6.16 Brokers. No broker, finder or investment banker (other than UBS Investment Bank and Lazard) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to CIG and the NBCU Entity a complete and correct copy of all agreements between the Company and UBS Investment Bank and Lazard pursuant to which such firm would be entitled to any payment relating to the Transaction.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF CIG

As an inducement to the Company and the NBCU Entities to enter into this Agreement, CIG hereby represents and warrants to the Company and the NBCU Entities as of the date hereof that:

SECTION 7.01 Corporate Organization. CIG is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to own, lease, use and operate its properties and assets and to carry on its business as presently conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its assets or properties or conduct of its business makes such licensing or qualification necessary, except to the extent that the failure to be so organized, licensed, qualified or in good standing, or to have such power or authority, would not adversely affect the ability of CIG to carry out its obligations under, and to consummate the transactions contemplated by, each of the Transaction Agreements to which it is a party.

SECTION 7.02 Authority Relative to Transaction Agreements. CIG has all necessary limited liability company power and authority to execute and deliver each of the Transaction Agreements to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by CIG of each of the Transaction Agreements to which it is a party, the performance by CIG of its obligations thereunder and the consummation by CIG of the transactions contemplated thereby have been duly authorized by all requisite action on the part of CIG and its members. Each of the Transaction Agreements to which it is a party has been or, upon execution, shall have been duly executed and delivered by CIG, and (assuming due authorization, execution and delivery by the other parties) constitutes or, upon execution, shall constitute legal, valid and binding obligations of CIG, enforceable against CIG in accordance with its terms.

SECTION 7.03 No Conflict; Required Filings and Consents. (a) The execution and delivery by CIG of each of the Transaction Agreements to which it is a party, the performance

45

by CIG of its obligations thereunder and the consummation by CIG of the transactions contemplated thereby do not and will not (i) conflict with or violate the organizational documents of CIG, (ii) assuming that all consents, approvals and other authorizations described in Section 7.03(b) have been obtained and that all filings and other actions described in Section 7.03(b) have been made or taken, conflict with or violate any Law applicable to CIG or by which any property or asset of CIG is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of CIG pursuant to, any Contract to which CIG is a party or by which CIG or any property or asset of CIG is bound or affected, except, with respect to clause (iii), as would not materially and adversely affect the ability of CIG to carry out its obligations under, and to consummate the transactions contemplated by, each of the Transaction Agreements to which CIG is a party.

(b) The execution and delivery by CIG of each of the Transaction Agreements to which it is a party, the performance by CIG of its obligations thereunder and the consummation by CIG of the transactions contemplated thereby do not and will not require any consent, approval, authorization or permit of, or filing with, registration or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, Securities Act or Blue Sky Laws, (ii) the pre-merger notification and waiting period requirements of the HSR Act, (iii) the FCC Application, (iv) the FCC Approval, (v) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by CIG of the transactions contemplated by each of the Transaction Agreements to which it is a party and (vi) as may be necessary as a result of any facts or circumstances relating solely to the Company or the NBCU Entities or any of their respective Affiliates.

SECTION 7.04 Ownership of Company Securities. As of the date hereof, (a) CIG and its controlled Affiliates own (i) 2,724,207 shares of Class A Common Stock, (ii) 9,386.46875 shares of 14¼% Preferred, (iii) 262.33603 shares of 9¾% Preferred and (iv) $6,000,000 in principal amount of Floating Rate Second Priority Senior Secured Notes due 2013 and (b) CIG has long economic exposure to 3,398,337 shares of Class A Common Stock through derivative contracts entered into with unaffiliated financial institutions. Except as set forth in this Section 7.04 or as contemplated by the Transaction Agreements, neither CIG nor any of its controlled Affiliates owns any securities of the Company or has any Contract or relationships (legal or otherwise) with any Person with respect to any securities of the Company.

SECTION 7.05 FCC Compliance. CIG is legally and financially qualified as a transferee of control of the FCC Licenses under the Communications Act and the published policies and orders of the FCC. There are no facts or circumstances pertaining to CIG which, under the Communications Act, would reasonably be expected to (x) result in the FCC’s refusal to grant the FCC Approval, or (y) materially delay obtaining the FCC Approval. No waiver of, or exemption from, any provision of the Communications Act with respect to CIG would reasonably be expected to be necessary to obtain the FCC Approval (other than waivers for continued satellite status of any Company Station).

46

SECTION 7.06 Financing. CIG has provided the Company and the NBCU Entities with a copy of a commitment letter (the “Equity Commitment Letter”) which evidences that CIG shall have, subject to the satisfaction of the conditions contained therein, funds sufficient to consummate all the transactions contemplated to be performed by CIG by the Transaction Agreements to which CIG is a party. The Equity Commitment Letter is in full force and effect and has not been amended and shall remain in full force and effect and shall not be amended prior to the later of the Termination Date or the Effective Time without the prior written consent of the Company and NBCU.

SECTION 7.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of CLP or CIG.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF NBCU ENTITIES

As an inducement to the Company and CIG to enter into this Agreement, each of the NBCU Entities, jointly and severally, hereby represents and warrants to the Company and CIG as of the date hereof that:

SECTION 8.01 Corporate Organization. Each of the NBCU Entities is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to own, lease, use and operate its properties and assets and to carry on its business as presently conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its assets or properties or conduct of its business makes such licensing or qualification necessary, except to the extent that the failure to be so organized, licensed, qualified or in good standing, or to have such power or authority, would not adversely affect the ability of any of the NBCU Entities to carry out its obligations under, and to consummate the transactions contemplated by, each of the Transaction Agreements to which it is a party.

SECTION 8.02 Authority Relative to Transaction Agreements. Each of the NBCU Entities has all necessary corporate power and authority to execute and deliver each of the Transaction Agreements to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each of the NBCU Entities of each of the Transaction Agreements to which it is a party, the performance by each of the NBCU Entities of its obligations thereunder and the consummation by each of the NBCU Entities of the transactions contemplated thereby have been duly authorized by all requisite action on the part of each of the NBCU Entities and its stockholders. Each of the Transaction Agreements to which it is a party has been or, upon execution, shall have been duly executed and delivered by each of the NBCU Entities, and (assuming due authorization, execution and delivery by the other parties) constitutes or, upon execution, shall constitute legal, valid and binding obligations of each of the NBCU Entities, enforceable against each of the NBCU Entities in accordance with its terms. Each of the Call Agreement, the Escrow Agreement and the Noncompete Agreements is in full force and effect and constitutes the legally valid and binding obligation of the NBCU Entity that is a party to such agreement and, to the knowledge of the

47

NBCU Entities, each of the other parties thereto. Except as disclosed in (i) the Current Report on Form 8-K filed by the Company with the SEC on November 7, 2005 or (ii) Amendment No. 2 to the Schedule 13D/A filed by NBCU with the SEC on November 9, 2005 (together, the “2005 SEC Filings”), there are no Contracts which relate to any of the Call Agreement, the Escrow Agreement or the Noncompete Agreements. True copies of each of the Call Agreement, the Escrow Agreement and the Noncompete Agreements, as amended to date, have been filed with the SEC in the 2005 SEC Filings or provided to CIG by NBCU.

SECTION 8.03 No Conflict; Required Filings and Consents. (a) The execution and delivery by each of the NBCU Entities of each of the Transaction Agreements to which it is a party, the performance by each of the NBCU Entities of its obligations thereunder and the consummation by each of the NBCU Entities of the transactions contemplated thereby do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of such NBCU Entity, (ii) assuming that all consents, approvals and other authorizations described in Section 8.03(b) have been obtained and that all filings and other actions described in Section 8.03(b) have been made or taken, conflict with or violate any Law applicable to such NBCU Entity or by which any property or asset of such NBCU Entity is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such NBCU Entity pursuant to, any Contract to which such NBCU Entity is a party or by which such NBCU Entity or any property or asset of such NBCU Entity is bound or affected, except, with respect to clause (iii), as would not materially and adversely affect the ability of such NBCU Entity to carry out its obligations under, and to consummate the transactions contemplated by, each of the Transaction Agreements to which such NBCU Entity is a party. The assignment of each of the Call Agreement, the Escrow Agreement and the Noncompete Agreements by the NBCU Entities to CIG as set forth in Section 2.02(a) does not require the consent of any Person.

(b) The execution and delivery by each of the NBCU Entities of each of the Transaction Agreements to which it is a party, the performance by such NBCU Entity of its obligations thereunder and the consummation by such NBCU Entity of the transactions contemplated thereby do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, Securities Act or Blue Sky Laws, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by such NBCU Entity of the transactions contemplated by each of the Transaction Agreements to which it is a party, (iii) the FCC Application, (iv) the FCC Approval, and (v) as may be necessary as a result of any facts or circumstances relating solely to the Company or CIG or any of their respective Affiliates.

SECTION 8.04 Ownership of Company Securities. As of the date hereof, (a) NBC Palm Beach I owns 60,607 shares of NBCU Series B Preferred, convertible into 303,035,000 shares of Class A Common Stock, and (b) NBC Palm Beach II owns the Call Right to purchase the Call Shares. Except as set forth in this Section 8.04 or contemplated by the Transaction Agreements or the 2005 Agreements, none of the NBCU Entities owns any securities of the

48

Company or has any Contract or relationships (legal or otherwise) with any Person with respect to any securities of the Company.

SECTION 8.05 Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the NBCU Entities.

ARTICLE IX
CONDUCT OF BUSINESS PENDING THE CALL CLOSING

SECTION 9.01 Conduct of Business by the Company Pending the Call Closing. Between the date hereof and the Call Closing, the Company shall, and shall cause each Subsidiary to, (i) conduct its business only in the ordinary course and in a manner consistent with past practice, (ii) use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and to preserve the current relationships and goodwill of the Company and its Subsidiaries with customers, suppliers, employees and other Persons with which the Company or any Subsidiary has significant business relations and (iii) refrain from taking any action that would reasonably be expected to delay or impede FCC Approval, would reasonably be expected to result in any FCC action affecting the FCC Licenses, or result in revocation, suspension, cancellation or non-renewal of any of the FCC Licenses, or result in any forfeiture or other financial obligation to the FCC, whether imposed by forfeiture order or voluntary agreement; provided, however, that in the event that any such forfeiture or financial obligation is imposed prior to the Call Closing, the Company shall undertake to pay any amounts due. By way of amplification and not limitation, except (A) as contemplated by the Transaction Agreements, or (B) as is required by applicable Law, the Company shall not, and shall not permit any Subsidiary to, between the date hereof and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of CIG and the NBCU Entities (which consent shall not be unreasonably withheld or delayed and shall be deemed to have been provided unless such party shall have delivered written notice to the contrary within 15 days of receipt of a request for consent from the Company pursuant to this Section 9.01):

(a) amend its Certificate of Incorporation or By-laws or equivalent organizational documents;

(b) issue, sell, pledge, transfer, dispose of, grant or encumber, or authorize the issuance, sale, pledge, transfer, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of shares of Class A Common Stock issuable (A) pursuant to the Company Stock Plans outstanding on the date hereof (subject, however, to the limitations set forth in Section 9.01(b) of the Company Disclosure Letter) or (B) upon conversion of the Existing Preferred Stock or (ii) enter into any Contract with respect to the voting of its capital stock;

49

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except as may be payable pursuant to the terms of the Existing Preferred Stock;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or other equity interests or assets or any other business combination) any Person or any assets other than in the ordinary course of business for a purchase price in excess of $1,000,000; (ii) make any loans, advances or capital contributions or investments (other than investments in marketable securities) in any Person (other than any direct or indirect wholly owned Subsidiary); or (iii) except with respect to capital expenditures provided for in the Company’s capital expenditure plan, a copy of which has previously been provided to CIG and the NBCU Entities, authorize or make any single capital expenditure which is in excess of $1,000,000 or capital expenditures which are, in the aggregate, in excess of $3,000,000 for the Company and the Subsidiaries taken as a whole; or (iv) enter into or amend any Contract with respect to any matter set forth in this Section 9.01(e);

(f) repurchase, redeem, defease, cancel, prepay, forgive, issue, sell, incur or otherwise acquire any indebtedness for borrowed money or any debt securities or rights to acquire debt securities of the Company or any Subsidiary, or assume, guarantee or otherwise become responsible for such indebtedness of another Person, except for indebtedness for borrowed money incurred or repaid in the ordinary course of business consistent with past practice under the Senior Debt;

(g) amend or modify in any material respect the terms of, or refinance, any indebtedness for borrowed money, guarantee of indebtedness for borrowed money or debt securities of the Company or any Subsidiary;

(h) merge or consolidate the Company or any Subsidiary with any Person;

(i) transfer, lease, license, sell, place a Lien upon or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary) with a fair market value in excess of $2,000,000 individually, or $5,000,000 in the aggregate, except for transfers, leases, licenses, sales, Liens (other than Permitted Liens) or other dispositions (i) in the ordinary course of business and consistent with past practice or (ii) required under any Contract to which the Company or any of its Subsidiaries is a party as of the date of this Agreement.

(j) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any material Subsidiary;

(k) (i) increase the compensation (including, without limitation, severance compensation) or benefits payable or to become payable to, or make any payment not otherwise due to, any of its past or present directors, officers, employees or other service providers, except for increases in the ordinary course of business and consistent with past practice in salaries, wages,

50

bonuses, incentives or benefits of employees of the Company or any Subsidiary who are not directors or officers of the Company, (ii) except pursuant to existing contract obligations establish, adopt, enter into, amend or take any action to accelerate rights under any Company Benefit Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement other than agreements entered into in the ordinary course of business and consistent with past practice with new hires who will not be officers of the Company, (iii) contribute any funds to a “rabbi trust” or similar grantor trust, (iv) change any actuarial assumptions currently being utilized with respect to Company Benefit Plans, or (v) grant any equity or equity-based awards to directors, officers or employees, except in each case to the extent required by applicable Laws or by existing Company Benefit Plans set forth in Section 6.09 of the Company Disclosure Letter;

(l) make any changes other than as required by GAAP or applicable Law, with respect to accounting methods, policies or procedures;

(m) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 2006 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

(n) enter into, renew, extend, amend, modify or terminate any Company Material Contract, or renew, extend, amend, waive, modify or terminate any material rights of the Company or any Subsidiary thereunder, other than in the ordinary course of business and consistent with past practice;

(o) enter into any Contract relating to the digital spectrum of all or any of the Company Stations, except for any agreement which (i) has a term of not more than 14 months, (ii) is terminable on not more than 14 months notice without payment of any material penalty or any other material adverse consequence suffered by the Company or (C) is approved by a majority of the Board;

(p) enter into any new joint sales, joint services, time brokerage, or local marketing Contract (other than Contracts that may be terminated at no cost to the Company or any Subsidiary upon six months’ notice) involving 15% or more of the weekly time inventory or programming hours of a Company Station, but only if after entering into such Contract, Company Stations representing 20% or more of the Company’s National Coverage would be subject to such Contracts;

(q) other than with respect to any low power television stations that do not expand the coverage and cable carriage of any Company Station, sell, lease, assign or otherwise dispose of (x) more than 50% of the stock of any Subsidiary of the Company that owns the primary operating assets of, or a FCC license of, a Company Station or (y) the primary operating assets of, or any FCC license of, a Company Station, in each case, if such Company Station is located in any of the 50 largest DMAs as of the date of such disposition;

51

(r) commence, waive, release or settle any pending or threatened Action (i) involving payments by or to the Company or any of its Subsidiaries in excess of $1,000,000 or (ii) entailing the incurrence of (A) any obligation or liability of the Company in excess of such amount, including costs or revenue reductions, (B) obligations that would impose any material restrictions on the business or operations of the Company or its Subsidiaries, or (iii) that is brought by any current, former or purported holder of any capital stock or debt securities of the Company or any Subsidiary relating to the transactions contemplated by any of the Transaction Agreements;

(s) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act; or

(t) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE X
ADDITIONAL AGREEMENTS

SECTION 10.01 Stockholders’ Meetings. (a) The Company, acting through the Board, shall, in accordance with applicable Law and the Company’s Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders no later than June 30, 2007 (the “Initial Stockholders’ Meeting”) to vote on, among other matters, (i) the Certificate Amendment, (ii) the Proposed Amendments, (iii) the issuance of the Conversion Shares, if and to the extent required to satisfy conditions to the listing thereof under applicable rules of the American Stock Exchange, (iv) if and to the extent required under applicable rules of the American Stock Exchange, (A) the issuance of 26,688,361 shares of Class B Common Stock pursuant to the terms and conditions of the NBCU Option II, and (B) the issuance of 100,000,000 shares of Class A Common Stock upon exercise of the Warrant by CIG, and (v) any other matters, if any, required by applicable Law to approve and adopt the Transaction Agreements to which the Company is a party and to consummate the transactions contemplated thereby. CIG hereby irrevocably agrees that it shall vote (or cause to be voted) all of the Voting Stock that it or its subsidiaries has the power to vote on the record date for the Initial Stockholders’ Meeting, in favor of each of the proposals described in this Section 10.01(a) at the Initial Stockholders’ Meeting. The Company shall (A) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to CIG or the NBCU Entities, the declaration of the Board that the proposals described in this Section 10.01(a) are advisable and (B) use its reasonable best efforts to obtain the approval of such proposals; provided, however, that such declaration may be withdrawn or modified by the Board without the prior written consent of CIG and the NBCU Entities to the extent that the Board determines in the good faith exercise of its reasonable business judgment, after receiving the advice of outside counsel, that such declaration would no longer be consistent with its fiduciary duties to the Company’s stockholders under applicable Law, in which event notwithstanding such withdrawal or modification of such declaration, the Company’s obligation to duly call, give notice of, convene and hold the Initial Stockholders’ Meeting pursuant to this Section 10.01(a) shall not be affected. Notwithstanding the foregoing, if the Paxson Stockholders sign one or more consents in writing approving each of the matters set forth in clauses (i) through (vi) of this Section 10.01(a), and duly deliver such written consent or consents to the Company in the manner provided in the Certificate of Incorporation of

52

the Company prior to May 14, 2007, the Company shall no longer be obligated to duly call, give notice of, convene or hold the Initial Stockholders’ Meeting.

(b) The Company, acting through the Board, shall, in accordance with applicable Law and the Company’s Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the Call Closing for the purpose of considering and taking action on the Restated Certificate of Incorporation necessary to effect the Reverse Stock Split (the “Stockholders’ Meeting”) and (ii) (A) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to CIG, the declaration of the Board that the Restated Certificate of Incorporation is advisable and (B) use its best efforts to obtain approval of the Restated Certificate of Incorporation; provided, however, that such declaration may be withdrawn or modified by the Board without the prior written consent of CIG and the NBCU Entities to the extent that the Board determines in the good faith exercise of its reasonable business judgment, after receiving the advice of outside counsel, that such declaration would no longer be consistent with its fiduciary duties to the Company’s stockholders under applicable Law, in which event notwithstanding such withdrawal or modification of such declaration, the Company’s obligation to duly call, give notice of, convene and hold the Stockholders’ Meeting pursuant to this Section 10.01(b) shall not be affected. At the Stockholders’ Meeting, CIG shall vote (or cause to be voted) all shares of Class A Common Stock that it or its subsidiaries has the power to vote on the record date for the Stockholders’ Meeting, in favor of the Restated Certificate of Incorporation necessary to effect the Reverse Stock Split.

SECTION 10.02 Proxy Statement. (i) In the case of the Stockholders’ Meeting, promptly following the Call Closing, and (ii) in the case of the Initial Stockholders’ Meeting, as promptly as practicable following the Commencement Date, the Company shall file a Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have such Proxy Statement cleared by the SEC as promptly as practicable. CIG, the NBCU Entities and the Company shall cooperate with each other in the preparation of each such Proxy Statement, and the Company shall notify CIG and the NBCU Entities of the receipt of any comments of the SEC with respect to each such Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to CIG and the NBCU Entities copies of all correspondence between the Company or any representative of the Company and the SEC with respect thereto. The Company shall give CIG, the NBCU Entities and their respective counsel a reasonable opportunity to review and comment on each Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to the holders of shares of Voting Stock, and shall give CIG, the NBCU Entities and their respective counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, CIG and the NBCU Entities agrees to use its reasonable best efforts, after consultation with each other, to respond promptly to all such comments of and requests by the SEC and to cause each Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Voting Stock at the earliest practicable time. The proxy statement to be sent to the stockholders of the Company in connection with the Initial Stockholders’ Meeting and, if necessary, the Stockholders’ Meeting, or

53

the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not, on the date the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC, on the date first mailed to stockholders of the Company, at the time of the Initial Stockholders’ Meeting and, if necessary, at the time of the Stockholders’ Meeting, and at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Initial Stockholders’ Meeting or, if necessary, the Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by CIG, the NBCU Entities or their respective representatives for inclusion in such Proxy Statement. Such Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act.

SECTION 10.03 Company Board Representation; Section 14(f). (u) From and after the closing of the Tender Offer but prior to the Call Closing, CIG shall have the right to designate two directors. In addition to the foregoing, in the event any member of the Board other than any member appointed by the holders of 14 ¼ Preferred or the 9 ¾ Preferred ceases for any reason to serve as a director of the Company, CIG shall have the right to designate a director to fill any such vacancy. Subject to any restrictions imposed by applicable Law, the Company shall take all actions necessary to cause CIG’s designees to be elected or appointed as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both.

(b) Promptly following the Call Closing, and from time to time thereafter, the composition of the Board and the election of members designated or nominated by CIG or the NBCU Entities to the Board shall be governed by Section 3.1 of the New Stockholders’ Agreement, as may be amended from time to time.

(c) The Company shall promptly take all actions, if any, required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 10.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. CIG shall supply to the Company, and be solely responsible for, any information with respect to it and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

(d) Following the election or appointment of designees of CIG pursuant to this Section 10.03, prior to the Call Closing, (i) any amendment of the Transaction Agreements to which the Company is a party or the Certificate of Incorporation or By-laws of the Company, (ii) any termination by the Company of the Transaction Agreements to which the Company is a party, (iii) any extension by the Company of the time for the performance of any of the obligations or other acts of CIG or the NBCU Entities, (iv) any recommendation to the Company’s stockholders or any modification or withdrawal of any such recommendation in connection with the Transaction or (v) any waiver of any of the Company’s rights under the Transaction Agreements to

54

which the Company is a party, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by CIG nor are employees of the Company or any Subsidiary.

SECTION 10.04 Access to Information; Confidentiality. (a) From the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of CIG and the NBCU Entities access, during normal business hours and upon reasonable notice by CIG or the NBCU Entities, to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish CIG and the NBCU Entities with such financial, operating and other data and information as CIG or the NBCU Entities, through its officers, employees or agents, may reasonably request.

(b) All information obtained by CIG and its Affiliates and the NBCU Entities pursuant to this Section 10.04 shall be kept confidential in accordance with (i) the Confidentiality Agreement, dated February 15, 2007, between CLP and the Company and (ii) the Confidentiality Agreements, dated May 12, 1999 and June 30, 2004, between NBCU and the Company (collectively, the “Confidentiality Agreements”).

(c) No investigation pursuant to this Section 10.04 shall affect any representation or warranty in this Agreement of any party hereto, any condition to the obligations of any parties hereto, or any condition to the Tender Offer and the Exchange Offer set forth on Annex A and Annex B, respectively.

SECTION 10.05 No Solicitation of Transactions. (a) The Company agrees that neither it nor any Subsidiary nor any of the directors, officers or employees of it or any Subsidiary will, and that it will cause its and its Subsidiaries’ agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Subsidiary) not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, (ii) enter into or maintain or continue discussions or negotiations with any Person in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, (iii) agree to, approve or endorse any Competing Transaction or enter into any letter of intent or other Contract relating to any Competing Transaction or (iv) authorize or permit any of the officers, directors or employees of the Company or any of its Subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries, to take any such action. The Company shall notify CIG and the NBCU Entities as promptly as practicable (and in any event within one (1) Business Day after the Company attains knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any Person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments). The Company shall, and shall direct or cause its and its Subsidiaries’ directors, officers, employees,

55

agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Subsidiary) to, immediately cease and cause to be terminated any discussions or negotiations with any Person that may have been conducted heretofore with respect to a Competing Transaction. The Company shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which it is a party and the Company also agrees to promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any Subsidiary, if any, to return (or if permitted by the applicable confidentiality agreement, destroy) all confidential information heretofore furnished to such Person by or on behalf of the Company or any Subsidiary.

(b) Notwithstanding anything to the contrary in this Section 10.05, prior to the Exchange Offer Closing or the Exchange Offer Expiration, as applicable, the Board may furnish information to, and enter into discussions with, a Person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, and the Board has (i) determined, in its good faith judgment (after consultation with its financial advisor), that such proposal or offer constitutes or is reasonably likely to constitute a Superior Proposal, (ii) determined, in its good faith judgment after consultation with outside legal counsel (who may be the Company’s regularly engaged outside legal counsel), that, in light of such Superior Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, (iii) provided written notice to CIG and the NBCU Entities of its intent to furnish information or enter into discussions with such Person and (iv) obtained from such Person an executed confidentiality agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under the Transaction Agreements to which it is a party).

(c) Except as otherwise provided in this Agreement, neither the Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to CIG and the NBCU Entities, the approval or recommendation by the Board or any such committee of the Transaction Agreements to which the Company is a party and the Transaction, including the Tender Offer and the Reverse Stock Split, or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction.

(d) The parties acknowledge and agree that nothing contained herein shall affect or in any way interfere with the Company’s Obligation to comply with Rule 14d-9 under the Exchange Act.

SECTION 10.06 Directors’ and Officers’ Indemnification and Insurance. (a) The Company agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company (the “Indemnified D&Os”) as provided in its Certificate of Incorporation or By-laws and any indemnification or other agreements of the Company as in effect on the date of this Agreement shall continue in full force and effect in accordance with their terms subsequent to the Effective

56

Time. Further, the Certificate of Incorporation and By-laws of the Company after the Effective Time shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Certificate of Incorporation and By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the DGCL during such period.

(b) The Company shall, at its option, either (A) purchase a tail policy of directors’ and officers’ liability insurance which shall be in effect for a period of six years from the Effective Time, if available, and shall contain substantially the same coverage and amount as, and contain terms and conditions no less advantageous, in the aggregate, than the coverage provided in the D&O Insurance Policies or (B) use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the D&O Insurance Policies (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable), in either case with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Company be required to expend pursuant to this Section 10.06(b) more than $2,500,000 as a premium for the tail policy or an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $940,000 in the aggregate), as the case may be.

(c) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or at CIG’s option, CIG, shall assume the obligations set forth in this Section 10.06.

(d) This Section 10.06 shall continue in effect subsequent to the Effective Time, is intended to benefit the Company and each Indemnified D&O, shall be binding on all successors and assigns of the Company, and shall be enforceable by the Indemnified D&O. The provisions of this Section 10.06 are intended to be for the benefit of, and will be enforceable by, each Indemnified D&O, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

SECTION 10.07 Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which reasonably could be expected to cause any representation or warranty contained in the Transaction Agreements to which it is a party to be untrue or inaccurate in any material respect, (b) any failure of the Company, CIG or the NBCU Entities, as the case may be, to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it thereunder, (c) any other material development relating to the business, prospects, financial condition or results of operations of the Company and the Subsidiaries and (d) any notice received by, and any communication made to, the FCC, and the

57

general status of any FCC filing with respect to the exercise of the Call Right by CIG and the Transaction; provided, however, that the delivery of any notice pursuant to this Section 10.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 10.08 Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to (i) make promptly its respective filings, and thereafter make any other required submissions, under applicable Law with respect to the Transaction, (ii) promptly file or cause their respective affiliates to promptly file one or more applications with the FCC seeking the FCC Approval, (iii) diligently prosecute the FCC Application, including responding to any requests from the FCC or its staff, (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transaction, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transaction and to fulfill the conditions set forth in Article XI and the conditions to the Tender Offer and the Exchange Offer set forth on Annex A and Annex B, respectively, (v) consummate and make effective, in the most expeditious manner practicable, the Transaction, (vi) execute and deliver any additional instruments or other documents necessary to consummate the Transaction and to fully carry out the terms of each of the Transaction Agreements to which it is a party, (vii) contest and resist any Action, whether judicial or administrative, and to have vacated, lifted, reversed or overturned any Governmental Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transaction, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and (viii) assist and cooperate with each other in connection with the foregoing.

(b) Each of the parties agrees not to, and shall not permit any of its respective affiliates to, take any action in connection with or related to the Transaction that would reasonably be expected to prevent or materially delay or impede receipt of the FCC Approval.

(c) In order to avoid disruption or delay in the processing of the FCC applications, CIG and the Company agree to request, as part of such applications, that the FCC apply its policy permitting license assignments and transfers in transactions involving multiple markets to proceed, notwithstanding the pendency of one or more license renewal applications. CIG agrees to make such representations and undertakings as may be necessary or appropriate to invoke such policy, including undertakings to assume the position of applicant with respect to any pending license renewal applications, and to assume the risks relating to such renewal applications.

SECTION 10.09 Public Announcements. The parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transaction Agreements or the Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or the rules of any applicable stock exchange, and except where the Board determines, after consultation with its outside counsel, that the failure to make any such press release or public

58

statement would be inconsistent with its fiduciary duties under applicable Law. The initial press release to be issued announcing the execution of this Agreement and the Transaction shall be in the form reasonably agreed to by all the parties hereto.

SECTION 10.10 Exchange of NBCU Series B Preferred. Promptly following the Exchange Offer Closing or immediately prior to the Contingent Exchange, as applicable, NBC Palm Beach I shall surrender and deliver to the Company one or more certificates representing all remaining NBCU Series B Preferred it holds (after giving effect to Sections 2.05 and 5.04) plus any accrued but unpaid dividends thereon in exchange for (i) $31,070,000 aggregate stated liquidation preference of Series E-1 Convertible Preferred, (ii) the NBCU Option II and (iii) Series D Convertible Preferred with an aggregate stated liquidation preference equal to $21,070,000 less than the total aggregate stated liquidation preference of NBCU Series B Preferred surrendered by NBC Palm Beach I pursuant to this Section 10.10. Immediately following receipt of the certificates representing the respective aggregate stated liquidation preference of NBCU Series B Preferred surrendered by NBC Palm Beach I pursuant to this Section 10.10, the Company shall cancel such certificates and issue to NBC Palm Beach I certificates representing such aggregate stated liquidation preference of Series E-1 Convertible Preferred and Series D Convertible Preferred, respectively, as shall be determined pursuant to the preceding sentence.

SECTION 10.11 Exchange of Series F Non-Convertible Preferred. Promptly following the Exchange Offer Closing or immediately prior to the Contingent Exchange, as applicable, CIG shall surrender and deliver to the Company (a) one or more certificates representing $95,584,689 aggregate stated liquidation preference of Series F Non-Convertible Preferred in exchange for $95,584,689 aggregate stated liquidation preference of (i) Series A-2 Preferred Stock, or (ii) in the case of a Minority Exchange, Series C Preferred Stock and (b) one or more certificates representing $114,961,259 aggregate stated liquidation preference of Series F Non-Convertible Preferred in exchange for $200,000,000 aggregate stated liquidation preference of Series E-2 Convertible Preferred. Immediately following receipt of such certificates representing an aggregate stated liquidation preference of $210,000,000 of Series F Non-Convertible Preferred Stock surrendered by CIG, the Company shall cancel such certificates and issue to CIG certificates representing $95,584,689 aggregate stated liquidation preference of Series C Convertible Preferred and $200,000,000 aggregate stated liquidation preference of Series E-2 Convertible Preferred, respectively.

SECTION 10.12 Transfer of Series B Convertible Subordinated Debt. If applicable, promptly following the Exchange Offer Closing or the occurrence of the Contingent Exchange, as applicable, NBC Palm Beach I shall transfer to CIG a note or notes representing up to $10,000,000 in principal amount of the Series B Convertible Subordinated Debt it receives in the Contingent Exchange, with such amount determined in accordance with the methodology described on Schedule 10.12.

SECTION 10.13 Exchange of Series A-2 Preferred Stock or Series C Preferred Stock Following the Call Closing. Promptly following the Call Closing, CIG shall be entitled to surrender and deliver to the Company one or more certificates representing the Series A-2 Preferred Stock or Series C Preferred Stock, as the case may be, that CIG received pursuant to Section 10.11, in exchange for Series C Convertible Preferred with an equal aggregate stated

59

liquidation preference. Immediately following receipt of the certificate or certificates representing the Series A-2 Preferred Stock or Series C Preferred Stock, as the case may be, surrendered by CIG, the Company shall cancel such certificate and issue to CIG one or more certificates representing Series C Convertible Preferred with an aggregate stated liquidation preference in the amount set forth in the preceding sentence.

SECTION 10.14 Exchange of Series A-2 Preferred Stock or Series C Preferred Stock in Absence of Call Closing. (a) In the event the Call Closing does not occur on or prior to the Call Deadline (as defined in the Call Agreement) or the FCC Approval is denied, NBC Palm Beach I shall deliver to CIG one or more notes representing an aggregate principal amount of Series B Convertible Subordinated Debt held by NBC Palm Beach I after giving effect to Section 10.12, if any, in exchange for one or more certificates representing an equal aggregate stated liquidation preference of the Series A-2 Preferred Stock or Series C Preferred Stock, as the case may be, that CIG received pursuant to Section 5.04(a).

(b) To the extent CIG holds any Series A-2 Preferred Stock or Series C Preferred Stock, as the case may be, after giving effect to Section 10.14(a), CIG shall be entitled to surrender and deliver to the Company one or more certificates representing (i) all remaining Series A-2 Preferred Stock it holds in exchange for an equal aggregate stated liquidated preference of Series A-3 Convertible Preferred and (ii) all remaining Series C Preferred Stock it holds in exchange for an equal aggregate stated liquidation preferred of Series C Convertible Preferred. Immediately following receipt of the certificates representing the aggregate stated liquidation preference of Series A-2 Preferred Stock or Series C Preferred Stock, as the case may be, surrendered by CIG, the Company shall cancel such certificates and issue to CIG certificates representing such aggregate stated liquidation preference of Series A-3 Convertible Preferred or Series C Convertible Preferred, as the case may be, as shall be determined pursuant to the preceding sentence.

(c) To the extent NBC Palm Beach I holds any Series A-2 Preferred Stock or Series C Preferred Stock, as the case may be, as a result of Section 10.14(a), NBC Palm Beach I shall be entitled to surrender and deliver to the Company one or more certificates representing (i) all remaining Series A-2 Preferred Stock it holds in exchange for an equal aggregate stated liquidation preference of Series A-3 Convertible Preferred and (ii) all remaining Series C Preferred Stock it holds in exchange for an equal aggregate stated liquidation preferred of Series C Convertible Preferred. Immediately following receipt of the certificates representing the aggregate stated liquidation preference of Series A-2 Preferred Stock or Series C Preferred Stock, as the case may be, surrendered by NBC Palm Beach I, the Company shall cancel such certificates and issue to NBC Palm Beach I certificates representing an aggregate stated liquidation preference of Series A-3 Convertible Preferred or Series C Convertible Preferred, as the case may be, as shall be determined in accordance with the preceding sentence.

SECTION 10.15 Termination of Certain Existing Agreements. (a) The Company and the NBCU Entities shall take all actions necessary, appropriate and advisable, and shall assist and cooperate with each other, to terminate the Stockholder Agreement, the Investment Agreement, the Registration Rights Agreement and the Paxson Management and Proxy Agreement, dated November 7, 2005, among the Company, PMC, Mr. Paxson and certain of the

60

Company’s Subsidiaries, effective as of the Call Closing, including executing and delivering any instruments or documents necessary for such termination.

(b) Each of the NBCU Entities hereby waives all of its rights, powers and remedies available at law or in equity or otherwise arising out of any breach, violation or non-performance by the Company (A) prior to the date hereof of (i) Section 2.2(a) of the Stockholder Agreement as a result of the failure of the Company to use its reasonable best efforts to cause the Board to consist of nine members and (ii) Section 3.8(a) of the Stockholder Agreement as a result of the failure to grant Company Stock Awards for not less than 24 million shares of Class A Common Stock to selected senior executives of the Company prior to May 6, 2007 and (B) of the Stockholder Agreement or the Investment Agreement following the date hereof as a result of the execution and delivery of the Transaction Agreements to which the Company is a party and the performance by the Company of its obligations thereunder.

SECTION 10.16 Delisting. To the extent permitted by applicable Law, based on the number of shares outstanding and the number of record holders of Class A Common Stock, the Company shall take any and all actions necessary to delist shares of Class A Common Stock from the American Stock Exchange and deregister the shares of Class A Common Stock with the SEC following the closing of the Tender Offer or any Subsequent Expiration Date of the Tender Offer.

SECTION 10.17 Stockholder Litigation. The Company shall keep CIG and the NBCU Entities informed, on a current basis, of the status of any stockholder litigation against the Company or its directors or officers related to the Transaction and the status of any discussions or negotiations with respect to the settlement of any such litigation. Following the date hereof but prior to the closing of the Tender Offer, the Company may control the settlement of such litigation, but no such settlement shall be agreed to by the Company without the consent of CIG and the NBCU Entities, such consent not to be unreasonably withheld with respect to any such settlement not involving a payment by the Company. Following the closing of the Tender Offer and prior to the Call Closing CIG and the NBCU Entities shall, upon written notice to the Company, be entitled to: (a) participate with the Company regarding the defense of any such stockholder litigation, except to the extent the Company reasonably determines that such participation by CIG and the NBCU Entities would result in the waiver of the attorney-client, work product or other applicable privilege and (b) jointly control (with the Company) any settlement by the Company of such litigation. Notwithstanding the foregoing, CIG and the NBCU Entities shall not unreasonably withhold, condition or delay consent to any settlement involving a release of the Company and payment by the Company of an amount not exceeding the deductible under any insurance policy covering claims asserted in such litigation.

SECTION 10.18 CIG Option to Purchase NBCU Series B Preferred. (a) If the closing of the Tender Offer has occurred and for any reason other than as a result of the breach by CIG, or if CIG causes the Company’s breach, by the Company, of any of its obligations in connection with the Exchange Offer, neither the Exchange Offer Closing nor the Contingent Exchange occurs, (1) CIG shall deliver to NBCU a certificate representing $210,000,000 aggregate stated liquidation preference of Series F Non-Convertible Preferred, duly endorsed in blank or accompanied by a stock power duly executed in black, with all required stock transfer tax stamps affixed, and (2) NBCU shall grant CIG an option to purchase a number of shares of NBCU

61

Series B Preferred with an aggregate stated liquidation preference equal to the product of (a) a fraction (i) the numerator of which is (x) the Offer Price, multiplied by (y) the total number of shares of Class A Common Stock tendered and accepted in the Tender Offer, and (ii) the denominator of which is the number of shares of Class A Common Stock outstanding on the Commencement Date, less the sum of (A) the Ineligible Shares, plus (B) 6,122,544 shares, multiplied by the Offer Price, multiplied by (b) $150,000,000. The exercise price of such option will be equal to (a) the aggregate number of shares of Class A Common Stock acquired by CIG in the Tender Offer multiplied by (b) the Offer Price. CIG shall be permitted to pay such exercise price in either cash or shares of Class A Common Stock, at CIG’s discretion. In the event CIG chooses to pay such exercise price in shares of Class A Common Stock, NBCU may, at its discretion, elect to receive an equal number of shares of Class C Common Stock instead of Class A Common Stock. In the event NBCU elects to receive Class C Common Stock, CIG shall surrender and deliver to the Company a certificate or certificates representing the number of shares of Class A Common Stock being used to pay such exercise price as determined in accordance with this Section 10.18 in exchange for an equal number of shares of Class C Common Stock and immediately following receipt of the certificates representing such shares of Class A Common Stock surrendered by CIG, the Company shall cancel such certificates and issue to CIG certificates representing an equal number of shares of Class C Common Stock.

(b) Upon receipt of the certificate representing $210,000,000 aggregate stated liquidation preference of Series F Non-Convertible Preferred delivered by CIG pursuant to Section 10.18(a), NBCU shall surrender and deliver to the Company such certificate. Immediately following receipt of such certificate delivered by NBCU, the Company shall cancel such certificate and issue to NBC Palm Beach I a certificate representing $210,000,000 aggregate stated liquidation preference of NBCU Series B Preferred in rescission thereof.

SECTION 10.19 Employment of Certain Company Employees. For a period of five (5) years following the date hereof, the NBCU Entities and their Affiliates shall not, directly or indirectly, (i) induce or attempt to induce Mr. Burgess to leave the employment of the Company or in any way intentionally interfere with the relationship between the Company and Mr. Burgess or (ii) to the extent such restriction does not violate applicable Law, engage (as an employee, consultant or otherwise) Mr. Burgess for any purposes; provided, that clause (ii) of this Section 10.19 shall not apply to any engagement by the NBCU Entities or their Affiliates of Mr. Burgess that was not a result of any inducement or attempted inducement of Mr. Burgess by any of the NBCU Entities or their Affiliates to leave the employment of the Company or any interference with the relationship between the Company and Mr. Burgess and if such engagement occurs no earlier than twelve (12) months after the date Mr. Burgess is no longer employed by the Company.

SECTION 10.20 Approval of Compensation Actions. Prior to the closing of the Tender Offer, the compensation committee of the Board shall take all such actions as may be required to approve, as employment compensation, severance or other employee benefit arrangement, any and all Compensation Actions taken after the date hereof and prior to the closing of the Tender Offer that have not already been so approved so as to cause such compensation, severance or employee benefit arrangements to fall within the safe harbor contained in Rule 14d-10 of the Exchange Act.

62

SECTION 10.21 Indemnity for Prior Breach of Call Agreement, Escrow Agreement and Noncompete Agreements. The NBCU Entities shall jointly and severally indemnify and hold harmless CIG and its Affiliates from and against any and all Losses which are incurred or suffered by CIG or any of its Affiliates by reason of, or relating to, any liabilities, obligations or commitments relating to or arising out of any breach of the Call Agreement, the Escrow Agreement or the Noncompete Agreements by an NBCU Entity prior to the Commencement Date. For purposes of this Section 10.21, the Losses shall not include any special, reliance or punitive damages, lost profit or diminution in value.

SECTION 10.22 Indemnity for Compensation Actions. The Company shall indemnify and hold harmless CIG and its Affiliates from and against any and all Losses which are incurred or suffered by CIG or any of its Affiliates by reason of, or relating to, breach or non-performance of Section 6.07(b) or Section 10.20 by the Company.

SECTION 10.23 Conduct of the Exchange Offer. The Company shall cause the Exchange Offer and the Contingent Exchange to be conducted in a manner so as to qualify as exempt from the registration requirements of the Securities Act, pursuant to and in accordance with Section 3(a)(9) of the Securities Act, and the Blue Sky Laws.

SECTION 10.24 CUSIP Numbers. The Company shall use its reasonable best efforts to obtain CUSIP numbers for all securities issued to CIG by the Company in connection with the Transaction.

SECTION 10.25 PMC Agreement. CIG and the NBCU Entities acknowledge that the PMC Management and Proxy Agreement, dated as of November 7, 2005, by and among the Company, Paxson Management Corporation, a Nevada corporation, Mr. Paxson and certain direct and indirect wholly-owned subsidiaries of the Company listed on the signature pages thereto, shall remain in effect subject to termination as provided therein.

ARTICLE XI
CONDITIONS PRECEDENT

SECTION 11.01 Conditions to the Reverse Stock Split. The obligations of the Company to effect the Reverse Stock Split shall be subject to the satisfaction of the following conditions at or prior to the Effective Time; provided, however, that the determination of whether any such conditions have been satisfied shall be made by CIG in its reasonable judgment:

(a)  FCC Approval. The FCC Approval shall have been received;

(b) Approval by Holders of Voting Stock. The Reverse Stock Split and the Restated Certificate of Incorporation effecting the Reverse Stock Split shall have been approved and adopted by the requisite vote of the holders of the Voting Stock;

(c) No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Reverse Stock Split illegal;

63

(d) Tender Offer. CIG shall have purchased all shares of Class A Common Stock validly tendered and not withdrawn pursuant to the Tender Offer and the Tender Offer shall have been completed; and

(e) Call Closing. The Call Closing shall have occurred.

SECTION 11.02 Frustration of Closing Conditions. None of the Company, CIG or the NBCU Entities may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by (a) such party’s failure to use its reasonable best efforts to satisfy such condition or (b) such party’s intentional, knowing or willful breach, violation or non-performance of such condition.

ARTICLE XII
TERMINATION, AMENDMENT AND WAIVER

SECTION 12.01 Termination Prior to the Commencement Date. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Commencement Date by any party, notwithstanding any requisite approval and adoption of this Agreement by the stockholders of the Company:

(a) By mutual written consent of the parties hereto; or

(b) By any party hereto, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and nonappealable and has the effect of making consummation of the Transaction illegal or otherwise preventing or prohibiting consummation of the Transaction.

SECTION 12.02 Termination After the Commencement Date. This Agreement may be terminated and the transactions contemplated hereby may be abandoned if the Call Closing shall not have occurred on or before the 18-month anniversary of the date hereof (the “Termination Date”); provided, however, that CIG and NBCU together shall have the right to extend the Termination Date for one additional six-month period if, on the Termination Date, all of the conditions to the Reverse Stock Split in Section 11.01, other than the conditions in Sections 11.01(a) and (e), and to the Exchange Offer in Annex B have been satisfied or waived (if waivable) or shall be then capable of being satisfied.

SECTION 12.03 Effect of Termination. (a) In the event of the termination of this Agreement pursuant to Section 12.01, this Agreement shall forthwith become void and of no further effect, and there shall be no liability on the part of any party hereto (or any of its Affiliates, directors, officers, employees, stockholders, representatives or agents), except (i) Sections 10.04(b) and (c), this Article XII and Article XIII and (ii) that nothing herein shall relieve any party from liability for any knowing, willful or intentional breach of this Agreement by such party prior to the date of such termination.

64

(b) In the event of the termination of this Agreement pursuant to Section 12.02, this Agreement shall forthwith become void and of no further effect, and there shall be no liability on the part of any party hereto (or any of its Affiliates, directors, officers, employees, stockholders, representatives or agents), except (i) Section 9.1, which shall terminate upon the date CIG is able to appoint the majority members of the Board, (ii) Sections 5.04, 10.03(a), 10.04(b) and (c), 10.10, 10.11, 10.12, 10.13, 10.14, 10.18, 10.22, this Article XII and Article XIII and (iii) that nothing herein shall relieve any party from liability for any knowing, willful or intentional breach of this Agreement by such party prior to the date of such termination.

SECTION 12.04 Fees and Expenses. Each party hereto shall pay its own costs and expenses (including legal, accounting and broker fees and expenses) incurred in connection with or relating to this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby; provided, however, that if the closing of the Tender Offer shall occur, the Company shall pay and reimburse the costs and expenses (excluding legal and accounting costs and expenses) incurred by CIG in connection with the Tender Offer.

SECTION 12.05 Amendment. Subject to Section 10.03(c), this Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, there shall be no amendment that by Law requires further approval by the Company’s stockholders without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 12.06 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) subject to Section 12.05, waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE XIII
GENERAL PROVISIONS

SECTION 13.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.01):

65

If to the NBCU Entities:

NBC Universal, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attention: General Counsel
Tel: 212-664-7024
Fax: 212-664-4733

With a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: John A. Marzulli, Jr.
Tel: 212-848-8590
Fax: 646-848-8590

If to CIG:

CIG Media LLC
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Attention: Matthew B. Hinerfeld
Tel: 312-395-3167
Fax: 312-267-7628

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Robert Schwenkel
Steven Steinman
Tel: 212-859-8000
Fax: 212-859-4000

66

with a copy to:

Wilmer Hale
1875 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
Attention: Lynn Charytan
Samir Jain
Jack Goodman
Tel: 202-663-6000
Fax: 202-663-6363

If to the Company:

ION Media Networks, Inc.
601 Clearwater Park Road
West Palm Beach, FL 33401-6233
Attention: General Counsel
Tel: 561-659-4122
Fax: 561-655-9424

With a copy to:

Holland & Knight LLP
222 Lakeview Avenue, Suite 1000
West Palm Beach, Florida 33401
Attention: David L. Perry
Tel: 561-650-8314
Fax: 561-650-8399

and

Dow, Lohnes & Albertson, PLLC
1200 New Hampshire Avenue, N.W., Suite 800
Washington, DC 20036
Attention: John R. Feore, Jr.
Tel: 202-776-2000
Fax: 202-776-2222

SECTION 13.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in

67

order that the Transaction be consummated as originally contemplated to the fullest extent possible.

SECTION 13.03 Entire Agreement; Assignment. The Transaction Agreements and the Exhibits, Annexes and Schedules thereto contain the entire agreement among the parties thereto with respect to the subject matter thereof, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the parties with respect to such subject matter other than those set forth or referred to therein. This Agreement shall not be assigned by any party hereto without the express prior written consent of all other parties hereto, except that each of CIG and the NBCU Entities may assign all or any of its rights and obligations hereunder to its respective Affiliates, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

SECTION 13.04 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 10.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

SECTION 13.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 13.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the DGCL). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transaction may not be enforced in or by any of the above-named courts.

SECTION 13.07 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

68

SECTION 13.08 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transaction. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transaction, as applicable, by, among other things, the mutual waivers and certifications in this Section 13.08.

69

IN WITNESS WHEREOF, the Company, the NBCU Entities and CIG have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ION MEDIA NETWORKS, INC.

By:	/s/ Richard Garcia

Name: Richard Garcia Title: Chief Financial Officer

NBC UNIVERSAL, INC.

By:	/s/ Lynn A. Calpeter

Name: Lynn A. Calpeter Title: Executive Vice President and Chief Financial Officer

NBC PALM BEACH INVESTMENT I, INC.

By:	/s/ Lynn A. Calpeter

Name: Lynn A. Calpeter Title: Vice President and Treasurer

NBC PALM BEACH INVESTMENT II, INC.

By:	/s/ Lynn A. Calpeter

Name: Lynn A. Calpeter Title: Vice President and Treasurer

CIG MEDIA LLC

By:	/s/ Matthew Hinerfeld

Name: Matthew Hinerfeld Title: Managing Director and Deputy General Counsel

ANNEX A

Conditions to the Tender Offer

Notwithstanding any other provision of this Agreement or the Tender Offer Documents, CIG shall not be required to accept for payment any shares of Class A Common stock tendered pursuant to the Tender Offer, if (i) the waiting period applicable to the Transaction under the HSR Act has not expired or been terminated, in which case CIG may extend the Tender Offer, or (ii) there shall be any Law restraining, enjoining or otherwise prohibiting or preventing the consummation of the Tender Offer, in which case CIG may extend or terminate the Tender Offer.

The foregoing conditions are for the sole benefit of CIG and its Affiliates and may be asserted by CIG regardless of the circumstances giving rise to any such condition and may be waived by CIG, in whole or in part, at any time and from time to time prior to the Commencement Date, in its sole discretion; provided, that CIG may not assert the foregoing conditions if the occurrence of any such condition is caused by CIG’s breach, violation or non-performance of the Transaction Agreements to which it is a party. The failure by CIG at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

A-1

ANNEX B

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, except as provided by Section 5.01(b) hereto, the Company shall not accept for exchange shares of Senior Preferred Stock tendered pursuant to the Exchange Offer, if at any time on or after the date hereof and prior to the expiration of the Exchange Offer, any of the following conditions shall exist:

(a) there shall have been instituted or be pending any Action (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit the making of the Exchange Offer, the acceptance for exchange of shares of Senior Preferred Stock by the Company, or the consummation of the Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company or any Subsidiaries of all or any of the business or assets of the Company or any Subsidiaries that is material to either the Company and the Subsidiaries, in either case, taken as a whole, or to compel the Company or any Subsidiaries, as a result of the Transaction, to dispose of or to hold separate all or any portion of the business or assets of the Company or any Subsidiaries that is material to the Company and the Subsidiaries, in each case, taken as a whole, or (iii) which would have a Material Adverse Effect;

(b) any Governmental Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting or materially delaying or preventing the Transaction and such order, decree, injunction, ruling or other action shall have become final and nonappealable;

(c) there shall have been any Law enacted, promulgated, amended, issued or deemed applicable to (A) the Company or any Subsidiaries or (B) the Transaction that results, directly or indirectly, in any of the consequences referred to in clauses (i) through (iii) of paragraph (a) above;

(d) any Material Adverse Effect shall have occurred and be continuing;

(e) the closing of the Tender Offer shall not have occurred;

(f) this Agreement shall have been terminated in accordance with its terms;

(g) the Company, CIG and the NBCU Entities shall have agreed that the Company shall terminate the Exchange Offer or postpone the acceptance for exchange of shares of Senior Preferred Stock thereunder;

(h) the representations and warranties of the Company set forth in this Agreement shall not be true and correct to the extent such failure to be true and correct would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; or

(i) the Company shall have breached any of its covenants or agreements contained in this Agreement in any material respect.

B-1

[Schedule 5.04 to the Master Transaction Agreement]
SCHEDULE 5.04

Contingent Exchange Methodology

The amounts in Section 5.04(a) shall be calculated as follows:

1.	Overall Exchange Success Percent shall be equal to (a) (x) the Total Tendering 14¼% Preferred, plus (y) the Total Tendering 9¾% Preferred, divided by (b) $639,786,655.

2.	Actual Subordinated Debt Basket Available shall be equal to (a) (x) one, minus (y) the Overall Exchange Success Percent, multiplied by (b) $470,584,689.

3.
Amount of Series B Convertible Subordinated Debt to be Issued to CIG Pursuant to Section 5.04(a) shall be equal to (a) the Actual Subordinated Debt Basket Available, multiplied by (b) (x) $95,584,689, divided by (y) $470,584,689.

4.
Amount of Series B Convertible Subordinated Debt to be Issued to NBCU Pursuant to Section 5.04(a) shall be equal to (a) the Actual Subordinated Debt Basket Available, multiplied by (b) (x) $375,000,000, divided by (y) $470,584,689.

For purposes of this Schedule 5.04 and Schedule 10.12, the following terms shall have the meanings set forth below:

“Total Tendering 14¼% Preferred” shall be equal to the total stated liquidation preference of all of the 14¼% Preferred Stock owned by holders other than CIG that is tendered in the Exchange Offer.

“Total Tendering 14¼% Preferred Percent” shall be equal to the Total Tendering 14¼% Preferred, divided by $475,450,218.

“Total Tendering 9¾% Preferred” shall be equal to the total stated liquidation preference of all of the 9¾% Preferred Stock owned by holders other than CIG that is tendered in the Exchange Offer.

“Total Tendering 9¾% Preferred Percent” shall be equal to the Total Tendering 9¾% Preferred, divided by $164,336,438.

SCHEDULE 10.12

Transfer of Series B Convertible Subordinated Debt

The amount in Section 10.12 shall be calculated as follows:

Actual Subordinated Debt Transfer from NBCU to CIG shall be equal to (a) $10,000,000, multiplied by (b) a fraction, (x) the numerator of which is (i) 90%, less (ii) the Overall Exchange Success Percent, and (y) the denominator of which is 90%, provided, however, that if the Actual Subordinated Debt Basket Available is equal to $0, then the Actual Subordinated Debt Transfer from NBCU to CIG shall be $0.

For purposes of this Schedule 10.12, all capitalized terms used but not otherwise defined in this Schedule 10.12 shall have the meanings given to them in Schedule 5.04.

EXHIBIT A to the Master Transaction Agreement

Series A Convertible Subordinated Debt Indenture Term Sheet

Exhibit A to the
Master Transaction Agreement

Series A Convertible Subordinated Debt Indenture Term Sheet

The Series A Convertible Subordinated Debt Indenture will reflect the following terms:

Issuer	The Company.

Initial Holders	Former holders of 14¼% Preferred and 9¾% Preferred (including CIG).

Ranking	Junior to the Senior Debt and pari passu with the Series B Convertible Subordinated Debt.

Maturity	July 2013.

Interest	11% annual simple interest coupon, payable quarterly in arrears, in cash, which amounts shall accrue to the extent not paid in cash.

Call	Series A Convertible Subordinated Debt shall not be callable prior to maturity.

Optional Conversion
Series A Convertible Subordinated Debt shall be convertible at any time, at the holder’s option, into shares of Class D Common Stock at a conversion price of $0.90 per share of Class D Common Stock, increasing at a rate per annum of 11% from the issuance of Series A Convertible Subordinated Debt through the date of conversion (the “Series A Convertible Subordinated Debt Conversion Price”).

Mandatory Conversion
At any time following the first anniversary of the issuance date, Series A Convertible Subordinated Debt shall be converted (the “Mandatory Conversion of Series A Convertible Subordinated Debt”) into shares of Class D Common Stock, at the Series A Convertible Subordinated Debt Conversion Price, upon the earlier of: (i) in the event shares of Class A Common Stock or Class D Common Stock are traded on a national stock exchange, the trading price for fifteen (15) consecutive trading days of Class A Common Stock or Class D Common Stock on such exchange is equal to or greater than, (A) in the event the Mandatory Conversion of Series A Convertible Subordinated Debt occurs after the first anniversary but prior to the second anniversary of the issuance date, 102% of the Series A Convertible Subordinated Debt Conversion Price, (B) in the event the Mandatory Conversion of Series A Convertible Subordinated Debt occurs after the second anniversary but prior to the third anniversary of the issuance date, 101% of the Series A Convertible Subordinated Debt Conversion Price, or (C) in the event the Mandatory Conversion of Series A Convertible Subordinated Debt occurs after the third anniversary of the issuance date, the Series A Convertible Subordinated Debt Conversion Price (the price as described in (A), (B) and (C), as the case may be, the “Series A Convertible Subordinated Debt Mandatory Conversion Trigger Price”), and (ii) the issuance by the Company of Common Stock at an issue price per share equal to or greater than the Series A Convertible Subordinated Debt Mandatory Conversion Trigger Price with an aggregate consideration of no less than $75,000,000 in such issuance; provided, that if such issuance is made to CIG, NBCU or their respective Affiliates, the designated investment bank shall have provided an opinion in customary form to the Company to the effect that the issue price per share of Common Stock is at or higher than the fair market value of a share of Common Stock.

Adjustment to Conversion Price	The conversion prices shall be subject to customary adjustments for stock splits, dividends, recapitalizations, below market issues and similar events.

Transferability	Series A Convertible Subordinated Debt shall be freely transferable, subject to applicable securities laws.

Other Terms
The indenture shall contain customary covenants and events of default provisions to be negotiated by the parties and shall be consistent with the indentures for the Series B Convertible Subordinated Debt.

EXHIBIT B to the Master Transaction Agreement

Series B Convertible Subordinated Debt Indenture

Exhibit B
to the Master Transaction Agreement

Series B Convertible Subordinated Debt Indenture

ION MEDIA NETWORKS, INC.

11% Series B Mandatorily Convertible Senior Subordinated Notes due 2013

INDENTURE

Dated as of May 4, 2007

The Bank of New York Trust Company, N.A., as Trustee

i

CROSS REFERENCE TABLE*

TIA SECTION		INDENTURE SECTION

Section	310	12.01
	310(a)(1)	8.10
	(a)(2)	8.10
	(a) (3)	N.A.**
	(a) (4)	N.A.
	(a) (5)	8.10
	(b)	8.08, 8.10
	(c)	N.A.
Section	311	12.01
	311 (a)	8.11
	(b)	8.11
	(c)	N.A.
Section	312	12.01
	312(a)	2.05
	(b)	12.03
	(c)	12.03
Section	313	12.01
	313(a)	8.06(a)
	(b)(1)	N.A.
	(b)(2)	8.06(a)
	(c)	8.06(a)
	(d)	8.06(b)
Section	314	12.01
	314(a)	5.02(a); 5.03
	(b)	N.A.
	(c)(1)	2.02; 9.01; 12.04
	(c)(2)	9.01; 12.04
	(c)(3)	N.A.
	(d)	N.A.
	(e)	12.04
	(f)	N.A.
Section	315	12.01
	315(a)	8.01(b)
	(b)	8.05
	(c)	8.01(a)
	(d)	8.01(c)
	(d)(2)	8.01(c)
	(d)(3)	8.01(c)
	(e)	7.11
Section	316	12.01
	316 (a)	7.05; 10.02(b)
	(b)	7.07
	(c)	12.05(a)

TIA SECTION		INDENTURE SECTION

Section	317	12.01
	317(a)(1)	7.08
	317(a)(2)	7.09
	317(b)	2.04
Section	318	12.01

*	This Cross-Reference Table shall not, for any purpose, be deemed a part of this Indenture.

**	N.A. means Not Applicable.

                THIS INDENTURE dated as of May 4, 2007 is between ION Media Networks, Inc., a corporation duly organized under the laws of the State of Delaware (the “Company”), and The Bank of New York Trust Company, N.A., a national banking association, as Trustee (the “Trustee”).

                In consideration of the purchase of the Securities (as defined herein) by the Holders thereof, both parties agree as follows for the benefit of the other and for the equal and ratable benefit of the Holders of the Securities.

ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE

                Section 1.01.          Definitions.

                “9¾% Preferred” means the 9¾% Series A Convertible Preferred Stock, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, as it may be modified or amended from time to time.

                “14¼% Preferred” means the 13¼% Cumulative Junior Exchangeable Preferred Stock, par value $0.001 per share (currently accruing dividends at the rate of 14¼%), of the Company, with a liquidation preference of $10,000 per share, as it may be modified or amended from time to time.

                “Acquired Debt” means Debt of a Person (including any Subsidiary) assumed in connection with the acquisition of assets from such Person.

                “Additional Interest” has the meaning specified in the Registration Rights Agreement. All references herein to interest accrued or payable as of any date shall include any Additional Interest accrued or payable as of such date as provided in the Registration Rights Agreement.

                “Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

                “Agent” means any Registrar, Paying Agent or Conversion Agent.

                “Applicable Conversion Period” means, with respect to a conversion of Securities, the 10 consecutive Trading Day period commencing on the third Trading Day following the date the Securities are tendered for conversion.

                “Applicable Conversion Rate” means, as of any Trading Day, the Conversion Rate in effect on such date after giving effect to any change in the Conversion Price and any adjustment provided for under Section 4.06.

                “Applicable Procedures” means, with respect to any transfer or exchange of beneficial ownership interests in a Global Security, the rules and procedures of the Depositary, to the extent applicable to such transfer or exchange.

                “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

                (a)           if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligations” and

                (b)           in all other instances, the present value (discounted at the interest rate borne by the Securities at such time, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

                “Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing

                (a)           the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

                (b)           the sum of all such payments.

                “Average Price” means, with respect to a conversion of Securities, an amount equal to the average of the Closing Sale Prices of Conversion Shares for each Trading Day in the Applicable Conversion Period.

                “Beneficial Ownership” means the definition such term is given in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act.

                “Board of Directors” means either the board of directors of the Company or any committee of the Board of Directors authorized to act for it with respect to this Indenture.

                “Business Day” means any day, other than a Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

                “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person.

                “Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

                “Cash” or “cash” means such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.

                “Cash Equivalents” means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

                “Certificated Security” means a Security that is in substantially the form attached as Exhibit A but that does not include the information or the schedule called for by footnote 1 thereof.

                “CIG” means CIG Media LLC, a Delaware limited liability company.

                “Class A Common Stock” means the Class A Common Stock, par value $.001 per share, of the Company.

                “Class C Common Stock” means the Class C Non-Voting Common Stock, par value $0.001 per share, of the Company.

                “Class D Common Stock” means the Class D Non-Voting Common Stock, par value $0.001 per share, of the Company.

                “Closing Sale Price” on any date means, with respect to the Conversion Shares, the last sale price for the Conversion Shares, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Conversion Shares in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Conversion Shares are listed or admitted to trading or, if the Conversion Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if the Conversion Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Conversion Shares selected by the Board of Directors or, in the event that no trading price is available for the Conversion Shares, the fair market value of the Conversion Shares, as determined in good faith by the Board of Directors.

                “Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

                “Consolidated EBITDA” means, for any Person, for any period, an amount equal to (a) the sum of Consolidated Net Income for such period, plus, to the extent deducted from the revenues of such Person in determining Consolidated Net Income, (i) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing a loss in Consolidated Net Income above, plus (ii) Consolidated Interest Expense, net of interest income earned on cash or cash equivalents for such period (including, for this purpose, dividends on preferred stock only to the extent that such dividends were deducted in determining Consolidated Net Income), plus (iii) depreciation for such period on a consolidated basis, plus (iv) amortization of intangibles and broadcast program licenses for such period on a consolidated basis, minus (b) scheduled payments relating to broadcast program license liabilities, except that with respect to the Company each of the foregoing items shall be determined on a consolidated basis with respect to the Company and its Subsidiaries only; provided, however, that, for purposes of calculating Consolidated EBITDA during any fiscal quarter, cash income from a particular Investment of such Person shall be included only if cash income has been received by such Person as a result of the operation of the business in which such Investment has been made in the ordinary course without giving effect to any extraordinary, unusual and non-recurring gains.

                “Consolidated Interest Expense” means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, and all time brokerage fees relating to financing of television stations which the Company has an agreement or option to acquire.

                “Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the net income of any Person (the “other Person”) in which the Person in question or any of its

Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or to the Subsidiary, (b) the net income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) (i) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an asset sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary, unusual and non-recurring gains and losses shall be excluded, (e) losses associated with discontinued and terminated operations in an amount not to exceed $1,000,000 per annum shall be excluded and (f) all non-cash items (including, without limitation, cumulative effects of changes in GAAP and equity entitlements granted to employees of the Company and its Subsidiaries) increasing and decreasing Consolidated Net Income and not otherwise included in the definition of Consolidated EBITDA shall be excluded.

                “Conversion Date” means, with respect to a Security, the date on which the Holder of the Security has complied with Section 4.02.

                “Conversion Price” per Conversion Share as of any day means the sum of (x) the result obtained by dividing (i) $1,000 by (ii) the Applicable Conversion Rate, rounded to the nearest cent, which price shall be initially $0.75 per share of Conversion Shares, plus (y) an amount equal to 11% of the quotient yielded in clause (x) above from the Issue Date to and including the date of calculation calculated on a non-compound basis per annum on the basis of a 360-day year consisting of twelve 30-day months with periods less than 30 days being calculated on the basis of the actual days elapsed.

                “Conversion Rate” means the rate at which the Conversion Shares shall be delivered upon conversion, which rate shall be initially 1333.3333 shares of Conversion Shares for each $1,000 principal amount of Securities, as adjusted from time to time pursuant to the provisions of this Indenture.

                “Conversion Record Date” ” has the meaning provided in Section 4.01(b) hereof.

                “Conversion Shares” means with respect to the Senior Subordinated Debt issued under this Indenture to (A) CIG (i) shares of Class A Common Stock or (ii) with respect to any Holder, if such Holder or the Company determines, after consultation with its outside legal counsel, that such Holder is prevented under applicable laws and regulations of the FCC from holding shares of Class A Common Stock issuable upon conversion of such Holder’s Securities, a number of shares of non-voting Common Stock of the Company (which (1) upon disposition by such Holder to any Person that the Company and such Holder mutually determine, after consultation with outside legal counsel, is not prevented under applicable laws and regulations of the FCC from holding shares of Class A Common Stock or (2) upon the mutual determination by the Company and such Holder that applicable laws and regulations of the FCC no longer prohibit such Holder from holding shares of Class A Common Stock, shall automatically be converted into shares of Class A Common Stock), into which the Securities are from time to time convertible, and (B) the NBCU Entities, at NBCU’s option, Class A Common Stock or Class C Common Stock.

                “Corporate Trust Office” means the office of the Trustee at which at any particular time the trust created by this Indenture shall be administered, which initially will be the office of The Bank of New York Trust Company, N.A. located at 10161 Centurion Parkway, 2nd Floor Jacksonville, FL 32256, attention: Corporate Trust Administration.

                “Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

                “Debt” means, with respect to any Person on any date of determination (without duplication):

                (a)           the principal of and premium (if any) in respect of

(1) debt of such Person for money borrowed and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is liable;

                (b)           all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

                (c)           all obligations of such Person representing the deferred and unpaid purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business, including any obligations in respect of Film Contracts);

                (d)           all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

                 (e)           the amount of all obligations of such Person with respect to the Repayment of any Disqualified Capital Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

                 (f)            all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

                (g)           all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property and the amount of the obligation so secured; and

                (h)           to the extent not otherwise included in this definition, Hedging Obligations of such Person.

                The amount of Debt of any Person at any date shall be the outstanding principal balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Debt shall not include contingent obligations arising out of customary indemnification agreements or purchase price adjustments with respect to the sale of assets or securities. The amount of Debt represented by a Hedging Obligation shall be equal to:

                “Default” means, when used with respect to the Securities, any event that is or, after notice or passage of time, or both, would be, an Event of Default.

                “Designated Senior Debt” means:

(a)	any Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25,000,000 or accreted value in the case of Debt issued at a discount) and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt”; and

(b)	the Existing Senior Debt.

                “Disqualified Capital Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise

                (a)           matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

                (b)           is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

                (c)           is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Capital Stock, on or prior to, in the case of clause (a), (b) or (c), the [91st] day after the Final Maturity Date of the Securities.

                “Designated Investment Bank” means an investment bank selected by the Purchasing Party from a list of three internationally recognized investment banks provided to the Purchasing Party by the Company pursuant to Section 2.07 of the Master Transaction Agreement.

                “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

                “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

                “Ex-dividend Date” means the first date upon which a sale of shares of the Conversion Shares does not automatically transfer the right to receive the relevant distribution from the seller of the Conversion Shares to its buyer.

                “Existing Preferred Stock” means, collectively, 14¼% Preferred, 9¾% Preferred and NBCU Series B Preferred.

                “Existing Senior Debt” means, collectively, the Company’s (i) $325,000,000 aggregate principal amount of First Priority Term Loan due 2012, (ii) $400,000,000 aggregate principal amount of Floating Rate First Priority Senior Secured Notes due 2012 and (iii) $405,000,000 aggregate principal amount of Floating Rate Second Priority Senior Secured Notes due 2013.

                “Extraordinary Cash Dividend” means cash dividends with respect to the Conversion Shares the aggregate amount of which in any fiscal year exceeds 10% of Consolidated EBITDA of the Company and its subsidiaries for the fiscal year immediately preceding the payment of such dividend.

                “Fair Market Value” means, with respect to any Property, the sale price for such Property that could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

                “Final Maturity Date” means July 31, 2013.

                “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (2) the statements and pronouncements of the Public Company Accounting Oversight Board and the Financial Accounting Standards Board, (3) such other statements by such other entity as approved by a significant segment of the accounting profession and (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in registration statements filed under the Securities Act and periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

                “Global Security” means a Security in global form that is in substantially the form attached as Exhibit A and that includes the information and schedule called for in footnote 1 thereof and which is deposited with the Depositary or its custodian and registered in the name of the Depositary or its nominee.

                “Holder” or “Holder of a Security” means the person in whose name a Security is registered on the Registrar’s books.

                “Hedging Obligations” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

                “Indenture” means this Indenture as amended or supplemented from time to time pursuant to the terms of this Indenture, including the provisions of the TIA that are automatically deemed to be a part of this Indenture by operation of the TIA.

                “Initial Purchasers” means CIG.

                “Interest Payment Date” means January 31, April 30, July 31 and October 31 of each year.

                “Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

                “Issue Date” of any Security means the date on which the Security was originally issued or deemed issued as set forth on the face of the Security.

                “Mandatory Conversion” shall have the meaning ascribed to it in Section 4.01(b)(i) hereof.

                “Mandatory Conversion Event” means the later to occur of (a) May 4, 2008 or (b) the earlier to occur of: (i) the date on which the last sale price for the Conversion Shares, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or Class D Common Stock is listed or admitted to trading, or, if the Conversion Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use, for the Class A Common Stock or Class D Common Stock for fifteen (15) consecutive trading days is equal to or greater than the product of (x) the Conversion Price as then in effect and (y) the Mandatory Conversion Factor; (ii) the issuance by the Company of the Conversion Shares at an issue price per share not less than the product of (x) the Conversion Price as then in effect for aggregate gross proceeds (before deduction of underwriting commissions and other expenses of sale) of not less than $75,000,000 and (y) the Mandatory Conversion Factor provided that if such issuance is made to a Purchasing Party, the Designated Investment Bank shall have provided an opinion in customary form to the Company to the effect that the issue price per share of Conversion Shares is at or higher than the fair market value of a Conversion Share.

                “Mandatory Conversion Factor” shall be (i) in the event the Mandatory Conversion Event occurs after the first anniversary but prior to the second anniversary of the Issue Date, 102%, (ii)

in the event the Mandatory Conversion of the Securities occurs after the second anniversary but prior to the third anniversary of the Issue Date, 101%, or (iii) in the event the Mandatory Conversion of the Securities occurs after the third anniversary of the issuance date, 100%.

                “Mandatory Conversion Notice” shall have the meaning ascribed to it in Section 4.01(b)(ii) hereof.

                “Master Transaction Agreement” means that certain Master Transaction Agreement dated as of May 3, 2007, by and among the Company, the NBCU Entities and CIG, as it may be amended from time to time.

                “NBCU Entities” means NBC Universal, Inc., a Delaware corporation, NBC Palm Beach Investment I, Inc., a California corporation, NBC Palm Beach Investment II, Inc., a California corporation.

                “NBCU Series B Preferred” means the 11% Series B Convertible Exchangeable Preferred Stock, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, as it may be modified or amended from time to time.

                “Non-Payment Event of Default” means any default (other than a Payment Default) the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Debt.

                “Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Controller, the Treasurer, an Assistant Treasurer, the Secretary or any Assistant Secretary of the Company.

                “Officers’ Certificate” means a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Operating Officer, the Chief Financial Officer or the Chief Accounting Officer of the Company and by the Controller, the Treasurer, an Assistant Treasurer, the Secretary or any Assistant Secretary of the Company, and delivered to the Trustee.

                “Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company.

                “Outstanding” means Securities outstanding in accordance with Section 2.08.

                “Payment Default” means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred, in the payment of principal of (or premium, if any) or interest on or any other amount payable in connection with Designated Senior Debt.

                “Permitted Junior Securities” means:

(a)	Equity Interests in the Company; or

(b)	Unsecured debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Securities are subordinated to the Senior Debt;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Senior Debt is treated as part of the same class as the Securities for purposes of such plan of reorganization; provided further that to the extent that any Senior Debt of the Company outstanding on the date of consummation of such plan of reorganization is not paid in full in cash on such date, the holders of any such Senior Debt not so paid in full cash shall have consented to the terms of such plan of reorganization.

                “Permitted Debt” means each of the following:

(a)	Debt of the Company evidenced by the Securities;

(b)	Existing Senior Debt;

(c)	Debt in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

                (1)         the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the incurrence thereof) of the Property acquired, constructed or leased; and

                (2)         the aggregate principal amount of all Debt incurred and then outstanding pursuant to this clause (b) (together with all Refinancing Debt incurred and then outstanding in respect of Debt previously incurred pursuant to this clause (c)) does not exceed 5% of the Company’s consolidated total assets at the date of incurrence of Permitted Debt pursuant to this clause (c);

                (d)         Debt of the Company owing to and held by any Wholly Owned Subsidiary and Debt of a Subsidiary owing to and held by the Company or any Wholly Owned Subsidiary; provided that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Debt by the issuer thereof;

                (e)         Debt under Interest Rate Agreements entered into by the Company or a Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Subsidiary and not for speculative purposes; provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by Section 5.11;

                (f)         Debt under Currency Exchange Protection Agreements entered into by the Company or a Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Subsidiary in the ordinary course of business and not for speculative purposes;

                (g)         Debt in connection with one or more standby letters of credit or performance bonds issued by the Company or a Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

                (h)         Attributable Debt with respect to Sale and Leaseback Transactions; provided that the aggregate principal amount outstanding at any one time (together with all Refinancing Debt incurred and then outstanding in respect of Debt previously incurred pursuant to this clause (h)) does not exceed $50,000,000;

                (i)         Debt outstanding on the Issue Date not otherwise described in clauses (a) through (i) above;

                (j)         Refinancing Debt incurred in respect of Debt incurred pursuant to clause (1) of Section 5.11(a) or clause (a), (b), (c), (h), (i), (j), (l) or (m) of this definition; provided that Refinancing Debt cannot be used to refinance Disqualified Capital Stock pursuant to this clause (j) unless such Refinancing Debt consists solely of Disqualified Capital Stock that has a redemption date and requires the payment of current dividends in cash no earlier than, and does not provide the holder thereof remedies that are in the aggregate materially less favorable to the Company than, the Disqualified Capital Stock being refinanced;

                (k)         Debt of the Company or any Subsidiary under any Receivables Facility not to exceed $35,000,000 at any one time outstanding;

(l)	Qualified Subordinated Debt; and

(m)	Debt not to exceed $100,000,000 at any time outstanding.

                “Person” or “person” means any individual, Company, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act or any other entity.

                “Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

                “PIK Notes” has the meaning given such term by the Second Priority Indenture.

                “Principal” or “principal” of a debt security, including the Securities, means the principal of the debt security plus, when appropriate, the premium, if any, on the debt security.

                “Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

                “Purchase Money Debt” means Debt:

                (a)           consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds; and

                (b)           incurred to finance the acquisition, construction or lease by the Company or any Subsidiary of such Property, including additions and improvements thereto;

                in each case including the reasonable fees and expenses incurred in connection therewith; provided, however, that such Debt is incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Subsidiary.

                “Qualified Subordinated Debt” means Debt of the Company constituting the Senior Subordinated Debt or Subordinated Obligations of the type described in clause (i) of the definition of Subordinated Obligations if the following conditions are met:

                 (1)           the Stated Maturity of such Debt is at least 91 days after the Final Maturity Date of the Securities; and

                 (2)           the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value at issuance) of all such Qualified Subordinated Debt of the Company (together with any Refinancing Debt in respect thereof) at any time outstanding shall not exceed $650,000,000 less the aggregate amount of the obligations under this Indenture then outstanding.

                “Purchasing Party” means CIG, NBC Universal, Inc., a Delaware corporation and their respective Affiliates.

                “Receivables Facility” means one or more receivables financing facilities, as amended from time to time, pursuant to which the Company or any of its Subsidiaries sells its accounts receivable to a Person that is not a Subsidiary.

                “Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

                “Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

                (a)           such Debt is in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) not in excess of the sum of

(1) the aggregate principal amount then outstanding (or if incurred with original issue discount, the aggregate accreted value at the date of such Refinancing) of the Debt being Refinanced and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

                (b)           the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

                (c)           the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

                (d)           with respect to Debt that is being Refinanced that is subordinate to the Securities, such Refinancing Debt shall be subordinate to the Securities at least to the same extent and in the same manner as the Debt being Refinanced.

                “Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 4, 2007, between the Company and the Initial Purchasers, as amended from time to time in accordance with its terms.

                “Regular Record Date” means, with respect to each Interest Payment Date, the January 15, April 15, July 15 and October 15 (whether or not a Business Day) as the case may be, immediately preceding such Interest Payment Date.

                “Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust services department of the Trustee with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for administration of this Indenture.

                “Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings.

                “Restricted Global Security” means a Global Security that is a Restricted Security.

                “Restricted Security” means a Security required to bear the restricted legend set forth in the form of Security annexed as Exhibit A.

                “Rule 144” means Rule 144 under the Securities Act or any successor to such Rule.

                “Rule 144A” means Rule 144A under the Securities Act or any successor to such Rule.

                “Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or any Subsidiary transfers such Property to another Person and the Company or any Subsidiary leases it from such Person.

                “Second Priority Notes” means $405,000,000 aggregate principal amount of the Company’s Floating Rate Second Priority Senior Secured Notes due 2013 issued on the Issue Date under the Second Priority Notes Indenture.

                “Second Priority Notes Indenture” means the Indenture, dated as of December 30, 2005, by and among The Bank of New York trust Company, N.A., as trustee, the Company and the

Subsidiary Guarantors (as defined therein) pursuant to which the Second Priority Notes were issued.

                “SEC” means the Securities and Exchange Commission.

                “Securities” means (x) 11% Series B Mandatorily Convertible Senior Subordinated Notes due 2013 in the initial aggregate principal amount of $100,000,000, or any of them, as amended or supplemented from time to time, that are issued under this Indenture on the date of this Indenture, and (y) any additional notes issued under this Indenture from time to time, in addition to the Initial Securities, on the same terms and conditions and with the same CUSIP number as the Initial Securities (the “Additional Securities” and, together with the Initial Securities, the “Securities” and each a “Security”). Any Additional Securities subsequently issued under this Indenture shall be of the same series as the Initial Securities and shall rank equally with the Initial Securities. The Initial Securities and any Additional Securities subsequently issued under this Indenture shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions, repurchases, offers to purchase and conversions.

                “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

                “Securities Custodian” means the Trustee, as custodian with respect to the Securities in global form, or any successor thereto.

                “Senior Debt” of the Company means:

                (a)           all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified in the agreement or instrument evidencing such debt, whether or not such interest is allowed in such proceeding) and any other Obligation in respect of

(i)	the Existing Senior Debt;

(ii)	Debt of the Company for borrowed money;

(iii)	Debt of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under this Indenture for the payment of which the Company is responsible or liable;

(iv)	all Capital Lease Obligations of the Company and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Company; and

(v)	all obligations of the Company (1) for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction, (2) under Interest Rate Agreements or (3) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under this Indenture;

                provided, however, that Senior Debt shall not include:

(i)	Debt of the Company that is by its terms subordinate or pari passu in right of payment to the Securities, including any Senior Subordinated Debt;

(ii)	any Debt incurred in violation of the provisions of this Indenture;

(iii)	accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services;

(iv)	any liability for federal, state, local or other taxes owed or owing by the Company;

(v)	any obligation of the Company to any Subsidiary; or

(vi)	any obligations with respect to any Capital Stock of the Company.

                “Senior Subordinated Debt” of the Company means the Securities and the Series A Convertible Subordinated Debt and any other subordinated Debt of the Company that specifically provides that such Debt is to rank pari passu with the Securities and is not subordinated by its terms to any other subordinated Debt or other obligation of the Company which is not Senior Debt.

                “Series A Convertible Subordinated Debt” means 11% mandatorily convertible subordinated debt due 2013 to be issued by the Company to holders of 14¼% Preferred and 9¾% Preferred in the Exchange Offer under the Series A Convertible Subordinated Debt Indenture.

                “Series A Convertible Subordinated Debt Indenture” means the indenture, substantially in the form of Exhibit A attached to the Master Transaction Agreement, among the Company, The Bank of New York Trust Company, N.A., as trustee, and subsidiary guarantors party thereto which govern Series A Convertible Subordinated Debt.

                “Significant Subsidiary” means, in respect of any Person, as of any date of determination, a Subsidiary of such Person that would constitute a “significant subsidiary” as such term is defined under Rule 1-02(w) of Regulation S-X under the Securities Act as in effect on the date of this Indenture.

                “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

                “Subordinated Obligation” means any Debt of the Company (whether outstanding on the Issue Date or thereafter incurred) that is subordinate or junior in right of payment to the Securities pursuant to a written agreement to that effect or otherwise pursuant to the terms of such Debt.

                “Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency within the control of such Person to satisfy) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

                “TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder as in effect on the date of this Indenture, except to the extent that the Trust Indenture Act or any amendment thereto expressly provides for application of the Trust Indenture Act as in effect on another date.

                “Trading Day” means a day during which trading in securities generally occurs on principal national securities exchange on which the Conversion Shares are listed or admitted to trading or, if the Conversion Shares are not then listed or admitted to trading on a national securities exchange, on the principal other United States national or regional securities exchange on which the Conversion Shares are then listed or, if the Conversion Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Conversion Shares are then traded. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

                “Transactions” has the meaning provided in Section 4.01(b)(iv) hereof.

                “Trustee” means the party named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of this Indenture, and thereafter means the successor.

                “Vice President” when used with respect to the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

                “Voting Stock” means shares of the capital stock and any other securities of the Company having the ordinary power to vote in the election of directors of the Company.

                “Wholly Owned Subsidiary” means, at any time, a Subsidiary all of the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Company or one or more Wholly Owned Subsidiaries of the Company.

                Section 1.02.          Other Definitions.

Term	Defined in Section

“Agent Members”	2.01
“Bankruptcy Law”	7.01
“Company Order”	2.02
“Conversion Agent”	2.03
“Conversion Date”	4.02
“Depositary”	2.01
“DTC”	2.01
“Event of Default”	7.01
“Legal Holiday”	11.07
“Legend”	2.12
“Notice of Default”	7.01
“Paying Agent”	2.03
“Primary Registrar”	2.03
“QIB”	2.01
“Receiver”	7.01
“Registrar”	2.03
“record date”	4.06
“Spin-Off”	4.06(a)(3)
“tender offer”	4.06

                Section 1.03.          Trust Indenture Act Provisions.

                Whenever this Indenture refers to a provision of the TIA, that provision is incorporated by reference in and made a part of this Indenture. This Indenture shall also include those provisions of the TIA required to be included herein by the provisions of the Trust Indenture Reform Act of 1990.

                The following TIA terms used in this Indenture have the following meanings:

                “indenture securities” means the Securities;

                “indenture security holder” means a Holder of a Security;

                “indenture to be qualified” means this Indenture;

                “indenture trustee” or “institutional trustee” means the Trustee; and

                “obligor” on the indenture securities means the Company or any other obligor on the Securities.

                “principal amount” means the outstanding principal amount of the Securities

                All other terms used in this Indenture that are defined in the TIA, defined by TIA reference to another statute or defined by any SEC rule and not otherwise defined herein have the meanings assigned to them therein.

              Section 1.04.          Rules of Construction.

              Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) words in the singular include the plural, and words in the plural include the singular;

(4) the term “merger” includes a statutory share exchange and the term “merged” has a correlative meaning;

(5) the masculine gender includes the feminine and the neuter;

(6) references to agreements and other instruments include subsequent amendments thereto; and

(7) all “Article”, “Exhibit” and “Section” references are to Articles, Exhibits and Sections, respectively, of or to this Indenture unless otherwise specified herein, and the terms “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2
THE SECURITIES

                Section 2.01.          Form and Dating.

                The Securities and the Trustee’s certificate of authentication shall be substantially in the respective forms set forth in Exhibit A, which Exhibit is incorporated in and made part of this Indenture. The Securities may have notations, legends or endorsements required by law, stock exchange or automated quotation system rule or regulation or usage. The Company shall provide any such notations, legends or endorsements to the Trustee in writing. Each Security shall be dated the date of its authentication.

                (a)   Restricted Global Securities. All of the Securities are initially being offered and sold to qualified institutional buyers as defined in Rule 144A (collectively, “QIBS” or individually, each a “QIB”) in reliance on Rule 144A under the Securities Act and shall be issued initially in the form of one or more Restricted Global Securities, which shall be deposited on behalf of the purchasers of the securities represented thereby with the Securities Custodian, as custodian for the depositary, The Depository Trust Company (“DTC”, and such depositary, or any successor thereto, being hereinafter referred to as the “Depositary”), and registered in the name of its nominee, Cede & Co. (or any successor thereto), for the accounts of participants in the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Restricted Global Securities may from time to time be increased or decreased by adjustments made on the records of the Securities Custodian as hereinafter provided, subject in each case to compliance with the Applicable Procedures.

                (b)   Global Securities In General. The Securities issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Security Legend thereon and the “Schedule of Exchanges of Securities” attached thereto). The Securities issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Security Legend thereon and without the “Schedule of Exchanges of Securities” attached thereto). Each Global Security shall represent such of the outstanding Securities as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Securities from time to time endorsed thereon and that the aggregate amount of outstanding Securities represented thereby may from time to time be reduced or increased, as appropriate, to reflect replacements, exchanges, purchases, redemptions, or conversions of such Securities. Any adjustment of the aggregate principal amount of a Global Security to reflect the amount of any increase or decrease in the amount of outstanding Securities represented thereby shall be made by the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.12 and shall be made on the records of the Trustee and the Depositary.

                Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Security held on their behalf by the Depositary or under the Global Security, and the Depositary (including, for this purpose, its nominee) may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall (1) prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (2) impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Security.

                (c)   Book Entry Provisions. The Company shall execute and the Trustee shall, in accordance with this Section 2.01(c), authenticate and deliver initially one or more Global Securities that (1) shall be registered in the name of the Depositary or its nominee, (2) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions and (3) shall bear legends substantially to the following effect:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST

HEREIN. THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.”

                Section 2.02.          Execution and Authentication.

                (a)   The aggregate principal amount of Securities which may be authenticated and delivered under this Indenture is unlimited. Initially, $100,000,000 aggregate principal amount of Initial Securities shall be authenticated and delivered under this Indenture.

                (b)   An Officer shall sign the Securities for the Company by manual or facsimile signature. Typographic and other minor errors or defects in any such facsimile signature shall not affect the validity or enforceability of any Security that has been authenticated and delivered by the Trustee.

                (c)   If an officer whose signature is on a Security no longer holds that office at the time the Trustee authenticates the Security, the Security shall be valid nevertheless.

                (d)   A Security shall not be valid until an authorized signatory of the Trustee by manual signature signs the certificate of authentication on the Security. The signature shall be conclusive evidence that the Security has been authenticated under this Indenture.

                (e)   The Trustee shall authenticate and make available for delivery Securities for original issue upon receipt of a written order or orders of the Company signed by an Officer of the Company (a “Company Order”). The Company Order shall specify the amount of Securities to be authenticated, shall provide that all such securities will be represented by a Restricted Global Security and the date on which each original issue of Securities is to be authenticated.

                 (f)    The Trustee shall act as the initial authenticating agent. Thereafter, the Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate Securities. An authenticating agent may authenticate Securities whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent shall have the same rights as an Agent to deal with the Company or an Affiliate of the Company.

                 (g)   The Securities shall be issuable only in registered form without coupons and only in denominations of $1,000 principal amount and any integral multiple thereof.

                Section 2.03.          Registrar, Paying Agent and Conversion Agent.

                (a)   The Company shall maintain one or more offices or agencies where Securities may be presented for registration of transfer or for exchange (each, a “Registrar”), one or more offices or agencies where Securities may be presented for payment (each, a “Paying Agent”), one or more offices or agencies where Securities may be presented for conversion (each, a “Conversion Agent”) and one or more offices or agencies where notices and demands to or upon the Company in respect of the Securities and this Indenture may be served. The Company will at all times maintain a Paying Agent, Conversion Agent, Registrar and an office or agency where notices and demands to or upon the Company in respect of the Securities and this Indenture may be served in the Borough of Manhattan, The City of New York. One of the Registrars (the “Primary Registrar”) shall keep a register of the Securities and of their transfer and exchange.

                (b)   The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, provided that the Agent may be an Affiliate of the Trustee. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee of the name and address of any Agent not a party to this Indenture. If the Company fails to maintain a Registrar, Paying Agent, Conversion Agent, or agent for service of notices and demands in any place required by this Indenture, or fails to give the foregoing notice, the Trustee shall act as such. The Company or any Affiliate of the Company may act as Paying Agent (except for the purposes of Section 5.01 and Article 9).

                (c)   The Company hereby initially designates the Trustee as Paying Agent, Registrar, Securities Custodian and Conversion Agent, and initially designates the Corporate Trust Office of the Trustee as an office or agency where notices and demands to or upon the Company in respect of the Securities and this Indenture shall be served.

                Section 2.04.          Paying Agent to Hold Money in Trust.

                Prior to 10:00 a.m., New York City time, on each due date of the payment of principal of, or interest on, any Securities, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal or interest so becoming due. Subject to Section 9.02, a Paying Agent shall hold in trust for the benefit of Holders of Securities or the Trustee all money held by the Paying Agent for the payment of principal of, or interest on, the Securities, and shall notify the Trustee of any failure by the Company (or any other obligor on the Securities) to make any such payment. If the Company or an Affiliate of the Company acts as Paying Agent, it shall, before 10:00 a.m., New York City time, on each due date of the principal of, or interest on, any Securities, segregate the money and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee, and the Trustee may at any time during the continuance of any Default, upon written request to a Paying Agent, require such Paying Agent to pay forthwith to the Trustee all sums so held in trust by such Paying Agent. Upon doing so, the Paying Agent (other than the Company) shall have no further liability for the money.

                Section 2.05.          Lists of Holders of Securities.

                The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of Securities. If the Trustee is not the Primary Registrar, the Company shall furnish to the Trustee on or before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders of Securities.

                Section 2.06.          Transfer and Exchange.

                (a)   Subject to compliance with any applicable additional requirements contained in Section 2.12, when a Security is presented to a Registrar with a request to register a transfer thereof or to exchange such Security for an equal principal amount of Securities of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested; provided, however, that every Security presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by an assignment form and, if applicable, a transfer certificate each in the form included in Exhibit A, and completed in a manner satisfactory to the Registrar and duly executed by the Holder thereof or its attorney duly authorized in writing. To permit registration of transfers and exchanges, upon surrender of any Security for registration of transfer or exchange at an office or agency maintained pursuant to Section 2.03, the Company shall execute and the Trustee shall authenticate Securities of a like aggregate principal amount at the Registrar’s request. Any exchange or transfer shall be without charge, except that the Company or the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto (other than any such taxes or other governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 2.12(a), 4.02(e), or 4.04.

                (b)   [reserved]

                (c)   All Securities issued upon any transfer or exchange of Securities shall be valid obligations of the Company, evidencing the same debt and entitled to the same benefits under this Indenture, as the Securities surrendered upon such transfer or exchange.

                (d)   Any Registrar appointed pursuant to Section 2.03 shall provide to the Trustee such information as the Trustee may reasonably require in connection with the delivery by such Registrar of Securities upon transfer or exchange of Securities.

                (e)   Each Holder of a Security agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Security in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

                (f)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among Agent Members or other beneficial owners of interests in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

                Section 2.07.          Replacement Securities.

                (a)   If any mutilated Security is surrendered to the Company, a Registrar or the Trustee, and the Company, a Registrar and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Security, and there is delivered to the Company, the applicable Registrar and the Trustee such security or indemnity as will be required by them to save each of them harmless, then, in the absence of notice to the Company, such Registrar or the Trustee that such Security has been acquired by a bona fide purchaser, the Company shall execute, and upon its written request the Trustee shall authenticate and deliver, in exchange for any such mutilated Security or in lieu of any such destroyed, lost or stolen Security, a new Security of like tenor and principal amount, bearing a number not contemporaneously outstanding.

                (b)   If any such mutilated, destroyed, lost or stolen Security has become or is about to become due and payable, or is about to be purchased by the Company pursuant to Article 3, or converted pursuant to Article 4, the Company in its discretion may, instead of issuing a new Security, pay, purchase or convert such Security, as the case may be.

                (c)   Upon the issuance of any new Securities under this Section 2.07, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto as a result of any Securities, at the request of any Holder, being issued to a Person other than such Holder and any other reasonable expenses (including the reasonable fees and expenses of the Trustee or the Registrar) in connection therewith.

                (d)   Every new Security issued pursuant to this Section 2.07 in lieu of any mutilated, destroyed, lost or stolen Security shall constitute an original additional contractual obligation of the Company, whether or not the mutilated, destroyed, lost or stolen Security shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Securities duly issued hereunder.

                (e)   The provisions of this Section 2.07 are (to the extent lawful) exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

                Section 2.08.          Outstanding Securities.

                (a)   Securities outstanding at any time are all Securities authenticated by the Trustee, except for those canceled by it, those purchased pursuant to Article 3, those converted pursuant to Article 4, those delivered to the Trustee for cancellation or surrendered for transfer or exchange and those described in this Section 2.08 as not outstanding.

                (b)   If a Security is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Company receives proof satisfactory to it that the replaced Security is held by a bona fide purchaser.

                (c)   If a Paying Agent (other than the Company or an Affiliate of the Company) holds in respect of the outstanding Securities on the Final Maturity Date money sufficient to pay the principal of (including premium, if any), accrued interest and Additional Interest, if any, on Securities (or portions thereof) payable on that date, then on and after the Final Maturity Date, as the case may be, such Securities (or portions thereof, as the case may be) shall cease to be outstanding and cash interest and Additional Interest, if any, on them shall cease to accrue.

                (d)   Subject to the restrictions contained in Section 2.09, a Security does not cease to be outstanding because the Company or an Affiliate of the Company holds the Security.

                Section 2.09.          Treasury Securities.

                In determining whether the Holders of the required principal amount of Securities have concurred in any notice, direction, waiver or consent, securities owned by the Company or any other obligor on the Securities or by any Affiliate of the Company or of such other obligor shall be disregarded, except that, for purposes of determining whether the Trustee shall be protected in relying on any such notice, direction, waiver or consent, only Securities which a Responsible Officer of the Trustee with responsibility for this Indenture actually knows are so owned shall be so disregarded. Securities so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Securities and that the pledgee is not the Company or any other obligor on the Securities or any Affiliate of the Company or of such other obligor.

                Section 2.10.          Temporary Securities.

                Until definitive Securities are ready for delivery, the Company may prepare and execute, and, upon receipt of a Company Order, the Trustee shall authenticate and deliver, temporary Securities. Temporary Securities shall be substantially in the form of definitive securities but may have variations that the Company with the consent of the Trustee considers appropriate for temporary Securities. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate and deliver definitive Securities in exchange for temporary Securities.

                Holders of temporary Securities shall be entitled to all of the benefits of this Indenture.

                Section 2.11.          Cancellation.

                The Company at any time may deliver Securities to the Trustee for cancellation. The Registrar, the Paying Agent and the Conversion Agent shall forward to the Trustee or its agent any Securities surrendered to them for transfer, exchange, purchase, payment or conversion. The Trustee and no one else shall cancel, in accordance with its standard procedures, all Securities surrendered for transfer, exchange, purchase, payment, conversion or cancellation and shall dispose of the cancelled Securities in accordance with its customary procedures or deliver the canceled Securities to the Company upon its request therefor. All Securities which are purchased or otherwise acquired by the Company or any of its Subsidiaries prior to the Final Maturity Date pursuant to Article 3 shall be delivered to the Trustee for cancellation, and the Company may not hold or resell such Securities or issue any new Securities to replace any such Securities or any Securities that any Holder has converted pursuant to Article 4.

                Section 2.12.          Legend; Additional Transfer and Exchange Requirements.

                (a)   If Securities are issued upon the transfer, exchange or replacement of Securities subject to restrictions on transfer and bearing the legends set forth on the forms of Securities attached as Exhibit A (collectively, the “Legend”), or if a request is made to remove the Legend on a Security, the Securities so issued shall bear the Legend, or the Legend shall not be removed, as the case may be, unless there is delivered to the Company and the Registrar such satisfactory evidence, which shall include an Opinion of Counsel if requested by the Company or such Registrar, as may be reasonably required by the Company and the Registrar, that neither the Legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Rule 144 under the Securities Act or that such Securities are not “restricted” within the meaning of Rule 144 under the Securities Act; provided that no such evidence need be supplied in connection with the sale of such Security pursuant to a registration statement that is effective at the time of such sale. Upon (1) provision of such satisfactory evidence if requested or (2) notification by the Company to the Trustee and Registrar of the sale of such Security pursuant to a registration statement that is effective at the time of such sale, the Trustee, at the written direction of the Company, shall authenticate and deliver a Security that does not bear the Legend. If the Legend is removed from the face of a Security and the Security is subsequently held by an Affiliate of the Company, the Legend shall be reinstated.

                (b)   A Global Security may not be transferred, in whole or in part, to any Person other than the Depositary or a nominee or any successor thereof, and no such transfer to any such other Person may be registered; provided that the foregoing shall not prohibit any transfer of a Security that is issued in exchange for a Global Security but is not itself a Global Security. No transfer of a Security to any Person shall be effective under this Indenture or the Securities unless and until such Security has been registered in the name of such Person. Notwithstanding any other provisions of this Indenture or the Securities, transfers of a Global Security, in whole or in part, shall be made only in accordance with this Section 2.12.

                (c)   Subject to Section 2.12(b) and in compliance with Section 2.12(d), every Security shall be subject to the restrictions on transfer provided in the Legend. Whenever any Restricted Security other than a Restricted Global Security is presented or surrendered for registration of transfer or in exchange for a Security registered in a name other than that of the Holder, such Security must be accompanied by a certificate in substantially the form set forth in Exhibit A, dated the date of such surrender and signed by the Holder of such Security, as to compliance with such restrictions on transfer. The Registrar shall not be required to accept for such registration of transfer or exchange any Security not so accompanied by a properly completed certificate.

                (d)   The restrictions imposed by the Legend upon the transferability of any Security shall cease and terminate when such Security has been sold pursuant to an effective registration statement under the Securities Act or transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) or, if earlier, upon the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision). Any Security as to which such restrictions on transfer shall have expired in accordance with their terms or shall have terminated may, upon a surrender of such Security for exchange to the Registrar in accordance with the provisions of this Section 2.12 (accompanied, in the event that such restrictions on transfer have terminated by reason of a transfer in compliance with Rule 144 or any successor provision, by, if requested by the Company or the Registrar, an Opinion of Counsel reasonably acceptable to the Company and the Registrar and addressed to the Company and the Registrar, to the effect that the transfer of such Security has been made in compliance with Rule 144 or such successor provision), be exchanged for a new Security, of like tenor and aggregate principal amount, which shall not bear the restrictive Legend. The Company shall inform the Trustee of the effective date of any registration statement registering the offer and sale of the Securities under the Securities Act. The Trustee shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the aforementioned Opinion of Counsel or registration statement.

                As used in Sections 2.12(c) and (d), the term “transfer” encompasses any sale, pledge, transfer, hypothecation or other disposition of any Security.

               (e)   The provisions below shall apply only to Global Securities:

(1) Each Global Security authenticated under this Indenture shall be registered in the name of the Depositary or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor, and each such Global Security shall constitute a single Security for purposes of this Indenture.

(2) Notwithstanding any other provisions of this Indenture or the Securities, a Global Security shall not be exchanged in whole or in part for a Security registered, and no transfer of a Global Security in whole or in part shall be registered in the name of any Person other than the Depositary or one or more nominees thereof; provided that a Global Security may be exchanged for securities registered in the names of any person designated by the Depositary in the event that (A) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or such Depositary has ceased to be a “clearing agency” registered under the Exchange Act, and a successor Depositary is not appointed by the Company within 90 days after receiving such notice or becoming aware that the Depositary has ceased to be a “clearing agency,” or (B) an Event of Default has occurred and is continuing with respect to the Securities. Any Global Security exchanged pursuant to subclause (A) above shall be so exchanged in whole and not in part, and any Global Security exchanged pursuant to subclause (B) above may be exchanged in whole or from time to time in part as directed by the Depositary. Any Security issued in exchange for a Global Security or any portion thereof shall be a Global Security; provided further that any such Security so issued that is registered in the name of a Person other than the Depositary or a nominee thereof shall not be a Global Security.

(3) Securities issued in exchange for a Global Security or any portion thereof shall be issued in definitive, fully registered form, without interest coupons, shall have an aggregate principal amount equal to that of such Global Security or portion thereof to be so exchanged, shall be registered in such names and be in such authorized denominations as the Depositary shall designate and shall bear the applicable legends provided for herein. Any Global Security to be exchanged in whole shall be surrendered by the

Depositary to the Trustee, as Registrar. With regard to any Global Security to be exchanged in part, either such Global Security shall be so surrendered for exchange or, if the Trustee is acting as custodian for the Depositary or its nominee with respect to such Global Security, the principal amount thereof shall be reduced, by an amount equal to the portion thereof to be so exchanged, by means of an appropriate adjustment made on the records of the Trustee. Upon any such surrender or adjustment, the Trustee shall authenticate and deliver the Security issuable on such exchange to or upon the order of the Depositary or an authorized representative thereof.

(4) Subject to clause (6) of this Section 2.12(e), the registered Holder may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Securities.

(5) In the event of the occurrence of any of the events specified in clause (2) of this Section 2.12(e), the Company will promptly make available to the Trustee a reasonable supply of Certificated Securities in definitive, fully registered form, without interest coupons.

(6) Neither Agent Members nor any other Persons on whose behalf Agent Members may act shall have any rights under this Indenture with respect to any Global Security registered in the name of the Depositary or any nominee thereof, or under any such Global Security, and the Depositary or such nominee, as the case may be, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or such nominee, as the case may be, or impair, as between the Depositary, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a Holder of any Security.

(7) At such time as all interests in a Global Security have been converted, canceled or exchanged for Securities in certificated form, such Global Security shall, upon receipt thereof, be cancelled by the Trustee in accordance with standing procedures and instructions existing between the Depositary and the Securities Custodian, subject to Section 2.11 of this Indenture. At any time prior to such cancellation, if any interest in a Global Security is converted, canceled or exchanged for Securities in certificated form, the principal amount of such Global Security shall, in accordance with the standing procedures and instructions existing between the Depositary and the Securities Custodian, be appropriately reduced, and an endorsement shall be made on such Global Security, by the Trustee or the Securities Custodian, at the direction of the Trustee, to reflect such reduction.

               (f)    Until the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision thereto), any stock certificate representing Conversion Shares issued upon conversion of any Security shall bear the restrictive legend required to be included with a Restricted Security, unless such Conversion Shares have been sold pursuant to a registration statement that has been declared effective under the Securities Act (and which continues to be effective at the time of such transfer) or transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto), or such Conversion Shares have been issued upon conversion of Securities that have been transferred pursuant to a registration statement that has been declared effective under the Securities Act or pursuant to Rule 144 under the Securities Act (or any successor provision thereto), or unless otherwise agreed by the Company in writing with written notice thereof to the transfer agent.

                Any such Conversion Shares as to which such restrictions on transfer shall have expired in accordance with their terms or as to which the conditions for removal of the restrictive legend set forth therein have been satisfied may, upon surrender of the certificates representing such Conversion Shares for exchange in accordance with the procedures of the transfer agent for the Conversion Shares, be exchanged for a new certificate or certificates for a like number of Conversion Shares, which shall not bear the restrictive legend required by this section.

                Section 2.13.          CUSIP Numbers.

                The Company in issuing the Securities may use one or more “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of a purchase and that reliance may be placed only on the other identification numbers printed on the Securities, and any such purchase shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” numbers.

ARTICLE 3
REPURCHASE

                Section 3.01.          Purchase of Securities in Open Market.

                The Company may repurchase Securities in the open market, by tender at any price or by negotiated transactions. The Company shall surrender any Security purchased by the Company to the Trustee for cancellation. Any securities surrendered to the Trustee for cancellation may not be reissued or resold by the Company and will be canceled promptly in accordance with Section 2.11.

ARTICLE 4
CONVERSION

                Section 4.01.          Conversion and Conversion Rate.

                (a)   Optional Conversion. Upon compliance with the provisions of this Article 4, at the option of the Holder thereof, any Security or portion thereof that is an integral multiple of $1,000 principal amount may be converted at the option of the Holder thereof, at any time and from time to time, into a number of Conversion Shares equal to (A) the principal amount of the Securities so converted plus accrued and unpaid interest thereon through the Conversion Date, divided by (B) the Conversion Price then in effect.

                (b)   Mandatory Conversion.

                                (i)            At any time following the first anniversary of the Issue Date, upon the occurrence of a Mandatory Conversion Event, unless previously converted at the option of the Holder in accordance with the provisions hereof, each outstanding Security or portion thereof that is an integral multiple of $1,000 principal amount shall, without notice to holders thereof, convert automatically (the “Mandatory Conversion”) into a number of Conversion Shares equal to (A)(x) the principal amount of the Securities so converted plus accrued and unpaid interest thereon through the Conversion Date multiplied by (y) the Mandatory Conversion Factor, divided by (B) the Conversion Price then in effect.

                                (ii)           Promptly following a Mandatory Conversion Event, written notice (the “Mandatory Conversion Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the list of Holders of Securities, provided that no failure to give such notice or any deficiency therein shall affect the validity of the procedures for the Mandatory Conversion as to the Holder or Holders to whom the Company has failed to give said notice or to whom such notice was effected. Each Holder shall surrender all Securities held by such Holder to the Company, duly endorsed (or otherwise in proper form for transfer, as determined by the Company) and the Company shall issue to such Holder that number of Conversion Shares to which such Holder is entitled, as calculated in accordance with this paragraph; provided, however, that if a Holder shall notify the Company within five (5) Business Days of receipt of the Mandatory Conversion Notice that it wishes to receive non-voting Common Stock in accordance with this paragraph, the Company shall issue such Holder that number of shares of non-voting Common Stock to which such Holder is entitled as calculated in accordance with this paragraph.

                               (iii)           The Company shall cause, prior to, or as promptly as practicable following the occurrence of a Mandatory Conversion Event, the Conversion Shares issuable upon a Mandatory Conversion Event (or in the case of a Holder’s election to convert into non-voting Common Stock, upon conversion of such non-voting Common Stock) to be approved for listing on the principal securities exchange on which the Class A Common Stock and Class D Common Stock may at the time be listed for trading, subject to official notification of issuance, prior to the date of issuance thereof. Notwithstanding anything in this Indenture to the contrary, the Mandatory Conversion shall not become effective until such time as the conditions for listing the Class A Common Stock and Class D Common Stock issuable upon conversion of the Securities on the principal securities exchange on which the Class A Common Stock and Class D Common Stock may be listed for trading, if any and if applicable, have been satisfied.

                               (iv)           Notwithstanding anything to the contrary contained in this Section 4.01(b), there shall be no adjustment to the Conversion Price in connection with any issuance of additional Securities pursuant to the transactions contemplated by the Master Transaction Agreement (the “Transactions”).

                (c)   Provisions of this Indenture that apply to conversion of all of a Security also apply to conversion of a portion of a Security.

                Section 4.02.          Conversion Procedure.

                (a)   To convert a Security, a Holder must (1) complete and manually sign the conversion notice on the back of the Security and deliver such notice to a Conversion Agent, (2) surrender the Security to a Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by a Conversion Agent, (4) pay all transfer or similar taxes, if required pursuant to Section 4.04, and (5) pay an amount equal to the interest as required by Section 4.02(c). The date on which the Holder satisfies all of those requirements is the “Conversion Date.” Anything herein to the contrary notwithstanding, in the case of Global Securities, conversion notices may be delivered and such Securities may be surrendered for conversion in accordance with the Applicable Procedures as in effect from time to time.

                (b)   The person in whose name the Conversion Shares are issuable upon conversion shall be deemed to be a Holder of record of such Conversion Shares on the later of the Conversion Date provided, however, that no surrender of a Security on any Conversion Date when the stock transfer books of the Company shall be closed shall be effective to constitute the person or persons entitled to receive the Conversion Shares upon conversion as the record Holder or Holders of such Conversion Shares on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such Conversion Shares as the record Holder or Holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; provided further that such conversion shall be at the Conversion Rate in effect on the Conversion Date as if the stock transfer books of the Company had not been closed. Upon conversion of a Security, such person shall no longer be a Holder of such Security. Except as set forth in this Indenture, no payment or adjustment will be made for dividends or distributions declared or made on the Conversion Shares issued upon conversion of a Security prior to the issuance of such shares.

                (c)   Holders of Securities surrendered for conversion (in whole or in part) during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date will receive the quarterly interest payment payable on such Securities on the corresponding Interest Payment Date notwithstanding the conversion (such interest being payable on the corresponding Interest Payment Date to the Holder of the Security as of the close of business on the Regular Record Date). However, such Holders must deliver to the Conversion Agent an amount in cash equivalent to such interest payment in order to convert their Securities; provided, however, that no such payment shall be required to be made with respect to overdue interest (including Additional Interest), if any overdue interest exists at the time of conversion with respect to such Securities. Except as otherwise provided in this Section 4.02(c), no payment or adjustment will be made for accrued interest on a converted Security.

                (d)   Subject to Section 4.02(c), nothing in this Section shall affect the right of a Holder in whose name any Security is registered at the close of business on a Regular Record Date to receive the interest payable on such Security on the related Interest Payment Date in accordance with the terms of this Indenture, the Securities and the Registration Rights Agreement. If a

Holder converts more than one Security at the same time, the amount of cash to be paid and the number of the Conversion Shares issuable upon the conversion, if any (and the amount of any cash in lieu of fractional shares pursuant to Section 4.03), shall be based on the aggregate principal amount of all Securities so converted.

                (e)   In the case of any Security which is converted in part only, upon such conversion the Company shall execute and the Trustee shall authenticate and deliver to the Holder thereof, without service charge, a new Security or Securities of authorized denominations in an aggregate principal amount equal to, and in exchange for, the unconverted portion of the principal amount of such Security. A Security may be converted in part, but only if the principal amount of such part is an integral multiple of $1,000 and the principal amount of such Security to remain outstanding after such conversion is equal to $1,000 or any integral multiple of $1,000 in excess thereof.

                Section 4.03.          Fractional Shares.

                The Company will not issue fractional Conversion Shares upon conversion of Securities. If more than one Security shall be surrendered for conversion at one time by the same Holder, the number of full shares that shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Securities (or specified portions thereof to the extent permitted hereby) so surrendered. The Company will pay a cash adjustment based upon the Closing Sale Price as of the close of business on the first Business Day preceding the date of conversion.

                Section 4.04.          Taxes on Conversion.

                If a Holder converts a Security, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue or delivery of Conversion Shares upon such conversion. The Company shall also pay any such tax with respect to cash received in lieu of fractional shares. The Holder shall pay any such tax which is due because the Holder requests the shares to be issued or delivered in a name other than the Holder’s name, in which case the Holder shall pay that tax prior to receipt of such Conversion Shares. The Conversion Agent may refuse to deliver the certificate representing the Conversion Shares being issued in a name other than the Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

                Section 4.05.          Company to Provide Stock.

                (a)   The Company shall, prior to issuance of any Securities hereunder, and from time to time as may be necessary, reserve, out of its authorized but unissued Conversion Shares, a sufficient number of Conversion Shares to permit the conversion of all Outstanding Securities into Conversion Shares.

                (b)   All shares of Conversion Shares delivered upon conversion of the Securities shall be newly issued shares, shall be duly authorized, validly issued, fully paid and nonassessable and shall be free from preemptive or similar rights of any securityholder of the Company.

               (c)   The Company will endeavor promptly to comply with all federal and state securities laws regulating the offer and delivery of Conversion Shares upon conversion of Securities.

               Section 4.06.          Adjustment of Conversion Rate.

               (a)   The Company will adjust the Conversion Rate if the following events occur:

(1) If the Company issues Conversion Shares as a dividend or distribution on the Conversion Shares to all Holders of the Conversion Shares, or if the Company effects a share split or share combination, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x OS1 OS0

where,

CR0 =	the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such dividend or distribution, or in effect on the effective date of such share split or share combination, as applicable;

CR1 =	the new Conversion Rate in effect immediately after the Ex-Dividend Date for such dividend or distribution, or in effect on the effective date of such share split or share combination, as applicable;

OS0 =	the number of shares of the Conversion Shares outstanding immediately prior to the Ex-Dividend Date for such dividend or distribution, or outstanding on the effective date of such share split or share combination, as applicable; and

OS1 =	the number of shares of the Conversion Shares outstanding immediately after the Ex-Dividend Date for such dividend or distribution, or outstanding on the effective date of such share split or share combination, as applicable.

Any adjustment made pursuant to this clause (1) shall become effective on the date that is immediately after (x) the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if the dividend or distribution had not been declared.

(2) If the Company issues to all holders of Conversion Shares any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase the Conversion Shares, or issues to all holders of Conversion Shares securities convertible into Conversion Shares for a period of not more than 45 days after the date of issuance thereof, in either case at an exercise price per share of the Conversion Shares or a conversion price per share of the Conversion Shares less than the Closing Sale Price of the Conversion Shares on the

Business Day immediately preceding the time of announcement of such issuance, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (OS0 + X) (OS0 + Y)

where,

CR0 =	the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the Ex-Dividend Date for such distribution;

OS0 =	the number of shares of the Conversion Shares outstanding immediately prior to the Ex-Dividend Date for the distribution;

X =	the total number of shares of the Conversion Shares issuable pursuant to such rights, warrants, options, other securities or convertible securities; and

Y =	the number of shares of the Conversion Shares equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities divided by (B) the average of the Closing Sale Prices of the Conversion Shares for the 10 consecutive Trading Days ending on the Business Day immediately preceding the date of announcement for the issuance, the rights, warrants, options, other securities or convertible securities.

For purposes of this paragraph (2), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, Conversion Shares at less than the applicable Closing Sale Price of the Conversion Shares, and in determining the aggregate exercise or conversion price payable for such Conversion Shares, there shall be taken into account any consideration received by the Company for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Board of Directors of the Company. If any right, warrant, option, other security or convertible security described in this clause (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

(3) If the Company distributes shares of its capital stock, evidences of indebtedness or other assets or property to all holders of the Conversion Shares, excluding:

(A) dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in clause (1) or (2) above;

(B) dividends or distributions paid exclusively in cash; and

(C) Spin-Offs described below in this clause (3),

then the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x SP0 (SP0 – FMV)

where,

CR0 =	the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such distribution;

CR1 =	the new Conversion Rate in effect immediately after the Ex-Dividend Date for such distribution;

SP0 =	the average of the Closing Sale Prices of the Conversion Shares for the 10 consecutive Trading Days prior to the Business Day immediately preceding the earlier of the record date or the Ex-Dividend Date for such distribution; and

FMV =	the fair market value (as determined in good faith by the Company’s Board of Directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Conversion Shares on the earlier of the record date or the Ex-Dividend Date for such distribution.

An adjustment to the Conversion Rate made pursuant to the immediately preceding paragraph shall become effective on the day immediately after the date fixed for the determination of holders of the Conversion Shares entitled to receive such distribution.

If the Company distributes to all holders of the Conversion Shares, capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other of the Company’s business units (a “Spin-Off”), the Conversion Rate in effect immediately before the close of business on the date fixed for determination of holders of the Conversion Shares entitled to receive such distribution will be adjusted based on the following formula:

CR1 = CR0 x (FMV0 + MP0) MP0

where,

CR0 =	the Conversion Rate in effect immediately prior to the 10th Trading Day immediately following and including the effective date of the Spin-Off;

CR1 =	the new Conversion Rate immediately after the 10th Trading Day immediately following, and including, the effective date of the Spin-Off;

FMV0 =	the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to Holders of the Conversion Shares applicable to one share of the Conversion Shares over the first 10 consecutive Trading Days after the effective date of the Spin-Off; and

MP0 =	the average of the Closing Sale Price of the Conversion Shares over the first 10 consecutive Trading Days after the effective date of the Spin-Off.

An adjustment to the Conversion Rate made pursuant to the immediately preceding paragraph will occur on the 11th Trading Day from and including the effective date of the Spin-Off. If any such dividend or distribution described in this paragraph (3) is declared but not paid or made, the new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(4) If the Company makes any Extraordinary Cash Dividend (without regard to when paid) to all holders of Conversion Shares, the Conversion Rate will be adjusted based on the following formula:

               CR1 = CR0 x    SP0
                           SP0 – C

               where,

CR0 =	the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such Extraordinary Cash Dividend;

CR1 =	the new Conversion Rate immediately after the Ex-Dividend Date for such Extraordinary Cash Dividend;

SP0 =	the average of the Closing Sale Prices of the Conversion Shares for the 10 consecutive Trading Days prior to the Business Day immediately preceding the earlier of the record date or the day prior to the Ex Dividend Date for such Extraordinary Cash Dividend; and

C =	the amount in cash per share that the Company distributes to Holders of the Conversion Shares in respect of such Extraordinary Cash Dividend.

An adjustment to the Conversion Rate made pursuant to this paragraph (4) shall become effective on the date immediately after the date fixed for the determination of Holders of Conversion Shares entitled to receive such Extraordinary Cash Dividend. If any Extraordinary Cash Dividend described in this paragraph (4) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(5) [reserved]

                (b)   In addition to the adjustments pursuant to Section 4.06(a), the Company may in its sole discretion increase the Conversion Rate as the Company’s Board of Directors deems advisable to avoid or diminish any income tax to Holders of the Conversion Shares resulting from any dividend or distribution of capital stock (or rights to acquire shares of Conversion Shares) or from any event treated as such for income tax purposes. The Company may also, from time to time, to the extent permitted by applicable law, increase the Conversion Rate by any amount for any period if the Company’s Board of Directors has determined that such increase would be in the Company’s best interests. If the Company’s Board of Directors makes such determination, it will be conclusive and the Company shall mail to Holders a notice of the increased Conversion Rate and the period during which it will be in effect at least 15 days prior to the date the increased Conversion Rate takes effect in accordance with applicable law.

                (c)   For purposes of this Section 4.06, “record date” shall mean, with respect to any dividend, distribution or other transaction or event in which the Holders of Conversion Shares have the right to receive any cash, securities or other property or in which the Conversion Shares (or other applicable security) is exchanged or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, security or other property (whether or not such date is fixed by the Board of Directors or by statute, contract or otherwise).

                (d)   [reserved]

                (e)   [reserved]

                Section 4.07.          No Adjustment.

                (a)   No adjustment in the Conversion Rate shall be required if Holders may participate in the transactions set forth in Section 4.06 above (to the same extent as if the Securities had been converted into Conversion Shares immediately prior to the time at which eligibility is determined for such transactions) without converting the Securities held by such Holders.

                (b)   The Conversion Rate will not be adjusted except as specifically set forth in Section 4.06. Without limiting the foregoing, the Conversion Rate will not be adjusted for:

(1) the issuance of any Conversion Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of the Company’s common stock under any plan;

(2) the issuance of any Conversion Shares or options or rights to purchase those shares pursuant to any present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement or program of the Company;

(3) the issuance of any Conversion Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Securities were first issued;

(4) a change in the par value of the Conversion Shares; and

(5) accumulated and unpaid dividends or distributions.

                (c)   No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Rate as last adjusted; provided, however, that any adjustments which would be required to be made but for this Section 4.07(c) shall be carried forward and taken into account in any subsequent adjustment. All required calculations under this Article 4 shall be made to the nearest cent or to the nearest one- thousandth of a share, as the case may be, with one half cent and 0.0005 of a share, respectively, being rounded upward.

                Section 4.08.          Notice of Adjustment.

                Whenever the Conversion Rate is required to be adjusted pursuant to this Indenture, the Company shall promptly mail to Holders a notice of the adjustment and file with the Trustee an Officers’ Certificate briefly stating the facts requiring the adjustment and the manner of computing it. Failure to mail such notice or any defect therein shall not affect the validity of any such adjustment. Unless and until the Trustee shall receive an Officers’ Certificate setting forth an adjustment of the Conversion Rate, the Trustee may assume without inquiry that the Conversion Rate has not been adjusted and that the last Conversion Rate of which it has knowledge remains in effect.

                Section 4.09.          Notice of Certain Transactions.

                In the event that there is a dissolution or liquidation of the Company, the Company shall mail to Holders and file with the Trustee a notice stating the proposed effective date. The Company shall mail such notice at least 10 days before such proposed effective date. Failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in this Section 4.09.

                Section 4.10.          [reserved]

                Section 4.11.          Withholding.

                Upon surrender of a Security for conversion, the Holder shall deliver to the Company cash equal to the amount that the Company is required to deduct and withhold under applicable law in connection with such conversion; provided, however, that if the Holder does not deliver such cash, the Company may deduct and withhold from the consideration otherwise deliverable to such Holder the amount required to be deducted and withheld under applicable law.

                Section 4.12.          Trustee’s Disclaimer.

                The Trustee shall have no duty to determine when an adjustment under this Article 4 should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of that fact or the correctness of any such adjustment, and shall be protected in relying upon, an Officers’ Certificate, including the Officers’ Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 4.08. The Trustee makes no representation as to the validity or value of any securities or assets issued upon conversion of Securities.

ARTICLE 5
COVENANTS

                Section 5.01.          Payment of Securities.

                (a)   The Company shall promptly make all payments in respect of the Securities on the dates and in the manner provided in the Securities and this Indenture. A payment of principal or interest or Additional Interest, if any, shall be considered paid on the date it is due if the Paying Agent (other than the Company) holds by 10:00 a.m., New York City time, on that date money, deposited by or on behalf of the Company sufficient to make the payment. Subject to Section 4.02, accrued and unpaid interest on any Security that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Security is registered at the close of business on the Regular Record Date for such interest at the office or agency of the Company maintained for such purpose. Principal, interest and Additional Interest, if any, in each case if payable, shall be considered paid on the applicable date due if on such date the Trustee or the Paying Agent holds, in accordance with this Indenture, money sufficient to pay all such amounts then due. The Company shall, to the fullest extent permitted by law, pay interest in immediately available funds on overdue principal amount and interest at the annual rate borne by the Securities compounded semiannually, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand.

                (b)   Payment of the principal of and interest, if any, on the Securities shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York (which shall initially be at the address set forth in Section 2.03(c)) or at the Corporate Trust Office of the Trustee in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Register; provided further that a Holder with an aggregate principal amount in excess of $2,000,000 will be paid by wire transfer in immediately available funds at the election of such Holder if such Holder has provided wire transfer instructions to the Trustee at least 10 Business Days prior to the payment date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder.

                Section 5.02.          SEC and Other Reports.

                (a)   The Company shall deliver to the Trustee, upon request, within 15 days after the Company is required to file the same with the SEC or within 15 days of such Trustee request, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

                (b)   Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

                Section 5.03.          Compliance Certificates.

                The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending on December 31, 2007), an Officers’ Certificate (signed by one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Operating Officer, the Chief Financial Officer or the Chief Accounting Officer of the Company) as to the signer’s knowledge after due inquiry of the Company’s compliance with all terms, conditions and covenants on its part contained in this Indenture and stating whether or not the signer knows of any Default or Event of Default. If such signer knows of such a Default or Event of Default, the Officers’ Certificate shall describe the Default or Event of Default and the efforts to remedy the same. For the purposes of this Section 5.03, compliance shall be determined without regard to any grace period or requirement of notice provided pursuant to the terms of this Indenture.

                Section 5.04.          Further Instruments and Acts.

                The Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

                Section 5.05.          Maintenance of Corporate Existence.

                Subject to Article 6, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

                Section 5.06.          Rule 144A Information Requirement.

                If at any time the Company is not subject to the reporting requirements of the Exchange Act, the Company shall promptly furnish to the Holders, beneficial owners and prospective purchasers of the Securities or underlying Conversion Shares, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) of the Securities Act to facilitate the resale of those Securities or Conversion Shares pursuant to Rule 144A.

                Section 5.07.          Stay, Extension and Usury Laws.

                The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or accrued but unpaid interest or Additional Interest, if any, on the Securities as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

                Section 5.08.          Payment of Additional Interest.

                If Additional Interest is payable by the Company pursuant to the Registration Rights Agreement, the Company shall deliver to the Trustee an Officers’ Certificate to that effect stating (i) the amount of such Additional Interest that is payable, (ii) the reason why such Additional Interest is payable and (iii) the date on which such Additional Interest is payable. Unless and until a Responsible Officer of the Trustee receives such a certificate, the Trustee may assume without inquiry that no such Additional Interest is payable. If the Company has paid Additional Interest directly to the Persons entitled to such Additional Interest, the Company shall deliver to the Trustee a certificate setting forth the particulars of such payment.

                Section 5.09.          Maintenance of Office or Agency.

                The Company will maintain an office or agency of the Trustee, Registrar and Paying Agent where securities may be presented or surrendered for payment, where Securities may be surrendered for registration of transfer, purchase or redemption and where notices and demands to or upon the Company in respect of the Securities and this Indenture may be served. The Corporate Trust Office shall initially be one such office or agency for all of the aforesaid purposes. The Company shall give prompt written notice to the Trustee of the location, and of any change in the location, of any such office or agency (other than a change in the location of the office of the Trustee). If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 12.02.

                The Company may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency.

                Section 5.10.          Limitation on Layered Debt.

                The Company shall not, and shall not permit any Subsidiary to, incur, directly or indirectly, any Debt that is subordinate or junior in right of payment to any Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt.

                Section 5.11.          Limitation on Debt.

                (a)           The Company shall not, and shall not permit any Subsidiary to, incur, directly or indirectly, any Debt other than Permitted Debt unless:

                (1)           after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the ratio of total Debt to the Company’s Consolidated EBITDA (determined on a pro forma basis for the last four full fiscal quarters for which financial statements are available at the date of determination) would be less than 8.5 to 1.0; and provided further, however, that if the Debt which is the subject of a determination under this provision is Debt to be incurred in connection with the simultaneous acquisition of any Person, business, property or assets, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the four quarter period) to both the incurrence of the Acquired Debt or other Debt by the Company and the inclusion in the Company’s Consolidated EBITDA of the Consolidated EBITDA of the acquired Person, business, property or assets; and

                (2)           no Default or Event of Default would occur as a consequence of such incurrence or be continuing following such incurrence.

                (b)           Notwithstanding anything to the contrary contained in this Section 5.11,

                (i)            accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt (including PIK Notes, if any, issued to satisfy the Company’s interest payment obligations under the Existing Senior Debt), will be deemed not to be an incurrence of Debt for purposes of this covenant; and

                (ii)           for purposes of determining compliance with this Section 5.11, in the event that an item of Debt (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (m) of such definition or is entitled to be incurred pursuant to clause (1) of Section 5.11(a), the Company will, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt in any manner that complies with this covenant.

ARTICLE 6
CONSOLIDATION; MERGER; CONVEYANCE; TRANSFER OR LEASE

                Section 6.01.          Company May Consolidate, Etc., Only on Certain Terms.

                The Company shall not, in any transaction or series of related transactions, consolidate with, or sell, lease, assign, transfer or otherwise convey all or substantially all of its assets to, or merge with or into, any other Person, unless:

(1) either the Company shall be the continuing corporation, or the successor person, if other than the corporation, formed by or resulting from any consolidation or merger or which shall have received the transfer of all or substantially all of its assets is a company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by supplemental indenture executed by the successor corporation and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest, if any, on and all Additional Interest, if any, payable in respect of all of the outstanding Securities issued under this Indenture and the due and punctual performance and observance of all of the other covenants and conditions contained in the Securities and this Indenture to be performed or observed by the Company;

(2) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or the lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(3) the Company shall have, at or prior to the effective date of such consolidation, merger or transfer, delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Article 6.01 and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this Article, and that all conditions precedent herein provided for relating to such transaction have been complied with.

                Section 6.02.          Successor Substituted.

                Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease substantially as an entity, of the properties and assets of the Company and its Subsidiaries, taken as a whole, in accordance with Section 6.01, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, and except for obligations the predecessor Person may have under a supplemental indenture, the predecessor Person shall be released from all obligations and covenants under this Indenture and the Securities.

ARTICLE 7
DEFAULT AND REMEDIES

                Section 7.01.          Events of Default.

               (a)   The following events are “Events of Default”:

(1) a default for 30 days in the payment of any interest on or any Additional Interest payable in respect of the Securities;

(2) a default in the payment of any principal of or premium, if any, on, Securities, whether on the Final Maturity Date or any earlier date of redemption or repurchase or otherwise;

(3) a default in the performance, or breach, of any other covenant or warranty contained in the Securities or this Indenture, continued for 60 days after written notice as provided to the Company by the Trustee or 25% of the Holders; provided, however, that if such default pertains to the failure to deliver copies of annual reports and the information, documents and other reports after the Company is required to file them with the SEC, such default must have been continued for 90 days after written notice is provided to the Company by the Trustee or the Holders of not less than 25% in principal amount of the outstanding Securities;

(4) a default under any Debt by the Company or any Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount of Debt greater than $10,000,000 or its foreign currency equivalent at the time;

(5) one or more final judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $10,000,000, either individually or in the aggregate (exclusive of any portion of any such payment covered by insurance, if and to the extent the insurer has acknowledged in writing its liability therefor), shall be rendered against the Company or any Significant Subsidiary or any of their respective properties and shall not be discharged or fully bonded and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

(6) the Company, or any Significant Subsidiary of the Company, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences as a debtor a voluntary case or proceeding;

(B) consents to the entry of an order for relief against it in an involuntary case or proceeding or the commencement of any case against it;

(C) consents to the appointment of a Receiver of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors;

(E) files a petition in bankruptcy or answer or consent seeking reorganization or relief; or

(F) consents to the filing of such a petition or the appointment of or taking possession by a Receiver; and

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(G) grants relief against the Company or any Significant Subsidiary of the Company in an involuntary case or proceeding or adjudicates the Company or any Significant Subsidiary of the Company insolvent or bankrupt;

(H) appoints a Receiver of the Company or any Significant Subsidiary of the Company or for all or substantially all of the property of the Company or any Significant Subsidiary of the Company; or

(I) orders the winding up or liquidation of the Company or any Significant Subsidiary of the Company;

and in each case the order or decree remains unstayed and in effect for 60 consecutive days.

                The term “Bankruptcy Law” means Title 11 of the United States Code (or any successor thereto) or any similar federal or state law for the relief of debtors. The term “Receiver” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

                (b)   The Company will deliver to the Trustee, within five Business Days after becoming aware of the occurrence of a Default or Event of Default, written notice thereof.

                Section 7.02.          Acceleration.

                If an Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 7.01(a)) occurs and is continuing, the Trustee may, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Securities then outstanding may, by notice to the Company and the Trustee, declare the principal amount and accrued and unpaid interest, if any, and accrued and unpaid Additional Interest, if any, through the date of declaration on all the Securities to be immediately due and payable. Upon such a declaration, such principal amount and such accrued and unpaid interest, if any, and such accrued and unpaid Additional Interest, if any, shall be due and payable immediately. If there are any amounts outstanding under any of the instruments constituting Senior Debt, such amounts shall become due and payable upon the first to occur of an acceleration under any of the instruments constituting Senior Debt or five Business Days after receipt by the Company and the Representative under any Senior Debt of notice of the acceleration of the instruments constituting Senior Debt unless all Events of Default specified in such Acceleration Notice have been cured or waived. If an Event of Default specified in Section 7.01(a)(6) or (7) occurs in respect of the Company or any Significant Subsidiary and is continuing, the principal amount and accrued but unpaid interest, if any, and accrued and unpaid Additional Interest, if any, on all the Securities shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of Securities. At any time after such a declaration of acceleration with respect to the Securities has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of not less than a majority in principal amount of the Securities, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(1) the Company has paid or deposited with the Trustee a sum sufficient to pay in the currency in which the Securities are payable:

(A) all overdue installments of interest on and any Additional Interest payable in respect of all outstanding Securities,

(B) the principal of (and premium, if any, on) any outstanding Securities which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates borne by or provided for in the Securities,

(C) to the extent that payment of such interest is lawful, interest upon overdue installments of interest and any Additional Interest at the rate or rates borne by or provided for in the Securities, and

(D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2) all Events of Default with respect to the Securities, other than the nonpayment of the principal of (or premium, if any) or interest on the Securities which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 7.04.

                Section 7.03.          Other Remedies.

                (a)   If an Event of Default occurs and is continuing, the Trustee may, but shall not be obligated to, pursue any available remedy by proceeding at law or in equity to collect payment of the principal amount and accrued and unpaid interest, if any, and accrued and unpaid Additional Interest, if any, on the Securities or to enforce the performance of any provision of the Securities or this Indenture.

                (b)   The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by applicable law.

                Section 7.04.          Waiver of Defaults and Events of Default.

                Subject to Sections 7.07 and 10.02, the Holders of a majority in aggregate principal amount of the Securities then outstanding by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except an uncured Default or Event of Default in the payment of the principal of, premium, if any, or any accrued but unpaid interest or Additional Interest, if any, on any Security, an uncured failure by the Company to convert any Securities into Conversion Shares and cash, as applicable, or any Default or Event of Default in respect of any provision of this Indenture or the Securities which, under Section 10.02, cannot be modified or amended without the consent of the Holder of each Security affected. When a Default or Event of Default is waived, it is cured and ceases to exist.

                Section 7.05.          Control by Majority.

                The Holders of a majority in aggregate principal amount of the Securities then outstanding may direct the time method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Holder or the Trustee, or that may involve the Trustee in personal liability unless the Trustee is offered security or indemnity satisfactory to it; provided, however, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

                Section 7.06.          Limitations on Suits.

                (a)   A Holder may not pursue any remedy with respect to this Indenture or the Securities (except actions for payment of overdue principal, premium, if any, or interest or for the conversion of the Securities pursuant to Article 4) unless:

(1) the Holder gives to the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of the then outstanding Securities make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer to the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Securities then outstanding.

                (b)   No Holder of a Security shall have any right under any provision of this Indenture or the Securities to affect, disturb, or prejudice the rights of another Holder of a Security or to obtain a preference or priority over another Holder of a Security.

                Section 7.07.          Rights of Holders to Receive Payment and to Convert.

                Notwithstanding any other provision of this Indenture, the right of any Holder of a Security to receive payment of the principal, interest, if any, or Additional Interest, if any, in respect of the Securities held by such Holder, on or after the respective due dates expressed in the Securities and this Indenture, and to convert such Security in accordance with Article 4, and to bring suit for the enforcement of any such payment on or after such respective due dates or for the right to convert in accordance with Article 4, is absolute and unconditional and shall not be impaired or affected without the consent of the Holder.

                Section 7.08.          Collection Suit by Trustee.

                If an Event of Default described in clause (1) or (2) of Section 7.01(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or another obligor on the Securities for the whole amount owing with respect to the Securities and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

                Section 7.09.          Trustee May File Proofs of Claim.

                The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor on the Securities), its creditors or its property and shall be entitled and empowered to collect and receive any money or other property payable or deliverable on any such claims and to distribute the same, and any Receiver in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07, and to the extent that such payment of the reasonable compensation, expenses, disbursements and advances in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to, or, on behalf of any Holder, to authorize, accept or adopt any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

                Section 7.10.          Priorities.

                (a)   If the Trustee collects any money pursuant to this Article 7, it shall pay out the money in the following order:

(1) First, to the Trustee for amounts due under Section 8.07;

(2) Second, to Holders for amounts due and unpaid on the Securities for the principal, interest, and Additional Interest, as applicable, ratably, without preference or priority of any kind, according to such respective amounts due and payable on the Holders’ Securities; and

(3) Third, the balance, if any, to the Company.

                (b)   The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 7.10.

                Section 7.11.          Undertaking for Costs.

                In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 7.11 does not apply to a suit made by the Trustee, a suit by a Holder pursuant to Section 7.07, or a suit by Holders of more than 25% in aggregate principal amount of the Securities then outstanding. This Section 7.11 shall be in lieu of Section 315(e) of the TIA and such Section 315(e) is hereby expressly excluded from this Indenture, as permitted by the TIA.

ARTICLE 8
TRUSTEE

                Section 8.01.          Obligations of Trustee.

                (a)   If an Event of Default of which a Responsible Officer of the Trustee shall have actual knowledge has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

                (b)   Except during the continuance of an Event of Default of which a Responsible Officer of the Trustee shall have actual knowledge:

(1) the Trustee need perform only those duties as are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee, however, shall examine any certificates and opinions which by any provision hereof are specifically required to be delivered to the Trustee to determine whether or not they conform to the requirements of this Indenture, but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein.

                This Section 8.01(b) shall be in lieu of Section 315(a) of the TIA and such Section 315(a) is hereby expressly excluded from this Indenture, as permitted by the TIA.

                (c)   The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of Section 8.01(b);

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05.

                This Section 8.01(c) shall be in lieu of Sections 315(d)(1), 315(d)(2) and 315(d)(3) of the TIA and such Sections are hereby expressly excluded from this Indenture as permitted by the TIA.

                (d)   No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers unless the Trustee shall have received security or indemnity satisfactory to it against potential costs and liabilities incurred by it relating thereto.

                (e)   Every provision of this Indenture that in any way relates to the Trustee is subject to subsections (a), (b), (c) and (d) of this Section 8.01.

                (f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

                Section 8.02.          Rights of Trustee.

                (a)   Subject to Section 8.01:

(1) The Trustee may rely conclusively and shall be fully protected in acting or refraining from acting upon on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(2) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, which shall conform to Section 13.04(b). The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.

(3) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys or custodians, and the Trustee shall not be responsible for any misconduct or negligence on the part of any such agent, attorney or custodian appointed by the Trustee with due care.

(4) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(5) The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection in respect of any such action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(6) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or to institute, conduct or defend any litigation hereunder or in relation hereto at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(7) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. The reasonable expense of every such examination shall be paid by the Company or, if paid by the Trustee, shall be repaid by the Company upon demand from the Company’s own funds.

(8) The Trustee shall not be deemed to have notice or knowledge of any Default, Event of Default or unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office, and such notice references the Securities and this Indenture. In the absence of receipt of such notice or actual knowledge, the Trustee may conclusively assume that there is no Default or Event of Default.

(9) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including, without limitation as Paying Agent, Registrar and Conversion Agent, and to each agent, custodian and other Person employed to act hereunder.

(10) The right of the Trustee to perform any discretionary act enumerated in this Indenture shall not be construed as a duty, and the Trustee shall not be answerable for other than its own gross negligence or willful misconduct in the performance of such act.

                Section 8.03.          Individual Rights of Trustee.

                The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Sections 8.10 and 8.11.

                Section 8.04.          Trustee’s Disclaimer.

                The Trustee makes no representation as to the validity or adequacy of this Indenture or the Securities and the Trustee assumes no responsibility for their correctness. It shall not be accountable for the Company’s use of the proceeds from the Securities and it shall not be responsible for any statement in the Securities other than its certificate of authentication.

                Section 8.05.          Notice of Default or Events of Default.

                If a Default or an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Holder of a Security notice of all uncured Defaults or Events of Default known to it within 90 days after it occurs, unless that default shall have been cured or waived. However, the Trustee may withhold the notice if and for so long as a committee of its Responsible Officers in good faith determines that withholding notice is in the interests of Holders of Securities, except in the case of a Default or an Event of Default in payment of the principal of, or premium, if any, or interest on any Security when due or in the payment of any redemption or purchase obligation, or the Company’s failure to convert Securities when obligated to convert them. This Section 8.05 is in lieu of section 315(b) of the TIA and such provision is expressly excluded from this Indenture as permitted by the TIA.

                Section 8.06.          Reports by Trustee to Holders.

                (a)   If a report is required by TIA Section 313, within 60 days after each May 15, beginning with the May 15 following the date of this Indenture, the Trustee shall mail to each Holder of Securities a brief report dated as of such May 15 that complies with TIA Section 313(a). If required by TIA Section 313, the Trustee also shall comply with TIA Sections 313(b)(2) and (c). In the event that no events have occurred under the applicable sections of the TIA, the Trustee shall be under no duty or obligation to provide such reports.

                (b)   A copy of each report at the time of its mailing to Holders of Securities shall be mailed to the Company and, to the extent required by the TIA, filed with the SEC, and each stock exchange, if any, on which the Securities are listed. The Company shall notify the Trustee whenever the Securities become listed on any stock exchange or listed or admitted to trading on any quotation system and any changes in the stock exchanges or quotation systems on which the Securities are listed or admitted to trading and of any delisting thereof.

                Section 8.07.          Compensation and Indemnity.

                (a)   The Company shall pay to the Trustee from time to time such compensation (as agreed to from time to time by the Company and the Trustee in writing) for its services (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust). The Company shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances incurred or made by it. Such expenses may include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

                (b)   The Company shall indemnify the Trustee or any predecessor Trustee (which for purposes of this Section 8.07 shall include its officers, directors, employees and agents) for, and hold it harmless against, any and all loss, claim, damage, liability or expense including taxes (other than franchise taxes and taxes based upon, measured by or determined by the income of the Trustee), incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture or any action or failure to act as authorized or within the discretion or rights or powers conferred upon the Trustee hereunder including the reasonable costs and expenses of the Trustee and its counsel in defending (including reasonable legal fees and expenses) itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Trustee shall notify the Company promptly of any claim asserted against the Trustee for which it may seek indemnity. The Company need not pay for any settlement effected without its prior written consent, which shall not be unreasonably withheld. Anything in this Indenture to the contrary notwithstanding, in no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

                (c)   The Company need not reimburse the Trustee for any expense or indemnify it against any loss or liability incurred by it resulting from its gross negligence, willful misconduct or bad faith.

                (d)   The Trustee shall have a senior claim to which the Securities are hereby made subordinate on all money or property held or collected by the Trustee. The obligations of the Company under this Section 8.07 shall survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee.

                (e)   When the Trustee incurs expenses or renders services after an Event of Default specified in clause (6) or (7) of Section 7.01(a) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law. The provisions of this Section shall survive the termination of this Indenture.

                Section 8.08.          Replacement of Trustee.

                (a)   The Trustee may resign by so notifying the Company. The Holders of a majority in aggregate principal amount of the Securities then outstanding may remove the Trustee by so notifying the Trustee and the Company and may, with the Company’s written consent, appoint a successor Trustee. The Company may remove the Trustee at any time, so long as no Default or Event of Default has occurred and is continuing, and appoint a Successor Trustee in accordance with this Section 8.08.

                (b)   If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. If the Company fails to promptly appoint a successor Trustee, the Trustee shall have the right to choose a qualified Trustee as successor, and the Company shall appoint such successor as Trustee. The resignation or removal of a Trustee shall not be effective until a successor Trustee shall have delivered the written acceptance of its appointment as described below.

                (c)   If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of 10% in principal amount of the Securities then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Company.

                (d)   If the Trustee fails to comply with Section 8.10, any Holder who has been a bona fide holder of indenture securities for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

                (e)   A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee and be released from its obligations (exclusive of any liabilities that the retiring Trustee may have incurred while acting as Trustee) hereunder, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Holder.

                (f)    A retiring Trustee shall not be liable for the acts or omissions of any successor Trustee after its succession.

                (g)   Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Company’s obligations under Section 8.07 shall continue for the benefit of the retiring Trustee.

                Section 8.09.          Successor Trustee by Merger, Etc.

                If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business (including the administration of this Indenture) to, another corporation, the resulting, surviving or transferee corporation, without any further act, shall be the successor Trustee; provided such transferee corporation shall qualify and be eligible under Section 8.10. Such successor Trustee shall promptly mail notice of its succession to the Company and each Holder.

                Section 8.10.          Eligibility; Disqualification.

                The Trustee shall always satisfy the requirements of paragraphs (1), (2) and (5) of TIA Section 310(a). The Trustee (or its parent holding company) shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. If at any time the Trustee shall cease to satisfy any such requirements, it shall resign immediately in the manner and with the effect specified in this Article 8. The Trustee shall be subject to the provisions of TIA Section 310(b). Nothing herein shall prevent the Trustee from filing with the SEC the application referred to in the penultimate paragraph of TIA Section 310(b).

                Section 8.11.          Preferential Collection of Claims Against Company.

                The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

ARTICLE 9
SATISFACTION AND DISCHARGE OF INDENTURE

                Section 9.01.          Satisfaction and Discharge of Indenture.

                (a)   This Indenture shall cease to be of further force and effect (except as to any surviving rights of conversion, registration of transfer or exchange of Securities herein expressly provided for and except as further provided below), and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when either:

(A) all Securities theretofore authenticated and delivered (other than (i) Securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 and (ii) Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company as provided in Section 9.03) have been delivered to the Trustee for cancellation; or

(B) all such Securities not theretofore delivered to the Trustee for cancellation have become due and payable, whether at the Final Maturity Date or upon conversion or otherwise;

provided that

(1) the Company has deposited with the Trustee, a Paying Agent (other than the Company or any of its Affiliates) or a Conversion Agent, if applicable, immediately available funds in trust and/or Conversion Shares, if applicable, for the purpose of and in an amount sufficient to pay and discharge all indebtedness and obligations related to such Securities not theretofore delivered to the Trustee for cancellation, for principal and interest (including Additional Interest, if any) to the date of such deposit (in the case of Securities which have become due and payable) or Conversion Date, as the case may be;

(2) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein relating to the satisfaction and discharge of this Indenture have been complied with.

                (b)   Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company with respect to the conversion privilege and the Conversion Rate of the Securities pursuant to Article 4, the obligations of the Company to the Trustee under Section 8.07 and, if money shall have been deposited with the Trustee pursuant to clause (2) of Section 9.01(a), the provisions of Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.12, 5.01 and 12.05, Article 4, and this Article 9, shall survive until the Securities have been paid in full.

                Section 9.02.          Application of Trust Money.

                Subject to the provisions of Section 9.03, the Trustee or a Paying Agent shall hold in trust, for the benefit of the Holders, all money deposited with it pursuant to Section 9.01 and shall apply the deposited money in accordance with this Indenture and the Securities to the payment of the principal of and interest on the Securities.

                Section 9.03.          Repayment to Company.

                (a)   The Trustee and each Paying Agent shall promptly pay to the Company upon request any excess money (1) deposited with them pursuant to Section 9.01 and (2) held by them at any time.

                (b)   The Trustee and each Paying Agent shall, subject to applicable abandonment property laws, pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years after a right to such money has matured; provided, however, that the Trustee or such Paying Agent, before being required to make any such payment, may at the expense of the Company cause to be mailed to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein, which shall be at least 30 days from the date of such mailing, any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

                Section 9.04.          Reinstatement.

                If the Trustee or any Paying Agent is unable to apply any money in accordance with Section 9.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.01 until such time as the Trustee or such Paying Agent is permitted to apply all such money in accordance with Section 9.02; provided, however, that if the Company has made any payment of the principal of or interest on any Securities because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Securities to receive any such payment from the money held by the Trustee or such Paying Agent.

ARTICLE 10
AMENDMENTS; SUPPLEMENTS AND WAIVERS

                Section 10.01.        Without Consent of Holders.

                Without the consent of any Holders of the Securities, the Company, when authorized by or pursuant to a resolution of the Board of Directors, and the Trustee may enter into an indenture to indentures supplemental hereto for any of the following purposes:

(a) to evidence the succession or addition of another Person to the Company and the assumption by any such successor of covenants of the Company under this Indenture;

(b) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company in this Indenture;

(c) to add any additional Events of Default for the benefit of the Holders of all the Securities;

(d) to permit or facilitate the issuance of the Securities in uncertificated form, provided that such action shall not adversely affect the Holders in any material respect.

(e) to secure the Securities;

(f) to make any change to the provisions of Article 12 (Subordination of Securities) that would limit or terminate the benefits available to any holder of Senior Debt under such provisions;

(g) to evidence and provide for the acceptance of appointment by a successor Trustee and to add to or change any of the provisions of this Indenture as is necessary to provide for or facilitate the administration of the trusts under this Indenture by more than one Trustee;

(h) to provide for rights of Holders of the Securities if any reclassification or change of Conversion Shares or any consolidation, merger or sale of all or substantially all of the Company’s property or assets occurs;

(i) to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, as contemplated by this Indenture or otherwise;

(j) to cure any ambiguity, defect or inconsistency in this Indenture provided that such action shall not adversely affect the Holders in any material respect;

(k) to supplement any of the provisions of this Indenture to the extent necessary to permit or facilitate satisfaction and discharge of the Securities under this Indenture, provided that such action shall not adversely affect the interests of the Holders in any material respect; or

(l) to take any other action that will not adversely affect the Holders.

The Trustee is hereby authorized to join with the Company in the execution of any supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects its own rights, duties or immunities under this Indenture. No amendment may be made to the subordination provisions of this Indenture that adversely affects the rights of any holder of Designated Senior Debt then outstanding unless the holders of such Designated Senior Debt (or their Representative) consent to such change. The consent of the holders of the Securities is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment

                Section 10.02.        With Consent of Holders.

               (a) The Company and the Trustee may amend or supplement this Indenture or the Securities with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding and affected by such amendment or supplement (voting together as a single class). However, subject to Section 10.04, without the written consent of each Holder affected, an amendment, supplement or waiver may not:

(i) change the stated maturity of the principal of, or any installment of principal of, or interest (including Additional Interest, if any) on, the Securities;

(ii) reduce the principal amount of, the rate of interest (including Additional Interest, if any) on the Securities, or change any of the Company’s obligations to pay Additional Interest;

(iii) change the timing or reduce the amount payable on the repurchase of the Securities;

(iv) make any change that impairs or adversely affects the rights of a Holder to convert Securities in accordance herewith;

(v) change the place of payment, or the coin or currency, for payment of principal of, or interest (including Additional Interest, if any) on, the Securities;

(vi) impair the right to institute suit for the enforcement of any payment on or with respect to Securities or the delivery of the Conversion Value as required by this Indenture upon a conversion of Securities;

(vii) reduce the above stated percentage in principal amount of Outstanding Securities necessary to modify or amend this Indenture, to waive compliance with specified provisions thereof or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in this Indenture; or

(viii) modify any of the provisions of this Section 10.02 or Section 7.02, 7.04, 7.05 or 8.08(a) of this Indenture, except to increase the required percentage to effect such action or to provide that specified other provisions of this Indenture may not be modified or waived without the consent of the Holders of each outstanding Security affected thereby.

               (b)           Without limiting the provisions of Section 10.02(a) hereof, the Holders of a majority in principal amount of the Securities then outstanding may, on behalf of all the Holders of all Securities, (i) waive compliance by the Company with the restrictive provisions of this Indenture, and (ii) waive any past Default or Event of Default under this Indenture and its consequences, except an uncured failure to pay when due the principal amount, accrued and unpaid interest, accrued and unpaid Additional Interest, or in the obligation to deliver Conversion Shares or cash, if any and as applicable, or in respect of any provision which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Security affected.

                (c)           After an amendment, supplement or waiver under this Section 10.02 becomes effective, the Company shall promptly mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

                (d)           [reserved]

                (e)           For purposes of this Indenture, Securities will be deemed Outstanding if they have been authenticated and delivered under this Indenture unless, among other things, the Securities have matured or been cancelled, converted or repurchased.

                Section 10.03.        Compliance with Trust Indenture Act.

                Every amendment to or supplement of this Indenture or the Securities shall comply with the TIA as in effect at the date of such amendment or supplement.

                Section 10.04.        Revocation and Effect of Consents.

                (a)   Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Security or portion of a Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent is not made on any Security. However, any such Holder or subsequent Holder may revoke the consent as to its Security or portion of a Security if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.

                (b)   After an amendment, supplement or waiver becomes effective, it shall bind every Holder of a Security.

                Section 10.05.        Notation on or Exchange of Securities.

                If an amendment, supplement or waiver changes the terms of a Security, the Trustee may require the Holder of the Security to deliver it to the Trustee. The Trustee may place an appropriate notation on the Security about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Security shall issue and the Trustee shall authenticate a new Security that reflects the changed terms.

                Section 10.06.        Trustee to Sign Amendments, Etc.

                The Trustee shall sign any amendment or supplemental indenture authorized pursuant to this Article 10 if the amendment or supplemental indenture does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, in its sole discretion, but need not sign it. In signing or refusing to sign such amendment or supplemental indenture, the Trustee shall be provided with and, subject to Section 8.01, shall be fully protected in relying upon, an Officer’s Certificate and Opinion of Counsel stating that such amendment or supplemental indenture is authorized or permitted by this Indenture. The Company may not sign an amendment or supplement indenture until the Board of Directors approves it.

                Section 10.07.        Effect of Supplemental Indentures.

                Upon the execution of any supplemental indenture under this Article 10, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Securities theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

ARTICLE 11
REDEMPTION

                Section 11.01.        Redemption.

                The Company shall not have the right to redeem any Securities prior to the Final Maturity Date.

ARTICLE 12
SUBORDINATION OF SECURITIES

                Section 12.01.        Securities Subordinate to Senior Debt.

                             The Company covenants and agrees, and each Holder of the Securities by its acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article 12, the Debt represented by the Securities and the payment of the principal of, premium, if any, interest on, and Additional Interest, if any, on the Securities are hereby expressly made subordinate and subject in right of payment as provided in this Article 12 to the prior payment in full in cash or Cash Equivalents or, as acceptable to the holders of Senior Debt, in any other manner, of all Senior Debt.

                             This Article 12 shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of or continue to hold Senior Debt; and such provisions are made for the benefit of the holders of Senior Debt; and such holders are made obligees hereunder and they or each of them may enforce such provisions.

                Section 12.02.        Payment over Proceeds upon Dissolution, etc.

                             In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, whether voluntary or involuntary or (b) any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any general assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company (except in connection with the merger or consolidation of the Company or its liquidation or dissolution following the transfer of substantially all of its assets, upon the terms and conditions permitted as described under Section 6.01), then and in any such event:

(i) the holders of Senior Debt of the Company shall be entitled to receive payment in full in cash or Cash Equivalents or, as acceptable to the holders of Senior Debt, in any other manner, of all amounts due on or in respect of all Senior Debt of the Company, or provision shall be made for such payment, before the Holders of the Securities are entitled to receive or retain any payment or distribution of any kind or character on account of principal of, premium, if any, interest on, or Additional Interest, if any, on the Securities; and

(ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, Property or securities, by set-off or otherwise, to which the Holders or the Trustee would be entitled but for the provisions of this Article 12 shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Debt or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Debt held or represented by each, to the extent necessary to make payment in full in cash, Cash Equivalents or, as acceptable to holders of Senior Debt, in any other manner, of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Debt; and

(iii) in the event that, notwithstanding the foregoing provisions of this Section 12.02, the Trustee or the Holder of any Security shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of principal of, premium, if any, interest on, Additional Interest, if any, on or any other obligation owing in respect of, the Securities before all Senior Debt of the Company is paid in full or payment thereof provided for, then and in such event such payment or distribution shall be held by the recipient in trust for the benefit of holders of Senior Debt and shall be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

                             The consolidation of the Company with, or the merger of Company with or into, another Person or the liquidation or dissolution of the Company following the conveyance, transfer or lease of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Article 6 hereof shall not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Company for the purposes of this Article 12 if the Person formed by such consolidation or the surviving entity of such merger or the person which acquires by conveyance, transfer or lease such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance, transfer or lease, comply with the conditions set forth in such Article 6 hereof.

                Section 12.03.        Suspension of Payment when Designated Senior Debt in Default.

                (a)   Unless Section 12.02 hereof shall be applicable, after the occurrence of a Payment Default, no payment or distribution of any assets or securities of the Company or any Subsidiary of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Debt of the Company being subordinated to the payment of the Securities by the Company) may be made by or on behalf of the Company or any Subsidiary, including, without limitation, by way of set-off or otherwise, for or on account of principal of, premium, if any, interest on, or Additional Interest, if any, on the Securities (except in the form of Permitted Junior Securities), or for or on account of the purchase, redemption or other acquisition of the Securities (except in the form of Permitted Junior Securities), and neither the Trustee nor any Holder or owner of any Securities shall take or receive from the Company or any Subsidiary, directly or indirectly in any manner, payment in respect of all or any portion of the Securities (except in the form of Permitted Junior Securities) following the delivery by the representative of the holders of Designated Senior Debt (the “Representative”) to the Trustee of written notice of the occurrence of a Payment Default, and in any such event, such prohibition shall continue until (A) such Payment Default has been cured or waived or has ceased to exist or (B) such Designated Senior Debt has been paid in full in cash; provided, however, that the Company may pay the Securities without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of such issue of Designated Senior Debt. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, subject to the provisions of the following paragraph (b), the Company shall resume making any and all required payments in respect of the Securities, including any missed payments.

                (b)   Unless Section 12.02 hereof shall be applicable, upon the occurrence of a Non-Payment Event of Default on any Designated Senior Debt, no payment or distribution of any assets of the Company of any kind shall be made by the Company, including, without limitation, by way of set-off or otherwise, on account of any principal of, premium, if any, or interest on the Securities (except in the form of Permitted Junior Securities) or on account of the purchase or redemption or other acquisition of Securities (except in the form of Permitted Junior Securities) for a period (“Payment Blockage Period”) commencing on the date of receipt by the Trustee of written notice from the Representative of such Non-Payment Event of Default unless and until (subject to any blockage of payments that may then be in effect under the preceding paragraph (a)) the earliest of (w) more than 179 days shall have elapsed since the date of receipt of such written notice by the Trustee, (x) such Non-Payment Event of Default shall have been cured or waived or is otherwise no longer continuing, (y) such Designated Senior Debt shall have been paid in full in cash or Cash Equivalents or (z) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the Representative initiating such Payment Blockage Period, or the holders of at least a majority in principal amount of such issue of Designated Senior Debt, after which, in the case of clause (w), (x), (y) or (z), the Company shall resume making any and all required payments in respect of the Securities, including any missed payments. Notwithstanding any other provisions of this Indenture, no Non-Payment Event of Default with respect to Designated Senior Debt which existed or was continuing on the date of the commencement of any Payment Blockage Period initiated by the Representative shall be, or be made, the basis for the commencement of a second Payment Blockage Period initiated by the Representative, whether or not within the Initial Blockage

Period, unless such Non-Payment Event of Default shall have been cured or waived for a period of not less than 90 consecutive days. In no event shall a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice referred to in this Section 12.03(b) (the “Initial Blockage Period”). Any number of additional Payment Blockage Periods may be commenced during the Initial Blockage Period; provided, however, that no such additional Payment Blockage Period shall extend beyond the Initial Blockage Period. After the expiration of the Initial Blockage Period, no Payment Blockage Period may be commenced under this Section 12.03(b) until at least 180 consecutive days have elapsed from the last day of the Initial Blockage Period.

                (c)   In the event that, notwithstanding the foregoing, the Trustee or the Holder of any Security shall have received any payment prohibited by the foregoing provisions of this Section 12.03, then and in such event such payment shall be paid over and delivered forthwith to the Representative initiating the Payment Blockage Period, in trust for distribution to the holders of Senior Debt or, if no amounts are then due in respect of Senior Debt, promptly returned to the Company, or otherwise as a court of competent jurisdiction shall direct.

                Section 12.04.        Trustee’s relation to Senior Debt.

                             With respect to the holders of Senior Debt, the Trustee is to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 12, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt and the Trustee shall not be liable to any holder of Senior Debt if it shall mistakenly pay over or deliver to Holders, the Company or any other Person moneys or assets to which any holder of Senior Debt shall be entitled by virtue of this Article 12 or otherwise.

                Section 12.05.        Subrogation to Rights of Holder of Senior Debt.

                             Upon the payment in full of all Senior Debt, the Holders of the Securities shall be subrogated to the rights of the holders of such Senior Debt to receive payments and distributions of cash, Property and securities applicable to Senior Debt until the principal of, premium, if any and interest on the Securities shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of Senior Debt of any cash, Property or securities to which the Holders of the Securities or the Trustee would be entitled except for the provisions of this Article 12, and no payments over pursuant to the provisions of this Article 12 to the holders of Senior Debt by Holders of the Securities or the Trustee, shall, as among the Company, its creditors other than holders of Senior Debt and the Holders of the Securities, be deemed to be a payment or distribution by the Company to or on account of Senior Debt.

                             If any payment or distribution to which the Holders would otherwise have been entitled but for the provisions of this Article 12 shall have been applied, pursuant to the provisions of this Article 12, to the payment of all amounts payable under the Senior Debt of the Company, then and in such case the Holders shall be entitled to receive from the holders of such Senior Debt at the time outstanding any payments or distributions received by such holders of such Senior Debt in excess of the amount sufficient to pay all amounts payable under or in respect of such Senior Debt in full in cash or Cash Equivalents.

                Section 12.06.        Provisions Solely to Define Relative Rights.

                             The provisions of this Article 12 are and are intended solely for the purpose of defining the relative rights of the Holders of the Securities on the one hand and the holders of Senior Debt on the other hand. Nothing contained in this Article 12 or elsewhere in this Indenture or in the Securities is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Debt and the Holders of the Securities, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Securities the principal of, premium, if any, and interest on or Additional Interest, if any, on the Securities as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the Holders of the Securities and creditors of the Company other than the holders of Senior Debt; or (c) prevent the Trustee or the Holder of any Security from exercising all remedies otherwise permitted by applicable law upon a Default or an Event of Default under this Indenture, subject to the rights, if any, under this Article 12 of the holders of Senior Debt (1) in any case, proceeding, dissolution, liquidation or other winding-up, assignment for the benefit of creditors or other marshaling of assets and liabilities of the Company referred to in Section 12.02 hereof, to receive, pursuant to and in accordance with such Section, cash, Property and securities otherwise payable or deliverable to the Trustee or such Holder, or (2) under the conditions specified in Section 12.03, to prevent any payment prohibited by such Section or enforce their rights pursuant to Section 12.03(c) hereof. The failure to make a payment on account of principal of, premium, if any, or interest on or Additional Interest, if any, on the Securities by reason of any provision of this Article 12 shall not be construed as preventing the occurrence of a Default or an Event of Default hereunder.

                Section 12.07.        Trustee to Effectuate Subordination.

                             Each Holder of a Security by his acceptance thereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article and appoints the Trustee his attorney-in-fact for any and all such purposes, including, in the event of any dissolution, winding-up, liquidation or reorganization of the Company whether in bankruptcy, insolvency, receivership proceedings, or otherwise, the timely filing of a claim for the unpaid balance of the indebtedness of the Company owing to such Holder in the form required in such proceedings and the causing of such a claim to be approved. If the Trustee does not file such a claim prior to 30 days before the expiration of the time to file such a claim, the holders of Senior Debt, or any Representative, may file such a claim on behalf of Holders of the Securities.

                Section 12.08.        No Waiver of Subordination Provisions.

                (a)   No right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

                (b)   Without limiting the generality of subsection (a) of this Section 12.08, the holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Securities, without incurring responsibility to the Holders of the Securities and without impairing or releasing the subordination provided in this Article 12 or the obligations hereunder of the Holders of the Securities to the holders of Senior Debt, do any one or more of the following: (1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding; (2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (3) release any Person liable in any manner for the collection or payment of Senior Debt; and (4) exercise or refrain from exercising any rights against the Company and any other Person.

                Section 12.09.        Notice to Trustee.

                (a)   The Company shall give prompt written notice to the Trustee of any fact known to the Company which would prohibit the making of any payment to or by the Trustee at its Corporate Trust Office in respect of the Securites. Notwithstanding the provisions of this Article 12 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee in respect of the Securities, unless and until the Trustee shall have received written notice thereof from the Company or a holder of Senior Debt or from any trustee, fiduciary or agent therefor; and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of this Section 12.09, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section 12.09 at least five Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose under this Indenture (including, without limitation, the payment of the principal of, premium, if any, or interest on or Additional Interest, if any, on any Security), then, anything herein contained to the contrary notwithstanding but without limiting the rights and remedies of the holders of Senior Debt or any trustee, fiduciary or agent therefor, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it within five Business Days prior to such date; nor shall the Trustee be charged with knowledge of the curing of any such default or the elimination of the act or condition preventing any such payment unless and until the Trustee shall have received an Officers’ Certificate to such effect.

                (b)   Subject to the provisions of Section 8.01 hereof, the Trustee shall be entitled to rely on the delivery to it of a written notice to the Trustee and the Company by a Person representing itself to be a holder of Senior Debt (or a trustee, fiduciary or agent therefor) to establish that such notice has been given by a holder of Senior Debt (or a trustee, fiduciary or agent therefor); provided, however, that failure to give such notice to the Company shall not affect in any way the ability of the Trustee to rely on such notice. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Debt to participate in any payment or distribution pursuant to this Article 12, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such

Person under this Article 12, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

                Section 12.10.        Reliance on Judicial Order or Certificate of Liquidating Agent.

                             Upon any payment or distribution of assets of the Company referred to in this Article 12, the Trustee, subject to the provisions of Section 8.01 hereof, and the Holders shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding-up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Debt and other Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 12; provided that the foregoing shall apply only if such court has been fully apprised of the provisions of this Article 12.

                Section 12.11.        Rights of Trustee as a Holder of Senior Debt; Preservation of Trustee’s Rights.

                             The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article 12 with respect to any Senior Debt which may at any time be held by it, to the same extent as any other holder of Senior Debt, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder. Nothing in this Article 12 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 8.07 hereof.

                Section 12.12.        Article Applicable to Paying Agents.

                             In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article 12 shall in such case (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article 12 in addition to or in place of the Trustee.

                Section 12.13.        No Suspension of Remedies.

                             Nothing contained in this Article 12 shall limit the right of the Trustee or the Holders of the Securities to take any action to accelerate the maturity of the Securities pursuant to Article 7 or to pursue any rights or remedies hereunder or under applicable law, subject to the rights, if any, under this Article 12 of the holders, from time to time, of Senior Debt.

ARTICLE 13
MISCELLANEOUS

                Section 13.01.        Trust Indenture Act Controls.

                If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the TIA through operation of Section 318(c) thereof, such imposed duties shall control.

                Section 13.02.        Notices.

                Any demand, authorization notice, request, consent or communication shall be given in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by facsimile transmission (confirmed by delivery in person or mail by first-class mail, postage prepaid, or by guaranteed overnight courier) to the following facsimile numbers:

If to the Company:

ION Media Networks, Inc. 601 Clearwater Park Road West Palm Beach, Florida 33401 Attention: Chief Financial and Officer General Counsel

Copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004

Attention: David Golay Fax: 212-859-4000

if to the Trustee, to:

The Bank of New York Trust Company, N.A. 10161 Centurion Parkway 2nd Floor Jacksonville, Florida 32256

Attention: Corporate Trust Administration Fax: 904-645-1921

                Such notices or communications shall be effective when received.

                The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

                Any notice or communication mailed to a Holder of a Security shall be mailed by first-class mail or delivered by an overnight delivery service to it at its address shown on the register kept by the Primary Registrar.

                Failure to mail a notice or communication to a Holder of a Security or any defect in it shall not affect its sufficiency with respect to other Holders of Securities. If a notice or communication to a Holder of a Security is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

                If the Company mails any notice to a Holder of a Security, it shall mail a copy to the Trustee and each Registrar, Paying Agent and Conversion Agent.

                Section 13.03.        Communications by Holders with Other Holder.

                Holders of Securities may communicate pursuant to TIA Section 312(b) with other Holders of Securities with respect to their rights under this Indenture or the Securities. The Company, the Trustee, the Registrar and any other person shall have the protection of TIA Section 312(c).

                Section 13.04.        Certificate and Opinion as to Conditions Precedent.

                Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent (including any covenants, compliance with which constitutes a condition precedent), if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent (including any covenants, compliance with which constitutes a condition precedent) have been complied with.

                (b)   Each Officers’ Certificate and Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1) a statement that the person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

                Section 13.05.        Record Date for Vote or Consent of Holders of Securities.

                (a)   The Company (or, in the event deposits have been made pursuant to Section 9.01, the Trustee) may set a record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture, which record date shall not be more than 30 days prior to the date of the commencement of solicitation of such action. Notwithstanding the provisions of Section 10.04, if a record date is fixed, those persons who were Holders of Securities at the close of business on such record date (or their duly designated proxies), and only those persons, shall be entitled to take such action by vote or consent or to revoke any vote or consent previously given, whether or not such persons continue to be Holders after such record date.

                (b)   A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Securities, in any such case upon written notice given as provided in this Indenture. Except for any consent that must be given by the Holder of each Security affected by specified modifications and amendments of this Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders entitled to vote a majority in aggregate principal amount of the Outstanding Securities represented at that meeting; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Securities may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Securities. Any resolution passed or decision taken at any meeting of Holders of Securities duly held in accordance with this Indenture will be binding on all Holders of such Securities, whether or not present or represented at the meeting. The quorum at any meeting of Holders of the Securities called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of such Outstanding Securities; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Securities, the persons holding or representing such specified percentage in principal amount of such Outstanding Securities will constitute a quorum.

                (c)   Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of the Securities with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that this Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Securities affected thereby:

(1) there shall be no minimum quorum requirement for such meeting; and

(2) the principal amount of such Outstanding Securities that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under this Indenture.

                Section 13.06.        Rules by Trustee, Paying Agent, Registrar and Conversion Agent.

                The Trustee may make reasonable rules (not inconsistent with the terms of this Indenture) for action by or at a meeting of Holders. Any Registrar, Paying Agent or Conversion Agent may make reasonable rules for its functions.

                Section 13.07.        Legal Holidays.

                A “Legal Holiday” is a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are authorized or obligated to close. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a Regular Record Date is a Legal Holiday, the record date shall not be affected.

                Section 13.08.        Governing Law.

                This Indenture and the Securities shall be governed by, and construed in accordance with, the laws of the State of New York.

                Section 13.09.        No Adverse Interpretation of Other Agreements.

                This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary of the Company. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

                Section 13.10.        No Recourse Against Others.

                No director, officer, employee, incorporator or shareholder of the Company, as such, will have any liability for any obligations of the Company under the Securities, this Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Securities by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities. The waiver may not be effective to waive liabilities under the federal securities laws.

                Section 13.11.        No Security Interest Created.

                Nothing in this Indenture or in the Securities, express or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, now in effect or hereafter enacted and made effective, in any jurisdiction.

                Section 13.12.        Successors.

                All agreements of the Company in this Indenture and the Securities shall bind its successor. All agreements of the Trustee in this Indenture shall bind its successor.

                Section 13.13.        Multiple Counterparts.

                The parties may sign multiple counterparts of this Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

                Section 13.14.        Separability.

                If any provisions in this Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                Section 13.15.        Table of Contents, Headings, Etc.

                The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

                Section 13.16.        Waiver of Jury Trial.

                EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

                Section 13.17.        Force Majeure.

                In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[SIGNATURE PAGES FOLLOWS]

                IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date and year first written above.

ION MEDIA NETWORKS, INC.

By: /s/ Richard Garcia
Name: Richard Garcia
Title: Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By: /s/ Geraldine Creswell
Name: Geraldine Creswell
Title: Assistant Treasurer

EXHIBIT A

[FORM OF FACE OF SECURITY]

                UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.1

                THIS SECURITY AND THE CONVERSION SHARES ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER:

(1) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY OR ANY CONVERSION SHARES ISSUABLE UPON CONVERSION OF THE SECURITY EXCEPT (A) TO ION MEDIA NETWORKS, INC. (THE “COMPANY”) OR ANY OF ITS SUBSIDIARIES, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), OR (D) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF RESALE OR TRANSFER; AND

_________________________
[1]	This paragraph should be included only if the Security is a Global Security.

(2) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED PURSUANT TO CLAUSE 1(B) ABOVE A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF THE TRANSFER AND SUBMIT THIS SECURITY TO THE TRUSTEE (OR ANY SUCCESSOR TRUSTEE, AS APPLICABLE). IF THE PROPOSED TRANSFER IS PURSUANT TO CLAUSE 1(C) ABOVE, THE HOLDER MUST, PRIOR TO THE TRANSFER, FURNISH TO THE TRUSTEE (OR ANY SUCCESSOR TRUSTEE, AS APPLICABLE), ANY CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THE COMPANY OR THE TRUSTEE MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

ION MEDIA NETWORKS, INC.

.
11% Series B Mandatorily Convertible Senior Subordinated Notes due 2013

No. ___	CUSIP: ___________

                ION MEDIA NETWORKS, INC., a Delaware Corporation promises to pay to ______ or registered assigns, the principal amount of _____ dollars ($[    ]) on July 31, 2013, as adjusted per the Schedule of Exchanges attached hereto.

                This Security shall bear interest as specified on the other side of this Security. This Security is convertible as specified on the other side of this Security.

                Additional provisions of this Security are set forth on the other side of this Security.

Dated:  ____________

SIGNATURE PAGE FOLLOWS

                IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

ION MEDIA NETWORKS, INC.

By:	___________________________________________
Name:
Title:

Dated:  _____________

Trustee’s Certificate of Authentication: This is one of the Securities referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

By:	_____________________________________
Authorized Signatory

[FORM OF REVERSE SIDE OF SECURITY]

ION MEDIA NETWORKS, INC.
11% SERIES B MANDATORILY CONVERTIBLE SENIOR SUBORDINATED NOTES DUE
2013

                This Security is one of a duly authorized issue of notes, debentures, bonds, or other evidences of indebtedness of the Company (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an Indenture, dated as of May 4, 2007 between the Company and The Bank of New York Trust Company, N.A., as trustee, and reference is hereby made to the Indenture, and all modifications and amendments and indentures supplemental thereto relating to the Securities, for a description of the rights, limitations of rights, obligations, duties, and immunities thereunder of the Trustee, the Company and the Holders of the Securities and the terms upon which the Securities are authenticated and delivered. Terms used herein without definition and which are defined in the Indenture have the meanings assigned to them in the Indenture.

1.             INTEREST

                The Securities shall bear interest at the rate of 11% per annum from May 4, 2007 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, as the case may be, payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year (each, an “Interest Payment Date”), commencing on July 31, 2007, until the principal hereof is paid or duly made available for payment. Interest payable on each Interest Payment Date shall equal the amount of interest accrued for the period commencing on and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or commencing on and including May 4, 2007, if no interest has been paid or duly provided for) and ending on and including the day preceding such Interest Payment Date. Interest will cease to accrue on a Security upon its maturity or conversion. Interest on the Securities will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Company may, at its option, elect to pay interest on the Securities:

(i) entirely in cash, or

(ii) by deferring the payment of all such interest to any subsequent Interest Payment Date.

The Company must elect (A) the form of interest payment with respect to each Interest Payment Date and (B) whether the Company will pay in cash any previously deferred interest by delivering a notice to the Trustee 5 Business Days prior to the Regular Record Date for such Interest Payment Date. The Trustee shall promptly deliver a corresponding notice to the Holders. For the avoidance of doubt, interest that is deferred shall not be added to the principal of the Securities or earn interest.

2.             METHOD OF PAYMENT

                Except as provided in the Indenture, the Company shall pay interest on the Securities to the Persons who are Holders of record of Securities at the close of business (whether or not a Business Day) on the January 15, April 15, July 15 and October 15 immediately preceding the applicable Interest Payment Date (each, a “Regular Record Date”). Holders must surrender Securities to a Paying Agent and comply with the other terms of the Indenture to collect the principal amount, plus, if applicable, accrued and unpaid interest (including Additional Interest, if any) payable as herein provided at maturity. The Company shall pay, in money of the United States that at the time of payment is legal tender for payment of public and private debts, all amounts due in cash with respect to the Securities on the dates and in the manner provided in this Security and the Indenture.

3.             PAYING AGENT, CONVERSION AGENT AND SECURITY REGISTRAR

                Initially, the Trustee shall act as Paying Agent, Conversion Agent and Security Registrar. The Company hereby initially designates the Corporate Trust Office of the Trustee in New York, New York as the office to be maintained by it where this Security may be presented for payment, registration of transfer or exchange, where notices or demands to or upon the Company in respect of this Security or the Indenture may be served and where the Securities may be surrendered for conversion in accordance with the provisions of paragraph 6 hereof and the Indenture. The Company may appoint and change any Paying Agent, Conversion Agent, Security Registrar or co-registrar or approve a change in the office through which any Paying Agent acts without notice, other than notice to the Trustee.

4.             REDEMPTION BY THE COMPANY

                The Company shall not have the right to redeem any Securities prior to the Final Maturity Date.

5.             CONVERSION

                The Securities shall be convertible into the consideration specified in the Indenture at such times, upon compliance with such conditions and upon the terms set forth in the Indenture.

                At any time following the first anniversary of the Issue Date, upon the occurrence of a Mandatory Conversion Event, unless previously converted at the option of the Holder in accordance with the provisions of Section 4.01(a) of the Indenture, each outstanding Security or portion thereof that is an integral multiple of $1,000 principal amount shall, without notice to Holders thereof, convert automatically (the “Mandatory Conversion”) into a number of Conversion Shares equal to (A)(x) the principal amount of the Securities so converted plus accrued and unpaid interest thereon through the Conversion Date multiplied by (y) the Mandatory Conversion Factor, divided by (B) the Conversion Price then in effect.

                The initial Conversion Price shall be $0.75 per Conversion Share and shall increase from the Issue Date at the rate of 11% per annum. The Conversion Price and the initial Conversion Rate of 1333.3333 Conversion Shares per $1,000 principal amount of Securities are subject to adjustment in certain circumstances as specified in the Indenture.

                To convert this Security if this Security is in book-entry form, the Holder must convert by book-entry transfer to the Conversion Agent through the facilities of DTC and the conversion notice must comply with all applicable DTC procedures. To convert this Security if this Security is held in certificated form, the Holder must (a) complete and manually sign the irrevocable conversion notice set forth below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent at the office maintained by the Conversion Agent for such purpose, (b) surrender such Security to the Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by the Conversion Agent and (d) pay any transfer or similar tax, if required. The date on which the Holder satisfies all such requirements shall be deemed to be the date on which this Security shall have been tendered for conversion.

6.             RANKING

                The Securities are senior subordinated obligations of the Company junior to the Senior Debt and pari passu with all Senior Subordinated Debt.

7.             DENOMINATIONS; TRANSFER; EXCHANGE

                This Security is issuable only in fully registered, book-entry form, in denominations of $1,000 and integral multiples thereof. This Security may be exchanged for a like aggregate principal amount of Securities of other authorized denominations at the office or agency of the Company in The City of New York, in the manner and subject to the limitations provided herein and in the Indenture, but without the payment of any charge except for any tax or other governmental charge imposed in connection therewith. Upon due presentment for registration of transfer of this Security at the office or agency of the Company in The City of New York, one or more new Securities of authorized denominations in an equal aggregate principal amount will be issued to the transferee in exchange therefor, and bearing such restrictive legends as may be required by the Indenture, but without payment of any charge except for any tax or other governmental charge imposed in connection therewith.

8.             PERSONS DEEMED OWNERS

                The Holder of this Security may be treated as the owner of this Security for all purposes, and none of the Company or the Trustee nor any authorized agent of the Company or the Trustee shall be affected by any notice to the contrary, except as required by law.

9.             ADDITIONAL RIGHTS OF HOLDERS

                In addition to the rights provided to Holders of Securities under the Indenture, Holders shall have all the rights set forth in the Registration Rights Agreement, dated as of May 4, 2007, among the Company and the Initial Purchasers named therein.

10.           MODIFICATION AND AMENDMENT; WAIVER

                The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in the aggregate principal amount of all Outstanding

Securities affected thereby (voting together as a single class). The Indenture also provides that certain amendments or modifications may not be made without the consent of each Holder to be affected thereby. Furthermore, provisions in the Indenture permit the Holders of a majority in the aggregate principal amount of the Outstanding Securities, in certain instances, to waive, on behalf of all of the Holders of Securities, certain past defaults under the Indenture and their consequences. Any such waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and other Securities issued upon the registration of transfer hereof or in exchange hereof, or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

11.           DEFAULTS AND REMEDIES

                The Indenture sets forth events that constitute an Event of Default under the Indenture. If an Event of Default shall occur and be continuing, there may be declared due and payable the principal amount (together with accrued and unpaid interest) on the Securities in the manner and with the effect provided in the Indenture. If certain bankruptcy or insolvency events occur and continue with respect to the Company or a Significant Subsidiary, the Securities shall automatically become due and payable in accordance with the terms of the Indenture.

12.           CONSOLIDATION, MERGER, AND SALE OF ASSETS

                In the event of a consolidation or merger of the Company or a sale, lease or conveyance of all or substantially all of the assets of the Company as described in Article 6 of the Indenture, the successor entity to the Company shall succeed to and be substituted for the Company and may exercise the rights and powers of the Company under the Indenture, and thereafter, except in the case of a lease, the Company shall be relieved of all obligations and covenants under the Indenture and the Securities.

13.           TRUSTEE AND AGENT DEALINGS WITH THE COMPANY

                The Trustee, Paying Agent, Conversion Agent and Registrar under the Indenture, each in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee, Paying Agent, Conversion Agent or Registrar.

14.           CALCULATIONS IN RESPECT OF THE SECURITIES

                Except as otherwise specifically stated herein or in the Indenture, all calculations to be made in respect of the Securities shall be the obligation of the Company. These calculations include, but are not limited to, determinations of the Conversion Price and Conversion Rate applicable to the Securities. All calculations made by the Company or its agent as contemplated pursuant to the terms hereof and of the Indenture shall be made in good faith and, absent manifest error, shall be final and binding on the Company and the Holders. The Company shall provide a schedule of calculations to the Trustee, and the Trustee shall be entitled to rely upon the accuracy of the calculations by the Company without independent verification. The Trustee shall forward calculations made by the Company to any Holder of Securities upon request within 20 Business Days of the effective date of any adjustment.

15.           GOVERNING LAW

                The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York.

ASSIGNMENT FORM

                To assign this Security, fill in the form below:

                I or we assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

agent to transfer this Security on the books of the Company. The agent may substitute another to act for him or her.

Your Signature

Date:
(Sign exactly as your name appears on the other side of this Security)

* Signature guaranteed by:

By:

*	The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

CONVERSION NOTICE

                To convert this Security into Conversion Shares of the Company, check the box:

                To convert only part of this Security, state the principal amount to be converted (must be $1,000 or a integral multiple of $1,000):  $                       .

                If you want the stock certificate made out in another person’s name, fill in the form below:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

Your Signature

Date:
(Sign exactly as your name appears on the other side of this Security)

* Signature guaranteed by:

By:

*	The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

SCHEDULE OF EXCHANGES OF SECURITIES(1)

                The following exchanges, purchases or conversions of a part of this Global Security have been made:

Principal Amount of this Global Security Following Such Decrease Date of Exchange (or Increase)	Authorized Signatory of Securities Custodian	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security

1.	This schedule should be included only if the Security is a Global Security.

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION
OF TRANSFER OF RESTRICTED SECURITIES

Re:          11% Series B Mandatorily Convertible Senior Subordinated Notes due 2013 (the “Securities”) of ION Media Networks, Inc.

This certificate relates to $              principal amount of Securities owned in (check applicable box)

☐  book-entry or ☐ definitive form by                                             (the “Transferor”).

                The Transferor has requested a Registrar or the Trustee to exchange or register the transfer of such Securities.

In connection with such request and in respect of each such Security, the Transferor does hereby certify that the Transferor is familiar with transfer restrictions relating to the Securities as provided in Section 2.12 of the Indenture dated as of May 4, 2007 between ION Media Networks, Inc. and The Bank of New York, as trustee (the “Indenture”), and the transfer of such Security is being made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (check applicable box), or the transfer or exchange, as the case may be, of such Security does not require registration under the Securities Act because (check applicable box):

Such Security is being transferred pursuant to an effective registration statement under the Securities Act.

Such Security is being acquired for the Transferor’s own account, without transfer.

Such Security is being transferred to the Company or a Subsidiary (as defined in the Indenture) of the Company.

Such Security is being transferred to a person the Transferor reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A or any successor provision thereto (“Rule 144A”) under the Securities Act) that is purchasing for its own account or for the account of a “qualified institutional buyer”, in each case to whom notice has been given that the transfer is being made in reliance on such Rule 144A, and in each case in reliance on Rule 144A.

Such Security is being transferred pursuant to and in compliance with an exemption from the registration requirements under the Securities Act in accordance with Rule 144 (or any successor thereto) (“Rule 144”) under the Securities Act.

Such Security is being transferred to a non-U.S. Person in an offshore transaction in compliance with Rule 904 of Regulation S under the Securities Act (or any successor thereto).

Such Security is being transferred pursuant to and in compliance with an exemption from the registration requirements of the Securities Act (other than an exemption referred to above) and as a result of which such Security will, upon such transfer, cease to be a “restricted security” within the meaning of Rule 144 under the Securities Act.

                The Transferor acknowledges and agrees that, if the transferee will hold any such Securities in the form of beneficial interests in a Global Security which is a “restricted security” within the meaning of Rule 144 under the Securities Act, then such transfer can only be made pursuant to (i) Rule 144A under the Securities Act and such transferee must be a “qualified institutional buyer” (as defined in Rule 144A) or (ii) Regulation S under the Securities Act.

Date:
(Insert Name of Transferor)

EXHIBIT C to the Master Transaction Agreement

NBCU Option I

Exhibit C to the
Master Transaction Agreement

NBCU Call Option I Agreement

CALL AGREEMENT

CALL AGREEMENT, dated as of May 4, 2007 (this “Agreement”), by and among CIG Media LLC (“CM”), a Delaware limited liability company controlled by Citadel Limited Partnership, an Illinois limited partnership (“CLP”), and NBC PALM BEACH INVESTMENT II, INC., a California corporation (the “Investor”).

WITNESSETH:

WHEREAS, on May 3, 2007, ION Media Networks, Inc., a Delaware Corporation (the “Company”), NBC Universal, Inc., NBC Palm Beach Investment I, Inc., the Investor, and CM entered into the Master Transaction Agreement (the “Master Transaction Agreement”) which provides for a restructuring of the Company’s ownership and capital structure (the “Transaction”), including, among other things, the transfer of the call right (the “Original Call Right”) granted pursuant to the Original Call Agreement (as defined below) to CM; and

WHEREAS, pursuant to Section 11.01 of the Master Transaction Agreement, the execution and delivery of this Agreement is a condition to the commencement of the transactions contemplated by the Master Transaction Agreement; and

WHEREAS, following the exercise and closing of the Original Call Right, CM wishes to grant the Investor the right to purchase the Call Shares (as defined below), subject to the terms and conditions of this Agreement; and

WHEREAS, on the Effective Date and after giving effect to the consummation of the transactions contemplated by the Original Call Agreement, CM shall be the record and beneficial owner of the Call Shares.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means any claim, demand, action, suit, arbitration, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person. As used in this definition,

“control” (including its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Business Day” means any day, other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or obligated by Law or executive order to close.

“Call Closing” has the meaning assigned to it in Section 2.4.

“Call Notice” has the meaning assigned to it in Section 2.3.

“Call Period” means the five-year period commencing on the earlier of the Business Day following (i) the six-month anniversary of the Effective Date and (ii) the date on which the Class A Common Stock is deregistered with the Securities and Exchange Commission, provided that the Call Period shall be automatically extended for successive five-year periods commencing upon each successive five year anniversary of the Effective Date.

“Call Price” has the meaning assigned to it in Section 2.2.

“Call Right” has the meaning assigned to it in Section 2.2.

“Call Shares” means the 8,311,639 shares of Class B Common Stock and 15,455,062 shares of Class A Common Stock owned by CM, and any shares of common stock of the Company or other securities that may be received by CM with respect to such Call Shares (x) as a result of a stock dividend or distribution on, stock split or reverse stock split of, or similar event with respect to Call Shares or (y) in a merger, consolidation, combination, reclassification, recapitalization or similar transaction involving the Company.

“Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.

“Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company.

“CLP” has the meaning assigned to it in the Preamble

“CM” has the meaning assigned to it in the Preamble.

“Common Stock” means the Class A Common stock and the Class B Common Stock.

“Communications Act” means the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the

2

Telecommunications Act of 1996) and all rules and regulations of the FCC, in each case as from time to time in effect.

“Company” has the meaning assigned to it in the Recitals.

“Effective Date” means the date of the closing of the transactions contemplated by the Original Call Agreement.

“Exercise Notice” has the meaning assigned to it in Section 2.3(b).

“FCC” means the Federal Communications Commission and any successor governmental entity performing functions similar to those performed by the Federal Communications Commission on the date hereof.

“FCC Application” means the application to be filed with the FCC, if such application is required to be filed under the Communications Act, in connection with the exercise of the Call Right by the Investor requesting that the FCC consent to the Transfer of the Call Shares pursuant to this Agreement.

“Final Order” means an action or actions by the FCC that have not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award issued or entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Investor” has the meaning assigned to it in the Preamble.

“Law” means any provision of any (i) federal, state, provincial, local, foreign or similar statute, law, ordinance, regulation, rule, code, administrative interpretation, regulation or other requirement of any Governmental Authority or (ii) Governmental Order.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same effect as any of the foregoing).

3

“Master Transaction Agreement” has the meaning assigned to it in the Recitals.

“NBCU” means NBC Universal, Inc., a Delaware corporation.

“Original Call Agreement” means the Call Agreement, dated as of November 7, 2005, among Mr. Lowell W. Paxson, certain of his Affiliates and the Investor, as such agreement may be amended from time to time.

“Original Call Right” has the meaning assigned to it in the Recitals.

“Paxson Stockholders” has the meaning assigned to it in the Master Transaction Agreement.

“Permitted Liens” means (i) mechanics’, carriers’, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (ii) Liens arising under original purchase price conditioned sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) statutory Liens for Taxes not yet due and payable, (iv) Liens arising under federal or state securities laws and (v) Liens arising under the Stockholders’ Agreement.

“Person” means an individual, corporation, unincorporated association, partnership, group (as defined in subsection 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company, any governmental entity or any other entity of whatever nature.

“Put/Call Agreement” means the Put/Call Agreement, dated as of the date hereof, between NBCU and CM.

“Restricted Period” means the period commencing on the Effective Date and ending on the later of the Business Day following the earlier of (i) the six-month anniversary of the Effective Date and (ii) the deregistration of the Class A Common Stock with the Securities and Exchange.

“Restricted Transfer Period” has the meaning assigned to it in Section 2.5.

“Series F Non-Convertible Preferred” means the 8% Series E Non-Convertible Preferred Stock, par value $.001 per share, of the Company, to be issued pursuant the Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 8% Series E Non-Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof, to be filed with the Secretary of State of the State of Delaware.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of May 4, 2007, among the Company, NBCU and CLP, as from time to time amended, modified or supplemented.

4

“Subsidiary” means, with respect to the Company, a corporation, partnership, limited liability company, joint venture or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, through one or more intermediaries (including, without limitation, other Subsidiaries), or both, by the Company.

“Transaction” has the meaning assigned to it in the Recitals.

“Transaction Agreements” has the meaning assigned to it in the Master Transaction Agreement.

“Transfer” means, with respect to the Call Shares or the Call Right, any assignment, pledge, offer or other transfer or disposal of any interest in such shares or right.

“2005 Agreements” has the meaning assigned to it in the Master Transaction Agreement.

ARTICLE II

CALL RIGHT

Section 2.1 Effectiveness. The Call Right granted pursuant to Section 2.2(a) shall be effective as of the date of the closing of the acquisition of the Call Shares by CM pursuant to the Original Call Agreement.

Section 2.2 Call Right. (a) CM hereby grants to the Investor, effective as of the Effective Date, an irrevocable right following the Restricted Period to purchase from CM during the Call Period all of the Call Shares on the terms and conditions set forth herein (the “Call Right”). The Call Right shall be granted as part of the mutual consideration set forth in the transactions described in the Master Transaction Agreement, including, without limitation, Sections 2.02 and 2.05 in the Master Transaction Agreement.

(b) Following the Restricted Period, at any time during the Call Period, the Investor may exercise the Call Right, in whole but not in part, and subject to the terms and conditions set forth herein, purchase from CM the Call Shares for a purchase price (the “Call Price”) equal to the sum of (1) $0.40 multiplied by all of the shares of Class B Common Stock owned by CM on the Effective Date which are Call Shares and are delivered at the Call Closing and (2) $0.40 multiplied by all of the shares of Class A Common Stock owned by CM on the Effective Date which are Call Shares and are delivered at the Call Closing. The price per share of Class B Common Stock and Class A Common Stock specified in the previous sentence and the Call Price shall be equitably adjusted to reflect any conversions, reclassifications,

5

reorganizations, stock dividends, stock splits, reverse splits and similar events which occur with respect to the Common Stock after the date hereof and on or prior to the Call Closing.

Section 2.3 Exercise of Call Right; Call Notice. (a) Following the Restricted Period, exercise of the Call Right shall be accomplished by the Investor sending notice of such exercise (the “Call Notice”) to CM at the address provided for in Section 5.1 of this Agreement at any time during the Call Period. The Call Notice shall state the Call Price and the place at which the Call Closing will be conducted.

(b) In the event the Investor determines to exercise the Call Right, the Investor shall deliver written notice to CM stating that the Investor intends to exercise the Call Right and requesting that CM cooperate (and that CM use its commercially reasonable best efforts to cause the Company and its Subsidiaries to cooperate) with the Investor to file any applications that may be required in connection with the exercise of the Call Right, including the FCC Application, if applicable, and under the HSR Act (the “Exercise Notice”). As promptly as practicable, but in no event later than 20 Business Days after the giving of the Exercise Notice, the parties shall (and CM shall use its commercially reasonable best efforts to cause the Company and its Subsidiaries to) make any filings required under the Communications Act and/or HSR Act.

Section 2.4 Call Closing. (a) The closing (the “Call Closing”) of the exercise of the Call Right and the purchase and sale of the Call Shares shall occur as promptly as practicable following, but in no event less than five Business Days following, the receipt of any required consent, approval, authorization or other order of, action by, or any required filing with or notification to, any Governmental Authority or any required third party consent referred to in Section 4.1(b) below, including, without limitation, (i) the expiration or termination of any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Call Shares and (ii) approval by the FCC of the FCC Application, which approval shall have become a Final Order, subject to the last sentence of this Section 2.4(a). If the Call Closing shall not have occurred on or before the 18-month anniversary of the date of the Exercise Notice, then such Exercise Notice shall be of no further force and effect and neither CM nor the Investor shall be obligated to consummate the Call Closing with respect to such Exercise Notice; provided that following such date, this Agreement and the Call Right shall continue in full force and effect and the Investor shall retain all rights hereunder subject to the terms and conditions contained herein. The Call Closing shall occur at the place designated in the Call Notice. The requirement for a Final Order may be waived by the Investor in its sole discretion.

(b) At the Call Closing, (i) CM shall deliver to the Investor certificates representing all of the Call Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, with all necessary stock transfer stamps affixed thereto free and clear of all Liens other than Permitted Liens, and (ii) the Investor shall pay the Call Price by wire transfer in immediately available funds to the account or accounts specified by CM. CM shall furnish necessary account information at least two Business Days prior to the Call Closing.

Section 2.5 Limitation on Transfer of the Call Shares by CM. From the Effective Date until the earlier of (i) the Call Closing or (ii) the expiration of the Call Period (the “Restricted Transfer Period”), except as provided in the Put/Call Agreement, CM shall not

6

Transfer any of the Call Shares; provided, however, that, subject to applicable Law, at any time during the Restricted Transfer Period CM may Transfer all (but not less than all) of the Call Shares in connection with the Transfer by CM and its Affiliates of all of the securities of the Company owned by CM and its Affiliates; provided, further, however, except as provided in the Put/Call Agreement, it shall be a condition of such Transfer that the transferee of the Call Shares agrees in writing to assume all of the obligations of CM under this Agreement and that the Call Shares continue to be subject to the Call Right in accordance with the terms and conditions of this Agreement.

Section 2.6 Conversion of Call Shares. During the Restricted Transfer Period, CM shall not convert any of the Call Shares into any other security of the Company.

Section 2.7 Legends. CM agrees to, and will request the Company to cause, the imprinting, for so long as appropriate, of substantially the following legends on certificates representing any of the Call Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS’ AGREEMENT, DATED AS OF MAY 4, 2007, AMONG ION MEDIA NETWORKS, INC., CIG MEDIA LLC AND NBC UNIVERSAL, INC.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE PUT/CALL AGREEMENT DATED AS OF MAY 4, 2007 BETWEEN NBC UNIVERSAL, INC. AND CIG MEDIA LLC.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A CALL AGREEMENT DATED AS OF MAY 4, 2007, BETWEEN CIG MEDIA LLC AND NBC PALM BEACH INVESTMENT II, INC.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

Section 2.8 Termination of the Call Right. The right of the Investor to purchase the Call Shares pursuant to this Agreement shall terminate upon the earliest to occur of the (i) expiration of the Call Period prior to the delivery of the Exercise Notice by the Investor to CM and (ii) written consent of the parties hereto.

7

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of CM. CM represents and warrants to the Investor as follows:

(a) Existence; Compliance with Law. CM is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations and to consummate the transactions contemplated hereby. CM is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not adversely affect the ability of CM to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by CM of this Agreement, the performance by CM of its obligations hereunder and the consummation by CM of the transactions contemplated hereby have been duly authorized by all requisite action on the part of CM and its members. This Agreement has been duly executed and delivered by CM, and (assuming due authorization, execution and delivery by the other parties) this Agreement constitutes legal, valid and binding obligations of CM, enforceable against CM in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) Authorization; Enforceable Obligations. Assuming that all consents, approvals, authorizations and other actions described in Section 3.1(c) have been obtained or have occurred and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Investor, the execution, delivery and performance of this Agreement does not and will not (i) violate, conflict with or result in the breach of the limited liability company agreement (or similar organizational documents) of CM, (ii) conflict with or violate any Law or Governmental Order applicable to CM or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which CM or any of its subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of CM to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(c) Governmental Consents. The execution, delivery and performance by CM of this Agreement and the transactions contemplated hereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) the pre-merger notification and waiting period requirements of the HSR Act and the approval by the FCC pursuant to Section 310(d) of the Communications

8

Act in connection with the exercise of the Call Right, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by CM of the transactions contemplated by this Agreement or (iii) as may be necessary as a result of any facts or circumstances relating solely to the Investor.

(d) Capitalization; Ownership. As of the Effective Date, CM will own the Call Shares. Upon delivery of and payment for the Call Shares at the Call Closing as provided herein, the Investor shall acquire good title to the Call Shares delivered by CM, free and clear of all Liens other than Permitted Liens. As of the date hereof, CM is not a party to, and has no knowledge of, any voting trust, proxy or any other agreement or understanding with respect to the Call Shares other than as created by the Transaction Agreements.

Section 3.2 Representations and Warranties of the Investor. The Investor represents and warrants to CM as follows:

(a) Existence; Compliance with Law. The Investor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations and to consummate the transactions contemplated hereby. The Investor is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not adversely affect the ability of the Investor to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by the Investor of this Agreement, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Investor and its stockholders. This Agreement has been duly executed and delivered by the Investor, and (assuming due authorization, execution and delivery by the other parties) this Agreement constitutes legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) Authorization; Enforceable Obligations. Assuming that all consents, approvals, authorizations and other actions described in Section 3.2(c) have been obtained and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to CM, the execution, delivery and performance of this Agreement does not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Investor, (ii) conflict with or violate any Law or Governmental Order applicable to the Investor or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or

9

arrangement to which the Investor or any of its subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of the Investor to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(c) Governmental Consents. The execution, delivery and performance by the Investor of this Agreement and the transactions contemplated hereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) the pre-merger notification and waiting period requirements of the HSR Act and the approval by the FCC pursuant to Section 310(d) of the Communications Act in connection with the exercise of the Call Right, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Investor of the transactions contemplated by this Agreement or (iii) as may be necessary as a result of any facts or circumstances relating solely to the other party hereto.

ARTICLE IV

OTHER AGREEMENTS

Section 4.1 Governmental Filings; Consents. (a) Each of the parties to this Agreement shall use its commercially reasonable best efforts to obtain (and CM shall use its commercially reasonable best efforts to cause the Company and the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, including approval by the FCC of the FCC Application pursuant to Section 310(d) of the Communications Act and any approvals required under the HSR Act, and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to use its commercially reasonable best efforts to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested in connection with obtaining such authorizations, consents, orders and approvals, including the FCC Application or pursuant to the HSR Act.

(b) Following receipt of the Exercise Notice, CM shall, or shall use its commercially reasonable best efforts to cause the Company and the Subsidiaries to, give promptly such notices to third parties and use its or their reasonable best efforts to obtain such third party consents and estoppel certificates as the Investor and CM may in their reasonable discretion deem necessary in connection with the transactions contemplated by this Agreement. The Investor shall cooperate and use all reasonable efforts to assist CM in giving such notices and obtaining such consents and estoppel certificates; provided, however, that neither the Investor nor CM shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which such party in its reasonable discretion may deem adverse to the interests of such party, the Company or any Subsidiary.

10

Section 4.2 Inconsistent Actions. Once the FCC Application has been filed, and for so long as it is pending, neither the Investor nor CM shall take any action that could reasonably be expected to delay or hinder the grant of the FCC Application.

Section 4.3 Distribution. Investor shall acquire the Call Shares for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act, and shall not sell any Call Shares purchased pursuant to this Agreement except in compliance with the Securities Act and applicable state securities or “blue sky” laws.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.1):

(a)           If to the Investor, to:

NBC Palm Beach Investment II, Inc.
c/o NBC Universal, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attention: General Counsel
Tel: 212-664-7024
Fax: 212-664-4733

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: John A. Marzulli, Jr.
Tel: 212-848-8590
Fax: 646-848-8590

(b)           If to CM, to:

CIG Media LLC
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Attention: Matthew B. Hinerfeld
Tel: 312-395-3167
Fax: 312-267-7628

11

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Robert Schwenkel
Steven Steinman
Tel: 212-859-8000
Fax: 212-859-4000

and

ION Media Networks, Inc.
601 Clearwater Park Road
West Palm Beach, Florida 33401
Attention: General Counsel
Tel: 561-659-4122
Fax: 561-655-9424

Section 5.2 Entire Agreement; Amendment; Waiver. The Transaction Agreements and the documents described therein or attached or delivered pursuant thereto set forth the entire agreement between the parties thereto with respect to the transactions contemplated by such agreements. Any provision of this Agreement may be amended or modified in whole or in part at any time only by an agreement in writing signed by all of the parties. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 5.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

Section 5.4 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.5 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or

12

federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

Section 5.6 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.6.

Section 5.7 Successors and Assigns; Third Party Beneficiaries. CM may not assign this Agreement or assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the Investor, provided that without the prior written consent of the Investor, CM may assign this Agreement or assign its rights and delegate its duties to an Affiliate or in connection with a transfer permitted under Section 2.5 of this Agreement, but no such assignment or delegation shall relieve CM of any of its obligations hereunder. Following the Restricted Period, the Investor may freely assign this Agreement or assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of CM; provided, however, that in the event of any assignment or delegation to an Affiliate, no such assignment or delegation shall relieve the Investor of any of its obligations hereunder and; provided, further, however, that any such assignment by the Investor shall only be made in compliance with the applicable rules and regulations of the FCC and the Securities Exchange Commission. The Investor may not assign this Agreement or assign any of its rights or delegate any of its duties under this Agreement during the Restricted Period. Any assignee of the Investor pursuant to this Section 5.7 shall be deemed to be the Investor for all purposes under this Agreement. Any purported assignment in violation of this Section 5.7 shall be null and void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and their respective successors and permitted assignees, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assignees, and for the benefit of no other Person.

Section 5.8 Remedies. No right, power or remedy conferred upon any party in this Agreement shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Agreement or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing among the Investor, the Company and CM and no delay in exercising any right, power or remedy

13

conferred in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

Section 5.9 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

Section 5.10 Headings, Captions and Table of Contents. The section headings, captions and table of contents contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

14

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized representative all as of the date first above stated.

CIG MEDIA LLC

By:	Citadel Limited Partnership, its Manager

By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Matthew Hinerfeld
Name: Matthew Hinerfeld
Title: Managing Director and Deputy General Counsel

NBC PALM BEACH INVESTMENT II, INC.

By:	/s/ Lynn A. Calpeter
Name: Lynn A. Calpeter
Title: Vice President and Treasurer

EXHIBIT D to the Master Transaction Agreement

NBCU Option II

Exhibit D to the
Master Transaction Agreement

NBCU Call Option II Agreement

CALL AGREEMENT

CALL AGREEMENT, dated as of May 4, 2007 (this “Agreement”), by and among ION Media Networks, Inc., a Delaware corporation (“ION”), and NBC PALM BEACH INVESTMENT I, INC., a California corporation (“Palm Beach I”).

WITNESSETH:

WHEREAS, on May 3, 2007, ION, NBC Universal, Inc., Palm Beach I, NBC Palm Beach Investment II, Inc., a California corporation (“Palm Beach II”), and CIG Media LLC, a Delaware limited liability company (“CM”), entered into the Master Transaction Agreement (the “Master Transaction Agreement”) which provides for a restructuring of the Company’s ownership and capital structure (the “Transaction”); and

WHEREAS, pursuant to Section 11.01 of the Master Transaction Agreement, the execution and delivery of this Agreement is a condition to the commencement of the transactions contemplated by the Master Transaction Agreement; and

WHEREAS, on the date hereof, CM and Palm Beach II entered into a Call Agreement (the “NBCU Option I Agreement”) pursuant to which, effective as of the Effective Date, CM granted to Palm Beach II an irrevocable right to purchase from CM 8,311,639 shares of Class B Common Stock (as defined below) and 15,455,062 shares of Class A Common Stock (as defined below), both as adjusted for stock dividends and distributions, stock splits, reverse stock splits, or similar events, owned by CM, subject to the terms and conditions set forth in the NBCU Option I Agreement; and

WHEREAS, ION wishes to grant Palm Beach I the right to purchase the Call Shares (as defined below), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means any claim, demand, action, suit, arbitration, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person. As used in this definition,

“control” (including its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Business Day” means any day, other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or obligated by Law or executive order to close.

“Call Closing” has the meaning assigned to it in Section 2.4.

“Call Notice” has the meaning assigned to it in Section 2.3.

“Call Period” means the five-year period commencing on the Effective Date, provided that the Call Period shall be automatically extended for successive five-year periods commencing upon each successive five-year anniversary of the Effective Date.

“Call Price” has the meaning assigned to it in Section 2.2.

“Call Right” has the meaning assigned to it in Section 2.2.

“Call Shares” means 26,688,361 shares of Class B Common Stock, as such amount may be adjusted (x) as a result of a stock dividend or distribution on, stock split or reverse stock split of, or similar event with respect to, Call Shares or (y) in a merger, consolidation, combination, reclassification, recapitalization or similar transaction involving the Company.

“Class A Common Stock” means the shares of Class A Common Stock, par value $0.001 per share, of ION.

“Class B Common Stock” means the shares of Class B Common Stock, par value $0.001 per share, of ION.

“CLP” has the meaning assigned to it in the Recitals.

“CM” has the meaning assigned to it in the Recitals.

“Communications Act” means the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996) and all rules and regulations of the FCC, in each case as from time to time in effect.

“Company” has the meaning assigned to it in the Recitals.

“Effective Date” means the date of the closing of the transactions contemplated by the Original Call Agreement.

2

“FCC” means the Federal Communications Commission and any successor governmental entity performing functions similar to those performed by the Federal Communications Commission on the date hereof.

“FCC Application” means the application to be filed with the FCC, if such application is required to be filed under the Communications Act, in connection with the exercise of the Call Right by the Investor requesting that the FCC consent to the Transfer of the Call Shares pursuant to this Agreement.

“Final Order” means an action or actions by the FCC that have not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award issued or entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ION” has the meaning assigned to it in the Preamble.

“Law” means any provision of any (i) federal, state, provincial, local, foreign or similar statute, law, ordinance, regulation, rule, code, administrative interpretation, regulation or other requirement of any Governmental Authority or (ii) Governmental Order.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same effect as any of the foregoing).

“Master Transaction Agreement” has the meaning assigned to it in the Recitals.

“Original Call Agreement” means the Call Agreement, dated as of November 7, 2005, among Mr. Lowell W. Paxson, certain of his Affiliates and Palm Beach II, as such agreement may be amended from time to time.

“Palm Beach I” has the meaning assigned to it in the Preamble.

“Palm Beach II” has the meaning assigned to it in the Recitals.

3

“Person” means an individual, corporation, unincorporated association, partnership, group (as defined in subsection 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company, any governmental entity or any other entity of whatever nature.

“Put/Call Agreement” means the Put/Call Agreement, dated as of the date hereof, between NBC Universal, Inc. and CM.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Convertible Preferred” means the 11% Series B Convertible Preferred Stock, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, as it may be modified from time to time.

“Subsidiary” means, with respect to the Company, a corporation, partnership, limited liability company, joint venture or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, through one or more intermediaries (including, without limitation, other Subsidiaries), or both, by the Company.

“Transaction” has the meaning assigned to it in the Recitals.

“Transaction Agreements” has the meaning assigned to it in the Master Transaction Agreement.

“Transfer” means, with respect to the Call Shares or the Call Right, any sale, assignment, pledge, offer or other transfer or disposal of any interest in such shares or right.

ARTICLE II

CALL RIGHT

Section 2.1 Effectiveness. The Call Right granted pursuant to Section 2.2(a) shall be effective as of the date of the closing of the transactions contemplated by the Original Call Agreement.

Section 2.2 Call Right. (a) ION hereby grants to Palm Beach I, effective as of the Effective Date, an irrevocable right to purchase from ION during the Call Period all of the Call Shares on the terms and conditions set forth herein (the “Call Right”). In consideration for the grant of the Call Right, Palm Beach I hereby surrenders and delivers, effective as of, and

4

subject to the occurrence of, the Effective Date, an amount of shares of Series B Convertible Preferred it owns, determined in accordance with Section 10.10 of the Master Agreement.

(b) At any time during the Call Period, Palm Beach I may exercise the Call Right, in whole or in part, and subject to the terms and conditions set forth herein, purchase from ION the Call Shares for a purchase price (the “Call Price”) equal to the sum of $0.50 multiplied by the number of Call Shares specified in the Call Notice (as defined below). The price per Call Share specified in the previous sentence and the Call Price shall be equitably adjusted to reflect any conversions, reclassifications, reorganizations, stock dividends, stock splits, reverse splits and similar events which occur with respect to the Class B Common Stock after the date hereof and on or prior to a Call Closing.

Section 2.3 Exercise of Call Right; Call Notice. (a) Exercise of the Call Right shall be accomplished by Palm Beach I sending notice of such exercise (the “Call Notice”) to ION at the address provided for in Section 5.1 of this Agreement at any time during the Call Period. The Call Notice shall state the total number of Call Shares Palm Beach I wishes to purchase, the denominations of the certificate or certificates evidencing such Call Shares Palm Beach I wishes to receive, the Call Price and the place such Call Closing will be conducted.

(b) As promptly as practicable, but in no event later than 20 Business Days after the giving of a Call Notice, to the extent required by applicable Law, the parties shall make any filings required under the Communications Act and/or HSR Act.

Section 2.4 Call Closing. (a) Each closing (a “Call Closing”) of the exercise of the Call Right and the purchase and sale of the Call Shares included in a Call Notice shall occur as promptly as practicable following, but in no event less than five Business Days following, the receipt of any required consent, approval, authorization or other order of, action by, or any required filing with or notification to, any Governmental Authority or any required third party consent referred to in Section 4.1(b) below, including, without limitation, (i) the expiration or termination of any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Call Shares and (ii) approval by the FCC of the FCC Application, which approval shall have become a Final Order, provided that requirement for a Final Order may be waived by Palm Beach I in its sole discretion. If the Call Closing shall not have occurred on or before the 18-month anniversary of the date of the Exercise Notice, then such Exercise Notice shall be of no further force and effect and neither ION nor Palm Beach I shall be obligated to consummate the Call Closing with respect to such Exercise Notice; provided that following such date, this Agreement and the Call Right shall continue in full force and effect and Palm Beach I shall retain all rights hereunder subject to the terms and conditions contained herein. The Call Closing shall occur at the place designated in the Call Notice.

(b) At a Call Closing, (i) ION shall deliver to Palm Beach I certificates representing the applicable number of Call Shares free and clear of all Liens (in the denominations specified in the Call Notice) and shall record Palm Beach I as the holder of record of the Call Shares purchased at the Call Closing in the stock transfer books of ION and (ii) Palm Beach I shall pay the Call Price by wire transfer in immediately available funds to the account or accounts specified by ION. ION shall furnish necessary account information at least two Business Days prior to such Call Closing.

5

Section 2.5 Reservation for Issuance. At all times following the Effective Date and until the earlier of the (i) the expiration of the Call Period prior to the delivery by Palm Beach I of a Call Notice and (ii) a Call Closing with respect to all of the remaining Call Shares, ION shall keep reserved for issuance (a) the number of shares of Class B Common Stock equal to the Call Shares subject to the Call Right and (b) the number of shares of Class A Common Stock issuable upon conversion of the Call Shares subject to the Call Right.

Section 2.6 Legends. Palm Beach I agrees to the imprinting, for so long as appropriate, of substantially the following legends on certificates representing any of the Call Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS’ AGREEMENT, DATED AS OF MAY 4, 2007, AMONG ION MEDIA NETWORKS, INC., CIG MEDIA LLC AND NBC UNIVERSAL, INC., AND THE CALL AGREEMENT DATED AS OF MAY 4 2007, BETWEEN ION MEDIA NETWORKS, INC. AND NBC PALM BEACH INVESTMENT I, INC.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

Section 2.7 Termination of the Call Right. The right of Palm Beach I to purchase the Call Shares pursuant to this Agreement shall terminate upon the earliest to occur of the (i) expiration of the Call Period prior to the delivery of a Call Notice by Palm Beach I to ION and (ii) written consent of the parties hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of ION. ION represents and warrants to Palm Beach I as follows:

(a) Existence; Compliance with Law. ION is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations and to consummate the transactions contemplated hereby. ION is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not adversely affect the ability of ION to carry out its obligations under, and to consummate the transactions contemplated by,

6

this Agreement. The execution and delivery by ION of this Agreement, the performance by ION of its obligations hereunder and the consummation by ION of the transactions contemplated hereby have been duly authorized by all requisite action on the part of ION and its stockholders. This Agreement has been duly executed and delivered by ION, and (assuming due authorization, execution and delivery by the other parties) this Agreement constitutes legal, valid and binding obligations of ION, enforceable against ION in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) Authorization; Enforceable Obligations. Assuming that all consents, approvals, authorizations and other actions described in Section 3.1(c) have been obtained or have occurred and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to Palm Beach I, the execution, delivery and performance of this Agreement does not and will not (i) violate, conflict with or result in the breach of the limited liability company agreement (or similar organizational documents) of ION, (ii) conflict with or violate any Law or Governmental Order applicable to ION or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which ION or any of its subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of ION to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(c) Governmental Consents. The execution, delivery and performance by ION of this Agreement and the transactions contemplated hereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) the pre-merger notification and waiting period requirements of the HSR Act and the approval by the FCC pursuant to Section 310(d) of the Communications Act in connection with the exercise of the Call Right, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by ION of the transactions contemplated by this Agreement or (iii) as may be necessary as a result of any facts or circumstances relating solely to Palm Beach I.

(d) Capitalization. As of the Effective Date, ION will have taken all necessary corporate action to authorize, reserve and permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Call Shares upon the exercise of the Call Right terminates, will have reserved, all the Call Shares issuable pursuant to this Agreement and shares of Class A Common Stock issuable upon conversion of the Call Shares, and ION will take all necessary corporate action to authorize and reserve and permit it to issue all additional shares of Class B Common Stock or other securities that may be issued pursuant this Agreement, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Liens and not subject to any preemptive rights.

7

Section 3.2 Representations and Warranties of Palm Beach I. Palm Beach I represents and warrants to ION as follows:

(a) Existence; Compliance with Law. Palm Beach I is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations and to consummate the transactions contemplated hereby. Palm Beach I is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not adversely affect the ability of Palm Beach I to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by Palm Beach I of this Agreement, the performance by Palm Beach I of its obligations hereunder and the consummation by Palm Beach I of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Palm Beach I and its stockholders. This Agreement has been duly executed and delivered by Palm Beach I, and (assuming due authorization, execution and delivery by the other parties) this Agreement constitutes legal, valid and binding obligations of Palm Beach I, enforceable against Palm Beach I in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) Authorization; Enforceable Obligations. Assuming that all consents, approvals, authorizations and other actions described in Section 3.2(c) have been obtained and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to ION, the execution, delivery and performance of this Agreement does not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of Palm Beach I, (ii) conflict with or violate any Law or Governmental Order applicable to Palm Beach I or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Palm Beach I or any of its subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of Palm Beach I to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(c) Accredited Investor. Upon exercise of the Call Right, Palm Beach I shall acquire the shares of Class A Common Stock to be issued upon exercise thereof solely for the account of Palm Beach I and not as a nominee for any other party, and for investment, and Palm Beach I shall not offer, sell or otherwise dispose of any such shares of Class A Common Stock except under circumstances that will not result in a violation of the Securities Act or any applicable state securities laws. Palm Beach I is an institutional accredited investor (within the meaning of subparagraphs (a)(1), ((2), (3) or (7) of Rule 501 under the Securities Act).

8

(d) Governmental Consents. The execution, delivery and performance by Palm Beach I of this Agreement and the transactions contemplated hereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) the pre-merger notification and waiting period requirements of the HSR Act and the approval by the FCC pursuant to Section 310(d) of the Communications Act in connection with the exercise of the Call Right, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Palm Beach I of the transactions contemplated by this Agreement or (iii) as may be necessary as a result of any facts or circumstances relating solely to the other party hereto.

ARTICLE IV

OTHER AGREEMENTS

Section 4.1 Governmental Filings; Consents. (a) Each of the parties to this Agreement shall use its commercially reasonable best efforts to obtain (and ION shall cause the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, including approval by the FCC of the FCC Application pursuant to Section 310(d) of the Communications Act and any approvals required under the HSR Act, and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to use its commercially reasonable best efforts to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested in connection with obtaining such authorizations, consents, orders and approvals, including the FCC Application or pursuant to the HSR Act.

(b) Following receipt of the Call Notice, ION shall, or shall cause the Subsidiaries to, give promptly such notices to third parties and use its or their reasonable best efforts to obtain such third party consents and estoppel certificates as Palm Beach I and ION may in their reasonable discretion deem necessary in connection with the transactions contemplated by this Agreement. Palm Beach I shall cooperate and use all reasonable efforts to assist ION in giving such notices and obtaining such consents and estoppel certificates; provided, however, that neither Palm Beach I nor ION shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which Palm Beach I or the Company in its reasonable discretion may deem adverse to the interests of Palm Beach I, ION or any Subsidiary.

Section 4.2 Inconsistent Actions. Once the FCC Application has been filed and for so long as it is pending, neither Palm Beach I nor ION shall take any action that could reasonably be expected to delay or hinder the grant of the FCC Application.

Section 4.3 Distribution. Investor shall acquire the Call Shares for investment purposes only and not with a view to any distribution thereof in violation of the

9

Securities Act, and shall not sell any Call Shares purchased pursuant to this Agreement except in compliance with the Securities Act and applicable state securities or “blue sky” laws.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.1):

(a)	If to Palm Beach I, to:

NBC Palm Beach Investment I, Inc.
c/o NBC Universal, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attention: General Counsel
Tel: 212-664-7024
Fax: 212-664-4733

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: John A. Marzulli, Jr.
Tel: 212-848-8590
Fax: 646-848-8590

(b)	If to ION, to:

ION Media Networks, Inc.
601 Clearwater Park Road
West Palm Beach, Florida 33401
Attention: General Counsel
Tel: 561-659-4122
Fax: 561-655-9424

With a copy to:

Holland & Knight LLP
22 Lakeview Avenue, Suite 1000

10

West Palm Bach, Florida 33401
Attention: David L. Perry, Jr.
Tel: 561-650-8314
Fax: 561-650-8399

Section 5.2 Entire Agreement; Amendment; Waiver. The Transaction Agreements and the documents described therein or attached or delivered pursuant thereto set forth the entire agreement between the parties thereto with respect to the transactions contemplated by such agreements. Any provision of this Agreement may be amended or modified in whole or in part at any time only by an agreement in writing signed by all of the parties. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 5.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

Section 5.4 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.5 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

Section 5.6 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party

11

has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.6.

Section 5.7 Successors and Assigns; Third Party Beneficiaries. ION may not assign this Agreement or assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of Palm Beach I. Palm Beach I may freely assign this Agreement or assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of ION, provided, however, that in the event of an assignment or delegation to an Affiliate, no such assignment or delegation shall relieve Palm Beach I of any of its obligations hereunder and; provided, further, however, that any such assignment by Palm Beach I shall be made in compliance with the applicable rules and regulations of the FCC and the Securities and Exchange Commission. Any assignee of Palm Beach I shall be deemed to be Palm Beach I for all purposes under this Agreement. Any purported assignment in violation of this Section 5.7 shall be null and void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and their respective successors and permitted assignees, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assignees, and for the benefit of no other Person.

Section 5.8 Remedies. No right, power or remedy conferred upon any party in this Agreement shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Agreement or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing among Palm Beach I and ION and no delay in exercising any right, power or remedy conferred in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

Section 5.9 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

Section 5.10 Headings, Captions and Table of Contents. The section headings, captions and table of contents contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

12

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized representative all as of the date first above stated.

ION MEDIA NETWORKS, INC

By: /s/ Richard Garcia
Name: Richard Garcia
Title: Chief Financial Officer

NBC PALM BEACH INVESTMENT I, INC.

By: /s/ Lynn A. Calpeter
Name: Lynn A. Calpeter
Title: Vice President and Treasurer

EXHIBIT E to the Master Transaction Agreement

Registration Rights Agreement for New Securities

Exhibit E to the
Master Transaction Agreement

Registration Rights Agreement for New Securities

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated as of May 4, 2007 (this “Agreement”), by and among ION Media Networks, Inc., a Delaware corporation (the “Company”), NBC Universal, Inc., a Delaware corporation (together with its Affiliates, “NBCU”) and CIG Media LLC, a Delaware limited liability company (“CIG”, and together with NBCU, the “Investors”).

WHEREAS, the Company and the Investors entered into that certain Master Transaction Agreement, dated as of May 3, 2007 (as such agreement may be amended, modified, supplemented or restated from time to time, the “Master Transaction Agreement”), pursuant to which the parties agreed to undertake various transactions to restructure the Company’s ownership and capital structure (the “Transaction”);

WHEREAS, as an integral part of the Transaction, CIG and NBCU will each receive certain securities of the Company that are convertible into, or exchangeable or exercisable for, shares of Class A Common Stock, Class C Common Stock, or Class D Common Stock as the case may be, and the Company has agreed to provide the Holders (as defined below) certain registration rights with respect to such securities under the Securities Act;

WHEREAS, the Company’s shares of Class A Common Stock are currently registered with the SEC and quoted on the American Stock Exchange; and

WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the commencement of the Transaction pursuant to the Master Transaction Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.  Definitions. (a) Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Master Transaction Agreement. For purposes of this Agreement, the following terms have the following meanings:

“Common Shares” means shares of (i) Common Stock and (ii) other securities of the Company, including Convertible Securities, NBCU Option I, NBCU Option II and Warrant, that are convertible into, or exercisable or exchangeable for, shares of Class A Common Stock, Class C Common Stock or Class D Common Stock.

“control” (including its correlative meanings, “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Convertible Securities” means, collectively, Series A Convertible Subordinated Debt, Series B Convertible Subordinated Debt, Series A Convertible Preferred, Series B Convertible Preferred, Series C Convertible Preferred and Series D Convertible Preferred.

“Holders” means each of the Investors that from time to time owns Convertible Securities or Registrable Securities and each of their permitted transferees pursuant to Section 11(e) who agree to be bound by the provisions of this Agreement in accordance with said section; provided, however, that a Holder shall no longer be a Holder at the date that such Holder owns of record less than 10,000 shares of Registrable Securities on an as-converted basis.

“Initial Public Offering” means the initial underwritten sale of equity securities by the Company or a Holder pursuant to an effective registration statement under the Securities Act.

“NASDAQ” means National Association of Securities Dealers Automated Quotation System.

“Prospectus” means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Registrable Securities” means (A) all shares of Class A Common Stock or Class D Common Stock held from time to time by the Holders and (B) all shares of Class A Common Stock or Class D Common Stock issued or issuable upon (i) conversion of the Convertible Securities held from time to time by the Holders, (ii) exercise of the Warrant or (iii) conversion of Class B Common Stock and Class C Common Stock; provided, however, that Registrable Securities shall cease to be Registrable Securities when (A) a Registration Statement covering such Registrable Securities has been declared effective by the SEC under the Securities Act and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (B) such Registrable Securities have been disposed of by a Holder pursuant to Rule 144 or Rule 145 under the Securities Act, (C) the Registrable Securities of a Holder can, in the opinion of counsel satisfactory to the Company and such Holder, each in their reasonable judgment, be so distributed to the public pursuant to Rule 144 under the Securities Act in any three-month period or (D) such Registrable Securities have been sold, assigned or otherwise transferred to a Person other than a Holder. For purposes of this Agreement, Registrable Securities shall also include any shares of Class A Common Stock or Class D Common Stock or other securities (including shares of Class A Common Stock or Class D Common Stock underlying such other securities) that may be received by the Holders (x) as a result of a stock dividend, stock distribution or stock split of Registrable Securities or Convertible Securities or

2

(y) on account of Registrable Securities or Convertible Securities in a merger, consolidation, combination, reclassification, recapitalization or similar transaction involving the Company.

“Registration Statement” means any registration statement of the Company under the Securities Act that covers any of the Registrable Securities, Convertible Securities, any shares of Class A Common Stock or Class D Common Stock or other securities that would be convertible into, or exchangeable or exercisable for, shares of Class A Common Stock or Class D Common Stock pursuant to the provisions of this Agreement, including in the Prospectus, any preliminary prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Underwritten Offering” shall mean a distribution, registered pursuant to the Securities Act, in which securities of the Company are sold to the public through one or more underwriters.

(b) The following terms have the meanings set forth in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Authorizing Certificate	3(a)
Black-Out	5
CIG	Preamble
Company	Preamble
Conversion Securities	11(d)
Convertible Subordinated Debt	Recitals
Demand Notice	3(a)
Demand Registration	3(a)
Indemnified Party	7(c)
Indemnifying Party	7(c)
Initiating Holders	3(c)
Investors	Preamble
Losses	7(a)
Maximum Number of Securities	3(c)
Master Transaction Agreement	Recitals
NBCU	Preamble
Participating Demand Holders	3(b)
Participating Notice	3(b)
Participating Piggy-Back Holders	4(a)
Piggy-Back Registration	4(a)
Shelf Registration	3(d)
Shelf Registration Statement	3(d)
Special Counsel	5(a)
Suspension Notice	5
Transaction	Recitals

3

2. Methodology for Calculation; Effective Timing.

(a) Methodology for Calculation of Common Shares. For purposes of calculating (i) the number of Common Shares as of any particular date and (ii) the number of Common Shares owned by a Person hereunder (and the percentage of Common Shares owned by a Person), such number of Common Shares shall be calculated as though each Common Share had been on such date converted into, or exchanged or exercised for, the number of shares of Class A Common Stock or Class D Common Stock which such Common Shares would be entitled to be converted into or exchanged or exercised for. In the event of any stock split, stock dividend, reverse stock split, any combination of Class A Common Stock or Class D Common Stock or any similar event, with respect to all references in this Agreement to a Holder or Holders holding a number of Common Shares, the applicable number shall be appropriately adjusted to give effect to such stock split, stock dividend, reverse stock split, any combination of Class A Common Stock or Class D Common Stock or any similar event.

(b) Effective Time. The Registration Rights Agreement, dated as of September 15, 1999, between the Company and NBCU, as amended from time to time, shall terminate and have no further force or effect, and this Agreement shall become effective, in each case upon the Exchange Offer Closing or the Exchange Offer Expiration, as applicable.

3. Demand Registration.

(a) Requests for Registration by Holders. Subject to the terms and conditions of this Agreement, at any time and from time to time after the consummation of an Initial Public Offering, one or more Holders shall have the right, by delivering the Company a written notice (a “Demand Notice”), to require the Company to register Registrable Securities under the Securities Act covering all or part of such Holder or Holders’ Registrable Securities (which specifies the intended method or methods of disposition thereof) (a “Demand Registration”), and after receipt of a Demand Notice, the Company shall use its reasonable best efforts to effect a registration of Registrable Securities under the Securities Act; provided, that the Holders shall not make in the aggregate more than three (3) Demand Registrations each under this Agreement; provided, further, that: (i) no such Demand Registration may be required unless the Holders requesting such Demand Registration provide to the Company a certificate (the “Authorizing Certificate”) seeking to include Registrable Securities in such Demand Registration with an aggregate market value not less than $25,000,000 (calculated based on the closing sale price of such securities on the principal securities exchange where such securities are listed on the trading day immediately preceding the date of the Demand Notice) as of the date the Demand Notice is given, and (ii) no Demand Notice may be given prior to ninety (90) days after the effective date of the immediately preceding Demand Registration or, if later, the date on which a registration pursuant to this Section 3 is terminated in its entirety prior to the effective date of the applicable Registration Statement. The Authorizing Certificate shall set forth (A) the name of each Holder signing such Authorizing Certificate, (B) the number of Registrable Securities held by each such Holder, and, if different, the number of Registrable Securities such Holder has elected to have registered, and (C) the intended methods of disposition of the Registrable Securities. A Holder shall be permitted to withdraw in good faith all or a part of the Registrable Securities from a Demand Registration at any time prior to the effective date of such Demand Registration, in which event the Company shall promptly amend or, if requested by the remaining Holders, promptly

4

withdraw the related Registration Statement. A good faith decision by a Holder to withdraw Registrable Securities from registration shall not affect the Company’s obligations hereunder even if the amount remaining to be registered has an aggregate market value of $25,000,000 (calculated in the manner described above) as of the date the Demand Notice is given; provided, that: (1) subject to the satisfaction of the requirements in this Section 3, such continuing registration shall constitute a Demand Registration, (2) any withdrawing Holders (or the other Holders participating in the subject registration) did not include the withdrawn Registrable Securities in the Authorizing Certificate as a means of circumventing the applicable $25,000,000 threshold described in this Section 3(a), and (3) any withdrawing Holders shall reimburse the Company for any filing fees paid to the SEC with respect to the withdrawn Registrable Securities. A registration that is terminated in its entirety prior to the effective date of the applicable Registration Statement or that has not remained effective for the required period set forth in Section 3(b) shall not constitute a Demand Registration.

(b) Filing and Effectiveness. The Company shall file a Registration Statement relating to any Demand Registration as promptly as practicable, but in any event no later than sixty (60) days after receipt of a Demand Notice, with the SEC and use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable thereafter and to remain effective for a period of time reasonably required for the disposition of the Registrable Securities covered by such Registration Statement. If any Demand Registration is requested to be effected as a shelf registration pursuant to Rule 415 under the Securities Act by the Holders demanding such Demand Registration, the Company shall keep the Registration Statement filed in respect thereof effective for a period of six (6) months from the date on which the SEC declares such Registration Statement effective or such shorter period that will terminate when all Registrable Securities covered by such Registration Statement have been sold pursuant to such Registration Statement. The Company shall promptly, and in any event within ten (10) Business Days after receipt of a Demand Notice, notify all other Holders in writing of the receipt of such Demand Notice and each such other Holder shall have the right to have all or a part of such Holder’s Registrable Securities included in such registration thereof by delivering a written notice (a “Participating Notice”) to the Company within ten (10) Business Days after receipt of the aforementioned notice from the Company (each Holder that delivers a Participating Notice to the Company pursuant to this Section 3(b), a “Participating Demand Holder”). Each Participating Demand Holder shall specify in the Participating Notice the number of Registrable Securities that such Participating Demand Holder elects to include in such registration and the Company shall include in such registration all Registrable Securities requested by the Participating Demand Holders for inclusion as specified in the Participation Notices.

(c) Priority on Demand Registration. If the Demand Notice includes a request for an Underwritten Offering and the managing underwriter or underwriters of such Underwritten Offering, selected by the Company pursuant to Section 8, to which such Demand Registration relates advise the Holder or Holders initiating the Demand Registration pursuant to Section 3(a) (the “Initiating Holders”) and the Participating Demand Holders in writing that the total amount of Registrable Securities that the Initiating Holders and the Participating Demand Holders intend to include in such Demand Registration is in the aggregate such as to materially and adversely affect the success of such offering, then the number of Registrable Securities to be included in such Demand Registration shall be reduced and there shall be included in such Underwritten Offering the number of Registrable Securities that, in the opinion of such

5

managing underwriter or underwriters, can be sold without materially and adversely affecting the success of such Underwritten Offering (the “Maximum Number of Securities”) and the Participating Demand Holders and the Initiating Holders shall be entitled to participate on a pro rata basis based on the amount of Registrable Securities requested to be included in such Underwritten Offering by each such Participating Demand Holder and Initiating Holder so as not to exceed the Maximum Number of Securities.

(d) Postponement of Demand Registration. The Company shall be entitled to postpone the filing period of any Demand Registration or suspend the effectiveness of any Registration Statement for a reasonable period of time not in excess of ninety (90) calendar days if the Company determines, in the good faith exercise of the business judgment of the Board, that such registration and offering could materially interfere with a bona fide business or financing transaction of the Company or would require disclosure of information, the premature disclosure of which could materially and adversely affect the Company; provided, that the Company shall not invoke this right more than twice in any twelve (12)-month period; and provided, further, that the Company shall not register any of its securities during such postponement or suspension period. In the event that the Company determines to postpone the filing of, or suspend the effectiveness of, a Registration Statement, it shall promptly (i) furnish to all Initiating Holders and Participating Demand Holders a certificate signed by the Company’s chief executive officer or chief financial officer stating that the decision to postpone or suspend was made by the Board in accordance with this Section 3(d) and (ii) notify all Initiating Holders and Participating Demand Holders in writing when the events or circumstances permitting such postponement or suspension have ended.

4.  Piggy-Back Registration.

(a) Right to Piggyback. If the Company proposes to file a Registration Statement, whether or not for its own account, under the Securities Act on any form (other than a registration statement on Form S-4 or S-8 or any successor form for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or to employees of the Company pursuant to any employee benefit plan, respectively) for the registration of shares of Class A Common Stock or Class D Common Stock or other securities that would be convertible into, or exchangeable or exercisable for, shares of Class A Common Stock or Class D Common Stock (a “Piggy-Back Registration”), it shall give written notice to all Holders at least twenty (20) Business Days prior to the initial filing with the SEC of such piggy-back Registration Statement, which notice shall set forth the intended method of disposition of the securities proposed to be registered by the Company in the Piggy-Back Registration. The notice referred to in the preceding sentence shall offer the Holders the opportunity to register such amount of Registrable Securities as each such Holder may request. Each Holder desiring to have Registrable Securities registered under this Section 4 (a) (a “Participating Piggy-Back Holder”) shall advise the Company in writing within ten (10) Business Days after the date of receipt of the aforementioned notice from the Company, setting forth the amount of such Registrable Securities for which registration is requested. Subject to the limitations set forth in Section 4(b), the Company shall thereupon include in such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein, and shall use its reasonable best efforts to effect registration of such Registrable Securities under the Securities Act. The Participating Piggy-Back Holders shall be permitted to withdraw all or part

6

of the Registrable Securities from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration.

(b) Priority on Piggyback Registrations. If the Piggy-Back Registration relates to an Underwritten Offering and the managing underwriter or underwriters of such Underwritten Offering, selected by the Company pursuant to Section 8, to which such Piggy-Back Registration relates advise the Participating Piggy-Back Holders in writing that the total amount of Registrable Securities that such Participating Piggy-Back Holders intend to include in the Piggy-Back Registration in addition to any other securities the Company intends to register would be greater than the total number of securities which can be sold in such Underwritten Offering without having a material adverse affect on the success of such Underwritten Offering, the Company shall include in such Piggy-Back Registration (i) first, 100% of the Class A Common Stock, Class D Common Stock or other securities that would be convertible into, or exchangeable or exercisable for, shares of Class A Common Stock or Class D Common Stock the Company proposes to sell, and (ii) second, to the extent of the number of Registrable Securities requested to be included in such registration which, with the advice of such managing underwriter or underwriters, can be sold without having the adverse effect referred to above, the number of Registrable Securities which the Participating Piggy-Back Holders have requested to be included in such registration, such amount to be allocated pro rata among all Participating Piggy-Back Holders on the basis of the relative amount of Registrable Securities requested to be included therein by each Participating Piggy-Back Holder.

5.  Registration Procedures. In connection with the Company’s registration obligations pursuant to Sections 3 and 4, the Company shall use its reasonable best efforts to effect such registrations to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof and pursuant thereto, the Company shall as expeditiously as possible, and in each case to the extent applicable (it being understood that the obligations of the Company in clauses (a), (b), (d), (e), (h), (j), (k), (m), (n) and (p) of this Section 5 shall be subject to Section 3(d)):

(a) prepare and file with the SEC a Registration Statement or Registration Statements on any appropriate form under the Securities Act available for the sale of the Registrable Securities by the holders thereof in accordance with the intended method or methods of distribution thereof, and cause each such Registration Statement to become effective and remain effective as provided herein; provided, however, that the Company agrees that, at the request of a Holder exercising a demand registration right under Section 3, at such time as the Company becomes a “well-known seasoned issuer,” as such term is defined in Rule 405 under the Securities Act, the Company will register an offering pursuant to Section 3 on an “automatic shelf registration statement,” as such term is defined in Rule 405 under the Securities Act, and provided, further, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference) the Company shall furnish to the Holders holding Registrable Securities covered by such Registration Statement, not more than one counsel chosen by the Holders holding a majority of the Registrable Securities being registered (“Special Counsel”) and the managing underwriter or underwriters, if any, copies of all such documents proposed to be filed, which documents shall be subject to the review of such

7

Holders, such Special Counsel and such underwriter or underwriters, and the Company shall not file any such Registration Statement or amendment thereto or any Prospectus or any supplement thereto (excluding such documents that, upon filing, will be incorporated or deemed to be incorporated by reference therein) to which the Holders holding a majority of the Registrable Securities covered by such Registration Statement or the managing underwriter or underwriters, if any, could reasonably conclude to be potentially misleading, omit a material fact or fail to comply with rules or common practice of the SEC or the securities industry; and the Company shall not be deemed to have used its reasonable best efforts to keep a Registration Statement effective during the applicable period if it voluntarily takes any action that would result in the Holders of such Registrable Securities not being able to sell such Registrable Securities during that period, unless such action is required under applicable law or otherwise undertaken by the Company in good faith and for valid business reasons (not including avoidance of the Company’s obligations hereunder), including the acquisition or divestiture of assets;

(b) prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable periods specified in Section 3; cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented;

(c) notify the selling Holders and the managing underwriter or underwriters, if any, promptly, and (if requested by any such Person) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information or the receipt by the Company of any comment letter from the SEC with respect to a Registration Statement or related Prospectus, (iii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iv) if at any time the representations and warranties of the Company contained in any agreement contemplated by Section 5(m) (including any underwriting agreement) cease to be true and correct in any material respect, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (vi) of the occurrence of any event that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in a Registration Statement, Prospectus or any such document so that, in the case of the Registration Statement, it

8

shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, in the case of the Prospectus, it shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate;

(d) use every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment;

(e) if requested by the Holders holding a majority of the Registrable Securities being registered or the managing underwriter or underwriters, if any, (i) promptly incorporate in a Prospectus supplement or post-effective amendment such information as such Holders or the managing underwriter or underwriters, if any, reasonably conclude, based on the advice of their counsel, must be included therein as may be required by applicable law and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment; provided, however, that the Company shall not be required to take any actions under this Section 5(e) that are not, in the opinion of counsel for the Company, in compliance with applicable law;

(f) furnish to each selling Holder and each managing underwriter, if any, without charge, at least one conformed copy of the Registration Statement and any post-effective amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed incorporated therein by reference and all exhibits, unless requested in writing by such Holder or underwriter);

(g) deliver to each selling Holder and each managing underwriter, if any, without charge as many copies of the Prospectus or Prospectuses relating to such Registrable Securities (including each preliminary prospectus) and any amendment or supplement thereto as such Persons may reasonably request; and, subject to the last paragraph of this Section 5, the Company hereby consents to the use of such Prospectus or each amendment or supplement thereto by each of the selling Holders and the managing underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto;

(h) prior to any public offering of Registrable Securities, register or qualify or cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as any seller or underwriter reasonably requests in writing; use all reasonable efforts to keep such registration or qualification (or exemption therefrom) effective during the period the

9

applicable Registration Statement is required to be kept effective and do any and all other acts or things necessary or advisable to enable the disposition in each such jurisdiction of the Registrable Securities covered by the applicable Registration Statement; provided, however, that the Company shall not be required to (i) qualify to do business in any jurisdiction where it is not then so required to be qualified or (ii) take any action that would subject it to taxation or service of process in any such jurisdiction where it is not then so subject;

(i) cooperate with the selling Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, shall request at least two (2) Business Days prior to the closing of any sale of Registrable Securities to the underwriters;

(j) upon the occurrence of any event contemplated by Section 5(c)(vi) or 5(c)(vii), prepare a supplement or post-effective amendment to each Registration Statement or a supplement to the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(k) if requested by the Holders holding a majority of the Registrable Securities covered by such Registration Statement or the managing underwriter or underwriters, if any, use its reasonable best efforts to cause all Registrable Securities covered by such Registration Statement to be (i) listed on each securities exchange, if any, on which securities issued by the Company of the same class are then listed or, if no such securities issued by the Company are then so listed, on the New York Stock Exchange or another national securities exchange if the securities qualify to be so listed or (ii) authorized to be quoted on the NASDAQ or the National Market System of NASDAQ, if the securities qualify to be so quoted;

(l) if needed, engage an appropriate transfer agent and provide the transfer agent with printed certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and provide a CUSIP number for the Registrable Securities;

(m)  enter into such customary agreements (including, in the event of an Underwritten Offering, an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other commercially reasonable and customary actions in connection therewith (including those reasonably requested by the Holders holding a majority of the Registrable Securities being sold or, in the event of an Underwritten Offering, those reasonably requested by the managing underwriter or underwriters) in order to facilitate the disposition of such Registrable Securities and in such connection, and where an underwriting agreement is entered into in connection with

10

an underwritten registration, (i) make such representations and warranties to the underwriters with respect to the businesses of the Company and its Subsidiaries, the Registration Statement, Prospectus and documents incorporated by reference or deemed incorporated by reference therein, if any, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same if and when requested; (ii) in the case of an Underwritten Offering, obtain opinions of counsel to the Company and updates thereof, which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriter or underwriters, if any, and if such Registrable Securities are not being sold through an Underwritten Offering, then to the Holders of Registrable Securities requesting registration, addressed to each of the underwriters or the Holders of Registrable Securities, as applicable, covering the matters customarily covered in opinions requested in offerings and such other matters as may be reasonably requested by such underwriters or Holders, as applicable; (iii) in the case of an Underwritten Offering, use reasonable efforts to obtain “comfort” letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other certified public accountants of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data is, or is required to be, included in the Registration Statement), addressed to each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters in connection with underwritten offerings; and (iv) deliver such documents and certificates as may be reasonably requested by the managing underwriter or underwriters, if any, to evidence the continued validity of the representations and warranties of the Company and its Subsidiaries made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement entered into by the Company. The foregoing actions shall be taken in connection with each closing under such underwriting agreement as and to the extent required thereunder;

(n) upon three (3) Business Days’ notice, make available for reasonable inspection during normal business hours by a representative of the Holders holding Registrable Securities being sold, any underwriter participating in any disposition of Registrable Securities, and any attorney or accountant retained by such selling Holders or underwriter, all financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries, and cause the officers, directors and employees of the Company and its Subsidiaries to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement; provided, however, that any records, information or documents that are designated by the Company in writing as confidential at the time of delivery of such records, information or documents shall be kept confidential by such Persons unless (i) such records, information or documents are in the public domain or otherwise publicly available, (ii) disclosure of such records, information or documents is required by any Governmental Authority or Governmental Order or is necessary to respond to inquiries of any Governmental Authority, or (iii) disclosure of such records, information or documents, in the reasonable opinion of counsel to such Person, is otherwise required by law (including, without limitation, pursuant to the requirements of the Securities Act);

11

(o) comply with all applicable rules and regulations of the SEC and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than 45 calendar days after the end of any 12 month period (or 90 calendar days after the end of any 12-month period if such period is a fiscal year), subject to any applicable extension pursuant to Rule 12b-25 of the Exchange Act, (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts underwritten offering, or (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Company, after the effective date of a Registration Statement, which statement shall cover such 12-month period; and

(p) In connection with any Underwritten Offering, cause appropriate members of management to be available for meetings with prospective purchasers of Registrable Securities and prepare and present to potential investors customary “road show” material, in each case in accordance with the recommendations of the underwriters and in all respects in a manner consistent with other new issuances of securities in an offering of a similar size to such offering of Registrable Securities.

The Company may require each selling Holder of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing, and the Company may exclude from such registration the Registrable Securities of any Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. The Company may require each selling Holder of Registrable Securities (i) to agree to sell such Registrable Securities on the basis reasonably provided in any underwriting agreements entered into in connection with such offering pursuant to Section 5(m) and (ii) to complete and execute all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents required under the terms of such underwriting agreements.

Each Holder shall be deemed to have agreed by virtue of its acquisition of Registrable Securities that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 3(d) or 5(c) (other than 5(c)(i)) (a “Suspension Notice”), such Holder shall forthwith discontinue (“Black-Out”) disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(j), or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and such Holder has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus. Except as expressly provided herein, there shall be no limitation with regard to the number of Suspension Notices that the Company is entitled to give hereunder; provided, however, that in no event shall the aggregate number of days the Holders are subject to Black-Out during any period of 12 consecutive months exceed 90 days.

12

6.  Expenses.

All fees and expenses incident to the performance of or compliance with this Agreement by the Company shall be borne by the Company whether or not any of the Registration Statements become effective. Such fees and expenses shall include, without limitation, (i) all registration and filing fees (including fees and expenses for compliance with securities or “blue sky” laws), (ii) printing expenses (including expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing a reasonable number of Prospectuses if the printing of such Prospectuses is requested by the Holders holding a majority of the Registrable Securities included in any Registration Statement), (iii) messenger, telephone and delivery expenses incurred by the Company, (iv) fees and disbursements of counsel for the Company incurred by the Company, (v) fees and disbursements of all independent certified public accountants referred to in Section 5(m)(iii) (including the expenses of any special audit and “comfort” letter required by or incident to such performance) incurred by the Company, (vi) Securities Act liability insurance, if any, (vii) fees and expenses of Special Counsel retained by the Holders in connection with the registration and sale of their Registrable Securities not in excess of $50,000 per single registration, and (viii) fees and expenses of the Company and the underwriters relating to “road show” investor presentations. In addition, the Company shall pay internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange on which securities of the same class issued by the Company are then listed and the fees and expenses of any Person, including special experts, retained by the Company. In no event, however, shall the Company be responsible for any underwriting discount or selling commission with respect to any sale of Registrable Securities pursuant to this Agreement, and the Holders shall be responsible on a pro rata basis for any taxes of any kind (including transfer taxes) with respect to any disposition, sale or transfer of Registrable Securities and for any legal, accounting and other expenses incurred by them in connection with any Registration Statement.

7.  Indemnification and Contribution.

(a) Indemnification by the Company. The Company shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each Holder holding Registrable Securities registered pursuant to this Agreement, the officers, directors and agents and employees of each of them, each Person who controls such a Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of any such controlling Person, from and against all losses, claims, damages, liabilities, costs (including the costs of investigation and attorneys’ fees) and expenses, in each case joint or several (collectively, “Losses”), as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or form of Prospectus or in any amendment or supplement thereto or in any preliminary prospectus or in any “free writing prospectus,” as such term is defined in Rule 405 under the Securities Act, utilized in connection with any related offering, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except

13

insofar and to the extent as the same are based upon information furnished in writing to the Company by such Holder for use therein.

(b) Indemnification by Holders. In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any Registration Statement, Prospectus or preliminary prospectus and shall severally and not jointly indemnify, to the fullest extent permitted by law, the Company, its directors and officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, from and against all Losses arising out of or based upon any untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary prospectus, or in any “free writing prospectus,” as such term is defined in Rule 405 under the Securities Act, utilized in connection with any related offering, or arising out of or based upon any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Holder to the Company for use in such Registration Statement, Prospectus or preliminary prospectus or in any “free writing prospectus” and was relied upon by the Company in the preparation of such Registration Statement, Prospectus or preliminary prospectus. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds (net of payment of all expenses) received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any Person shall become entitled to indemnification hereunder (an “Indemnified Party”), it shall give prompt notice to the party from which such indemnification is sought (the “Indemnifying Party”) of any claim or of the commencement of any action or proceeding with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that such Indemnifying Party has been prejudiced materially by such failure. All reasonable fees and expenses (including any reasonable fees and expenses incurred in connection with investigating or preparing to defend such action or proceeding) shall be paid to the Indemnified Party (provided appropriate documentation for such expenses is also submitted with such notice), as incurred, within five (5) calendar days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder). The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement or otherwise seek to terminate any action or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could be sought by such Indemnified Party under this Section 7, unless such judgment, settlement or other termination includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the Indemnified Parties shall be selected by the Holder or Holders which are the Indemnified Party and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the Indemnified

14

Parties shall be selected by the Company. Notwithstanding the foregoing sentence, in case any such action is brought against any Indemnified Party, and such Indemnified Party notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent it may wish and if the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party pursuant to Section 7(a) or 7(b), as applicable, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. Notwithstanding the election of the Indemnifying Party to assume the defense of such litigation or proceeding, such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses at least quarterly (provided that with respect to any single litigation or proceeding or with respect to several litigations or proceedings involving substantially similar legal claims, such Indemnifying Party shall not be required to bear the fees, costs and expenses of more than one such counsel) if (i) in the reasonable judgment of such Indemnified Party the use of counsel chosen by such Indemnifying Party to represent such Indemnified Party would present such counsel with a conflict of interest, (ii) the defendants in, or targets of, any such litigation or proceeding include both an Indemnifying Party and an Indemnified Party, and such Indemnified Party shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Parties which are different from or additional to those available to such Indemnifying Party (in which case such Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), (iii) such Indemnifying Party shall not have employed counsel satisfactory to such Indemnifying Party, in the exercise of such Indemnified Party’s reasonable judgment, to represent such Indemnified Party within a reasonable time after notice of the institution of such litigation or proceeding or (iv) any Indemnifying Party shall authorize in writing such Indemnified Party to employ separate counsel at the expense of such Indemnifying Party.

(d) Contribution. If the indemnification provided for in this Section 7 is unavailable to an Indemnified Party under Section 7(a) or 7(b) in respect of any Losses or is insufficient to hold such Indemnified Party harmless, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall, severally but not jointly, contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party or Indemnifying Parties, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party or Indemnifying Parties, on the one hand, and such Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or related to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any action or proceeding.

15

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7(d), an Indemnifying Party that is a selling Holder shall not be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities sold by such Indemnifying Party and distributed to the public were offered to the public exceeds the amount of any damages that such Indemnifying Party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

The indemnity, contribution and expense reimbursement obligations of the Company hereunder shall be in addition to any liability the Company may otherwise have hereunder or otherwise. The provisions of this Section 7 shall survive the sale of the Registrable Securities pursuant to a Registration Statement, notwithstanding any permitted transfer of the Registrable Securities by any Holder thereof or any termination of this Agreement.

8.  Selection of Managing Underwriters. If any of the Registrable Securities included in any Demand Registration are to be sold in an Underwritten Offering, the Holders holding a majority of the Registrable Securities included in the Demand Notice may select an investment banker or investment bankers and a manager or managers to manage the Underwritten Offering; provided that such investment banker or bankers are reasonably acceptable to the Company. If any Piggyback Registration is an Underwritten Offering, the Company shall have the exclusive right to select an investment banker or investment bankers and a manager or managers to administer the offering. The Company agrees that, in connection with any Underwritten Offering hereunder, it shall undertake to offer customary indemnification to the participating underwriters.

9.  Limitations on Registration of Other Securities; Representation. From and after the date hereof, the Company shall not, without the prior written consent of the Holders of 75% of the Registrable Securities on an as-converted basis, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to have any registration rights the terms of which, when taken as a whole, are as favorable as or more favorable than the registration rights granted to the Holders hereunder unless the Company shall also give such rights to the Holders hereunder.

10.  No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities that is inconsistent with or adversely affects, in any material respects, the rights granted to the Holders in this Agreement.

11.  Miscellaneous.

(a) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance

16

with the terms hereof and that the parties and the Holders shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

(b) Amendments and Waivers. This Agreement may be amended or modified only if such amendment or modification is in wring and signed by the Company and the Holders of 75% of the Registrable Securities on an as-converted basis. Any waiver of any provisions hereof shall be valid if set forth in an instrument in writing signed by the waiving party or parties to be bound thereby. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce any provision hereof in accordance with its terms.

(c) Notices. All notices, requests, consents and other communications hereunder to any party hereto shall be deemed to be sufficient if contained in a written instrument delivered in person, by telecopy, by overnight courier or by first class registered or certified mail (return receipt requested, postage prepaid) to such party at the address set forth below (or at such other address or to the attention of such other Person as shall be specified by such party in a notice given in accordance with this Section 11(c)) and to any Holder at such address as indicated by the Company’s records (or at such address or to the attention of such other Person as shall be specified by such Holder in a notice given in accordance with this Section 11(c)):

If to NBCU:

NBC Universal, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attention: General Counsel
Tel: 212-664-7024
Fax: 212-664-4733

With a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: John A. Marzulli, Jr.
Tel: 212-848-8590
Fax: 646-848-8590

If to CIG:

CIG Media LLC
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Attention: Matthew B. Hinerfeld
Tel: 312-395-3167
Fax: 312-267-7628

17

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Robert Schwenkel
Steven Steinman
Tel: 212-859-8000
Fax: 212-859-4000

with a copy to:

Wilmer Hale
1875 Pennslyvania Avenue, N.W.
Washington, D.C. 20006
Attention: Lynn Charytan
Samir Jain
Jack Goodman
Tel: 202-663-6000
Fax: 202-663-6363

If to the Company:

ION Media Networks, Inc.
601 Clearwater Park Road
West Palm Beach, FL 33401-6233
Attention: General Counsel
Tel: 561-659-4122
Fax: 561-655-9424

With a copy to:

Holland & Knight LLP
222 Lakeview Avenue, Suite 1000
West Palm Beach, Florida 33401
Attention: David L. Perry
Tel: 561-650-8314
Fax: 561-650-8399

and

Dow, Lohnes & Albertson, PLLC
1200 New Hampshire Avenue, N.W., Suite 800
Washington, DC 20036
Attention: John R. Feore, Jr.
Tel: 202-776-2000
Fax: 202-776-2222

18

All such notices, requests, consents and other communications shall be deemed to have been given hereunder when received.

(d) Merger or Consolidation of the Company. If the Company is a party to any merger or consolidation pursuant to which the Convertible Securities or Registrable Securities are converted into, or exchanged or exercised for, securities or the right to receive securities of any other Person (“Conversion Securities”), the issuer of such Conversion Securities shall assume (in a writing delivered to all Holders) all obligations of the Company hereunder. The Company shall not effect any merger or consolidation described in the immediately preceding sentence unless the issuer of the Conversion Securities complies with this Section 11(d).

(e) Successors and Assigns; Third Party Beneficiaries. Subject to the terms and conditions of the Stockholders’ Agreement and this Agreement, any transferee of all or a portion of the Convertible Securities or Registrable Securities owned from time to time by the Investors shall become a Holder hereunder to the extent it (i) agrees in writing to be bound by all of the provisions applicable hereunder to the transferring Holder (such acknowledgment being evidenced by execution of a Counterpart and Acknowledgement in the form of Exhibit A) and (ii) owns of record not less than 10,000 shares of Registrable Securities on an as-converted basis. This Agreement shall inure solely to the benefit of and be solely enforceable by the Company, the Investors and the Holders and their respective successors and permitted assignees.

(f) Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(g) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

(h) Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transaction. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the

19

other hereto have been induced to enter into this Agreement and the Transaction, as applicable, by, among other things, the mutual waivers and certifications in this Section 11(h).

(i) Severability. Whenever possible, each term and provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any term or provision hereof is invalid, illegal or incapable of being enforced by law or public policy, all other terms and provisions hereof shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(j) Entire Agreement. This Agreement, the other Transaction Agreements and the other writings referred to herein or therein or delivered pursuant hereto or thereto which form a part hereof or thereof contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof or thereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof or thereof.

(k) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature appears on next page]

20

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ION MEDIA NETWORKS, INC.

By: /s/ Richard Garcia
Name: Richard Garcia
Title: Chief Financial Officer

NBC UNIVERSAL, INC.

By: /s/ Lynn A. Calpeter
Name: Lynn A. Calpeter
Title: Executive Vice President and Chief Financial Officer

CIG MEDIA LLC
By:	Citadel Limited Partnership, its Portfolio Manager
By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Matthew Hinerfeld
Name: Matthew Hinerfeld
Title: Managing Director and Deputee General Counsel

21

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT
COUNTERPART AND ACKNOWLEDGMENT

TO:	The Company

RE:	The Registration Rights Agreement (the “Agreement”) dated as of May 4, 2007, by and among the Company, NBC Universal, Inc. and CIG Media LLC

The undersigned hereby agrees to be bound by the terms of the Agreement as a party to the Agreement, and shall be entitled to all benefits of the Holders (as defined in the Agreement) and shall be subject to all obligations and restrictions of the Holders pursuant to the Agreement, as fully and effectively as though the undersigned had executed a counterpart of the Agreement together with the other parties to the Agreement. The undersigned hereby acknowledges having received and reviewed a copy of the Agreement.

By:
Name:
Title :

Date:

Number of Shares of Registrable Securities: ________________

Address for Notices:

with copies to:

EXHIBIT F to the Master Transaction Agreement

Series A-1 Convertible Preferred Certificate of Designation

Exhibit F
to the Master Transaction Agreement

Series A-1 Convertible Preferred Certificate of Designation

CERTIFICATE OF DESIGNATION OF THE POWERS,

PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL AND OTHER SPECIAL RIGHTS OF

12% SERIES A-1 MANDATORILY CONVERTIBLE PREFERRED STOCK

AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

ION Media Networks, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as amended (hereinafter referred to as the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, on May 3, 2007, duly approved and adopted the following resolution:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 12% Series A-1 Mandatorily Convertible Preferred Stock, par value $.001 per share, with a liquidation preference of $10,000 per share, consisting of 8,500 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this resolution as follows:

(a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “12% Series A-1 Mandatorily Convertible Preferred Stock.” The number of shares constituting such series shall be 8,500 and are referred to as the “Series A-1 Convertible Preferred.” The liquidation preference of the Series A-1 Convertible Preferred shall be $10,000.00 per share (the “Liquidation Preference”).

(b) Rank. The Series A-1 Convertible Preferred shall, with respect to dividends and distributions upon liquidation, winding up or dissolution of the Corporation, rank (i) senior to the Junior Preferred Stock, to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series A-1 Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Securities”); (ii) on a parity with Pari Passu Preferred Stock and with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or

1

series will rank on a parity with the Series A-1 Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Parity Securities”), provided that any such Parity Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Series A-1 Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Senior Securities”), provided that any such Senior Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Senior Securities.

(c) Dividends.

(i) Beginning on the Issue Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series A-1 Convertible Preferred at the higher of (x) a rate per annum equal to 12% of the Issue Price and (y) the aggregate cash dividends per share paid on the Class D Common Stock from (A) the later of the Issue Date or the date of the last payment of a cash dividend on the Class D Common Stock to (B) the date of such determination, multiplied by the number of shares of Class D Common Stock into which each share of Series A-1 Convertible Preferred is convertible. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears, from the Issue Date, but shall be payable only at such time or times as may be fixed by the Board of Directors or as otherwise provided herein and shall not compound. Dividends shall be payable to those Holders who are Holders on such dates as the Board of Directors may determine with respect to such dividends. Dividends shall cease to accrue and accumulate in respect of shares of the Series A-1 Convertible Preferred on the date of conversion of such shares or the date of the redemption of such shares unless the Corporation shall have failed to pay or make available for payment the relevant redemption price on the date fixed for redemption.

(ii) All dividends paid with respect to shares of the Series A-1 Convertible Preferred pursuant to paragraph (c)(i) shall be paid in cash pro rata to the Holders entitled thereto.

(d) Liquidation.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each Holder shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders and before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, the Common Stock of the Corporation, an amount in cash equal to the greater of (A) the Liquidation Preference for each outstanding share of Series A-1 Convertible Preferred, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for such liquidation, dissolution or winding up, and (B) the amount per share which would

2

have been payable upon such liquidation, dissolution or winding up to the holders of shares of Class A Common Stock or such other class or series of stock into which the Series A-1 Convertible Preferred is then convertible (assuming the conversion of each share of then convertible Series A-1 Convertible Preferred and without deduction for the Liquidation Preference otherwise payable pursuant to clause (A) hereof), multiplied by the number of shares of Class A Common Stock into which such shares of Series A-1 Convertible Preferred are then convertible. Except as provided in the preceding sentence, Holders of Series A-1 Convertible Preferred shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders and to any holders of all other Parity Securities, then such assets shall be distributed among the Holders and any holders of such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series A-1 Convertible Preferred and any such shares of other Parity Securities if all amounts payable thereon were paid in full.

(ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

(e) Redemption.

(i) Mandatory Redemption. The Corporation shall redeem, in the manner provided for in paragraph (e)(ii) hereof, and out of funds legally available therefor all of the outstanding shares of Series A-1 Convertible Preferred for cash on August 31, 2013 (the “Redemption Date”), at a price per share equal to the Redemption Price.

(ii) Procedures for Redemption. (A) At least 90 days prior to the Redemption Date, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A-1 Convertible Preferred as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

(1) the Redemption Price;

(2) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of Series A-1 Convertible Preferred; and

3

(3) that dividends on the shares of the Series A-1 Convertible Preferred shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

(B) Each Holder shall surrender the certificate or certificates representing all shares of Series A-1 Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place or places designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

(C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the Redemption Price, dividends on the Series A-1 Convertible Preferred shall cease to accumulate on the Redemption Date, and all rights of the Holders shall terminate with respect to the Series A-1 Convertible Preferred on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if the Redemption Notice shall have been given and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders, then, at the close of business on the day on which such funds are segregated and set aside, the Holders shall cease to be stockholders of the Corporation and shall be entitled only to receive the Redemption Price.

(f) Voting Rights. Holders shall have no voting rights, except as required by the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designation.

(i) (A) So long as any shares of the Series A-1 Convertible Preferred are outstanding, the Corporation may not issue any additional shares of Series A-1 Convertible Preferred or any new class of Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock Parity Securities or Senior Securities) without the approval of Holders holding at least a majority of the then outstanding shares of Series A-1 Convertible Preferred, voting or consenting, as the case may be, together as one class given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that the Corporation may, without the approval of such Holders issue additional shares of Parity Securities or Senior Securities (including shares issued in payment of dividends thereon in accordance with their respective certificates of designation) and which Senior Securities or Parity Securities do not require the Corporation to pay dividends thereon on a current basis in cash, or require cash dividends to be paid at a rate not in excess of three percentage points greater than the dividend rate borne by any series of Senior Securities and which do not prohibit the payment of dividends other than in cash on the Series A-1 Convertible Preferred or prohibit the redemption by the Corporation of the Series A-1 Convertible Preferred pursuant to paragraph (e)(i) above, in an amount sufficient to Refinance any series of Senior Securities, in whole or in part, with such shares being

4

issued no sooner than the date the Corporation Refinances such series of Senior Securities.

(B) So long as any shares of the Series A-1 Convertible Preferred are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect materially and adversely the rights, preferences or privileges of Holders without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series A-1 Convertible Preferred, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

(C) Except as set forth in paragraph (f)(i)(A) above, the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities or the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders and shall not be deemed to affect adversely the rights, preferences or privileges of such Holders.

(ii) Without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series A-1 Convertible Preferred, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Corporation’s assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to, another Person (other than a Wholly-Owned Subsidiary with, into or to another Wholly-Owned Subsidiary) or adopt a plan of liquidation unless (A) either (I) the Corporation is the surviving or continuing Person or (II) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or, in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred shall be organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Series A-1 Convertible Preferred shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person with the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A-1 Convertible Preferred had immediately prior to such transaction; (C) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or shall have occurred after the Issue Date and be continuing; and (D) the Corporation has delivered to the transfer agent for the Series A-1 Convertible Preferred prior to the consummation of the proposed transaction an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the

5

Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

(iii) (A) If the Corporation fails to discharge any redemption or conversion obligation with respect to the Series A-1 Convertible Preferred (such failure being a “Voting Rights Triggering Event”), then, subject to paragraph (f)(iii)(E) below, Holders of at least a majority of the then outstanding shares of Series A-1 Convertible Preferred, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors, at a meeting called for such purpose following the occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders expire (other than as described in (f)(iii)(B) below), and the number of directors constituting the Board of Directors shall be increased by the number of directors so elected by the Holders. The voting rights provided herein shall be the exclusive remedy at law or in equity of the Holders for any Voting Rights Triggering Event.

(B) The right of the Holders voting together as a separate class to elect members of the Board of Directors as set forth in paragraph (f)(iii)(A) above shall continue until such time as in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured or waived by Holders of at least a majority of the then outstanding shares of Series A-1 Convertible Preferred that are entitled to vote thereon, at which time (I) the special right of the Holders so to vote as a class for the election of directors and (II) the term of office of the directors elected by the Holders shall each terminate and such persons shall cease to be members of the Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to paragraph (f)(iii) hereof, or if vacancies shall exist in the offices of directors elected by such Holders, a proper officer of the Corporation may, and upon the written request of Holders of at least 25% of the then outstanding shares of Series A-1 Convertible Preferred addressed to the secretary of the Corporation shall, call a special meeting of the Holders, for the purpose of electing the directors which the Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within 20 days after personal service of said written request upon the secretary of the Corporation, or within 20 days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then Holders of at least 25% of the then outstanding shares of Series A-1 Convertible Preferred may designate in writing one of their number to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by the Holder so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Series A-1 Convertible Preferred so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

(C) At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of Holders of at least a majority of the then

6

outstanding shares of Series A-1 Convertible Preferred shall be required to constitute a quorum of such Series A-1 Convertible Preferred.

(D) Any vacancy occurring in the office of a director elected by the Holders may be filled by the remaining director (if any) elected by the Holders unless and until such vacancy shall be filled by the Holders.

(E) The provisions of this paragraph (f)(iii) shall apply only to those Holders, if any, that would be permitted to vote in the election of directors of the Corporation pursuant to applicable laws and regulations of the FCC, with such Holders together being treated as the class of Holders entitled to exercise such rights. The determination as to whether any Holder would not be permitted to exercise such voting rights shall be made jointly by any such Holder(s) and the Corporation.

(iv) In any case in which the Holders shall be entitled to vote pursuant to this paragraph (f) or pursuant to the General Corporation Law of the State of Delaware, each Holder entitled to vote with respect to such matter shall be entitled to one vote for each then outstanding share of Series A-1 Convertible Preferred so held.

(g) Conversion.

(i) Optional Conversion. Each share of the Series A-1 Convertible Preferred is convertible at the option of the Holder thereof, at any time and from time to time, into (A) a number of shares of Class D Common Stock equal to the Issue Price of the shares of Series A-1 Convertible Preferred surrendered for conversion plus accrued and unpaid dividends thereon, divided by (B) the Conversion Price then in effect, except that if shares of Series A-1 Convertible Preferred are called for redemption the conversion right will terminate at the close of business on the Redemption Date. No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will pay a cash adjustment based upon the Common Stock Value as of the close of business on the first Business Day preceding the date of conversion. The Series A-1 Convertible Preferred shall be converted by the holder thereof by surrendering the certificate or certificates representing the shares of Series A-1 Convertible Preferred to be converted, appropriately completed, to the transfer agent for the Common Stock. The transfer agent shall issue one or more certificates representing the Class D Common Stock in the name or names requested by such Holder. The transfer agent will deliver to such Holder a new certificate representing the shares of Series A-1 Convertible Preferred in excess of those being surrendered for conversion. The conversion rights stated herein are subject to compliance by the Holder with all applicable laws and regulations.

(ii) Mandatory Conversion. At any time following the first anniversary of the Issue Date, upon the occurrence of a Mandatory Conversion Event, including a Mandatory Conversion Event that occurs after the Redemption Date to the extent any share of Series A-1 Convertible Preferred remains outstanding after the Redemption Date, unless previously converted at the option of Holders in accordance with the provisions hereof, each outstanding share of Series A-1 Convertible Preferred

7

shall, without notice to Holders, convert automatically (the “Mandatory Conversion”) into (A) a number of shares of Class D Common Stock equal to the Issue Price of the shares of Series A-1 Convertible Preferred so converted plus accrued and unpaid dividends thereon, divided by the (B) Conversion Price then in effect. No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will pay a cash adjustment based upon the Common Stock Value as of the close of business on the first Business Day preceding the date of the occurrence of such Mandatory Conversion Event. Promptly following a Mandatory Conversion Event, written notice (the “Mandatory Conversion Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice or any deficiency therein shall affect the validity of the procedures for the Mandatory Conversion as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was effected. Each Holder shall surrender the certificate or certificates representing all shares of Series A-1 Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation) and the Corporation shall issue to such Holder that number of shares of Class D Common Stock to which such Holder is entitled, as calculated in accordance with this paragraph.

(iii) (A) In case the Corporation shall (I) pay a dividend or distribution in shares of Class D Common Stock on its shares of Class D Common Stock, (II) subdivide its outstanding shares of Class D Common Stock into a greater number of shares, (III) combine its outstanding shares of Class D Common Stock into a smaller number of shares, or (IV) issue, by reclassification of its shares of Class D Common Stock, any shares of its Capital Stock (each such transaction being called a “Stock Transaction”), then and in each such case, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of a share of Series A-1 Convertible Preferred surrendered for conversion after the record date fixing stockholders to be affected by such Stock Transaction shall be entitled to receive upon conversion the number of shares of Class D Common Stock which such Holder would have been entitled to receive after the happening of such event had such share of Series A-1 Convertible Preferred been converted immediately prior to such record date. Such adjustment shall be made whenever any Stock Transaction occurs, but shall also be effective retroactively as to shares of Series A-1 Convertible Preferred converted between such record date and the date of the happening of any such Stock Transaction.

(B) If the Corporation shall, at any time or from time to time while any shares of Series A-1 Convertible Preferred are outstanding, issue or sell any right or warrant to purchase, acquire or subscribe for shares of Class D Common Stock (including a right or warrant with respect to any security convertible into or exchangeable for shares of Class D Common Stock) generally to holders of its Common Stock (including by way of a reclassification of shares or a recapitalization of the Corporation), for a consideration on the date of such issuance or sale less than the Common Stock Value of the shares of Class D Common Stock underlying such rights or warrants on the date of such issuance or sale, then and in each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (I) the

8

Common Stock Value per share of Class D Common Stock on the first Business Day after the date of the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the number of shares of Class D Common Stock outstanding immediately prior to such issuance or sale plus (II) the aggregate Fair Market Value of the consideration to be received by the Corporation in connection with the issuance or sale of the rights or warrants plus the aggregate consideration to be received in respect of the purchase of the shares of Class D Common Stock underlying such rights or warrants, and the denominator of which shall be the Common Stock Value per share of Class D Common Stock on the Business Day immediately preceding the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the aggregate number of shares of Class D Common Stock (I) outstanding immediately prior to such issuance or sale plus (II) underlying such rights or warrants at the time of such issuance or sale. For the purposes of the preceding sentence, the aggregate consideration receivable by the Corporation in connection with the issuance or sale of any such right or warrant shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such rights or warrants. No adjustment to the Conversion Price pursuant to this paragraph (B) shall be made if, in conjunction with any such issuance or sale by the Corporation generally to holders of its Common Stock, the Corporation issues or offers to sell to the Holders such rights or warrants on the same basis as the Holders would have received had their shares of Series A-1 Convertible Preferred been converted into shares of Class D Common Stock immediately prior to the such issuance or sale. Upon the expiration or termination of any such rights or warrants without the exercise of such rights or warrants, the Conversion Price then in effect shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such rights or warrants, to the extent outstanding immediately prior to such expiration or termination, never been issued, although such adjustment shall not effect previously converted shares.

(C) In the event the Corporation shall at any time or from time to time while any shares of Series A-1 Convertible Preferred are outstanding declare, order, pay or make a dividend or other distribution generally to holders of its Common Stock in stock or other securities or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries or evidences of Indebtedness of the Corporation or any other person or pay any Extraordinary Cash Dividend (other than any dividend or distribution on the Class D Common Stock (I) referred to in paragraphs (A) or (B) above or (II) if in conjunction therewith the Corporation declares and pays or makes a dividend or distribution on each share of Series A-1 Convertible Preferred which is the same as the dividend or distribution that would have been made or paid with respect to such share of Series A-1 Convertible Preferred had such share been converted into shares of Class D Common Stock immediately prior to the record date for any such dividend or distribution on the Class D Common Stock), then, and in each such case, an appropriate adjustment to the Conversion Price shall be made so that the Holder of each share of Series A-1 Convertible Preferred shall be entitled to receive, upon the conversion thereof, the number of shares of Class D Common Stock determined by multiplying (x) the number of shares of Class D Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled

9

to receive such dividend or distribution by (y) a fraction, the numerator of which shall be the Common Stock Value per share of Class D Common Stock as of such record date, and the denominator of which shall be such Common Stock Value per share of Class D Common Stock less the Fair Market Value per share of Class D Common Stock of such dividend or distribution (as determined in good faith by the Board of Directors, as evidenced by a Board Resolution mailed to each holder of Series A-1 Convertible Preferred). An adjustment made pursuant to this paragraph (C) shall be made upon the opening of business on the next Business Day following the date on which any such dividend or distribution is made and shall be effective retroactively to the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution.

(D) In the event the Company shall, at any time or from time to time while any shares of Series A-1 Convertible Preferred are outstanding, repurchase (a “Repurchase”) any portion of the Class D Common Stock from holders generally at a premium over the Common Stock Value thereof on the next trading day immediately preceding the consummation of such Repurchase, then and in the case of each Repurchase the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying such Conversion Price by the fraction the numerator of which is (I) the product of (x) the number of shares of Class D Common Stock outstanding immediately before such Repurchase multiplied by (y) the Common Stock Value per share of Class D Common Stock on the next trading day immediately following the consummation of such Repurchase minus (II) the aggregate purchase price of the Repurchase and the denominator of which shall be the product of (x) the number of shares of Class D Common Stock outstanding immediately before such Repurchase minus the number of shares of Class D Common Stock Repurchased by the Company multiplied by (y) the Common Stock Value per share of Class D Common Stock on the next trading day immediately following the consummation of such Repurchase. Such adjustment shall be made whenever any such Repurchase occurs, but shall also be effective retroactively as to shares of Series A-1 Convertible Preferred converted between such record date and the date of the happening of any such Repurchase.

(iv) No adjustment in the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

(v) In the event of any capital reorganization (other than a capital reorganization covered by paragraph (ii)(C) above) or reclassification of outstanding shares of Common Stock of the Corporation (other than a reclassification covered by paragraph (ii)(A) above), or in case of any merger, consolidation or other corporate combination of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a “Transaction”), each share of Series A-1 Convertible Preferred shall continue to remain outstanding if the Corporation is the Surviving Person (as defined below) of such Transaction, and shall be subject to all the provisions hereof, as in effect prior to such Transaction, or if the

10

Corporation is not the Surviving Person, each share of Series A-1 Convertible Preferred shall be exchanged in such Transaction for a new series of convertible preferred stock of the Surviving Person, or in the case of a Surviving Person other than a corporation, comparable securities of such Surviving Person, in either case having economic terms as nearly equivalent as possible to, and with the same voting and other rights as, the Series A-1 Convertible Preferred, including entitling the holder thereof to receive, upon presentation of the certificate therefor to the Surviving Person subsequent to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Class D Common Stock into which one share of Series A-1 Convertible Preferred was convertible immediately prior to such Transaction. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph (v) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. If the holders of Class D Common Stock have the opportunity to elect the form of consideration to be received by them in such Transaction, then from and after the effective date of such Transaction, the Series A-1 Convertible Preferred shall be convertible into the consideration that a majority of the holders of the Class D Common Stock who made such election received in such Transaction.

Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, proper provision is made to ensure that the holders of shares of Series A-1 Convertible Preferred will be entitled to receive the benefits afforded by this paragraph (v).

For purposes of this paragraph (v), “Surviving Person” shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or substantially all of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Series A-1 Convertible Preferred or Common Stock of the Corporation is exchanged, converted or reclassified into the securities of any other Person or cash or any other property.

(vi) The conversion price shall initially equal $0.90 per share, and shall increase from and after the Issue Date at a rate equal to the dividend rate on the Series A-1 Convertible Preferred as set forth in paragraph (c)(i) (the “Conversion Price”). The Conversion Price shall be subject to adjustment as provided in this paragraph (g).

(vii) From and after an Initial Public Offering, the Corporation shall cause the shares of Class D Common Stock issuable upon conversion of the Series A-1 Convertible Preferred to be approved for listing on the principal securities exchange on which the Class D Common Stock may at the time be listed for trading, subject to official notification of issuance, prior to the date of issuance thereof. Notwithstanding anything in this Certificate of Designation to the contrary, no Holders shall be entitled to exercise the conversion rights set forth in this paragraph (g) until such time as any conditions for listing the Class D Common Stock issuable upon conversion of the Series A-1

11

Convertible Preferred on the principal securities exchange on which the Class D Common Stock may be listed for trading, if any and if applicable, have been satisfied.

(viii) Notwithstanding anything to the contrary contained in this paragraph (g), there shall be no adjustment to the Conversion Price in connection with any issuance of additional shares of Series A-1 Convertible Preferred or any other securities that are or may be or become issued or issuable in connection with the transactions contemplated by the Master Transaction Agreement.

(h) Reissuance of Series A-1 Convertible Preferred. Shares of Series A-1 Convertible Preferred that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares as Series A-1 Convertible Preferred must be in compliance with the terms hereof.

(i) Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

(j) Reports. If the Corporation is no longer required to file annual or quarterly reports with the Commission pursuant to the Exchange Act, the Corporation will provide to the Holders such annual and quarterly financial statements as the Corporation would have been required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act had it been so subject without cost to the Holders.

(k) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Board of Directors” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Board Resolution” means a copy of a resolution certified pursuant to an Officers’ Certificate to have been duly adopted by the Board of Directors and to be in full force and effect.

12

“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Certificate of Incorporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Class A Common Stock” means the Class A Common Stock, par value $.001 per share, of the Corporation.

“Class D Common Stock” means the Class D Non-Voting Common Stock, par value $.001 per share, of the Corporation.

“Commission” means the Securities and Exchange Commission.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Common Stock Value” on any date means, with respect to the Class A Common Stock or the Class D Common Stock, the last sale price for the Class A Common Stock or the Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or the Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or the Class D Common Stock is listed or admitted to trading or, if neither the Class A Common Stock nor the Class D Common Stock is listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if neither the Class A Common Stock nor the Class D Common Stock is quoted by any such organization, the average of the closing bid and asked

13

prices as furnished by a professional market maker making a market in the Class A Common Stock or the Class D Common Stock selected by the Board of Directors or, in the event that no trading price is available for the Class A Common Stock or the Class D Common Stock, the fair market value of the Class A Common Stock, as determined in good faith by the Board of Directors.

“Communications Act” means the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992) and all rules and regulations of the FCC, in each case as from time to time in effect.

“Consolidated EBITDA” means, for any Person, for any period, an amount equal to (a) the sum of Consolidated Net Income for such period, plus, to the extent deducted from the revenues of such Person in determining Consolidated Net Income, (i) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing a loss in Consolidated Net Income above, plus (ii) Consolidated Interest Expense, net of interest income earned on cash or cash equivalents for such period (including, for this purpose, dividends on preferred stock only to the extent that such dividends were deducted in determining Consolidated Net Income), plus (iii) depreciation for such period on a consolidated basis, plus (iv) amortization of intangibles and broadcast program licenses for such period on a consolidated basis, minus (b) scheduled payments relating to broadcast program license liabilities, except that with respect to the Corporation each of the foregoing items shall be determined on a consolidated basis with respect to the Corporation and its Subsidiaries only; provided, however, that, for purposes of calculating Consolidated EBITDA during any fiscal quarter, cash income from a particular Investment of such Person shall be included only if cash income has been received by such Person as a result of the operation of the business in which such Investment has been made in the ordinary course without giving effect to any extraordinary, unusual and non-recurring gains.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, and all

14

time brokerage fees relating to financing of television stations which the Corporation has an agreement or option to acquire.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the net income of any Person (the “other Person”) in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or to the Subsidiary, (b) the net income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) (i) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an asset sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary, unusual and non-recurring gains and losses shall be excluded, (e) losses associated with discontinued and terminated operations in an amount not to exceed $1,000,000 per annum shall be excluded and (f) all non-cash items (including, without limitation, cumulative effects of changes in GAAP and equity entitlements granted to employees of the Corporation and its Subsidiaries) increasing and decreasing Consolidated Net Income and not otherwise included in the definition of Consolidated EBITDA shall be excluded.

“Conversion Price” has the meaning ascribed to it in paragraph (g)(vi) hereof.

“Corporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Designated Investment Bank” means an investment bank selected by the Purchasing Party from a list of three internationally recognized investment banks provided to the Purchasing Party by the Company pursuant to Section 2.07 of the Master Transaction Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraordinary Cash Dividend” means cash dividends with respect to the Class A Common Stock the aggregate amount of which in any fiscal year exceeds 10% of Consolidated EBITDA of the Corporation and its subsidiaries for the fiscal year immediately preceding the payment of such dividend.

15

“Fair Market Value” of any consideration other than cash or of any securities shall mean the amount which a willing buyer would pay to a willing seller in an arm’s-length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof.

“FCC” means the Federal Communications Commission and any successor governmental entity performing functions similar to those performed by the Federal Communications Commission on the Issue Date.

“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

“Holder” means a holder of then outstanding shares of Series A-1 Convertible Preferred as reflected in the stock books of the Corporation.

“Initial Public Offering” means the initial underwritten sale of equity securities of the Corporation occurring after the Issue Date pursuant to an effective registration statement under the Securities Act.

“Issue Date” means the date of the issuance of Series A-1 Convertible Preferred.

“Issue Price” means $10,000 per share of Series A-1 Convertible Preferred.

“Junior Preferred Stock” means, collectively, (i) 14¼% Preferred, (ii) 9¾% Preferred, (iii) Series B Convertible Preferred, (iv) Series C Preferred Stock, (v) Series C Convertible Preferred, (vi) Series D Convertible Preferred, (vii) Series E-1 Convertible Preferred, (viii) Series E-2 Convertible Preferred, and (ix) Series F Non-Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Junior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Liquidation Preference” has the meaning ascribed to it in paragraph (a) hereof.

“Mandatory Conversion” has the meaning ascribed to it in paragraph (g)(ii) hereof.

“Mandatory Conversion Event” means the earlier to occur of: (i) the date on which the last sale price for the Class A Common Stock or Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or Class D Common Stock is listed or admitted to trading, or, if neither Class A Common Stock nor Class D

16

Common Stock is listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use, for the Class A Common Stock or Class D Common Stock for fifteen (15) consecutive trading days is equal to or greater than the Mandatory Conversion Trigger Price as then in effect; and (ii) the issuance by the Corporation of Common Stock at an issue price per share not less than the Mandatory Conversion Trigger Price as then in effect for aggregate gross proceeds (before deduction of underwriting commissions and other expenses of sale) of not less than $75,000,000, provided that if such issuance is made to a Purchasing Party, the Designated Investment Bank shall have provided an opinion in customary form to the Company to the effect that the issue price per share of Common Stock is at or higher than the fair market value of a share of Common Stock.

“Mandatory Conversion Notice” has the meaning ascribed to it in paragraph (g)(ii) hereof.

“Mandatory Conversion Trigger Price” means (A) in the event the Mandatory Conversion Event occurs on or after the first anniversary but prior to the second anniversary of the Issue Date, 102% of the Conversion Price, (B) in the event the Mandatory Conversion Event occurs on or after the second anniversary but prior to the third anniversary of the Issue Date, 101% of the Conversion Price, or (C) in the event the Mandatory Conversion Event occurs on or after the third anniversary of the Issue Date, the Conversion Price.

“Master Transaction Agreement” means the Master Transaction Agreement dated as of May 3, 2007 among the Corporation, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc., and CIG Media LLC, as may be amended, modified or restated from time to time.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

“Officers’ Certificate” means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to

17

whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

“Opinion of Counsel” means an opinion of counsel that, in such counsel’s opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under “Officers’ Certificate”.

“Pari Passu Preferred Stock” means collectively, (i) Series A-2 Preferred Stock and (ii) Series A-3 Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Parity Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Person” means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Purchasing Party” means CIG Media LLC, NBC Universal, Inc. and their respective Affiliates.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Redemption Date” has the meaning ascribed to it in paragraph (e)(i) hereof.

“Redemption Notice” has the meaning ascribed to it in paragraph (e)(ii) hereof.

“Redemption Price” means the Issue Price plus (as applicable) all accrued and unpaid dividends through and including the date of redemption.

“Refinance” means, in respect of any security, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security in exchange or replacement for, or to amend the terms of, such security, in whole or in part, for any amount up to and including the greater of the redemption price of such security pursuant to the terms of such security or the face value of such security on the date of any such Refinancing, plus (without duplication) the amount of any accrued dividends on such security, the amount of any premium required to be paid under the terms of such security and the amount of reasonable expenses incurred by the Corporation in connection with such Refinancing. “Refinanced” and “Refinancing” has the correlative meaning.

“Repurchase” has the meaning ascribed to it in paragraph (g)(iii)(D) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

18

“Senior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Series A-1 Convertible Preferred” has the meaning ascribed to it in paragraph (a) hereof.

“Subsidiary”, with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Stock Transaction” has the meaning ascribed to it in paragraph (g)(iii) hereof.

“Surviving Person” has the meaning ascribed to it in paragraph (g)(v) hereof.

“Transaction” has the meaning ascribed to it in paragraph (g)(v) hereof.

“Voting Rights Triggering Event” has the meaning ascribed to it in paragraph (f)(iii)(A) hereof.

“Wholly-Owned Subsidiary” means any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Corporation.

19

IN WITNESS WHEREOF, said ION Media Networks, Inc. has caused this Certificate to be signed by its duly authorized officer this 4th day of May, 2007.

ION MEDIA NETWORKS, INC.

By:	/s/ Richard Garcia
Name: Richard Garcia
Title: Chief Financial Officer

Certificate of Designation

EXHIBIT G to the Master Transaction Agreement

Series A-2 Preferred Stock Certificate of Designation

Exhibit G

to the Master Transaction Agreement

Series A-2 Preferred Stock Certificate of Designation

CERTIFICATE OF DESIGNATION OF THE POWERS,

PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL AND OTHER SPECIAL RIGHTS OF

8% SERIES A-2 NON-CONVERTIBLE PREFERRED STOCK

AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

ION Media Networks, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as amended (hereinafter referred to as the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, on May 3, 2007, duly approved and adopted the following resolution:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 8% Series A-2 Non-Convertible Preferred Stock, par value $.001 per share, with a liquidation preference of $10,000 per share, consisting of 11,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this resolution as follows:

(a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “8% Series A-2 Non-Convertible Preferred Stock.” The number of shares constituting such series shall be 11,000 and are referred to as the “Series A-2 Non-Convertible Preferred.” The liquidation preference of the Series A-2 Non-Convertible Preferred shall be $10,000.00 per share (the “Liquidation Preference”).

(b) Rank. The Series A-2 Non-Convertible Preferred shall, with respect to dividends and distributions upon liquidation, winding up or dissolution of the Corporation, rank (i) senior to the Junior Preferred Stock and all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series A-2 Non-Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Securities”); (ii) on a parity with the Pari Passu Preferred Stock and with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series A-2 Non-Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Parity Securities”), provided that any such Parity Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Series A-2 Non-Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Senior Securities”), provided that any such Senior Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Senior Securities.

(c) Dividends.

(i) Beginning on the Issue Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series A-2 Non-Convertible Preferred at a rate per annum equal to 8% of the Issue Price. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears, from the Issue Date, but shall be payable only at such time or times as may be fixed by the Board of Directors or as otherwise provided herein and shall not compound. Dividends shall be payable to those Holders who are Holders on such dates as the Board of Directors may determine with respect to such dividends. Dividends shall cease to accrue and accumulate in respect of shares of the Series A-2 Non-Convertible Preferred on the date of the redemption of such shares unless the Corporation shall have failed to pay or make available for payment the redemption price on the date fixed for redemption.

(ii) All dividends paid with respect to shares of the Series A-2 Non-Convertible Preferred pursuant to paragraph (c)(i) shall be paid in cash pro rata to the Holders entitled thereto.

(d) Liquidation.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each Holder shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders and before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, the Common Stock of the Corporation, an amount in cash equal to the Liquidation Preference for each outstanding share of Series A-2 Non-Convertible Preferred, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for such liquidation, dissolution or winding up. Except as provided in the preceding sentence, Holders of Series A-2 Non-Convertible Preferred shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders and to any holders of all other Parity Securities, then such assets shall be distributed among the Holders and any holders of such other Parity Securities ratably in accordance with the

2

respective amounts that would be payable on such shares of Series A-2 Non-Convertible Preferred and any such shares of other Parity Securities if all amounts payable thereon were paid in full.

(A) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

(e) Redemption.

(i) Mandatory Redemption. The Corporation shall redeem, in the manner provided for in paragraph (e)(ii) hereof, and out of funds legally available therefor all of the outstanding shares of Series A-2 Non-Convertible Preferred for cash on August 31, 2013 (the “Redemption Date”), at a price per share equal to the Redemption Price.

(ii) Procedures for Redemption. (A) At least 90 days prior to the Redemption Date, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A-2 Non-Convertible Preferred as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

(1) the Redemption Price;

(2) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of Series A-2 Non-Convertible Preferred; and

(3) that dividends on the shares of the Series A-2 Non-Convertible Preferred shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

(B) Each Holder shall surrender the certificate or certificates representing all shares of Series A-2 Non-Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place or places designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

(C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the Redemption Price, dividends on the Series A-2 Non-Convertible Preferred shall cease to accumulate on the Redemption Date, and all rights of the Holders shall terminate with respect to the Series A-2 Non-Convertible

3

Preferred on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if the Redemption Notice shall have been given and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders, then, at the close of business on the day on which such funds are segregated and set aside, the Holders shall cease to be stockholders of the Corporation and shall be entitled only to receive the Redemption Price.

(f) Voting Rights. Holders shall have no voting rights, except as required by the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designation.

(i) (A) So long as any shares of the Series A-2 Non-Convertible Preferred are outstanding, the Corporation may not issue any additional shares of Series A-2 Non-Convertible Preferred or any new class of Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock Parity Securities or Senior Securities) without the approval of Holders holding at least a majority of the then outstanding shares of Series A-2 Non-Convertible Preferred, voting or consenting, as the case may be, together as one class given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that the Corporation may, without the approval of such Holders issue additional shares of Parity Securities or Senior Securities (including shares issued in payment of dividends thereon in accordance with their respective certificates of designation) and which Senior Securities or Parity Securities do not require the Corporation to pay dividends thereon on a current basis in cash, or require cash dividends to be paid at a rate not in excess of three percentage points greater than the dividend rate borne by any series of Senior Securities and which do not prohibit the payment of dividends other than in cash on the Series A-2 Non-Convertible Preferred or prohibit the redemption by the Corporation of the Series A-2 Non-Convertible Preferred pursuant to paragraph (e)(i) above, in an amount sufficient to Refinance any series of Senior Securities, in whole or in part, with such shares being issued no sooner than the date the Corporation Refinances such series of Senior Securities.

(B) So long as any shares of the Series A-2 Non-Convertible Preferred are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect materially and adversely the rights, preferences or privileges of Holders without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series A-2 Non-Convertible Preferred, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

(C) Except as set forth in paragraph (f)(i)(A) above, the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities or the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders and shall not be deemed to affect adversely the rights, preferences or privileges of such Holders.

4

(ii) Without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series A-2 Non-Convertible Preferred, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Corporation’s assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to, another Person (other than a Wholly-Owned Subsidiary with, into or to another Wholly-Owned Subsidiary) or adopt a plan of liquidation unless (A) either (I) the Corporation is the surviving or continuing Person or (II) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or, in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred shall be a corporation incorporated and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Series A-2 Non-Convertible Preferred shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person with the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A-2 Non-Convertible Preferred had immediately prior to such transaction; (C) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or shall have occurred after the Issue Date and be continuing; and (D) the Corporation has delivered to the transfer agent for the Series A-2 Non-Convertible Preferred prior to the consummation of the proposed transaction an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

(iii) (A) If the Corporation fails to discharge the redemption obligation with respect to the Series A-2 Non-Convertible Preferred (such failure being a “Voting Rights Triggering Event”), then, subject to paragraph (f)(iii)(E) below, Holders of at least a majority of the then outstanding shares of Series A-2 Non-Convertible Preferred, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors, at a meeting called for such purpose following the occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders expire (other than as described in (f)(iii)(B) below), and the number of directors constituting the Board of Directors shall be increased by the number of directors so elected by the Holders. The voting rights provided herein shall be the exclusive remedy at law or in equity of the Holders for any Voting Rights Triggering Event.

5

(B) The right of the Holders voting together as a separate class to elect members of the Board of Directors as set forth in paragraph (f)(iii)(A) above shall continue until such time as in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured or waived by Holders of at least a majority of the then outstanding shares of Series A-2 Non-Convertible Preferred that are entitled to vote thereon, at which time (I) the special right of the Holders so to vote as a class for the election of directors and (II) the term of office of the directors elected by the Holders shall each terminate and such persons shall cease to be members of the Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to paragraph (f)(iii) hereof, or if vacancies shall exist in the offices of directors elected by such Holders, a proper officer of the Corporation may, and upon the written request of Holders of at least 25% of the then outstanding shares of Series A-2 Non-Convertible Preferred addressed to the secretary of the Corporation shall, call a special meeting of the Holders, for the purpose of electing the directors which the Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within 20 days after personal service of said written request upon the secretary of the Corporation, or within 20 days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then Holders of at least 25% of the then outstanding shares of Series A-2 Non-Convertible Preferred may designate in writing one of their number to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by the Holder so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Series A-2 Non-Convertible Preferred so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

(C) At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of Holders of at least a majority of the then outstanding shares of Series A-2 Non-Convertible Preferred shall be required to constitute a quorum of such Series A-2 Non-Convertible Preferred.

(D) Any vacancy occurring in the office of a director elected by the Holders may be filled by the remaining director (if any) elected by the Holders unless and until such vacancy shall be filled by the Holders.

(E) The provisions of this paragraph (f)(iii) shall apply only to those Holders, if any, that would be permitted to vote in the election of directors of the Corporation pursuant to applicable laws and regulations of the FCC, with such Holders together being treated as the class of Holders entitled to exercise such rights. The determination as to whether any Holder would not be permitted to exercise such voting rights shall be made jointly by any such Holder(s) and the Corporation.

(iv) In any case in which the Holders shall be entitled to vote pursuant to this paragraph (f) or pursuant to the General Corporation Law of the State of Delaware,

6

each Holder entitled to vote with respect to such matter shall be entitled to one vote for each then outstanding share of Series A-2 Non-Convertible Preferred so held.

(g) Reissuance of Series A-2 Non-Convertible Preferred. Shares of Series A-2 Non-Convertible Preferred that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares as Series A-2 Non-Convertible Preferred must be in compliance with the terms hereof.

(h) Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

(i) Reports. If the Corporation is no longer required to file annual or quarterly reports with the Commission pursuant to the Exchange Act, the Corporation will provide to the Holders such annual and quarterly financial statements as the Corporation would have been required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act had it been so subject without cost to the Holders.

(j) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Board of Directors” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Board Resolution” means a copy of a resolution certified pursuant to an Officers’ Certificate to have been duly adopted by the Board of Directors and to be in full force and effect.

“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Certificate of Incorporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Commission” means the Securities and Exchange Commission.

7

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Corporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a holder of then outstanding shares of Series A-2 Non-Convertible Preferred as reflected in the stock books of the Corporation.

“Issue Date” means the date of the issuance of Series A-2 Non-Convertible Preferred.

“Issue Price” means $10,000 per share of Series A-2 Non-Convertible Preferred.

“Junior Preferred Stock” means collectively, (i) 14¼% Preferred, (ii) 9¾% Preferred, (iii) Series B Convertible Preferred, (iv) Series C Preferred Stock, (v) Series C Convertible Preferred, (vi) Series D Convertible Preferred, (vii) Series E-1 Convertible Preferred, (viii) Series E-2 Convertible Preferred, and (ix) Series F Non-Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Junior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Liquidation Preference” has the meaning ascribed to it in paragraph (a) hereof.

“Master Transaction Agreement” means the Master Transaction Agreement dated as of May 3, 2007 among the Corporation, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc., and CIG Media LLC, as may be amended, modified or restated from time to time.

“Officers’ Certificate” means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to

8

whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

“Opinion of Counsel” means an opinion of counsel that, in such counsel’s opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under “Officers’ Certificate”.

“Pari Passu Preferred Stock” means collectively, the Series A-1 Convertible Preferred and Series A-3 Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Parity Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Person” means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Redemption Date” has the meaning ascribed to it in paragraph (e)(i) hereof.

“Redemption Notice” has the meaning ascribed to it in paragraph (e)(ii) hereof.

“Redemption Price” means the Issue Price plus (as applicable) all accrued and unpaid dividends through and including the date of redemption.

“Refinance” means, in respect of any security, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security in exchange or replacement for, or to amend the terms of, such security, in whole or in part, for any amount up to and including the greater of the redemption price of such security pursuant to the terms of such security or the face value of such security on the date of any such Refinancing, plus (without duplication) the amount of any accrued dividends on such security, the amount of any premium required to be paid under the terms of such security and the amount of reasonable expenses incurred by the Corporation in connection with such Refinancing. “Refinancing” has the correlative meaning.

“Senior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Series A-2 Non-Convertible Preferred” has the meaning ascribed to it in paragraph (a) hereof.

“Subsidiary”, with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be

9

cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Voting Rights Triggering Event” has the meaning ascribed to it in paragraph (f)(iii)(A) hereof.

“Wholly-Owned Subsidiary” means any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Corporation.

10

IN WITNESS WHEREOF, said ION Media Networks, Inc. has caused this Certificate to be signed by its duly authorized officer this 4th day of May, 2007.

ION MEDIA NETWORKS, INC.

By:	/s/ Richard Garcia
Name: Richard Garcia
Title: Chief Financial Officer

Certificate of Designation

EXHIBIT H to the Master Transaction Agreement

Series A-3 Convertible Preferred Certificate of Designation

Exhibit H to the
Master Transaction Agreement

Series A-3 Convertible Preferred Certificate of Designation

CERTIFICATE OF DESIGNATION OF THE POWERS,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS OF
12% SERIES A-3 MANDATORILY CONVERTIBLE PREFERRED STOCK
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

ION Media Networks, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as amended (hereinafter referred to as the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, on May 3, 2007, duly approved and adopted the following resolution:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 12% Series A-3 Mandatorily Convertible Preferred Stock, par value $.001 per share, with a liquidation preference of $10,000 per share, consisting of 11,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this resolution as follows:

(a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “12% Series A-3 Mandatorily Convertible Preferred Stock.” The number of shares constituting such series shall be 11,000 and are referred to as the “Series A-3 Convertible Preferred.” The liquidation preference of the Series A-3 Convertible Preferred shall be $10,000.00 per share (the “Liquidation Preference”).

(b) Rank. The Series A-3 Convertible Preferred shall, with respect to dividends and distributions upon liquidation, winding up or dissolution of the Corporation, rank (i) senior to the Junior Preferred Stock, to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series A-3 Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the

1

Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Securities”); (ii) on a parity with Pari Passu Preferred Stock and with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series A-3 Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Parity Securities”), provided that any such Parity Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Series A-3 Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Senior Securities”), provided that any such Senior Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Senior Securities.

(c) Dividends.

(i) Beginning on the Issue Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series A-3 Convertible Preferred at the higher of (x) a rate per annum equal to 12% of the Issue Price and (y) the aggregate cash dividends per share paid on the Class A Common Stock from (A) the later of the Issue Date or the date of the last payment of a cash dividend on the Class A Common Stock to (B) the date of such determination, multiplied by the number of shares of Class A Common Stock into which each share of Series A-3 Convertible Preferred is convertible. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears, from the Issue Date, but shall be payable only at such time or times as may be fixed by the Board of Directors or as otherwise provided herein and shall not compound. Dividends shall be payable to those Holders who are Holders on such dates as the Board of Directors may determine with respect to such dividends. Dividends shall cease to accrue and accumulate in respect of shares of the Series A-3 Convertible Preferred on the date of conversion of such shares or the date of the redemption of such shares unless the Corporation shall have failed to pay or make available for payment the relevant redemption price on the date fixed for redemption.

(ii) All dividends paid with respect to shares of the Series A-3 Convertible Preferred pursuant to paragraph (c)(i) shall be paid in cash pro rata to the Holders entitled thereto.

(d) Liquidation.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each Holder shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders and before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, the Common Stock of the Corporation, an

2

amount in cash equal to the greater of (A) the Liquidation Preference for each outstanding share of Series A-3 Convertible Preferred, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for such liquidation, dissolution or winding up, and (B) the amount per share which would have been payable upon such liquidation, dissolution or winding up to the holders of shares of Class A Common Stock or such other class or series of stock into which the Series A-3 Convertible Preferred is then convertible (assuming the conversion of each share of then convertible Series A-3 Convertible Preferred and without deduction for the Liquidation Preference otherwise payable pursuant to clause (A) hereof), multiplied by the number of shares of Class A Common Stock into which such shares of Series A-3 Convertible Preferred are then convertible. Except as provided in the preceding sentence, Holders of Series A-3 Convertible Preferred shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders and to any holders of all other Parity Securities, then such assets shall be distributed among the Holders and any holders of such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series A-3 Convertible Preferred and any such shares of other Parity Securities if all amounts payable thereon were paid in full.

(ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

(e) Redemption.

(i) Mandatory Redemption. The Corporation shall redeem, in the manner provided for in paragraph (e)(ii) hereof, and out of funds legally available therefor all of the outstanding shares of Series A-3 Convertible Preferred for cash on August 31, 2013 (the “Redemption Date”), at a price per share equal to the Redemption Price.

(ii) Procedures for Redemption. (A) At least 90 days prior to the Redemption Date, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A-3 Convertible Preferred as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

(1) the Redemption Price;

3

(2) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of Series A-3 Convertible Preferred; and

(3) that dividends on the shares of the Series A-3 Convertible Preferred shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

(B) Each Holder shall surrender the certificate or certificates representing all shares of Series A-3 Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place or places designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

(C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the Redemption Price, dividends on the Series A-3 Convertible Preferred shall cease to accumulate on the Redemption Date, and all rights of the Holders shall terminate with respect to the Series A-3 Convertible Preferred on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if the Redemption Notice shall have been given and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders, then, at the close of business on the day on which such funds are segregated and set aside, the Holders shall cease to be stockholders of the Corporation and shall be entitled only to receive the Redemption Price.

(f) Voting Rights. Holders shall have no voting rights, except as required by the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designation.

(i) (A) So long as any shares of the Series A-3 Convertible Preferred are outstanding, the Corporation may not issue any additional shares of Series A-3 Convertible Preferred or any new class of Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock Parity Securities or Senior Securities) without the approval of Holders holding at least a majority of the then outstanding shares of Series A-3 Convertible Preferred, voting or consenting, as the case may be, together as one class given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that the Corporation may, without the approval of such Holders issue additional shares of Parity Securities or Senior Securities (including shares issued in payment of dividends thereon in accordance with their respective certificates of designation) and which Senior Securities or Parity Securities do not require the Corporation to pay dividends thereon on a current basis in cash, or require cash dividends to be paid at a rate not in excess of three percentage points greater than the dividend rate borne by any series of Senior Securities and which do not prohibit the payment of dividends other than in cash on the Series A-3

4

Convertible Preferred or prohibit the redemption by the Corporation of the Series A-3 Convertible Preferred pursuant to paragraph (e)(i) above, in an amount sufficient to Refinance any series of Senior Securities, in whole or in part, with such shares being issued no sooner than the date the Corporation Refinances such series of Senior Securities.

(B) So long as any shares of the Series A-3 Convertible Preferred are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect materially and adversely the rights, preferences or privileges of Holders without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series A-3 Convertible Preferred, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

(C) Except as set forth in paragraph (f)(i)(A) above, the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities or the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders and shall not be deemed to affect adversely the rights, preferences or privileges of such Holders.

(ii) Without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series A-3 Convertible Preferred, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Corporation’s assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to, another Person (other than a Wholly-Owned Subsidiary with, into or to another Wholly-Owned Subsidiary) or adopt a plan of liquidation unless (A) either (I) the Corporation is the surviving or continuing Person or (II) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or, in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred shall be organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Series A-3 Convertible Preferred shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person with the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A-3 Convertible Preferred had immediately prior to such transaction; (C) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or shall have occurred after the Issue Date and be continuing; and (D) the Corporation has delivered to the transfer agent for the Series A-3 Convertible Preferred prior to the consummation of the proposed transaction an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or

5

otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

(iii) (A) If the Corporation fails to discharge any redemption or conversion obligation with respect to the Series A-3 Convertible Preferred (such failure being a “Voting Rights Triggering Event”), then, subject to paragraph (f)(iii)(E) below, Holders of at least a majority of the then outstanding shares of Series A-3 Convertible Preferred, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors, at a meeting called for such purpose following the occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders expire (other than as described in (f)(iii)(B) below), and the number of directors constituting the Board of Directors shall be increased by the number of directors so elected by the Holders. The voting rights provided herein shall be the exclusive remedy at law or in equity of the Holders for any Voting Rights Triggering Event.

(B) The right of the Holders voting together as a separate class to elect members of the Board of Directors as set forth in paragraph (f)(iii)(A) above shall continue until such time as in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured or waived by Holders of at least a majority of the then outstanding shares of Series A-3 Convertible Preferred that are entitled to vote thereon, at which time (I) the special right of the Holders so to vote as a class for the election of directors and (II) the term of office of the directors elected by the Holders shall each terminate and such persons shall cease to be members of the Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to paragraph (f)(iii) hereof, or if vacancies shall exist in the offices of directors elected by such Holders, a proper officer of the Corporation may, and upon the written request of Holders of at least 25% of the then outstanding shares of Series A-3 Convertible Preferred addressed to the secretary of the Corporation shall, call a special meeting of the Holders, for the purpose of electing the directors which the Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within 20 days after personal service of said written request upon the secretary of the Corporation, or within 20 days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then Holders of at least 25% of the then outstanding shares of Series A-3 Convertible Preferred may designate in writing one of their number to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by the Holder so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Series A-3 Convertible Preferred so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

6

(C) At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of Holders of at least a majority of the then outstanding shares of Series A-3 Convertible Preferred shall be required to constitute a quorum of such Series A-3 Convertible Preferred.

(D) Any vacancy occurring in the office of a director elected by the Holders may be filled by the remaining director (if any) elected by the Holders unless and until such vacancy shall be filled by the Holders.

(E) The provisions of this paragraph (f)(iii) shall apply only to those Holders, if any, that would be permitted to vote in the election of directors of the Corporation pursuant to applicable laws and regulations of the FCC, with such Holders together being treated as the class of Holders entitled to exercise such rights. The determination as to whether any Holder would not be permitted to exercise such voting rights shall be made jointly by any such Holder(s) and the Corporation.

(iv) In any case in which the Holders shall be entitled to vote pursuant to this paragraph (f) or pursuant to the General Corporation Law of the State of Delaware, each Holder entitled to vote with respect to such matter shall be entitled to one vote for each then outstanding share of Series A-3 Convertible Preferred so held.

(g) Conversion.

(i) Optional Conversion. Each share of the Series A-3 Convertible Preferred is convertible at the option of the Holder thereof, at any time and from time to time, into (A) a number of Conversion Shares equal to the Issue Price of the shares of Series A-3 Convertible Preferred surrendered for conversion plus accrued and unpaid dividends thereon, divided by (B) the Conversion Price then in effect, except that if shares of Series A-3 Convertible Preferred are called for redemption the conversion right will terminate at the close of business on the Redemption Date. No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will pay a cash adjustment based upon the Common Stock Value as of the close of business on the first Business Day preceding the date of conversion. The Series A-3 Convertible Preferred shall be converted by the holder thereof by surrendering the certificate or certificates representing the shares of Series A-3 Convertible Preferred to be converted, appropriately completed, to the transfer agent for the Common Stock. The transfer agent shall issue one or more certificates representing the Conversion Shares in the name or names requested by such Holder. The transfer agent will deliver to such Holder a new certificate representing the shares of Series A-3 Convertible Preferred in excess of those being surrendered for conversion. The conversion rights stated herein are subject to compliance by the Holder with all applicable laws and regulations, including, without limitation, the Communications Act, and as a condition precedent to the Corporation’s obligation to issue Conversion Shares to a Holder or its designee(s), the Corporation may require that such Holder deliver to the Corporation an opinion of legal counsel reasonably acceptable to the Corporation to the

7

effect that the issuance of Conversion Shares to such Holder or its designee(s) upon conversion will not violate or conflict with the Communications Act.

(ii) Mandatory Conversion. At any time following the first anniversary of the Issue Date, upon the occurrence of a Mandatory Conversion Event, including a Mandatory Conversion Event that occurs after the Redemption Date to the extent any share of Series A-3 Convertible Preferred remains outstanding after the Redemption Date, unless previously converted at the option of Holders in accordance with the provisions hereof, each outstanding share of Series A-3 Convertible Preferred shall, without notice to Holders, convert automatically (the “Mandatory Conversion”) into (A) a number of Conversion Shares equal to the Issue Price of the shares of Series A-3 Convertible Preferred so converted plus accrued and unpaid dividends thereon, divided by the (B) Conversion Price then in effect. No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will pay a cash adjustment based upon the Common Stock Value as of the close of business on the first Business Day preceding the date of the occurrence of such Mandatory Conversion Event. Promptly following a Mandatory Conversion Event, written notice (the “Mandatory Conversion Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice or any deficiency therein shall affect the validity of the procedures for the Mandatory Conversion as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was effected. Each Holder shall surrender the certificate or certificates representing all shares of Series A-3 Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation) and the Corporation shall issue to such Holder that number of shares of Class A Common Stock to which such Holder is entitled, as calculated in accordance with this paragraph; provided, however, that if a Holder shall notify the Corporation within five (5) Business Days of receipt of the Mandatory Conversion Notice that it wishes to receive Class C Common Stock in accordance with this paragraph, the Corporation shall issue such Holder an equal number of shares of Class C Common Stock to which such Holder is entitled as calculated in accordance with this paragraph.

(iii) (A) In case the Corporation shall (I) pay a dividend or distribution in shares of Class A Common Stock on its shares of Class A Common Stock, (II) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (III) combine its outstanding shares of Class A Common Stock into a smaller number of shares, or (IV) issue, by reclassification of its shares of Class A Common Stock, any shares of its Capital Stock (each such transaction being called a “Stock Transaction”), then and in each such case, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of a share of Series A-3 Convertible Preferred surrendered for conversion after the record date fixing stockholders to be affected by such Stock Transaction shall be entitled to receive upon conversion the number of Conversion Shares which such Holder would have been entitled to receive after the happening of such event had such share of Series A-3 Convertible Preferred been converted immediately prior to such record date. Such adjustment shall be made

8

whenever any Stock Transaction occurs, but shall also be effective retroactively as to shares of Series A-3 Convertible Preferred converted between such record date and the date of the happening of any such Stock Transaction.

(B) If the Corporation shall, at any time or from time to time while any shares of Series A-3 Convertible Preferred are outstanding, issue or sell any right or warrant to purchase, acquire or subscribe for shares of Class A Common Stock (including a right or warrant with respect to any security convertible into or exchangeable for shares of Class A Common Stock) generally to holders of its Common Stock (including by way of a reclassification of shares or a recapitalization of the Corporation), for a consideration on the date of such issuance or sale less than the Common Stock Value of the shares of Class A Common Stock underlying such rights or warrants on the date of such issuance or sale, then and in each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (I) the Common Stock Value per share of Class A Common Stock on the first Business Day after the date of the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the number of shares of Class A Common Stock outstanding immediately prior to such issuance or sale plus (II) the aggregate Fair Market Value of the consideration to be received by the Corporation in connection with the issuance or sale of the rights or warrants plus the aggregate consideration to be received in respect of the purchase of the shares of Class A Common Stock underlying such rights or warrants, and the denominator of which shall be the Common Stock Value per share of Class A Common Stock on the Business Day immediately preceding the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the aggregate number of shares of Class A Common Stock (I) outstanding immediately prior to such issuance or sale plus (II) underlying such rights or warrants at the time of such issuance or sale. For the purposes of the preceding sentence, the aggregate consideration receivable by the Corporation in connection with the issuance or sale of any such right or warrant shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such rights or warrants. No adjustment to the Conversion Price pursuant to this paragraph (B) shall be made if, in conjunction with any such issuance or sale by the Corporation generally to holders of its Common Stock, the Corporation issues or offers to sell to the Holders such rights or warrants on the same basis as the Holders would have received had their shares of Series A-3 Convertible Preferred been converted into shares of Class A Common Stock (or Class C Common Stock, as the case may be) immediately prior to the such issuance or sale. Upon the expiration or termination of any such rights or warrants without the exercise of such rights or warrants, the Conversion Price then in effect shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such rights or warrants, to the extent outstanding immediately prior to such expiration or termination, never been issued, although such adjustment shall not effect previously converted shares.

(C) In the event the Corporation shall at any time or from time to time while any shares of Series A-3 Convertible Preferred are outstanding declare, order, pay or make a dividend or other distribution generally to holders of its Common Stock in stock or other securities or rights or warrants to subscribe for securities of the

9

Corporation or any of its subsidiaries or evidences of Indebtedness of the Corporation or any other person or pay any Extraordinary Cash Dividend (other than any dividend or distribution on the Class A Common Stock (I) referred to in paragraphs (A) or (B) above or (II) if in conjunction therewith the Corporation declares and pays or makes a dividend or distribution on each share of Series A-3 Convertible Preferred which is the same as the dividend or distribution that would have been made or paid with respect to such share of Series A-3 Convertible Preferred had such share been converted into shares of Class A Common Stock immediately prior to the record date for any such dividend or distribution on the Class A Common Stock), then, and in each such case, an appropriate adjustment to the Conversion Price shall be made so that the Holder of each share of Series A-3 Convertible Preferred shall be entitled to receive, upon the conversion thereof, the number of shares of Class A Common Stock determined by multiplying (x) the number of shares of Class A Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (y) a fraction, the numerator of which shall be the Common Stock Value per share of Class A Common Stock as of such record date, and the denominator of which shall be such Common Stock Value per share of Class A Common Stock less the Fair Market Value per share of Class A Common Stock of such dividend or distribution (as determined in good faith by the Board of Directors, as evidenced by a Board Resolution mailed to each holder of Series A-3 Convertible Preferred). An adjustment made pursuant to this paragraph (C) shall be made upon the opening of business on the next Business Day following the date on which any such dividend or distribution is made and shall be effective retroactively to the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution.

(D) In the event the Company shall, at any time or from time to time while any shares of Series A-3 Convertible Preferred are outstanding, repurchase (a “Repurchase”) any portion of the Class A Common Stock from holders generally at a premium over the Common Stock Value thereof on the next trading day immediately preceding the consummation of such Repurchase, then and in the case of each Repurchase the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying such Conversion Price by the fraction the numerator of which is (I) the product of (x) the number of shares of Class A Common Stock outstanding immediately before such Repurchase multiplied by (y) the Common Stock Value per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase minus (II) the aggregate purchase price of the Repurchase and the denominator of which shall be the product of (x) the number of shares of Class A Common Stock outstanding immediately before such Repurchase minus the number of shares of Class A Common Stock Repurchased by the Company multiplied by (y) the Common Stock Value per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase. Such adjustment shall be made whenever any such Repurchase occurs, but shall also be effective retroactively as to shares of Series A-3 Convertible Preferred converted between such record date and the date of the happening of any such Repurchase.

10

(iv) No adjustment in the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

(v) In the event of any capital reorganization (other than a capital reorganization covered by paragraph (ii)(C) above) or reclassification of outstanding shares of Common Stock of the Corporation (other than a reclassification covered by paragraph (ii)(A) above), or in case of any merger, consolidation or other corporate combination of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a “Transaction”), each share of Series A-3 Convertible Preferred shall continue to remain outstanding if the Corporation is the Surviving Person (as defined below) of such Transaction, and shall be subject to all the provisions hereof, as in effect prior to such Transaction, or if the Corporation is not the Surviving Person, each share of Series A-3 Convertible Preferred shall be exchanged in such Transaction for a new series of convertible preferred stock of the Surviving Person, or in the case of a Surviving Person other than a corporation, comparable securities of such Surviving Person, in either case having economic terms as nearly equivalent as possible to, and with the same voting and other rights as, the Series A-3 Convertible Preferred, including entitling the holder thereof to receive, upon presentation of the certificate therefor to the Surviving Person subsequent to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Class A Common Stock into which one share of Series A-3 Convertible Preferred was convertible immediately prior to such Transaction. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph (v) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. If the holders of Class A Common Stock have the opportunity to elect the form of consideration to be received by them in such Transaction, then from and after the effective date of such Transaction, the Series A-3 Convertible Preferred shall be convertible into the consideration that a majority of the holders of the Class A Common Stock who made such election received in such Transaction.

Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, proper provision is made to ensure that the holders of shares of Series A-3 Convertible Preferred will be entitled to receive the benefits afforded by this paragraph (v).

For purposes of this paragraph (v), “Surviving Person” shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or substantially all of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Series A-3 Convertible

11

Preferred or Common Stock of the Corporation is exchanged, converted or reclassified into the securities of any other Person or cash or any other property.

(vi) The conversion price shall initially equal $0.75 per share, and shall increase from and after the Issue Date at a rate equal to the dividend rate on the Series A-3 Convertible Preferred as set forth in paragraph (c)(i) (the “Conversion Price”). The Conversion Price shall be subject to adjustment as provided in this paragraph (g).

(vii) From and after an Initial Public Offering, the Corporation shall cause the shares of Class A Common Stock issuable upon conversion of the Series A-3 Convertible Preferred (or in the case of a Holder’s election to convert into Class C Common Stock, upon conversion of such Class C Common Stock) to be approved for listing on the principal securities exchange on which the Class A Common Stock may at the time be listed for trading, subject to official notification of issuance, prior to the date of issuance thereof. Notwithstanding anything in this Certificate of Designation to the contrary, no Holders shall be entitled to exercise the conversion rights set forth in this paragraph (g) until such time as any conditions for listing the Class A Common Stock issuable upon conversion of the Series A-3 Convertible Preferred on the principal securities exchange on which the Class A Common Stock may be listed for trading, if any and if applicable, have been satisfied.

(viii) Notwithstanding anything to the contrary contained in this paragraph (g), there shall be no adjustment to the Conversion Price in connection with any issuance of additional shares of Series A-3 Convertible Preferred or any other securities that are or may be or become issued or issuable in connection with the transactions contemplated by the Master Transaction Agreement.

(h) Reissuance of Series A-3 Convertible Preferred. Shares of Series A-3 Convertible Preferred that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares as Series A-3 Convertible Preferred must be in compliance with the terms hereof.

(i) Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

12

(j) Reports. If the Corporation is no longer required to file annual or quarterly reports with the Commission pursuant to the Exchange Act, the Corporation will provide to the Holders such annual and quarterly financial statements as the Corporation would have been required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act had it been so subject without cost to the Holders.

(k) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Board of Directors” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Board Resolution” means a copy of a resolution certified pursuant to an Officers’ Certificate to have been duly adopted by the Board of Directors and to be in full force and effect.

“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Certificate of Incorporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Class A Common Stock” means the Class A Common Stock, par value $.001 per share, of the Corporation.

“Class C Common Stock” means the Class C Non-Voting Common Stock, par value $.001 per share, of the Corporation.

“Class D Common Stock” means the Class D Non-Voting Common Stock, par value $.001 per share, of the Corporation.

“Commission” means the Securities and Exchange Commission.

13

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Common Stock Value” on any date means, with respect to the Class A Common Stock or the Class D Common Stock, the last sale price for the Class A Common Stock or the Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or the Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or the Class D Common Stock is listed or admitted to trading or, if neither the Class A Common Stock nor the Class D Common Stock is listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if neither the Class A Common Stock nor the Class D Common Stock is quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock or the Class D Common Stock selected by the Board of Directors or, in the event that no trading price is available for the Class A Common Stock or the Class D Common Stock, the fair market value of the Class A Common Stock, as determined in good faith by the Board of Directors.

“Communications Act” means the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992) and all rules and regulations of the FCC, in each case as from time to time in effect.

“Consolidated EBITDA” means, for any Person, for any period, an amount equal to (a) the sum of Consolidated Net Income for such period, plus, to the extent deducted from the revenues of such Person in determining Consolidated Net Income, (i) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing a loss in Consolidated Net Income above, plus (ii) Consolidated Interest Expense, net of interest income earned on cash or cash equivalents for such period (including, for this purpose, dividends on preferred stock only to the extent that such dividends were deducted in determining Consolidated Net Income), plus (iii) depreciation for such period on a consolidated basis, plus (iv) amortization of intangibles and broadcast program licenses for such period on a consolidated basis, minus (b) scheduled payments relating to broadcast program license liabilities, except that with respect to the Corporation each of the foregoing items shall be determined on a consolidated basis with respect to the Corporation and its Subsidiaries only; provided, however, that, for purposes of calculating Consolidated EBITDA during

14

any fiscal quarter, cash income from a particular Investment of such Person shall be included only if cash income has been received by such Person as a result of the operation of the business in which such Investment has been made in the ordinary course without giving effect to any extraordinary, unusual and non-recurring gains.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, and all time brokerage fees relating to financing of television stations which the Corporation has an agreement or option to acquire.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the net income of any Person (the “other Person”) in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or to the Subsidiary, (b) the net income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) (i) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an asset sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary, unusual and non-recurring gains and losses shall be excluded, (e) losses associated with discontinued and terminated operations in an amount not to exceed $1,000,000 per annum shall be excluded and (f) all non-cash items (including, without limitation, cumulative effects of changes in GAAP and equity entitlements granted to employees of the Corporation and its Subsidiaries) increasing and decreasing Consolidated Net Income and not otherwise included in the definition of Consolidated EBITDA shall be excluded.

15

“Conversion Price” has the meaning ascribed to it in paragraph (g)(vi) hereof.

“Conversion Shares” means (i) the number of shares of Class A Common Stock or (ii) with respect to any Holder, if such Holder determines, after consultation with its outside legal counsel, that such Holder is prevented under the Communications Act from holding shares of Class A Common Stock issuable upon conversion of such Holder’s shares of Series A-3 Convertible Preferred, an equal number of shares of Class C Common Stock of the Corporation (such Class C Common Stock shall, (1) upon disposition by such Holder to any other Person that such Holder determines is not prevented under the Communications Act from holding shares of Class A Common Stock or (2) upon the determination by such Holder that the Communications Act no longer prohibits such Holder from holding shares of Class A Common Stock, in either case, after consultation by such Person with outside legal counsel and, if required by the Corporation, delivery by such Person to the Corporation an Opinion of Counsel reasonably acceptable to the Corporation to the effect that the Conversion of such Class C Common Stock to Class A Common Stock will not violate or conflict with the Communications Act, automatically be converted into an equal number of shares of Class A Common Stock), into which the Series A-3 Convertible Preferred is from time to time convertible.

“Corporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Designated Investment Bank” means an investment bank selected by the Purchasing Party from a list of three internationally recognized investment banks provided to the Purchasing Party by the Company pursuant to Section 2.07 of the Master Transaction Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraordinary Cash Dividend” means cash dividends with respect to the Class A Common Stock the aggregate amount of which in any fiscal year exceeds 10% of Consolidated EBITDA of the Corporation and its subsidiaries for the fiscal year immediately preceding the payment of such dividend.

“Fair Market Value” of any consideration other than cash or of any securities shall mean the amount which a willing buyer would pay to a willing seller in an arm’s-length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof.

“FCC” means the Federal Communications Commission and any successor governmental entity performing functions similar to those performed by the Federal Communications Commission on the Issue Date.

16

“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

“Holder” means a holder of then outstanding shares of Series A-3 Convertible Preferred as reflected in the stock books of the Corporation.

“Initial Public Offering” means the initial underwritten sale of equity securities of the Corporation occurring after the Issue Date pursuant to an effective registration statement under the Securities Act.

“Issue Date” means the date of the issuance of Series A-3 Convertible Preferred.

“Issue Price” means $10,000 per share of Series A-3 Convertible Preferred.

“Junior Preferred Stock” means, collectively, (i) 14¼% Preferred, (ii) 9¾% Preferred, (iii) Series B Convertible Preferred, (iv) Series C Preferred Stock, (v) Series C Convertible Preferred, (vi) Series D Convertible Preferred, (vii) Series E-1 Convertible Preferred, (viii) Series E-2 Convertible Preferred, and (ix) Series F Non-Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Junior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Liquidation Preference” has the meaning ascribed to it in paragraph (a) hereof.

“Mandatory Conversion” has the meaning ascribed to it in paragraph (g)(ii) hereof.

“Mandatory Conversion Event” means the earlier to occur of: (i) the date on which the last sale price for the Class A Common Stock or Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or Class D Common Stock is listed or admitted to trading, or, if neither Class A Common Stock nor Class D Common Stock is listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use, for the Class A Common Stock or Class D Common Stock for fifteen (15) consecutive trading days is equal to or greater than the Mandatory Conversion Trigger Price as then in effect; and (ii) the issuance by the Corporation of Common Stock at an issue price per share not less than the Mandatory Conversion Trigger Price as then in effect for aggregate gross proceeds (before deduction of underwriting commissions and

17

other expenses of sale) of not less than $75,000,000, provided that if such issuance is made to a Purchasing Party, the Designated Investment Bank shall have provided an opinion in customary form to the Company to the effect that the issue price per share of Common Stock is at or higher than the fair market value of a share of Common Stock.

“Mandatory Conversion Notice” has the meaning ascribed to it in paragraph (g)(ii) hereof.

“Mandatory Conversion Trigger Price” means (A) in the event the Mandatory Conversion Event occurs on or after the first anniversary but prior to the second anniversary of the Issue Date, 102% of the Conversion Price, (B) in the event the Mandatory Conversion Event occurs on or after the second anniversary but prior to the third anniversary of the Issue Date, 101% of the Conversion Price, or (C) in the event the Mandatory Conversion Event occurs on or after the third anniversary of the Issue Date, the Conversion Price.

“Master Transaction Agreement” means the Master Transaction Agreement dated as of May 3, 2007 among the Corporation, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc., and CIG Media LLC, as may be amended, modified or restated from time to time.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

“Officers’ Certificate” means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

“Opinion of Counsel” means an opinion of counsel that, in such counsel’s opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under “Officers’ Certificate”.

18

“Pari Passu Preferred Stock” means collectively, (i) Series A-1 Convertible Preferred and (ii) Series A-2 Preferred Stock, in each case as defined in the Master Transaction Agreement.

“Parity Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Person” means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Purchasing Party” means CIG Media LLC, NBC Universal, Inc. and their respective Affiliates.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Redemption Date” has the meaning ascribed to it in paragraph (e)(i) hereof.

“Redemption Notice” has the meaning ascribed to it in paragraph (e)(ii) hereof.

“Redemption Price” means the Issue Price plus (as applicable) all accrued and unpaid dividends through and including the date of redemption.

“Refinance” means, in respect of any security, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security in exchange or replacement for, or to amend the terms of, such security, in whole or in part, for any amount up to and including the greater of the redemption price of such security pursuant to the terms of such security or the face value of such security on the date of any such Refinancing, plus (without duplication) the amount of any accrued dividends on such security, the amount of any premium required to be paid under the terms of such security and the amount of reasonable expenses incurred by the Corporation in connection with such Refinancing. “Refinanced” and “Refinancing” has the correlative meaning.

“Repurchase” has the meaning ascribed to it in paragraph (g)(iii)(D) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Series A-3 Convertible Preferred” has the meaning ascribed to it in paragraph (a) hereof.

19

“Subsidiary”, with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Stock Transaction” has the meaning ascribed to it in paragraph (g)(iii) hereof.

“Surviving Person” has the meaning ascribed to it in paragraph (g)(v) hereof.

“Transaction” has the meaning ascribed to it in paragraph (g)(v) hereof.

“Voting Rights Triggering Event” has the meaning ascribed to it in paragraph (f)(iii)(A) hereof.

“Wholly-Owned Subsidiary” means any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Corporation.

20

IN WITNESS WHEREOF, said ION Media Networks, Inc. has caused this Certificate to be signed by its duly authorized officer this 4th day of May, 2007.

ION MEDIA NETWORKS, INC.

By:	/s/ Richard Garcia

Name: Richard Garcia Title: Chief Financial Officer

Certificate of Designation

EXHIBIT I to the Master Transaction Agreement

Series B Convertible Preferred Certificate of Designation

Exhibit I

to the Master Transaction Agreement

Series B Convertible Preferred Certificate of Designation

CERTIFICATE OF DESIGNATION OF THE POWERS,

PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL AND OTHER SPECIAL RIGHTS OF

12% SERIES B MANDATORILY CONVERTIBLE PREFERRED STOCK

AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

ION Media Networks, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as amended (hereinafter referred to as the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, on May 3, 2007, duly approved and adopted the following resolution:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 12% Series B Mandatorily Convertible Preferred Stock, par value $.001 per share, with a liquidation preference of $10,000 per share, consisting of 3,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this resolution as follows:

(a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “12% Series B Mandatorily Convertible Preferred Stock.” The number of shares constituting such series shall be 3,000 and are referred to as the “Series B Convertible Preferred.” The liquidation preference of the Series B Convertible Preferred shall be $10,000.00 per share (the “Liquidation Preference”).

(b) Rank. The Series B Convertible Preferred shall, with respect to dividends and distributions upon liquidation, winding up or dissolution of the Corporation, rank (i) senior to the Junior Preferred Stock, to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series B Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Securities”); (ii) on a parity with Pari Passu Preferred Stock and

1

with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series B Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Parity Securities”), provided that any such Parity Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to the Senior Preferred Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Series B Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Senior Securities”), provided that any such Senior Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Senior Securities.

(c) Dividends.

(i) Beginning on the Issue Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series B Convertible Preferred at the higher of (x) a rate per annum equal to 12% of the Issue Price and (y) the aggregate cash dividends per share paid on the Class D Common Stock from (A) the later of the Issue Date or the date of the last payment of a cash dividend on the Class D Common Stock to (B) the date of such determination, multiplied by the number of shares of Class D Common Stock into which each share of Series B Convertible Preferred is convertible. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears, from the Issue Date, but shall be payable only at such time or times as may be fixed by the Board of Directors or as otherwise provided herein and shall not compound. Dividends shall be payable to those Holders who are Holders on such dates as the Board of Directors may determine with respect to such dividends. Dividends shall cease to accrue and accumulate in respect of shares of the Series B Convertible Preferred on the date of conversion of such shares or the date of the redemption of such shares unless the Corporation shall have failed to pay or make available for payment the relevant redemption price on the date fixed for redemption.

(ii) All dividends paid with respect to shares of the Series B Convertible Preferred pursuant to paragraph (c)(i) shall be paid in cash pro rata to the Holders entitled thereto.

(d) Liquidation.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each Holder shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders and before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, the Common Stock of the Corporation, an amount in cash equal to the greater of (A) the Liquidation Preference for each

2

outstanding share of Series B Convertible Preferred, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for such liquidation, dissolution or winding up, and (B) the amount per share which would have been payable upon such liquidation, dissolution or winding up to the holders of shares of Class A Common Stock or such other class or series of stock into which the Series B Convertible Preferred is then convertible (assuming the conversion of each share of then convertible Series B Convertible Preferred and without deduction for the Liquidation Preference otherwise payable pursuant to clause (A) hereof), multiplied by the number of shares of Class A Common Stock into which such shares of Series B Convertible Preferred are then convertible. Except as provided in the preceding sentence, Holders of Series B Convertible Preferred shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders and to any holders of all other Parity Securities, then such assets shall be distributed among the Holders and any holders of such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series B Convertible Preferred and any such shares of other Parity Securities if all amounts payable thereon were paid in full.

(ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

(e) Redemption.

(i) Mandatory Redemption. The Corporation shall redeem, in the manner provided for in paragraph (e)(ii) hereof, and out of funds legally available therefor all of the outstanding shares of Series B Convertible Preferred for cash on August 31, 2013 (the “Redemption Date”), at a price per share equal to the Redemption Price.

(ii) Procedures for Redemption. (A) At least 90 days prior to the Redemption Date, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series B Convertible Preferred as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

(1) the Redemption Price;

(2) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of Series B Convertible Preferred; and

3

(3) that dividends on the shares of the Series B Convertible Preferred shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

(B) Each Holder shall surrender the certificate or certificates representing all shares of Series B Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place or places designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

(C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the Redemption Price, dividends on the Series B Convertible Preferred shall cease to accumulate on the Redemption Date, and all rights of the Holders shall terminate with respect to the Series B Convertible Preferred on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if the Redemption Notice shall have been given and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders, then, at the close of business on the day on which such funds are segregated and set aside, the Holders shall cease to be stockholders of the Corporation and shall be entitled only to receive the Redemption Price.

(f) Voting Rights. Holders shall have no voting rights, except as required by the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designation.

(i) (A) So long as any shares of the Series B Convertible Preferred are outstanding, the Corporation may not issue any additional shares of Series B Convertible Preferred or any new class of Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock Parity Securities or Senior Securities) without the approval of Holders holding at least a majority of the then outstanding shares of Series B Convertible Preferred, voting or consenting, as the case may be, together as one class given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that the Corporation may, without the approval of such Holders issue additional shares of Parity Securities or Senior Securities (including shares issued in payment of dividends thereon in accordance with their respective certificates of designation) and which Senior Securities or Parity Securities do not require the Corporation to pay dividends thereon on a current basis in cash, or require cash dividends to be paid at a rate not in excess of three percentage points greater than the dividend rate borne by any series of Senior Securities and which do not prohibit the payment of dividends other than in cash on the Series B Convertible Preferred or prohibit the redemption by the Corporation of the Series B Convertible Preferred pursuant to paragraph (e)(i) above, in an amount sufficient to Refinance any series of Senior Securities, in whole or in part, with such shares being

4

issued no sooner than the date the Corporation Refinances such series of Senior Securities.

(B) So long as any shares of the Series B Convertible Preferred are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect materially and adversely the rights, preferences or privileges of Holders without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series B Convertible Preferred, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

(C) Except as set forth in paragraph (f)(i)(A) above, the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities or the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders and shall not be deemed to affect adversely the rights, preferences or privileges of such Holders.

(ii) Without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series B Convertible Preferred, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Corporation’s assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to, another Person (other than a Wholly-Owned Subsidiary with, into or to another Wholly-Owned Subsidiary) or adopt a plan of liquidation unless (A) either (I) the Corporation is the surviving or continuing Person or (II) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or, in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred shall be organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Series B Convertible Preferred shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person with the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series B Convertible Preferred had immediately prior to such transaction; (C) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or shall have occurred after the Issue Date and be continuing; and (D) the Corporation has delivered to the transfer agent for the Series B Convertible Preferred prior to the consummation of the proposed transaction an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the

5

Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

(iii) (A) If the Corporation fails to discharge any redemption or conversion obligation with respect to the Series B Convertible Preferred (such failure being a “Voting Rights Triggering Event”), then, subject to paragraph (f)(iii)(E) below, Holders of at least a majority of the then outstanding shares of Series B Convertible Preferred, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors, at a meeting called for such purpose following the occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders expire (other than as described in (f)(iii)(B) below), and the number of directors constituting the Board of Directors shall be increased by the number of directors so elected by the Holders. The voting rights provided herein shall be the exclusive remedy at law or in equity of the Holders for any Voting Rights Triggering Event.

(B) The right of the Holders voting together as a separate class to elect members of the Board of Directors as set forth in paragraph (f)(iii)(A) above shall continue until such time as in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured or waived by Holders of at least a majority of the then outstanding shares of Series B Convertible Preferred that are entitled to vote thereon, at which time (I) the special right of the Holders so to vote as a class for the election of directors and (II) the term of office of the directors elected by the Holders shall each terminate and such persons shall cease to be members of the Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to paragraph (f)(iii) hereof, or if vacancies shall exist in the offices of directors elected by such Holders, a proper officer of the Corporation may, and upon the written request of Holders of at least 25% of the then outstanding shares of Series B Convertible Preferred addressed to the secretary of the Corporation shall, call a special meeting of the Holders, for the purpose of electing the directors which the Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within 20 days after personal service of said written request upon the secretary of the Corporation, or within 20 days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then Holders of at least 25% of the then outstanding shares of Series B Convertible Preferred may designate in writing one of their number to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by the Holder so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Series B Convertible Preferred so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

(C) At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of Holders of at least a majority of the then

6

outstanding shares of Series B Convertible Preferred shall be required to constitute a quorum of such Series B Convertible Preferred.

(D) Any vacancy occurring in the office of a director elected by the Holders may be filled by the remaining director (if any) elected by the Holders unless and until such vacancy shall be filled by the Holders.

(E) The provisions of this paragraph (f)(iii) shall apply only to those Holders, if any, that would be permitted to vote in the election of directors of the Corporation pursuant to applicable laws and regulations of the FCC, with such Holders together being treated as the class of Holders entitled to exercise such rights. The determination as to whether any Holder would not be permitted to exercise such voting rights shall be made jointly by any such Holder(s) and the Corporation.

(iv) In any case in which the Holders shall be entitled to vote pursuant to this paragraph (f) or pursuant to the General Corporation Law of the State of Delaware, each Holder entitled to vote with respect to such matter shall be entitled to one vote for each then outstanding share of Series B Convertible Preferred so held.

(g) Conversion.

(i) Optional Conversion. Each share of the Series B Convertible Preferred is convertible at the option of the Holder thereof, at any time and from time to time, into (A) a number of shares of Class D Common Stock equal to the Issue Price of the shares of Series B Convertible Preferred surrendered for conversion plus accrued and unpaid dividends thereon, divided by (B) the Conversion Price then in effect, except that if shares of Series B Convertible Preferred are called for redemption the conversion right will terminate at the close of business on the Redemption Date. No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will pay a cash adjustment based upon the Common Stock Value as of the close of business on the first Business Day preceding the date of conversion. The Series B Convertible Preferred shall be converted by the holder thereof by surrendering the certificate or certificates representing the shares of Series B Convertible Preferred to be converted, appropriately completed, to the transfer agent for the Common Stock. The transfer agent shall issue one or more certificates representing the Class D Common Stock in the name or names requested by such Holder. The transfer agent will deliver to such Holder a new certificate representing the shares of Series B Convertible Preferred in excess of those being surrendered for conversion. The conversion rights stated herein are subject to compliance by the Holder with all applicable laws and regulations.

(ii) Mandatory Conversion. At any time following the first anniversary of the Issue Date, upon the occurrence of a Mandatory Conversion Event, including a Mandatory Conversion Event that occurs after the Redemption Date to the extent any share of Series B Convertible Preferred remains outstanding after the Redemption Date, unless previously converted at the option of Holders in accordance with the provisions hereof, each outstanding share of Series B Convertible Preferred

7

shall, without notice to Holders, convert automatically (the “Mandatory Conversion”) into (A) a number of shares of Class D Common Stock equal to the Issue Price of the shares of Series B Convertible Preferred so converted plus accrued and unpaid dividends thereon, divided by the (B) Conversion Price then in effect. No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will pay a cash adjustment based upon the Common Stock Value as of the close of business on the first Business Day preceding the date of the occurrence of such Mandatory Conversion Event. Promptly following a Mandatory Conversion Event, written notice (the “Mandatory Conversion Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice or any deficiency therein shall affect the validity of the procedures for the Mandatory Conversion as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was effected. Each Holder shall surrender the certificate or certificates representing all shares of Series B Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation) and the Corporation shall issue to such Holder that number of shares of Class D Common Stock to which such Holder is entitled, as calculated in accordance with this paragraph.

(iii) (A) In case the Corporation shall (I) pay a dividend or distribution in shares of Class D Common Stock on its shares of Class D Common Stock, (II) subdivide its outstanding shares of Class D Common Stock into a greater number of shares, (III) combine its outstanding shares of Class D Common Stock into a smaller number of shares, or (IV) issue, by reclassification of its shares of Class D Common Stock, any shares of its Capital Stock (each such transaction being called a “Stock Transaction”), then and in each such case, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of a share of Series B Convertible Preferred surrendered for conversion after the record date fixing stockholders to be affected by such Stock Transaction shall be entitled to receive upon conversion the number of shares of Class D Common Stock which such Holder would have been entitled to receive after the happening of such event had such share of Series B Convertible Preferred been converted immediately prior to such record date. Such adjustment shall be made whenever any Stock Transaction occurs, but shall also be effective retroactively as to shares of Series B Convertible Preferred converted between such record date and the date of the happening of any such Stock Transaction.

(B) If the Corporation shall, at any time or from time to time while any shares of Series B Convertible Preferred are outstanding, issue or sell any right or warrant to purchase, acquire or subscribe for shares of Class D Common Stock (including a right or warrant with respect to any security convertible into or exchangeable for shares of Class D Common Stock) generally to holders of its Common Stock (including by way of a reclassification of shares or a recapitalization of the Corporation), for a consideration on the date of such issuance or sale less than the Common Stock Value of the shares of Class D Common Stock underlying such rights or warrants on the date of such issuance or sale, then and in each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (I) the

8

Common Stock Value per share of Class D Common Stock on the first Business Day after the date of the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the number of shares of Class D Common Stock outstanding immediately prior to such issuance or sale plus (II) the aggregate Fair Market Value of the consideration to be received by the Corporation in connection with the issuance or sale of the rights or warrants plus the aggregate consideration to be received in respect of the purchase of the shares of Class D Common Stock underlying such rights or warrants, and the denominator of which shall be the Common Stock Value per share of Class D Common Stock on the Business Day immediately preceding the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the aggregate number of shares of Class D Common Stock (I) outstanding immediately prior to such issuance or sale plus (II) underlying such rights or warrants at the time of such issuance or sale. For the purposes of the preceding sentence, the aggregate consideration receivable by the Corporation in connection with the issuance or sale of any such right or warrant shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such rights or warrants. No adjustment to the Conversion Price pursuant to this paragraph (B) shall be made if, in conjunction with any such issuance or sale by the Corporation generally to holders of its Common Stock, the Corporation issues or offers to sell to the Holders such rights or warrants on the same basis as the Holders would have received had their shares of Series B Convertible Preferred been converted into shares of Class D Common Stock immediately prior to the such issuance or sale. Upon the expiration or termination of any such rights or warrants without the exercise of such rights or warrants, the Conversion Price then in effect shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such rights or warrants, to the extent outstanding immediately prior to such expiration or termination, never been issued, although such adjustment shall not effect previously converted shares.

(C) In the event the Corporation shall at any time or from time to time while any shares of Series B Convertible Preferred are outstanding declare, order, pay or make a dividend or other distribution generally to holders of its Common Stock in stock or other securities or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries or evidences of Indebtedness of the Corporation or any other person or pay any Extraordinary Cash Dividend (other than any dividend or distribution on the Class D Common Stock (I) referred to in paragraphs (A) or (B) above or (II) if in conjunction therewith the Corporation declares and pays or makes a dividend or distribution on each share of Series B Convertible Preferred which is the same as the dividend or distribution that would have been made or paid with respect to such share of Series B Convertible Preferred had such share been converted into shares of Class D Common Stock immediately prior to the record date for any such dividend or distribution on the Class D Common Stock), then, and in each such case, an appropriate adjustment to the Conversion Price shall be made so that the Holder of each share of Series B Convertible Preferred shall be entitled to receive, upon the conversion thereof, the number of shares of Class D Common Stock determined by multiplying (x) the number of shares of Class D Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled

9

to receive such dividend or distribution by (y) a fraction, the numerator of which shall be the Common Stock Value per share of Class D Common Stock as of such record date, and the denominator of which shall be such Common Stock Value per share of Class D Common Stock less the Fair Market Value per share of Class D Common Stock of such dividend or distribution (as determined in good faith by the Board of Directors, as evidenced by a Board Resolution mailed to each holder of Series B Convertible Preferred). An adjustment made pursuant to this paragraph (C) shall be made upon the opening of business on the next Business Day following the date on which any such dividend or distribution is made and shall be effective retroactively to the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution.

(D) In the event the Company shall, at any time or from time to time while any shares of Series B Convertible Preferred are outstanding, repurchase (a “Repurchase”) any portion of the Class D Common Stock from holders generally at a premium over the Common Stock Value thereof on the next trading day immediately preceding the consummation of such Repurchase, then and in the case of each Repurchase the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying such Conversion Price by the fraction the numerator of which is (I) the product of (x) the number of shares of Class D Common Stock outstanding immediately before such Repurchase multiplied by (y) the Common Stock Value per share of Class D Common Stock on the next trading day immediately following the consummation of such Repurchase minus (II) the aggregate purchase price of the Repurchase and the denominator of which shall be the product of (x) the number of shares of Class D Common Stock outstanding immediately before such Repurchase minus the number of shares of Class D Common Stock Repurchased by the Company multiplied by (y) the Common Stock Value per share of Class D Common Stock on the next trading day immediately following the consummation of such Repurchase. Such adjustment shall be made whenever any such Repurchase occurs, but shall also be effective retroactively as to shares of Series B Convertible Preferred converted between such record date and the date of the happening of any such Repurchase.

(iv) No adjustment in the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

(v) In the event of any capital reorganization (other than a capital reorganization covered by paragraph (ii)(C) above) or reclassification of outstanding shares of Common Stock of the Corporation (other than a reclassification covered by paragraph (ii)(A) above), or in case of any merger, consolidation or other corporate combination of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a “Transaction”), each share of Series B Convertible Preferred shall continue to remain outstanding if the Corporation is the Surviving Person (as defined below) of such Transaction, and shall be subject to all the provisions hereof, as in effect prior to such Transaction, or if the

10

Corporation is not the Surviving Person, each share of Series B Convertible Preferred shall be exchanged in such Transaction for a new series of convertible preferred stock of the Surviving Person, or in the case of a Surviving Person other than a corporation, comparable securities of such Surviving Person, in either case having economic terms as nearly equivalent as possible to, and with the same voting and other rights as, the Series B Convertible Preferred, including entitling the holder thereof to receive, upon presentation of the certificate therefor to the Surviving Person subsequent to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Class D Common Stock into which one share of Series B Convertible Preferred was convertible immediately prior to such Transaction. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph (v) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. If the holders of Class D Common Stock have the opportunity to elect the form of consideration to be received by them in such Transaction, then from and after the effective date of such Transaction, the Series B Convertible Preferred shall be convertible into the consideration that a majority of the holders of the Class D Common Stock who made such election received in such Transaction.

Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, proper provision is made to ensure that the holders of shares of Series B Convertible Preferred will be entitled to receive the benefits afforded by this paragraph (v).

For purposes of this paragraph (v), “Surviving Person” shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or substantially all of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Series B Convertible Preferred or Common Stock of the Corporation is exchanged, converted or reclassified into the securities of any other Person or cash or any other property.

(vi) The conversion price shall initially equal $0.90 per share, and shall increase from and after the Issue Date at a rate equal to the dividend rate on the Series B Convertible Preferred as set forth in paragraph (c)(i) (the “Conversion Price”). The Conversion Price shall be subject to adjustment as provided in this paragraph (g).

(vii) From and after an Initial Public Offering, the Corporation shall cause the shares of Class D Common Stock issuable upon conversion of the Series B Convertible Preferred to be approved for listing on the principal securities exchange on which the Class D Common Stock may at the time be listed for trading, subject to official notification of issuance, prior to the date of issuance thereof. Notwithstanding anything in this Certificate of Designation to the contrary, no Holders shall be entitled to exercise the conversion rights set forth in this paragraph (g) until such time as any conditions for listing the Class D Common Stock issuable upon conversion of the Series B Convertible

11

Preferred on the principal securities exchange on which the Class D Common Stock may be listed for trading, if any and if applicable, have been satisfied.

(viii) Notwithstanding anything to the contrary contained in this paragraph (g), there shall be no adjustment to the Conversion Price in connection with any issuance of additional shares of Series B Convertible Preferred or any other securities that are or may be or become issued or issuable in connection with the transactions contemplated by the Master Transaction Agreement.

(h) Reissuance of Series B Convertible Preferred. Shares of Series B Convertible Preferred that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares as Series B Convertible Preferred must be in compliance with the terms hereof.

(i) Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

(j) Reports. If the Corporation is no longer required to file annual or quarterly reports with the Commission pursuant to the Exchange Act, the Corporation will provide to the Holders such annual and quarterly financial statements as the Corporation would have been required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act had it been so subject without cost to the Holders.

(k) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Board of Directors” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Board Resolution” means a copy of a resolution certified pursuant to an Officers’ Certificate to have been duly adopted by the Board of Directors and to be in full force and effect.

12

“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Certificate of Incorporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Class A Common Stock” means the Class A Common Stock, par value $.001 per share, of the Corporation.

“Class D Common Stock” means the Class D Non-Voting Common Stock, par value $.001 per share, of the Corporation.

“Commission” means the Securities and Exchange Commission.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Common Stock Value” on any date means, with respect to the Class A Common Stock or the Class D Common Stock, the last sale price for the Class A Common Stock or the Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or the Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or the Class D Common Stock is listed or admitted to trading or, if neither the Class A Common Stock nor the Class D Common Stock is listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if neither the Class A Common Stock nor the Class D Common Stock is quoted by any such organization, the average of the closing bid and asked

13

prices as furnished by a professional market maker making a market in the Class A Common Stock or the Class D Common Stock selected by the Board of Directors or, in the event that no trading price is available for the Class A Common Stock or the Class D Common Stock, the fair market value of the Class A Common Stock, as determined in good faith by the Board of Directors.

“Communications Act” means the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992) and all rules and regulations of the FCC, in each case as from time to time in effect.

“Consolidated EBITDA” means, for any Person, for any period, an amount equal to (a) the sum of Consolidated Net Income for such period, plus, to the extent deducted from the revenues of such Person in determining Consolidated Net Income, (i) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing a loss in Consolidated Net Income above, plus (ii) Consolidated Interest Expense, net of interest income earned on cash or cash equivalents for such period (including, for this purpose, dividends on preferred stock only to the extent that such dividends were deducted in determining Consolidated Net Income), plus (iii) depreciation for such period on a consolidated basis, plus (iv) amortization of intangibles and broadcast program licenses for such period on a consolidated basis, minus (b) scheduled payments relating to broadcast program license liabilities, except that with respect to the Corporation each of the foregoing items shall be determined on a consolidated basis with respect to the Corporation and its Subsidiaries only; provided, however, that, for purposes of calculating Consolidated EBITDA during any fiscal quarter, cash income from a particular Investment of such Person shall be included only if cash income has been received by such Person as a result of the operation of the business in which such Investment has been made in the ordinary course without giving effect to any extraordinary, unusual and non-recurring gains.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, and all

14

time brokerage fees relating to financing of television stations which the Corporation has an agreement or option to acquire.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the net income of any Person (the “other Person”) in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or to the Subsidiary, (b) the net income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) (i) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an asset sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary, unusual and non-recurring gains and losses shall be excluded, (e) losses associated with discontinued and terminated operations in an amount not to exceed $1,000,000 per annum shall be excluded and (f) all non-cash items (including, without limitation, cumulative effects of changes in GAAP and equity entitlements granted to employees of the Corporation and its Subsidiaries) increasing and decreasing Consolidated Net Income and not otherwise included in the definition of Consolidated EBITDA shall be excluded.

“Conversion Price” has the meaning ascribed to it in paragraph (g)(vi) hereof.

“Corporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Designated Investment Bank” means an investment bank selected by the Purchasing Party from a list of three internationally recognized investment banks provided to the Purchasing Party by the Company pursuant to Section 2.07 of the Master Transaction Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraordinary Cash Dividend” means cash dividends with respect to the Class A Common Stock the aggregate amount of which in any fiscal year exceeds 10% of Consolidated EBITDA of the Corporation and its subsidiaries for the fiscal year immediately preceding the payment of such dividend.

15

“Fair Market Value” of any consideration other than cash or of any securities shall mean the amount which a willing buyer would pay to a willing seller in an arm’s-length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof.

“FCC” means the Federal Communications Commission and any successor governmental entity performing functions similar to those performed by the Federal Communications Commission on the Issue Date.

“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

“Holder” means a holder of then outstanding shares of Series B Convertible Preferred as reflected in the stock books of the Corporation.

“Initial Public Offering” means the initial underwritten sale of equity securities of the Corporation occurring after the Issue Date pursuant to an effective registration statement under the Securities Act.

“Issue Date” means the date of the issuance of Series B Convertible Preferred.

“Issue Price” means $10,000 per share of Series B Convertible Preferred.

“Junior Preferred Stock” means, collectively, (i) Series D Convertible Preferred, (ii) Series E-1 Convertible Preferred, (iii) Series E-2 Convertible Preferred, and (iv) Series F Non-Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Junior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Liquidation Preference” has the meaning ascribed to it in paragraph (a) hereof.

“Mandatory Conversion” has the meaning ascribed to it in paragraph (g)(ii) hereof.

“Mandatory Conversion Event” means the earlier to occur of: (i) the date on which the last sale price for the Class A Common Stock or Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or Class D Common Stock is listed or admitted to trading, or, if neither Class A Common Stock nor Class D Common Stock is listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid

16

and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use, for the Class A Common Stock or Class D Common Stock for fifteen (15) consecutive trading days is equal to or greater than the Mandatory Conversion Trigger Price as then in effect; and (ii) the issuance by the Corporation of Common Stock at an issue price per share not less than the Mandatory Conversion Trigger Price as then in effect for aggregate gross proceeds (before deduction of underwriting commissions and other expenses of sale) of not less than $75,000,000, provided that if such issuance is made to a Purchasing Party, the Designated Investment Bank shall have provided an opinion in customary form to the Company to the effect that the issue price per share of Common Stock is at or higher than the fair market value of a share of Common Stock.

“Mandatory Conversion Notice” has the meaning ascribed to it in paragraph (g)(ii) hereof.

“Mandatory Conversion Trigger Price” means (A) in the event the Mandatory Conversion Event occurs on or after the first anniversary but prior to the second anniversary of the Issue Date, 102% of the Conversion Price, (B) in the event the Mandatory Conversion Event occurs on or after the second anniversary but prior to the third anniversary of the Issue Date, 101% of the Conversion Price, or (C) in the event the Mandatory Conversion Event occurs on or after the third anniversary of the Issue Date, the Conversion Price.

“Master Transaction Agreement” means the Master Transaction Agreement dated as of May 3, 2007 among the Corporation, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc., and CIG Media LLC, as may be amended, modified or restated from time to time.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

“Officers’ Certificate” means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

17

“Opinion of Counsel” means an opinion of counsel that, in such counsel’s opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under “Officers’ Certificate”.

“Pari Passu Preferred Stock” means collectively, (i) Series C Preferred Stock and (ii) Series C Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Parity Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Person” means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Purchasing Party” means CIG Media LLC, NBC Universal, Inc. and their respective Affiliates.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Redemption Date” has the meaning ascribed to it in paragraph (e)(i) hereof.

“Redemption Notice” has the meaning ascribed to it in paragraph (e)(ii) hereof.

“Redemption Price” means the Issue Price plus (as applicable) all accrued and unpaid dividends through and including the date of redemption.

“Refinance” means, in respect of any security, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security in exchange or replacement for, or to amend the terms of, such security, in whole or in part, for any amount up to and including the greater of the redemption price of such security pursuant to the terms of such security or the face value of such security on the date of any such Refinancing, plus (without duplication) the amount of any accrued dividends on such security, the amount of any premium required to be paid under the terms of such security and the amount of reasonable expenses incurred by the Corporation in connection with such Refinancing. “Refinanced” and “Refinancing” has the correlative meaning.

“Repurchase” has the meaning ascribed to it in paragraph (g)(iii)(D) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Preferred Stock” means, collectively, (i) Series A-1 Convertible Preferred, (ii) Series A-2 Preferred Stock, (iii) Series A-3 Convertible Preferred,

18

(iv) 14¼% Preferred, and (v) 9¾% Preferred, in each case as defined in the Master Transaction Agreement.

“Senior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Series B Convertible Preferred” has the meaning ascribed to it in paragraph (a) hereof.

“Subsidiary”, with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Stock Transaction” has the meaning ascribed to it in paragraph (g)(iii) hereof.

“Surviving Person” has the meaning ascribed to it in paragraph (g)(v) hereof.

“Transaction” has the meaning ascribed to it in paragraph (g)(v) hereof.

“Voting Rights Triggering Event” has the meaning ascribed to it in paragraph (f)(iii)(A) hereof.

“Wholly-Owned Subsidiary” means any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Corporation.

19

IN WITNESS WHEREOF, said ION Media Networks, Inc. has caused this Certificate to be signed by its duly authorized officer this 4th day of May, 2007.

ION MEDIA NETWORKS, INC.
By:	/s/ Richard Garcia
Name: Richard Garcia Title: Chief Financial Officer

Certificate of Designation

EXHIBIT J-1 to the Master Transaction Agreement

Form of Series C Convertible Preferred Certificate of Designation

Exhibit J-1 to the
Master Transaction Agreement

Form of Series C Convertible Preferred Certificate of Designation

CERTIFICATE OF DESIGNATION OF THE POWERS,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS OF
8% SERIES C MANDATORILY CONVERTIBLE PREFERRED STOCK
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

ION Media Networks, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as amended (hereinafter referred to as the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, on May 3, 2007, duly approved and adopted the following resolution:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 8% Series C Mandatorily Convertible Preferred Stock, par value $.001 per share, with a liquidation preference of $10,000 per share, consisting of 11,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this resolution as follows:

(a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “8% Series C Mandatorily Convertible Preferred Stock.” The number of shares constituting such series shall be 11,000 and are referred to as the “Series C Convertible Preferred.” The liquidation preference of the Series C Convertible Preferred shall be $10,000.00 per share (the “Liquidation Preference”).

(b) Rank. The Series C Convertible Preferred shall, with respect to dividends and distributions upon liquidation, winding up or dissolution of the Corporation, rank (i) senior to the Junior Preferred Stock, to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series C Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the

1

Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Securities”); (ii) on a parity with the Pari Passu Preferred Stock and with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series C Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Parity Securities”), provided that any such Parity Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to the Senior Preferred Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Series C Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Senior Securities”), provided that any such Senior Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Senior Securities.

(c) Dividends.

(i) Beginning on the Issue Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series C Convertible Preferred at the higher of (x) a rate per annum equal to 8% of the Issue Price and (y) the aggregate cash dividends per share paid on the Class A Common Stock from (A) the later of the Issue Date or the date of the last payment of a cash dividend on the Class A Common Stock to (B) the date of such determination, multiplied by the number of shares of Class A Common Stock into which each share of Series C Convertible Preferred is convertible. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears, from the Issue Date, but shall be payable only at such time or times as may be fixed by the Board of Directors or as otherwise provided herein and shall not compound. Dividends shall be payable to those Holders who are Holders on such dates as the Board of Directors may determine with respect to such dividends. Dividends shall cease to accrue and accumulate in respect of shares of the Series C Convertible Preferred on the date of conversion of such shares or the date of the redemption of such shares unless the Corporation shall have failed to pay or make available for payment the relevant redemption price on the date fixed for redemption.

(ii) All dividends paid with respect to shares of the Series C Convertible Preferred pursuant to paragraph (c)(i) shall be paid in cash pro rata to the Holders entitled thereto.

(d) Liquidation.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each Holder shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders and before any distribution shall be made or any assets distributed to the holders of any of the

2

Junior Securities, including, without limitation, the Common Stock of the Corporation, an amount in cash equal to the greater of (A) the Liquidation Preference for each outstanding share of Series C Convertible Preferred, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for such liquidation, dissolution or winding up, and (B) the amount per share which would have been payable upon such liquidation, dissolution or winding up to the holders of shares of Class A Common Stock or such other class or series of stock into which the Series C Convertible Preferred is then convertible (assuming the conversion of each share of then convertible Series C Convertible Preferred and without deduction for the Liquidation Preference otherwise payable pursuant to clause (A) hereof), multiplied by the number of shares of Class A Common Stock into which such shares of Series C Convertible Preferred are then convertible. Except as provided in the preceding sentence, Holders of Series C Convertible Preferred shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders and to any holders of all other Parity Securities, then such assets shall be distributed among the Holders and any holders of such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series C Convertible Preferred and any such shares of other Parity Securities if all amounts payable thereon were paid in full.

(ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

(e) Redemption.

(i) Mandatory Redemption. The Corporation shall redeem, in the manner provided for in paragraph (e)(ii) hereof, and out of funds legally available therefor all of the outstanding shares of Series C Convertible Preferred for cash on August 31, 2013 (the “Redemption Date”), at a price per share equal to the Redemption Price.

(ii) Procedures for Redemption. (A) At least 90 days prior to the Redemption Date, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series C Convertible Preferred as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

(1) the Redemption Price;

3

(2) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of Series C Convertible Preferred; and

(3) that dividends on the shares of the Series C Convertible Preferred shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

(B) Each Holder shall surrender the certificate or certificates representing all shares of Series C Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place or places designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

(C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the Redemption Price, dividends on the Series C Convertible Preferred shall cease to accumulate on the Redemption Date, and all rights of the Holders shall terminate with respect to the Series C Convertible Preferred on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if the Redemption Notice shall have been given and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders, then, at the close of business on the day on which such funds are segregated and set aside, the Holders shall cease to be stockholders of the Corporation and shall be entitled only to receive the Redemption Price.

(f) Voting Rights. Holders shall have no voting rights, except as required by the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designation.

(i) (A) So long as any shares of the Series C Convertible Preferred are outstanding, the Corporation may not issue any additional shares of Series C Convertible Preferred or any new class of Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock Parity Securities or Senior Securities) without the approval of Holders holding at least a majority of the then outstanding shares of Series C Convertible Preferred, voting or consenting, as the case may be, together as one class given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that the Corporation may, without the approval of such Holders issue additional shares of Parity Securities or Senior Securities (including shares issued in payment of dividends thereon in accordance with their respective certificates of designation) and which Senior Securities or Parity Securities do not require the Corporation to pay dividends thereon on a current basis in cash, or require cash dividends to be paid at a rate not in excess of three percentage points greater than the dividend rate borne by any series of Senior Securities and which do not prohibit the payment of dividends other than in cash on the Series C

4

Convertible Preferred or prohibit the redemption by the Corporation of the Series C Convertible Preferred pursuant to paragraph (e)(i) above, in an amount sufficient to Refinance any series of Senior Securities, in whole or in part, with such shares being issued no sooner than the date the Corporation Refinances such series of Senior Securities.

(B) So long as any shares of the Series C Convertible Preferred are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect materially and adversely the rights, preferences or privileges of Holders without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series C Convertible Preferred, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

(C) Except as set forth in paragraph (f)(i)(A) above, the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities or the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders and shall not be deemed to affect adversely the rights, preferences or privileges of such Holders.

(ii) Without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series C Convertible Preferred, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Corporation’s assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to, another Person (other than a Wholly-Owned Subsidiary with, into or to another Wholly-Owned Subsidiary) or adopt a plan of liquidation unless (A) either (I) the Corporation is the surviving or continuing Person or (II) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or, in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred shall be organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Series C Convertible Preferred shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person with the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series C Convertible Preferred had immediately prior to such transaction; (C) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or shall have occurred after the Issue Date and be continuing; and (D) the Corporation has delivered to the transfer agent for the Series C Convertible Preferred prior to the consummation of the proposed transaction an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or

5

otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

(iii) (A) If the Corporation fails to discharge any redemption or conversion obligation with respect to the Series C Convertible Preferred (such failure being a “Voting Rights Triggering Event”), then, subject to paragraph (f)(iii)(E) below, Holders of at least a majority of the then outstanding shares of Series C Convertible Preferred, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors, at a meeting called for such purpose following the occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders expire (other than as described in (f)(iii)(B) below), and the number of directors constituting the Board of Directors shall be increased by the number of directors so elected by the Holders. The voting rights provided herein shall be the exclusive remedy at law or in equity of the Holders for any Voting Rights Triggering Event.

(B) The right of the Holders voting together as a separate class to elect members of the Board of Directors as set forth in paragraph (f)(iii)(A) above shall continue until such time as in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured or waived by Holders of at least a majority of the then outstanding shares of Series C Convertible Preferred that are entitled to vote thereon, at which time (I) the special right of the Holders so to vote as a class for the election of directors and (II) the term of office of the directors elected by the Holders shall each terminate and such persons shall cease to be members of the Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to paragraph (f)(iii) hereof, or if vacancies shall exist in the offices of directors elected by such Holders, a proper officer of the Corporation may, and upon the written request of Holders of at least 25% of the then outstanding shares of Series C Convertible Preferred addressed to the secretary of the Corporation shall, call a special meeting of the Holders, for the purpose of electing the directors which the Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within 20 days after personal service of said written request upon the secretary of the Corporation, or within 20 days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then Holders of at least 25% of the then outstanding shares of Series C Convertible Preferred may designate in writing one of their number to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by the Holder so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Series C Convertible Preferred so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

6

(C) At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of Holders of at least a majority of the then outstanding shares of Series C Convertible Preferred shall be required to constitute a quorum of such Series C Convertible Preferred.

(D) Any vacancy occurring in the office of a director elected by the Holders may be filled by the remaining director (if any) elected by the Holders unless and until such vacancy shall be filled by the Holders.

(E) The provisions of this paragraph (f)(iii) shall apply only to those Holders, if any, that would be permitted to vote in the election of directors of the Corporation pursuant to applicable laws and regulations of the FCC, with such Holders together being treated as the class of Holders entitled to exercise such rights. The determination as to whether any Holder would not be permitted to exercise such voting rights shall be made jointly by any such Holder(s) and the Corporation.

(iv) In any case in which the Holders shall be entitled to vote pursuant to this paragraph (f) or pursuant to the General Corporation Law of the State of Delaware, each Holder entitled to vote with respect to such matter shall be entitled to one vote for each then outstanding share of Series C Convertible Preferred so held.

(g) Conversion.

(i) Optional Conversion. Each share of the Series C Convertible Preferred is convertible at the option of the Holder thereof, at any time and from time to time, into (A) a number of Conversion Shares equal to the Issue Price of the shares of Series C Convertible Preferred surrendered for conversion plus accrued and unpaid dividends thereon, divided by (B) the Conversion Price then in effect, except that if shares of Series C Convertible Preferred are called for redemption the conversion right will terminate at the close of business on the Redemption Date. No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will pay a cash adjustment based upon the Common Stock Value as of the close of business on the first Business Day preceding the date of conversion. The Series C Convertible Preferred shall be converted by the holder thereof by surrendering the certificate or certificates representing the shares of Series C Convertible Preferred to be converted, appropriately completed, to the transfer agent for the Common Stock. The transfer agent shall issue one or more certificates representing the Conversion Shares in the name or names requested by such Holder. The transfer agent will deliver to such Holder a new certificate representing the shares of Series C Convertible Preferred in excess of those being surrendered for conversion. The conversion rights stated herein are subject to compliance by the Holder with all applicable laws and regulations, including, without limitation, the Communications Act, and as a condition precedent to the Corporation’s obligation to issue Conversion Shares to a Holder or its designee(s), the Corporation may require that such Holder deliver to the Corporation an opinion of legal counsel reasonably acceptable to the Corporation to the

7

effect that the issuance of Conversion Shares to such Holder or its designee(s) upon conversion will not violate or conflict with the Communications Act.

(ii) Mandatory Conversion. At any time following the first anniversary of the Issue Date, upon the occurrence of a Mandatory Conversion Event, including a Mandatory Conversion Event that occurs after the Redemption Date to the extent any share of Series C Convertible Preferred remains outstanding after the Redemption Date, unless previously converted at the option of Holders in accordance with the provisions hereof, each outstanding share of Series C Convertible Preferred shall, without notice to Holders, convert automatically (the “Mandatory Conversion”) into (A) a number of Conversion Shares equal to the Issue Price of the shares of Series C Convertible Preferred so converted plus accrued and unpaid dividends thereon, divided by the (B) Conversion Price then in effect. No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will pay a cash adjustment based upon the Common Stock Value as of the close of business on the first Business Day preceding the date of the occurrence of such Mandatory Conversion Event. Promptly following a Mandatory Conversion Event, written notice (the “Mandatory Conversion Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice or any deficiency therein shall affect the validity of the procedures for the Mandatory Conversion as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was effected. Each Holder shall surrender the certificate or certificates representing all shares of Series C Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation) and the Corporation shall issue to such Holder that number of shares of Class A Common Stock to which such Holder is entitled, as calculated in accordance with this paragraph; provided, however, that if a Holder shall notify the Corporation within five (5) Business Days of receipt of the Mandatory Conversion Notice that it wishes to receive Class C Common Stock in accordance with this paragraph, the Corporation shall issue such Holder an equal number of shares of Class C Common Stock to which such Holder is entitled as calculated in accordance with this paragraph.

(iii) (A) In case the Corporation shall (I) pay a dividend or distribution in shares of Class A Common Stock on its shares of Class A Common Stock, (II) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (III) combine its outstanding shares of Class A Common Stock into a smaller number of shares, or (IV) issue, by reclassification of its shares of Class A Common Stock, any shares of its Capital Stock (each such transaction being called a “Stock Transaction”), then and in each such case, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of a share of Series C Convertible Preferred surrendered for conversion after the record date fixing stockholders to be affected by such Stock Transaction shall be entitled to receive upon conversion the number of Conversion Shares which such Holder would have been entitled to receive after the happening of such event had such share of Series C Convertible Preferred been converted immediately prior to such record date. Such adjustment shall be made

8

whenever any Stock Transaction occurs, but shall also be effective retroactively as to shares of Series C Convertible Preferred converted between such record date and the date of the happening of any such Stock Transaction.

(B) If the Corporation shall, at any time or from time to time while any shares of Series C Convertible Preferred are outstanding, issue or sell any right or warrant to purchase, acquire or subscribe for shares of Class A Common Stock (including a right or warrant with respect to any security convertible into or exchangeable for shares of Class A Common Stock) generally to holders of its Common Stock (including by way of a reclassification of shares or a recapitalization of the Corporation), for a consideration on the date of such issuance or sale less than the Common Stock Value of the shares of Class A Common Stock underlying such rights or warrants on the date of such issuance or sale, then and in each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (I) the Common Stock Value per share of Class A Common Stock on the first Business Day after the date of the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the number of shares of Class A Common Stock outstanding immediately prior to such issuance or sale plus (II) the aggregate Fair Market Value of the consideration to be received by the Corporation in connection with the issuance or sale of the rights or warrants plus the aggregate consideration to be received in respect of the purchase of the shares of Class A Common Stock underlying such rights or warrants, and the denominator of which shall be the Common Stock Value per share of Class A Common Stock on the Business Day immediately preceding the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the aggregate number of shares of Class A Common Stock (I) outstanding immediately prior to such issuance or sale plus (II) underlying such rights or warrants at the time of such issuance or sale. For the purposes of the preceding sentence, the aggregate consideration receivable by the Corporation in connection with the issuance or sale of any such right or warrant shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such rights or warrants. No adjustment to the Conversion Price pursuant to this paragraph (B) shall be made if, in conjunction with any such issuance or sale by the Corporation generally to holders of its Common Stock, the Corporation issues or offers to sell to the Holders such rights or warrants on the same basis as the Holders would have received had their shares of Series C Convertible Preferred been converted into shares of Class A Common Stock (or Class C Common Stock, as the case may be) immediately prior to the such issuance or sale. Upon the expiration or termination of any such rights or warrants without the exercise of such rights or warrants, the Conversion Price then in effect shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such rights or warrants, to the extent outstanding immediately prior to such expiration or termination, never been issued, although such adjustment shall not effect previously converted shares.

(C) In the event the Corporation shall at any time or from time to time while any shares of Series C Convertible Preferred are outstanding declare, order, pay or make a dividend or other distribution generally to holders of its Common Stock in stock or other securities or rights or warrants to subscribe for securities of the Corporation or

9

any of its subsidiaries or evidences of Indebtedness of the Corporation or any other person or pay any Extraordinary Cash Dividend (other than any dividend or distribution on the Class A Common Stock (I) referred to in paragraphs (A) or (B) above or (II) if in conjunction therewith the Corporation declares and pays or makes a dividend or distribution on each share of Series C Convertible Preferred which is the same as the dividend or distribution that would have been made or paid with respect to such share of Series C Convertible Preferred had such share been converted into shares of Class A Common Stock immediately prior to the record date for any such dividend or distribution on the Class A Common Stock), then, and in each such case, an appropriate adjustment to the Conversion Price shall be made so that the Holder of each share of Series C Convertible Preferred shall be entitled to receive, upon the conversion thereof, the number of shares of Class A Common Stock determined by multiplying (x) the number of shares of Class A Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (y) a fraction, the numerator of which shall be the Common Stock Value per share of Class A Common Stock as of such record date, and the denominator of which shall be such Common Stock Value per share of Class A Common Stock less the Fair Market Value per share of Class A Common Stock of such dividend or distribution (as determined in good faith by the Board of Directors, as evidenced by a Board Resolution mailed to each holder of Series C Convertible Preferred). An adjustment made pursuant to this paragraph (C) shall be made upon the opening of business on the next Business Day following the date on which any such dividend or distribution is made and shall be effective retroactively to the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution.

(D) In the event the Company shall, at any time or from time to time while any shares of Series C Convertible Preferred are outstanding, repurchase (a “Repurchase”) any portion of the Class A Common Stock from holders generally at a premium over the Common Stock Value thereof on the next trading day immediately preceding the consummation of such Repurchase, then and in the case of each Repurchase the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying such Conversion Price by the fraction the numerator of which is (I) the product of (x) the number of shares of Class A Common Stock outstanding immediately before such Repurchase multiplied by (y) the Common Stock Value per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase minus (II) the aggregate purchase price of the Repurchase and the denominator of which shall be the product of (x) the number of shares of Class A Common Stock outstanding immediately before such Repurchase minus the number of shares of Class A Common Stock Repurchased by the Company multiplied by (y) the Common Stock Value per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase. Such adjustment shall be made whenever any such Repurchase occurs, but shall also be effective retroactively as to shares of Series C Convertible Preferred converted between such record date and the date of the happening of any such Repurchase.

10

(iv) No adjustment in the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

(v) In the event of any capital reorganization (other than a capital reorganization covered by paragraph (ii)(C) above) or reclassification of outstanding shares of Common Stock of the Corporation (other than a reclassification covered by paragraph (ii)(A) above), or in case of any merger, consolidation or other corporate combination of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a “Transaction”), each share of Series C Convertible Preferred shall continue to remain outstanding if the Corporation is the Surviving Person (as defined below) of such Transaction, and shall be subject to all the provisions hereof, as in effect prior to such Transaction, or if the Corporation is not the Surviving Person, each share of Series C Convertible Preferred shall be exchanged in such Transaction for a new series of convertible preferred stock of the Surviving Person, or in the case of a Surviving Person other than a corporation, comparable securities of such Surviving Person, in either case having economic terms as nearly equivalent as possible to, and with the same voting and other rights as, the Series C Convertible Preferred, including entitling the holder thereof to receive, upon presentation of the certificate therefor to the Surviving Person subsequent to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Class A Common Stock into which one share of Series C Convertible Preferred was convertible immediately prior to such Transaction. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph (v) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. If the holders of Class A Common Stock have the opportunity to elect the form of consideration to be received by them in such Transaction, then from and after the effective date of such Transaction, the Series C Convertible Preferred shall be convertible into the consideration that a majority of the holders of the Class A Common Stock who made such election received in such Transaction.

Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, proper provision is made to ensure that the holders of shares of Series C Convertible Preferred will be entitled to receive the benefits afforded by this paragraph (v).

For purposes of this paragraph (v), “Surviving Person” shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or substantially all of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Series C Convertible

11

Preferred or Common Stock of the Corporation is exchanged, converted or reclassified into the securities of any other Person or cash or any other property.

(vi) The conversion price shall initially equal $0.75 per share, and shall increase from and after the Issue Date at a rate equal to the dividend rate on the Series C Convertible Preferred as set forth in paragraph (c)(i) (the “Conversion Price”). The Conversion Price shall be subject to adjustment as provided in this paragraph (g).

(vii) From and after an Initial Public Offering, the Corporation shall cause the shares of Class A Common Stock issuable upon conversion of the Series C Convertible Preferred (or in the case of a Holder’s election to convert into Class C Common Stock, upon conversion of such Class C Common Stock) to be approved for listing on the principal securities exchange on which the Class A Common Stock may at the time be listed for trading, subject to official notification of issuance, prior to the date of issuance thereof. Notwithstanding anything in this Certificate of Designation to the contrary, no Holders shall be entitled to exercise the conversion rights set forth in this paragraph (g) until such time as any conditions for listing the Class A Common Stock issuable upon conversion of the Series C Convertible Preferred on the principal securities exchange on which the Class A Common Stock may be listed for trading, if any and if applicable, have been satisfied.

(viii) Notwithstanding anything to the contrary contained in this paragraph (g), there shall be no adjustment to the Conversion Price in connection with any issuance of additional shares of Series C Convertible Preferred or any other securities that are or may be or become issued or issuable in connection with the transactions contemplated by the Master Transaction Agreement.

(h) Reissuance of Series C Convertible Preferred. Shares of Series C Convertible Preferred that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares as Series C Convertible Preferred must be in compliance with the terms hereof.

(i) Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

12

(j) Reports. If the Corporation is no longer required to file annual or quarterly reports with the Commission pursuant to the Exchange Act, the Corporation will provide to the Holders such annual and quarterly financial statements as the Corporation would have been required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act had it been so subject without cost to the Holders.

(k) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Board of Directors” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Board Resolution” means a copy of a resolution certified pursuant to an Officers’ Certificate to have been duly adopted by the Board of Directors and to be in full force and effect.

“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Certificate of Incorporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Class A Common Stock” means the Class A Common Stock, par value $.001 per share, of the Corporation.

“Class C Common Stock” means the Class C Non-Voting Common Stock, par value $.001 per share, of the Corporation.

“Class D Common Stock” means the Class D Non-Voting Common Stock, par value $.001 per share, of the Corporation.

“Commission” means the Securities and Exchange Commission.

13

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Common Stock Value” on any date means, with respect to the Class A Common Stock or the Class D Common Stock, the last sale price for the Class A Common Stock or the Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or the Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or the Class D Common Stock is listed or admitted to trading or, if neither the Class A Common Stock nor the Class D Common Stock is listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if neither the Class A Common Stock nor the Class D Common Stock is quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock or the Class D Common Stock selected by the Board of Directors or, in the event that no trading price is available for the Class A Common Stock or the Class D Common Stock, the fair market value of the Class A Common Stock, as determined in good faith by the Board of Directors.

“Communications Act” means the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992) and all rules and regulations of the FCC, in each case as from time to time in effect.

“Consolidated EBITDA” means, for any Person, for any period, an amount equal to (a) the sum of Consolidated Net Income for such period, plus, to the extent deducted from the revenues of such Person in determining Consolidated Net Income, (i) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing a loss in Consolidated Net Income above, plus (ii) Consolidated Interest Expense, net of interest income earned on cash or cash equivalents for such period (including, for this purpose, dividends on preferred stock only to the extent that such dividends were deducted in determining Consolidated Net Income), plus (iii) depreciation for such period on a consolidated basis, plus (iv) amortization of intangibles and broadcast program licenses for such period on a consolidated basis, minus (b) scheduled payments relating to broadcast program license liabilities, except that with respect to the Corporation each of the foregoing items shall be determined on a consolidated basis with respect to the Corporation and its Subsidiaries only; provided, however, that, for purposes of calculating Consolidated EBITDA during

14

any fiscal quarter, cash income from a particular Investment of such Person shall be included only if cash income has been received by such Person as a result of the operation of the business in which such Investment has been made in the ordinary course without giving effect to any extraordinary, unusual and non-recurring gains.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, and all time brokerage fees relating to financing of television stations which the Corporation has an agreement or option to acquire.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the net income of any Person (the “other Person”) in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or to the Subsidiary, (b) the net income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) (i) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an asset sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary, unusual and non-recurring gains and losses shall be excluded, (e) losses associated with discontinued and terminated operations in an amount not to exceed $1,000,000 per annum shall be excluded and (f) all non-cash items (including, without limitation, cumulative effects of changes in GAAP and equity entitlements granted to employees of the Corporation and its Subsidiaries) increasing and decreasing Consolidated Net Income and not otherwise included in the definition of Consolidated EBITDA shall be excluded.

15

“Conversion Price” has the meaning ascribed to it in paragraph (g)(vi) hereof.

“Conversion Shares” means (i) the number of shares of Class A Common Stock or (ii) with respect to any Holder, if such Holder determines, after consultation with its outside legal counsel, that such Holder is prevented under the Communications Act from holding shares of Class A Common Stock issuable upon conversion of such Holder’s shares of Series C Convertible Preferred, an equal number of shares of Class C Common Stock of the Corporation (such Class C Common Stock shall, (1) upon disposition by such Holder to any other Person that such Holder determines is not prevented under the Communications Act from holding shares of Class A Common Stock or (2) upon the determination by such Holder that the Communications Act no longer prohibits such Holder from holding shares of Class A Common Stock, in either case, after consultation by such Person with outside legal counsel and, if required by the Corporation, delivery by such Person to the Corporation an Opinion of Counsel reasonably acceptable to the Corporation to the effect that the Conversion of such Class C Common Stock to Class A Common Stock will not violate or conflict with the Communications Act, automatically be converted into an equal number of shares of Class A Common Stock), into which the Series C Convertible Preferred is from time to time convertible.

“Corporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Designated Investment Bank” means an investment bank selected by the Purchasing Party from a list of three internationally recognized investment banks provided to the Purchasing Party by the Company pursuant to Section 2.07 of the Master Transaction Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraordinary Cash Dividend” means cash dividends with respect to the Class A Common Stock the aggregate amount of which in any fiscal year exceeds 10% of Consolidated EBITDA of the Corporation and its subsidiaries for the fiscal year immediately preceding the payment of such dividend.

“Fair Market Value” of any consideration other than cash or of any securities shall mean the amount which a willing buyer would pay to a willing seller in an arm’s-length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof.

“FCC” means the Federal Communications Commission and any successor governmental entity performing functions similar to those performed by the Federal Communications Commission on the Issue Date.

16

“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

“Holder” means a holder of then outstanding shares of Series C Convertible Preferred as reflected in the stock books of the Corporation.

“Initial Public Offering” means the initial underwritten sale of equity securities of the Corporation occurring after the Issue Date pursuant to an effective registration statement under the Securities Act.

“Issue Date” means the date of the issuance of Series C Convertible Preferred.

“Issue Price” means $10,000 per share of Series C Convertible Preferred.

“Junior Preferred Stock” means, collectively, (i) Series D Convertible Preferred, (ii) Series E-1 Convertible Preferred, (iii) Series E-2 Convertible Preferred and (iv) Series F Non-Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Junior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Liquidation Preference” has the meaning ascribed to it in paragraph (a) hereof.

“Mandatory Conversion” has the meaning ascribed to it in paragraph (g)(ii) hereof.

“Mandatory Conversion Event” means the earlier to occur of: (i) the date on which the last sale price for the Class A Common Stock or Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or Class D Common Stock is listed or admitted to trading, or, if neither Class A Common Stock nor Class D Common Stock is listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use, for the Class A Common Stock or Class D Common Stock for fifteen (15) consecutive trading days is equal to or greater than the Mandatory Conversion Trigger Price as then in effect; and (ii) the issuance by the Corporation of Common Stock at an issue price per share not less than the Mandatory Conversion Trigger Price as then in effect for aggregate gross proceeds (before deduction of underwriting commissions and other expenses of sale) of not less than $75,000,000, provided that if such issuance is made to a Purchasing Party, the Designated Investment Bank shall have provided an opinion in customary form to the Company to the effect that the

17

issue price per share of Common Stock is at or higher than the fair market value of a share of Common Stock.

“Mandatory Conversion Notice” has the meaning ascribed to it in paragraph (g)(ii) hereof.

“Mandatory Conversion Trigger Price” means (A) in the event the Mandatory Conversion Event occurs on or after the first anniversary but prior to the second anniversary of the Issue Date, 102% of the Conversion Price, (B) in the event the Mandatory Conversion Event occurs on or after the second anniversary but prior to the third anniversary of the Issue Date, 101% of the Conversion Price, or (C) in the event the Mandatory Conversion Event occurs on or after the third anniversary of the Issue Date, the Conversion Price.

“Master Transaction Agreement” means the Master Transaction Agreement dated as of May 3, 2007 among the Corporation, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc., and CIG Media LLC, as may be amended, modified or restated from time to time.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

“Officers’ Certificate” means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

“Opinion of Counsel” means an opinion of counsel that, in such counsel’s opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under “Officers’ Certificate”.

“Pari Passu Preferred Stock” means the Series C Preferred Stock and Series B Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Parity Securities” has the meaning ascribed to it in paragraph (b) hereof.

18

“Person” means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Purchasing Party” means CIG Media LLC, NBC Universal, Inc. and their respective Affiliates.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Redemption Date” has the meaning ascribed to it in paragraph (e)(i) hereof.

“Redemption Notice” has the meaning ascribed to it in paragraph (e)(ii) hereof.

“Redemption Price” means the Issue Price plus (as applicable) all accrued and unpaid dividends through and including the date of redemption.

“Refinance” means, in respect of any security, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security in exchange or replacement for, or to amend the terms of, such security, in whole or in part, for any amount up to and including the greater of the redemption price of such security pursuant to the terms of such security or the face value of such security on the date of any such Refinancing, plus (without duplication) the amount of any accrued dividends on such security, the amount of any premium required to be paid under the terms of such security and the amount of reasonable expenses incurred by the Corporation in connection with such Refinancing. “Refinanced” and “Refinancing” has the correlative meaning.

“Repurchase” has the meaning ascribed to it in paragraph (g)(iii)(D) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Preferred Stock” means collectively, (i) Series A-1 Convertible Preferred, (ii) Series A-2 Preferred Stock, (iii) Series A-3 Convertible Preferred, (iv) 14¼% Preferred and (v) 9¾% Preferred, in each case as defined in the Master Transaction Agreement.

“Senior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Series C Convertible Preferred” has the meaning ascribed to it in paragraph (a) hereof.

19

“Subsidiary”, with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Stock Transaction” has the meaning ascribed to it in paragraph (g)(iii) hereof.

“Surviving Person” has the meaning ascribed to it in paragraph (g)(v) hereof.

“Transaction” has the meaning ascribed to it in paragraph (g)(v) hereof.

“Voting Rights Triggering Event” has the meaning ascribed to it in paragraph (f)(iii)(A) hereof.

“Wholly-Owned Subsidiary” means any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Corporation.

20

IN WITNESS WHEREOF, said ION Media Networks, Inc. has caused this Certificate to be signed by its duly authorized officer this ___ day of May, 2007.

ION MEDIA NETWORKS, INC.

By:
Name:
Title:

Certificate of Designation

EXHIBIT J-2 to the Master Transaction Agreement

Form of Series C Convertible Preferred Certificate of Designation

Exhibit J-2 to the
Master Transaction Agreement

Form of Series C Convertible Preferred Certificate of Designation

CERTIFICATE OF DESIGNATION OF THE POWERS,

PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL AND OTHER SPECIAL RIGHTS OF

8% SERIES C MANDATORILY CONVERTIBLE PREFERRED STOCK

AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

ION Media Networks, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as amended (hereinafter referred to as the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, on May 3, 2007, duly approved and adopted the following resolution:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 8% Series C Mandatorily Convertible Preferred Stock, par value $.001 per share, with a liquidation preference of $10,000 per share, consisting of 11,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this resolution as follows:

(a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “8% Series C Mandatorily Convertible Preferred Stock.” The number of shares constituting such series shall be 11,000 and are referred to as the “Series C Convertible Preferred.” The liquidation preference of the Series C Convertible Preferred shall be $10,000.00 per share (the “Liquidation Preference”).

(b) Rank. The Series C Convertible Preferred shall, with respect to dividends and distributions upon liquidation, winding up or dissolution of the Corporation, rank (i) senior to the Junior Preferred Stock, to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series C Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the

1

Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Securities”); (ii) on a parity with the Pari Passu Preferred Stock and with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series C Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Parity Securities”), provided that any such Parity Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to the Senior Preferred Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Series C Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Senior Securities”), provided that any such Senior Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Senior Securities.

(c) Dividends.

(i) Beginning on the Issue Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series C Convertible Preferred at the higher of (x) a rate per annum equal to 8% of the Issue Price and (y) the aggregate cash dividends per share paid on the Class A Common Stock from (A) the later of the Issue Date or the date of the last payment of a cash dividend on the Class A Common Stock to (B) the date of such determination, multiplied by the number of shares of Class A Common Stock into which each share of Series C Convertible Preferred is convertible. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears, from the Issue Date, but shall be payable only at such time or times as may be fixed by the Board of Directors or as otherwise provided herein and shall not compound. Dividends shall be payable to those Holders who are Holders on such dates as the Board of Directors may determine with respect to such dividends. Dividends shall cease to accrue and accumulate in respect of shares of the Series C Convertible Preferred on the date of conversion of such shares or the date of the redemption of such shares unless the Corporation shall have failed to pay or make available for payment the relevant redemption price on the date fixed for redemption.

(ii) All dividends paid with respect to shares of the Series C Convertible Preferred pursuant to paragraph (c)(i) shall be paid in cash pro rata to the Holders entitled thereto.

(d) Liquidation.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each Holder shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders and before any distribution shall be made or any assets distributed to the holders of any of the

2

Junior Securities, including, without limitation, the Common Stock of the Corporation, an amount in cash equal to the greater of (A) the Liquidation Preference for each outstanding share of Series C Convertible Preferred, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for such liquidation, dissolution or winding up, and (B) the amount per share which would have been payable upon such liquidation, dissolution or winding up to the holders of shares of Class A Common Stock or such other class or series of stock into which the Series C Convertible Preferred is then convertible (assuming the conversion of each share of then convertible Series C Convertible Preferred and without deduction for the Liquidation Preference otherwise payable pursuant to clause (A) hereof), multiplied by the number of shares of Class A Common Stock into which such shares of Series C Convertible Preferred are then convertible. Except as provided in the preceding sentence, Holders of Series C Convertible Preferred shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders and to any holders of all other Parity Securities, then such assets shall be distributed among the Holders and any holders of such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series C Convertible Preferred and any such shares of other Parity Securities if all amounts payable thereon were paid in full.

(ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

(e) Redemption.

(i) Mandatory Redemption. The Corporation shall redeem, in the manner provided for in paragraph (e)(ii) hereof, and out of funds legally available therefor all of the outstanding shares of Series C Convertible Preferred for cash on August 31, 2013 (the “Redemption Date”), at a price per share equal to the Redemption Price.

(ii) Procedures for Redemption. (A) At least 90 days prior to the Redemption Date, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series C Convertible Preferred as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

(1) the Redemption Price;

3

(2) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of Series C Convertible Preferred; and

(3) that dividends on the shares of the Series C Convertible Preferred shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

(B) Each Holder shall surrender the certificate or certificates representing all shares of Series C Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place or places designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

(C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the Redemption Price, dividends on the Series C Convertible Preferred shall cease to accumulate on the Redemption Date, and all rights of the Holders shall terminate with respect to the Series C Convertible Preferred on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if the Redemption Notice shall have been given and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders, then, at the close of business on the day on which such funds are segregated and set aside, the Holders shall cease to be stockholders of the Corporation and shall be entitled only to receive the Redemption Price.

(f) Voting Rights. Holders shall have no voting rights, except as required by the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designation.

(i) (A) So long as any shares of the Series C Convertible Preferred are outstanding, the Corporation may not issue any additional shares of Series C Convertible Preferred or any new class of Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock Parity Securities or Senior Securities) without the approval of Holders holding at least a majority of the then outstanding shares of Series C Convertible Preferred, voting or consenting, as the case may be, together as one class given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that the Corporation may, without the approval of such Holders issue additional shares of Parity Securities or Senior Securities (including shares issued in payment of dividends thereon in accordance with their respective certificates of designation) and which Senior Securities or Parity Securities do not require the Corporation to pay dividends thereon on a current basis in cash, or require cash dividends to be paid at a rate not in excess of three percentage points greater than the dividend rate borne by any series of Senior Securities and which do not prohibit the payment of dividends other than in cash on the Series C  Convertible Preferred or prohibit the redemption by the Corporation of the Series C

4

Convertible Preferred pursuant to paragraph (e)(i) above, in an amount sufficient to Refinance any series of Senior Securities, in whole or in part, with such shares being issued no sooner than the date the Corporation Refinances such series of Senior Securities.

(B) So long as any shares of the Series C Convertible Preferred are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect materially and adversely the rights, preferences or privileges of Holders without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series C Convertible Preferred, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

(C) Except as set forth in paragraph (f)(i)(A) above, the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities or the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders and shall not be deemed to affect adversely the rights, preferences or privileges of such Holders.

(ii) Without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series C Convertible Preferred, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Corporation’s assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to, another Person (other than a Wholly-Owned Subsidiary with, into or to another Wholly-Owned Subsidiary) or adopt a plan of liquidation unless (A) either (I) the Corporation is the surviving or continuing Person or (II) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or, in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred shall be organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Series C Convertible Preferred shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person with the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series C Convertible Preferred had immediately prior to such transaction; (C) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or shall have occurred after the Issue Date and be continuing; and (D) the Corporation has delivered to the transfer agent for the Series C Convertible Preferred prior to the consummation of the proposed transaction an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or

5

otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

(iii) (A) If the Corporation fails to discharge any redemption or conversion obligation with respect to the Series C Convertible Preferred (such failure being a “Voting Rights Triggering Event”), then, subject to paragraph (f)(iii)(E) below, Holders of at least a majority of the then outstanding shares of Series C Convertible Preferred, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors, at a meeting called for such purpose following the occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders expire (other than as described in (f)(iii)(B) below), and the number of directors constituting the Board of Directors shall be increased by the number of directors so elected by the Holders. The voting rights provided herein shall be the exclusive remedy at law or in equity of the Holders for any Voting Rights Triggering Event.

(B) The right of the Holders voting together as a separate class to elect members of the Board of Directors as set forth in paragraph (f)(iii)(A) above shall continue until such time as in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured or waived by Holders of at least a majority of the then outstanding shares of Series C Convertible Preferred that are entitled to vote thereon, at which time (I) the special right of the Holders so to vote as a class for the election of directors and (II) the term of office of the directors elected by the Holders shall each terminate and such persons shall cease to be members of the Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to paragraph (f)(iii) hereof, or if vacancies shall exist in the offices of directors elected by such Holders, a proper officer of the Corporation may, and upon the written request of Holders of at least 25% of the then outstanding shares of Series C Convertible Preferred addressed to the secretary of the Corporation shall, call a special meeting of the Holders, for the purpose of electing the directors which the Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within 20 days after personal service of said written request upon the secretary of the Corporation, or within 20 days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then Holders of at least 25% of the then outstanding shares of Series C Convertible Preferred may designate in writing one of their number to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by the Holder so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Series C Convertible Preferred so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

6

(C) At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of Holders of at least a majority of the then outstanding shares of Series C Convertible Preferred shall be required to constitute a quorum of such Series C Convertible Preferred.

(D) Any vacancy occurring in the office of a director elected by the Holders may be filled by the remaining director (if any) elected by the Holders unless and until such vacancy shall be filled by the Holders.

(E) The provisions of this paragraph (f)(iii) shall apply only to those Holders, if any, that would be permitted to vote in the election of directors of the Corporation pursuant to applicable laws and regulations of the FCC, with such Holders together being treated as the class of Holders entitled to exercise such rights. The determination as to whether any Holder would not be permitted to exercise such voting rights shall be made jointly by any such Holder(s) and the Corporation.

(iv) In any case in which the Holders shall be entitled to vote pursuant to this paragraph (f) or pursuant to the General Corporation Law of the State of Delaware, each Holder entitled to vote with respect to such matter shall be entitled to one vote for each then outstanding share of Series C Convertible Preferred so held.

(g) Conversion.

(i) Optional Conversion. Each share of the Series C Convertible Preferred is convertible at the option of the Holder thereof, at any time and from time to time, into (A) a number of Conversion Shares equal to the Issue Price of the shares of Series C Convertible Preferred surrendered for conversion plus accrued and unpaid dividends thereon, divided by (B) the Conversion Price then in effect, except that if shares of Series C Convertible Preferred are called for redemption the conversion right will terminate at the close of business on the Redemption Date. No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will pay a cash adjustment based upon the Common Stock Value as of the close of business on the first Business Day preceding the date of conversion. The Series C Convertible Preferred shall be converted by the holder thereof by surrendering the certificate or certificates representing the shares of Series C Convertible Preferred to be converted, appropriately completed, to the transfer agent for the Common Stock. The transfer agent shall issue one or more certificates representing the Conversion Shares in the name or names requested by such Holder. The transfer agent will deliver to such Holder a new certificate representing the shares of Series C Convertible Preferred in excess of those being surrendered for conversion. The conversion rights stated herein are subject to compliance by the Holder with all applicable laws and regulations, including, without limitation, the Communications Act, and as a condition precedent to the Corporation’s obligation to issue Conversion Shares to a Holder or its designee(s), the Corporation may require that such Holder deliver to the Corporation an opinion of legal counsel reasonably acceptable to the Corporation to the

7

effect that the issuance of Conversion Shares to such Holder or its designee(s) upon conversion will not violate or conflict with the Communications Act.

(ii) Mandatory Conversion. At any time following the first anniversary of the Issue Date, upon the occurrence of a Mandatory Conversion Event, including a Mandatory Conversion Event that occurs after the Redemption Date to the extent any share of Series C Convertible Preferred remains outstanding after the Redemption Date, unless previously converted at the option of Holders in accordance with the provisions hereof, each outstanding share of Series C Convertible Preferred shall, without notice to Holders, convert automatically (the “Mandatory Conversion”) into (A) a number of Conversion Shares equal to the Issue Price of the shares of Series C Convertible Preferred so converted plus accrued and unpaid dividends thereon, divided by the (B) Conversion Price then in effect. No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will pay a cash adjustment based upon the Common Stock Value as of the close of business on the first Business Day preceding the date of the occurrence of such Mandatory Conversion Event. Promptly following a Mandatory Conversion Event, written notice (the “Mandatory Conversion Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice or any deficiency therein shall affect the validity of the procedures for the Mandatory Conversion as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was effected. Each Holder shall surrender the certificate or certificates representing all shares of Series C Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation) and the Corporation shall issue to such Holder that number of shares of Class A Common Stock to which such Holder is entitled, as calculated in accordance with this paragraph; provided, however, that if a Holder shall notify the Corporation within five (5) Business Days of receipt of the Mandatory Conversion Notice that it wishes to receive Class C Common Stock in accordance with this paragraph, the Corporation shall issue such Holder an equal number of shares of Class C Common Stock to which such Holder is entitled as calculated in accordance with this paragraph.

(iii) (A) In case the Corporation shall (I) pay a dividend or distribution in shares of Class A Common Stock on its shares of Class A Common Stock, (II) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (III) combine its outstanding shares of Class A Common Stock into a smaller number of shares, or (IV) issue, by reclassification of its shares of Class A Common Stock, any shares of its Capital Stock (each such transaction being called a “Stock Transaction”), then and in each such case, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of a share of Series C Convertible Preferred surrendered for conversion after the record date fixing stockholders to be affected by such Stock Transaction shall be entitled to receive upon conversion the number of Conversion Shares which such Holder would have been entitled to receive after the happening of such event had such share of Series C Convertible Preferred been converted immediately prior to such record date. Such adjustment shall be made

8

whenever any Stock Transaction occurs, but shall also be effective retroactively as to shares of Series C Convertible Preferred converted between such record date and the date of the happening of any such Stock Transaction.

(B) If the Corporation shall, at any time or from time to time while any shares of Series C Convertible Preferred are outstanding, issue or sell any right or warrant to purchase, acquire or subscribe for shares of Class A Common Stock (including a right or warrant with respect to any security convertible into or exchangeable for shares of Class A Common Stock) generally to holders of its Common Stock (including by way of a reclassification of shares or a recapitalization of the Corporation), for a consideration on the date of such issuance or sale less than the Common Stock Value of the shares of Class A Common Stock underlying such rights or warrants on the date of such issuance or sale, then and in each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (I) the Common Stock Value per share of Class A Common Stock on the first Business Day after the date of the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the number of shares of Class A Common Stock outstanding immediately prior to such issuance or sale plus (II) the aggregate Fair Market Value of the consideration to be received by the Corporation in connection with the issuance or sale of the rights or warrants plus the aggregate consideration to be received in respect of the purchase of the shares of Class A Common Stock underlying such rights or warrants, and the denominator of which shall be the Common Stock Value per share of Class A Common Stock on the Business Day immediately preceding the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the aggregate number of shares of Class A Common Stock (I) outstanding immediately prior to such issuance or sale plus (II) underlying such rights or warrants at the time of such issuance or sale. For the purposes of the preceding sentence, the aggregate consideration receivable by the Corporation in connection with the issuance or sale of any such right or warrant shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such rights or warrants. No adjustment to the Conversion Price pursuant to this paragraph (B) shall be made if, in conjunction with any such issuance or sale by the Corporation generally to holders of its Common Stock, the Corporation issues or offers to sell to the Holders such rights or warrants on the same basis as the Holders would have received had their shares of Series C Convertible Preferred been converted into shares of Class A Common Stock (or Class C Common Stock, as the case may be) immediately prior to the such issuance or sale. Upon the expiration or termination of any such rights or warrants without the exercise of such rights or warrants, the Conversion Price then in effect shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such rights or warrants, to the extent outstanding immediately prior to such expiration or termination, never been issued, although such adjustment shall not effect previously converted shares.

(C) In the event the Corporation shall at any time or from time to time while any shares of Series C Convertible Preferred are outstanding declare, order, pay or make a dividend or other distribution generally to holders of its Common Stock in stock or other securities or rights or warrants to subscribe for securities of the Corporation or

9

any of its subsidiaries or evidences of Indebtedness of the Corporation or any other person or pay any Extraordinary Cash Dividend (other than any dividend or distribution on the Class A Common Stock (I) referred to in paragraphs (A) or (B) above or (II) if in conjunction therewith the Corporation declares and pays or makes a dividend or distribution on each share of Series C Convertible Preferred which is the same as the dividend or distribution that would have been made or paid with respect to such share of Series C Convertible Preferred had such share been converted into shares of Class A Common Stock immediately prior to the record date for any such dividend or distribution on the Class A Common Stock), then, and in each such case, an appropriate adjustment to the Conversion Price shall be made so that the Holder of each share of Series C Convertible Preferred shall be entitled to receive, upon the conversion thereof, the number of shares of Class A Common Stock determined by multiplying (x) the number of shares of Class A Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (y) a fraction, the numerator of which shall be the Common Stock Value per share of Class A Common Stock as of such record date, and the denominator of which shall be such Common Stock Value per share of Class A Common Stock less the Fair Market Value per share of Class A Common Stock of such dividend or distribution (as determined in good faith by the Board of Directors, as evidenced by a Board Resolution mailed to each holder of Series C Convertible Preferred). An adjustment made pursuant to this paragraph (C) shall be made upon the opening of business on the next Business Day following the date on which any such dividend or distribution is made and shall be effective retroactively to the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution.

(D) In the event the Company shall, at any time or from time to time while any shares of Series C Convertible Preferred are outstanding, repurchase (a “Repurchase”) any portion of the Class A Common Stock from holders generally at a premium over the Common Stock Value thereof on the next trading day immediately preceding the consummation of such Repurchase, then and in the case of each Repurchase the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying such Conversion Price by the fraction the numerator of which is (I) the product of (x) the number of shares of Class A Common Stock outstanding immediately before such Repurchase multiplied by (y) the Common Stock Value per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase minus (II) the aggregate purchase price of the Repurchase and the denominator of which shall be the product of (x) the number of shares of Class A Common Stock outstanding immediately before such Repurchase minus the number of shares of Class A Common Stock Repurchased by the Company multiplied by (y) the Common Stock Value per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase. Such adjustment shall be made whenever any such Repurchase occurs, but shall also be effective retroactively as to shares of Series C Convertible Preferred converted between such record date and the date of the happening of any such Repurchase.

10

(iv) No adjustment in the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

(v) In the event of any capital reorganization (other than a capital reorganization covered by paragraph (ii)(C) above) or reclassification of outstanding shares of Common Stock of the Corporation (other than a reclassification covered by paragraph (ii)(A) above), or in case of any merger, consolidation or other corporate combination of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a “Transaction”), each share of Series C Convertible Preferred shall continue to remain outstanding if the Corporation is the Surviving Person (as defined below) of such Transaction, and shall be subject to all the provisions hereof, as in effect prior to such Transaction, or if the Corporation is not the Surviving Person, each share of Series C Convertible Preferred shall be exchanged in such Transaction for a new series of convertible preferred stock of the Surviving Person, or in the case of a Surviving Person other than a corporation, comparable securities of such Surviving Person, in either case having economic terms as nearly equivalent as possible to, and with the same voting and other rights as, the Series C Convertible Preferred, including entitling the holder thereof to receive, upon presentation of the certificate therefor to the Surviving Person subsequent to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Class A Common Stock into which one share of Series C Convertible Preferred was convertible immediately prior to such Transaction. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph (v) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. If the holders of Class A Common Stock have the opportunity to elect the form of consideration to be received by them in such Transaction, then from and after the effective date of such Transaction, the Series C Convertible Preferred shall be convertible into the consideration that a majority of the holders of the Class A Common Stock who made such election received in such Transaction.

Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, proper provision is made to ensure that the holders of shares of Series C Convertible Preferred will be entitled to receive the benefits afforded by this paragraph (v).

For purposes of this paragraph (v), “Surviving Person” shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or substantially all of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Series C Convertible

11

Preferred or Common Stock of the Corporation is exchanged, converted or reclassified into the securities of any other Person or cash or any other property.

(vi) The conversion price shall initially equal $0.75 per share, and shall increase from and after the Issue Date at a rate equal to the dividend rate on the Series C Convertible Preferred as set forth in paragraph (c)(i) (the “Conversion Price”). The Conversion Price shall be subject to adjustment as provided in this paragraph (g).

(vii) From and after an Initial Public Offering, the Corporation shall cause the shares of Class A Common Stock issuable upon conversion of the Series C Convertible Preferred (or in the case of a Holder’s election to convert into Class C Common Stock, upon conversion of such Class C Common Stock) to be approved for listing on the principal securities exchange on which the Class A Common Stock may at the time be listed for trading, subject to official notification of issuance, prior to the date of issuance thereof. Notwithstanding anything in this Certificate of Designation to the contrary, no Holders shall be entitled to exercise the conversion rights set forth in this paragraph (g) until such time as any conditions for listing the Class A Common Stock issuable upon conversion of the Series C Convertible Preferred on the principal securities exchange on which the Class A Common Stock may be listed for trading, if any and if applicable, have been satisfied.

(viii) Notwithstanding anything to the contrary contained in this paragraph (g), there shall be no adjustment to the Conversion Price in connection with any issuance of additional shares of Series C Convertible Preferred or any other securities that are or may be or become issued or issuable in connection with the transactions contemplated by the Master Transaction Agreement.

(h) Reissuance of Series C Convertible Preferred. Shares of Series C Convertible Preferred that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares as Series C Convertible Preferred must be in compliance with the terms hereof.

(i) Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

12

(j) Reports. If the Corporation is no longer required to file annual or quarterly reports with the Commission pursuant to the Exchange Act, the Corporation will provide to the Holders such annual and quarterly financial statements as the Corporation would have been required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act had it been so subject without cost to the Holders.

(k) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Board of Directors” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Board Resolution” means a copy of a resolution certified pursuant to an Officers’ Certificate to have been duly adopted by the Board of Directors and to be in full force and effect.

“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Certificate of Incorporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Class A Common Stock” means the Class A Common Stock, par value $.001 per share, of the Corporation.

“Class C Common Stock” means the Class C Non-Voting Common Stock, par value $.001 per share, of the Corporation.

“Class D Common Stock” means the Class D Non-Voting Common Stock, par value $.001 per share, of the Corporation.

“Commission” means the Securities and Exchange Commission.

13

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Common Stock Value” on any date means, with respect to the Class A Common Stock or the Class D Common Stock, the last sale price for the Class A Common Stock or the Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or the Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or the Class D Common Stock is listed or admitted to trading or, if neither the Class A Common Stock nor the Class D Common Stock is listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if neither the Class A Common Stock nor the Class D Common Stock is quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock or the Class D Common Stock selected by the Board of Directors or, in the event that no trading price is available for the Class A Common Stock or the Class D Common Stock, the fair market value of the Class A Common Stock, as determined in good faith by the Board of Directors.

“Communications Act” means the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992) and all rules and regulations of the FCC, in each case as from time to time in effect.

“Consolidated EBITDA” means, for any Person, for any period, an amount equal to (a) the sum of Consolidated Net Income for such period, plus, to the extent deducted from the revenues of such Person in determining Consolidated Net Income, (i) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing a loss in Consolidated Net Income above, plus (ii) Consolidated Interest Expense, net of interest income earned on cash or cash equivalents for such period (including, for this purpose, dividends on preferred stock only to the extent that such dividends were deducted in determining Consolidated Net Income), plus (iii) depreciation for such period on a consolidated basis, plus (iv) amortization of intangibles and broadcast program licenses for such period on a consolidated basis, minus (b) scheduled payments relating to broadcast program license liabilities, except that with respect to the Corporation each of the foregoing items shall be determined on a consolidated basis with respect to the Corporation and its Subsidiaries only; provided, however, that, for purposes of calculating Consolidated EBITDA during

14

any fiscal quarter, cash income from a particular Investment of such Person shall be included only if cash income has been received by such Person as a result of the operation of the business in which such Investment has been made in the ordinary course without giving effect to any extraordinary, unusual and non-recurring gains.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, and all time brokerage fees relating to financing of television stations which the Corporation has an agreement or option to acquire.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the net income of any Person (the “other Person”) in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or to the Subsidiary, (b) the net income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) (i) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an asset sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary, unusual and non-recurring gains and losses shall be excluded, (e) losses associated with discontinued and terminated operations in an amount not to exceed $1,000,000 per annum shall be excluded and (f) all non-cash items (including, without limitation, cumulative effects of changes in GAAP and equity entitlements granted to employees of the Corporation and its Subsidiaries) increasing and decreasing Consolidated Net Income and not otherwise included in the definition of Consolidated EBITDA shall be excluded.

15

“Conversion Price” has the meaning ascribed to it in paragraph (g)(vi) hereof.

“Conversion Shares” means (i) the number of shares of Class A Common Stock or (ii) with respect to any Holder, if such Holder determines, after consultation with its outside legal counsel, that such Holder is prevented under the Communications Act from holding shares of Class A Common Stock issuable upon conversion of such Holder’s shares of Series C Convertible Preferred, an equal number of shares of Class C Common Stock of the Corporation (such Class C Common Stock shall, (1) upon disposition by such Holder to any other Person that such Holder determines is not prevented under the Communications Act from holding shares of Class A Common Stock or (2) upon the determination by such Holder that the Communications Act no longer prohibits such Holder from holding shares of Class A Common Stock, in either case, after consultation by such Person with outside legal counsel and, if required by the Corporation, delivery by such Person to the Corporation an Opinion of Counsel reasonably acceptable to the Corporation to the effect that the Conversion of such Class C Common Stock to Class A Common Stock will not violate or conflict with the Communications Act, automatically be converted into an equal number of shares of Class A Common Stock), into which the Series C Convertible Preferred is from time to time convertible.

“Corporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Designated Investment Bank” means an investment bank selected by the Purchasing Party from a list of three internationally recognized investment banks provided to the Purchasing Party by the Company pursuant to Section 2.07 of the Master Transaction Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraordinary Cash Dividend” means cash dividends with respect to the Class A Common Stock the aggregate amount of which in any fiscal year exceeds 10% of Consolidated EBITDA of the Corporation and its subsidiaries for the fiscal year immediately preceding the payment of such dividend.

“Fair Market Value” of any consideration other than cash or of any securities shall mean the amount which a willing buyer would pay to a willing seller in an arm’s-length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof.

“FCC” means the Federal Communications Commission and any successor governmental entity performing functions similar to those performed by the Federal Communications Commission on the Issue Date.

16

“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

“Holder” means a holder of then outstanding shares of Series C Convertible Preferred as reflected in the stock books of the Corporation.

“Initial Public Offering” means the initial underwritten sale of equity securities of the Corporation occurring after the Issue Date pursuant to an effective registration statement under the Securities Act.

“Issue Date” means the date of the issuance of Series C Convertible Preferred.

“Issue Price” means $10,000 per share of Series C Convertible Preferred.

“Junior Preferred Stock” means, collectively, (i) 9¾% Preferred, (ii) Series B Convertible Preferred, (iii) Series C Preferred Stock (iv) Series D Convertible Preferred, (v) Series E-1 Convertible Preferred, (vi) Series E-2 Convertible Preferred and (vii) Series F Non-Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Junior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Liquidation Preference” has the meaning ascribed to it in paragraph (a) hereof.

“Mandatory Conversion” has the meaning ascribed to it in paragraph (g)(ii) hereof.

“Mandatory Conversion Event” means the earlier to occur of: (i) the date on which the last sale price for the Class A Common Stock or Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or Class D Common Stock is listed or admitted to trading, or, if neither Class A Common Stock nor Class D Common Stock is listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use, for the Class A Common Stock or Class D Common Stock for fifteen (15) consecutive trading days is equal to or greater than the Mandatory Conversion Trigger Price as then in effect; and (ii) the issuance by the Corporation of Common Stock at an issue price per share not less than the Mandatory Conversion Trigger Price as then in effect for aggregate gross proceeds (before deduction of underwriting commissions and other expenses of sale) of not less than $75,000,000, provided that if such issuance is made to a Purchasing Party, the Designated Investment Bank shall

17

have provided an opinion in customary form to the Company to the effect that the issue price per share of Common Stock is at or higher than the fair market value of a share of Common Stock.

“Mandatory Conversion Notice” has the meaning ascribed to it in paragraph (g)(ii) hereof.

“Mandatory Conversion Trigger Price” means (A) in the event the Mandatory Conversion Event occurs on or after the first anniversary but prior to the second anniversary of the Issue Date, 102% of the Conversion Price, (B) in the event the Mandatory Conversion Event occurs on or after the second anniversary but prior to the third anniversary of the Issue Date, 101% of the Conversion Price, or (C) in the event the Mandatory Conversion Event occurs on or after the third anniversary of the Issue Date, the Conversion Price.

“Master Transaction Agreement” means the Master Transaction Agreement dated as of May 3, 2007 among the Corporation, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc., and CIG Media LLC, as may be amended, modified or restated from time to time.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

“Officers’ Certificate” means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

“Opinion of Counsel” means an opinion of counsel that, in such counsel’s opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under “Officers’ Certificate”.

“Pari Passu Preferred Stock” means the 14¼% Preferred as defined in the Master Transaction Agreement.

“Parity Securities” has the meaning ascribed to it in paragraph (b) hereof.

18

“Person” means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Purchasing Party” means CIG Media LLC, NBC Universal, Inc. and their respective Affiliates.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Redemption Date” has the meaning ascribed to it in paragraph (e)(i) hereof.

“Redemption Notice” has the meaning ascribed to it in paragraph (e)(ii) hereof.

“Redemption Price” means the Issue Price plus (as applicable) all accrued and unpaid dividends through and including the date of redemption.

“Refinance” means, in respect of any security, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security in exchange or replacement for, or to amend the terms of, such security, in whole or in part, for any amount up to and including the greater of the redemption price of such security pursuant to the terms of such security or the face value of such security on the date of any such Refinancing, plus (without duplication) the amount of any accrued dividends on such security, the amount of any premium required to be paid under the terms of such security and the amount of reasonable expenses incurred by the Corporation in connection with such Refinancing. “Refinanced” and “Refinancing” has the correlative meaning.

“Repurchase” has the meaning ascribed to it in paragraph (g)(iii)(D) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Preferred Stock” means collectively, (i) Series A-1 Convertible Preferred, (ii) Series A-2 Preferred Stock, and (iii) Series A-3 Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Senior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Series C Convertible Preferred” has the meaning ascribed to it in paragraph (a) hereof.

“Subsidiary”, with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes

19

entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Stock Transaction” has the meaning ascribed to it in paragraph (g)(iii) hereof.

“Surviving Person” has the meaning ascribed to it in paragraph (g)(v) hereof.

“Transaction” has the meaning ascribed to it in paragraph (g)(v) hereof.

“Voting Rights Triggering Event” has the meaning ascribed to it in paragraph (f)(iii)(A) hereof.

“Wholly-Owned Subsidiary” means any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Corporation.

20

IN WITNESS WHEREOF, said ION Media Networks, Inc. has caused this Certificate to be signed by its duly authorized officer this ___ day of May, 2007.

ION MEDIA NETWORKS, INC.

By:
Name: Title:

Certificate of Designation

EXHIBIT K to the Master Transaction Agreement

Series C Preferred Stock Certificate of Designation

Exhibit K to the

Master Transaction Agreement

Series C Preferred Stock Certificate of Designation

CERTIFICATE OF DESIGNATION OF THE POWERS,

PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL AND OTHER SPECIAL RIGHTS OF

8% SERIES C NON-CONVERTIBLE PREFERRED STOCK

AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

ION Media Networks, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as amended (hereinafter referred to as the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, on May 3, 2007, duly approved and adopted the following resolution:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 8% Series C Non-Convertible Preferred Stock, par value $.001 per share, with a liquidation preference of $10,000 per share, consisting of 6,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this resolution as follows:

(a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “8% Series C Non-Convertible Preferred Stock.” The number of shares constituting such series shall be 6,000 and are referred to as the “Series C Non-Convertible Preferred Stock.” The liquidation preference of the Series C Non-Convertible Preferred shall be $10,000.00 per share (the “Liquidation Preference”).

(b) Rank. The Series C Non-Convertible Preferred shall, with respect to dividends and distributions upon liquidation, winding up or dissolution of the Corporation, rank (i) senior to all Junior Preferred Stock and all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series C Non-Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Securities”); (ii) on a parity with the Pari Passu Preferred Stock and with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series C Non-Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Parity Securities”), provided that any such Parity Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to the Senior Preferred Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Series C Non-Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Senior Securities”), provided that any such Senior Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Senior Securities.

(c) Dividends.

(i) Beginning on the Issue Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series C Non-Convertible Preferred at a rate per annum equal to 8% of the Issue Price. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears, from the Issue Date, but shall be payable only at such time or times as may be fixed by the Board of Directors or as otherwise provided herein and shall not compound. Dividends shall be payable to those Holders who are Holders on such dates as the Board of Directors may determine with respect to such dividends. Dividends shall cease to accrue and accumulate in respect of shares of the Series C Non-Convertible Preferred on the date of the redemption of such shares unless the Corporation shall have failed to pay or make available for payment the relevant redemption price on the date fixed for redemption.

(ii) All dividends paid with respect to shares of the Series C Non-Convertible Preferred pursuant to paragraph (c)(i) shall be paid in cash pro rata to the Holders entitled thereto.

(d) Liquidation.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each Holder shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders and before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, the Common Stock of the Corporation, an amount in cash equal to the Liquidation Preference for each outstanding share of Series C Non-Convertible Preferred, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for such liquidation, dissolution or winding up. Except as provided in the preceding sentence, Holders of Series C Non-Convertible Preferred shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders and to any holders of all other Parity Securities, then such assets shall be

2

distributed among the Holders and any holders of such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series C Non-Convertible Preferred and any such shares of other Parity Securities if all amounts payable thereon were paid in full.

(A) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

(e) Redemption.

(i) Mandatory Redemption. The Corporation shall redeem, in the manner provided for in paragraph (e)(ii) hereof, and out of funds legally available therefor all of the outstanding shares of Series C Non-Convertible Preferred for cash on August 31, 2013 (the “Redemption Date”), at a price per share equal to the Redemption Price.

(ii) Procedures for Redemption. (A) At least 90 days prior to the Redemption Date, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series C Non-Convertible Preferred as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

(1) the Redemption Price;

(2) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of Series C Non-Convertible Preferred; and

(3) that dividends on the shares of the Series C Non-Convertible Preferred shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

(B) Each Holder shall surrender the certificate or certificates representing all shares of Series C Non-Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place or places designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

(C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the Redemption Price, dividends on the Series C Non-Convertible Preferred shall cease to accumulate on the Redemption Date, and all rights of the Holders shall terminate with respect to the Series C

3

Non-Convertible Preferred on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if the Redemption Notice shall have been given and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders, then, at the close of business on the day on which such funds are segregated and set aside, the Holders shall cease to be stockholders of the Corporation and shall be entitled only to receive the Redemption Price.

(f) Voting Rights.  Holders shall have no voting rights, except as required by the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designation.

(i) (A) So long as any shares of the Series C Non-Convertible Preferred are outstanding, the Corporation may not issue any additional shares of Series C Non-Convertible Preferred or any new class of Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock Parity Securities or Senior Securities) without the approval of Holders holding at least a majority of the then outstanding shares of Series C Non-Convertible Preferred, voting or consenting, as the case may be, together as one class given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that the Corporation may, without the approval of such Holders issue additional shares of Parity Securities or Senior Securities (including shares issued in payment of dividends thereon in accordance with their respective certificates of designation) and which Senior Securities or Parity Securities do not require the Corporation to pay dividends thereon on a current basis in cash, or require cash dividends to be paid at a rate not in excess of three percentage points greater than the dividend rate borne by any series of Senior Securities and which do not prohibit the payment of dividends other than in cash on the Series C Non-Convertible Preferred or prohibit the redemption by the Corporation of the Series C Non-Convertible Preferred pursuant to paragraph (e)(i) above, in an amount sufficient to Refinance any series of Senior Securities, in whole or in part, with such shares being issued no sooner than the date the Corporation Refinances such series of Senior Securities.

(B) So long as any shares of the Series C Non-Convertible Preferred are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect materially and adversely the rights, preferences or privileges of Holders without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series C Non-Convertible Preferred, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

(C) Except as set forth in paragraph (f)(i)(A) above, the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities or the increase or decrease in the amount of authorized Capital Stock of

4

any class, including Preferred Stock, shall not require the consent of Holders and shall not be deemed to affect adversely the rights, preferences or privileges of such Holders.

(ii) Without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series C Non-Convertible Preferred, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Corporation’s assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to, another Person (other than a Wholly-Owned Subsidiary with, into or to another Wholly-Owned Subsidiary) or adopt a plan of liquidation unless (A) either (I) the Corporation is the surviving or continuing Person or (II) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or, in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred shall be a corporation incorporated and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Series C Non-Convertible Preferred shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person with the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series C Non-Convertible Preferred had immediately prior to such transaction; (C) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or shall have occurred after the Issue Date and be continuing; and (D) the Corporation has delivered to the transfer agent for the Series C Non-Convertible Preferred prior to the consummation of the proposed transaction an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

(iii) (A) If the Corporation fails to discharge the redemption obligation with respect to the Series C Non-Convertible Preferred (such failure being a “Voting Rights Triggering Event”), then, subject to paragraph (f)(iii)(E) below, Holders of at least a majority of the then outstanding shares of Series C Non-Convertible Preferred, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors, at a meeting called for such purpose following the occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders expire (other than as described in (f)(iii)(B) below), and the number of directors constituting the Board of Directors shall be increased by the number of directors so elected by the Holders. The voting rights provided herein

5

shall be the exclusive remedy at law or in equity of the Holders for any Voting Rights Triggering Event.

(B) The right of the Holders voting together as a separate class to elect members of the Board of Directors as set forth in paragraph (f)(iii)(A) above shall continue until such time as in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured or waived by Holders of at least a majority of the then outstanding shares of Series C Non-Convertible Preferred that are entitled to vote thereon, at which time (I) the special right of the Holders so to vote as a class for the election of directors and (II) the term of office of the directors elected by the Holders shall each terminate and such persons shall cease to be members of the Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to paragraph (f)(iii) hereof, or if vacancies shall exist in the offices of directors elected by such Holders, a proper officer of the Corporation may, and upon the written request of Holders of at least 25% of the then outstanding shares of Series C Non-Convertible Preferred addressed to the secretary of the Corporation shall, call a special meeting of the Holders, for the purpose of electing the directors which the Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within 20 days after personal service of said written request upon the secretary of the Corporation, or within 20 days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then Holders of at least 25% of the then outstanding shares of Series C Non-Convertible Preferred may designate in writing one of their number to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by the Holder so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Series C Non-Convertible Preferred so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

(C) At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of Holders of at least a majority of the then outstanding shares of Series C Non-Convertible Preferred shall be required to constitute a quorum of such Series C Non-Convertible Preferred.

(D) Any vacancy occurring in the office of a director elected by the Holders may be filled by the remaining director (if any) elected by the Holders unless and until such vacancy shall be filled by the Holders.

(E) The provisions of this paragraph (f)(iii) shall apply only to those Holders, if any, that would be permitted to vote in the election of directors of the Corporation pursuant to applicable laws and regulations of the FCC, with such Holders together being treated as the class of Holders entitled to exercise such rights. The determination as to whether any Holder would not be permitted to exercise such voting rights shall be made jointly by any such Holder(s) and the Corporation.

6

(iv) In any case in which the Holders shall be entitled to vote pursuant to this paragraph (f) or pursuant to the General Corporation Law of the State of Delaware, each Holder entitled to vote with respect to such matter shall be entitled to one vote for each then outstanding share of Series C Non-Convertible Preferred so held.

(g) Reissuance of Series C Non-Convertible Preferred. Shares of Series C Non-Convertible Preferred that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares as Series C Non-Convertible Preferred must be in compliance with the terms hereof.

(h) Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

(i) Reports. If the Corporation is no longer required to file annual or quarterly reports with the Commission pursuant to the Exchange Act, the Corporation will provide to the Holders such annual and quarterly financial statements as the Corporation would have been required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act had it been so subject without cost to the Holders.

(j) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Board of Directors” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Board Resolution” means a copy of a resolution certified pursuant to an Officers’ Certificate to have been duly adopted by the Board of Directors and to be in full force and effect.

“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Certificate of Incorporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

7

“Commission” means the Securities and Exchange Commission.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Corporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a holder of then outstanding shares of Series C Non-Convertible Preferred as reflected in the stock books of the Corporation.

“Issue Date” means the date of the issuance of Series C Non-Convertible Preferred.

“Issue Price” means $10,000 per share of Series C Non-Convertible Preferred.

“Junior Preferred Stock” means collectively, (i) Series D Convertible Preferred, (ii) Series E-1 Convertible Preferred, (iii) Series E-2 Convertible Preferred, and (iv) Series F Non-Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Junior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Liquidation Preference” has the meaning ascribed to it in paragraph (a) hereof.

“Master Transaction Agreement” means the Master Transaction Agreement dated as of May 3, 2007 among the Corporation, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc., and CIG Media LLC, as may be amended, modified or restated from time to time.

“Officers’ Certificate” means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to

8

whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

“Opinion of Counsel” means an opinion of counsel that, in such counsel’s opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under “Officers’ Certificate”.

“Pari Passu Preferred Stock” means collectively, the Series B Convertible Preferred and the Series C Convertible Preferred.

“Parity Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Person” means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Redemption Date” has the meaning ascribed to it in paragraph (e)(i) hereof.

“Redemption Notice” has the meaning ascribed to it in paragraph (e)(ii) hereof.

“Redemption Price” means the Issue Price plus (as applicable) all accrued and unpaid dividends through and including the date of redemption.

“Refinance” means, in respect of any security, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security in exchange or replacement for, or to amend the terms of, such security, in whole or in part, for any amount up to and including the greater of the redemption price of such security pursuant to the terms of such security or the face value of such security on the date of any such Refinancing, plus (without duplication) the amount of any accrued dividends on such security, the amount of any premium required to be paid under the terms of such security and the amount of reasonable expenses incurred by the Corporation in connection with such Refinancing. “Refinancing” has the correlative meaning.

“Senior Preferred Stock” means collectively, (i) Series A-1 Convertible Preferred, (ii) Series A-2 Preferred Stock, (iii) Series A-3 Convertible Preferred, (iv) 14¼% Preferred, and (v) 9¾% Preferred, in each case as defined in the Master Transaction Agreement.

“Senior Securities” has the meaning ascribed to it in paragraph (b) hereof.

9

“Series C Non-Convertible Preferred” has the meaning ascribed to it in paragraph (a) hereof.

“Subsidiary”, with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Voting Rights Triggering Event” has the meaning ascribed to it in paragraph (f)(iii)(A) hereof.

“Wholly-Owned Subsidiary” means any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Corporation.

10

IN WITNESS WHEREOF, said ION Media Networks, Inc. has caused this Certificate to be signed by its duly authorized officer this 4th day of May, 2007.

ION MEDIA NETWORKS, INC.
By:	/s/ Richard Garcia
Name: Richard Garcia
Title: Chief Financial Officer

Certificate of Designation

EXHIBIT L to the Master Transaction Agreement

Series D Convertible Preferred Certificate of Designation

Exhibit L to the
Master Transaction Agreement

Series D Convertible Preferred Certificate of Designation

CERTIFICATE OF DESIGNATION OF THE POWERS,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS OF
8% SERIES D MANDATORILY CONVERTIBLE PREFERRED STOCK
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

ION Media Networks, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as amended (hereinafter referred to as the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, on May 3, 2007, duly approved and adopted the following resolution:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 8% Series D Mandatorily Convertible Preferred Stock, par value $.001 per share, with a liquidation preference of $10,000 per share, consisting of 39,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this resolution as follows:

(a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “8% Series D Mandatorily Convertible Preferred Stock.” The number of shares constituting such series shall be 39,000 and are referred to as the “Series D Convertible Preferred.” The liquidation preference of the Series D Convertible Preferred shall be $10,000.00 per share (the “Liquidation Preference”).

(b) Rank. The Series D Convertible Preferred shall, with respect to dividends and distributions upon liquidation, winding up or dissolution of the Corporation, rank (i) senior to the Junior Preferred Stock, to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series D Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the

1

Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Securities”); (ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series D Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Parity Securities”), provided that any such Parity Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to the Senior Preferred Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Series D Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Senior Securities”), provided that any such Senior Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Senior Securities.

(c) Dividends.

(i) Beginning on the Issue Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series D Convertible Preferred at the higher of (x) a rate per annum equal to 8% of the Issue Price and (y) the aggregate cash dividends per share paid on the Class A Common Stock from (A) the later of the Issue Date or the date of the last payment of a cash dividend on the Class A Common Stock to (B) the date of such determination, multiplied by the number of shares of Class A Common Stock into which each share of Series D Convertible Preferred is convertible. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears, from the Issue Date, but shall be payable only at such time or times as may be fixed by the Board of Directors or as otherwise provided herein and shall not compound. Dividends shall be payable to those Holders who are Holders on such dates as the Board of Directors may determine with respect to such dividends. Dividends shall cease to accrue and accumulate in respect of shares of the Series D Convertible Preferred on the date of conversion of such shares or the date of the redemption of such shares unless the Corporation shall have failed to pay or make available for payment the relevant redemption price on the date fixed for redemption.

(ii) All dividends paid with respect to shares of the Series D Convertible Preferred pursuant to paragraph (c)(i) shall be paid in cash pro rata to the Holders entitled thereto.

(d) Liquidation.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each Holder shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders and before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, the Common Stock of the Corporation, an

2

amount in cash equal to the greater of (A) the Liquidation Preference for each outstanding share of Series D Convertible Preferred, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for such liquidation, dissolution or winding up, and (B) the amount per share which would have been payable upon such liquidation, dissolution or winding up to the holders of shares of Class A Common Stock or such other class or series of stock into which the Series D Convertible Preferred is then convertible (assuming the conversion of each share of then convertible Series D Convertible Preferred and without deduction for the Liquidation Preference otherwise payable pursuant to clause (A) hereof), multiplied by the number of shares of Class A Common Stock into which such shares of Series D Convertible Preferred are then convertible. Except as provided in the preceding sentence, Holders of Series D Convertible Preferred shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders and to any holders of all other Parity Securities, then such assets shall be distributed among the Holders and any holders of such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series D Convertible Preferred and any such shares of other Parity Securities if all amounts payable thereon were paid in full.

(ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

(e) Redemption.

(i) Mandatory Redemption. The Corporation shall redeem, in the manner provided for in paragraph (e)(ii) hereof, and out of funds legally available therefor all of the outstanding shares of Series D Convertible Preferred for cash on August 31, 2013 (the “Redemption Date”), at a price per share equal to the Redemption Price.

(ii) Procedures for Redemption. (A) At least 90 days prior to the Redemption Date, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series D Convertible Preferred as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

(1) the Redemption Price;

3

(2) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of Series D Convertible Preferred; and

(3) that dividends on the shares of the Series D Convertible Preferred shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

(B) Each Holder shall surrender the certificate or certificates representing all shares of Series D Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place or places designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

(C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the Redemption Price, dividends on the Series D Convertible Preferred shall cease to accumulate on the Redemption Date, and all rights of the Holders shall terminate with respect to the Series D Convertible Preferred on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if the Redemption Notice shall have been given and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders, then, at the close of business on the day on which such funds are segregated and set aside, the Holders shall cease to be stockholders of the Corporation and shall be entitled only to receive the Redemption Price.

(f) Voting Rights. Holders shall have no voting rights, except as required by the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designation.

(i) (A) So long as any shares of the Series D Convertible Preferred are outstanding, the Corporation may not issue any additional shares of Series D Convertible Preferred or any new class of Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock Parity Securities or Senior Securities) without the approval of Holders holding at least a majority of the then outstanding shares of Series D Convertible Preferred, voting or consenting, as the case may be, together as one class given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that the Corporation may, without the approval of such Holders issue additional shares of Parity Securities or Senior Securities (including shares issued in payment of dividends thereon in accordance with their respective certificates of designation) and which Senior Securities or Parity Securities do not require the Corporation to pay dividends thereon on a current basis in cash, or require cash dividends to be paid at a rate not in excess of three percentage points greater than the dividend rate borne by any series of Senior Securities and which do not prohibit the payment of dividends other than in cash on the Series D

4

Convertible Preferred or prohibit the redemption by the Corporation of the Series D Convertible Preferred pursuant to paragraph (e)(i) above, in an amount sufficient to Refinance any series of Senior Securities, in whole or in part, with such shares being issued no sooner than the date the Corporation Refinances such series of Senior Securities.

(B) So long as any shares of the Series D Convertible Preferred are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect materially and adversely the rights, preferences or privileges of Holders without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series D Convertible Preferred, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

(C) Except as set forth in paragraph (f)(i)(A) above, the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities or the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders and shall not be deemed to affect adversely the rights, preferences or privileges of such Holders.

(ii) Without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series D Convertible Preferred, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Corporation’s assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to, another Person (other than a Wholly-Owned Subsidiary with, into or to another Wholly-Owned Subsidiary) or adopt a plan of liquidation unless (A) either (I) the Corporation is the surviving or continuing Person or (II) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or, in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred shall be organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Series D Convertible Preferred shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person with the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series D Convertible Preferred had immediately prior to such transaction; (C) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or shall have occurred after the Issue Date and be continuing; and (D) the Corporation has delivered to the transfer agent for the Series D Convertible Preferred prior to the consummation of the proposed transaction an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or

5

otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

(iii) (A) If the Corporation fails to discharge any redemption or conversion obligation with respect to the Series D Convertible Preferred (such failure being a “Voting Rights Triggering Event”), then, subject to paragraph (f)(iii)(E) below, Holders of at least a majority of the then outstanding shares of Series D Convertible Preferred, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors, at a meeting called for such purpose following the occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders expire (other than as described in (f)(iii)(B) below), and the number of directors constituting the Board of Directors shall be increased by the number of directors so elected by the Holders. The voting rights provided herein shall be the exclusive remedy at law or in equity of the Holders for any Voting Rights Triggering Event.

(B) The right of the Holders voting together as a separate class to elect members of the Board of Directors as set forth in paragraph (f)(iii)(A) above shall continue until such time as in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured or waived by Holders of at least a majority of the then outstanding shares of Series D Convertible Preferred that are entitled to vote thereon, at which time (I) the special right of the Holders so to vote as a class for the election of directors and (II) the term of office of the directors elected by the Holders shall each terminate and such persons shall cease to be members of the Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to paragraph (f)(iii) hereof, or if vacancies shall exist in the offices of directors elected by such Holders, a proper officer of the Corporation may, and upon the written request of Holders of at least 25% of the then outstanding shares of Series D Convertible Preferred addressed to the secretary of the Corporation shall, call a special meeting of the Holders, for the purpose of electing the directors which the Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within 20 days after personal service of said written request upon the secretary of the Corporation, or within 20 days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then Holders of at least 25% of the then outstanding shares of Series D Convertible Preferred may designate in writing one of their number to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by the Holder so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Series D Convertible Preferred so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

6

(C) At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of Holders of at least a majority of the then outstanding shares of Series D Convertible Preferred shall be required to constitute a quorum of such Series D Convertible Preferred.

(D) Any vacancy occurring in the office of a director elected by the Holders may be filled by the remaining director (if any) elected by the Holders unless and until such vacancy shall be filled by the Holders.

(E) The provisions of this paragraph (f)(iii) shall apply only to those Holders, if any, that would be permitted to vote in the election of directors of the Corporation pursuant to applicable laws and regulations of the FCC, with such Holders together being treated as the class of Holders entitled to exercise such rights. The determination as to whether any Holder would not be permitted to exercise such voting rights shall be made jointly by any such Holder(s) and the Corporation.

(iv) In any case in which the Holders shall be entitled to vote pursuant to this paragraph (f) or pursuant to the General Corporation Law of the State of Delaware, each Holder entitled to vote with respect to such matter shall be entitled to one vote for each then outstanding share of Series D Convertible Preferred so held.

(g) Conversion.

(i) Optional Conversion. Each share of the Series D Convertible Preferred is convertible at the option of the Holder thereof, at any time and from time to time, into (A) a number of Conversion Shares equal to the Issue Price of the shares of Series D Convertible Preferred surrendered for conversion plus accrued and unpaid dividends thereon, divided by (B) the Conversion Price then in effect, except that if shares of Series D Convertible Preferred are called for redemption the conversion right will terminate at the close of business on the Redemption Date. No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will pay a cash adjustment based upon the Common Stock Value as of the close of business on the first Business Day preceding the date of conversion. The Series D Convertible Preferred shall be converted by the holder thereof by surrendering the certificate or certificates representing the shares of Series D Convertible Preferred to be converted, appropriately completed, to the transfer agent for the Common Stock. The transfer agent shall issue one or more certificates representing the Conversion Shares in the name or names requested by such Holder. The transfer agent will deliver to such Holder a new certificate representing the shares of Series D Convertible Preferred in excess of those being surrendered for conversion. The conversion rights stated herein are subject to compliance by the Holder with all applicable laws and regulations, including, without limitation, the Communications Act, and as a condition precedent to the Corporation’s obligation to issue Conversion Shares to a Holder or its designee(s), the Corporation may require that such Holder deliver to the Corporation an opinion of legal counsel reasonably acceptable to the Corporation to the

7

effect that the issuance of Conversion Shares to such Holder or its designee(s) upon conversion will not violate or conflict with the Communications Act.

(ii) Mandatory Conversion. At any time following the first anniversary of the Issue Date, upon the occurrence of a Mandatory Conversion Event, including a Mandatory Conversion Event that occurs after the Redemption Date to the extent any share of Series D Convertible Preferred remains outstanding after the Redemption Date, unless previously converted at the option of Holders in accordance with the provisions hereof, each outstanding share of Series D Convertible Preferred shall, without notice to Holders, convert automatically (the “Mandatory Conversion”) into (A) a number of Conversion Shares equal to the Issue Price of the shares of Series D Convertible Preferred so converted plus accrued and unpaid dividends thereon, divided by the (B) Conversion Price then in effect. No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will pay a cash adjustment based upon the Common Stock Value as of the close of business on the first Business Day preceding the date of the occurrence of such Mandatory Conversion Event. Promptly following a Mandatory Conversion Event, written notice (the “Mandatory Conversion Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice or any deficiency therein shall affect the validity of the procedures for the Mandatory Conversion as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was effected. Each Holder shall surrender the certificate or certificates representing all shares of Series D Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation) and the Corporation shall issue to such Holder that number of shares of Class A Common Stock to which such Holder is entitled, as calculated in accordance with this paragraph; provided, however, that if a Holder shall notify the Corporation within five (5) Business Days of receipt of the Mandatory Conversion Notice that it wishes to receive Class C Common Stock in accordance with this paragraph, the Corporation shall issue such Holder an equal number of shares of Class C Common Stock to which such Holder is entitled as calculated in accordance with this paragraph.

(iii) (A) In case the Corporation shall (I) pay a dividend or distribution in shares of Class A Common Stock on its shares of Class A Common Stock, (II) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (III) combine its outstanding shares of Class A Common Stock into a smaller number of shares, or (IV) issue, by reclassification of its shares of Class A Common Stock, any shares of its Capital Stock (each such transaction being called a “Stock Transaction”), then and in each such case, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of a share of Series D Convertible Preferred surrendered for conversion after the record date fixing stockholders to be affected by such Stock Transaction shall be entitled to receive upon conversion the number of Conversion Shares which such Holder would have been entitled to receive after the happening of such event had such share of Series D Convertible Preferred been converted immediately prior to such record date. Such adjustment shall be made

8

whenever any Stock Transaction occurs, but shall also be effective retroactively as to shares of Series D Convertible Preferred converted between such record date and the date of the happening of any such Stock Transaction.

(B) If the Corporation shall, at any time or from time to time while any shares of Series D Convertible Preferred are outstanding, issue or sell any right or warrant to purchase, acquire or subscribe for shares of Class A Common Stock (including a right or warrant with respect to any security convertible into or exchangeable for shares of Class A Common Stock) generally to holders of its Common Stock (including by way of a reclassification of shares or a recapitalization of the Corporation), for a consideration on the date of such issuance or sale less than the Common Stock Value of the shares of Class A Common Stock underlying such rights or warrants on the date of such issuance or sale, then and in each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (I) the Common Stock Value per share of Class A Common Stock on the first Business Day after the date of the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the number of shares of Class A Common Stock outstanding immediately prior to such issuance or sale plus (II) the aggregate Fair Market Value of the consideration to be received by the Corporation in connection with the issuance or sale of the rights or warrants plus the aggregate consideration to be received in respect of the purchase of the shares of Class A Common Stock underlying such rights or warrants, and the denominator of which shall be the Common Stock Value per share of Class A Common Stock on the Business Day immediately preceding the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the aggregate number of shares of Class A Common Stock (I) outstanding immediately prior to such issuance or sale plus (II) underlying such rights or warrants at the time of such issuance or sale. For the purposes of the preceding sentence, the aggregate consideration receivable by the Corporation in connection with the issuance or sale of any such right or warrant shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such rights or warrants. No adjustment to the Conversion Price pursuant to this paragraph (B) shall be made if, in conjunction with any such issuance or sale by the Corporation generally to holders of its Common Stock, the Corporation issues or offers to sell to the Holders such rights or warrants on the same basis as the Holders would have received had their shares of Series D Convertible Preferred been converted into shares of Class A Common Stock (or Class C Common Stock, as the case may be) immediately prior to the such issuance or sale. Upon the expiration or termination of any such rights or warrants without the exercise of such rights or warrants, the Conversion Price then in effect shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such rights or warrants, to the extent outstanding immediately prior to such expiration or termination, never been issued, although such adjustment shall not effect previously converted shares.

(C) In the event the Corporation shall at any time or from time to time while any shares of Series D Convertible Preferred are outstanding declare, order, pay or make a dividend or other distribution generally to holders of its Common Stock in stock or other securities or rights or warrants to subscribe for securities of the Corporation or

9

any of its subsidiaries or evidences of Indebtedness of the Corporation or any other person or pay any Extraordinary Cash Dividend (other than any dividend or distribution on the Class A Common Stock (I) referred to in paragraphs (A) or (B) above or (II) if in conjunction therewith the Corporation declares and pays or makes a dividend or distribution on each share of Series D Convertible Preferred which is the same as the dividend or distribution that would have been made or paid with respect to such share of Series D Convertible Preferred had such share been converted into shares of Class A Common Stock immediately prior to the record date for any such dividend or distribution on the Class A Common Stock), then, and in each such case, an appropriate adjustment to the Conversion Price shall be made so that the Holder of each share of Series D Convertible Preferred shall be entitled to receive, upon the conversion thereof, the number of shares of Class A Common Stock determined by multiplying (x) the number of shares of Class A Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (y) a fraction, the numerator of which shall be the Common Stock Value per share of Class A Common Stock as of such record date, and the denominator of which shall be such Common Stock Value per share of Class A Common Stock less the Fair Market Value per share of Class A Common Stock of such dividend or distribution (as determined in good faith by the Board of Directors, as evidenced by a Board Resolution mailed to each holder of Series D Convertible Preferred). An adjustment made pursuant to this paragraph (C) shall be made upon the opening of business on the next Business Day following the date on which any such dividend or distribution is made and shall be effective retroactively to the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution.

(D) In the event the Company shall, at any time or from time to time while any shares of Series D Convertible Preferred are outstanding, repurchase (a “Repurchase”) any portion of the Class A Common Stock from holders generally at a premium over the Common Stock Value thereof on the next trading day immediately preceding the consummation of such Repurchase, then and in the case of each Repurchase the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying such Conversion Price by the fraction the numerator of which is (I) the product of (x) the number of shares of Class A Common Stock outstanding immediately before such Repurchase multiplied by (y) the Common Stock Value per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase minus (II) the aggregate purchase price of the Repurchase and the denominator of which shall be the product of (x) the number of shares of Class A Common Stock outstanding immediately before such Repurchase minus the number of shares of Class A Common Stock Repurchased by the Company multiplied by (y) the Common Stock Value per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase. Such adjustment shall be made whenever any such Repurchase occurs, but shall also be effective retroactively as to shares of Series D Convertible Preferred converted between such record date and the date of the happening of any such Repurchase.

10

(iv) No adjustment in the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

(v) In the event of any capital reorganization (other than a capital reorganization covered by paragraph (ii)(C) above) or reclassification of outstanding shares of Common Stock of the Corporation (other than a reclassification covered by paragraph (ii)(A) above), or in case of any merger, consolidation or other corporate combination of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a “Transaction”), each share of Series D Convertible Preferred shall continue to remain outstanding if the Corporation is the Surviving Person (as defined below) of such Transaction, and shall be subject to all the provisions hereof, as in effect prior to such Transaction, or if the Corporation is not the Surviving Person, each share of Series D Convertible Preferred shall be exchanged in such Transaction for a new series of convertible preferred stock of the Surviving Person, or in the case of a Surviving Person other than a corporation, comparable securities of such Surviving Person, in either case having economic terms as nearly equivalent as possible to, and with the same voting and other rights as, the Series D Convertible Preferred, including entitling the holder thereof to receive, upon presentation of the certificate therefor to the Surviving Person subsequent to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Class A Common Stock into which one share of Series D Convertible Preferred was convertible immediately prior to such Transaction. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph (v) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. If the holders of Class A Common Stock have the opportunity to elect the form of consideration to be received by them in such Transaction, then from and after the effective date of such Transaction, the Series D Convertible Preferred shall be convertible into the consideration that a majority of the holders of the Class A Common Stock who made such election received in such Transaction.

Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, proper provision is made to ensure that the holders of shares of Series D Convertible Preferred will be entitled to receive the benefits afforded by this paragraph (v).

For purposes of this paragraph (v), “Surviving Person” shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or substantially all of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Series D Convertible

11

Preferred or Common Stock of the Corporation is exchanged, converted or reclassified into the securities of any other Person or cash or any other property.

(vi) The conversion price shall initially equal $0.75 per share, and shall increase from and after the Issue Date at a rate equal to the dividend rate on the Series D Convertible Preferred as set forth in paragraph (c)(i) (the “Conversion Price”). The Conversion Price shall be subject to adjustment as provided in this paragraph (g).

(vii) From and after an Initial Public Offering, the Corporation shall cause the shares of Class A Common Stock issuable upon conversion of the Series D Convertible Preferred (or in the case of a Holder’s election to convert into Class C Common Stock, upon conversion of such Class C Common Stock) to be approved for listing on the principal securities exchange on which the Class A Common Stock may at the time be listed for trading, subject to official notification of issuance, prior to the date of issuance thereof. Notwithstanding anything in this Certificate of Designation to the contrary, no Holders shall be entitled to exercise the conversion rights set forth in this paragraph (g) until such time as any conditions for listing the Class A Common Stock issuable upon conversion of the Series D Convertible Preferred on the principal securities exchange on which the Class A Common Stock may be listed for trading, if any and if applicable, have been satisfied.

(viii) Notwithstanding anything to the contrary contained in this paragraph (g), there shall be no adjustment to the Conversion Price in connection with any issuance of additional shares of Series D Convertible Preferred or any other securities that are or may be or become issued or issuable in connection with the transactions contemplated by the Master Transaction Agreement.

(h) Reissuance of Series D Convertible Preferred. Shares of Series D Convertible Preferred that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares as Series D Convertible Preferred must be in compliance with the terms hereof.

(i) Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

12

(j) Reports. If the Corporation is no longer required to file annual or quarterly reports with the Commission pursuant to the Exchange Act, the Corporation will provide to the Holders such annual and quarterly financial statements as the Corporation would have been required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act had it been so subject without cost to the Holders.

(k) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Board of Directors” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Board Resolution” means a copy of a resolution certified pursuant to an Officers’ Certificate to have been duly adopted by the Board of Directors and to be in full force and effect.

“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Certificate of Incorporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Class A Common Stock” means the Class A Common Stock, par value $.001 per share, of the Corporation.

“Class C Common Stock” means the Class C Non-Voting Common Stock, par value $.001 per share, of the Corporation.

“Class D Common Stock” means the Class D Non-Voting Common Stock, par value $.001 per share, of the Corporation.

“Commission” means the Securities and Exchange Commission.

13

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Common Stock Value” on any date means, with respect to the Class A Common Stock or the Class D Common Stock, the last sale price for the Class A Common Stock or the Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or the Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or the Class D Common Stock is listed or admitted to trading or, if neither the Class A Common Stock nor the Class D Common Stock is listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if neither the Class A Common Stock nor the Class D Common Stock is quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock or the Class D Common Stock selected by the Board of Directors or, in the event that no trading price is available for the Class A Common Stock or the Class D Common Stock, the fair market value of the Class A Common Stock, as determined in good faith by the Board of Directors.

“Communications Act” means the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992) and all rules and regulations of the FCC, in each case as from time to time in effect.

“Consolidated EBITDA” means, for any Person, for any period, an amount equal to (a) the sum of Consolidated Net Income for such period, plus, to the extent deducted from the revenues of such Person in determining Consolidated Net Income, (i) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing a loss in Consolidated Net Income above, plus (ii) Consolidated Interest Expense, net of interest income earned on cash or cash equivalents for such period (including, for this purpose, dividends on preferred stock only to the extent that such dividends were deducted in determining Consolidated Net Income), plus (iii) depreciation for such period on a consolidated basis, plus (iv) amortization of intangibles and broadcast program licenses for such period on a consolidated basis, minus (b) scheduled payments relating to broadcast program license liabilities, except that with respect to the Corporation each of the foregoing items shall be determined on a consolidated basis with respect to the Corporation and its Subsidiaries only; provided, however, that, for purposes of calculating Consolidated EBITDA during

14

any fiscal quarter, cash income from a particular Investment of such Person shall be included only if cash income has been received by such Person as a result of the operation of the business in which such Investment has been made in the ordinary course without giving effect to any extraordinary, unusual and non-recurring gains.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, and all time brokerage fees relating to financing of television stations which the Corporation has an agreement or option to acquire.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the net income of any Person (the “other Person”) in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or to the Subsidiary, (b) the net income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) (i) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an asset sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary, unusual and non-recurring gains and losses shall be excluded, (e) losses associated with discontinued and terminated operations in an amount not to exceed $1,000,000 per annum shall be excluded and (f) all non-cash items (including, without limitation, cumulative effects of changes in GAAP and equity entitlements granted to employees of the Corporation and its Subsidiaries) increasing and decreasing Consolidated Net Income and not otherwise included in the definition of Consolidated EBITDA shall be excluded.

15

“Conversion Price” has the meaning ascribed to it in paragraph (g)(vi) hereof.

“Conversion Shares” means (i) the number of shares of Class A Common Stock or (ii) with respect to any Holder, if such Holder determines, after consultation with its outside legal counsel, that such Holder is prevented under the Communications Act from holding shares of Class A Common Stock issuable upon conversion of such Holder’s shares of Series D Convertible Preferred, an equal number of shares of Class C Common Stock of the Corporation (such Class C Common Stock shall, (1) upon disposition by such Holder to any other Person that such Holder determines is not prevented under the Communications Act from holding shares of Class A Common Stock or (2) upon the determination by such Holder that the Communications Act no longer prohibits such Holder from holding shares of Class A Common Stock, in either case, after consultation by such Person with outside legal counsel and, if required by the Corporation, delivery by such Person to the Corporation an Opinion of Counsel reasonably acceptable to the Corporation to the effect that the Conversion of such Class C Common Stock to Class A Common Stock will not violate or conflict with the Communications Act, automatically be converted into an equal number of shares of Class A Common Stock), into which the Series D Convertible Preferred is from time to time convertible.

“Corporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Designated Investment Bank” means an investment bank selected by the Purchasing Party from a list of three internationally recognized investment banks provided to the Purchasing Party by the Company pursuant to Section 2.07 of the Master Transaction Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraordinary Cash Dividend” means cash dividends with respect to the Class A Common Stock the aggregate amount of which in any fiscal year exceeds 10% of Consolidated EBITDA of the Corporation and its subsidiaries for the fiscal year immediately preceding the payment of such dividend.

“Fair Market Value” of any consideration other than cash or of any securities shall mean the amount which a willing buyer would pay to a willing seller in an arm’s-length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof.

“FCC” means the Federal Communications Commission and any successor governmental entity performing functions similar to those performed by the Federal Communications Commission on the Issue Date.

16

“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

“Holder” means a holder of then outstanding shares of Series D Convertible Preferred as reflected in the stock books of the Corporation.

“Initial Public Offering” means the initial underwritten sale of equity securities of the Corporation occurring after the Issue Date pursuant to an effective registration statement under the Securities Act.

“Issue Date” means the date of the issuance of Series D Convertible Preferred.

“Issue Price” means $10,000 per share of Series D Convertible Preferred.

“Junior Preferred Stock” means, collectively, (i) Series E-1 Convertible Preferred, (ii) Series E-2 Convertible Preferred and (iii) Series F Non-Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Junior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Liquidation Preference” has the meaning ascribed to it in paragraph (a) hereof.

“Mandatory Conversion” has the meaning ascribed to it in paragraph (g)(ii) hereof.

“Mandatory Conversion Event” means the earlier to occur of: (i) the date on which the last sale price for the Class A Common Stock or Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or Class D Common Stock is listed or admitted to trading, or, if neither Class A Common Stock nor Class D Common Stock is listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use, for the Class A Common Stock or Class D Common Stock for fifteen (15) consecutive trading days is equal to or greater than the Mandatory Conversion Trigger Price as then in effect; and (ii) the issuance by the Corporation of Common Stock at an issue price per share not less than the Mandatory Conversion Trigger Price as then in effect for aggregate gross proceeds (before deduction of underwriting commissions and other expenses of sale) of not less than $75,000,000, provided that if such issuance is made to a Purchasing Party, the Designated Investment Bank shall have provided an opinion in customary form to the Company to the effect that the

17

issue price per share of Common Stock is at or higher than the fair market value of a share of Common Stock.

“Mandatory Conversion Notice” has the meaning ascribed to it in paragraph (g)(ii) hereof.

“Mandatory Conversion Trigger Price” means (A) in the event the Mandatory Conversion Event occurs on or after the first anniversary but prior to the second anniversary of the Issue Date, 102% of the Conversion Price, (B) in the event the Mandatory Conversion Event occurs on or after the second anniversary but prior to the third anniversary of the Issue Date, 101% of the Conversion Price, or (C) in the event the Mandatory Conversion Event occurs on or after the third anniversary of the Issue Date, the Conversion Price.

“Master Transaction Agreement” means the Master Transaction Agreement dated as of May 3, 2007 among the Corporation, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc., and CIG Media LLC, as may be amended, modified or restated from time to time.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

“Officers’ Certificate” means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

“Opinion of Counsel” means an opinion of counsel that, in such counsel’s opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under “Officers’ Certificate”.

“Parity Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Person” means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

18

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Purchasing Party” means CIG Media LLC, NBC Universal, Inc. and their respective Affiliates.

“Redemption Date” has the meaning ascribed to it in paragraph (e)(i) hereof.

“Redemption Notice” has the meaning ascribed to it in paragraph (e)(ii) hereof.

“Redemption Price” means the Issue Price plus (as applicable) all accrued and unpaid dividends through and including the date of redemption.

“Refinance” means, in respect of any security, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security in exchange or replacement for, or to amend the terms of, such security, in whole or in part, for any amount up to and including the greater of the redemption price of such security pursuant to the terms of such security or the face value of such security on the date of any such Refinancing, plus (without duplication) the amount of any accrued dividends on such security, the amount of any premium required to be paid under the terms of such security and the amount of reasonable expenses incurred by the Corporation in connection with such Refinancing. “Refinanced” and “Refinancing” has the correlative meaning.

“Repurchase” has the meaning ascribed to it in paragraph (g)(iii)(D) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Preferred Stock” means collectively, (i) Series A-1 Convertible Preferred, (ii) Series A-2 Preferred Stock, (iii) Series A-3 Convertible Preferred, (iv) 14¼% Preferred, (v) 9¾% Preferred, (vi) Series B Convertible Preferred, (vii) Series C Preferred Stock and (viii) Series C Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Senior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Series D Convertible Preferred” has the meaning ascribed to it in paragraph (a) hereof.

“Subsidiary”, with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person

19

of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Stock Transaction” has the meaning ascribed to it in paragraph (g)(iii) hereof.

“Surviving Person” has the meaning ascribed to it in paragraph (g)(v) hereof.

“Transaction” has the meaning ascribed to it in paragraph (g)(v) hereof.

“Voting Rights Triggering Event” has the meaning ascribed to it in paragraph (f)(iii)(A) hereof.

“Wholly-Owned Subsidiary” means any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Corporation.

20

IN WITNESS WHEREOF, said ION Media Networks, Inc. has caused this Certificate to be signed by its duly authorized officer this 4th day of May, 2007.

ION MEDIA NETWORKS, INC.

By:	/s/ Richard Garcia

Name: Richard Garcia Title: Chief Financial Officer

Certificate of Designation

EXHIBIT M to the Master Transaction Agreement

Series E-1 Convertible Preferred Certificate of Designation

Exhibit M to the
Master Transaction Agreement

Series E-1 Convertible Preferred Certificate of Designation

CERTIFICATE OF DESIGNATION OF THE POWERS,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS OF
SERIES E-1 MANDATORILY CONVERTIBLE PREFERRED STOCK
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

ION Media Networks, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as amended (hereinafter referred to as the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, on May 3, 2007, duly approved and adopted the following resolution:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of Series E-1 Mandatorily Convertible Preferred Stock, par value $.001 per share, with a liquidation preference of $10,000 per share, consisting of 4,500 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this resolution as follows:

(a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Series E-1 Mandatorily Convertible Preferred Stock.” The number of shares constituting such series shall be 4,500 and are referred to as the “Series E-1 Convertible Preferred.” The liquidation preference of the Series E-1 Convertible Preferred shall be $10,000.00 per share (the “Liquidation Preference”).

(b) Rank. The Series E-1 Convertible Preferred shall, with respect to distributions upon liquidation, winding up or dissolution of the Corporation, rank (i) senior to the Junior Preferred Stock, to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series E-1 Convertible Preferred as to distributions upon liquidation, winding up or dissolution of the Corporation

1

(collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Securities”); (ii) on a parity with the Pari Passu Preferred Stock and with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series E-1 Convertible Preferred as to distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Parity Securities”), provided that any such Parity Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to the Senior Preferred Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Series E-1 Convertible Preferred as to distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Senior Securities”), provided that any such Senior Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Senior Securities.

(c) Dividends. The Holders shall not be entitled to receive dividends.

(d) Liquidation.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each Holder shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders and before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, the Common Stock of the Corporation, an amount in cash equal to the greater of (A) the Liquidation Preference for each outstanding share of Series E-1 Convertible Preferred and (B) the amount per share which would have been payable upon such liquidation, dissolution or winding up to the holders of shares of Class A Common Stock or such other class or series of stock into which the Series E-1 Convertible Preferred is then convertible (assuming the conversion of each share of then convertible Series E-1 Convertible Preferred and without deduction for the Liquidation Preference otherwise payable pursuant to clause (A) hereof), multiplied by the number of shares of Class A Common Stock into which such shares of Series E-1 Convertible Preferred are then convertible. Except as provided in the preceding sentence, Holders of Series E-1 Convertible Preferred shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders and to any holders of all other Parity Securities, then such assets shall be distributed among the Holders and any holders of such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series E-1 Convertible Preferred and any such shares of other Parity Securities if all amounts payable thereon were paid in full.

(ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor

2

the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

(e) Redemption.

(i) Mandatory Redemption. The Corporation shall redeem, in the manner provided for in paragraph (e)(ii) hereof, and out of funds legally available therefor all of the outstanding shares of Series E-1 Convertible Preferred for cash on August 31, 2013 (the “Redemption Date”), at a price per share equal to the Redemption Price.

(ii) Procedures for Redemption. (A) At least 90 days prior to the Redemption Date, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series E-1 Convertible Preferred as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

(1) the Redemption Price; and

(2) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of Series E-1 Convertible Preferred.

(B) Each Holder shall surrender the certificate or certificates representing all shares of Series E-1 Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place or places designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

(C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the Redemption Price, all rights of the Holders shall terminate with respect to the Series E-1 Convertible Preferred on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if the Redemption Notice shall have been given and the funds necessary for redemption shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders, then, at the close of business on the day on which such funds are segregated and set aside, the Holders shall cease to be stockholders of the Corporation and shall be entitled only to receive the Redemption Price.

(f) Voting Rights. Holders shall have no voting rights, except as required by the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designation.

3

(i) (A) So long as any shares of the Series E-1 Convertible Preferred are outstanding, the Corporation may not issue any additional shares of Series E-1 Convertible Preferred or any new class of Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock Parity Securities or Senior Securities) without the approval of Holders holding at least a majority of the then outstanding shares of Series E-1 Convertible Preferred, voting or consenting, as the case may be, together as one class given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that the Corporation may, without the approval of such Holders issue additional shares of Parity Securities or Senior Securities (including shares issued in payment of dividends thereon in accordance with their respective certificates of designation) and which Senior Securities or Parity Securities do not require the Corporation to pay dividends thereon on a current basis in cash, or require cash dividends to be paid at a rate not in excess of three percentage points greater than the dividend rate borne by any series of Senior Securities and which do not prohibit the payment of dividends other than in cash on the Series E-1 Convertible Preferred or prohibit the redemption by the Corporation of the Series E-1 Convertible Preferred pursuant to paragraph (e)(i) above, in an amount sufficient to Refinance any series of Senior Securities, in whole or in part, with such shares being issued no sooner than the date the Corporation Refinances such series of Senior Securities.

(B) So long as any shares of the Series E-1 Convertible Preferred are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect materially and adversely the rights, preferences or privileges of Holders without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series E-1 Convertible Preferred, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

(C) Except as set forth in paragraph (f)(i)(A) above, the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities or the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders and shall not be deemed to affect adversely the rights, preferences or privileges of such Holders.

(ii) Without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series E-1 Convertible Preferred, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Corporation’s assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to, another Person (other than a Wholly-Owned Subsidiary with, into or to another Wholly-Owned Subsidiary) or adopt a plan of liquidation unless (A) either (I) the Corporation is the surviving or continuing Person or (II) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the

4

properties and assets of the Corporation substantially as an entirety or, in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred shall be organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Series E-1 Convertible Preferred shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person with the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series E-1 Convertible Preferred had immediately prior to such transaction; (C) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or shall have occurred after the Issue Date and be continuing; and (D) the Corporation has delivered to the transfer agent for the Series E-1 Convertible Preferred prior to the consummation of the proposed transaction an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

(iii) (A) If the Corporation fails to discharge any redemption or conversion obligation with respect to the Series E-1 Convertible Preferred (such failure being a “Voting Rights Triggering Event”), then, subject to paragraph (f)(iii)(E) below, Holders of at least a majority of the then outstanding shares of Series E-1 Convertible Preferred, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors, at a meeting called for such purpose following the occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders expire (other than as described in (f)(iii)(B) below), and the number of directors constituting the Board of Directors shall be increased by the number of directors so elected by the Holders. The voting rights provided herein shall be the exclusive remedy at law or in equity of the Holders for any Voting Rights Triggering Event.

(B) The right of the Holders voting together as a separate class to elect members of the Board of Directors as set forth in paragraph (f)(iii)(A) above shall continue until such time as in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured or waived by Holders of at least a majority of the then outstanding shares of Series E-1 Convertible Preferred that are entitled to vote thereon, at which time (I) the special right of the Holders so to vote as a class for the election of directors and (II) the term of office of the directors elected by the Holders shall each terminate and such persons shall cease to be members of the Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to paragraph (f)(iii) hereof, or if vacancies shall exist in the offices of directors elected by such Holders, a proper officer of the Corporation may, and upon the written request of Holders of at least 25% of the then

5

outstanding shares of Series E-1 Convertible Preferred addressed to the secretary of the Corporation shall, call a special meeting of the Holders, for the purpose of electing the directors which the Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within 20 days after personal service of said written request upon the secretary of the Corporation, or within 20 days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then Holders of at least 25% of the then outstanding shares of Series E-1 Convertible Preferred may designate in writing one of their number to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by the Holder so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Series E-1 Convertible Preferred so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

(C) At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of Holders of at least a majority of the then outstanding shares of Series E-1 Convertible Preferred shall be required to constitute a quorum of such Series E-1 Convertible Preferred.

(D) Any vacancy occurring in the office of a director elected by the Holders may be filled by the remaining director (if any) elected by the Holders unless and until such vacancy shall be filled by the Holders.

(E) The provisions of this paragraph (f)(iii) shall apply only to those Holders, if any, that would be permitted to vote in the election of directors of the Corporation pursuant to applicable laws and regulations of the FCC, with such Holders together being treated as the class of Holders entitled to exercise such rights. The determination as to whether any Holder would not be permitted to exercise such voting rights shall be made jointly by any such Holder(s) and the Corporation.

(iv) In any case in which the Holders shall be entitled to vote pursuant to this paragraph (f) or pursuant to the General Corporation Law of the State of Delaware, each Holder entitled to vote with respect to such matter shall be entitled to one vote for each then outstanding share of Series E-1 Convertible Preferred so held.

(g) Conversion.

(i) Optional Conversion. Each share of the Series E-1 Convertible Preferred is convertible at the option of the Holder thereof, at any time and from time to time, into (A) a number of Conversion Shares equal to the Issue Price of the shares of Series E-1 Convertible Preferred surrendered for conversion, divided by (B) the Conversion Price then in effect, except that if shares of Series E-1 Convertible Preferred are called for redemption the conversion right will terminate at the close of business on the Redemption Date. No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will pay a

6

cash adjustment based upon the Common Stock Value as of the close of business on the first Business Day preceding the date of conversion. The Series E-1 Convertible Preferred shall be converted by the holder thereof by surrendering the certificate or certificates representing the shares of Series E-1 Convertible Preferred to be converted, appropriately completed, to the transfer agent for the Common Stock. The transfer agent shall issue one or more certificates representing the Conversion Shares in the name or names requested by such Holder. The transfer agent will deliver to such Holder a new certificate representing the shares of Series E-1 Convertible Preferred in excess of those being surrendered for conversion. The conversion rights stated herein are subject to compliance by the Holder with all applicable laws and regulations, including, without limitation, the Communications Act, and as a condition precedent to the Corporation’s obligation to issue Conversion Shares to a Holder or its designee(s), the Corporation may require that such Holder deliver to the Corporation an opinion of legal counsel reasonably acceptable to the Corporation to the effect that the issuance of Conversion Shares to such Holder or its designee(s) upon conversion will not violate or conflict with the Communications Act.

(ii) Mandatory Conversion. At any time following the first anniversary of the Issue Date, upon the occurrence of a Mandatory Conversion Event, including a Mandatory Conversion Event that occurs after the Redemption Date to the extent any share of Series E-1 Convertible Preferred remains outstanding after the Redemption Date, unless previously converted at the option of Holders in accordance with the provisions hereof, each outstanding share of Series E-1 Convertible Preferred shall, without notice to Holders, convert automatically (the “Mandatory Conversion”) into (A) a number of Conversion Shares equal to the Issue Price of the shares of Series E-1 Convertible Preferred so converted, divided by the (B) Conversion Price then in effect. No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will pay a cash adjustment based upon the Common Stock Value as of the close of business on the first Business Day preceding the date of the occurrence of such Mandatory Conversion Event. Promptly following a Mandatory Conversion Event, written notice (the “Mandatory Conversion Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice or any deficiency therein shall affect the validity of the procedures for the Mandatory Conversion as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was effected. Each Holder shall surrender the certificate or certificates representing all shares of Series E-1 Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation) and the Corporation shall issue to such Holder that number of shares of Class A Common Stock to which such Holder is entitled, as calculated in accordance with this paragraph; provided, however, that if a Holder shall notify the Corporation within five (5) Business Days of receipt of the Mandatory Conversion Notice that it wishes to receive Class C Common Stock in accordance with this paragraph, the Corporation shall issue such Holder an equal number of shares of Class C Common Stock to which such Holder is entitled as calculated in accordance with this paragraph.

7

(iii) (A) In case the Corporation shall (I) pay a dividend or distribution in shares of Class A Common Stock on its shares of Class A Common Stock, (II) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (III) combine its outstanding shares of Class A Common Stock into a smaller number of shares, or (IV) issue, by reclassification of its shares of Class A Common Stock, any shares of its Capital Stock (each such transaction being called a “Stock Transaction”), then and in each such case, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of a share of Series E-1 Convertible Preferred surrendered for conversion after the record date fixing stockholders to be affected by such Stock Transaction shall be entitled to receive upon conversion the number of Conversion Shares which such Holder would have been entitled to receive after the happening of such event had such share of Series E-1 Convertible Preferred been converted immediately prior to such record date. Such adjustment shall be made whenever any Stock Transaction occurs, but shall also be effective retroactively as to shares of Series E-1 Convertible Preferred converted between such record date and the date of the happening of any such Stock Transaction.

(B) If the Corporation shall, at any time or from time to time while any shares of Series E-1 Convertible Preferred are outstanding, issue or sell any right or warrant to purchase, acquire or subscribe for shares of Class A Common Stock (including a right or warrant with respect to any security convertible into or exchangeable for shares of Class A Common Stock) generally to holders of its Common Stock (including by way of a reclassification of shares or a recapitalization of the Corporation), for a consideration on the date of such issuance or sale less than the Common Stock Value of the shares of Class A Common Stock underlying such rights or warrants on the date of such issuance or sale, then and in each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (I) the Common Stock Value per share of Class A Common Stock on the first Business Day after the date of the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the number of shares of Class A Common Stock outstanding immediately prior to such issuance or sale plus (II) the aggregate Fair Market Value of the consideration to be received by the Corporation in connection with the issuance or sale of the rights or warrants plus the aggregate consideration to be received in respect of the purchase of the shares of Class A Common Stock underlying such rights or warrants, and the denominator of which shall be the Common Stock Value per share of Class A Common Stock on the Business Day immediately preceding the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the aggregate number of shares of Class A Common Stock (I) outstanding immediately prior to such issuance or sale plus (II) underlying such rights or warrants at the time of such issuance or sale. For the purposes of the preceding sentence, the aggregate consideration receivable by the Corporation in connection with the issuance or sale of any such right or warrant shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such rights or warrants. No adjustment to the Conversion Price pursuant to this paragraph (B) shall be made if, in conjunction with any such issuance or sale by the Corporation generally to holders of its Common Stock, the Corporation issues or offers to sell to the Holders such rights or warrants on the same basis as the Holders

8

would have received had their shares of Series E-1 Convertible Preferred been converted into shares of Class A Common Stock (or Class C Common Stock, as the case may be) immediately prior to the such issuance or sale. Upon the expiration or termination of any such rights or warrants without the exercise of such rights or warrants, the Conversion Price then in effect shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such rights or warrants, to the extent outstanding immediately prior to such expiration or termination, never been issued, although such adjustment shall not effect previously converted shares.

(C) In the event the Corporation shall at any time or from time to time while any shares of Series E-1 Convertible Preferred are outstanding declare, order, pay or make a dividend or other distribution generally to holders of its Common Stock in stock or other securities or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries or evidences of Indebtedness of the Corporation or any other person or pay any Extraordinary Cash Dividend (other than any dividend or distribution on the Class A Common Stock (I) referred to in paragraphs (A) or (B) above or (II) if in conjunction therewith the Corporation declares and pays or makes a distribution on each share of Series E-1 Convertible Preferred which is the same as the distribution that would have been made or paid with respect to such share of Series E-1 Convertible Preferred had such share been converted into shares of Class A Common Stock immediately prior to the record date for any such dividend or distribution on the Class A Common Stock), then, and in each such case, an appropriate adjustment to the Conversion Price shall be made so that the Holder of each share of Series E-1 Convertible Preferred shall be entitled to receive, upon the conversion thereof, the number of shares of Class A Common Stock determined by multiplying (x) the number of shares of Class A Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such distribution by (y) a fraction, the numerator of which shall be the Common Stock Value per share of Class A Common Stock as of such record date, and the denominator of which shall be such Common Stock Value per share of Class A Common Stock less the Fair Market Value per share of Class A Common Stock of such dividend or distribution (as determined in good faith by the Board of Directors, as evidenced by a Board Resolution mailed to each holder of Series E-1 Convertible Preferred). An adjustment made pursuant to this paragraph (C) shall be made upon the opening of business on the next Business Day following the date on which any such dividend or distribution is made and shall be effective retroactively to the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution.

(D) In the event the Company shall, at any time or from time to time while any shares of Series E-1 Convertible Preferred are outstanding, repurchase (a “Repurchase”) any portion of the Class A Common Stock from holders generally at a premium over the Common Stock Value thereof on the next trading day immediately preceding the consummation of such Repurchase, then and in the case of each Repurchase the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying such Conversion Price by the fraction the numerator of which is (I) the product of (x) the number of shares of Class A Common Stock outstanding immediately before such Repurchase multiplied by (y) the Common Stock Value per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase minus (II) the aggregate purchase price of the Repurchase and the denominator of which shall be the product of (x) the number of shares of Class A Common Stock outstanding immediately

9

before such Repurchase minus the number of shares of Class A Common Stock Repurchased by the Company multiplied by (y) the Common Stock Value per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase. Such adjustment shall be made whenever any such Repurchase occurs, but shall also be effective retroactively as to shares of Series E-1 Convertible Preferred converted between such record date and the date of the happening of any such Repurchase.

(iv) No adjustment in the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

(v) In the event of any capital reorganization (other than a capital reorganization covered by paragraph (ii)(C) above) or reclassification of outstanding shares of Common Stock of the Corporation (other than a reclassification covered by paragraph (ii)(A) above), or in case of any merger, consolidation or other corporate combination of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a “Transaction”), each share of Series E-1 Convertible Preferred shall continue to remain outstanding if the Corporation is the Surviving Person (as defined below) of such Transaction, and shall be subject to all the provisions hereof, as in effect prior to such Transaction, or if the Corporation is not the Surviving Person, each share of Series E-1 Convertible Preferred shall be exchanged in such Transaction for a new series of convertible preferred stock of the Surviving Person, or in the case of a Surviving Person other than a corporation, comparable securities of such Surviving Person, in either case having economic terms as nearly equivalent as possible to, and with the same voting and other rights as, the Series E-1 Convertible Preferred, including entitling the holder thereof to receive, upon presentation of the certificate therefor to the Surviving Person subsequent to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Class A Common Stock into which one share of Series E-1 Convertible Preferred was convertible immediately prior to such Transaction. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph (v) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. If the holders of Class A Common Stock have the opportunity to elect the form of consideration to be received by them in such Transaction, then from and after the effective date of such Transaction, the Series E-1 Convertible Preferred shall be convertible into the consideration that a majority of the holders of the Class A Common Stock who made such election received in such Transaction.

10

Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, proper provision is made to ensure that the holders of shares of Series E-1 Convertible Preferred will be entitled to receive the benefits afforded by this paragraph (v).

For purposes of this paragraph (v), “Surviving Person” shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or substantially all of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Series E-1 Convertible Preferred or Common Stock of the Corporation is exchanged, converted or reclassified into the securities of any other Person or cash or any other property.

(vi) The conversion price shall initially equal $0.75 per share (the “Conversion Price”). The Conversion Price shall be subject to adjustment as provided in this paragraph (g).

(vii) From and after an Initial Public Offering, the Corporation shall cause the shares of Class A Common Stock issuable upon conversion of the Series E-1 Convertible Preferred (or in the case of a Holder’s election to convert into Class C Common Stock, upon conversion of such Class C Common Stock) to be approved for listing on the principal securities exchange on which the Class A Common Stock may at the time be listed for trading, subject to official notification of issuance, prior to the date of issuance thereof. Notwithstanding anything in this Certificate of Designation to the contrary, no Holders shall be entitled to exercise the conversion rights set forth in this paragraph (g) until such time as any conditions for listing the Class A Common Stock issuable upon conversion of the Series E-1 Convertible Preferred on the principal securities exchange on which the Class A Common Stock may be listed for trading, if any and if applicable, have been satisfied.

(viii) Notwithstanding anything to the contrary contained in this paragraph (g), there shall be no adjustment to the Conversion Price in connection with any issuance of additional shares of Series E-1 Convertible Preferred or any other securities that are or may be or become issued or issuable in connection with the transactions contemplated by the Master Transaction Agreement.

(h) Reissuance of Series E-1 Convertible Preferred. Shares of Series E-1 Convertible Preferred that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares as Series E-1 Convertible Preferred must be in compliance with the terms hereof.

11

(i) Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

(j) Reports. If the Corporation is no longer required to file annual or quarterly reports with the Commission pursuant to the Exchange Act, the Corporation will provide to the Holders such annual and quarterly financial statements as the Corporation would have been required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act had it been so subject without cost to the Holders.

(k) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Board of Directors” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Board Resolution” means a copy of a resolution certified pursuant to an Officers’ Certificate to have been duly adopted by the Board of Directors and to be in full force and effect.

“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Certificate of Incorporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Class A Common Stock” means the Class A Common Stock, par value $.001 per share, of the Corporation.

“Class C Common Stock” means the Class C Non-Voting Common Stock, par value $.001 per share, of the Corporation.

12

“Class D Common Stock” means the Class D Non-Voting Common Stock, par value $.001 per share, of the Corporation.

“Commission” means the Securities and Exchange Commission.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Common Stock Value” on any date means, with respect to the Class A Common Stock or the Class D Common Stock, the last sale price for the Class A Common Stock or the Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or the Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or the Class D Common Stock is listed or admitted to trading or, if neither the Class A Common Stock nor the Class D Common Stock is listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if neither the Class A Common Stock nor the Class D Common Stock is quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock or the Class D Common Stock selected by the Board of Directors or, in the event that no trading price is available for the Class A Common Stock or the Class D Common Stock, the fair market value of the Class A Common Stock, as determined in good faith by the Board of Directors.

“Communications Act” means the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992) and all rules and regulations of the FCC, in each case as from time to time in effect.

“Consolidated EBITDA” means, for any Person, for any period, an amount equal to (a) the sum of Consolidated Net Income for such period, plus, to the extent deducted from the revenues of such Person in determining Consolidated Net Income, (i) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing a loss in Consolidated Net Income above, plus (ii) Consolidated Interest Expense, net of interest income earned on cash or cash equivalents for such period (including, for this purpose, dividends on preferred stock only to the extent that such dividends were deducted in determining Consolidated Net Income), plus (iii) depreciation for such period on a consolidated basis, plus (iv) amortization of intangibles and

13

broadcast program licenses for such period on a consolidated basis, minus (b) scheduled payments relating to broadcast program license liabilities, except that with respect to the Corporation each of the foregoing items shall be determined on a consolidated basis with respect to the Corporation and its Subsidiaries only; provided, however, that, for purposes of calculating Consolidated EBITDA during any fiscal quarter, cash income from a particular Investment of such Person shall be included only if cash income has been received by such Person as a result of the operation of the business in which such Investment has been made in the ordinary course without giving effect to any extraordinary, unusual and non-recurring gains.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, and all time brokerage fees relating to financing of television stations which the Corporation has an agreement or option to acquire.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the net income of any Person (the “other Person”) in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or to the Subsidiary, (b) the net income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) (i) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an asset sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary, unusual and non-recurring gains and losses shall be excluded, (e) losses associated with discontinued and terminated operations in an amount not to exceed $1,000,000 per annum shall be excluded and (f) all non-cash items (including, without limitation, cumulative effects of changes in GAAP and equity

14

entitlements granted to employees of the Corporation and its Subsidiaries) increasing and decreasing Consolidated Net Income and not otherwise included in the definition of Consolidated EBITDA shall be excluded.

“Conversion Price” has the meaning ascribed to it in paragraph (g)(vi) hereof.

“Conversion Shares” means (i) the number of shares of Class A Common Stock or (ii) with respect to any Holder, if such Holder determines, after consultation with its outside legal counsel, that such Holder is prevented under the Communications Act from holding shares of Class A Common Stock issuable upon conversion of such Holder’s shares of Series E-1 Convertible Preferred, an equal number of shares of Class C Common Stock of the Corporation (such Class C Common Stock shall, (1) upon disposition by such Holder to any other Person that such Holder determines is not prevented under the Communications Act from holding shares of Class A Common Stock or (2) upon the determination by such Holder that the Communications Act no longer prohibits such Holder from holding shares of Class A Common Stock, in either case, after consultation by such Person with outside legal counsel and, if required by the Corporation, delivery by such Person to the Corporation an Opinion of Counsel reasonably acceptable to the Corporation to the effect that the Conversion of such Class C Common Stock to Class A Common Stock will not violate or conflict with the Communications Act, automatically be converted into an equal number of shares of Class A Common Stock), into which the Series E-1 Convertible Preferred is from time to time convertible.

“Corporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Designated Investment Bank” means an investment bank selected by the Purchasing Party from a list of three internationally recognized investment banks provided to the Purchasing Party by the Company pursuant to Section 2.07 of the Master Transaction Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraordinary Cash Dividend” means cash dividends with respect to the Class A Common Stock the aggregate amount of which in any fiscal year exceeds 10% of Consolidated EBITDA of the Corporation and its subsidiaries for the fiscal year immediately preceding the payment of such dividend.

“Fair Market Value” of any consideration other than cash or of any securities shall mean the amount which a willing buyer would pay to a willing seller in an arm’s-length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof.

15

“FCC” means the Federal Communications Commission and any successor governmental entity performing functions similar to those performed by the Federal Communications Commission on the Issue Date.

“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

“Holder” means a holder of then outstanding shares of Series E-1 Convertible Preferred as reflected in the stock books of the Corporation.

“Initial Public Offering” means the initial underwritten sale of equity securities of the Corporation occurring after the Issue Date pursuant to an effective registration statement under the Securities Act.

“Issue Date” means the date of the issuance of Series E-1 Convertible Preferred.

“Issue Price” means $10,000 per share of Series E-1 Convertible Preferred.

“Junior Preferred Stock” means Series F Non-Convertible Preferred as defined in the Master Transaction Agreement.

“Junior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Liquidation Preference” has the meaning ascribed to it in paragraph (a) hereof.

“Mandatory Conversion” has the meaning ascribed to it in paragraph (g)(ii) hereof.

“Mandatory Conversion Event” means the earlier to occur of: (i) the date on which the last sale price for the Class A Common Stock or Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or Class D Common Stock is listed or admitted to trading, or, if neither Class A Common Stock nor Class D Common Stock is listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use, for the Class A Common Stock or Class D Common Stock for fifteen (15) consecutive trading days is equal to or greater than the Mandatory Conversion Trigger Price as then in effect; and (ii) the issuance by the Corporation of Common Stock at an issue price per share not less than the Mandatory Conversion Trigger Price as then in effect for aggregate gross proceeds (before deduction of underwriting commissions and

16

other expenses of sale) of not less than $75,000,000, provided that if such issuance is made to a Purchasing Party, the Designated Investment Bank shall have provided an opinion in customary form to the Company to the effect that the issue price per share of Common Stock is at or higher than the fair market value of a share of Common Stock.

“Mandatory Conversion Notice” has the meaning ascribed to it in paragraph (g)(ii) hereof.

“Mandatory Conversion Trigger Price” means (A) in the event the Mandatory Conversion Event occurs on or after the first anniversary but prior to the second anniversary of the Issue Date, 102% of the Conversion Price, (B) in the event the Mandatory Conversion Event occurs on or after the second anniversary but prior to the third anniversary of the Issue Date, 101% of the Conversion Price, or (C) in the event the Mandatory Conversion Event occurs on or after the third anniversary of the Issue Date, the Conversion Price.

“Master Transaction Agreement” means the Master Transaction Agreement dated as of May 3, 2007 among the Corporation, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc., and CIG Media LLC, as may be amended, modified or restated from time to time.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

“Officers’ Certificate” means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

“Opinion of Counsel” means an opinion of counsel that, in such counsel’s opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under “Officers’ Certificate”.

“Pari Passu Preferred Stock” means the Series E-2 Convertible Preferred as defined in the Master Transaction Agreement.

17

“Parity Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Person” means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Purchasing Party” means CIG Media LLC, NBC Universal, Inc. and their respective Affiliates.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Redemption Date” has the meaning ascribed to it in paragraph (e)(i) hereof.

“Redemption Notice” has the meaning ascribed to it in paragraph (e)(ii) hereof.

“Redemption Price” means the Issue Price.

“Refinance” means, in respect of any security, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security in exchange or replacement for, or to amend the terms of, such security, in whole or in part, for any amount up to and including the greater of the redemption price of such security pursuant to the terms of such security or the face value of such security on the date of any such Refinancing, plus (without duplication) the amount of any accrued dividends on such security, the amount of any premium required to be paid under the terms of such security and the amount of reasonable expenses incurred by the Corporation in connection with such Refinancing. “Refinanced” and “Refinancing” has the correlative meaning.

“Repurchase” has the meaning ascribed to it in paragraph (g)(iii)(D) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Preferred Stock” means collectively, (i) Series A-1 Convertible Preferred, (ii) Series A-2 Preferred Stock, (iii) Series A-3 Convertible Preferred, (iv) 14¼% Preferred, (v) 9¾% Preferred, (vi) Series B Convertible Preferred, (vii) Series C Preferred Stock, (viii) Series C Convertible Preferred and (ix) Series D Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Senior Securities” has the meaning ascribed to it in paragraph (b) hereof.

18

“Series E-1 Convertible Preferred” has the meaning ascribed to it in paragraph (a) hereof.

“Subsidiary”, with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Stock Transaction” has the meaning ascribed to it in paragraph (g)(iii) hereof.

“Surviving Person” has the meaning ascribed to it in paragraph (g)(v) hereof.

“Transaction” has the meaning ascribed to it in paragraph (g)(v) hereof.

“Voting Rights Triggering Event” has the meaning ascribed to it in paragraph (f)(iii)(A) hereof.

“Wholly-Owned Subsidiary” means any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Corporation.

19

IN WITNESS WHEREOF, said ION Media Networks, Inc. has caused this Certificate to be signed by its duly authorized officer this 4th day of May, 2007.

ION MEDIA NETWORKS, INC.

By:	/s/ Richard Garcia
Name: Richard Garcia
Title: Chief Financial Officer

Certificate of Designation

EXHIBIT N to the Master Transaction Agreement

Series E-2 Convertible Preferred Certificate of Designation

Exhibit N to the
Master Transaction Agreement

Series E-2 Convertible Preferred Certificate of Designation

CERTIFICATE OF DESIGNATION OF THE POWERS,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS OF
SERIES E-2 MANDATORILY CONVERTIBLE PREFERRED STOCK
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

ION Media Networks, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as amended (hereinafter referred to as the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, on May 3, 2007, duly approved and adopted the following resolution:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of Series E-2 Mandatorily Convertible Preferred Stock, par value $.001 per share, with a liquidation preference of $10,000 per share, consisting of 21,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this resolution as follows:

(a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Series E-2 Mandatorily Convertible Preferred Stock.” The number of shares constituting such series shall be 21,000 and are referred to as the “Series E-2 Convertible Preferred.” The liquidation preference of the Series E-2 Convertible Preferred shall be $10,000.00 per share (the “Liquidation Preference”).

(b) Rank. The Series E-2 Convertible Preferred shall, with respect to distributions upon liquidation, winding up or dissolution of the Corporation, rank (i) senior to the Junior Preferred Stock, to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series E-2 Convertible Preferred as to distributions upon liquidation, winding up or dissolution of the Corporation

1

(collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Securities”); (ii) on a parity with the Pari Passu Preferred Stock and with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series E-2 Convertible Preferred as to distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Parity Securities”), provided that any such Parity Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to the Senior Preferred Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Series E-2 Convertible Preferred as to distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Senior Securities”), provided that any such Senior Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Senior Securities.

(c) Dividends. The Holders shall not be entitled to receive dividends.

(d) Liquidation.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each Holder shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders and before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, the Common Stock of the Corporation, an amount in cash equal to the greater of (A) the Liquidation Preference for each outstanding share of Series E-2 Convertible Preferred and (B) the amount per share which would have been payable upon such liquidation, dissolution or winding up to the holders of shares of Class A Common Stock or such other class or series of stock into which the Series E-2 Convertible Preferred is then convertible (assuming the conversion of each share of then convertible Series E-2 Convertible Preferred and without deduction for the Liquidation Preference otherwise payable pursuant to clause (A) hereof), multiplied by the number of shares of Class A Common Stock into which such shares of Series E-2 Convertible Preferred are then convertible. Except as provided in the preceding sentence, Holders of Series E-2 Convertible Preferred shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders and to any holders of all other Parity Securities, then such assets shall be distributed among the Holders and any holders of such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series E-2 Convertible Preferred and any such shares of other Parity Securities if all amounts payable thereon were paid in full.

(ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor

2

 the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

(e) Redemption.

(i) Mandatory Redemption. The Corporation shall redeem, in the manner provided for in paragraph (e)(ii) hereof, and out of funds legally available therefor all of the outstanding shares of Series E-2 Convertible Preferred for cash on August 31, 2013 (the “Redemption Date”), at a price per share equal to the Redemption Price.

(ii) Procedures for Redemption. (A) At least 90 days prior to the Redemption Date, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series E-2 Convertible Preferred as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

(1) the Redemption Price; and

(2) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of Series E-2 Convertible Preferred.

(B) Each Holder shall surrender the certificate or certificates representing all shares of Series E-2 Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place or places designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

(C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the Redemption Price, all rights of the Holders shall terminate with respect to the Series E-2 Convertible Preferred on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if the Redemption Notice shall have been given and the funds necessary for redemption shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders, then, at the close of business on the day on which such funds are segregated and set aside, the Holders shall cease to be stockholders of the Corporation and shall be entitled only to receive the Redemption Price.

(f) Voting Rights. Holders shall have no voting rights, except as required by the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designation.

3

(i) (A) So long as any shares of the Series E-2 Convertible Preferred are outstanding, the Corporation may not issue any additional shares of Series E-2 Convertible Preferred or any new class of Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock Parity Securities or Senior Securities) without the approval of Holders holding at least a majority of the then outstanding shares of Series E-2 Convertible Preferred, voting or consenting, as the case may be, together as one class given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that the Corporation may, without the approval of such Holders issue additional shares of Parity Securities or Senior Securities (including shares issued in payment of dividends thereon in accordance with their respective certificates of designation) and which Senior Securities or Parity Securities do not require the Corporation to pay dividends thereon on a current basis in cash, or require cash dividends to be paid at a rate not in excess of three percentage points greater than the dividend rate borne by any series of Senior Securities and which do not prohibit the payment of dividends other than in cash on the Series E-2 Convertible Preferred or prohibit the redemption by the Corporation of the Series E-2 Convertible Preferred pursuant to paragraph (e)(i) above, in an amount sufficient to Refinance any series of Senior Securities, in whole or in part, with such shares being issued no sooner than the date the Corporation Refinances such series of Senior Securities.

(B) So long as any shares of the Series E-2 Convertible Preferred are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect materially and adversely the rights, preferences or privileges of Holders without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series E-2 Convertible Preferred, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

(C) Except as set forth in paragraph (f)(i)(A) above, the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities or the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders and shall not be deemed to affect adversely the rights, preferences or privileges of such Holders.

(ii) Without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series E-2 Convertible Preferred, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Corporation’s assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to, another Person (other than a Wholly-Owned Subsidiary with, into or to another Wholly-Owned Subsidiary) or adopt a plan of liquidation unless (A) either (I) the Corporation is the surviving or continuing Person or (II) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the

4

properties and assets of the Corporation substantially as an entirety or, in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred shall be organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Series E-2 Convertible Preferred shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person with the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series E-2 Convertible Preferred had immediately prior to such transaction; (C) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or shall have occurred after the Issue Date and be continuing; and (D) the Corporation has delivered to the transfer agent for the Series E-2 Convertible Preferred prior to the consummation of the proposed transaction an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

(iii) (A) If the Corporation fails to discharge any redemption or conversion obligation with respect to the Series E-2 Convertible Preferred (such failure being a “Voting Rights Triggering Event”), then, subject to paragraph (f)(iii)(E) below, Holders of at least a majority of the then outstanding shares of Series E-2 Convertible Preferred, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors, at a meeting called for such purpose following the occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders expire (other than as described in (f)(iii)(B) below), and the number of directors constituting the Board of Directors shall be increased by the number of directors so elected by the Holders. The voting rights provided herein shall be the exclusive remedy at law or in equity of the Holders for any Voting Rights Triggering Event.

(B) The right of the Holders voting together as a separate class to elect members of the Board of Directors as set forth in paragraph (f)(iii)(A) above shall continue until such time as in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured or waived by Holders of at least a majority of the then outstanding shares of Series E-2 Convertible Preferred that are entitled to vote thereon, at which time (I) the special right of the Holders so to vote as a class for the election of directors and (II) the term of office of the directors elected by the Holders shall each terminate and such persons shall cease to be members of the Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to paragraph (f)(iii) hereof, or if vacancies shall exist in the offices of directors elected by such Holders, a proper officer of the Corporation may, and upon the written request of Holders of at least 25% of the then

5

outstanding shares of Series E-2 Convertible Preferred addressed to the secretary of the Corporation shall, call a special meeting of the Holders, for the purpose of electing the directors which the Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within 20 days after personal service of said written request upon the secretary of the Corporation, or within 20 days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then Holders of at least 25% of the then outstanding shares of Series E-2 Convertible Preferred may designate in writing one of their number to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by the Holder so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Series E-2 Convertible Preferred so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

(C) At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of Holders of at least a majority of the then outstanding shares of Series E-2 Convertible Preferred shall be required to constitute a quorum of such Series E-2 Convertible Preferred.

(D) Any vacancy occurring in the office of a director elected by the Holders may be filled by the remaining director (if any) elected by the Holders unless and until such vacancy shall be filled by the Holders.

(E) The provisions of this paragraph (f)(iii) shall apply only to those Holders, if any, that would be permitted to vote in the election of directors of the Corporation pursuant to applicable laws and regulations of the FCC, with such Holders together being treated as the class of Holders entitled to exercise such rights. The determination as to whether any Holder would not be permitted to exercise such voting rights shall be made jointly by any such Holder(s) and the Corporation.

(iv) In any case in which the Holders shall be entitled to vote pursuant to this paragraph (f) or pursuant to the General Corporation Law of the State of Delaware, each Holder entitled to vote with respect to such matter shall be entitled to one vote for each then outstanding share of Series E-2 Convertible Preferred so held.

(g) Conversion.

(i) Optional Conversion. Each share of the Series E-2 Convertible Preferred is convertible at the option of the Holder thereof, at any time and from time to time, into (A) a number of Conversion Shares equal to the Issue Price of the shares of Series E-2 Convertible Preferred surrendered for conversion, divided by (B) the Conversion Price then in effect, except that if shares of Series E-2 Convertible Preferred are called for redemption the conversion right will terminate at the close of business on the Redemption Date. No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will pay a

6

cash adjustment based upon the Common Stock Value as of the close of business on the first Business Day preceding the date of conversion. The Series E-2 Convertible Preferred shall be converted by the holder thereof by surrendering the certificate or certificates representing the shares of Series E-2 Convertible Preferred to be converted, appropriately completed, to the transfer agent for the Common Stock. The transfer agent shall issue one or more certificates representing the Conversion Shares in the name or names requested by such Holder. The transfer agent will deliver to such Holder a new certificate representing the shares of Series E-2 Convertible Preferred in excess of those being surrendered for conversion. The conversion rights stated herein are subject to compliance by the Holder with all applicable laws and regulations, including, without limitation, the Communications Act, and as a condition precedent to the Corporation’s obligation to issue Conversion Shares to a Holder or its designee(s), the Corporation may require that such Holder deliver to the Corporation an opinion of legal counsel reasonably acceptable to the Corporation to the effect that the issuance of Conversion Shares to such Holder or its designee(s) upon conversion will not violate or conflict with the Communications Act.

(ii) Mandatory Conversion. At any time following the first anniversary of the Issue Date, upon the occurrence of a Mandatory Conversion Event, including a Mandatory Conversion Event that occurs after the Redemption Date to the extent any share of Series E-2 Convertible Preferred remains outstanding after the Redemption Date, unless previously converted at the option of Holders in accordance with the provisions hereof, each outstanding share of Series E-2 Convertible Preferred shall, without notice to Holders, convert automatically (the “Mandatory Conversion”) into (A) a number of Conversion Shares equal to the Issue Price of the shares of Series E-2 Convertible Preferred so converted, divided by the (B) Conversion Price then in effect. No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will pay a cash adjustment based upon the Common Stock Value as of the close of business on the first Business Day preceding the date of the occurrence of such Mandatory Conversion Event. Promptly following a Mandatory Conversion Event, written notice (the “Mandatory Conversion Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice or any deficiency therein shall affect the validity of the procedures for the Mandatory Conversion as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was effected. Each Holder shall surrender the certificate or certificates representing all shares of Series E-2 Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation) and the Corporation shall issue to such Holder that number of shares of Class A Common Stock to which such Holder is entitled, as calculated in accordance with this paragraph; provided, however, that if a Holder shall notify the Corporation within five (5) Business Days of receipt of the Mandatory Conversion Notice that it wishes to receive Class C Common Stock in accordance with this paragraph, the Corporation shall issue such Holder an equal number of shares of Class C Common Stock to which such Holder is entitled as calculated in accordance with this paragraph.

7

(iii) (A) In case the Corporation shall (I) pay a dividend or distribution in shares of Class A Common Stock on its shares of Class A Common Stock, (II) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (III) combine its outstanding shares of Class A Common Stock into a smaller number of shares, or (IV) issue, by reclassification of its shares of Class A Common Stock, any shares of its Capital Stock (each such transaction being called a “Stock Transaction”), then and in each such case, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of a share of Series E-2 Convertible Preferred surrendered for conversion after the record date fixing stockholders to be affected by such Stock Transaction shall be entitled to receive upon conversion the number of Conversion Shares which such Holder would have been entitled to receive after the happening of such event had such share of Series E-2 Convertible Preferred been converted immediately prior to such record date. Such adjustment shall be made whenever any Stock Transaction occurs, but shall also be effective retroactively as to shares of Series E-2 Convertible Preferred converted between such record date and the date of the happening of any such Stock Transaction.

(B) If the Corporation shall, at any time or from time to time while any shares of Series E-2 Convertible Preferred are outstanding, issue or sell any right or warrant to purchase, acquire or subscribe for shares of Class A Common Stock (including a right or warrant with respect to any security convertible into or exchangeable for shares of Class A Common Stock) generally to holders of its Common Stock (including by way of a reclassification of shares or a recapitalization of the Corporation), for a consideration on the date of such issuance or sale less than the Common Stock Value of the shares of Class A Common Stock underlying such rights or warrants on the date of such issuance or sale, then and in each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (I) the Common Stock Value per share of Class A Common Stock on the first Business Day after the date of the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the number of shares of Class A Common Stock outstanding immediately prior to such issuance or sale plus (II) the aggregate Fair Market Value of the consideration to be received by the Corporation in connection with the issuance or sale of the rights or warrants plus the aggregate consideration to be received in respect of the purchase of the shares of Class A Common Stock underlying such rights or warrants, and the denominator of which shall be the Common Stock Value per share of Class A Common Stock on the Business Day immediately preceding the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the aggregate number of shares of Class A Common Stock (I) outstanding immediately prior to such issuance or sale plus (II) underlying such rights or warrants at the time of such issuance or sale. For the purposes of the preceding sentence, the aggregate consideration receivable by the Corporation in connection with the issuance or sale of any such right or warrant shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such rights or warrants. No adjustment to the Conversion Price pursuant to this paragraph (B) shall be made if, in conjunction with any such issuance or sale by the Corporation generally to holders of its Common Stock, the Corporation issues or offers to sell to the Holders such rights or warrants on the same basis as the Holders

8

would have received had their shares of Series E-2 Convertible Preferred been converted into shares of Class A Common Stock (or Class C Common Stock, as the case may be) immediately prior to the such issuance or sale. Upon the expiration or termination of any such rights or warrants without the exercise of such rights or warrants, the Conversion Price then in effect shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such rights or warrants, to the extent outstanding immediately prior to such expiration or termination, never been issued, although such adjustment shall not effect previously converted shares.

(C) In the event the Corporation shall at any time or from time to time while any shares of Series E-2 Convertible Preferred are outstanding declare, order, pay or make a dividend or other distribution generally to holders of its Common Stock in stock or other securities or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries or evidences of Indebtedness of the Corporation or any other person or pay any Extraordinary Cash Dividend (other than any dividend or distribution on the Class A Common Stock (I) referred to in paragraphs (A) or (B) above or (II) if in conjunction therewith the Corporation declares and pays or makes a distribution on each share of Series E-2 Convertible Preferred which is the same as the distribution that would have been made or paid with respect to such share of Series E-2 Convertible Preferred had such share been converted into shares of Class A Common Stock immediately prior to the record date for any such dividend or distribution on the Class A Common Stock), then, and in each such case, an appropriate adjustment to the Conversion Price shall be made so that the Holder of each share of Series E-2 Convertible Preferred shall be entitled to receive, upon the conversion thereof, the number of shares of Class A Common Stock determined by multiplying (x) the number of shares of Class A Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such distribution by (y) a fraction, the numerator of which shall be the Common Stock Value per share of Class A Common Stock as of such record date, and the denominator of which shall be such Common Stock Value per share of Class A Common Stock less the Fair Market Value per share of Class A Common Stock of such dividend or distribution (as determined in good faith by the Board of Directors, as evidenced by a Board Resolution mailed to each holder of Series E-2 Convertible Preferred). An adjustment made pursuant to this paragraph (C) shall be made upon the opening of business on the next Business Day following the date on which any such dividend or distribution is made and shall be effective retroactively to the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution.

(D) In the event the Company shall, at any time or from time to time while any shares of Series E-2 Convertible Preferred are outstanding, repurchase (a “Repurchase”) any portion of the Class A Common Stock from holders generally at a premium over the Common Stock Value thereof on the next trading day immediately preceding the consummation of such Repurchase, then and in the case of each Repurchase the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying such Conversion Price by the fraction the numerator of which is (I) the product of (x) the number of shares of Class A Common Stock outstanding immediately

9

before such Repurchase multiplied by (y) the Common Stock Value per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase minus (II) the aggregate purchase price of the Repurchase and the denominator of which shall be the product of (x) the number of shares of Class A Common Stock outstanding immediately before such Repurchase minus the number of shares of Class A Common Stock Repurchased by the Company multiplied by (y) the Common Stock Value per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase. Such adjustment shall be made whenever any such Repurchase occurs, but shall also be effective retroactively as to shares of Series E-2 Convertible Preferred converted between such record date and the date of the happening of any such Repurchase.

(iv) No adjustment in the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

(v) In the event of any capital reorganization (other than a capital reorganization covered by paragraph (ii)(C) above) or reclassification of outstanding shares of Common Stock of the Corporation (other than a reclassification covered by paragraph (ii)(A) above), or in case of any merger, consolidation or other corporate combination of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a “Transaction”), each share of Series E-2 Convertible Preferred shall continue to remain outstanding if the Corporation is the Surviving Person (as defined below) of such Transaction, and shall be subject to all the provisions hereof, as in effect prior to such Transaction, or if the Corporation is not the Surviving Person, each share of Series E-2 Convertible Preferred shall be exchanged in such Transaction for a new series of convertible preferred stock of the Surviving Person, or in the case of a Surviving Person other than a corporation, comparable securities of such Surviving Person, in either case having economic terms as nearly equivalent as possible to, and with the same voting and other rights as, the Series E-2 Convertible Preferred, including entitling the holder thereof to receive, upon presentation of the certificate therefor to the Surviving Person subsequent to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Class A Common Stock into which one share of Series E-2 Convertible Preferred was convertible immediately prior to such Transaction. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph (v) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. If the holders of Class A Common Stock have the opportunity to elect the form of consideration to be received by them in such Transaction, then from and after the effective date of such Transaction, the Series E-2 Convertible Preferred shall be convertible into the consideration that a majority of the holders of the Class A Common Stock who made such election received in such Transaction.

10

Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, proper provision is made to ensure that the holders of shares of Series E-2 Convertible Preferred will be entitled to receive the benefits afforded by this paragraph (v).

For purposes of this paragraph (v), “Surviving Person” shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or substantially all of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Series E-2 Convertible Preferred or Common Stock of the Corporation is exchanged, converted or reclassified into the securities of any other Person or cash or any other property.

(vi) The conversion price shall initially equal $0.89 per share (the “Conversion Price”). The Conversion Price shall be subject to adjustment as provided in this paragraph (g).

(vii) From and after an Initial Public Offering, the Corporation shall cause the shares of Class A Common Stock issuable upon conversion of the Series E-2 Convertible Preferred (or in the case of a Holder’s election to convert into Class C Common Stock, upon conversion of such Class C Common Stock) to be approved for listing on the principal securities exchange on which the Class A Common Stock may at the time be listed for trading, subject to official notification of issuance, prior to the date of issuance thereof. Notwithstanding anything in this Certificate of Designation to the contrary, no Holders shall be entitled to exercise the conversion rights set forth in this paragraph (g) until such time as any conditions for listing the Class A Common Stock issuable upon conversion of the Series E-2 Convertible Preferred on the principal securities exchange on which the Class A Common Stock may be listed for trading, if any and if applicable, have been satisfied.

(viii) Notwithstanding anything to the contrary contained in this paragraph (g), there shall be no adjustment to the Conversion Price in connection with any issuance of additional shares of Series E-2 Convertible Preferred or any other securities that are or may be or become issued or issuable in connection with the transactions contemplated by the Master Transaction Agreement.

(h) Reissuance of Series E-2 Convertible Preferred. Shares of Series E-2 Convertible Preferred that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares as Series E-2 Convertible Preferred must be in compliance with the terms hereof.

11

(i) Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

(j) Reports. If the Corporation is no longer required to file annual or quarterly reports with the Commission pursuant to the Exchange Act, the Corporation will provide to the Holders such annual and quarterly financial statements as the Corporation would have been required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act had it been so subject without cost to the Holders.

(k) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Board of Directors” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Board Resolution” means a copy of a resolution certified pursuant to an Officers’ Certificate to have been duly adopted by the Board of Directors and to be in full force and effect.

“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Certificate of Incorporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Class A Common Stock” means the Class A Common Stock, par value $.001 per share, of the Corporation.

“Class C Common Stock” means the Class C Non-Voting Common Stock, par value $.001 per share, of the Corporation.

12

“Class D Common Stock” means the Class D Non-Voting Common Stock, par value $.001 per share, of the Corporation.

“Commission” means the Securities and Exchange Commission.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Common Stock Value” on any date means, with respect to the Class A Common Stock or the Class D Common Stock, the last sale price for the Class A Common Stock or the Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or the Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or the Class D Common Stock is listed or admitted to trading or, if neither the Class A Common Stock nor the Class D Common Stock is listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if neither the Class A Common Stock nor the Class D Common Stock is quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock or the Class D Common Stock selected by the Board of Directors or, in the event that no trading price is available for the Class A Common Stock or the Class D Common Stock, the fair market value of the Class A Common Stock, as determined in good faith by the Board of Directors.

“Communications Act” means the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992) and all rules and regulations of the FCC, in each case as from time to time in effect.

“Consolidated EBITDA” means, for any Person, for any period, an amount equal to (a) the sum of Consolidated Net Income for such period, plus, to the extent deducted from the revenues of such Person in determining Consolidated Net Income, (i) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing a loss in Consolidated Net Income above, plus (ii) Consolidated Interest Expense, net of interest income earned on cash or cash equivalents for such period (including, for this purpose, dividends on preferred stock only to the extent that such dividends were deducted in determining Consolidated Net Income), plus (iii) depreciation for such period on a consolidated basis, plus (iv) amortization of intangibles and

13

broadcast program licenses for such period on a consolidated basis, minus (b) scheduled payments relating to broadcast program license liabilities, except that with respect to the Corporation each of the foregoing items shall be determined on a consolidated basis with respect to the Corporation and its Subsidiaries only; provided, however, that, for purposes of calculating Consolidated EBITDA during any fiscal quarter, cash income from a particular Investment of such Person shall be included only if cash income has been received by such Person as a result of the operation of the business in which such Investment has been made in the ordinary course without giving effect to any extraordinary, unusual and non-recurring gains.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, and all time brokerage fees relating to financing of television stations which the Corporation has an agreement or option to acquire.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the net income of any Person (the “other Person”) in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or to the Subsidiary, (b) the net income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) (i) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an asset sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary, unusual and non-recurring gains and losses shall be excluded, (e) losses associated with discontinued and terminated operations in an amount not to exceed $1,000,000 per annum shall be excluded and (f) all non-cash items (including, without limitation, cumulative effects of changes in GAAP and equity

14

entitlements granted to employees of the Corporation and its Subsidiaries) increasing and decreasing Consolidated Net Income and not otherwise included in the definition of Consolidated EBITDA shall be excluded.

“Conversion Price” has the meaning ascribed to it in paragraph (g)(vi) hereof.

“Conversion Shares” means (i) the number of shares of Class A Common Stock or (ii) with respect to any Holder, if such Holder determines, after consultation with its outside legal counsel, that such Holder is prevented under the Communications Act from holding shares of Class A Common Stock issuable upon conversion of such Holder’s shares of Series E-2 Convertible Preferred, an equal number of shares of Class C Common Stock of the Corporation (such Class C Common Stock shall, (1) upon disposition by such Holder to any other Person that such Holder determines is not prevented under the Communications Act from holding shares of Class A Common Stock or (2) upon the determination by such Holder that the Communications Act no longer prohibits such Holder from holding shares of Class A Common Stock, in either case, after consultation by such Person with outside legal counsel and, if required by the Corporation, delivery by such Person to the Corporation an Opinion of Counsel reasonably acceptable to the Corporation to the effect that the Conversion of such Class C Common Stock to Class A Common Stock will not violate or conflict with the Communications Act, automatically be converted into an equal number of shares of Class A Common Stock), into which the Series E-2 Convertible Preferred is from time to time convertible.

“Corporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Designated Investment Bank” means an investment bank selected by the Purchasing Party from a list of three internationally recognized investment banks provided to the Purchasing Party by the Company pursuant to Section 2.07 of the Master Transaction Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraordinary Cash Dividend” means cash dividends with respect to the Class A Common Stock the aggregate amount of which in any fiscal year exceeds 10% of Consolidated EBITDA of the Corporation and its subsidiaries for the fiscal year immediately preceding the payment of such dividend.

“Fair Market Value” of any consideration other than cash or of any securities shall mean the amount which a willing buyer would pay to a willing seller in an arm’s-length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof.

15

“FCC” means the Federal Communications Commission and any successor governmental entity performing functions similar to those performed by the Federal Communications Commission on the Issue Date.

“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

“Holder” means a holder of then outstanding shares of Series E-2 Convertible Preferred as reflected in the stock books of the Corporation.

“Initial Public Offering” means the initial underwritten sale of equity securities of the Corporation occurring after the Issue Date pursuant to an effective registration statement under the Securities Act.

“Issue Date” means the date of the issuance of Series E-2 Convertible Preferred.

“Issue Price” means $10,000 per share of Series E-2 Convertible Preferred.

“Junior Preferred Stock” means Series F Non-Convertible Preferred as defined in the Master Transaction Agreement.

“Junior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Liquidation Preference” has the meaning ascribed to it in paragraph (a) hereof.

“Mandatory Conversion” has the meaning ascribed to it in paragraph (g)(ii) hereof.

“Mandatory Conversion Event” means the earlier to occur of: (i) the date on which the last sale price for the Class A Common Stock or Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or Class D Common Stock is listed or admitted to trading, or, if neither Class A Common Stock nor Class D Common Stock is listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use, for the Class A Common Stock or Class D Common Stock for fifteen (15) consecutive trading days is equal to or greater than the Mandatory Conversion Trigger Price as then in effect; and (ii) the issuance by the Corporation of Common Stock at an issue price per share not less than the Mandatory Conversion Trigger Price as then in effect for aggregate gross proceeds (before deduction of underwriting commissions and

16

other expenses of sale) of not less than $75,000,000, provided that if such issuance is made to a Purchasing Party, the Designated Investment Bank shall have provided an opinion in customary form to the Company to the effect that the issue price per share of Common Stock is at or higher than the fair market value of a share of Common Stock.

“Mandatory Conversion Notice” has the meaning ascribed to it in paragraph (g)(ii) hereof.

“Mandatory Conversion Trigger Price” means (A) in the event the Mandatory Conversion Event occurs on or after the first anniversary but prior to the second anniversary of the Issue Date, 102% of the Conversion Price, (B) in the event the Mandatory Conversion Event occurs on or after the second anniversary but prior to the third anniversary of the Issue Date, 101% of the Conversion Price, or (C) in the event the Mandatory Conversion Event occurs on or after the third anniversary of the Issue Date, the Conversion Price.

“Master Transaction Agreement” means the Master Transaction Agreement dated as of May 3, 2007 among the Corporation, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc., and CIG Media LLC, as may be amended, modified or restated from time to time.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

“Officers’ Certificate” means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

“Opinion of Counsel” means an opinion of counsel that, in such counsel’s opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under “Officers’ Certificate”.

“Pari Passu Preferred Stock” means the Series E-1 Convertible Preferred as defined in the Master Transaction Agreement.

17

“Parity Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Person” means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Purchasing Party” means CIG Media LLC, NBC Universal, Inc. and their respective Affiliates.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Redemption Date” has the meaning ascribed to it in paragraph (e)(i) hereof.

“Redemption Notice” has the meaning ascribed to it in paragraph (e)(ii) hereof.

“Redemption Price” means the Issue Price.

“Refinance” means, in respect of any security, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security in exchange or replacement for, or to amend the terms of, such security, in whole or in part, for any amount up to and including the greater of the redemption price of such security pursuant to the terms of such security or the face value of such security on the date of any such Refinancing, plus (without duplication) the amount of any accrued dividends on such security, the amount of any premium required to be paid under the terms of such security and the amount of reasonable expenses incurred by the Corporation in connection with such Refinancing. “Refinanced” and “Refinancing” has the correlative meaning.

“Repurchase” has the meaning ascribed to it in paragraph (g)(iii)(D) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Preferred Stock” means collectively, (i) Series A-1 Convertible Preferred, (ii) Series A-2 Preferred Stock, (iii) Series A-3 Convertible Preferred, (iv) 14¼% Preferred, (v) 9¾% Preferred, (vi) Series B Convertible Preferred, (vii) Series C Preferred Stock, (viii) Series C Convertible Preferred and (ix) Series D Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Senior Securities” has the meaning ascribed to it in paragraph (b) hereof.

18

“Series E-2 Convertible Preferred” has the meaning ascribed to it in paragraph (a) hereof.

“Subsidiary”, with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Stock Transaction” has the meaning ascribed to it in paragraph (g)(iii) hereof.

“Surviving Person” has the meaning ascribed to it in paragraph (g)(v) hereof.

“Transaction” has the meaning ascribed to it in paragraph (g)(v) hereof.

“Voting Rights Triggering Event” has the meaning ascribed to it in paragraph (f)(iii)(A) hereof.

“Wholly-Owned Subsidiary” means any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Corporation.

19

IN WITNESS WHEREOF, said ION Media Networks, Inc. has caused this Certificate to be signed by its duly authorized officer this 4th day of May, 2007.

ION MEDIA NETWORKS, INC.

By:	/s/ Richard Garcia
Name: Richard Garcia
Title Chief Financial Officer

Certificate of Designation

EXHIBIT O to the Master Transaction Agreement

Series F Non-Convertible Preferred Certificate of Designation

Exhibit O

to the Master Transaction Agreement

Series F Non-Convertible Preferred Certificate of Designation

CERTIFICATE OF DESIGNATION OF THE POWERS,

PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL AND OTHER SPECIAL RIGHTS OF

8% SERIES F NON-CONVERTIBLE PREFERRED STOCK

AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

ION Media Networks, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as amended (hereinafter referred to as the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, on May 3, 2007, duly approved and adopted the following resolution:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 8% Series F Non-Convertible Preferred Stock, par value $.001 per share, with a liquidation preference of $10,000 per share, consisting of 22,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this resolution as follows:

(a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “8% Series F Non-Convertible Preferred Stock.” The number of shares constituting such series shall be 22,000 and are referred to as the “Series F Non-Convertible Preferred.” The liquidation preference of the Series F Non-Convertible Preferred shall be $10,000.00 per share (the “Liquidation Preference”).

(b) Rank. The Series F Non-Convertible Preferred shall, with respect to dividends and distributions upon liquidation, winding up or dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series F Non-Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Securities”); (ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series F Non-Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Parity Securities”), provided that any such Parity Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to the Senior Preferred Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Series F Non-Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Senior Securities”), provided that any such Senior Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Senior Securities.

(c) Dividends.

(i) Beginning on the Issue Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series F Non-Convertible Preferred at a rate per annum equal to 8% of the Issue Price. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears, from the Issue Date, but shall be payable only at such time or times as may be fixed by the Board of Directors or as otherwise provided herein and shall not compound. Dividends shall be payable to those Holders who are Holders on such dates as the Board of Directors may determine with respect to such dividends. Dividends shall cease to accrue and accumulate in respect of shares of the Series F Non-Convertible Preferred on the date of the redemption of such shares unless the Corporation shall have failed to pay or make available for payment the relevant redemption price on the date fixed for redemption.

(ii) All dividends paid with respect to shares of the Series F Non-Convertible Preferred pursuant to paragraph (c)(i) shall be paid in cash pro rata to the Holders entitled thereto.

(d) Liquidation.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each Holder shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders and before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, the Common Stock of the Corporation, an amount in cash equal to the Liquidation Preference for each outstanding share of Series F Non-Convertible Preferred, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for such liquidation, dissolution or winding up. Except as provided in the preceding sentence, Holders of Series F Non-Convertible Preferred shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders and to any holders of all other Parity Securities, then such assets shall be distributed among the Holders and any holders of such other Parity Securities ratably in

2

accordance with the respective amounts that would be payable on such shares of Series F Non-Convertible Preferred and any such shares of other Parity Securities if all amounts payable thereon were paid in full.

(A) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

(e) Redemption.

(i) Mandatory Redemption. The Corporation shall redeem, in the manner provided for in paragraph (e)(ii) hereof, and out of funds legally available therefor all of the outstanding shares of Series F Non-Convertible Preferred for cash on August 31, 2013 (the “Redemption Date”), at a price per share equal to the Redemption Price.

(ii) Procedures for Redemption. (A) At least 90 days prior to the Redemption Date, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series F Non-Convertible Preferred as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

(1) the Redemption Price;

(2) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of Series F Non-Convertible Preferred; and

(3) that dividends on the shares of the Series F Non-Convertible Preferred shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

(B) Each Holder shall surrender the certificate or certificates representing all shares of Series F Non-Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place or places designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

(C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the Redemption Price, dividends on the Series F Non-Convertible Preferred shall cease to accumulate on the Redemption Date, and all rights of

3

the Holders shall terminate with respect to the Series F Non-Convertible Preferred on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if the Redemption Notice shall have been given and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders, then, at the close of business on the day on which such funds are segregated and set aside, the Holders shall cease to be stockholders of the Corporation and shall be entitled only to receive the Redemption Price.

(f) Voting Rights.  Holders shall have no voting rights, except as required by the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designation.

(i) (A) So long as any shares of the Series F Non-Convertible Preferred are outstanding, the Corporation may not issue any additional shares of Series F Non-Convertible Preferred or any new class of Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock Parity Securities or Senior Securities) without the approval of Holders holding at least a majority of the then outstanding shares of Series F Non-Convertible Preferred, voting or consenting, as the case may be, together as one class given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that the Corporation may, without the approval of such Holders issue additional shares of Senior Preferred Stock, Parity Securities or Senior Securities (including shares issued in payment of dividends thereon in accordance with their respective certificates of designation), which Senior Securities are pari passu with the Senior Preferred Stock, and which Senior Securities or Parity Securities do not require the Corporation to pay dividends thereon on a current basis in cash, or require cash dividends to be paid at a rate not in excess of three percentage points greater than the dividend rate borne by any series of the Senior Preferred Stock (as existing on the Issue Date) and which do not prohibit the payment of dividends other than in cash on the Series F Non-Convertible Preferred or prohibit the redemption by the Corporation of the Series F Non-Convertible Preferred pursuant to paragraph (e)(i) above, in an amount sufficient to Refinance any series of the Senior Preferred Stock, in whole or in part, with such shares being issued no sooner than the date the Corporation Refinances such series of the Senior Preferred Stock.

(B) So long as any shares of the Series F Non-Convertible Preferred are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect materially and adversely the rights, preferences or privileges of Holders without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series F Non-Convertible Preferred, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

(C) Except as set forth in paragraph (f)(i)(A) above, the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities or the increase or decrease in the amount of authorized Capital Stock of

4

any class, including Preferred Stock, shall not require the consent of Holders and shall not be deemed to affect adversely the rights, preferences or privileges of such Holders.

(ii) Without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series F Non-Convertible Preferred, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Corporation’s assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to, another Person (other than a Wholly-Owned Subsidiary with, into or to another Wholly-Owned Subsidiary) or adopt a plan of liquidation unless (A) either (I) the Corporation is the surviving or continuing Person or (II) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or, in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred shall be a corporation incorporated and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Series F Non-Convertible Preferred shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person with the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series F Non-Convertible Preferred had immediately prior to such transaction; (C) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or shall have occurred after the Issue Date and be continuing; and (D) the Corporation has delivered to the transfer agent for the Series F Non-Convertible Preferred prior to the consummation of the proposed transaction an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

(iii) (A) If the Corporation fails to discharge the redemption obligation with respect to the Series F Non-Convertible Preferred (such failure being a “Voting Rights Triggering Event”), then, subject to paragraph (f)(iii)(E) below, Holders of at least a majority of the then outstanding shares of Series F Non-Convertible Preferred, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors, at a meeting called for such purpose following the occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders expire (other than as described in (f)(iii)(B) below), and the number of directors constituting the Board of Directors shall be increased by the number of directors so elected by the Holders. The voting rights provided herein

5

shall be the exclusive remedy at law or in equity of the Holders for any Voting Rights Triggering Event.

(B) The right of the Holders voting together as a separate class to elect members of the Board of Directors as set forth in paragraph (f)(iii)(A) above shall continue until such time as in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured or waived by Holders of at least a majority of the then outstanding shares of Series F Non-Convertible Preferred that are entitled to vote thereon, at which time (I) the special right of the Holders so to vote as a class for the election of directors and (II) the term of office of the directors elected by the Holders shall each terminate and such persons shall cease to be members of the Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to paragraph (f)(iii) hereof, or if vacancies shall exist in the offices of directors elected by such Holders, a proper officer of the Corporation may, and upon the written request of Holders of at least 25% of the then outstanding shares of Series F Non-Convertible Preferred addressed to the secretary of the Corporation shall, call a special meeting of the Holders, for the purpose of electing the directors which the Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within 20 days after personal service of said written request upon the secretary of the Corporation, or within 20 days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then Holders of at least 25% of the then outstanding shares of Series F Non-Convertible Preferred may designate in writing one of their number to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by the Holder so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Series F Non-Convertible Preferred so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

(C) At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of Holders of at least a majority of the then outstanding shares of Series F Non-Convertible Preferred shall be required to constitute a quorum of such Series F Non-Convertible Preferred.

(D) Any vacancy occurring in the office of a director elected by the Holders may be filled by the remaining director (if any) elected by the Holders unless and until such vacancy shall be filled by the Holders.

(E) The provisions of this paragraph (f)(iii) shall apply only to those Holders, if any, that would be permitted to vote in the election of directors of the Corporation pursuant to applicable laws and regulations of the FCC, with such Holders together being treated as the class of Holders entitled to exercise such rights. The determination as to whether any Holder would not be permitted to exercise such voting rights shall be made jointly by any such Holder(s) and the Corporation.

6

(iv) In any case in which the Holders shall be entitled to vote pursuant to this paragraph (f) or pursuant to the General Corporation Law of the State of Delaware, each Holder entitled to vote with respect to such matter shall be entitled to one vote for each then outstanding share of Series F Non-Convertible Preferred so held.

(g) Reissuance of Series F Non-Convertible Preferred. Shares of Series F Non-Convertible Preferred that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares as Series F Non-Convertible Preferred must be in compliance with the terms hereof.

(h) Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

(i) Reports. If the Corporation is no longer required to file annual or quarterly reports with the Commission pursuant to the Exchange Act, the Corporation will provide to the Holders such annual and quarterly financial statements as the Corporation would have been required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act had it been so subject without cost to the Holders.

(j) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Board of Directors” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Board Resolution” means a copy of a resolution certified pursuant to an Officers’ Certificate to have been duly adopted by the Board of Directors and to be in full force and effect.

“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Certificate of Incorporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

7

“Commission” means the Securities and Exchange Commission.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Corporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a holder of then outstanding shares of Series F Non-Convertible Preferred as reflected in the stock books of the Corporation.

“Issue Date” means the date of the issuance of Series F Non-Convertible Preferred.

“Issue Price” means $10,000 per share of Series F Non-Convertible Preferred.

“Junior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Liquidation Preference” has the meaning ascribed to it in paragraph (a) hereof.

“Master Transaction Agreement” means the Master Transaction Agreement dated as of May 3, 2007 among the Corporation, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc., and CIG Media LLC, as may be amended, modified or restated from time to time.

“Officers’ Certificate” means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

“Opinion of Counsel” means an opinion of counsel that, in such counsel’s opinion, all conditions precedent to be performed by the Corporation prior to the

8

taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under “Officers’ Certificate”.

“Parity Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Person” means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Redemption Date” has the meaning ascribed to it in paragraph (e)(i) hereof.

“Redemption Notice” has the meaning ascribed to it in paragraph (e)(ii) hereof.

“Redemption Price” means the Issue Price plus (as applicable) all accrued and unpaid dividends through and including the date of redemption.

“Refinance” means, in respect of any security, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security in exchange or replacement for, or to amend the terms of, such security, in whole or in part, for any amount up to and including the greater of the redemption price of such security pursuant to the terms of such security or the face value of such security on the date of any such Refinancing, plus (without duplication) the amount of any accrued dividends on such security, the amount of any premium required to be paid under the terms of such security and the amount of reasonable expenses incurred by the Corporation in connection with such Refinancing. “Refinancing” has the correlative meaning.

“Senior Preferred Stock” means collectively, (i) Series A-1 Convertible Preferred, (ii) Series A-2 Preferred Stock, (iii) Series A-3 Convertible Preferred, (iv) 14¼% Preferred, (v) 9¾% Preferred, (vi) Series B Convertible Preferred, (vii) Series C Preferred Stock, (viii) Series C Convertible Preferred, (ix) Series D Convertible Preferred, (x) Series E-1 Convertible Preferred and (xi) Series E-2 Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Senior Securities” has the meaning ascribed to it in paragraph (b) hereof.

“Series F Non-Convertible Preferred” has the meaning ascribed to it in paragraph (a) hereof.

“Subsidiary”, with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be

9

owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Voting Rights Triggering Event” has the meaning ascribed to it in paragraph (f)(iii)(A) hereof.

“Wholly-Owned Subsidiary” means any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Corporation.

10

IN WITNESS WHEREOF, said ION Media Networks, Inc. has caused this Certificate to be signed by its duly authorized officer this 4th day of May, 2007.

ION MEDIA NETWORKS, INC.

By:	/s/ Richard Garcia
Name: Richard Garcia
Title: Chief Financial Officer

Certificate of Designation

EXHIBIT P to the Master Transaction Agreement

New Stockholders’ Agreement

Exhibit P to the
Master Transaction Agreement

New Stockholders’ Agreement

STOCKHOLDERS’ AGREEMENT

by and among

ION MEDIA NETWORKS, INC.,

CIG MEDIA LLC

and

NBC UNIVERSAL, INC.

Dated as of May 4, 2007

TABLE OF CONTENTS

i

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made as of May 4, 2007 by and among ION Media Networks, Inc., a Delaware corporation (“the “Company”), CIG Media LLC, a Delaware limited liability company (“CIG Media”), and NBC Universal, Inc., a Delaware corporation (“NBCU”).

RECITALS

WHEREAS, the Company, CIG Media, NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc. and NBCU entered into a Master Transaction Agreement, dated as of May 3, 2007 (as such agreement may be amended, modified, supplemented or restated from time to time, the “Master Agreement”), pursuant to which the parties agreed to undertake various transactions to restructure the Company’s ownership and capital structure (the “Transactions”); and

WHEREAS, as an integral part of the Transactions, the parties hereto deem it to be in their best interests and in the best interests of the Company to enter into an agreement establishing and setting forth their agreement with respect to certain rights and obligations associated with ownership of shares of capital stock of the Company and the governance and operation of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. As used herein, the following terms shall have the following meanings:

“Acceptance Notice” has the meaning ascribed to such term in Section 10(a).

“Accepted Shares” has the meaning ascribed to such term in Section 10(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, however, that, for purposes hereof, neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any Stockholder.

“Agreement” means this Stockholders’ Agreement, as amended, modified, supplemented or restated from time to time.

“Approval Stockholder” has the meaning ascribed to such term in Section 5.

“Asset Sale” means the Sale (other than to the Company or any of its Subsidiaries) in any single transaction or series of related transactions involving assets with a fair market value in excess of $2,000,000 of (i) any capital stock of or other equity interest in any Subsidiary of the Company, (ii) the assets of the Company or of any Subsidiary of the Company, (iii) real property, (iv) the assets of any media property or part thereof owned by the Company or any Subsidiary of the Company, or a division, line of business or comparable business segment of the Company or any Subsidiary of the Company or (v) any transaction involving the assignment of an FCC license or transfer of control of an FCC licensee for a Company Station; provided, that “Asset Sales” shall not include Sales to the Company or to a wholly-owned Subsidiary of the Company or to any other Person if after giving effect to such Sale, such other Person becomes a wholly-owned Subsidiary of the Company.

“Board” means the board of directors of the Company as constituted from time to time.

“Budget” means for any fiscal year, the annual operating budget for the Company, including the Network (but specifically excluding all Company Station operations and programming, except for Same Market Stations), which shall include Network programming items (including capital expenditures, general corporate overhead expenses and other operating expenses), prepared by the Company; provided, that if the Company, the CIG Media Parties and the NBCU Parties fail to agree on an annual operating budget for any fiscal year, the Budget shall be the Budget for the previous year.

“Business Day” means any day, other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or obligated by law to close.

“Call Shares” means the 15,455,062 shares of Class A Common Stock and the 8,311,639 shares of Class B Common Stock to be acquired by CIG Media pursuant to the Master Agreement and the Call Agreement, dated November 7, 2005, among Mr. Lowell W. Paxson, Second Crystal Diamond Limited Partnership, Paxson Enterprises, Inc. and NBC Palm Beach Investment II, Inc.

“CIG Media” has the meaning ascribed to such term in the Preamble.

“CIG Media Directors” has the meaning ascribed to such term in Section 3.1(b)(i).

“CIG Media Observers” has the meaning ascribed to such term in Section 3.1(b)(iii).

“CIG Media Parties” means CIG Media and any of its Affiliates that owns any Stock.

“Class A Common Stock” means Class A common stock, par value $0.001 per share, of the Company.

“Class B Common Stock” means Class B common stock, par value $0.001 per share, of the Company.

2

“Class C Common Stock” means Class C non-voting common stock, par value $0.001 per share, of the Company.

“Class D Common Stock” means Class D non-voting common stock, par value $0.001 per share, of the Company.

“Closing Date” has the meaning ascribed to such term in Section 1.01 of the Master Agreement.

“CM Selling Stockholder” has the meaning ascribed to such term in Section 4.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated and rulings issued thereunder.

“Common Stock” means the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock, any other class of common stock of the Company hereafter created and any other securities of the Company into which such Common Stock may be reclassified, exchanged or converted pursuant to a merger, consolidation, stock split, stock dividend, restructuring or recapitalization of the Company or otherwise.

“Common Stock Equivalents” means, with respect to any Person, securities issued by such Person which are convertible into, or exchangeable or exercisable for, shares of capital stock or other Equity Securities of such Person (including any option, warrant, or other right to subscribe for, purchase or otherwise acquire, or any note or debt security convertible into or exchangeable for, shares of capital stock or other Equity Securities of such Person).

“Communications Act” means the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996), and all rules and regulations of the FCC, in each case as from time to time in effect.

“Company” has the meaning ascribed to such term in the Preamble.

“Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, other than Multiemployer Plans, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits.

“Company Stations” means, collectively, each full-power television, low-power television and television translator station owned and operated by the Company or any Subsidiary of the Company.

3

“Competitive Opportunity” means an investment or business opportunity or prospective economic or competitive advantage in which the Company or any of its Subsidiaries could have an interest or expectancy.

“DMA” means a designated market area as determined by Nielsen Media Research or such successor designation of television markets that may in the future be recognized by the FCC for determining television markets.

“Effective Date” means the earlier of the date on which (i) the aggregate number of shares of Class A Common Stock owned by the CIG Media Parties (including the shares of Class A Common Stock owned by the CIG Media Parties prior to the Commencement Date and the shares of Class A Common Stock accepted for payment by CIG Media in the Tender Offer) represents a majority of the shares of Class A Common Stock outstanding or (ii) Mr. Lowell W. Paxson and his Affiliates no longer beneficially own any Call Shares; provided, however, that in the event the Effective Date is as described in clause (i) of this definition, Sections 3, 5, 9 and 10 shall not become effective until the Call Closing (as defined in the Master Agreement).

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, in each case as amended from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Entity under any Environmental Laws.

“Equity Securities” means, with respect to any Person, any capital stock or other equity security of such Person, including any Common Stock Equivalents of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974 (and any sections of the Code), as amended, and all rules and regulations promulgated and rulings issued thereunder.

4

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company, any Subsidiary of the Company, or which, together with the Company or such Subsidiary of the Company, is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) the occurrence of any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (ii) the requirement that notice be provided pursuant to Section 4043(b) of ERISA; (iii) the application for a minimum funding waiver with respect to a Title IV Plan; (iv) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (v) the conditions for imposition of a Lien under Section 302(f) of ERISA have been met with respect to any Title IV Plan; (vi) the adoption of an amendment to a Title IV Plan requiring the provision of security thereto pursuant to Section 307 of ERISA; (vii) the withdrawal of the Company, any Subsidiary of the Company or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (viii) the complete or partial withdrawal of the Company, any Subsidiary of the Company or any ERISA Affiliate from any Multiemployer Plan; (ix) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (x) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (xi) the failure by the Company, any Subsidiary of the Company or any ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (xii) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (xiii) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; (xiv) the loss of a Qualified Plan’s qualification or tax-exempt status; or (xv) the termination of a Company Benefit Plan described in Section 4064 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Securities” means (i) options issued by the Company pursuant to any Company Benefit Plan (and any Equity Securities issuable upon exercise thereof or thereunder) and any Equity Securities issued by the Company to any employee of the Company or any of its Subsidiaries or to any member of the Board pursuant to any Company Benefit Plan, in each case as approved by the Board in connection with, or after, the consummation of the Transactions; (ii) any Equity Securities of the Company or any of its Subsidiaries (and any Common Stock issuable thereunder) issued by the Company in connection with any transaction determined by the Board to be a strategic transaction; provided, that none of any of the CIG Media Parties or the NBCU Parties is acquiring such Equity Securities of the Company or any of its Subsidiaries in any such transaction and that such transaction has been approved by the CIG Media Parties and the NBCU Parties prior to the issuance of such Equity Securities; (iii) shares of Common Stock issued in connection with an IPO and (iv) any shares of Common Stock issued upon conversion of any Convertible Securities (as defined in the Master Agreement).

5

“FCC” means the Federal Communications Commission or any successor Governmental Entity performing functions similar to those performed by the Federal Communications Commission on the date hereof.

“Hazardous Material” means any substance, material or waste which is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance which is (i) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” hazardous constituent,” “special waste,” toxic substance” or other similar term or phrase under any Environmental Laws or (ii) petroleum or any fraction or by product thereof, asbestos, polychlorinated biphenyls (PCBs), or any radioactive substance.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Entity” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Group” has the meaning ascribed to such term in subsection 13(d)(3) of the Exchange Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IPO” means the initial underwritten offering pursuant to which the Common Stock becomes registered under Section 12 of the Exchange Act.

“Issuance Period” has the meaning ascribed to such term in Section 10(b).

“Issuance Stock” has the meaning ascribed to such term in Section 10.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same effect as any of the foregoing).

“Material Adverse Effect” means any event, change, circumstance or effect that, individually or when taken together with all other such events, changes, circumstances or effects, is or is reasonably expected to (i) with respect to the Company, be materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) with respect to any party to any Transaction Agreement, have a material adverse effect on the ability of such party to perform its obligations under such Transaction Agreement to which it is a party.

“Master Agreement” has the meaning ascribed to such term in the Recitals.

“Minimum Investment” means 10% of the outstanding Voting Shares.

6

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and to which the Company, any Subsidiary of the Company or any ERISA Affiliate is making (i) is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them or (ii) could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“National Coverage” means, with respect to any television network, the percentage of national television households that receive such network’s broadcast as listed in the Nielsen Television Index or such successor measure of coverage equivalent thereto generally adopted by the television industry.

“NBCU” has the meaning ascribed to such term in the Preamble.

“NBCU Directors” has the meaning ascribed to such term in Section 3.1(b)(ii).

“NBCU Option I” means the option granted to NBC Palm Beach Investment II, Inc. to purchase all of the Call Shares from CIG Media pursuant to the Option I Call Agreement.

“NBCU Option II” means the option granted to NBC Palm Beach Investment I, Inc. to purchase 26,688,361 shares of Class B Common Stock from the Company pursuant to the Option II Call Agreement.

“NBCU Parties” means NBCU and any if its Affiliates that own any Stock.

“NBCU Observers” has the meaning ascribed to such term in Section 3.1(b)(iii).

“Network” means any television broadcast network owned by the Company.

“Observers” has the meaning ascribed to such term in Section 3.1(b)(iii).

“Option I Call Agreement” means the Call Agreement, dated May 4, 2007, between the CIG Media and NBC Palm Beach Investment II, Inc., as such agreement may be amended, modified, supplemented or restated from time to time.

“Option II Call Agreement” means the Call Agreement, dated May 4, 2007, among the Company and NBC Palm Beach Investment I, Inc., as such agreement may be amended, modified, supplemented or restated from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Liens” means (i) mechanics’, carriers’, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (ii) Liens arising under original purchase price conditioned sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) statutory Liens for Taxes not yet due and payable, (iv) Liens securing the indebtedness included as “long-term debt” on the financial statements of the Company or securing any indebtedness that replaces or refinances any

7

of such indebtedness and (v) other encumbrances or restrictions or imperfections of title which do not materially impair the continued use and operation of the assets to which they relate.

“Person” means an individual, corporation, unincorporated association, partnership, Group, trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company, Governmental Entity or any other entity of whatever nature.

“Plan Options” means options, restricted stock and any other stock-based compensation awards issued or issuable under any stock-based compensation plan approved by the Board or any employment, consulting or similar agreements in effect as of the date hereof or entered into after the date hereof and approved by the Board.

“Preemptive Acceptance Period” has the meaning ascribed to such term in Section 10(a).

“Preemptive Offer” has the meaning ascribed to such term in Section 10(a).

“Preemptive Offer Notice” has the meaning ascribed to such term in Section 10(a).

“Preemptive Percentage” means, as to each Preemptive Stockholder, the quotient obtained (expressed as a percentage) by dividing (i) the number of shares of Stock owned by the Preemptive Stockholder on the date of the Preemptive Offer (assuming for this purpose that all Common Stock Equivalents of the Company then owned by such Preemptive Stockholder are fully exercised, converted or exchanged for shares of Common Stock) by (ii) the total number of shares of Stock owned by all Preemptive Stockholders on the date of the Preemptive Offer (assuming for this purpose that all Common Stock Equivalents of the Company then outstanding are fully exercised, converted or exchanged for shares of Common Stock). For purposes of calculating the Preemptive Percentage of any Preemptive Stockholder, no Preemptive Stockholder shall be treated as owning the shares of Common Stock held by Affiliates of such Preemptive Stockholder but rather such Affiliates shall be treated as owning such shares of Common Stock.

“Preemptive Stockholders” has the meaning ascribed to such term in Section 10(a).

“Prior Stockholder Agreement” means the Stockholder Agreement, dated November 7, 2005, among Mr. Lowell W. Paxson, certain of his Affiliates, the Company and NBCU.

“Public Sale” means a Sale of Stock pursuant to a bona fide underwritten public offering pursuant to an effective registration statement filed under the Securities Act or pursuant to Rule 144 under the Securities Act (other than in a privately negotiated Sale).

“Qualified Plan” means a Company Benefit Plan which is intended to be tax-qualified under Section 401(a) of the Code.

8

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Same Market Station” means any Company Station (i) in which any Person that holds the Minimum Investment would be permitted to have an attributable interest under the ownership rules adopted by the FCC, as such rules may be amended from time to time, and (ii) which, even if such Person were deemed to have an attributable interest therein, would not increase such Person’s national broadcast coverage as calculated under the FCC’s national ownership rules because such Person has an attributable interest in a television station in the same DMA.

“SEC” means the Securities and Exchange Commission or such other federal agency which at such time administers the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sell” means (i) for purposes of this Agreement other than Section 10, to sell, transfer, lease, convey, assign, distribute, pledge, encumber or otherwise dispose of (but excluding any Sale to an Affiliate), either directly or indirectly, voluntarily or involuntarily, or by merger, sale, consolidation or otherwise, and (ii) for purposes of Section 10, to issue or directly or indirectly sell or exchange, or agree to issue, sell or exchange; and the terms “Sale” and “Sold” shall have meanings correlative to the foregoing.

“Senior Preferred Stock” means the 13¼% Cumulative Junior Exchangeable Preferred Stock, par value $0.001 per share (currently accruing dividends at the rate of 14¼%), of the Company, with a liquidation preference of $10,000 per share and the 9¾% Series A Convertible Preferred Stock, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, in each case as may be amended, modified, supplemented or restated from time to time.

“Series B Preferred Stock” means the 11% Series B Convertible Exchangeable Preferred Stock, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, as it may be amended, modified, supplemented or restated from time to time.

“Station Offer Notice” has the meaning ascribed to such term in Section 9.1(a).

“Station Offer Price” has the meaning ascribed to such term in Section 9.1(a).

“Station Third Party” has the meaning ascribed to such term in Section 9.1(a).

“Station Transfer” has the meaning ascribed to such term in Section 5(f).

9

“Stock” (including references to “shares of Stock”) means (i) any shares of Common Stock and (ii) any Common Stock Equivalents of the Company, in each case, whether outstanding on the date hereof or created hereafter.

“Stockholders” means the CIG Media Parties, the NBCU Parties and any other holder of Stock who acquires shares of Stock from the NBCU Parties or the CIG Media Parties and as a condition precedent to the consummation of such acquisition, executes and delivers to the Company a joinder agreement, in the form attached hereto as Exhibit A.

“Subsidiary” means, with respect to the Company, a corporation, partnership, limited liability company, joint venture or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, through one or more intermediaries (including, without limitation, other Subsidiaries), or both, by the Company.

“Tax” means, with respect to any Person, all taxes, assessments and other governmental charges, duties, impositions and liabilities (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, gross receipts tax, license, employment related tax, real or personal property tax or ad valorem tax, sales, social service, goods and services or use tax, customs, excise tax, stamp tax, land transfer tax, any withholding or backup withholding tax, value added tax, customs duties, capital stock, severance tax, prohibited transaction tax, premiums tax, environmental, windfall profits, occupation tax, capital tax, together with any interest and any penalty, additions to tax or additional amount imposed by any Governmental Entity on such person and any obligations under any legally binding agreements or arrangements with any other person with respect to such amounts and including any liability for the aforementioned taxes of a predecessor entity.

“Title IV Plan” means an employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is covered by Title IV of ERISA, and which the Company, any Subsidiary of the Company or any ERISA Affiliate (i) maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them or (ii) could have had liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Transactions” has the meaning ascribed to such term in the Recitals.

“Transaction Agreements” has the meaning ascribed to such term in Section 1.01 of the Master Agreement.

“Unapproved Items” has the meaning ascribed to such term in Section 5(c).

“Voting Shares” means the shares of Class A Common Stock, Class B Common Stock and any other Stock of the Company having the ordinary power to vote in the election of members of the Board.

10

Section 2. Methodology for Calculations; Effective Date.

(a) Except as otherwise expressly provided in this Agreement, for purposes of calculating (i) the number of Voting Shares as of any particular date and (ii) the number of outstanding Voting Shares owned by a Person hereunder (and the percentage of the Voting Shares owned by a Person), such number of Voting Shares shall be calculated as though each Common Stock Equivalent of the Company had been on such date converted into, or exchanged or exercised for, the number of Voting Shares which such Common Stock Equivalent would be entitled to be converted into or exchanged or exercised for. In the event of any stock split, stock dividend, reverse stock split, any combination of Voting Shares or any similar event, with respect to all references in this Agreement to a Stockholder or Stockholders holding a number of Voting Shares, the applicable number shall be appropriately adjusted to give effect to such stock split, stock dividend, reverse stock split, any combination of Voting Shares or any similar event). For purposes of calculating any Person’s outstanding voting power of the Company pursuant to Sections 3.1(b)(i) and 3.1(b)(ii), at any time prior to the exercise of the NBCU Option II pursuant to the Option II Call Agreement, the NBCU Option II shall not be deemed as converted into, or exchanged or exercised for, the number of Voting Shares which such NBCU Option II would be entitled to be converted, exchanged or exercised.

(b) As of the Effective Date, this Agreement shall become effective and the Investment Agreement, dated November 7, 2005, between the Company and NBCU shall terminate in its entirety and shall have no further force or effect. As of the date on which Mr. Lowell W. Paxson and his Affiliates no longer beneficially own any Call Shares, the Prior Stockholder Agreement shall terminate in its entirety and shall have no further force or effect. In the event the Effective Date occurs prior to the termination of the Prior Stockholder Agreement, to the extent that any of the terms hereof are inconsistent with the rights of the NBCU Parties or the obligations of the Company under the Prior Stockholder Agreement but do not otherwise adversely affect the rights of Mr. Lowell W. Paxson and his Affiliates under the Prior Stockholder Agreement, this Agreement shall govern.

Section 3. Corporate Governance

3.1. Board of Directors

(a) The Company shall cause its by-laws to be duly amended to provide that the Board shall be comprised of 13 directors or such other number of directors as may from time to time be determined by the Board and approved in accordance with Section 5(k). Until the date the shares of Class A Common Stock are delisted from the American Stock Exchange and deregistered with the SEC, each of the Company, the CIG Media Parties and the NBCU Parties shall use its reasonable best efforts to ensure that the composition of the Board and of each committee of the Board satisfies the listing requirements of the American Stock Exchange.

(b) Without limiting the generality of Section 3.1(a), and subject to any restrictions imposed by applicable law, including the Communications Act:

(i) for so long as the CIG Media Parties hold greater than 50% of the outstanding voting power of the Company, the CIG Media Parties shall have the

11

right to designate seven members of the Board; provided, that if at such time at which the CIG Media Parties hold less than 50% of the outstanding voting power of the Company but more than 20% of the number of outstanding Voting Shares, the CIG Media Parties shall have the right to designate two members of the Board (the persons from time to time designated by the CIG Media Parties in accordance with this Section 3.1(b)(i) being referred to herein as the “CIG Media Directors”).

(ii) if at any time, the NBCU Parties hold a number of outstanding Voting Shares that is more than 20% of the number of outstanding Voting Shares, the NBCU Parties shall have the right to nominate two members of the Board; provided, that if at such time the NBCU Parties hold greater than 50% of the outstanding voting power of the Company, the NBCU Parties shall have the right to nominate seven members of the Board (the persons from time to time nominated by the NBCU Parties in accordance with this Section 3.1(b)(ii) and elected to the Board being referred to herein as the “NBCU Directors”). For the avoidance of doubt, until such time as NBCU determines, in its reasonable discretion, that the Communications Act permits the NBCU Parties to nominate an employee of NBCU or any of its Affiliates to be an NBCU Director, no individual nominated by the NBCU Parties to be an NBCU Director shall be an employee of NBCU or any of its Affiliates.

(iii) if at any time, for any reason, no CIG Media Directors serve as members of the Board, the CIG Media Parties may appoint two representatives (the “CIG Media Observers”), and if at any time, for any reason, no NBCU Directors serve as members of the Board, the NBCU Parties may appoint two representatives (the “NBCU Observers” and, together with CIG Media Observers, the “Observers”); provided, that the right to appoint the Observers in accordance with this Section 3.1(b)(iii) shall terminate with respect to the CIG Media Parties or the NBCU Parties, as the case may be, if such Person holds less than 10% of the number of outstanding Voting Shares. Each of the Observers shall be entitled to receive notice of and have the right to attend any and all meetings of the Board and any of its standing committees in an observer capacity, and the Company shall provide each Observer with copies of all notices, minutes, consents and other material at the same time as such materials are distributed to members of the Board and shall be entitled to participate in discussions and consult with, and make proposals and furnish advice to, the Board; provided, that (A) the CIG Media Parties and the NBCU Parties, as applicable, shall cause their respective Observers to agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to him pursuant hereto and (B) the Company and the Board shall have the right to withhold any information and to exclude any Observer from any meeting or portion thereof (1) if doing so is, in the Board’s reasonable discretion, advisable or necessary to protect the attorney-client privilege between the Company and its counsel or (2) if the Board determines in good faith that fiduciary requirements under applicable law would prohibit attendance by such Observer. The Observers shall have no right to vote on any matters presented to the Board.

12

(iv) for so long as Mr. Brandon Burgess is entitled to be a director of the Company under the terms of his employment agreement with the Company, he shall be designated to serve as a member of the Board. At such time as Mr.  Burgess shall no longer serve as chief executive officer of the Company, any subsequent chief executive officer of the Company shall, subject to the prior written consent of the NBCU Parties and the CIG Media Parties, be designated to serve as a member of the Board.

(c) Subject to Sections 3.3(b) and 3.3(d), at any regular or special meeting of stockholders of the Company called for the purpose of electing members to serve on the Board, or, to the extent permitted by the certificate of incorporation of the Company, in any written consent electing members to serve on the Board executed in lieu of such a meeting, each of the Stockholders agrees to vote all Voting Shares held by them, and to take all other necessary action, to cause the individuals designated by the CIG Media Parties in accordance with Section 3.1(b)(i) to be directors of the Company.

(d) Except as required by applicable law and subject to Section 5, the business and affairs of the Company shall be managed by or under the direction of the Board. At all meetings of the Board, a quorum shall consist of not less than a majority of the total number of the members of the Board then holding office. All actions of the Board shall require the affirmative vote of at least a majority of the members of the Board present at a meeting at which a quorum is present. Subject to applicable law, any action that may be taken at a meeting of the Board may also be taken by written consent of all of the members of the Board in lieu of a meeting.

3.2. Committees

(a) The Board shall appoint and maintain an executive committee, an audit committee, a compensation committee and such other committees as may be approved by the Board.

(b) Subject to Sections 3.1(b) and 3.3(d) and any restrictions imposed by applicable law, the Company shall, (i) if requested by the CIG Media Parties, take all actions necessary to cause each CIG Media Director to be appointed to any committee of the Board or to any committee of the board of directors or other similar managing body of any Subsidiary of the Company on which the CIG Media Parties request that such appointment be made and (ii) if requested by the NBCU Parties, take all actions necessary to cause each NBCU Director to be appointed to any committee of the Board or to any committee of the board of directors or other similar managing body of any Subsidiary of the Company on which the NBCU Parties request that such appointment be made; provided, that in no event shall the percentage of the CIG Media Directors and the NBCU Directors, as the case may be, serving on each such committee exceed the percentage of the CIG Media Directors and the NBCU Directors, as the case may be, serving on the Board at such time.

(c) Subject to Sections 3.1(b) and 3.3(d) and any restrictions imposed by applicable law, the Company shall, (i) if requested by the CIG Media Parties, take all actions necessary to cause each CIG Media Director to be appointed to the board of directors or other

13

similar managing body of any Subsidiary of the Company on which the CIG Media Parties request that such appointment be made and (ii) if requested by the NBCU Parties, take all actions necessary to cause each NBCU Director to be appointed to the board of directors or other similar managing body of any Subsidiary of the Company on which the NBCU Parties request that such appointment be made.

3.3. Vacancies; Resignation; Removal

(a) Subject to Sections 3.3(d) and 3.3(e), each director shall hold his office until the annual meeting of the stockholders of the Company for the year in which his term expires and until his successor shall be duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(b) If any CIG Media Director shall cease for any reason to serve as a director of the Company for any reason, the vacancy resulting thereby shall be filled by another individual selected by the CIG Media Parties to replace such director. If any CIG Media Director serving on any committee of the Board or on any board of directors or other similar managing body (and any committee thereof) of any Subsidiary of the Company shall cease for any reason to serve as a member of any such committee, board of directors, or other similar managing body, as the case may be, he shall be succeeded by another CIG Media Director selected by the CIG Media Parties if the CIG Media Parties are then entitled to designate a CIG Media Director to replace such director.

(c) If any NBCU Director shall cease for any reason to serve as a director of the Company for any reason, the vacancy resulting thereby shall be filled by another individual selected by the NBCU Parties to replace such director. If any NBCU Director serving on any committee of the Board or on any board of directors or other similar managing body (and any committee thereof) of any Subsidiary of the Company shall cease for any reason to serve as a member of any such committee, board of directors, or other similar managing body, as the case may be, he shall be succeeded by another NBCU Director selected by the NBCU Parties if the NBCU Parties are then entitled to designate an NBCU Director to replace such director.

(d) In the event that the CIG Media Parties or the NBCU Parties, as the case may be, lose their right to designate one or more directors pursuant to Section 3.1(b) as a result of ceasing to hold the requisite percentage ownership of Voting Shares or as a result of any restrictions imposed by applicable law, including the Communications Act, the CIG Media Parties or the NBCU Parties, as the case may be, shall cause one or more of such their designees to resign from the Board (and any committee thereof) and from any board of directors or other similar managing body (and any committee thereof) of any Subsidiary of the Company; provided, that if the CIG Media Parties or the NBCU Parties, as the case may be, retain the right to designate any directors pursuant to Section 3.1(b), such parties shall have the right to select which of their designee or designees shall resign pursuant to this Section 3.3(d) and which of their designee or designees will continue to serve on the Board.

(e) Subject to Section 3.3(d), the removal from the Board of any CIG Media Director or the NBCU Director, as the case may be, shall be only at the written request of the CIG Media Parties or the NBCU Parties, as the case may be. Upon receipt of any such written

14

request by the Board, the Board and the Stockholders shall promptly take all such action necessary or desirable to cause the removal of such director from office.

3.4. Cooperation

Each Stockholder shall vote all of its Voting Shares and shall take all other necessary or desirable actions within its control (including attending all meetings in person or by proxy for purposes of obtaining a quorum and executing all written consents in lieu of meetings, as applicable) and the Company shall take all necessary and desirable actions within its control (including providing therefor in its organizational documents and calling special Board and stockholder meetings) to effectuate the provisions of Section 3.

3.5. Expenses

The Company shall pay and reimburse all reasonable out-of-pocket expenses incurred by each member of the Board in connection with performing his duties as a member of the Board, including reasonable out-of-pocket expenses incurred by such person for attending meetings of the Board, and meetings of any committee of the Board and any board of directors or other similar managing body (including any committee thereof) of any Subsidiary of the Company of which such individual is a member.

3.6. Directors’ Indemnification

(a) The certificate of incorporation, bylaws and other organizational documents of the Company and each of its Subsidiaries shall at all times, to the fullest extent permitted by law, provide for indemnification of, advancement of expenses to, and limitation of the personal liability of, the members of the Board and the members of the boards of directors or other similar managing bodies of each of the Company’s Subsidiaries and such other persons, if any, who, pursuant to a provision of such certificate of incorporation, bylaws or other organizational documents, exercise or perform any of the powers or duties otherwise conferred or imposed upon members of the Board or the boards of directors or other similar managing bodies of each of the Company’s Subsidiaries. Such provisions may not be amended, repealed or otherwise modified in any manner adverse to any member of the Board or any member of the boards of directors or other similar managing bodies of any of the Company’s Subsidiaries, until at least six years following the date that neither the CIG Media Parties nor the NBCU Parties are not entitled to designate any director pursuant to this Agreement and, with respect to any director, until at least six years following the date such director ceases to serve as a director of the Company or any of the Company’s Subsidiaries (including following the Sale of the Company).

(b) Each member of the Board is intended to be a third-party beneficiary of the obligations of the Company pursuant to this Section 3.6, and the obligations of the Company pursuant to this Section 3.6 shall be enforceable by each member of the Board, the CIG Media Parties and the NBCU Parties.

Section 4. [Intentionally Omitted]

15

Section 5. Approval of Certain Matters

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, take any of the following actions without the prior written approval of both the CIG Media Parties and the NBCU Parties (for purposes of this Section 5 and Section 14, all of the CIG Media Parties are deemed to be one Stockholder and all of the NBCU Parties are deemed to be one Stockholder); provided that in the event the CIG Media Parties or the NBCU Parties, as the case may be, hold less than 25% of the number of outstanding Voting Shares, such Stockholder’s prior written approval pursuant to this Section 5 shall not be required (a Stockholder whose prior written approval is required pursuant to this Section 5 being an “Approval Stockholder”):

(a) adopt any shareholders rights plan or enter into any agreement that is material to the Company and its Subsidiaries taken as a whole, the provisions of which, upon the acquisition of Stock by the CIG Media Parties or the NBCU Parties: (i) would be violated or breached, would require a consent or approval thereunder, or would result in a default thereof (or an event which, with notice or lapse of time or both, would constitute a default), (ii) would result in the termination thereof or accelerate the performance required thereby, or result in a right of termination or acceleration thereunder, (iii) would result in the creation of any Lien (except Permitted Liens) upon any of the properties or assets of the Company or any Subsidiary of the Company thereunder, (iv) would disadvantage the CIG Media Parties or the NBCU Parties relative to other stockholders of the Company on the basis of the size of their shareholdings, or (v) would otherwise restrict or impede the ability of the CIG Media Parties or the NBCU Parties to acquire additional shares of Stock, or Sell Stock, in any manner permitted by the Transaction Agreements; provided, that the Company may (A) enter into senior loan agreements that contain customary provisions permitting acceleration of the related indebtedness upon a change of control or (B) issue debt securities or preferred stock that contain customary change of control provisions permitting the holders of such debt securities or preferred stock to demand repurchase of their debt securities or preferred stock upon a change of control of the Company;

(b) take any action that would cause any ownership interest in any of the following to be attributable to the CIG Media Parties (only if at the time of such action, the CIG Media Parties do not have any attributable interest in the Company but such action would otherwise cause the CIG Media Parties to have an attributable interest in the Company) or the NBCU Parties for purposes of FCC regulations: (i) a U.S. broadcast radio or television station (other than the Same Market Stations), (ii) a U.S. cable television system, (iii) a U.S. “daily newspaper” (as such term is defined in Section 73.3555 of the rules and regulations of the FCC), (iv) any U.S. communications facility operated pursuant to a license granted by the FCC and subject to the provisions of Section 310(b) of the Communications Act, or (v) any other business which is subject to FCC regulations under which the ownership of a Person may be subject to limitation or restriction as a result of the interest in such business being attributed to such Person.

(c) approve (such approval not to be unreasonably withheld) (i) a Budget, (ii) any expenditures that materially exceed budgeted amounts or (iii) any amendments to a Budget; provided, however, that any Approval Stockholder may withhold its approval of any proposed Budget by identifying those items of the proposed Budget which are not approved (the “Unapproved Items”) and providing in writing to the Company such party’s basis for

16

withholding such approval and, in such event, the portions of such proposed Budget which are not identified as unapproved, shall be deemed to be approved under this Section 5; provided, further, that if the Approval Stockholders fail to approve any Unapproved Item within 30 days (during which period the Approval Stockholders shall negotiate in good faith with respect to such Unapproved Item) after an Approval Stockholder identifies an Unapproved Item, such Unapproved Item shall (notwithstanding such failure to be approved) be deemed to be approved in the amount reflected in the Budget for the previous year;

(d) enter into any agreement or arrangement relating to the digital spectrum of all or any of the Company Stations, except for any agreement which (i) has a term of not more than 14 months or (ii) is terminable on not more than 14 months notice without payment of any material penalty or any other material adverse consequence suffered by the Company;

(e) amend the Company’s certificate of incorporation or by-laws in any material respect, except as may be necessary in connection with (i) the Transactions contemplated by the Transaction Agreements or (ii) issuances of Stock permitted under this Agreement and any other Transaction Agreements to which the Company is a party;

(f) other than any low-power television stations that do not expand the coverage and cable carriage of any Company Station, Sell (i) more than 50% of the stock of any Subsidiary of the Company that owns the primary operating assets of, or a FCC license of, a Company Station or (ii) the primary operating assets of, or any FCC license of, a Company Station (each, a “Station Transfer”), in each case, if such Company Station is located in any of the 50 largest DMAs as of the date of such disposition;

(g) except for any transactions permitted pursuant to Section 5(f), (i) Sell assets involving, together with all other Sales of assets during any 12-month period, assets with a fair market value greater than 20% of the book value of the Company’s consolidated assets reflected on the most recent balance sheet provided pursuant to Section 7.1(b), (ii) acquire assets, including pursuant to a merger, consolidation or other business combination, if the consideration payable for such assets in any single transaction exceeds 5% of the book value of the Company’s consolidated assets reflected on the most recent balance sheet provided pursuant to Section 7.1(b) or if the aggregate consideration payable for such transaction, together with the consideration paid for all such acquisitions in any 12-month period, exceeds 10% of the book value of the Company’s consolidated assets reflected on the most recent balance sheet provided pursuant to Section 7.1(b) (excluding, in each case, transactions involving issuances of Stock that have been approved pursuant to this Section 5) or (iii) engage in any merger or business combination transaction where the Company is not the surviving entity or where there is a change of control of the Company (other than as contemplated by the Transaction Agreements);

(h) create, designate, authorize, issue, Sell or grant, or enter into any agreement providing for the issuance (contingent or otherwise) of, any Stock except for Stock issued (i) upon the conversion, exchange or exercise of any Plan Option, (ii) upon conversion of the Senior Preferred Stock and the Series B Preferred Stock (iii) pursuant to the Transaction Agreements; provided, that the number of shares of Stock issued or issuable pursuant to clause (i) of this Section 5(h) shall not exceed 52,000,000 shares (comprised of 24,436,363 shares in respect of the Company Stock Plans (as defined in Master Agreement) and 24,563,637 shares in respect of any stock-based compensation plan entered into after the date hereof and approved by the Board); provided, further, the approval of the NBCU Parties shall not be required for the issuance of any Stock that results in a Mandatory

17

Conversion Event (as defined in the Certificate of Designation or Indenture, as applicable) for all of the Convertible Securities (as defined in the Master Agreement);

(i) split, combine or reclassify any of its Stock in any manner adverse to the CIG Media Parties or the NBCU Parties, as applicable;

(j) except as provided in the Transaction Agreements, enter into any employment, compensation or other agreement with an employee or director of the Company or any of its Subsidiaries (other than station managers) that (i) provides for cash compensation (excluding bonus) reasonably expected to be in excess of $400,000 per year or (ii) has longer than a three-year term;

(k) increase the size of the Board other than any increases as a result of a Voting Rights Triggering Event (as defined in the certificates of designation relating to the Senior Preferred Stock);

(l) file any voluntary bankruptcy, wind up of the Company or file for protection under Title 11, U.S. Code or any similar federal or state law for the relief of debtors; or

(m) enter into any joint sales, joint services, time brokerage, local marketing or similar agreement or arrangement (other than agreements or arrangements that may be terminated at no cost to the Company upon six-months’ notice), but only if after entering into such agreement or arrangement, Company Stations representing 20% or more of the Company’s National Coverage would be subject to such agreements or arrangements.

Section 6. Other Company Covenants

(a) Maintenance of Existence and Property; FCC Licenses.

The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises material to its business. The Company and each Subsidiary of the Company shall maintain in good repair, working order and condition all of the properties that are material to the Company and its Subsidiaries taken as a whole, used or useful in the business of such Person and from time to time shall make or cause to be made all appropriate (as reasonably determined by such Person) repairs, renewals and replacements thereof. The Company shall, and shall cause each Subsidiary of the Company to, use its best efforts to keep in full force and effect all of its material FCC licenses and shall provide the CIG Media Parties and the NBCU Parties with a copy of any (or, in the event of any notice based on knowledge of such Person, a brief description of such default and the basis of such knowledge) notice from the FCC of any violation with respect to any material FCC license received by it (or with respect to which such Person may have any knowledge).

(b) Payment of Obligations.

Except as disclosed in the Company’s SEC filings prior to the date hereof, the Company shall pay and discharge or cause to be paid and discharged before any penalty accrues

18

thereon all material Taxes payable by it or any of its Subsidiaries. Notwithstanding the foreging, the Company and each Subsidiary of the Company may in good faith contest, by appropriate proceedings, the validity or amount of any Taxes described in this Section 6(b); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Person, in accordance with GAAP and (ii) such Person shall promptly pay or discharge such contested Taxes and all additional charges, interest, penalties and expenses, if any, if such contest is terminated or discontinued adversely to such Person or the conditions set forth in this Section 6(b) are no longer met.

(c) Books and Records.

The Company shall, and shall cause each Subsidiary of the Company to, keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and any applicable law and on a basis consistent with the Company’s audited financial statements for the twelve-month period ended December 31, 2006.

(d) Insurance.

The Company shall, and shall cause each Subsidiary of the Company to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its business and properties, including business interruption insurance, insurance on fixed assets and directors and officers’ liability insurance, against loss or damage of the kinds customarily carried or maintained under similar circumstances by entities of established reputation engaged in similar businesses.

(e) Compliance with Laws, Etc.

The Company shall, and shall cause each Subsidiary of the Company to, comply in all material respects with all (i) federal, state, local and foreign laws and regulations applicable to it, including those relating to the Communications Act, ERISA and labor matters and Environmental Laws and Environmental Permits, and (ii) provisions of all FCC licenses, certifications and permits, franchises, or other permits and authorizations relating to the operation of the Company’s business and all other material agreements, licenses or leases to which it is a party or of which it is a beneficiary and suffer no loss or forfeiture thereof or thereunder.

(f) Environmental Matters.

The Company shall, and shall cause each Subsidiary of the Company to, and shall cause each Person within its control to: (i) conduct its operations and keep and maintain its real estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (ii) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its real estate, except as could not reasonably be expected to have a Material Adverse Effect; (iii) notify the CIG

19

Media Parties and the NBCU Parties promptly after such Person becomes aware of any material violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any of its real estate which is reasonably likely to have a Material Adverse Effect; and (iv) promptly forward to the CIG Media Parties and the NBCU Parties a copy of any order, notice, request for information or any communication or report received by such Person in connection with any such violation, Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to have a Material Adverse Effect, in each case whether or not the Environmental Protection Agency or any Governmental Entity has taken or threatened any action in connection with any such violation, Release or other matter. The Company shall not, and shall not cause or permit any of its Subsidiaries to, cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of its real estate where such Release would violate in any material respect, or form the basis for any material Environmental Liabilities under, any Environmental Laws or Environmental Permits.

(g) Material Adverse Effect.

The Company shall not make any changes in any of its business objectives, purposes or operations which could reasonably be expected to have or result in a Material Adverse Effect on the Company’s ability to perform its obligations under this Agreement or any other Transaction Agreements to which the Company is a party.

(h) ERISA.

The Company shall not, and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an event which could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

(i) No Impairment of Intercompany Transfers.

Except in connection with any transaction contemplated in any of the Transaction Agreements, the Company shall not permit any of its Subsidiaries to directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by any of its Subsidiaries to another Subsidiary of the Company or the Company.

(j) Limitation on Certain Asset Sales.

The Company shall not, and shall not permit any Subsidiary of the Company to, consummate an Asset Sale unless (i) the Company or such Subsidiary of the Company, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof on the date the Company or the Subsidiary of the Company (as applicable) entered into the agreement to consummate such Asset Sale (as determined in good faith by the Board, and evidenced by a resolution of the Board); (ii) not less than 75% of the consideration received by the Company or such Subsidiary of the Company, as the case may be, is in the form of cash or cash equivalents other than in the case where the Company is

20

exchanging all or substantially all of the assets of one or more media properties operated by the Company (including by way of the transfer of capital stock) for all or substantially all of the assets (including by way of transfer of capital stock) constituting one or more media properties operated by another Person, provided that at least 75% of the consideration received by the Company in such exchange, other than the media properties, is in the form of cash or cash equivalents; and (iii) the proceeds of such Asset Sale received by the Company or such Subsidiary of the Company are applied first, to the extent the Company elects or is required, to prepay, repay or purchase debt under any then existing indebtedness of the Company or any Subsidiary of the Company within 180 days following the receipt of the proceeds of such Asset Sale and second, to the extent of the balance of the proceeds of such Asset Sale after application as described above, to the extent the Company elects, to make an investment in assets (including capital stock or other securities purchased in connection with the acquisition of capital stock or property of another Person) used or useful in businesses similar or ancillary to the business of the Company or any Subsidiary of the Company as conducted at the time of such Asset Sale, provided that such investment occurs or the Company or any Subsidiary of the Company enters into contractual commitments to make such investment, subject only to customary conditions (other than the obtaining of financing), on or prior to the 181st day following receipt of the proceeds of such Asset Sale and the proceeds of such Asset Sale contractually committed are so applied within 360 days following the receipt of the proceeds of such Asset Sale.

Section 7. Financial Statements and Other Reports

7.1  Delivery of Financial Statements and Other Reports. The Company shall deliver, or cause to be delivered, to each Stockholder:

(a)  Monthly Financials: as soon as practicable and in any event within 30 days after the end of each calendar month of the Company, copies of all monthly financial reports prepared for the chief executive officer or the chief operating officer of the Company with respect to the Company and its consolidated Subsidiaries for and as of the end of such month, including, without limitation, a monthly balance sheet and income statement and a comparison of the income statement to the budget;

(b)  Quarterly Financials: as soon as practicable and in any event within five days after it files them with the SEC (to the extent applicable), a consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such period, and the related unaudited consolidated statements of income and of cash flows, as contained in the Form 10-Q for such fiscal quarter provided by the Company to the SEC, and if such Form 10-Q is not required to be so provided by the Company, then the Company shall provide each Stockholder, within 45 days after the end of each fiscal quarter of the Company, with comparable financial statements, certified by the chief financial officer of the Company that they fairly present the financial position and results of operations of the Company and its consolidated Subsidiaries, as appropriate, as at the end of such periods and for such periods, subject to changes resulting from audit and normal year-end adjustments;

(c)  Year-End Financials: as soon as practicable and in any event within five days after it files them with the SEC (to the extent applicable), or if the Company is not required to file such statements with the SEC, within 90 days after the end of each fiscal year of the

21

Company, the audited consolidated balance sheet of the Company and its consolidated Subsidiaries, as at the end of such year, and the related consolidated statements of income, shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries for such fiscal year, (i) accompanied by a report thereon of independent certified public accountants selected by the Company, which report shall state that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards without any limitations being imposed on the scope of such examination and (ii) certified by the chief financial officer of the Company that they fairly present the financial position and results of operations of the Company and its consolidated Subsidiaries, as at the dates and for the periods indicated, as appropriate;

(d)  Reconciliation Statement: if, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements, the financial statements of the Company and its consolidated Subsidiaries delivered pursuant to subsections (b), (c) or (f) of this Section 7.1 differ in any material respect from the financial statements that would have been delivered pursuant to such subsections had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to subsection (b), (c) or (f) following such change, financial statements of the Company and its consolidated Subsidiaries prepared on a pro forma basis, for (i) the current year to the effective date of such change and (ii) the one full fiscal year immediately preceding the fiscal year in which such change is made, as if such change had been in effect during such period;

(e)  Accountants’ Certification: so long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to this Section 7.1 shall be accompanied by a written statement of the Company’s independent certified public accountants that in making the examination necessary for certification of such financial statements nothing has come to their attention which would lead them to believe that the Company is not in compliance with the terms of the instruments governing its outstanding debt or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly for any failure to obtain knowledge of any such violation;

(f)  Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all significant reports submitted to the Company by independent public accountants in connection with each annual, interim or special audit of the financial statements of the Company made by such accountants, including, without limitation, the comment letter submitted by such accountants to management in connection with their annual audit;

(g)  Reports and Filings: within five days after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders, and within five days after the same are filed, copies of all financials statements and reports which the Company may make to, or file with, the SEC;

(h)  Events of Default etc.: promptly upon, but in any event no later than five Business Days after, any executive officer of the Company obtaining knowledge (i) of any

22

condition or event that constitutes a violation or default, or becoming aware that any lender has given any notice or taken any other action with respect to a claimed violation or default under the instruments governing then outstanding debt and preferred stock, (ii) that any Person has given any notice to the Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition that would be required to be disclosed in a Current Report on Form 8-K filed by the Company with the SEC or (iii) of any condition or event which has had or could reasonably be expected to have a Material Adverse Effect, an officer’s certificate specifying the nature and period of existence of such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed violation, default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;

(i)  Litigation: promptly upon any executive officer of the Company obtaining knowledge of (i) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any Subsidiary of the Company not previously disclosed by the Company to the Stockholders or (ii) any material adverse development in any such action, suit, proceeding, governmental investigation or arbitration that, in each case involves claims in excess of $5,000,000 in the aggregate or would reasonably be expected to cause a Material Adverse Effect, the Company shall promptly give notice thereof to each Stockholder and provide such other information as may be reasonably available to the Company or its Subsidiaries to enable the Stockholders and their respective counsel to evaluate such matters; provided that the Company shall not be required to provide any information or documents to the extent they are protected by the attorney-client privilege;

(j)  ERISA Events: (i) promptly upon (and in any event within 10 days after) becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, with a written notice specifying the nature thereof, what action the Company or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto and (ii) within two Business Days after receipt of any notice from the PBGC stating the PBCG’s intent to terminate a Title IV Plan or to have a trustee appointed to administer a Title IV Plan, a copy of such notice;

(k)  ERISA Notices: with reasonable promptness, copies of (i) all notices, records, documents and other information received by the Company or any of its ERISA Affiliates from the PBGC relating to an ERISA Event, (ii) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Company or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Title IV Plan, if any, (iii) within 10 days after receipt, all notices received by the Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event and (iv) each notice of the amount of liability incurred or may be incurred by the Company or an ERISA Affiliate upon an event set forth in (iii) of this Section 7.1(k);

(l)  Financial Plans: as soon as practicable after delivered to the Board, any budget and financial forecast for the Company and its Subsidiaries, including (i) a forecasted operating cash flows statement of the Company and its Subsidiaries for the next succeeding

23

fiscal year and (ii) forecasted operating cash flows statement of the Company and its Subsidiaries for each fiscal quarter of the next succeeding fiscal year; and

(m)  Other Information: with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries or Affiliates as from time to time may be reasonably requested by the CIG Media Parties or the NBCU Parties.

Notwithstanding the foregoing, the Company shall not be required to provide any information or document pursuant to subsections (h) through (k) of this Section 7.1 to the extent such information or document is included in a Current Report on Form 8-K filed by the Company with the SEC and the Company delivers such 8-K to the Stockholders, including by means of email transmission, within one Business Day following such filing.

7.2 Provision of Information

Each Stockholder shall provide the Company with such information regarding itself and its Affiliates, directors, partners, officers and employees as the Company may from time to time reasonably request in connection with filings to be made or information to be provided to accrediting bodies and regulatory bodies.

Section 8.  Transactions with Affiliates

Except for transactions and agreements contemplated by this Agreement or any of the Transaction Agreements, the Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or agreement with one or more of (A) the Company’s directors or officers or with any Person in which one or more of the Company’s directors or officers are directors or officers or have a financial or other interest, (B) the Company’s Affiliates or the directors, officers and Affiliates of such Persons or (C) the Stockholders or their respective directors, officers and Affiliates, unless such transaction or agreement has been approved by the Board in accordance with the laws of the State of Delaware applicable to such transaction and agreement.

Section 9.  NBCU Right of First Offer

(a)  So long as the NBCU Parties own the Minimum Investment, if the Company or any of its Subsidiaries at any time intends to effect a Station Transfer to any Person other than a wholly-owned Subsidiary of the Company (a “Station Third Party”), the Company shall first give written notice (a “Station Offer Notice”) to the NBCU Parties, stating the Company’s intention to make such a Station Transfer, the assets or securities proposed to be transferred, the proposed consideration sought for such assets or securities (the “Station Offer Price”) and in reasonable detail all other material terms and conditions upon which such Station Transfer is proposed. Notwithstanding the foregoing, the NBCU Parties shall not be entitled to a right of first offer with respect to the assets or securities of any Company Station that is not located in one of the fifty largest DMAs.

(b)  Upon receipt of the Station Offer Notice, the NBCU Parties shall have an option to purchase all of the assets or securities proposed to be transferred at the Station Offer Price and on the other material terms and condition set forth in the Station Offer Notice, which

24

option may be exercised by written notice to the Company given within 45 days of the NBCU Parties’ receipt of the Station Offer Notice.

(c)  If the NBCU Parties exercise its option pursuant to Section 9.1(b), the closing of such purchase shall take place within 45 days of the date the NBCU Parties give notice of such exercise, except to the extent FCC approval is required or reasonably advisable for the transaction, in which case the closing shall take place as soon as practicable after receipt of final, non-appealable approval from the FCC.

(d)  If the NBCU Parties determine not to exercise its option, then for a period of 45 days from the earlier of (i) the expiration of the offer to the NBCU Parties and (ii) the receipt of written notice from the NBCU Parties stating that the NBCU Parties do not intend to exercise its option, or for such longer period required or reasonably advisable for FCC approval, the Company shall be free to sell the proposed assets or securities to the Station Third Party at a price equal to or greater than the Station Offer Price and on substantially the same terms as set forth in the Station Offer Notice.

Section 10. Company Equity Issuances

In the event the Approval Stockholders approve a Sale of Stock by the Company pursuant to Section 5(h), the Company shall Sell such Stock (other than Excluded Securities) (“Issuance Stock”) only in accordance with the following procedures and any purported Sale of Issuance Stock by the Company in violation of this Section 10 shall be null and void:

(a) The Company shall deliver to the CIG Media Parties and the NBCU Parties (collectively, the “Preemptive Stockholders”) a written notice (a “Preemptive Offer Notice”) which shall (i) state the Company’s intention to Sell shares of Issuance Stock to one or more Persons, the amount and type of Issuance Stock to be Sold, the purchase price therefor and all other material terms of the proposed Sale and (ii) offer (the “Preemptive Offer”) each of the Preemptive Stockholders the option to acquire all or any part of Issuance Stock; provided that the Company need not deliver a Preemptive Offer Notice or make a Preemptive Offer in connection with a Sale of Issuance Stock if each of the CIG Media Parties and the NBCU Parties notifies the Company that it will not elect to purchase any portion of its Preemptive Percentage of Issuance Stock pursuant to such Preemptive Offer. The Preemptive Offer shall remain open and irrevocable for a period of 20 days after receipt of the Preemptive Offer Notice by each Preemptive Stockholder (the “Preemptive Acceptance Period”) (and, to the extent the Preemptive Offer is accepted during the Preemptive Acceptance Period, until the consummation of the Sale contemplated by the Preemptive Offer). Each Preemptive Stockholder shall have the right and option to accept the Preemptive Offer for all or any portion of its Preemptive Percentage of Issuance Stock at the price and on the terms and subject to the conditions set forth in the Preemptive Offer Notice, by delivering to the Company within the Preemptive Acceptance Period a written notice (the “Acceptance Notice”) specifying its Preemptive Percentage and the number of shares of Issuance Stock such Preemptive Stockholder will purchase (the “Accepted Shares”).

(b) In the event the Company does not receive the Acceptance Notices from the Preemptive Stockholders during the Preemptive Acceptance period with respect to all of

25

Issuance Stock offered for Sale pursuant to the Preemptive Offer Notice, the Company may Sell all or any portion of such Issuance Stock so offered for Sale and not so accepted, at a price not less than the price and on terms not more favorable to the purchaser thereof than the terms, in each case as set forth in the Preemptive Offer Notice, at any time within 90 days after the expiration of the Preemptive Acceptance Period (the “Issuance Period”); provided that, in connection with and as a condition to such Sale, each purchaser or recipient of such Issuance Stock who is not then a Stockholder shall execute and deliver to the Company (which the Company shall then deliver to all of the Stockholders) a joinder agreement in the form attached hereto as Exhibit A. In the event that all of Issuance Stock is not so Sold by the Company during the Issuance Period, the right of the Company to Sell such unsold Issuance Stock shall expire and the obligations of this Section 10 shall be reinstated and such Issuance Stock shall not be Sold unless first reoffered to the Stockholders in accordance with this Section 10.

(c) All Sales of Issuance Stock to the Preemptive Stockholders subject to any Preemptive Offer Notice shall be consummated contemporaneously at the offices of the Company on the later of (i) a mutually satisfactory Business Day within 15 days after the expiration of the Preemptive Acceptance Period or (ii) the fifth Business Day following the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary FCC and other regulatory approvals applicable to such Sale, or at such other time or place as the Company and the Preemptive Stockholders may mutually agree. The delivery by the Company to the Preemptive Stockholders of certificates or other instruments evidencing such Issuance Stock shall be made on such date upon receipt of payment of the purchase price for such Issuance Stock by the Company from such Preemptive Stockholders.

Section 11.  Legend. Each Stockholder and the Company shall take all such action necessary (including surrendering to the Company certificates representing shares of Stock issued prior to the date hereof) to cause each certificate representing outstanding shares of Stock owned by a Stockholder to bear a legend containing the following words:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER, VOTING AND THE OTHER TERMS SET FORTH IN THE STOCKHOLDERS’ AGREEMENT DATED AS OF MAY 4, 2007 AMONG THE COMPANY, CIG MEDIA LLC AND NBC UNIVERSAL, INC., THE PUT/CALL AGREEMENT DATED AS OF MAY 4, 2007 BETWEEN CIG MEDIA LLC AND NBC UNIVERSAL, INC., THE CALL AGREEMENT DATED MAY 4, 2007 BETWEEN CIG MEDIA LLC AND NBC PALM

26

BEACH INVESTMENT II, INC., AND THE CALL AGREEMENT DATED MAY 4, 2007 BETWEEN THE COMPANY AND NBC PALM BEACH INVESTMENT I, INC., IN EACH CASE, AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE IN THE OFFICE OF THE COMPANY.”

The requirement that the above securities legend be placed upon certificates evidencing shares of Stock owned by a Stockholder shall cease and terminate upon the earliest of the following events: (i) when such shares are Sold in a Public Sale, (ii) when such shares are Sold pursuant to Rule 144 under the Securities Act or (iii) when such shares are Sold in any other transaction if such Stockholder delivers to the Company an opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to the Company, or a “no-action” letter from the staff of the SEC, in either case to the effect that such legend is no longer necessary in order to protect the Company against a violation by it of the Securities Act upon any Sale of such shares without registration thereunder. Upon the occurrence of any of the foregoing events, the Company, upon the surrender by such Stockholder of certificates containing such legend, shall, at its own expense, promptly deliver to such Stockholder of any such shares as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such shares not bearing such legend.

Section 12.  Representations and Warranties. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as presently conducted and proposed to be conducted.

(b) Such party has full power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(c) This Agreement has been duly and validly authorized, executed and delivered by such party, and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(d) The execution, delivery and performance of this Agreement by such party does not and will not (A) violate, conflict with, or constitute a breach of or default under such party’s organizational documents or (B) violate any law, regulation, order, writ, judgment, injunction or decree applicable to such party.

(e) The execution, delivery and performance of this Agreement by it does not and will not (A) require it to obtain any consent, approval, authorization or other order of, or to make any filing, registration or qualification with any court, regulatory body, administrative agency or other governmental body (except such as may have previously been obtained or is permitted to be, and will be, filed or made promptly following the date hereof) or (B) violate, conflict with (subject to Section 2(b)), constitute a breach or default under, or result in the

27

imposition of a Lien on any of such party’s material properties pursuant to, any agreement, arrangement, commitment or undertaking to which such party is a party or by which such party is bound and which would adversely affect such party’s ability to perform its obligations hereunder.

(f) Except as provided in Section 12(e), such party is not a party to any agreement which is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

Section 13.  Competitive Opportunities. The Company and each of the Stockholders agrees and acknowledges that each of the CIG Media Parties, the NBCU Parties and any of their respective Affiliates, directors, officers or employees may at any time possess or acquire knowledge of a potential transaction or matter which may be a Competitive Opportunity and may exploit a Competitive Opportunity or engage in, or hold interests in, one or more businesses that may compete with a business of the Company or any of its Subsidiaries. The Company and each of the Stockholders agree and acknowledge that neither the Company nor any of its Subsidiaries shall have an interest in, or expectation that, such Competitive Opportunity be offered to it, any such interest or expectation being hereby renounced so that each of the CIG Media Parties, the NBCU Parties, and their respective Affiliates, directors, officers and employees (i) shall have no duty to communicate or present such Competitive Opportunity to the Company or any of its Subsidiaries, (ii) shall have the right to hold any such Competitive Opportunity for its own account, or to recommend, assign or otherwise transfer such Competitive Opportunity to Persons other than the Company and its Subsidiaries and (iii) shall not be liable to the Company or any of its Subsidiaries or their respective stockholders by reason of the fact that it pursues or acquires such Competitive Opportunity for itself, directs or Sells such Competitive Opportunity to another Person, does not communicate information regarding such Competitive Opportunity to the Company or any of its Subsidiaries, engages in, or holds any interest in, any business that competes with any business of the Company or any of its Subsidiaries.

Section 14.  Duration of Agreement. Other than Section 3.6, the rights and obligations of a Stockholder under this Agreement shall terminate at such time as such Stockholder no longer owns any shares of Stock; provided, that the termination of the rights and obligations of a Stockholder shall not relieve such Stockholder of any liability arising out of or resulting from any knowing, willful or intentional breach of this Agreement by such Stockholder prior to the termination.

Section 15.  Further Assurances. The parties shall cooperate with each other, and at the request of any other party, execute and deliver any further instruments or documents and use reasonable best efforts to take or cause to be taken all appropriate action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder. Without limiting the generality of the foregoing, the Company shall make and shall cause its Subsidiaries to make, as promptly as practicable following the reasonable request of the NBCU Parties, all filings required to be made by the Company or its Subsidiaries under applicable law, including the Communications Act and the HSR Act, with respect to the exercise of NBCU Option I, and shall take all reasonable steps within its control (including providing information to the relevant Governmental Entity) and reasonably cooperate with the NBCU Parties in seeking to

28

obtain any required consents or approvals as promptly as practicable.

Section 16.  Amendment and Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, but in each case only if set forth in an instrument in writing signed by the party against whom such amendment, modification or waiver is sought to be enforced; provided, however, that the provisions of Section 6 may be modified, amended or waived only if set forth in an instrument in writing signed by the Company, the CIG Media Parties and the NBCU Parties. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce any provision hereof in accordance with its terms.

Section 17.  Entire Agreement. This Agreement, the other Transaction Agreements and the other writings referred to herein or therein or delivered pursuant hereto or thereto which form a part hereof or thereof contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof or thereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof or thereof.

Section 18.  Successors and Assigns. Other than Section 3.6 which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons, this Agreement shall inure solely to the benefit of and be solely enforceable by the Company, each Stockholder and its respective successors and permitted assignees. This Agreement shall not be assigned by any party hereto or any Stockholder without the express prior written consent of all of the parties hereto, except that the CIG Media Parties and the NBCU Parties may each assign all or any of their rights and obligations hereunder to their Affiliates or to any Stockholder to whom the CIG Media Parties or the NBCU Parties, as the case may be, have transferred Stock in accordance with this Agreement; provided, that no rights under Sections 4, 5 or 9 may be assigned; provided, further, that no such assignment shall relieve the CIG Media Parties and the NBCU Parties, as the case may be, of their respective obligations hereunder with respect to any assignment to their respective Affiliates, with respect to any Stock not transferred or not otherwise transferred in accordance with this Agreement, and with respect to any breach of this Agreement prior to such assignment. For the avoidance of doubt, in the event either the CIG Media Parties or the NBCU Parties, as the case may be, assign all or any of their rights under Section 3.1(b) to one or more Stockholders pursuant to this Section 18, the aggregate number of directors to be designated or nominated, as applicable, by the CIG Media Parties or the NBCU Parties, as the case may be, and such Stockholders shall not exceed the number of directors the CIG Media Parties or the NBCU Parties, as the case may be, are entitled to designate or nominate pursuant to Section 3.1(b) immediately prior to such assignment.

Section 19.  Severability. Whenever possible, each term and provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any term or provision hereof is invalid, illegal or incapable of being enforced by law or public policy, all other terms and provisions hereof shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as

29

possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 20.  Remedies. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the terms and provisions of this Agreement and that each party hereto, each Stockholder and, with respect to Section 3.6, each Person covered thereby, may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief in order to enforce, or prevent any violation of, the provisions hereof, in addition to any other remedy at law or equity.

Section 21.  Notices. All notices, requests, consents and other communications hereunder to any party hereto or any Stockholder shall be deemed to be sufficient if contained in a written instrument delivered in person, by telecopy, by overnight courier or by first class registered or certified mail (return receipt requested, postage prepaid) to such party at the address set forth below (or at such other address or to the attention of such other Person as shall be specified by such party in a notice given in accordance with this Section 21) and to any Stockholder at such address as indicated by the Company’s records (or at such address or to the attention of such other Person as shall be specified by such Stockholder in a notice given in accordance with this Section 21):

(i) if to the Company, to:

ION Media Networks, Inc.
601 Clearwater Park Road
West Palm Beach, Florida 33401
Attention: General Counsel
Tel: 561-659-4122
Fax: 561-655-9424

with a copy to (which shall not constitute notice):

30

Holland & Knight LLP
222 Lakeview Avenue, Suite 1000
West Palm Beach, Florida 33401
Attention: David L. Perry
Tel: 561-650-8314
Fax: 561-650-8399

and

Dow, Lohnes & Albertson, PLLC
1200 New Hampshire Avenue, N.W., Suite 800
Washington, DC 20036
Attention: John R. Feore, Jr.
Tel: 202-776-2000
Fax: 202-776-2222

(ii) if to the CIG Media Parties, to:

CIG Media LLC
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Attention: Matthew B. Hinerfeld
Tel: 312-395-3167
Fax: 312-267-7628

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Telephone: (212) 859-8000
Fax: (212) 859-4000
Attention:        Robert C. Schwenkel
Steven J. Steinman

(iii) if to the NBCU Parties, to:

NBC Universal, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attention: General Counsel
Tel: 212-664-7024
Fax: 212-664-4733

with a copy to (which shall not constitute notice):

Shearman & Sterling LLP
599 Lexington Avenue

31

New York, New York 10022
Attention: John A. Marzulli, Jr.
Tel: 212-848-8590
Fax: 646-848-8590

All such notices, requests, consents and other communications will be deemed to have been given hereunder when received.

Section 22.  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated hereby by, among other things, the mutual waivers and certifications in this Section 22.

Section 23.  Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 24.  Survival of Representations and Warranties. All representations and warranties contained in this Agreement or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby regardless of any investigation made by, or on behalf of, any Stockholder.

Section 25.  Conflicting Agreements. Each Stockholder represents and warrants that such Stockholder (a) has not granted and is not a party to any proxy, voting trust or

32

other agreement which conflicts with any provision of this Agreement and (b) shall not grant any proxy or become party to any voting trust or other agreement which conflicts with any provision of this Agreement.

Section 26.  Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

33

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ION MEDIA NETWORKS, INC.

By:	/s/ Richard Garcia

Name: Richard Garcia Title: Chief Financial Officer

CIG MEDIA LLC

By:	Citadel Limited Partnership, its Portfolio Manager
By:	Citadel Investment Group, L.L.C., its General Partner

/s/ Matthew Hinerfeld

Name: Matthew Hinerfeld Title: Managing Director and Depute General Counsel

NBC UNIVERSAL, INC.

By:	/s/ Lynn A. Calpeter

Name: Lynn A. Calpeter Title: Executive Vice President and Chief Financial Officer

[Signature Page to Stockholders’ Agreement]

EXHIBIT A

JOINDER AGREEMENT

By execution of this Joinder Agreement, the undersigned agrees to be bound by the terms of that certain Stockholders’ Agreement dated as of May 4, 2007, among ION Media Networks, Inc., a Delaware corporation, CIG Media LLC, a Delaware limited liability company, and NBC Universal, Inc., a Delaware corporation (as such agreement may be amended, modified, supplemented or restated from time to time, the “Stockholders’ Agreement”). The undersigned shall have all the rights, observe all the obligations and make all representations and warranties, in each case applicable to a Stockholder (as defined in the Stockholders’ Agreement) assigned to such Person in accordance with the Stockholders’ Agreement and agree to be bound by Section 22 of the Stockholders’ Agreement as if it were a party thereto.

Stockholder Name: ______________

Address for Notices:	with copies to:

By:

Name:

Title:

Date:

EXHIBIT Q to the Master Transaction Agreement

Assignment Agreement

Exhibit Q to the
Master Transaction Agreement

Assignment Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into on May 4, 2007 by and among NBC Universal, Inc., a Delaware corporation (“NBCU”), NBC Palm Beach Investment II, Inc., a California corporation (“NBC Palm Beach II,” and together with NBCU, the “Assignors”), and CIG Media LLC, a Delaware limited liability company (“CIG” or the “Assignee”).

WHEREAS, NBCU, NBC Palm Beach II, NBC Palm Beach Investment I, Inc., a California corporation, CIG, and ION Media Networks, Inc., a Delaware corporation (the “Company”), have entered into that certain Master Transaction Agreement, dated May 3, 2007 (the “Master Transaction Agreement”; unless otherwise defined herein, capitalized terms shall be used herein as defined in the Master Transaction Agreement);

WHEREAS, Section 2.02 of the Master Transaction Agreement provides that on the Commencement Date, (i) NBC Palm Beach II shall assign all of its rights and obligations under the Call Agreement, and (ii) NBCU shall assign all of its rights and obligations arising under the Escrow Agreement and the Noncompete Agreements (the Call Agreement, the Escrow Agreement and the Noncompete Agreements, collectively, the “Assigned Agreements”), in each case, to CIG by executing and delivering to CIG this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein and in the Master Transaction Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignors do hereby agree as follows:

1. Assignment. Effective as of the Commencement Date, the Assignors hereby assign and transfer to the Assignee all of the rights and obligations of the Assignors under the Assigned Agreements and the Assignee hereby accepts such assignment and transfer of all of the rights and obligations of the Assignors under the Assigned Agreements.

2. Assumption. The Assignee hereby assumes all of the rights and obligations of the Assignors under the Assigned Agreements. The Assignee shall be bound by all of the terms and conditions of the Assigned Agreements in the same way such terms obligate the Assignors. The Assignee agrees that, following the Commencement Date, the Assignors shall not have any obligations to Assignee under the Assigned Agreements other than the indemnity obligations set forth in Section 10.21 of the Master Transaction Agreement.

3. Further Assurances. The Assignors hereby covenant and agree, at any time and from time to time after the date of this Agreement, at the Assignee’s reasonable request, to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all further acts, transfers, assignments, and assurances as may be necessary to assign or transfer to the Assignee all of the rights and obligations of the Assignors under the Assigned Agreements.

4. No Assignment Without Consent. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Assignors and the

Assignee (which consent may be granted or withheld in the sole discretion of the Assignors and the Assignee).

5. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

6. Waiver. Any extension or waiver of this Agreement shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Assignee and its permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (other than the Paxson Stockholders), any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either the Assignors or the Assignee. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the assignment and transfer contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

9. Governing Law. This Agreement shall be governed by the laws of the State of New York.

2

IN WITNESS WHEREOF, this Agreement has been executed by the Assignors as of the date first above written.

NBC Universal, Inc.

By:	/s/ Lynn A. Calpeter

Name: Lynn A. Calpeter Title: Executive Vice President and Chief Financial Officer

NBC Palm Beach Investment II, Inc.

By:	/s/ Lynn A. Calpeter

Name: Lynn A. Calpeter Title: Vice President and Treasurer

CIG MEDIA LLC
By:	Citadel Investment Group, L.L.C., its General Partner

By:	Citadel Limited Partnership, its Manager

By:	/s/ Matthew Hinerfeld

Name: Matthew Hinerfeld Title: Managing Director and Deputy General Counsel

3

EXHIBIT R to the Master Transaction Agreement

Call Right Exercise Notice

Exhibit R to the
Master Transaction Agreement

Call Right Exercise Notice

CIG MEDIA LLC c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603

May 4, 2007

Lowell W. Paxson,
Paxson Enterprises and
Second Crystal Diamond Limited Partnership
c/o Lowell W. Paxson
529 South Flagler Drive, 26H
West Palm Beach, Florida  33401
Tel:  561-835-8080
Fax:  561-832-5656

Re:          Call Notice

Dear Mr. Paxson:

                Reference is hereby made to the Call Agreement, dated as of November 7, 2005 (the “Call Agreement”), by and among Lowell W. Paxson, Second Crystal Diamond Limited Partnership, a Nevada limited partnership, Paxson Enterprises, Inc., a Nevada corporation (collectively, the “Call Stockholders”), and NBC Palm Beach Investment II, Inc., a California corporation. All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Call Agreement.

                In accordance with Sections 2.1(b) and 2.2(a) of the Call Agreement, we, in our capacity as a Permitted Transferee, hereby exercise the Call Right and notify you of our intention to purchase from the Call Stockholders all the Call Shares for an aggregate purchase price of $6,274,140.81.

                Please note that the Call Closing will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004 at 10:00 a.m. within three Business Days after the conditions set forth in Section 2.3(a) of the Call Agreement have been satisfied or waived in accordance with the Call Agreement, subject as required by Section 2.3(b) of the Call Agreement.

Very truly yours,

CIG MEDIA LLC
By:	Citadel Investment Group, L.L.C.,
its General Partner

By:	Citadel Limited Partnership,
its Manager

By:	/s/ Matthew Hinerfeld
Name: Matthew Hinerfeld
Title: Managing Director and Deputy General Counsel

cc.	Wiley Rein LLP 7925 Jones Branch Drive McLean, Virginia 22102 Tel: 703-9-7000 Fax: 202-719-7049

cc.	ION Media Networks, Inc. 601 Clearwater Park Road West Palm Beach, Florida 33401 Attention: General Counsel Tel: 561-659-4122 Fax: 561-655-9424

EXHIBIT S to the Master Transaction Agreement

Form of Restated Certificate of Incorporation

Exhibit S
to the Master Transaction Agreement
Form of Restated Certificate of Incorporation

ION MEDIA NETWORKS, INC.

Proposed Resolutions
of the Board of Directors
Authorizing A Reverse Stock Split

WHEREAS, a special meeting of the Board of Directors of Ion Media Networks, Inc., (the “Corporation”) was held on _______________ ___, 2007 (the “Meeting”); and

WHEREAS, for the reasons discussed at the Meeting, the Board of Directors deems it advisable and in the best interests of the Corporation to approve and declare advisable an amendment to the Certificate of Incorporation of the Corporation in order effect a reverse split of the issued and outstanding shares of the Corporation’s Class A Common Stock, par value $0.001 per share (the “Class A Common”), and Class B Common Stock, par value $0.001 per share (the “Class B Common”) by combining the Corporation’s outstanding shares of Class A Common and Class B Common into a lesser number of shares.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation hereby approves and declares it advisable that the Certificate of Incorporation of the Corporation be amended by adding to the end of Article Fourth of the Certificate of Incorporation the paragraphs set forth in the Certificate of Amendment of Certificate of Incorporation attached hereto as Exhibit A.

RESOLVED, that the above-described amendment be submitted for approval by stockholders of the Corporation, which approval the Board of Directors hereby recommends; and it is further

RESOLVED, that the Board of Directors of the Corporation may abandon such proposed amendment, before or after stockholder approval thereof, without further action by the stockholders at any time prior to the effectiveness of the Certificate of Amendment of Certificate of Incorporation setting forth the above described amendment; and it is further

RESOLVED, that upon the approval of the stockholders, the officers of the Corporation be, and each of them hereby is,

authorized, empowered and directed, for and on behalf of the Corporation, to execute and file, or cause to be filed, a Certificate of Amendment of Certificate of Incorporation of the Corporation, setting forth the above described amendment, with the Secretary of State of the State of Delaware; and it is further

RESOLVED, that each of the officers of the Corporation is hereby authorized and directed, to take all such further action and to prepare, execute, acknowledge, file, deliver and record all such further documents and instruments by and on behalf of the Corporation, and in the name of the Corporation, or otherwise, as in his or her judgment shall be necessary, appropriate or advisable in order to fully carry out the intent and to accomplish the execution of the purposes of the foregoing resolutions.

2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ION MEDIA NETWORKS, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

                                ION Media Networks, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

                                FIRST:    The Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraphs at the end of Article Fourth:

“Upon the Certificate of Amendment of Certificate of Incorporation of the Corporation containing this paragraph becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), (i) each share of Class A Common issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as and combined into [___] of a share (the “Reverse Stock Split Ratio”) of Class A Common[1] and (ii) each share of Class B Common issued and

__________________________

[1] The Reverse Stock Split Ratio will be fixed following the completion of the Tender Offer for shares of Class A Common of the Corporation to be made by CIG Media LLC, a Delaware limited liability company (“CIG”), pursuant to the Master Transaction Agreement by and among the Corporation, NBC Universal, Inc., a Delaware corporation (“NBCU”), NBC Palm Beach Investment I, Inc., a California corporation (“NBC Palm Beach I”), NBC Palm Beach Investment II, Inc., a California corporation (“NBC Palm Beach II,” and together with NBCU and NBC Palm Beach I, the “NBCU Entities”), and CIG, and will be fixed by the Board (with the concurrence of NBCU and CIG) at the lowest number such that all holders of Class A Common other than CIG will be eligible to receive, in respect of all such shares held by such holder, less than a whole share of Class A Common upon effectuation of the reverse stock split, and if CIG does not own the greatest number of shares of Class A Common immediately prior to the Effective Time, the Reverse Stock Split Ratio shall be fixed at the lowest number such that all holders of Class A Common would be entitled to receive, in respect of all shares held by each such holder, less than a whole share of Class A Common upon effectuation of the Reverse Stock Split.

outstanding immediately prior to the Effective Time, shall be automatically reclassified as and combined into a fractional number of fully paid and nonassessable shares of Class B Common at the Reverse Stock Split Ratio.

Any stock certificate that, immediately prior to the Effective Time, represented shares of Class A Common or Class B Common will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Class A Common or Class B Common, respectively, as equals the product obtained by multiplying the number of shares of Class A Common or Class B Common Stock, respectively, represented by such certificate immediately prior to the Effective Time by the Reverse Stock Split Ratio. No fractional shares of Class A Common shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the holders of Class A Common would otherwise be entitled, the Corporation shall, upon proper surrender of any certificates formerly representing shares of Class A Common, pay cash determined by multiplying the number of shares represented by such certificate prior to the Reverse Stock Split by $1.45. Fractional shares of Class B Common as a result of the Reverse Stock Split shall remain outstanding, and certificates or scrip for such fractional shares of Class B Common shall be issued.

Notwithstanding the foregoing, the shares of Class A Common held by the Corporation as treasury stock or held by any subsidiary of the Corporation shall be cancelled.”

                                SECOND:       The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

                                IN WITNESS WHEREOF, ION Media Networks, Inc. has caused this Certificate to be executed by its duly authorized officer, this ____ day of ______ 2007.

ION MEDIA NETWORKS, INC.

By:___________________________
Name:
Office:

4

EXHIBIT T to the Master Transaction Agreement

Form of Certificate of Amendment

Exhibit T
to the Master Transaction Agreement

Form of Certificate of Amendment

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ION MEDIA NETWORKS, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

ION Media Networks, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The Certificate of Incorporation of the Corporation is hereby amended by amending in its entirety the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the 9 ¾% Series A Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof to read as attached hereto as Exhibit A.

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ION Media Networks, Inc. has caused this Certificate to be executed by its duly authorized officer, this ____ day of ______ 2007.

ION MEDIA NETWORKS, INC.
By:
Name:
Office:

Exhibit A

AMENDED CERTIFICATE OF DESIGNATION OF THE POWERS,

PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL AND OTHER SPECIAL RIGHTS OF 9 3/4% SERIES A

CONVERTIBLE PREFERRED STOCK AND QUALIFICATIONS,

LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

(a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the “9 3/4% Series A Convertible Preferred Stock”. The number of shares constituting such class shall be 17,500 and are referred to as the “Convertible Preferred Stock.” The liquidation preference of the Convertible Preferred Stock shall be $10,000.00 per share.

(b) Rank. The Convertible Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Convertible Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation, including the Junior Preferred Stock (collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Securities”); (ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Convertible Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution (collectively referred to as “Parity Securities”); and (iii) junior to the NBCU Series B Preferred Stock and to the 13 ¼% Cumulative Junior Preferred Stock, with a liquidation value of $10,000 per share, to the Senior Preferred Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Convertible Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation (collectively referred to as “Senior Securities”).

(c) Dividends.

(i) Beginning on the Issue Date, the Holders of the outstanding shares of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Convertible Preferred Stock, at a rate per annum equal to 9 3/4% of the liquidation preference per share of the Convertible Preferred Stock, payable quarterly. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing September 30, 1998. Dividends may be paid, at the Corporation’s option, on any Dividend Payment Date either in cash or by the issuance of additional shares of Convertible Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends or by the issuance of shares of Class A Common Stock (and payment of cash in lieu of fractional shares) having a value, based upon the average Common Stock Trading Price as of the consecutive five trading days ending two Business Days prior to the Dividend Payment Date equal to the amount of such dividends. In the event that dividends are declared and paid through the issuance of additional shares of Convertible Preferred Stock or Class A Common Stock, as herein provided, such dividends shall be deemed paid in full and will not accumulate. Each dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of shares of the Convertible Preferred Stock on the date of the redemption of such shares unless the Corporation shall have failed to pay the relevant Redemption Price on the date fixed for redemption.

(ii) All dividends paid with respect to shares of the Convertible Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

(iii) Unpaid dividends accumulating on the Convertible Preferred Stock for any past dividend period and dividends in connection with any Redemption may be declared and paid at any time, without references to any regular Dividend Payment Date, to holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

(iv) Dividends payable on the Convertible Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

(v) Notwithstanding paragraph (c)(i) above, if the Company elects to pay dividends on any Dividend Payment Date in shares of Class A Common Stock and such shares are not freely tradable without volume or manner of sale limitations under the Securities Act by any Holder which is not an Affiliate of the Corporation, the dividend rate for the Quarterly Period for which the dividend is being paid shall be increased to 12 1/4% per annum. For purposes of the prior sentence, the shares of Class A Common Stock shall be deemed not freely tradable, unless the certificates evidencing such shares are delivered to the Holders without any restrictive legend appearing thereon and are accompanied by a copy of an Opinion of Counsel addressed to the Corporation to the effect that such shares of Class A Common Stock are freely tradable without volume or manner of sale limitations under the Securities Act by a Holder who is not an Affiliate of the Corporation.

(d) Liquidation Preference.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to the liquidation preference for each share outstanding, plus without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities including, without limitation, the Common Stock of the Corporation. Except as provided in the preceding sentence, Holders of Convertible Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Convertible Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

(ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

(e) Redemption.

(i) Redemption. (A) The Corporation may, at the option of the Board of Directors, redeem at any time, in whole or in part, in the manner provided for in paragraph (e)(ii) hereof, any or all of the shares of the Convertible Preferred Stock, at the redemption price per share equal to the sum of (x) $10,000 and (y) an amount equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the “Redemption Price”).

(B) In the event of a redemption pursuant to paragraph (e)(i)(A) hereof of only a portion of the then outstanding shares of the Convertible Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder of the Convertible Preferred Stock, except that the Corporation may redeem all shares held by any Holders of fewer than one share (or shares held by Holders who would hold less than one share as a result of such redemption), as may be determined by the Corporation, provided, that no Redemption shall be authorized or made unless prior thereto full accumulated and unpaid dividends are declared and paid in full in cash, or declared and a sum in cash set apart sufficient for such payment, on the Convertible Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date.

(ii) Procedures for Redemption. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for redemption of the Convertible Preferred Stock, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Convertible Preferred Stock at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Convertible Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

(1) that the redemption is pursuant to paragraph (e)(i)(A) hereof;

(2) the Redemption Price;

(3) whether all or less than all the outstanding shares of the Convertible Preferred Stock are to be redeemed and the total number of shares of the Convertible Preferred Stock being redeemed;

(4) the date fixed for redemption;

(5) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Convertible Preferred Stock to be redeemed; and

(6) that dividends on the shares of the Convertible Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

(B) Each Holder of Convertible Preferred Stock shall surrender the certificate or certificates representing such shares of Convertible Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable Redemption Price, dividends on the Convertible Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (ii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Redemption Price.

(f) Voting Rights.

Except as otherwise provided by law, the Holders of Convertible Preferred Stock shall not be entitled to vote on any matters submitted for a vote to the holders of the Corporation’s common stock. Upon the filing of the Certificate of Amendment of the Certificate of Incorporation containing this sentence (the “Amendment”), the term of any director elected by the Holders of Convertible Preferred Stock prior to the filing of such Certificate of Amendment of the Certificate of Incorporation shall automatically end and such director shall immediately cease to be a member of the Board of Directors.

(g) Conversion.

(i) Shares of the Convertible Preferred Stock will be convertible at the option of the Holder thereof, at any time and from time to time, into a number of shares of Class A Common Stock equal to the aggregate liquidation preference amount of the shares of Convertible Preferred Stock surrendered for conversion divided by the Conversion Price as then in effect, except that, if shares of Convertible Preferred Stock are called for redemption, the conversion right will terminate at the close of business on the Redemption Date. No fractional shares or securities representing fractional shares of Class A Common Stock will be issued upon conversion; in lieu of fractional shares of Class A Common Stock, the Company will, at its option, either round up the number of shares to be issued to the nearest whole share or pay a cash adjustment based upon the current market price of the Class A Common Stock at the close of business on the first Business Day preceding the date of conversion. The Convertible Preferred Stock shall be converted by the holder thereof by surrendering the certificate or certificates representing the shares of Convertible Preferred Stock to be converted, appropriately completed, to the transfer agent for the Class A Common Stock. The transfer agent shall issue one or more certificates representing the Class A Common Stock to be issued in the conversion in the name of names requested by the Holder. The transfer agent will deliver to the Holder a new certificate representing the shares of Convertible Preferred Stock in excess of those being surrendered for conversion. Effective as of the filing of the Amendment, the Conversion Price shall be $16.00 (the “Conversion Price”). Such Conversion Price shall be adjusted as hereinafter provided.

(ii) (A) In case the Company shall (I) pay a dividend or distribution in shares of its Class A Common Stock on its shares of Class A Common Stock, (II) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (III) combine its outstanding shares of Class A Common Stock into a smaller number of shares, or (IV) issue, by reclassification of its shares of Class A Common Stock, any shares of its capital stock (each such transaction being called a “Stock Transaction”), then and in each such case, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of a share of Convertible Preferred Stock surrendered for conversion after the record date fixing stockholders to be affected by such Stock Transaction shall be entitled to receive upon conversion the number of such shares of Class A Common Stock which such Holder would have been entitled to receive after the happening of such event had such share of Convertible Preferred Stock been converted immediately prior to such record date. Such adjustment shall be made whenever any of such events shall happen, but shall also be effective retroactively as to shares of Convertible Preferred Stock converted between such record date and the date of the happening of any such event.

(B) In the event the Company shall, at any time or from time to time while any shares of Convertible Preferred Stock are outstanding, issue, sell or distribute any right or warrant to purchase, acquire or subscribe for shares of Class A Common Stock (including a right or warrant with respect to any security convertible into or exchangeable for shares of Class A Common Stock) generally to holders of Common Stock (including by way of a reclassification of shares or a recapitalization of the Company), for a consideration on the date of such issuance, sale or exchange less than the Common Stock Trading Price of the shares of Class A Common Stock underlying such rights or warrants on the date of such issuance, sale or distribution, then and in each case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction the numerator of which shall be the sum of (I) the Common Stock Trading Price per share of Common Stock on the first trading date after the date of the public announcement of the actual terms (including the price terms) of such issuance, sale or distribution multiplied by the number of shares of Class A Common Stock outstanding immediately prior to such issuance, sale or exchange plus (II) the aggregate Fair Market Value of the consideration to be received by the Company in respect of such issuance, sale or distribution of the shares of Class A Common Stock underlying such right or warrant, and the denominator of which shall be the Common Stock Trading Price per share of Class A Common Stock on the trading day immediately preceding the public announcement of the actual terms (including the pricing terms) of such issuance, sale or exchange multiplied by the aggregate number of shares of Class A Common Stock (I) outstanding immediately prior to such issuance, sale or distribution plus (II) underlying such rights or warrants at the time of such issuance. For the purposes of the preceding sentence, the aggregate consideration receivable by the Company in connection with the issuance, sale or exchange of any such right or warrant shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such rights or warrants.

(C) In the event the Company shall, at any time or from time to time while any shares of Convertible Preferred Stock are outstanding, repurchase or redeem any portion of the Class A Common Stock from holders generally at a premium over the Common Stock Trading Price thereof on the next trading day immediately preceding the consummation of such repurchase or redemption (a “Repurchase”), then and in the case of each Repurchase the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying such conversion price by the fraction the numerator of which is (I) the product of (x) the number of shares of Class A Common Stock outstanding immediately before such repurchase or redemption multiplied by (y) the Common Stock Trading Price per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase minus (II) the aggregate purchase price of the Repurchase and the denominator of which shall be the product of (x) the number of shares of Class A Common Stock outstanding immediately before such Repurchase minus the number of shares of Class A Common Stock repurchased or redeemed by the Company multiplied by (y) the Common Stock Trading Price per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase. Such adjustment shall be made whenever any such events shall happen, but shall also be effective retroactively as to shares of Convertible Preferred Stock converted between such record date and the date of the happening of any such event.

(D) In the event the Company shall at any time or from time to time while any shares of Convertible Preferred Stock are outstanding declare, order, pay or make a dividend or other distribution generally to holders of Common Stock in stock or other securities or rights or warrants to subscribe for securities of the Company or any of its subsidiaries or evidences of indebtedness of the Company or any other person on its Class A Common Stock or pay any Extraordinary Cash Dividend, (other than any dividend or distribution on the Class A Common Stock (I) referred to in paragraphs (A), (B) or (C) above or (II) if in conjunction therewith the Company declares and pays or makes a dividend or distribution on each share of Convertible Preferred Stock which is the same as the dividend or distribution that would have been made or paid with respect to such share of Convertible Preferred Stock had such share been converted into shares of Class A Common Stock immediately prior to the record date for any such dividend or distribution on the Class A Common Stock), then, and in each such case, an appropriate adjustment to the Conversion Price shall be made so that the Holder of each share of Convertible Preferred Stock shall be entitled to receive, upon the conversion thereof, the number of shares of Class A Common Stock determined by multiplying (x) the number of shares of Class A Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (y) a fraction, the numerator of which shall be the Common Stock Trading Price per share of Class A Common Stock as of such record date, and the denominator of which shall be such Common Stock Trading Price per share of Class A Common Stock less the Fair Market Value per share of Class A Common Stock of such dividend or distribution (as determined in good faith by the Board of Directors, as evidenced by a Board Resolution mailed to each holder of shares of Convertible Preferred Stock). An adjustment made pursuant to this paragraph (D) shall be made upon the opening of business on the next business day following the date on which any such dividend or distribution is made and shall be effective retroactively immediately after the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution.

(iii) No adjustment in the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Company may, to the extent permitted by law, make such reductions in the Conversion Price in addition to those described in paragraph (ii) above as it, in its sole discretion, shall determine to be advisable in order that certain stock related distributions hereafter made by the Company to its stockholders shall not be taxable to such stockholders.

(iv) Holders of shares of Convertible Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Dividend Record Date and on or prior to such Dividend Payment Date. However, shares of Convertible Preferred Stock surrendered for conversion during the period between the opening of business on any Dividend Record Date and the close of business on the corresponding Dividend Payment Date (except shares of Convertible Preferred Stock called for redemption on a Redemption Date during such period) must be accompanied by payment of an amount equal to the dividend payment with respect to such shares of Convertible Preferred Stock presented for conversion on such Dividend Payment Date; provided, however, that no such payment need be made if, at the time of conversion, dividends payable on the shares of Convertible Preferred Stock outstanding are in arrears for more than 30 days beyond the previous Dividend Payment Date. The dividend payment with respect to shares of Convertible Preferred Stock called for redemption on a Redemption Date during the period between the opening of business on a Dividend Record Date and the close of business on the corresponding Dividend Payment Date shall be payable on that Dividend Payment Date to the Holder of such shares at the close of business on the Dividend Record Date notwithstanding the conversion of such shares after the opening of business on such Dividend Record Date and on or prior to the close of business on such Dividend Payment Date, and the holder of such shares need not make a payment equal to the dividend payment amount upon surrender of such shares for conversion. A holder of shares of Convertible Preferred Stock on a Dividend Record Date who converts such shares on or after the corresponding Dividend Payment Date will receive the dividend payable by the Company on such shares of Convertible Preferred Stock on such date and need not include payment in the amount of such dividend upon surrender of such shares of Convertible Preferred Stock for conversion. Except as provided above, the Company shall make no payments or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Class A Common Stock issued upon such conversion. The Company will not issue fractional shares of Class A Common Stock upon conversion of shares of Convertible Preferred Stock and, in lieu thereof, will at its option, either round up the number of shares to be issued to the nearest whole share or pay a cash adjustment based upon the Common Stock Trading Price of the Class A Common Stock (determined as set forth in the Certificate of Designation) on the last business day prior to the date of conversion.

(v) In the event of any capital reorganization (other than a capital reorganization covered by paragraph (ii) (D) above) or reclassification of outstanding shares of Class A Common Stock (other than a reclassification covered by paragraph (ii) (A) above), or in case of any merger, consolidation or other corporate combination of the Company with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety (each of the foregoing being referred to as a “Transaction”), each share of Convertible Preferred Stock shall continue to remain outstanding if the Company is the Surviving Person (as defined below) of such Transaction, and shall be subject to all the provisions, as in effect prior to such Transaction, or if the Company is not the Surviving Person, each share of Convertible Preferred Stock shall be exchanged for a new series of convertible preferred stock of the Surviving Person, or in the case of a Surviving Person other than a corporation, comparable securities of such Surviving Person, in either case having economic terms as nearly equivalent as possible to, and with the same voting and other rights as, the Convertible Preferred Stock including entitling the holder thereof to receive, upon presentation of the certificate therefor to the Surviving Person subsequent to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Class A Common Stock into which one share of Convertible Preferred Stock was convertible immediately prior to such Transaction. In case securities or property other than Common stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph (v) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

Notwithstanding anything contained herein to the contrary, the Company will not effect any Transaction unless, prior to the consummation thereof, (A) proper provision is made to ensure that the holders of shares of Convertible Preferred Stock will be entitled to receive the benefits afforded by this paragraph (v), and (B) if, following the Change in Control, one or more entitles other than the Company shall be required to deliver securities or other property upon the conversion of the Convertible Preferred Stock, such entity or entities shall assume, by written instrument delivered to each holder of shares of Convertible Preferred Stock the obligation to deliver to such holder the amount in cash to which, in accordance with the foregoing provisions, such holder is entitled.

For purposes of this paragraph (v), the following terms shall have the meanings ascribed to them below:

“Surviving Person” shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Company, or the Person consolidating with or merging into the Company in a merger, consolidation or other corporate combination in which the Company is the continuing or surviving Person, but in connection with which the Convertible Preferred Stock or Common Stock of the Company is exchanged, converted or reclassified into the securities of any other Person or cash or any other property.

(A) At the time of the Exchange, the Corporation shall deliver Debentures which may be resold by the holder thereof to the public without delivering a prospectus under the Securities Act.

(h) Conversion or Exchange. Other than as set forth in paragraph (g) above, the Holders of shares of Convertible Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

(i) Reissuance of Convertible Preferred Stock. Shares of Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares as Convertible Preferred Stock must be in compliance with the terms hereof.

(j) Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

(k) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” means, for any Person, a Person who, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such other Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Board of Directors” means the Board of Directors of the Corporation.

“Board Resolution” means a copy of a resolution certified pursuant to an Officers’ Certificate to have been duly adopted by the Board of Directors of the Corporation and to be in full force and effect, and delivered to the Holders.

“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation as filed with the Secretary of State of the State of Delaware, as amended.

“Class A Common Stock” means the Class A Common Stock, par value $.001 per share, of the Corporation.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Common Stock Trading Price” on any date means, with respect to the Class A Common Stock, the Closing Price for the Class A Common Stock on such date. The “Closing Price” on any date shall mean the last sale price for the Class A Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the Board of Directors or, in the event that no trading price is available for the Class A Common Stock, the fair market value of the Class A Common Stock, as determined in good faith by the Board of Directors.

“Conversion Price” shall have the meaning ascribed to it in paragraph (g) (i) hereof.

“Convertible Preferred Stock” shall have the meaning ascribed to it in paragraph (a) hereof.

“Corporation” means ION Media Networks, Inc. a Delaware corporation.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year.

“Dividend Period” means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

“Dividend Record Date” means March 15, June 15, September 15 and December 15 of each year.

“Extraordinary Cash Dividend” means cash dividends with respect to the Class A Common Stock the aggregate amount of which in any fiscal year exceeds 10% of Adjusted EBITDA of the Company and its subsidiaries for the fiscal year immediately preceding the payment of such dividend.

“Fair Market Value” of any consideration other than cash or of any securities shall mean the amount which a willing buyer would pay to a willing seller in an arm’s length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof.

“Holder” means a holder of shares of Convertible Preferred Stock as reflected in the stock books of the Corporation.

“Initial Dividend Period” means the dividend period commencing on the Issue Date and ending on September 30, 1998.

“Issue Date” means the date of original issuance of the Convertible Preferred Stock.

“Junior Preferred Stock” means, collectively, (i) Series B Convertible Preferred, (ii) Series C Preferred Stock, (iii) Series D Convertible Preferred, (iv) Series E-1 Convertible Preferred, (v) Series E-2 Convertible Preferred, and (vi) Series F Non-Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Junior Securities” shall have the meaning ascribed to it in paragraph (b) hereof.

“Master Transaction Agreement” means the Master Transaction Agreement dated as of May 3, 2007 among the Corporation, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc., and CIG Media LLC, as may be amended, modified or restated from time to time.

“NBCU Series B Preferred” means 11% Series B Convertible Exchangeable Preferred Stock, par value $0.001 per share, of the Corporation, with a liquidation preference of $10,000 per share, as it may be modified or amended from time to time.

“Officers’ Certificate” means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

“Opinion of Counsel” means an opinion of counsel that, in such counsel’s opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under “Officers’ Certificate”.

“Parity Securities” shall have the meaning ascribed to it in paragraph (b) hereof.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Quarterly Dividend Period” shall mean the quarterly period commencing on each March 31, June 30, September 30 and December 31 and ending on the next succeeding Dividend Payment Date, respectively.

“Redemption Date”, with respect to any shares of Convertible Preferred Stock, means the date on which such shares of Convertible Preferred Stock are redeemed by the Corporation.

“Redemption Notice” shall have the meaning ascribed to it in paragraph (e)(iii) hereof.

“Redemption Price” shall have the meaning ascribed to it in paragraph (e)(i) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Preferred Stock” means collectively, (i) 14.75% Preferred, (ii) Series A-1 Convertible Preferred, (iii) Series A-2 Preferred Stock, (iv) Series A-3 Convertible Preferred, and (v) Series C Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Senior Securities” shall have the meaning ascribed to it in paragraph (b) hereof.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ION MEDIA NETWORKS, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

ION Media Networks, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The Certificate of Incorporation of the Corporation is hereby amended by amending in its entirety the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the 13 ¼% Cumulative Junior Exchangeable Preferred Stock and Qualifications, Limitations and Restrictions Thereof to read as attached hereto as Exhibit A.

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ION Media Networks, Inc. has caused this Certificate to be executed by its duly authorized officer, this ____ day of ______ 2007.

ION MEDIA NETWORKS, INC.
By:
Name:
Office:

Exhibit A

AMENDED CERTIFICATE OF DESIGNATION OF THE POWERS,

PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL AND OTHER SPECIAL RIGHTS OF 13 1/4% CUMULATIVE

JUNIOR EXCHANGEABLE PREFERRED STOCK AND QUALIFICATIONS,

LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

I. DESIGNATION. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the “13 1/4% Cumulative Junior Preferred Stock”. The number of shares constituting such class shall be 72,000 and are referred to as the “Junior Preferred Stock.” The liquidation preference of the Junior Preferred Stock shall be $10,000.00 per share.

II. RANK. The Junior Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation, rank (i) senior to the Convertible Preferred Stock, to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Junior Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation and the Convertible Preferred Stock, as “Junior Securities”); (ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Junior Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution, including the Series C Convertible Preferred Stock (collectively referred to as “Parity Securities”); and (iii) junior to the NBCU Series B Preferred, the Senior Preferred Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Junior Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation (collectively referred to as “Senior Securities”).

III. DIVIDENDS.

A. Beginning on the Issue Date, the Holders of the outstanding shares of Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Junior Preferred Stock, at a rate per annum equal to 13 1/4% of the liquidation preference per share of the Junior Preferred Stock, payable semi-annually. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and shall be payable semi-annually in arrears on each Dividend Payment Date, commencing November 15, 1998. Dividends may be paid, at the

Corporation’s option, on any Dividend Payment Date either in cash or by the issuance of additional shares of Junior Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. In the event that dividends are declared and paid through the issuance of additional shares of Junior Preferred Stock, as herein provided, such dividends shall be deemed paid in full and will not accumulate. If any dividend payable on any Dividend Payment Date subsequent to May 15, 2003 is not paid in full in cash, the per annum dividend rate will be increased by 1.00% per annum for such dividend payment period. After the date of which such dividend is paid in cash, the dividend rate will revert to the rate originally borne by the Junior Preferred Stock. Each dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of shares of the Junior Preferred Stock on the date of the earlier redemption of such shares unless the Corporation shall have failed to pay the relevant redemption price on the date fixed for redemption.

B. All dividends paid with respect to shares of the Junior Preferred Stock pursuant to paragraph (c)(i) shall be paid PRO RATA to the Holders entitled thereto.

C. Unpaid dividends accumulating on the Junior Preferred Stock for any past Dividend Period and dividends in connection with any optional redemption may be declared and paid at any time, without references to any regular Dividend Payment Date, to holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

D. Dividends payable on the Junior Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

IV. LIQUIDATION PREFERENCE.

A. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Junior Preferred Stock then outstanding shall initially be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to the liquidation preference for each share outstanding, plus without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities including, without limitation, the Convertible Preferred Stock and Common Stock of the Corporation. Except as provided in the preceding sentence, Holders of Junior Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Junior Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

B. For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

V. REDEMPTION.

A. (A)The Corporation may, at the option of the Board of Directors, redeem at any time, in whole or in part, in the manner provided for in paragraph (e)(iii) hereof, any or all of the shares of the Junior Preferred Stock, at the redemption price per share equal to the sum of (x) $10,000 and (y) an amount equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the “ Redemption Price”).

(B) [Intentionally Omitted]

(C) In the event of a redemption pursuant to paragraph (e)(i)(A) hereof of only a portion of the then outstanding shares of the Junior Preferred Stock, the Corporation shall effect such redemption on a PRO RATA basis according to the number of shares held by each Holder of the Junior Preferred Stock, except that the Corporation may redeem all shares held by any Holders of fewer than one share (or shares held by Holders who would hold less than one share as a result of such redemption), as may be determined by the Corporation, PROVIDED that no redemption shall be authorized or made unless prior thereto full accumulated and unpaid dividends are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Junior Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date.

B. [Intentionally Omitted]

C. PROCEDURES FOR REDEMPTION. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Junior Preferred Stock, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Junior Preferred Stock at such Holder’s address as it appears on the stock books of the Corporation, PROVIDED that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Junior Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

a. that the redemption is pursuant to paragraph (e)(i)(A) hereof;

b. the Redemption Price;

c. whether all or less than all the outstanding shares of the Junior Preferred Stock are to be redeemed and the total number of shares of the Junior Preferred Stock being redeemed;

d. the date fixed for redemption;

e. that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Junior Preferred Stock to be redeemed; and

f. that dividends on the shares of the Junior Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

(B) Each Holder of Junior Preferred Stock shall surrender the certificate or certificates representing such shares of Junior Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Junior Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Redemption Price, without interest; PROVIDED, HOWEVER, that if a notice of redemption shall have been given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Optional Redemption Price, without interest.

VI. VOTING RIGHTS.

Except as otherwise provided by law, the Holders of Junior Preferred Stock shall not be entitled to vote on any matters submitted for a vote to the holders of the Corporation’s common stock. Upon the filing of the Certificate of Amendment to the Certificate of Incorporation adding this sentence, the term of any director elected by the Holders of Junior Preferred Stock prior to the filing of such Certificate of Amendment of the Certificate of Incorporation shall automatically end and such director shall immediately cease to be a member of the Board of Directors.

VII. [INTENTIONALLY OMITTED].

VIII. CONVERSION OR EXCHANGE. The Holders of shares of Junior Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

IX. REISSUANCE OF JUNIOR PREFERRED STOCK. Shares of Junior Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; PROVIDED that any issuance of such shares as Junior Preferred Stock must be in compliance with the terms hereof.

X. BUSINESS DAY. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

XI. DEFINITIONS. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“BOARD OF DIRECTORS” means the Board of Directors of the Corporation.

“BUSINESS DAY” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“CAPITAL STOCK” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“CERTIFICATE OF INCORPORATION” means the Certificate of Incorporation of the Corporation as filed with the Secretary of State of the State of Delaware, as amended.

“COMMON STOCK” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“CONVERTIBLE PREFERRED STOCK” shall mean, collectively, (i) Series B Convertible Preferred, (ii) Series C Preferred Stock, (iii) Series D Convertible Preferred, (iv) Series E-1 Convertible Preferred, (v) Series E-2 Convertible Preferred, (vi) Series F Non-Convertible Preferred, and (vii) 9.75% Preferred in each case as defined in the Master Transaction Agreement.

“CORPORATION” means ION Media Networks, Inc., a Delaware corporation.

“DIVIDEND PAYMENT DATE” means May 15 and November 15 of each year commencing November 15, 1998.

“DIVIDEND PERIOD” means the Initial Dividend Period and, thereafter, each Semi-annual Dividend Period.

“DIVIDEND RECORD DATE” means May 1 and November 1 of each year.

“HOLDER” means a holder of shares of Junior Preferred Stock as reflected in the stock books of the Corporation.

“INITIAL DIVIDEND PERIOD” means the dividend period commencing on the Issue Date and ending on November 15, 1998.

“ISSUE DATE” means the date of the original issuance of the Junior Preferred Stock.

“JUNIOR PREFERRED STOCK” shall have the meaning ascribed to it in paragraph (a) hereof.

“JUNIOR SECURITIES” shall have the meaning ascribed to it in paragraph (b) hereof.

“MASTER TRANSACTION AGREEMENT” shall mean the Master Transaction Agreement dated as of May 3, 2007 among the Corporation, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc., and CIG Media LLC, as may be amended, modified or restated from time to time.

“NBCU SERIES B PREFERRED” means 11% Series B Convertible Exchangeable Preferred Stock, par value $0.001 per share, of the Corporation, with a liquidation preference of $10,000 per share, as it may be modified or amended from time to time.

“PARITY SECURITIES” shall have the meaning ascribed to it in paragraph (b) hereof.

“PERSON” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“PREFERRED STOCK” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“REDEMPTION DATE”, with respect to any shares of Junior Preferred Stock, means the date on which such shares of Junior Preferred Stock are redeemed by the Corporation.

“REDEMPTION NOTICE” shall have the meaning ascribed to it in paragraph (e)(iii) hereof.

“REDEMPTION PRICE” shall have the meaning ascribed to it in paragraph (e)(i) hereof.

“SEMI-ANNUAL DIVIDEND PERIOD” shall mean the semi-annual period commencing on each May 15 and November 15 and ending on the next succeeding Dividend Payment Date, respectively.

“SENIOR PREFERRED STOCK” shall mean collectively, (i) Series A-1 Convertible Preferred, (ii) Series A-2 Preferred Stock, and (iii) Series A-3 Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“SENIOR SECURITIES” shall have the meaning ascribed to it in paragraph (b) hereof.

“SERIES C CONVERTIBLE PREFERRED STOCK” shall mean the Series C Convertible Preferred Stock, as such term is defined in the Master transaction Agreement.

EXHIBIT U to the Master Transaction Agreement

Warrant

Exhibit U
to the Master Transaction Agreement

WARRANT

THIS WARRANT AND THE SHARES OF COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NO SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED EXCEPT PURSUANT TO (1) AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, PROVIDED THAT THE COMPANY RECEIVES AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED, OR (2) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS’ AGREEMENT, DATED AS OF May 4, 2007 (THE “STOCKHOLDERS’ AGREEMENT”), AMONG ION MEDIA NETWORKS, INC., CIG MEDIA LLC AND NBC UNIVERSAL, INC., AS THE SAME MAY BE AMENDED, RESTATED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME. UPON WRITTEN REQUEST, A COPY OF THE STOCKHOLDERS’ AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF.

Class A Common Stock Purchase Warrant
Date of Issuance: May 4, 2007
Warrant No. 2007-1

ION MEDIA NETWORKS, INC.

Warrant Certificate

ION Media Networks, Inc. (the “Company”), for value received, hereby certifies that CIG Media LLC, a Delaware limited liability company (“CIG Media”), or registered assigns (the “Holder”), is entitled, subject to the terms of this Warrant (the “Warrant”) as set forth below, to purchase from the Company, during the Exercise Period (as defined in Section 1(a)), a maximum of 100,000,000 shares (the “Warrant Shares”) of Class A Common Stock of the Company, par value $0.001 per share (the “Class A Common Stock”) at a price per share equal to the Exercise Price (as defined in Section 1(c)). The number of Warrant Shares and the Exercise Price are subject to adjustment from time to time as hereinafter provided.

The Warrant is issued under and in accordance with that certain Master Transaction Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Master Agreement”) made and entered into as of May 3, 2007, by and among the Company, NBC Universal, Inc., a Delaware corporation (“NBCU”), NBC Palm Beach Investment I, Inc., a California corporation, NBC Palm Beach Investment II, Inc., a California corporation, and CIG Media. The Warrant and the Warrant Shares are entitled to the benefits of that certain Registration Rights Agreement, dated May 4, 2007, among the Company, CIG Media and NBCU (as amended, restated, supplemented or otherwise modified from time to time, the “Registration Rights Agreement”). Copies of the Master Agreement, the Stockholders’ Agreement and the Registration Rights Agreement may be obtained for inspection by the Holder at the principal office of the Company upon prior written request to the Company.

Section 1. Exercise.

(a) Subject to the terms hereof, the Holder shall have the right, which may be exercised at any time and from time to time during the period (the “Exercise Period”) commencing as of the Exchange Offer Closing (as defined in the Master Agreement) and continuing until 5:00 p.m., New York City time, on the seventh anniversary of the Exchange Offer Closing (the “Expiration Date”), to purchase from the Company the number of fully paid and nonassessable Warrant Shares which the Holder may at the time be entitled to receive on exercise of the Warrant and payment of the Exercise Price then in effect for such Warrant Shares. Notwithstanding the foregoing, if in the written opinion of counsel to the Company reasonably acceptable to the Holder approval of the Federal Communications Commission (the “FCC”) is required before the Company may issue Warrant Shares upon the exercise of the Warrant, the Company may defer the issuance of such Warrant Shares until such time as approval of the FCC is obtained or is no longer required. The Company shall promptly notify the Holder in writing of any event which requires it to suspend exercise of the Warrant pursuant to the preceding sentence and of the termination of any such suspension. To the extent the Warrant is not exercised prior to the Expiration Date, it shall become void and all rights hereunder shall cease as of such time.

(b) Procedures; Limitations on Exercise.

(i) The Warrant may be exercised, in whole or in part, at the election of the Holder, upon surrender at the principal office of the Company of the certificate or certificates evidencing the Warrant with the form of election to purchase attached as Exhibit A duly completed and signed (“Purchase Form”), and upon payment to the Company of the Exercise Price, as it may be adjusted as herein provided, for the number of Warrant Shares in respect of which the Warrant is then exercised; provided that this Warrant shall be exercisable in part only for a minimum of 5,000,000 Warrant Shares per exercise, or if less, the entire number of Warrant Shares which the Holder is entitled to purchase hereunder. Payment of the aggregate Exercise Price shall be made by wire transfer of immediately available funds to such account as the Company may specify.

(ii) Subject to the provisions of Section 4 hereof, upon surrender of the Warrant and payment of the Exercise Price, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder a certificate or certificates for the number of Warrant Shares issuable upon the exercise of the Warrant together with cash as provided in Section 10. Such certificate or certificates shall be deemed to have been issued and the Holder shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of the Warrant and payment of the Exercise Price.

(iii) In the event that this Warrant is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the Expiration Date, a new certificate evidencing the remaining Warrant or Warrants will be issued, and the Company shall countersign and deliver the required new Warrant Certificate or Certificates. When surrendered upon exercise of the Warrant, this Warrant Certificate shall be cancelled and disposed of by the Company.

(c) Exercise Price. The “Exercise Price” on any date means the price of $0.75 per share (as such price may be adjusted from time to time hereunder). The Exercise Price shall be subject to adjustment as provided in Section 9.

Section 2. Registration. The Company shall number and register the Warrant Certificate on the books of the Company maintained at its principal office. Warrant Certificates shall be manually countersigned by the Company by a duly authorized officer and shall not be valid for any purpose unless so countersigned.

Section 3. Transfer and Exchange of Warrants.

(a) THIS WARRANT IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY SET FORTH IN SECTION 4 OF THE STOCKHOLDERS’ AGREEMENT, AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE PROVISIONS THEREOF. Subject to the foregoing and the limitations of Section 4 hereof, the Company shall from time to time register the transfer of the Warrant upon the records to be maintained by it for that purpose, upon surrender of this Warrant Certificate duly endorsed or accompanied (if so required by it) by a written instrument or instruments of transfer in form satisfactory to it, duly executed by the registered Holder or by the duly appointed legal representative thereof or by a duly authorized attorney; provided that this Warrant may be transferred in part only for a minimum of 5,000,000 Warrant Shares per transfer, or if less, the entire number of Warrant Shares which the Holder is entitled to purchase hereunder. Subject to the terms hereof, this Certificate may be exchanged for another certificate or certificates entitling the Holder to purchase a like aggregate number of Warrant Shares as the Certificate surrendered then entitles the Holder to purchase; provided that each such new Certificate shall be in minimum denominations of 5,000,000 Warrant Shares. A Holder desiring to exchange this Certificate shall make such request in writing delivered to the Company, and shall surrender, duly endorsed or accompanied (if so required by the Company) by a written instrument or instruments of transfer in form satisfactory to the Company, this Warrant Certificate to be so exchanged.

(b) Upon registration of transfer, the Company shall issue to the transferees and countersign a new Warrant Certificate or Certificates and deliver by certified mail such new Warrant Certificate or Certificates to the persons entitled thereto. No service charge shall be made for any exchange or registration of transfer of Warrant Certificates, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that is imposed in connection with any such exchange or registration of transfer.

Section 4. Registration of Transfers and Exchanges. Subject to Section 3

hereof, when Warrants represented by this Certificate are presented to the Company with a request to register the transfer of the Warrants, or to exchange such Warrants for an equal number of Warrants, the Company shall register the transfer or make the exchange as requested if the requirements set forth in Section 3 and the following requirements are satisfied:

(a) the Certificate shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by the Holder or his attorney duly authorized in writing; and

(b) if the offer and sale of the Warrants have not been registered pursuant to an effective Registration Statement under the Securities Act of 1933, the Certificate shall be accompanied by the following additional information and documents, as applicable:

(i) if such Warrants are being delivered to the Company by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in substantially the form of Exhibit B hereto); or

(ii) if such Warrants are being transferred pursuant to an exemption from registration in accordance with Rule 144 or Regulation S, in each case, under the Securities Act, a certification to that effect (in substantially the form of Exhibit B hereto); or

(iii) if such Warrants are being transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act (an “Institutional Accredited Investor”)), delivery of a certification to that effect (in substantially the form of Exhibit B hereto) and a Transferee Certificate for Institutional Accredited Investors in substantially the form of Exhibit C hereto and an opinion of counsel and/or other information satisfactory to the Company to the effect that such transfer is in compliance with the Securities Act; or

(iv) if such Warrants are being transferred in reliance on another exemption from the registration requirements of the Securities Act, a certification to that effect (in substantially the form of Exhibit B hereto) and an opinion of counsel reasonably satisfactory to the Company to the effect that such transfer is in compliance with the Securities Act.

Section 5. Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 6. Mutilated or Missing Warrant Certificate. In case this Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company will issue and countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of the Warrant Certificate and an indemnification agreement satisfactory to the Company with respect to such loss, theft or destruction. Applicants for such substitute Warrant Certificate(s) shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

Section 7. Reservation of Warrant Shares.

(a) The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Class A Common Stock or its authorized and issued Class A Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of the Warrant, the maximum number of shares of Class A Common Stock which may then be deliverable upon the exercise of the Warrant.

(b) The Company or, if appointed, the transfer agent for the Class A Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of the Warrant will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Warrant Certificate on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of the Warrant. The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 10. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto transmitted to each holder pursuant to Section 11 hereof.

(c) The Company covenants that all Warrant Shares which may be issued upon exercise of the Warrant in accordance with the terms of the Warrant Certificate will, upon payment of the Exercise Price therefor and issuance, be validly authorized and issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof. The Company will take no action to increase the par value of the Class A Common Stock to an amount in excess of the Exercise Price, and the Company will not enter into any agreements inconsistent with the rights of the Holder hereunder. The Company will use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations hereunder. The Company shall not take any action reasonably within its control, including the hiring of a broker to solicit exercises, which would render unavailable an exemption from registration under the Securities Act which might otherwise be available with respect to the issuance of Warrant Shares upon exercise of the Warrant.

Section 8. Obtaining Stock Exchange Listings. The Company will from time to time take all action which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of the Warrant, will be listed on the principal securities exchanges and markets within the United States of America on which other shares of Class A Common Stock are then listed. In the event that, at any time during the period in which the Warrant is exercisable, the Class A Common Stock is not listed on any principal securities exchanges or markets within the United States of America, the Company will use its reasonable best efforts to permit the Warrant Shares to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the Private Offering, Resales and Trading through Automated Linkages market.

Section 9. Adjustment of Number of Warrant Shares Issuable and Exercise Price. The number of shares of Class A Common Stock issuable upon the exercise of the Warrant (the “Exercise Rate”) and the Exercise Price are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 9.

(a) Adjustment for Change in Capital Stock. If the Company (i) pays a dividend or makes a distribution on its Class A Common Stock in shares of its Class A Common Stock; (ii) subdivides its outstanding shares of Class A Common Stock into a greater number of shares; (iii) combines its outstanding shares of Class A Common Stock into a smaller number of shares; or (iv) issues, by reclassification of its shares of Class A Common Stock, any shares of its capital stock; then and in each such case the Exercise Rate in effect immediately prior to such action shall be adjusted so that the holder of any Warrant thereafter exercised shall be entitled to receive, upon exercise of the Warrant, the number of shares of Class A Common Stock or other securities of the Company which such holder would have owned immediately following such action if the Warrant had been exercised immediately prior to such action; provided, however, that notwithstanding the foregoing, upon the occurrence of an event described in clause (i) above which otherwise would have given rise to an adjustment, no adjustment shall be made if the Company includes the Holder in such distribution pro rata according to the number of shares of Common Stock issued and outstanding as if the Warrant Shares were issued and outstanding at the time of the occurrence of an event described in clause (i) above. Any adjustment hereunder shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If after an adjustment, the Holder upon exercise of the Warrant may receive shares of two or more classes or series of capital stock of the Company, the Board of Directors of the Company shall determine the allocation of the adjusted Exercise Price and Exercise Rate between the classes or series of capital stock. After such allocation, the Exercise Price and Exercise Rate of each class or series of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to the Class A Common Stock in this Section.

(b) Adjustment for Certain Issuances of Class A Common Stock. If the Company shall, at any time or from time to time while any shares of Class A Common Stock are outstanding, issue or sell any shares of Class A Common Stock or any right or warrant to purchase, acquire or subscribe for shares of Class A Common Stock (including a right or warrant with respect to any security convertible into or exchangeable for shares of Class A Common Stock) generally to holders of its Class A Common Stock (including by way of a reclassification of shares or a recapitalization of the Company), for a consideration payable on the date of such issuance or sale less than the Common Stock Trading Price of the shares of Class A Common Stock on the date of such issuance or sale, then and in each such case, the Exercise Rate shall be adjusted by multiplying such Exercise Rate by a fraction, the numerator of which shall be the sum of (i) the Common Stock Trading Price per share of Class A Common Stock on the first Business Day after the date of the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the number of shares of Class A Common Stock outstanding immediately prior to such issuance or sale plus (ii) the aggregate Fair Market Value of the consideration to be received by the Company in connection with the issuance or sale of Class A Common Stock or the rights or warrants, as the case may be, plus the aggregate consideration to be received on exercise of the right to purchase the shares of Class A Common Stock underlying such rights or warrants, and the denominator of which shall be the Common Stock Trading Price per share of Class A Common Stock on the Business Day immediately preceding the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the aggregate number of shares of Class A Common Stock (A) outstanding immediately prior to such issuance or sale plus (B) underlying such rights or warrants at the time of such issuance. For the purposes of the preceding sentence, the aggregate consideration receivable by the Company in connection with the issuance or sale of any such right or warrant shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such rights or warrants. If such rights or warrants expire unexercised, the adjustment provided in this Section 9 (b) shall be recomputed without the inclusion of the aggregate consideration that would have been received by the Company on the exercise of any such right or warrant.

(c) Adjustment for Distributions. If the Company distributes to all holders of its Class A Common Stock (i) any securities of the Company or rights, options or warrants to purchase or subscribe for securities of the Company, (ii) any evidences of indebtedness of the Company or any other person, or (iii) any Extraordinary Cash Dividend, the Exercise Rate shall be adjusted in accordance with the formula:

E’ =	E x M
M - F

where:

E’	=	the adjusted Exercise Rate.

E	=	the current Exercise Rate on the record date mentioned below.

M	=	the Common Stock Trading Price per share of Class A Common Stock on the record date mentioned below.

F	=
the fair market value on the record date mentioned below of the indebtedness, assets (including the Extraordinary Cash Dividend), rights, options or warrants distributable with respect to one share of Class A Common Stock.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution. Notwithstanding the foregoing provisions of this Section 9(c), an event which would otherwise give rise to an adjustment pursuant to this Section 9(c) shall not give rise to such an adjustment if the Company includes the Holder in such distribution pro rata to the number of shares of Class A Common Stock issued and outstanding after giving effect to the Warrant Shares as if they were issued and outstanding.

(d) Adjustment of Exercise Price. Whenever the number of Warrant Shares purchasable upon the exercise of the Warrant is adjusted, as herein provided, the Exercise Price per Warrant Share payable upon exercise of the Warrant shall be adjusted (calculated to the nearest $.0001) so that it shall equal the price determined by multiplying the Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares so purchasable immediately thereafter.

(e) Definitions.

The “Closing Price” on any date shall mean the last sale price for the Class A Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock in either case as reported in the principal consolidated transaction reporting system with respect to the principal securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the Board of Directors of the Company or, in the event that no trading price is available for the Class A Common Stock, the Fair Market Value of the Class A Common Stock.

“Common Stock Trading Price” on any date means, with respect to the Class A Common Stock, the Closing Price for the Class A Common Stock on such date.

“Extraordinary Cash Dividend” means cash dividends with respect to the Class A Common Stock the aggregate amount of which in any fiscal year exceeds 10% of Adjusted EBITDA (as defined in the certificate of designation for the Company’s 9¾% Series A Convertible Preferred Stock, par value $0.001 per share, as in existence on May 4, 2007) of the Company and its subsidiaries for the fiscal year immediately preceding the payment of such dividend.

“Fair Market Value” of any consideration other than cash or of any securities shall mean the amount which a willing buyer would pay to a willing seller in an arm’s length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors of the

Company or a committee thereof.

(f) When De Minimis Adjustment May Be Deferred. No adjustment in the Exercise Rate need be made unless the adjustment would require an increase or decrease of at least 1.0% in the Exercise Rate. Notwithstanding the foregoing, any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment, provided that no such adjustment shall be deferred beyond the date on which a Warrant is exercised. All calculations under this Section 9 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(g) When No Adjustment Required. If an adjustment is made upon the establishment of a record date for a distribution subject to subsections (a), (b) or (c) hereof and such distribution is subsequently cancelled, the Exercise Rate then in effect shall be readjusted, effective as of the date when the Board of Directors determines to cancel such distribution, to that which would have been in effect if such record date had not been fixed.

(h) Notice of Adjustment. Whenever the Exercise Rate or Exercise Price is adjusted, the Company shall provide the notices required by Section 11 hereof.

(i) When Issuance or Payment May Be Deferred. In any case in which this Section 9 shall require that an adjustment in the Exercise Rate be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (i) issuing to the Holder of any Warrant exercised after such record date the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Rate prior to such adjustment, and (ii) paying to such Holder any amount in cash in lieu of a fractional share pursuant to Section 10; provided, however, that the Company shall deliver to the Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional Warrant Shares, other capital stock and cash upon the occurrence of the event requiring such adjustment.

(j) Reorganizations. In the event of any capital reorganization or reclassification of outstanding shares of Class A Common Stock (other than in the cases referred to in Section 9(a) hereof), or in case of any merger, consolidation or other corporate combination of the Company with or into another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Class A Common Stock into shares of stock or other securities or property), or in case of any sale, lease, exchange or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety (each of the foregoing being referred to as a “Reorganization”), there shall thereafter be deliverable upon exercise of the Warrants (in lieu of the number of shares of Class A Common Stock theretofore deliverable) the number of shares of stock or other securities or property to which a holder of the number of shares of Class A Common Stock that would otherwise have been deliverable upon the exercise of the Warrants would have been entitled upon such Reorganization if the Warrants had been exercised in full immediately prior to such Reorganization. In case of any Reorganization, appropriate adjustment, as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a duly adopted resolution certified by the Company’s

Secretary or Assistant Secretary, shall be made in the application of the provisions herein set forth with respect to the rights and interests of the Holder so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares or other property thereafter deliverable upon exercise of the Warrants. The Company shall not effect any such Reorganization unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such Reorganization or the corporation purchasing or leasing such assets or other appropriate corporation or entity shall expressly assume the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, and all other obligations and liabilities under the Warrant. The foregoing provisions of this Section 9(j) shall apply to successive Reorganization transactions.

(k) Form of Warrants. Irrespective of any adjustments in the number or kind of shares purchasable upon the exercise of the Warrant, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in this Warrant as initially issued.

(l) Miscellaneous. For purposes of this Section 9 the term “Class A Common Stock” shall mean (i) the shares of stock designated as the Class A Common Stock, par value $.001 per share, of the Company as of the date of this Warrant, and (ii) shares of any other class or series of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 9, the Holder shall become entitled to purchase any securities of the Company other than, or in addition to, shares of Class A Common Stock, thereafter the number or amount of such other securities so purchasable upon exercise of the Warrants shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Section 9 and the provisions of Sections 1, 5, 7 and 10 with respect to the Warrant Shares or the Class A Common Stock shall apply on like terms to any such other securities.

(n) Certain Events. If any change in the outstanding Common Stock of the Company or any other event occurs as to which the provisions of this Section 9 are not strictly applicable or, if strictly applicable, would not fairly protect the purchase rights of the Holder in accordance with such provisions, then the Board of Directors of the Company shall make such adjustments to the Exercise Rate, the Exercise Price or the application of such provisions as may be necessary to protect such purchase rights as aforesaid and to assure that the Holder, upon exercise for the same aggregate Exercise Price, shall receive the total number, class and kind of shares as it would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.

Section 10. Fractional Interests. The Company shall not be required to issue fractional Warrant Shares on the exercise of the Warrant. If more than one Warrant Certificate shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrant so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 10, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Common Stock Trading Price on the trading day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction.

Section 11. Notices to Holder.

(a) Upon any adjustment pursuant to Section 9 hereof, the Company shall give prompt written notice of such adjustment to the Holder at its address appearing on the records of the Company within ten days after such adjustment, by first class mail, postage prepaid, and shall deliver to the Holder a certificate of the Chief Financial Officer of the Company, accompanied by the report thereon by a firm of independent public accountants selected by the Board of Directors of the Company (who may be the regular accountants for the Company), setting forth in reasonable detail (i) the number of Warrant Shares purchasable upon the exercise of the Warrant and the Exercise Price of the Warrant after such adjustment(s), (ii) a brief statement of the facts requiring such adjustment(s) and (iii) the computation by which such adjustment(s) was made. Where appropriate, such notice may be given in advance and included as a part of the notice required under the other provisions of this Section 11.

(b)	In case:

(i) the Company proposes to take any action that would require an adjustment to the Exercise Rate or the Exercise Price pursuant to Section 9 hereof; or

(ii) of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale, lease, exchange, conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Class A Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Class A Common Stock; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall give prompt written notice to the Holder at its address appearing on the records of the Company, at least 20 days (or 10 days in any case specified in clause (a) above) prior to the applicable record date hereinafter specified, or the date of the event in the case of events for which there is no record date, by first-class mail, postage prepaid, stating (i) the date as of which the holders of record of shares of Class A Common Stock to be entitled to receive any such rights, options, warrants or distribution are to be determined, or (ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Class A Common Stock, or (iii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or be consummated, and the date as of which it is expected that holders of record of shares of Class A Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure by the Company to give such notice or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

(c) The Company shall give prompt written notice to the Holder of any determination to make a distribution or dividend to the holders of its Class A Common Stock of any assets (including cash), debt securities, preferred stock, or any rights or warrants to purchase debt securities, preferred stock, assets or other securities (other than Class A Common Stock, or rights, options, or warrants to purchase Class A Common Stock) of the Company, which notice shall state the nature and amount of such planned dividend or distribution and the record date therefor, such written notice to be delivered at least 20 days prior to such record date therefor.

(d) Nothing contained in this Warrant Certificate shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of Directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

Section 12. Notices to the Company. Any notice or demand to be given or made by the Holder to or on the Company shall be sufficiently given or made when received at the office of the Company expressly designated by the Company as its office for purposes of this Certificate, as follows:

ION Media Networks, Inc.
601 Clearwater Park Road
West Palm Beach, Florida 33401-6233
Attention: General Counsel

Section 13. Supplements and Amendments. The Warrant may not be supplemented or amended without the written approval of both the Holder and the Company.

Section 14. Successors. All the covenants and provisions of this Certificate by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 15. Termination. This Warrant Certificate and the Warrants represented hereby shall terminate on the Expiration Date. Notwithstanding the foregoing, this Certificate will terminate on any earlier date if all Warrants have been exercised pursuant hereto.

Section 16. Governing Law. This Warrant Certificate shall be deemed to be a contract made under the laws of the State of Delaware.

Section 17. Benefits of This Certificate. Nothing in this Certificate shall be construed to give to any person or corporation other than the Company and the registered Holder any legal or equitable right, remedy or claim hereunder; but this Certificate shall be for the sole and exclusive benefit of the Company and the registered Holder.

IN WITNESS WHEREOF, ION Media Networks, Inc. has caused this Warrant Certificate to be duly executed by the undersigned.

Dated: May 4, 2007

ION MEDIA NETWORKS, INC.

By:	/s/ Richard Garcia
Name: Richard Garcia Title: Chief Financial Officer

By:	/s/ Adam Weinstein
Name: Adam Weinstein Title: Secretary

EXHIBIT A

[Form of Election to Purchase]

(To Be Executed upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase _____ shares of Class A Common Stock and herewith tenders payment for such shares to the order of ION Media Networks, Inc. in the amount of $________ in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of ______________, whose address is __________ and that such shares be delivered to _________ whose address is ______________. If said number of shares is less than all of the shares of Class A Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of _____________, whose address is ________, and that such Warrant Certificate be delivered to ___________, whose address is ________________.

In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Class A Common Stock to be issued upon exercise thereof are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Class A Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws.

Signature:
Date:
Signature Guaranteed:

EXHIBIT B

CERTIFICATE TO BE DELIVERED UPON EXCHANGE
OR REGISTRATION OF TRANSFER OF WARRANTS

Re:	Warrants to purchase Class A
Common Stock (the “Securities”)
of ION Media Networks, Inc.

This Certificate relates to _______ Securities held by ______ (the “Transferor”).

The Transferor has requested that the Company by written order exchange or register the transfer of Warrants.

In connection with such request and in respect of each such Security, the Transferor does hereby certify that the Transferor is familiar with the Warrant Certificate relating to the above captioned Securities and the restrictions on transfers thereof as provided in Sections 3 and 4 of such Warrant Certificate, and that the transfer of these Securities does not require registration under the Securities Act of 1933, as amended (the “ Securities Act”) because*:

[    ] Such Securities are being acquired for the Transferor’s own account, without transfer.

[    ] Such Securities are being transferred pursuant to an exemption from registration under the Securities Act in accordance with Rule 144 or Regulation S promulgated under the Securities Act.

[    ] Such Securities are being transferred to an institutional “accredited investor” (within the meaning of subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act).

[    ] Such Securities are being transferred in reliance on and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144 or Regulation S under the Securities Act. An opinion of counsel to the effect that such transfer does not require registration under the Securities Act accompanies this certificate.

[INSERT NAME OF TRANSFEROR]

By:
[Authorized Signatory] Date:

* Check applicable box.

EXHIBIT C

Form of Certificate To Be
Delivered in Connection with
Transfers to Institutional Accredited Investors
___________, ____

[First Union National Bank,
Charlotte, North Carolina
1525 West W.T. Harris Blvd.
Building 3C3
Charlotte, North Carolina 28288-1153
Attention: Corporate Trust Administration]

Re:	ION Media Networks, Inc.
(the “Company”), Warrants to Purchase
Class A Common Stock (the “Securities”)

Ladies and Gentlemen:

In connection with our proposed purchase of the Securities, we confirm that:

1. We understand that the Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, unless so registered, may not be sold except as permitted in the following sentence. We agree to offer, sell or otherwise transfer such Securities while the offer and sale thereof have not been registered under the Securities Act only (a) to the Company or any of its subsidiaries, (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) pursuant to an exemption from registration under Rule 144 under the Securities Act; (d) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) that is purchasing for his own account or for the account of such an institutional “accredited investor,” or (f) pursuant to any other available exemption from the registration requirements of the Securities Act. The foregoing restrictions on resale shall apply so long as transfer of a Security is not permitted without registration under the Securities Act. We understand that the Securities purchased by us will bear a legend to the foregoing effect.

2. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and we are acquiring the Securities for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act and we have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Securities, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment for an indefinite period.

3. We are acquiring the Securities purchased by us for our own account.

4. You and your counsel are entitled to rely upon this letter and you are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

(Name of Purchaser)

By:
Date:

Upon transfer the Securities would be registered in the name of the new beneficial owner as follows:

Name:
Address:
Taxpayer ID Number:

EXHIBIT V to the Master Transaction Agreement

Put/Call Agreement

Exhibit V to the
Master Transaction Agreement

Put/Call Agreement

PUT/CALL AGREEMENT

PUT/CALL AGREEMENT (this “Agreement”) made and entered into as of May 4, 2007 by and between CIG Media LLC, a Delaware limited liability company (“CIG”), and NBC Universal, Inc., a Delaware corporation (“NBCU”).

W  I  T  N  E  S  S  E  T  H

WHEREAS, on May 3, 2007, ION Media Networks, Inc., a Delaware corporation (the “Company”), NBCU, NBC Palm Beach Investment I, Inc., a California corporation (“NBC Palm Beach I”), NBC Palm Beach Investment II, Inc., a California corporation (“NBC Palm Beach II”), and CIG entered into a Master Transaction Agreement (the “Master Agreement”) which provides for the restructuring of the Company’s ownership and capital structure;

WHEREAS, on the date hereof, NBC Palm Beach II and CIG have entered into a call agreement pursuant to which CIG has granted NBC Palm Beach II the right to acquire the Call Shares (as defined in the Master Agreement) (“NBCU Option I”);

WHEREAS, on the date hereof, the Company, NBC Palm Beach I and NBC Palm Beach II have entered into a call agreement pursuant to which the Company has granted NBC Palm Beach II the right to acquire 26,688,361 shares of Class B Common Stock, par value $0.001 per share, of the Company (“NBCU Option II”); and

WHEREAS, NBCU wishes to grant to CIG a put option and CIG wishes to grant to NBCU a call option on the Subject Securities (as defined below) on the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Terms not otherwise defined herein shall have the meaning set forth in the Master Agreement.

(a) As used herein, the following terms shall have the following meanings:

“Call Purchase Price” means an amount equal to the greater of (i) the accreted value of the Subject Securities including any accrued but unpaid dividends, plus the conversion price attributed to any Common Stock received by CIG and its Affiliates upon conversion, exchange or exercise of the Subject Securities (with no value attributed to any other shares of Common Stock owned by CIG and its Affiliates or the Warrant), and (ii) the Fair Market Value of the Subject Securities, in each case as of the date of delivery of the Call Exercise Notice.

“Fair Market Value” of the Subject Securities means the cash price that an unaffiliated third party would pay for the Subject Securities in an arm’s length transaction, based on the value of the Company as a going concern without taking into account any control premium or minority discount.

“FCC Application” means the application to be filed with the FCC if such application is required to be filed under the Communications Act, in connection with the exercise of the Call Right or the Put Right, as the case may be.

“LIBOR” means the London Interbank Offered Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same effect as any of the foregoing).

“Maximum Amount” means the sum of (i) the number of shares of Class A Common Stock owned by CIG and its Affiliates on the date of the Call Closing, excluding the Call Shares, and (ii) the number of shares of Class A Common Stock and Class D Common Stock into or for which the Subject Securities owned by CIG and its Affiliates on the earlier of the Call Closing or the Call Deadline (as defined in the Call Agreement) would be entitled to be converted, or exchanged or exercised.

“NBCU Securities” means, collectively, the following securities held from time to time by NBCU and its Affiliates: (i) Series B Convertible Subordinated Debt, (ii) Series A-3 Convertible Preferred, (iii) Series C Convertible Preferred, (iv) Series D Convertible Preferred, (v) Series E-1 Convertible Preferred, (vi) NBCU Option I, (vii) NBCU Option II, (viii) Common Stock issued upon conversion or exercise of any of the securities described in clauses (i) through (vii) or owned by NBCU or its Affiliates, and (ix) securities received in respect of any of the securities described in clauses (i) through (viii), whether by dividend, merger, capitalization, reorganization or otherwise.

“Permitted Liens” means (i) mechanics’, carriers’, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (ii) Liens arising under original purchase price conditioned sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) statutory Liens for Taxes not yet due and payable, (iv) Liens arising under federal or state securities laws and (v) Liens arising under the New Stockholders’ Agreement.

2

“Put Purchase Price” means an amount equal to the Fair Market Value of the Subject Securities as of the date of delivery of the Put Exercise Notice.

“Sell” means to sell, transfer, convey, assign or otherwise dispose of (but excluding any Sale to an Affiliate), either directly or indirectly, voluntarily or involuntarily, or by merger, sale, consolidation or otherwise; and the terms “Sale” and “Sold” shall have meanings correlative to the foregoing.

“Subject Securities” means, subject to Sections 5 and 9 hereof, the following securities in the amounts and to the extent owned by CIG and its Affiliates on the date of the exercise of the Put Right or the Call Right, as applicable, (i) Series A Convertible Subordinated Debt, (ii) Series B Convertible Subordinated Debt, (iii) Series A-1 Convertible Preferred, (iv) Series A-3 Convertible Preferred, (iv) Series B Convertible Preferred, (v) Series C Convertible Preferred, (vi) Series E-2 Convertible Preferred, (vii) the Warrant, (viii) Common Stock issued upon conversion or exercise of any of the securities described in clauses (i) through (vii) or owned by CIG, excluding the Call Shares, and (ix) securities received in respect of any of the securities described in clauses (i) through (viii), whether by dividend, merger, capitalization, reorganization or otherwise; provided, however, that the aggregate number of shares of Class A Common Stock and Class D Common Stock included in the Subject Securities, including shares of Class A Common Stock and Class D Common Stock into or for which the Subject Securities would be entitled to be converted, or exchanged or exercised, shall not exceed the Maximum Amount.

“Trigger Event” means the acquisition of securities of the Company representing more than 50% of the voting power of the Company outstanding at such time by (i) NBCU or any of its Affiliates, (ii) a group (as such term defined in Rule 13d-3 under the Exchange Act) comprised of NBCU or any of its Affiliates and any holder or holders of NBCU Option I, NBCU Option II, or other securities of the Company transferred by NBCU or any of its Affiliates or (iii) any other Person (other than CIG and its Affiliates) that has purchased, acquired or received securities of the Company from NBCU or any of its Affiliates, directly or indirectly, by merger, consolidation, sale, exchange or otherwise.

(b) The following terms have the meanings set forth in the Sections set forth below:

Definition	Section
“Agreement”	Preamble
“Call Exercise Notice”	2.2(b)
“Call Exercise Period”	2.2(a)
“Call Right”	2.2(a)
“Call Right Closing”	3(b)(i)
“CIG”	Preamble
“CIG Acceptance Period”	4(a)
“CIG First Offer”	5(a)

3

Definition	Section
“CIG First Offer Notice”	5(a)
“CIG Last Acceptance Period”	4(b)
“CIG Last Look Notice”	5(b)
“CIG Last Offer”	5(b)
“Company”	Recitals
“De Minimis Acceptance Period”	5(c)(i)
“De Minimis First Offer”	5(c)(i)
“De Minimis First Offer Notice”	5(c)(i)
“Master Agreement”	Recitals
“NBCU Acceptance Period”	5(a)
“NBCU Designee”	5(a)
“NBCU First Offer”	4(a)
“NBCU First Offer Notice”	4(a)
“NBCU Last Acceptance Period”	5(b)
“NBCU Last Look Notice”	4(b)
“NBCU Last Offer”	4(b)
“NBC Palm Beach I”	Recitals
“NBC Palm Beach II”	Recitals
“NBCU Option I”	Recitals
“NBCU Option II”	Recitals
“NBCU”	Preamble
“Put Exercise Notice”	2.1(b)
“Put Exercise Period”	2.1(a)
“Put Right”	2.1(a)
“Put Right Closing”	3(a)(i)
“Renewed Call Exercise Period”	2.3
“Renewed Put Exercise Period”	2.3
“Transferee”	8

SECTION 2. Put/Call Right.

2.1 Put Right of CIG. (a) For a period of thirty days following the occurrence of the Trigger Event (the “Put Exercise Period”), CIG shall have the right, upon the terms and subject to the conditions set forth in this Agreement, to require NBCU (or such Affiliates of NBCU as NBCU may designate) to purchase all but not less than all of the Subject Securities (the “Put Right”).

(b) CIG may exercise the Put Right at any time during the Put Exercise Period by delivery to NBCU of a written notice given in the manner specified in Section 8 hereof (the “Put Exercise Notice”) stating that CIG intends to exercise the Put Right. The Put Exercise Notice shall specify the Put Purchase Price as calculated by CIG.

(c) If NBCU disagrees with CIG’s calculation of the Put Purchase Price, NBCU shall deliver a written notice given in the manner specified in Section 8

4

hereof to CIG stating that it disagrees with CIG’s calculation of the Put Purchase Price in the Put Exercise Notice and setting forth in reasonable detail the basis of its disagreement with CIG’s calculation of the Put Purchase Price within 10 Business Days of NBCU’s receipt of the Put Exercise Notice, and CIG and NBCU shall in good faith seek to agree on the Put Purchase Price; provided, however, that if an agreement cannot be reached between CIG and NBCU with respect to the Put Purchase Price within 20 Business Days of receipt by CIG of NBCU’s notice of its disagreement with respect to CIG’s calculation of the Put Purchase Price, an independent, nationally recognized investment bank shall be appointed by CIG and NBCU (or in the event the parties cannot agree, chosen by the American Arbitration Association) to determine the Put Purchase Price and such determination shall be final and binding on CIG and NBCU.

(d) NBCU shall notify CIG of the occurrence of the Trigger Event by delivery to CIG of a written notice given in the manner specified in Section 8 hereof within three Business Days after the occurrence of the Trigger Event; provided, that in the event NBCU fails to deliver a notice pursuant to this Section 2.1(d), the Put Exercise Period shall not commence until the date that NBCU delivers such notice. The written notice with respect to the occurrence of the Trigger Event shall contain supporting detail reasonably necessary to evidence the occurrence of the Trigger Event.

2.2 Call Right of NBCU. (a) If CIG does not exercise the Put Right during the Put Exercise Period, for a period of thirty days following the expiration of the Put Exercise Period (the “Call Exercise Period”), NBCU shall have the right, upon the terms and subject to the conditions set forth in this Agreement, to require CIG and its Affiliates to sell to NBCU (or such Affiliates of NBCU as NBCU may designate) all but not less than all of the Subject Securities (the “Call Right”).

(b) NBCU may exercise the Call Right at any time during the Call Exercise Period by delivery to CIG of a written notice (the “Call Exercise Notice”) given in the manner specified in Section 8 hereof stating that NBCU intends to exercise the Call Right. The Call Exercise Notice shall specify the Call Purchase Price as calculated by NBCU.

(c) If CIG disagrees with NBCU’s calculation of the Call Purchase Price provided in the Call Exercise Notice, CIG shall deliver a written notice given in the manner specified in Section 8 hereof to NBCU stating that it disagrees with NBCU’s calculation of the Call Purchase Price in the Call Exercise Notice and setting forth in reasonable detail the basis of its disagreement with NBCU’s calculation of the Call Purchase Price within 10 Business Days of CIG’s receipt of the Call Exercise Notice, and CIG and NBCU shall in good faith seek to agree on the Call Purchase Price; provided, however, that if an agreement cannot be reached between CIG and NBCU with respect to the Call Purchase Price within 20 Business Days of the receipt by NBCU of CIG’s notice of its disagreement with respect to NBCU’s calculation of the Call Purchase Price, an independent, nationally recognized investment bank shall be appointed by CIG and NBCU (or in the event the parties cannot agree, chosen by the American Arbitration Association) to determine the Call Purchase Price and such determination shall be final and binding on CIG and NBCU.

5

2.3 Renewal of Put/Call Right. If, after the occurrence of the Trigger Event, CIG does not exercise the Put Right during the Put Exercise Period and NBCU does not exercise the Call Right during the Call Exercise Period, CIG may exercise the Put Right upon the terms and subject to the conditions set forth in the Agreement for a period of thirty days commencing on each of the first five anniversaries of the Trigger Event (each, a “Renewed Put Exercise Period”). If CIG does not exercise the Put Right during a Renewed Put Exercise Period, NBCU may exercise the Call Right upon the terms and subject to the conditions set forth in this Agreement for a period of thirty days commencing on the expiration of such Renewed Put Exercise Period (each, a “Renewed Call Exercise Period”).

SECTION 3. Closing.

(a) Put Right Closing. (i) The closing of the exercise of the Put Right (the “Put Right Closing”) shall take place no later than the fifth Business Day following the later of (x) the receipt of any required consent, approval, authorization or other order of, action by, or any required filing with or notification to, any Governmental Authority applicable to the purchase of the Subject Securities by NBCU or its designated Affiliate, including (A) the expiration or termination of any waiting period (and any extension thereof) under the HSR Act, and (B) approval by the FCC of the FCC Application, which approval shall have become a Final Order, subject to the last sentence of this Section 3(a)(i), and (y) the final determination of the Put Purchase Price pursuant to Section 2.1(c) hereof. The Put Right Closing shall occur at the place designated in the Put Exercise Notice. The requirement for a Final Order may be waived by NBCU in its sole discretion.

(ii) At the Put Right Closing, (x) CIG shall deliver to NBCU or its designated Affiliate certificates representing all of the Subject Securities, duly endorsed in blank or accompanied by stock or similar powers duly executed in blank, with all necessary stock transfer stamps or similar instruments, as applicable, affixed thereto, free and clear of all Liens other than Permitted Liens, and (y) NBCU shall pay by wire transfer in immediately available funds to the account or accounts specified by CIG (A) the Put Purchase Price, plus (B) accrued interest at a rate per annum equal to LIBOR (on the delivery date of the Put Exercise Notice) plus 100 basis points on the Put Purchase Price for the period from the date of the delivery of the Put Exercise Notice through the date of the Put Right Closing, minus (C) the value of dividends and other distributions that are paid in cash or in property, if any, and received by CIG and its Affiliates after the date of the delivery of the Put Exercise Notice with respect to the Subject Securities, plus accrued interest at a rate per annum equal to LIBOR (on the delivery date of the Put Exercise Notice) plus 100 basis points on the value of such received dividends and distributions for the period from the date of the distribution through the date of the Put Right Closing. CIG shall furnish necessary account information to NBCU in writing at least two Business Days prior to the date of the Put Right Closing.

(b) Call Right Closing. (i) The closing of exercise of the Call Right (the “Call Right Closing”) shall take place no later than the fifth Business Day following the later of (x) the receipt of any required consent, approval, authorization or other order of, action by, or any required filing with or notification to, any Governmental Authority

6

applicable to the purchase of the Subject Securities by NBCU or its designated Affiliate, including, (A) the expiration or termination of any waiting period (and any extension thereof) under the HSR Act, and (B) approval by the FCC of the FCC Application, which approval shall have become a Final Order, subject to the last sentence of this Section 3(b)(i), and (y) the final determination of the Call Purchase Price pursuant to Section 2.2(c) hereof. The Call Right Closing shall occur at the place designated in the Call Exercise Notice. The requirement for a Final Order may be waived by NBCU in its sole discretion.

(ii) At the Call Right Closing (x) CIG shall deliver to NBCU or its designated Affiliate certificates representing all of the Subject Securities, duly endorsed in blank or accompanied by stock or similar powers duly executed in blank, with all necessary stock transfer stamps or similar instruments, as applicable, affixed thereto, free and clear of all Liens other than Permitted Liens, and (y) NBCU shall pay by wire transfer in immediately available funds to the account or accounts specified by CIG (A) the Call Purchase Price, plus (B) accrued interest at a rate per annum equal to LIBOR (on the delivery date of the Call Exercise Notice) plus 100 basis points on the Call Purchase Price for the period from the date of the delivery of the Call Exercise Notice through the date of the Call Right Closing, minus (C) the value of dividends and other distributions that are paid in cash or in property, if any, and received by CIG and its Affiliates after the date of the delivery of the Call Exercise Notice with respect to the Subject Securities, plus accrued interest at a rate per annum equal to LIBOR (on the delivery date of the Call Exercise Notice) plus 100 basis points on the value of such received dividends and distributions for the period from the date of the distribution through the date of the Call Right Closing. CIG shall furnish necessary account information in writing to NBCU at least two Business Days prior to the date of the Call Right Closing.

SECTION 4. Right of First Offer and Last Offer of CIG.

Any proposed Sale or series of related Sales by NBCU or its Affiliates of NBCU Securities representing more than 50% of the voting power of the Company on a fully-diluted basis as of the date of such proposed Sale shall be consummated only in accordance with the following procedures:

(a) NBCU shall first deliver to CIG a written notice (a “NBCU First Offer Notice”), which shall (i) state NBCU’s intention to Sell such NBCU Securities, the amount and type of the NBCU Securities to be Sold, the proposed Sale price therefor and all other material terms of the proposed Sale and (ii) offer (the “NBCU First Offer”) CIG the option to acquire all but not less than all of such NBCU Securities upon the terms and subject to the conditions of the proposed Sale as set forth in the NBCU First Offer Notice. The NBCU First Offer shall remain open and irrevocable for a period of 20 days after receipt of the NBCU First Offer Notice by CIG (the “CIG Acceptance Period”) (and, to the extent the NBCU First Offer is accepted during the CIG Acceptance Period, until the consummation of the Sale contemplated by the NBCU First Offer). CIG shall have the right and option to accept the NBCU First Offer for all (and not part) of such NBCU Securities at the price and on the terms and subject to the conditions set forth in the NBCU First Offer Notice, by delivering a written notice to NBCU within the CIG

7

Acceptance Period. In the event CIG accepts the NBCU First Offer during the CIG Acceptance Period, it shall have 30 days to consummate the acquisition of such NBCU Securities following the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary FCC and other regulatory approvals applicable to such acquisition.

(b) If CIG shall fail during the CIG Acceptance Period to accept all of the NBCU Securities offered for Sale pursuant to, or shall reject in writing, the NBCU First Offer, NBCU may Sell such NBCU Securities to any Person or Persons at a price not less than the price and on terms not more favorable to the purchaser thereof than the terms, in each case as set forth in the NBCU First Offer Notice, at any time within 180 days (plus a sufficient number of days to allow for the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary FCC and other regulatory approvals applicable to such Sale) after the expiration of the CIG Acceptance Period; provided, that NBCU shall, upon receipt of a bona fide offer (the “NBCU Last Offer”) from any Person or Persons with respect to such NBCU Securities, promptly deliver to CIG a written notice (a “NBCU Last Look Notice”), which shall identify the Person or Persons making the NBCU Last Offer and state the proposed offer price thereof, the amount and type of the NBCU Securities proposed to be acquired, the form of consideration proposed to be paid and all other material terms and conditions of the NBCU Last Offer, and CIG shall have the right and option, for a period of 10 Business Days upon receipt of the NBCU Last Look Notice by NBCU (the “CIG Last Acceptance Period”), to offer to acquire such NBCU Securities at the proposed offer price and upon the terms and subject to the conditions set forth in the NBCU Last Offer. In the event the CIG accepts the NBCU Last Offer during the CIG Last Acceptance Period, it shall have 30 days to consummate the acquisition of such NBCU Securities following the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary FCC and other regulatory approvals applicable to such acquisition; provided, that such Person shall have 30 days to consummate the acquisition of such NBCU Securities following the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary regulatory approvals (other than FCC approvals) applicable to such acquisition in the event that the Person or Persons making the NBCU Last Offer are not required to obtain any FCC approval in order to acquire the NBCU Securities.

(c) Sections 4(a) and 4(b) hereof shall terminate upon the earlier of (i) the second anniversary of the date hereof and (ii) the mandatory conversion of each and every class and series of Convertible Securities pursuant to the terms thereof. For the avoidance of doubt, NBCU or its Affiliates may pledge the NBCU Securities without being subject to Section 4(a) or 4(b) hereof so long as such rights shall apply to any Sale of such pledged NBCU Securities by the pledgee thereof. Any purported Sale of the NBCU Securities by NBCU and its Affiliates in violation of this Section 4 shall be null and void.

SECTION 5. Right of First Offer and Last Offer of NBCU.

8

Except as set forth in Sections 5(c) and 5(d) hereof, any proposed Sale of any Subject Securities by CIG or its Affiliates shall be consummated only in accordance with the following procedures:

(a) CIG shall first deliver to NBCU a written notice (a “CIG First Offer Notice”), which shall (i) state CIG’s intention to Sell such Subject Securities, the amount and type of the Subject Securities to be Sold, the proposed Sale price therefor and all other material terms of the proposed Sale and (ii) offer (the “CIG First Offer”) NBCU or a third party designated by NBCU (an “NBCU Designee”) the option to acquire all but not less than all of such Subject Securities upon the terms and subject to the conditions of the proposed Sale as set forth in the CIG First Offer Notice. The CIG First Offer shall remain open and irrevocable for a period of 20 days after receipt of the CIG First Offer Notice by NBCU (the “NBCU Acceptance Period”) (and, to the extent the CIG First Offer is accepted during the NBCU Acceptance Period, until the consummation of the Sale contemplated by the CIG First Offer). NBCU or an NBCU Designee, as the case may be, shall have the right and option to accept the CIG First Offer for all (and not part) of such Subject Securities at the price and on the terms and subject to the conditions set forth in the CIG First Offer Notice, by delivering a written notice to CIG within the NBCU Acceptance Period. In the event NBCU or an NBCU Designee, as the case may be, accepts the CIG First Offer during the NBCU Acceptance Period, such Person shall have 30 days to consummate the acquisition of such Subject Securities following the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary FCC and other regulatory approvals applicable to such acquisition.

(b) If NBCU or an NBCU Designee, as the case may be, shall fail during the NBCU Acceptance Period to accept all of the Subject Securities offered for Sale pursuant to, or shall reject in writing, the CIG First Offer, CIG may Sell such Subject Securities to any Person or Persons at a price not less than the price and on terms not more favorable to the purchaser thereof than the terms, in each case as set forth in the CIG First Offer Notice, at any time within 180 days (plus a sufficient number of days to allow for the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary FCC and other regulatory approvals applicable to such Sale) after the expiration of the NBCU Acceptance Period; provided, that CIG shall, upon receipt of a bona fide offer (the “CIG Last Offer”) from any Person or Persons with respect to such Subject Securities, promptly deliver to NBCU a written notice (a “CIG Last Look Notice”), which shall identify the Person or Persons making the CIG Last Offer and state the proposed offer price thereof, the amount and type of the Subject Securities proposed to be acquired, the form of consideration proposed to be paid and all other material terms and conditions of the CIG Last Offer, and NBCU or an NBCU Designee, as the case may be, shall have the right and option, for a period of 10 Business Days upon receipt of the CIG Last Look Notice by NBCU (the “NBCU Last Acceptance Period”), to offer to acquire such Subject Securities at the proposed offer price and upon the terms and subject to the conditions set forth in the CIG Last Offer. In the event NBCU or an NBCU Designee, as the case may be, accepts the CIG Last Offer during the NBCU Last Acceptance Period, such Person shall have 30 days to consummate the acquisition of such Subject Securities following the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary FCC and other regulatory approvals

9

applicable to such acquisition; provided, that such Person shall have 30 days to consummate the acquisition of such Subject Securities following the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary regulatory approvals (other than FCC approvals) applicable to such acquisition in the event that the Person or Persons making the CIG Last Offer are not required to obtain any FCC approval in order to acquire the Subject Securities.

(c) Notwithstanding anything to the contrary in Sections 5(a) and 5(b) hereof, for any transaction of Subject Securities with an aggregate total value of $5,000,000 or less, but in no event exceeding an aggregate total value of $75,000,000 in any calendar year, in each case as the value measured by the stated liquidation preference or principal amount of the Subject Securities and assuming a value of $0.75 per share for Class A Common Stock, CIG and its Affiliates may seek to Sell any of its Subject Securities at any time subject to the satisfaction of the following conditions:

(i) CIG shall deliver to NBCU a written notice (a “De Minimis First Offer Notice”), which shall (i) state CIG’s intention to Sell Subject Securities, the amount and type of Subject Securities to be Sold, the proposed Sale price therefor and all other material terms of the proposed Sale and (ii) offer (the “De Minimis First Offer”) to NBCU or an NBCU Designee the right to acquire all but not less than all of such Subject Securities at the proposed purchase price and upon the terms and subject to the conditions of the proposed transfer as set forth in the De Minimis First Offer Notice. NBCU or an NBCU Designee, as the case may be, shall have the right and option to accept the De Minimis First Offer for all (and not part) of such Subject Securities at the price and upon the terms and subject to the conditions as set forth in the De Minimis First Offer, by delivering a written notice to CIG within five Business Days after receipt of the De Minimis First Offer Notice by NBCU (the “De Minimis Acceptance Period”). In the event NBCU or an NBCU Designee, as the case may be, accepts the De Minimis First Offer during the De Minimis Acceptance Period, such Person shall have 30 days from the acceptance of the De Minimis First Offer to consummate the acquisition of the Subject Securities.

(ii) if NBCU or an NBCU Designee, as the case may be, shall fail to accept during the De Minimis Acceptance Period all of the Subject Securities offered for Sale pursuant to, or shall reject in writing, the De Minimis First Offer, CIG and its Affiliates may Sell such Subject Securities to any Person or Persons at a price not less than the price and on terms not more favorable to the purchaser thereof than the terms, in each case as set forth in the De Minimis First Offer Notice, at any time within 90 days (plus a sufficient number of days to allow for the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary FCC and other regulatory approvals applicable to such Sale) after the expiration of the De Minimis Acceptance Period.

(iii) For the avoidance of doubt, CIG shall not be obligated to provide NBCU with a CIG Last Look Notice for the Subject Securities that are subject to a De Minimis First Offer Notice.

10

(d) Sections 5(a), 5(b) and 5(c) hereof shall terminate upon the earlier of (i) the termination or expiration of the NBCU Option I or NBCU Option II, (ii) the Sale by NBCU and its Affiliates of the NBCU Option I or NBCU Option II to one or more Persons, other than the Persons acting with NBCU as a Group, or (iii) the Sale by NBCU or its Affiliates to one or more Persons, other than the Persons acting with NBCU as a Group, of securities of the Company representing, in the aggregate, more than 10% of the total voting power of the Company on a fully-diluted basis as of the Call Closing, or if the Call Closing does not occur, the later of the Exchange Offer Closing, the Exchange Offer Expiration or the closing of the Contingent Exchange; provided, that if NBCU and its Affiliates Sell to one or more Persons, other than the Persons acting with NBCU as a Group, securities of the Company representing, in the aggregate, in excess of 5%, but not more than 10%, of the total voting power of the Company as of the Call Closing, or if the Call Closing does not occur, the later of the Exchange Offer Closing, the Exchange Offer Expiration or the closing of the Contingent Exchange, NBCU and its Affiliates shall not have the right of CIG Last Offer described in Section 5(b) hereof.

(e) Sections 5(a), 5(b) and 5(c) hereof shall not bind any holder of the Subject Securities who acquires such Subject Securities from CIG and its Affiliates in compliance with this Section 5 and CIG and its Affiliates may pledge the Subject Securities without being subject to Section 5(a), 5(b) and 5(c) hereof so long as such rights shall apply to any Sale of such pledged Subject Securities by the pledgee thereof. Any purported Sale of the Subject Securities by CIG and its Affiliates in violation of this Section 5 shall be null and void.

SECTION 6. Representations and Warranties. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as presently conducted and proposed to be conducted.

(b) Such party has full power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(c) This Agreement has been duly and validly authorized, executed and delivered by such party, and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(d) The execution, delivery and performance of this Agreement by such party does not and will not (A) violate, conflict with, or constitute a breach of or default under such party’s organizational documents or (B) violate any Law applicable to such party.

(e) The execution, delivery and performance of this Agreement by it does not and will not (A) require it to obtain any consent, approval, authorization or other order of, or to make any filing, registration or qualification with any court, regulatory

11

body, administrative agency or other governmental body (except for (i) the pre-merger notification and waiting period requirements of the HSR Act and the approval by the FCC of the FCC Application pursuant to Section 310(d) of the Communications Act, in each case in connection with the exercise of the Put Right or the Call Right, or (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by NBCU or its designated Affiliate of the transactions contemplated by this Agreement) or (B) violate, conflict with, constitute a breach or default under, or result in the imposition of a Lien on any of such party’s material properties pursuant to, any agreement, arrangement, commitment or undertaking to which such party is a party or by which such party is bound and which would adversely affect such party’s ability to perform its obligations hereunder.

(f) Such party is not a party to any agreement which is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

SECTION 7. Additional Agreements

(a) Governmental Filings; Consents. Each of CIG and NBCU shall use, and shall cause its respective Affiliates to use, commercially reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, including approval by the FCC of the FCC Application pursuant to Section 310(d) of the Communications Act and any approvals required under the HSR Act, and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. As promptly as practicable but in no event later than 20 Business Days after giving the Put Exercise Notice or the Call Exercise Notice, as applicable, to the extent required by applicable Law, the parties hereto shall make and shall cause their respective Affiliates to make any filings required under the Communications Act, the HSR Act and other applicable Law. Each party hereto agrees to use its commercially reasonable best efforts to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested in connection with obtaining such authorizations, consents, orders and approvals, including the FCC Application or pursuant to the HSR Act.

(b) Inconsistent Actions. Once the FCC Application has been filed, and for so long as it is pending, none of NBCU, CIG nor any of their respective Affiliates shall take any action that could reasonably be expected to delay or hinder the grant of the FCC Application.

(c) Distribution. NBCU shall acquire the Subject Securities for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act, and shall not sell any Subject Securities purchased pursuant to this Agreement except in compliance with the Securities Act and applicable state securities or “blue sky” laws.

12

(d) Legends. CIG agrees to, and shall request the Company to cause, the imprinting, for so long as appropriate, of substantially the following legends on certificates representing any of the Subject Securities, as applicable:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS’ AGREEMENT, DATED AS OF MAY 4, 2007, AMONG ION MEDIA NETWORKS, INC., CIG MEDIA LLC AND NBC UNIVERSAL, INC.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE PUT/CALL AGREEMENT DATED AS OF MAY 4, 2007 BETWEEN NBC UNIVERSAL, INC. AND CIG MEDIA LLC.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

SECTION 8. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given when (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties at the following addresses (or such other address for a party as shall be specified in a notice given in accordance with this Section 8):

If to NBCU:

NBC Universal, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attention: General Counsel
Tel: 212-646-7024
Fax: 212-646-4733

With a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: John A. Marzulli, Jr.
Tel: 212-848-8590
Fax: 646-848-8590

13

If to CIG:

CIG Media LLC
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Attention: Matthew B. Hinerfeld
Tel: 312-395-3167
Fax: 312-267-7628

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Robert Schwenkel
Steven Steinman
Tel: 212-859-8000
Fax: 212-859-4000

9. Transferability of Put/Call Right. Either party hereto may assign all or any of its rights and obligations hereunder to its Affiliates, provided that no such assignment shall relieve the assigning party of its obligations hereunder. If CIG transfers any of its Subject Securities to a Person that is not an Affiliate (a “Transferee”) in compliance with Section 5 hereof, such Subject Securities shall cease to be Subject Securities and no longer be subject to the Put Right or the Call Right; provided, however, that if CIG transfers all or substantially all of the Subject Securities to a Transferee, CIG may assign all of its rights, including the Put Right, and obligations hereunder to such Transferee, provided that such Transferee expressly agrees in writing to be bound hereby and that such transferred Subject Securities shall remain subject to the Call Right and delivers a written notice of such transfer to NBCU immediately following the consummation of such transfer. Except as otherwise agreed in writing by NBCU, no Transferee shall be permitted to put any securities of the Company other than Subject Securities to NBCU or its Affiliates in connection with the exercise of the Put Right. NBCU shall have the right to assign all of its rights, including the Call Right, and obligations hereunder to any Person referred to in clauses (ii) or (iii) of the definition of Trigger Event in connection with the Trigger Event so long as NBCU assures the payments obligations of such Person at the Put Right Closing or the Call Right Closing, as applicable, and such Person expressly agrees in writing to be bound hereby and delivers a written notice to CIG immediately following the consummation of such assignment.

10. Miscellaneous. (a) The Transaction Agreements and the documents described therein or attached or delivered pursuant thereto set forth the entire agreement between the parties thereto with respect to the transactions contemplated by such agreements. Any provision of this Agreement may be amended or modified in whole or in part at any time only by an agreement in writing signed by all of the parties. No failure on the part of any party to exercise, and no delay in exercising, any right shall

14

operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

(b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(c) This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(d) No right, power or remedy conferred upon any party in this Agreement shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Agreement or now or hereafter available at law or in equity or by statute or otherwise. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

(e) Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

(f) The section headings, captions and table of contents contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

(g) This Agreement shall be binding upon and shall inure to the benefit of NBCU and CIG, and their respective successors and permitted assigns.

(h) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that any fees or expenses incurred with respect to the engagement of an investment banker by CIG and NBCU to settle disputes with respect to the calculation of the Put Purchase Price or the Call Purchase Price, as the case may be, shall be shared by CIG and NBCU in proportion to the relative differences between their

15

respective calculations of the Put Purchase Price or the Call Purchase Price, as the case may be, and the amount determined by such investment banker.

(i) This agreement shall terminate and become of no further force and effect on the earliest to occur of (i) the Put Right Closing or the Call Right Closing, as the case may be, (ii) the later to occur of the termination (without exercise) of (x) NBCU Option I, and (y) NBCU Option II, (iii) the written consent of the parties hereto, (iv) the expiration of the fifth and final Renewed Call Exercise Period, and (v) the date when there are no Subject Securities.

(j) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

(k) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10(k).

[Signature Page to Follow]

16

IN WITNESS WHEREOF, NBCU and CIG have caused this Agreement to be executed by their respective representatives on the date first above written.

CIG MEDIA LLC

By:	/s/ Matthew Hinerfeld
Name: Matthew Hinerfeld
Title: Managing Director and Deputy General Counsel

NBC UNIVERSAL, INC.

By:	/s/ Lynn A. Calpeter
Name: Lynn A. Calpeter
Title: Executive Vice President and Chief Financial Officer

EXHIBIT W to the Master Transaction Agreement

Form of Certificate of Amendment

Exhibit W to the
Master Transaction Agreement

Form of Certificate of Amendment

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF ION MEDIA NETWORKS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, ION Media Networks, Inc., a Delaware corporation (the “Corporation”), hereby amends its Certificate of Incorporation as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article Fourth in its entirety and inserting the following in lieu thereof:

“FOURTH. The total authorized capital stock of this Corporation shall be 3,035,000,000 shares of Common Stock, with a par value of $0.001 per share, and 1,000,000 shares of preferred stock, with a par value of $0.001 per share.

Of the 3,035,000,000 hares of Common Stock which the Corporation is authorized to issue:

(a) 1,000,000,000 shares (“Class A Common”) will be designated “Class A Common Stock,”

(b) 35,000,000 shares (“Class B Common” and, together with the Class A Common, the “Voting Common”) will be designated “Class B Common Stock,”

(c) 1,000,000,000 shares (“Class C Common”) will be designated “Class C Non-Voting Common Stock,” and

(d) 1,000,000,000 shares (“Class D Common”) will be designated “Class D Non-Voting Common Stock.” The Class A Common, Class B Common, Class C Common and Class D Common, are collectively referred to herein as the “Common Stock.”

Except as otherwise provided in this Article Fourth or as otherwise required by applicable law, all shares of Class A Common, Class B Common, Class C Common and Class D Common shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges subject to the same qualifications, limitations and restrictions.

 1. Voting Rights. Except as otherwise provided in this Article Fourth or as otherwise required by applicable law, (a) holders of Class A Common shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation and shall vote together with the holders of Class B Common as a single class on all such matters, (b) holders of Class B Common shall be entitled to ten votes per share on all matters to be voted on by the stockholders of the Corporation and shall vote together with the holders of Class A Common as a single class on all such matters, (c) holders of Class C Common shall have no right to vote on any matter to be voted on by the stockholders of the Corporation; provided, however, that the approval of the holders of a majority of the outstanding Class C Common, voting as a separate class, shall be required for any merger or consolidation of the Corporation with or into another entity or entities, any sale of all or substantially all the Corporation’s assets, or any recapitalization or reorganization, if as a result of any of the foregoing the shares of Class C Common would be converted into the right to receive or would be exchanged for consideration different on a per share basis than the consideration received with respect to or in exchange for shares of Voting Common or would otherwise be treated differently from shares of Voting Common in connection with such transaction, except that shares of Class C Common may, without such a separate class vote, be converted into the right to receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or in exchange for Voting Common so long as (i) such non-voting securities are convertible into such voting securities on the same terms as Class C Common is convertible into Class A Common and (ii) all other consideration is equal on a per share basis, and (d) holders of Class D Common shall have no right to vote on any matter to be voted on by the stockholders of the Corporation; provided, however, that the approval of the holders of a majority of the outstanding Class D Common, voting as a separate class, shall be required for any merger or consolidation of the Corporation with or into another entity or entities, any sale of all or substantially all the Corporation’s assets, or any recapitalization or reorganization, if as a result of any of the foregoing the shares of Class D Common would be converted into the right to receive or would be exchanged for consideration different on a per share basis than the consideration received with respect to or in exchange for shares of Voting Common or would otherwise be treated differently from shares of Voting Common in connection with such transaction, except that shares of Class D Common may, without such a separate class vote, be converted into the right to receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or in exchange for Voting Common so long as all other consideration is equal on a per share basis.

2. Dividends. As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Class A Common, the holders of Class B Common, the holders of Class C Common and the holders of Class D Common shall be entitled to participate in such dividends ratably on a per share basis; provided, however, that (i) if dividends are declared which are payable in shares of Class A Common, Class B Common, Class C Common or Class D Common, then dividends shall be declared which are payable at the same rate on all four classes of Common Stock and the dividends payable in shares of Class A Common shall be payable to holders of Class A Common, dividends payable in shares of Class B Common shall be payable to holders of Class B Common, dividends payable in shares of Class C Common shall be payable to holders of Class C Common and dividends payable in shares of Class D Common shall be payable to holders of Class D Common and (ii) if the dividends consist of other voting securities of the Corporation, then the Corporation shall pay (A) to each holder of Class C Common, dividends consisting of non-voting securities of the Corporation which are otherwise identical to such other voting securities and which are convertible into or exchangeable for such voting securities on the same terms as Class C Common is convertible into Class A Common, and (B) to each holder of Class D Common, dividends consisting of non-voting securities of the Corporation which are otherwise identical to such other voting securities and which are non-convertible.

3. Liquidation. The holders of Class A Common, Class B Common, Class C Common and Class D Common shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

           4. Conversion.

   4A. Conversion of Class B Common. At any time, each holder of Class B Common shall be entitled to convert any or all shares of Class B Common then held by such holder into the same number of shares of Class A Common.

4B. Conversion of Class C Common. Upon the occurrence of any Class C Conversion Event, each share of Class C Common that is (x) disposed of by a holder of Class C Common in the case of paragraph 4B(i)(a) or (y) held by a holder of Class C Common in the case of paragraph 4B(i)(b), shall be automatically converted into the same number of shares of Class A Common.

               (i) For purposes of this paragraph 4B, a “Class C Conversion Event” shall mean either of the following: (a) the disposition of shares of Class C Common to any person that the holder of Class C Common determines is not prevented under the Communications Act from holding shares of Class A Common or (b) the holder of shares of Class C Common determines that the Communications Act no longer prohibit such holder from holding shares of Class A Common, , in either case, after consultation by such Person with outside legal counsel and, if required by the Corporation, delivery by such Person to the Corporation an opinion of legal counsel reasonably acceptable to the Corporation to the effect that the Conversion of such Class C Common Stock to Class A Common Stock will not violate or conflict with the Communications Act.

(ii) For purposes of this paragraph 4B, “person” shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization.

           4C. Conversion Procedure.

               (i) Each conversion of shares of one series of Common Stock into shares of another series of Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice, if applicable, by the holder of such series of Common Stock stating that such holder desires to convert the shares, or a stated number of the shares, of such series of Common Stock represented by such certificate or certificates into shares of the other series of Common Stock into which such series is to be converted pursuant to the terms hereof. Each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, if applicable, and at such time the rights of the holder of the converted Class B Common or Class C Common, as the case may be, as such holder shall cease and the person or persons in whose name or names the certificate or certificates for shares of Class A Common are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common represented thereby.

               (ii) Promptly after the surrender of certificates representing the shares to be converted, duly executed or otherwise in proper form for transfer, and the receipt of written notice, if applicable, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions (a) the certificate or certificates for the Class A Common issuable upon such conversion and (b) a certificate representing any Class B Common or Class C Common which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

               (iii) The issuance of certificates for Class A Common upon conversion of Class B Common or Class C Common will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Common.

               (iv) All shares of Class A Common which are issuable upon the conversion of the other series of Common Stock shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens (other than any lien which existed in respect of the shares which were converted, immediately prior to such conversion) and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Common may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class A Common may be listed (except for official notice of issuance, which will be immediately transmitted by the Corporation upon issuance).

(v) The Corporation shall not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Common Stock.

           4D. Stock Splits. If the Corporation in any manner subdivides or combines the outstanding shares of one series of Common Stock, the outstanding shares of each other series of Common Stock shall be proportionately subdivided or combined in a similar manner.

           5. Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any series of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such series represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such series as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

           6. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any series of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided, however, that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

           7. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

          8. Amendment and Waiver. In addition to any vote required by law, no amendment or waiver of any provision of this Article Fourth shall be effective without the prior approval of the holders of a majority of the then outstanding Class C Common voting as a separate class.

2. Said amendments were adopted by resolution of the Board of Directors and approved by a majority vote of the outstanding stock entitled to vote thereon, and a majority of each class entitled to vote thereon as a class, pursuant to Section 228 and Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Corporation has caused this Certificate to be signed by R. Brandon Burgess, its Chief Executive Officer, this _____ day of _____, 2007.

ION MEDIA NETWORKS, INC.

By:
R. Brandon Burgess
Chief Executive Officer

EXHIBIT X to the Master Transaction Agreement

Registration Rights Agreement
for Series B Convertible Subordinated Debt

Exhibit X
to the Master Transaction Agreement

Registration Rights Agreement for Series B Convertible Subordinated Debt

REGISTRATION RIGHTS AGREEMENT

                                This REGISTRATION RIGHTS AGREEMENT is dated as of May 4, 2007 (the “Agreement”), by and among ION Media Networks, Inc., a Delaware corporation (the “Company”), on the one hand, and NBC Universal, Inc., a Delaware corporation (“NBCU”), NBC Palm Beach Investment I, Inc., a California corporation (“NBC Palm Beach I”), NBC Palm Beach Investment II, Inc., a California corporation (“NBC Palm Beach II,” and together with NBCU and NBC Palm Beach I, the “NBCU Entities”), and CIG Media LLC, a Delaware limited liability company (“CIG”) (“CIG” and together with the NBCU Entities, the “Purchasers”), on the other hand.

                                This Agreement is entered into in connection with the Master Transaction Agreement by and among the Company and the Purchasers, dated as of May 3, 2007 (the “Transaction Agreement”), which provides for, among other things, the issuance and sale by the Company of 11% Series B Mandatorily Convertible Senior Subordinated Notes due 2013 (the “Notes”) to the Purchasers. In order to induce the Purchasers to enter into the Transaction Agreement and certain other agreements, the Company has agreed to provide the registration rights set forth in this Agreement for the sole benefit of the Purchasers and their respective affiliates and not for the benefit of any subsequent holder or holders of the Notes (except as set forth in Section 5(d) hereof).

                                In consideration of the foregoing, the parties hereto agree as follows:

                                1.             Definitions. As used in this Agreement, the following terms shall have the following meanings:

                                “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

                                “Company” shall have the meaning set forth in the preamble and shall also include the Company’s successors.

                                “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

                                “Holders” shall mean (i) the Purchasers, for so long as they own any Transfer Restricted Securities, and (ii) any subsequent holder of Transfer Restricted Securities to the extent that such subsequent holder is entitled to the benefit of the registration rights set forth in this Agreement pursuant to Section 5(d) hereof.

                                “Indenture” shall mean the Indenture relating to the Notes dated as of May 3, 2007 among the Company and The Bank of New York Trust Company, N.A., as trustee, and as the same may be amended and supplemented from time to time in accordance with the terms thereof.

1

                                “Initial Public Offering” shall have the meaning set forth in the Registration Rights Agreement for New Securities.

                                “Inspector” shall have the meaning set forth in Section 3(m) hereof.

                                “Majority Holders” shall mean the Holders of a majority of the aggregate principal amount of outstanding Transfer Restricted Securities; provided that whenever the consent or approval of Holders of a specified percentage of Transfer Restricted Securities is required hereunder, Transfer Restricted Securities owned directly or indirectly by the Company or any of its subsidiaries shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage or amount.

                                “Notes” shall have the meaning set forth in the preamble.

                                “Person” shall mean an individual, partnership, limited partnership, limited liability company, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

                                “Prospectus” shall mean the prospectus included in a Registration Statement, including any preliminary prospectus, and any such prospectus as amended or supplemented by any prospectus supplement, including a prospectus supplement with respect to the terms of the offering of any portion of the Transfer Restricted Securities covered by the Shelf Registration Statement, and by all other amendments and supplements to such prospectus, and in each case including any document incorporated by reference therein.

                                “Purchasers” shall have the meaning set forth in the preamble.

                                “Registration Expenses” shall mean any and all expenses incident to performance of or compliance by the Company with this Agreement, including, without limitation, (i) all SEC, stock exchange or National Association of Securities Dealers, Inc. registration and filing fees, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel for any Underwriters or Holders in connection with blue sky qualification of any Transfer Restricted Securities), (iii) all expenses of any Persons (other than counsel) in preparing or assisting in preparing, word processing, printing and distributing any Registration Statement, any Prospectus and any amendments or supplements thereto, any underwriting agreements, securities sales agreements or other similar agreements and any other documents relating to the performance of and compliance with this Agreement, (iv) all rating agency fees, (v) all fees and disbursements relating to the qualification of the Indenture under applicable securities laws, (vi) the fees and disbursements of the Trustee and its counsel, (vii) the fees and disbursements of counsel for the Company, (viii) the fees and disbursements of counsel for CIG and counsel for the NBC Entities and the fees and disbursements of one counsel for the Holders (which counsel shall be selected by the Majority Holders), in each case, not in excess of $50,000 per single registration and (xi) the fees and disbursements of the independent public accountants of the Company, including the expenses of any special audits or “comfort” letters required by or incident to the performance of and compliance with this Agreement, but excluding underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Transfer Restricted Securities by a Holder.

                                “Registration Rights Agreement for New Securities” means that certain Registration Rights Agreement, dated May 4, 2007, among the Company, NBCU and CIG, in the form attached as Exhibit E to the Transaction Agreement.

                                “SEC” shall mean the Securities and Exchange Commission.

                                “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

                                “Shelf Effectiveness Period” shall have the meaning set forth in Section 2(a) hereof.

                                “Shelf Registration” shall mean a registration effected pursuant to Section 2(a) hereof.

                                “Shelf Registration Statement” shall mean a “shelf” registration statement of the Company that covers all the Transfer Restricted Securities (and may cover other securities of the Company) on an appropriate form (including, without limitation, Form S-1 or Form S-3) under Rule 415 under the Securities Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and any document incorporated by reference therein. To the extent the Company is eligible (i) a Shelf Registration Statement on Form S-1 may be refiled at any time on Form S-3, (ii) the Shelf Registration Statement may be filed in the form of an “automatic shelf registration statement” (as defined in Rule 405 under the Securities Act), and (iii) the Shelf Registration Statement may be refiled at any time as an automatic shelf registration statement.

                                “Staff” shall mean the staff of the SEC.

                                “Transaction Agreement” shall have the meaning set forth in the preamble.

                                “Transfer Restricted Securities”: Each Note until the earliest of:

(i)	the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement;

(ii)	the date on which such Note is transferred in compliance with Rule 144 (or any other similar provision then in force) under the Securities Act or transferable pursuant to paragraph (k) of Rule 144 under the Securities Act (or any other similar provision then in force);

(iii)	the date on which such Note ceases to be outstanding (whether as a result of redemption, repurchase and cancellation, conversion or otherwise); or

(iv)	the date on which such Note is sold, transferred or otherwise assigned to a Person other than a Holder.

                                “Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended from time to time.

                                “Trustee” shall mean the trustee with respect to the Notes under the Indenture.

                                “Underwriter” shall have the meaning set forth in Section 3 hereof.

                                “Underwritten Offering” shall mean an offering in which Transfer Restricted Securities are sold to an Underwriter for reoffering to the public.

                                2.             Registration Under the Securities Act.

                                (a)  After the consummation of an Initial Public Offering, upon a written demand (each, “Shelf Demand”) of CIG (if it then is a Holder), the NBC Entities (if it then is a Holder) or the Majority Holders, the Company shall be required to file, on one and only one occasion, a Shelf Registration Statement with the SEC to cover resales of the Transfer Restricted Securities. In that case, the Company will use its commercially reasonable efforts to (i) file the Shelf Registration Statement as promptly as practicable, but in any event no later than the sixtieth 60th calendar day after receipt of a Shelf Demand, (ii) cause the Shelf Registration Statement to declared effective under the Securities Act as soon as practicable thereafter, but in any event no later than the one hundred twentieth 120th calendar day after the receipt of a Shelf Demand and (iii) maintain the effectiveness of the Shelf Registration Statement during the Shelf Effectiveness Period (defined below).

                                The Company agrees to use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended as required by the Securities Act and by the provisions of Section 3 hereof to the extent necessary to ensure that (A) it is available for resales by the Holders of Transfer Restricted Securities entitled, subject to the terms and conditions hereof, to the benefit of this Agreement and (B) conforms with the requirements of this Agreement and the Securities Act and the rules and regulations of the SEC promulgated thereunder as announced from time to time, for a period (the “Shelf Effectiveness Period”) from the date the Shelf Registration Statement becomes effective until the date that the Notes have ceased to be Transfer Restricted Securities.

                                The Company shall be deemed not have used its commercially reasonable efforts to keep the Shelf Registration Statement effective during the Shelf Effectiveness Period if it voluntarily takes any action that would result in Holders of Transfer Restricted Securities not being able to offer and sell such securities at any time during the Shelf Effectiveness Period, unless such action is (x) required by applicable law or otherwise undertaken by the Company in good faith and for valid business reasons (not including avoidance of the Company’s obligations hereunder), including the acquisition or divestiture of assets, or (y) permitted by the second to the last paragraph of Section 3 hereof.

                                (b)           The Company shall pay all Registration Expenses in connection with the registration pursuant to Section 2(a) hereof. Each Holder shall pay all underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of such Holder’s Transfer Restricted Securities pursuant to the Shelf Registration Statement.

                                (c)           A Shelf Registration Statement pursuant to Section 2(a) hereof will not be deemed to have become effective unless it has been declared effective by the SEC.

                                In the event that the Shelf Registration is not declared effective by the date specified in Section 2(a) (the “Target Registration Date”), the interest rate on the Transfer Restricted Securities will be increased by (i) 0.25% per annum for the first 90-day period immediately following the Target Registration Date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until the Shelf Registration Statement, if required hereby, is declared effective by the SEC or the Notes become freely tradable under the Securities Act, at which time the interest rate on the Transfer Restricted Securities will revert to the original interest rate borne by such Transfer Restricted Securities.

                                If the Shelf Registration Statement, if required hereby, has been declared effective and thereafter either ceases to be effective or the Prospectus contained therein ceases to be usable at any time during the Shelf Effectiveness Period (other than for reasons described in clauses (x) and (y) of the last paragraph of Section 2(a) hereof), and such failure to remain effective or usable exists for more than 60 days (whether or not consecutive) (plus any time required in connection with updating the Shelf Registration Statement in accordance with Section 10(a)(3) of the Securities Act) in any 12-month period, then the interest rate on the Transfer Restricted Securities will be increased by 0.25% per annum for the first 90-day period immediately commencing on the 61st day (whether or not consecutive) in any 12-month period, which rate shall be increased by an additional 0.25% per annum at the beginning of each subsequent 90-day period, and continue thereafter, in each case until the Shelf Registration Statement has again been declared effective or the Prospectus again becomes usable, at which time the interest rate on the Transfer Restricted Securities will revert to the original interest rate borne by such Transfer Restricted Securities.

                                Notwithstanding the foregoing, the maximum aggregate increase in the interest rate borne by the Transfer Restricted Securities pursuant to this Section 2(c) shall in no event exceed 0.50% per annum. For the avoidance of doubt, in no event shall the interest rate increase with respect to any other securities of the Company, as a result of this Section 2(c).

                                (d)           Without limiting the remedies available to the Holders, the Company acknowledges that any failure by the Company to comply with its obligations under Section 2(a) hereof may result in material irreparable injury to the Holders for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of any such failure, the Holders may obtain such relief as may be required to specifically enforce the Company’s obligations under Section 2(a) hereof.

                               3.            Registration Procedures. In connection with its obligations pursuant to Section 2(a) hereof, the Company shall as expeditiously as reasonably possible:

(a) prepare and file with the SEC the Shelf Registration Statement on the appropriate form under the Securities Act, which form (x) shall be selected by the Company, (y) shall be available for the sale of the Transfer Restricted Securities by the selling Holders thereof and (z) shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith; and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective for the applicable period in accordance with Section 2 hereof;

(b) prepare and file with the SEC such amendments, supplements and post-effective amendments to the Shelf Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period in accordance with Section 2 hereof and cause each Prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act; and keep each Prospectus current during the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the Transfer Restricted Securities;

(c) furnish to CIG, the NBC Entities and Holders of Transfer Restricted Securities and their respective counsel (the counsel for Holders of Transfer Restricted Securities shall be selected by Holders of a majority in principal amount of Transfer Restricted Securities covered by the Shelf Registration) and to each Underwriter of an Underwritten Offering of Transfer Restricted Securities, if any, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto, in order to facilitate the sale or other disposition of the Transfer Restricted Securities thereunder; and the Company consents to the use of such Prospectus and any amendment or supplement thereto in accordance with applicable law by each of the selling Holders of Transfer Restricted Securities and any such Underwriters in connection with the offering and sale of the Transfer Restricted Securities covered by and in the manner described in such Prospectus or any amendment or supplement thereto in accordance with applicable law;

(d) use its commercially reasonable efforts to register or qualify the Transfer Restricted Securities under all applicable state securities or blue sky laws of such jurisdictions as any Holder of Transfer Restricted Securities covered by a Registration Statement shall reasonably request in writing by the time the applicable Registration Statement is declared effective by the SEC; cooperate with the Holders in connection with any filings required to be made with the National Association of Securities Dealers,

Inc.; and do any and all other acts and things that may be reasonably necessary or advisable to enable each Holder to complete the disposition in each such jurisdiction of the Transfer Restricted Securities owned by such Holder; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction, (iii) subject itself to taxation in any such jurisdiction if it is not so subject or (iv) make any change to its certificate of incorporation or by-laws or any agreement between it and its stockholders;

(e) notify CIG, the NBC Entities and Holders of Transfer Restricted Securities and their respective counsel (the counsel for Holders of Transfer Restricted Securities shall be selected by Holders of a majority in principal amount of Securities covered by the Shelf Registration) promptly and, if requested by any such Holder or counsel, confirm such advice in writing (i) when the Shelf Registration Statement has become effective and when any post-effective amendment thereto has been filed and becomes effective, (ii) of any request by the SEC or any state securities authority for amendments and supplements to the Shelf Registration Statement and Prospectus or for additional information after the Shelf Registration Statement has become effective, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of any proceedings for that purpose, (iv) if, between the effective date of the Shelf Registration Statement and the closing of any sale of Transfer Restricted Securities covered thereby, the representations and warranties of the Company contained in any underwriting agreement, securities sales agreement or other similar agreement, if any, relating to an offering of such Transfer Restricted Securities cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the Transfer Restricted Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, (v) of the happening of any event during the period the Shelf Registration Statement is effective that makes any statement made in such Registration Statement or the related Prospectus untrue in any material respect or that requires the making of any changes in such Registration Statement or Prospectus in order to make the statements therein not misleading and (vi) of any determination by the Company that a post-effective amendment to a Registration Statement would be appropriate;

(f) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement at the earliest possible moment and provide immediate notice to each Holder of the withdrawal of any such order;

(g) furnish to each Holder of Transfer Restricted Securities, without charge, at least one conformed copy of the Shelf Registration Statement and any post-effective amendment thereto (without any documents incorporated therein by reference or exhibits thereto, unless requested);

(h) cooperate with the selling Holders of Transfer Restricted Securities to facilitate the timely preparation and delivery of certificates representing Transfer Restricted Securities to be sold and not bearing any restrictive legends and enable such Transfer Restricted Securities to be issued in such denominations and registered in such names (consistent with the provisions of the Indenture) as the selling Holders may reasonably request at least one Business Day prior to the closing of any sale of Transfer Restricted Securities;

(i) upon the occurrence of any event contemplated by Section 3(e)(v) hereof, use its commercially reasonable efforts to prepare and file with the SEC a supplement or post-effective amendment to the Shelf Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to purchasers of the Transfer Restricted Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and the Company shall notify the Holders of Transfer Restricted Securities to suspend use of the Prospectus as promptly as practicable after the occurrence of such an event, and such Holders hereby agree to suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission;

(j) a reasonable time prior to the filing of the Shelf Registration Statement, any Prospectus, any amendment to the Shelf Registration Statement or amendment or supplement to a Prospectus (excluding any document that is to be incorporated by reference into the Shelf Registration Statement or a Prospectus after initial filing of such Registration Statement), provide copies of such document to CIG, the NBC Entities and the Majority Holders of Transfer Restricted Securities and their counsel and make such of the representatives of the Company as shall be reasonably requested by CIG, the NBC Entities and the Majority Holders of Transfer Restricted Securities or their counsel available for discussion of such document; and the Company shall not, at any time after initial filing of the Shelf Registration Statement, file any Prospectus, any amendment of or supplement to the Shelf Registration Statement or a Prospectus, (excluding any document that is to be incorporated by reference into the Shelf Registration Statement or a Prospectus), of which CIG, the NBC Entities or the Majority Holders of Transfer Restricted Securities and their counsel shall not have previously been advised and furnished a copy and shall give good faith consideration to their comments thereon;

(k) obtain a CUSIP number for all Transfer Restricted Securities not later than the effective date of a Registration Statement;

(l) cause the Indenture to be qualified under the Trust Indenture Act in connection with the registration of the Transfer Restricted Securities; cooperate with the

Trustee and the Holders to effect such changes to the Indenture as may be required for the Indenture to be so qualified in accordance with the terms of the Trust Indenture Act; and execute, and use its commercially reasonable efforts to cause the Trustee to execute, all documents as may be required to effect such changes and all other forms and documents required to be filed with the SEC to enable the Indenture to be so qualified in a timely manner;

(m) in the case of an Underwritten Offering off of the Shelf Registration, make available for inspection during normal business hours upon reasonable notice by a representative of the Holders of the Transfer Restricted Securities (an “Inspector”), any Underwriter participating in any disposition pursuant to such Shelf Registration Statement, and one firm of attorneys and one firm of accountants designated by the Inspector, in a reasonable manner, all pertinent financial and other records, documents and properties of the Company, and cause the officers, directors and employees of the Company, during normal business hours upon reasonable notice, to supply all information reasonably requested by any such Inspector, Underwriter, attorney or accountant in connection with an Underwritten Offering off of the Shelf Registration Statement; provided that if any such information is identified by the Company as being confidential or proprietary, each Person receiving such information shall take such actions as are reasonably necessary to protect the confidentiality of such information to the extent such action is otherwise not inconsistent with, an impairment of or in derogation of the rights and interests of any Inspector, Holder or Underwriter and shall sign customary confidentiality agreements reasonably requested by the Company prior to the receipt of such information and any Person legally compelled to disclose any such confidential information made available for inspection shall provide the Company with prompt written notice of such requirement so that the Company may seek a protection order or any other appropriate remedy;

(n) if reasonably requested by any Holder of Transfer Restricted Securities covered by the Shelf Registration Statement, promptly incorporate in a Prospectus supplement or post-effective amendment such information with respect to such Holder as such Holder reasonably requests to be included therein and make all required filings of such Prospectus supplement or such post-effective amendment as soon as the Company has received notification of the matters to be incorporated in such filing; and

(o) in the case of an Underwritten Offering off of the Shelf Registration, enter into such customary agreements and take all such other actions in connection therewith (including those requested by the Holders of a majority in principal amount of the Transfer Restricted Securities being sold) in order to expedite or facilitate the disposition of such Transfer Restricted Securities including, but not limited to, an Underwritten Offering and in such connection, (i) to the extent possible, make such representations and warranties to the Holders and any Underwriters of such Transfer Restricted Securities with respect to the business of the Company and its subsidiaries, the Shelf Registration Statement, Prospectus and documents incorporated by reference or deemed incorporated by reference, if any, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same if and when requested, (ii) obtain opinions of counsel to the Company (which counsel and opinions, in form, scope and substance, shall be reasonably satisfactory to the Holders and such Underwriters and their respective counsel) addressed to each selling Holder and Underwriter of Transfer Restricted Securities, covering the matters customarily covered in opinions requested in underwritten offerings, (iii) use commercially reasonable efforts to obtain “comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other certified public accountant of any subsidiary of the Company, or of any business acquired by the Company for which financial statements and financial data are or are required to be included in the Shelf Registration Statement) addressed to each selling Holder and Underwriter of Transfer Restricted Securities, such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters in connection with underwritten offerings and (iv) deliver such documents and certificates as may be reasonably requested by the Holders of a majority in principal amount of the Transfer Restricted Securities being sold or the Underwriters, and which are customarily delivered in underwritten offerings, to evidence the continued validity of the representations and warranties of the Company made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in an underwriting agreement; provided, however, that in the event of an Underwritten Offering off of the Shelf Registration for the benefit of the Purchasers, the Purchasers shall be limited to one opinion of counsel to the Company and one “comfort letter.”

                                With respect to the Shelf Registration Statement, the Company may require each Holder of Transfer Restricted Securities to furnish to the Company such information regarding such Holder (including, without limitation, a customary selling Holder questionnaire) and the proposed disposition by such Holder of such Transfer Restricted Securities as the Company may from time to time reasonably request in writing.

                                Each Holder of Transfer Restricted Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(e)(iii) or 3(e)(v) hereof, such Holder will forthwith discontinue disposition of Transfer Restricted Securities pursuant to the Shelf Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3(i) hereof and, if so directed by the Company, such Holder will deliver to the Company all copies in its possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Transfer Restricted Securities that is current at the time of receipt of such notice.

                                If the Company shall give any such notice to suspend the disposition of Transfer Restricted Securities pursuant to the Shelf Registration Statement, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such notice to and including the date when the Holders shall have received copies of the supplemented or amended Prospectus necessary to resume such dispositions. The Company may give any such notice only twice during any 365-day period and any such suspensions shall not exceed 90 calendar days (plus any time required in connection with updating the Shelf Registration Statement in accordance with Section 10(a)(3) of the Securities Act) per year for all extensions.

                                The Holders of Transfer Restricted Securities covered by the Shelf Registration Statement who desire to do so may sell such Transfer Restricted Securities in an Underwritten Offering. In any such Underwritten Offering, the investment banker or investment bankers and manager or managers (the “Underwriters”) that will administer the offering will be selected by CIG and the NBC Entities with the Company’s consent, not to be unreasonably withheld.

                                4.             Indemnification and Contribution.

                                (a)           The Company agrees to indemnify and hold harmless each Holder, their respective affiliates, directors and officers and each Person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all out-of-pocket losses, claims, damages and liabilities (including, without limitation, reasonable legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement or any Prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Holder furnished to the Company in writing through any selling Holder expressly for use therein.

                                (b)           Each Holder agrees, severally and not jointly, to indemnify and hold harmless the Company and the other selling Holders, their respective affiliates, the directors of the Company, each officer of the Company who signed the Shelf Registration Statement and each Person, if any, who controls the Company or any other selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Holder furnished to the Company in writing by such Holder expressly for use in the Shelf Registration Statement and any Prospectus; provided, that the liability of each Holder hereunder shall not exceed the net proceeds received by such Holder from the sale of Transfer Restricted Securities covered by such Registration Statement.

                                (c)           If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such Person (the “Indemnified Person”) shall promptly notify the Person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided  that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 4 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 4. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 4 that the Indemnifying Person may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed in writing to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm (x) for any Holder, its affiliates, directors and officers and any control Persons of such Holder shall be designated in writing by CIG, the NBC Entities and the Majority Holders and (y) in all other cases shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment, as required by paragraphs (a) and (b) of this Section 4. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for the reasonable fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by the Indemnifying Person of such request, (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement and (iii) such Indemnified Person shall have given the Indemnifying Person at least 30 days prior written notice of its intention to settle. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding.

                                (d)           If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company from the issuance of the Notes to the Purchasers, on the one hand, and by the Holders from receiving Notes registered under the Securities Act, on the other hand, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company on the one hand and the Holders on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and the Holders on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                                (e)           The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such party in connection with any such action or claim. Notwithstanding the provisions of this Section 4, in no event shall a Holder be required to contribute any amount in excess of the amount by which the total price at which the Notes sold by such Holder exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                                (f)            The remedies provided for in this Section 4 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

                                (g)           The indemnity and contribution provisions contained in this Section 4 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Holder, their respective affiliates or any Person controlling any Holder, or by or on behalf of the Company, its affiliates or the officers or directors of or any Person controlling the Company and (iii) any sale of Transfer Restricted Securities pursuant to the Shelf Registration Statement.

                                5.             General.

                                (a)           No Inconsistent Agreements. The Company represents, warrants and agrees that (i) the rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of any other outstanding securities issued or guaranteed by the Company under any other agreement and (ii) neither the Company has entered into, or on or after the date of this Agreement will enter into, any agreement that is inconsistent with the rights granted to the Holders of Transfer Restricted Securities in this Agreement or otherwise conflicts with the provisions hereof.

                                (b)           Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of Holders of at least a majority in aggregate principal amount of the outstanding Transfer Restricted Securities affected by such amendment, modification, supplement, waiver or consent; provided that no amendment, modification, supplement, waiver or consent to any departure from the provisions of Section 4 hereof shall be effective as against any Holder of Transfer Restricted Securities unless consented to in writing by such Holder. Any amendments, modifications, supplements, waivers or consents pursuant to this Section 5(b) shall be by a writing executed by each of the parties hereto.

                                (c)           Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery (i) if to a Holder, at the most current address given by such Holder to the Company by means of a notice given in accordance with the provisions of this Section 5(c), which address initially is, with respect to the Purchasers, the address set forth in the Transaction Agreement; (ii) if to the Company, initially at the Company’s address set forth in the Transaction Agreement and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 5(c); and (iii) to such other persons at their respective addresses as provided in the Transaction Agreement and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 5(c). All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; and on the next Business Day if timely delivered to an air courier guaranteeing overnight delivery. Copies of all such notices, demands or other communications shall be concurrently delivered by the Person giving the same to the Trustee, at the address specified in the Indenture.

                                (d)           Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties; provided, however, that the registration rights set forth in this Agreement are for the sole benefit of the Purchasers and not for the benefit of any subsequent holder of the Notes unless and to the extent (1) such subsequent holder shall have acquired Notes in the aggregate amount of $25.0 million or more from one or more Holders or their respective affiliates; and (2) the transferors shall have expressly acknowledged, in writing, with a copy to the Company and each other Holder, that the transferee will be deemed a “Holder” under this Agreement for as long as it shall hold Transfer Restricted Securities. Notwithstanding anything to the contrary contained in this Agreement, the registration rights set forth in this Agreement are for the benefit of subsequent holders of the Notes that are affiliates of the Purchasers.

                                (e)           Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                                (f)            Headings. The headings in this Agreement are for convenience of reference only, are not a part of this Agreement and shall not limit or otherwise affect the meaning hereof.

                                (g)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                                (h)           Miscellaneous. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Company and the Purchasers shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

                                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ION MEDIA NETWORKS, INC.

By:/s/ Richard Garcia
Name: Richard Garcia
Title: Chief Financial Officer

[Registration Rights Agreement: 11% Series B Mandatorily Convertible Senior Subordinated Note]

Confirmed and accepted as of the date first above written:

NBC UNIVERSAL, INC.

By: /s/ Lynn A. Calpeter
            Name: Lynn A. Calpeter
            Title: Executive Vice President and Chief Financial Officer

NBC PALM BEACH INVESTMENT I, INC.

By: /s/ Lynn A. Calpeter
            Name: Lynn A. Calpeter
            Title: Vice President and Treasurer

NBC PALM BEACH INVESTMENT II, INC.

By: /s/ Lynn A. Calpeter
            Name: Lynn A. Calpeter
            Title: Vice President and Treasurer

CIG MEDIA LLC

By:    Citadel Limited Partnership, its Manager

By:    Citadel Investment Group, L.L.C., its General Partner

By: /s/ Matthew Hinerfeld
             Name:  Matthew B. Hinerfeld
             Title:    Managing Director and Deputy General Counsel:

[Registration Rights Agreement: 11% Series B Mandatorily Convertible Senior Subordinated Note]